UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.  )
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☐	Definitive Proxy Statement

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Concentrix Corporation (Name of Registrant as Specified in its Charter)

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PRELIMINARY PROXY STATEMENT DATED JUNE 23, 2023 – SUBJECT TO COMPLETION

CONCENTRIX CORPORATION
39899 Balentine Drive
Newark, California 94560
[•], 2023
Dear Stockholders:
You are cordially invited to attend a special meeting of stockholders of Concentrix Corporation, a Delaware corporation (“Concentrix,” “we,” “us” or “our”). The special meeting, which will be held at 10:00 a.m., Eastern Time on [•], [•], 2023, will be completely virtual and conducted via live audio webcast to provide a safe and convenient experience for our stockholders. The matters to be acted upon are described in the Notice of Special Meeting of Stockholders and Proxy Statement. The formal Notice of Special Meeting and the Proxy Statement have been made a part of this invitation.
You will be able to attend the special meeting by visiting www.virtualshareholdermeeting.com/CNXC2023SM and entering the unique 16-digit control number that was included on your proxy card, or the instructions that accompanied your proxy materials. Stockholders will be able to listen, vote, and submit questions during the virtual meeting.
The purpose of the meeting is to consider and vote on proposals relating to the proposed combination with Marnix Lux SA, a public limited liability company (société anonyme) incorporated under the laws of the Grand Duchy of Luxembourg (“Webhelp Parent”), the indirect parent company of Webhelp SAS (collectively referred to with Webhelp Parent and Webhelp Parent’s subsidiaries as “Webhelp”). Regardless of whether you plan to attend the special meeting, we encourage you to vote your shares by mail, by telephone or through the internet following the procedures outlined below.
On March 29, 2023, Concentrix and OSYRIS S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated under the laws of the Grand Duchy of Luxembourg and a direct wholly owned subsidiary of Concentrix (“Purchaser”), entered into a binding put option letter agreement (the “Put Option”) with certain stockholders (the “Beneficiaries”) of Webhelp Parent. Pursuant to the Put Option, Concentrix and Purchaser have committed to acquire (the “Offer”) all of the issued and outstanding capital stock of Webhelp Parent (the “Shares”) from the holders of Webhelp Parent (the “Sellers”), subject to the terms and conditions of the Share Purchase and Contribution Agreement (the “Share Purchase and Contribution Agreement”). Certain required consultation processes with works councils representing certain Webhelp staff in France and the Netherlands were completed in late April 2023. The Beneficiaries collected powers of attorney from 100% of the other Sellers (the “PoAs”) to allow a representative to act on behalf of the Sellers in connection with the execution of the Share Purchase and Contribution Agreement and other related agreements and documents. The date that the Offer expires is June 29, 2023 (the “Expiry Date”). The PoA collection process was completed on May 30, 2023, and on June 2, 2023, the Beneficiaries exercised the Put Option and on June 12, 2023, Concentrix and Webhelp Parent entered into the Share Purchase and Contribution Agreement.
Subject to the terms and conditions of the Share Purchase and Contribution Agreement, Purchaser will acquire (directly and further to a contribution by Concentrix) all of the Sellers’ Shares. The aggregate consideration for the acquisition of the Shares will consist of:
•	€500.0 million in cash, subject to adjustment as set forth in the Share Purchase and Contribution Agreement (the “Closing Cash Payment”);
•
a note issued by Concentrix in execution of a delegation of payment by Purchaser to Concentrix of a portion of the consideration for the Acquired Shares (as defined below) (the “Sellers’ Note” and, together with the Closing Cash Payment, the “Cash Purchase Price”) in the aggregate principal amount of €700.0 million, with a term of two years and bearing interest at a rate of 2% per annum on the unpaid principal outstanding from time to time;

•
14,861,885 shares (the “Closing Shares”) of common stock, par value $0.0001 per share, of Concentrix (“Concentrix common stock”), which, based on the number of shares of Concentrix common stock outstanding as of July 5, 2023 (the “Record Date”), would represent approximately [•]% of the outstanding shares of Concentrix common stock; and

•
the contingent right granted by Purchaser in exchange for the Exchanged Shares (as defined below) to earn an additional 750,000 shares of Concentrix common stock (the “Earnout Shares”) if certain conditions set forth in the Share Purchase and Contribution Agreement occur, including the share price of Concentrix common stock reaching $170.00 per share within seven years from the closing of the Transaction (the “Closing Date”) (based on daily volume weighted average prices measured over a specified period).

On the Closing Date, (i) Purchaser will purchase certain of the Sellers’ Shares (the “Acquired Shares”) in exchange for the Cash Purchase Price, (ii) certain Sellers will contribute certain of their Shares (the “Contributed Shares”) to Concentrix in exchange for the Closing Shares, (iii) the Sellers will transfer and exchange certain of their Shares (the “Exchanged Shares”) to Purchaser in exchange for the contingent right to earn the Earnout Shares, (iv) Concentrix will execute and deliver the Sellers’ Note to the Sellers party thereto in execution of a delegation of payment by Purchaser to Concentrix of a portion of the consideration for the Acquired Shares, and (v) Concentrix will transfer to Purchaser the Contributed Shares (collectively, and together with the other transactions contemplated by the Share Purchase and Contribution Agreement, the “Transaction”). As a result of the Transaction, Purchaser will hold all of the share capital and voting rights of Webhelp Parent on a fully diluted basis, and Webhelp Parent will become a wholly owned subsidiary of Purchaser, which in turn is a wholly owned subsidiary of Concentrix.
As more fully described in the accompanying proxy statement, Concentrix’ stockholders will be asked at the special meeting to approve the issuance of shares of Concentrix common stock in connection with the Transaction.
The proxy statement accompanying this letter provides you with more specific information concerning the special meeting, the Put Option, the Share Purchase and Contribution Agreement, and the Transaction. We encourage you to carefully read the accompanying proxy statement, the Put Option attached as Annex A to the proxy statement, and the Share Purchase and Contribution Agreement attached as Annex B to the proxy statement.
The board of directors of Concentrix (the “Board”) carefully reviewed and considered the terms and conditions of the Share Purchase and Contribution Agreement and the Transaction. The Board (i) determined that the Share Purchase and Contribution Agreement and the Transaction, including the payment of the Cash Purchase Price and issuance of shares of Concentrix common stock in connection with the Transaction, are fair to, and in the best interests of, Concentrix and Concentrix’ stockholders, (ii) approved and declared advisable the Share Purchase and Contribution Agreement and the Transaction, including the payment of the Cash Purchase Price and issuance of shares of Concentrix common stock in connection with the Transaction, on the terms and subject to the conditions set forth in the Share Purchase and Contribution Agreement, (iii) directed that the issuance of shares of Concentrix common stock in connection with the Transaction and on the terms and subject to the conditions set forth in the Share Purchase and Contribution Agreement be submitted to Concentrix’ stockholders for their approval, and (iv) resolved to recommend that Concentrix’ stockholders approve the issuance of shares of Concentrix common stock in connection with the Transaction and on the terms and subject to the conditions set forth in the Share Purchase and Contribution Agreement.
Accordingly, the Board unanimously recommends a vote “FOR” the proposal to approve the issuance of shares of Concentrix common stock in connection with the Transaction (the “Share Issuance Proposal”), and “FOR” the proposal to adjourn the special meeting if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the Share Issuance Proposal (the “Adjournment Proposal”).
In connection with the execution of the Put Option, on March 29, 2023, Concentrix and Webhelp Parent entered into a Voting and Support Agreement (the “Voting Agreement”) with Silver Star Developments Ltd., Peer Developments Ltd., MiTAC Holdings Corporation, and MiTAC International Corporation (collectively, the “Voting Agreement Stockholders”), which collectively owned approximately 15.3% of the total issued and outstanding shares of Concentrix common stock as of such date. Pursuant to the Voting Agreement, the Voting Agreement Stockholders have agreed to vote, or cause the holder of record to vote, in favor of the Share Issuance Proposal and any other matters brought to vote at the special meeting (which will include, in this case, the Adjournment Proposal).

Your vote is important. Whether or not you plan to attend the special meeting and regardless of the number of shares of Concentrix common stock you own, your careful consideration of, and vote on, the Share Issuance Proposal and the Adjournment Proposal are important, and we encourage you to vote promptly. Because both the Share Issuance Proposal and the Adjournment Proposal require the affirmative vote of a majority of shares of Concentrix common stock present at the special meeting, whether via the virtual meeting website or represented by proxy, and entitled to vote on such matter, the failure to vote will have no effect on such proposals.
After reading the accompanying proxy statement, please make sure to vote your shares of Concentrix common stock promptly (1) by completing, signing and dating the accompanying proxy card and returning it in the enclosed prepaid envelope, (2) by telephone or (3) through the internet by following the instructions on the accompanying proxy card. Instructions regarding all three methods of voting are provided on the proxy card. If you hold shares of Concentrix common stock through an account with a bank, broker, trust or other nominee, please follow the instructions you receive from your bank, broker, trust or other nominee to vote your shares.
Your support of and interest in Concentrix Corporation is sincerely appreciated.

Chris Caldwell
Chief Executive Officer
Neither the United States Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the Transaction, passed upon the merits or fairness of the Transaction or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.
The accompanying proxy statement is dated [•], 2023 and is first being mailed to Concentrix’ stockholders on or about [•], 2023.

PRELIMINARY PROXY STATEMENT DATED JUNE 23, 2023 – SUBJECT TO COMPLETION
Concentrix Corporation
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held on [•], 2023
To the Stockholders of Concentrix Corporation:
A special meeting of stockholders of Concentrix Corporation, a Delaware corporation (“Concentrix,” “we,” “us” or “our”), will be held via live webcast on [•], 2023, at 10:00 a.m., Eastern Time. You will be able to attend the special meeting by visiting www.virtualshareholdermeeting.com/CNXC2023SM and entering the unique 16-digit control number that was included on your proxy card, or the instructions that accompanied your proxy materials. Stockholders will be able to listen, vote and submit questions during the virtual meeting. You are welcome to log in as early as 15 minutes before the start time of the special meeting, so that any technical difficulties may be addressed before the special meeting live audio webcast begins. Please note that you will not be able to attend the virtual special meeting in person. We are holding the special meeting for the following purposes:
1.
Issuance of Shares of Concentrix Common Stock. To consider and vote on a proposal to approve the issuance of 15,611,885 shares of common stock, par value $0.0001 per share, of Concentrix (“Concentrix common stock”), which includes 14,861,885 shares of Concentrix common stock to be issued upon the closing of the Transaction in exchange for the capital stock of Marnix Lux SA, a public limited liability company (société anonyme) incorporated under the laws of the Grand Duchy of Luxembourg (“Webhelp Parent”) contributed by the holders of Webhelp Parent (the “Closing Shares”), as well as the contingent right to earn an additional 750,000 shares of Concentrix common stock (the “Earnout Shares”) granted by OSYRIS S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated under the laws of the Grand Duchy of Luxembourg and a direct wholly owned subsidiary of Concentrix, in exchange for certain shares of the capital stock of Webhelp Parent if certain conditions set forth in the Share Purchase and Contribution Agreement occur. This proposal is required for the purposes of complying with the applicable provisions of Nasdaq Listing Rule 5635(a) requiring stockholder approval prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in connection with the acquisition of another company if such securities are not issued in a public offering for cash and (i) the common stock has, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such securities; or (ii) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities (the “Share Issuance Proposal”); and

2.
Adjournment or Postponement of the Special Meeting. To consider and vote on a proposal to adjourn the special meeting to a later date or time if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the Share Issuance Proposal (the “Adjournment Proposal”).

Stockholders of record at the close of business on July 5, 2023 are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements thereof.
For more information concerning the special meeting, the Put Option, the Share Purchase and Contribution Agreement, and the Transaction, please review the accompanying proxy statement and the copy of the Put Option attached as Annex A and the Share Purchase and Contribution Agreement attached as Annex B to the proxy statement.
The Board carefully reviewed and considered the terms and conditions of the Share Purchase and Contribution Agreement and the Transaction. By a unanimous vote, the Board (i) determined that the Share Purchase and Contribution Agreement and the Transaction, including the payment of the Cash Purchase Price and issuance of shares of Concentrix common stock in connection with the Transaction, are fair to, and in the best interests of, Concentrix and Concentrix’ stockholders, (ii) approved and declared advisable the Share Purchase and Contribution Agreement and the Transaction, including the payment of the Cash Purchase Price and issuance of shares of Concentrix common stock in connection with the Transaction, on the terms and subject to the conditions set forth in the Share Purchase and Contribution Agreement, (iii) directed that the issuance of shares of Concentrix common stock in connection with the Transaction and on the terms and subject to the conditions set forth in the Share Purchase and Contribution Agreement be submitted to Concentrix’ stockholders for their approval, and (iv) resolved to recommend that Concentrix’ stockholders approve the issuance of shares of Concentrix common stock in connection with the Transaction and on the terms and subject to the conditions set forth in the Share Purchase and Contribution Agreement.
The Board unanimously recommends that you vote “FOR” the Share Issuance Proposal, and “FOR” the Adjournment Proposal.
To assure that your shares of Concentrix common stock are represented at the special meeting, regardless of whether you plan to attend the special meeting, please fill in your vote, sign and mail the enclosed proxy card as soon as possible. We have enclosed a return envelope, which requires no postage if mailed in the United States.
Alternatively, you may vote by telephone or through the internet. Instructions regarding each of the methods of voting are provided on the enclosed proxy card. If you are voting by telephone or through the internet, then your voting instructions must be received by 11:59 p.m., Eastern Time on [•], 2023 for shares held directly and by 11:59 p.m., Eastern Time on [•], 2023 for shares held in Concentrix' 401(k) plan. Your proxy is being solicited by the Board.
If you have any questions about the Transaction or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card, please contact:
Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, New York 10022
Stockholders may call toll-free: (877) 750-0831
Banks and Brokers may call collect: (212) 750-5833
If you fail to return your proxy, vote by telephone or through the internet or attend the special meeting, your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and will have no effect on the approval of the Share Issuance Proposal or the Adjournment Proposal.
By Order of the Board of Directors,

Jane C. Fogarty
Executive Vice President, Legal and Corporate Secretary
[•], 2023
Newark, California
Please Vote—Your Vote is Important

i

ii

SUMMARY TERM SHEET
This summary highlights certain information in this proxy statement but may not contain all of the information that may be important to you. You should carefully read the entire proxy statement and the attached Annexes and the other documents to which this proxy statement refers you for a more complete understanding of the matters being considered at the special meeting. In addition, this proxy statement incorporates by reference important business and financial information about Concentrix Corporation. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions in the section entitled “Where You Can Find More Information.” Unless the context otherwise indicates, we refer to Concentrix Corporation as “Concentrix,” “we,” “us” or “our.”
The Parties
Concentrix Corporation
Concentrix, a Delaware corporation, is a leading global provider of Customer Experience (“CX”) solutions and technology that help iconic and disruptive brands drive deep understanding, full lifecycle engagement, and differentiated experiences for their end-customers around the world. Concentrix provides end-to-end capabilities, including CX process optimization, technology innovation and design engineering, front- and back-office automation, analytics and business transformation services to clients in five primary industry verticals. Concentrix’ primary verticals are technology and consumer electronics, retail, travel and e-commerce, communications and media, banking, financial services and insurance, and healthcare.
Concentrix’ principal executive offices are located at 39899 Balentine Drive, Suite 235, Newark, California 94560, and its telephone number is +1 (800) 747-0583.
OSYRIS S.à r.l.
OSYRIS S.à r.l. is a private limited liability company (société à responsabilité limitée) incorporated under the laws of the Grand Duchy of Luxembourg and a direct wholly owned subsidiary of Concentrix. OSYRIS S.à r.l. has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the Transaction.
OSYRIS S.à r.l.’s principal executive offices are located at 63-65, rue de Merl, L-2146 Luxembourg, Grand Duchy of Luxembourg and its telephone number is +352 22 72 36 705.
Marnix Lux SA
Marnix Lux SA is a public limited liability company (société anonyme) incorporated under the laws of the Grand Duchy of Luxembourg and the parent company of Webhelp SAS.
The principal executive offices of Marnix Lux SA are located at 2, rue Edward Steichen, L-2540 Luxembourg, Grand-Duchy of Luxembourg and its telephone number is +352 284 806 84 – 100.
Seller Representatives
Sandrine Asseraf is the representative of the PoA Sellers (as defined in the Share Purchase and Contribution Agreement). Sandrine Asseraf is the general counsel of Webhelp SAS. Her principal executive office is located at 3-5, rue d’Héliopolis, 75017 Paris, France and her telephone number is +33 1 44 40 33 40.
Priscilla Maters is the representative of Frédéric Jousset and the Sellers affiliated with GBL (as defined below). Priscilla Maters is the general counsel of GBL. Her principal executive office is located at Avenue Marnix 24, 1000 Brussels, Belgium and her telephone number is +32 2 289 17 52.
Sapiens S.à r.l. is the representative of the Non-PoA Sellers (as defined in the Share Purchase and Contribution Agreement). Its principal executive offices are located at 19-21 Route d’Arlon, 8009 Strassen, Grand Duchy of Luxembourg, and its telephone number is +352 263 849.

Sellers
Groupe Bruxelles Lambert
Founded in 1906, Groupe Bruxelles Lambert SA, a public limited liability company (société anonyme) incorporated under the laws of Belgium (“GBL”), is an established investment holding company listed on the Euronext Brussels, with a net asset value of €19 billion and a market capitalization of €12 billion at the end of March 2023. GBL is focused on long-term value creation and relying on a stable and supportive family shareholder base.
GBL is incorporated in Belgium. Its principal executive offices are located at Avenue Marnix 24, 1000 Brussels, Belgium, and its telephone number is +32 2 289 17 52. GBL’s website address is www.gbl.be. Information contained on GBL’s website does not constitute part of this proxy statement. GBL’s stock is publicly traded on the Euronext Brussels, under the ticker symbol “GBLB BB.”
Sapiens S.à r.l.
Sapiens S.à r.l., a private limited liability company (société à responsabilité limitée) organized under the Laws of the Grand Duchy of Luxembourg, whose registered office is at 19-21, route d’Arlon, L-8009 Strassen, Grand Duchy of Luxembourg, registered with the Luxembourg Register of Commerce and Companies (Registre de Commerce et des Sociétés, Luxembourg) under number B235895, is controlled and managed by affiliates of GBL. Its principal executive offices are located at 19-21, route d’Arlon, L-8009 Strassen, Grand Duchy of Luxembourg, and its telephone number is +352 263 849.
FINPAR V
FINPAR V, a société à responsabilité limitée organized under the laws of Belgium, whose registered office is located at Avenue Marnix 24, 1000 Brussels, Belgium, registered under corporate number 0746.527.143, is controlled and managed by affiliates of GBL. Its principal executive offices are located at Avenue Marnix 24, 1000 Brussels, Belgium, and its telephone number is +32 2 289 17 52.
FINPAR VI
FINPAR VI, a société à responsabilité limitée organized under the laws of Belgium, whose registered office is located at Avenue Marnix 24, 1000 Brussels, Belgium, registered under corporate number 0758.452.601, is controlled and managed by affiliates of GBL. Its principal executive offices are located at Avenue Marnix 24, 1000 Brussels, Belgium, and its telephone number is +32 2 289 17 52.
Olivier Duha
Olivier Duha is the Co-Founder and Chief Executive Officer of Webhelp SAS. His principal executive office is located at 3-5, rue d’Héliopolis, 75017 Paris, France and his telephone number is +33 1 86 64 02 50.
MONTANA
Montana, a société simple, organized under the Laws of Belgium, whose registered office is located at 22, rue Jean-Baptiste Meunier, 1050 Brussels, Belgium, registered under the corporate number 0786.381.176 is controlled by Olivier Duha. Its principal executive office is located at 12, Place Vendôme, 75001 Paris, France and its telephone number is +33 1 86 64 02 50.
LIBERTY MANAGEMENT
Liberty Management, a société à responsabilité limitée, organized under the laws of Belgium, whose registered office is located at 22, rue Jean-Baptiste Meunier, 1050 Brussels, Belgium, registered under the corporate number 0655.770.082 (“Liberty Management”), is controlled by Olivier Duha. Its principal executive office is located at 12, Place Vendôme, 75001 Paris, France and its telephone number is +33 1 86 64 02 50.
Frédéric Jousset
Frédéric Jousset is the Co-Founder and a major shareholder of Webhelp SAS. His principal executive office is located at 4 rue Francois Bellot, 1206 Geneva, Switzerland and his telephone number is +41 79 10 44 401.

The Special Meeting
A special meeting of our stockholders will be held via live webcast on [•], 2023, at 10:00 a.m., Eastern Time. You will be able to attend the special meeting by visiting www.virtualshareholdermeeting.com/CNXC2023SM and entering the unique 16-digit control number that was included on your proxy card, or the instructions that accompanied your proxy materials. Stockholders will be able to listen, vote, and submit questions during the virtual meeting. Please note that you will not be able to attend the virtual special meeting in person. At the special meeting, you will be asked to vote for the proposal to approve the issuance of shares of Concentrix common stock in connection with the Transaction (the “Share Issuance Proposal”) and the proposal to adjourn the special meeting if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the Share Issuance Proposal (the “Adjournment Proposal”). See the section entitled “The Special Meeting” for additional information on the special meeting, including how to vote your shares of Concentrix common stock.
The Transaction
On March 29, 2023, Concentrix and OSYRIS S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated under the laws of the Grand Duchy of Luxembourg and a direct wholly owned subsidiary of Concentrix (“Purchaser”), entered into a binding put option letter agreement (the “Put Option”) with certain stockholders (the “Beneficiaries”) of Marnix Lux SA, a public limited liability company (société anonyme) incorporated under the laws of the Grand Duchy of Luxembourg (“Webhelp Parent”), the indirect parent company of Webhelp SAS (collectively referred to with Webhelp Parent and Webhelp Parent’s subsidiaries as “Webhelp”). Pursuant to the Put Option, Concentrix and Purchaser have committed to acquire all of the issued and outstanding capital stock of Webhelp Parent (the “Shares”) from the holders of Webhelp Parent (the “Sellers”), subject to the terms and conditions of the Share Purchase and Contribution Agreement (the “Share Purchase and Contribution Agreement”). For additional information about the Put Option, see the section entitled “The Put Option” and Annex A to this proxy statement.
Concentrix entered into the Share Purchase and Contribution Agreement with Webhelp Parent on June 12, 2023. Under the terms of the Share Purchase and Contribution Agreement and subject to the satisfaction or waiver of specified conditions, Concentrix will acquire Webhelp Parent and all of its subsidiaries through the purchase of 100% of the Sellers’ Shares. The Sellers will transfer to Purchaser certain of their Shares (the “Acquired Shares”) in exchange for the Cash Purchase Price (as defined below), will contribute certain of their Shares (the “Contributed Shares”) to Concentrix in exchange for the issuance of Concentrix common stock (the “Closing Shares”), and will transfer certain of their Shares (the “Exchanged Shares” and together with the Acquired Shares and the Contributed Shares, the “Transferred Shares”) in exchange for the contingent right to earn an additional 750,000 shares of Concentrix common stock (the “Earnout Shares”). Immediately following the closing of the Transaction, Webhelp Parent will become a wholly owned subsidiary of Purchaser, which in turn is a wholly owned subsidiary of Concentrix. For additional information about the Share Purchase and Contribution Agreement, see the section entitled “Share Purchase and Contribution Agreement” and Annex B to this proxy statement.
Stockholders Entitled to Vote
You may vote at the special meeting if you were a holder of record of shares of Concentrix common stock as of the close of business on July 5, 2023, which is the record date for the special meeting (the “Record Date”). You will be entitled to one vote for each share of Concentrix common stock that you owned on the Record Date. As of the Record Date, there were [•] shares of Concentrix common stock issued and outstanding and entitled to vote at the special meeting.
How to Vote
Stockholders of record have a choice of voting (i) by following the Internet voting instructions described in the proxy card, (ii) by following the telephone voting instructions described in the proxy card, (iii) by completing, dating, signing and returning a proxy card in the accompanying postage-prepaid return envelope or (iv) at the special meeting by visiting www.virtualshareholdermeeting.com/CNXC2023SM and entering the unique 16-digit control number that was included on your proxy card, or the instructions that accompanied your proxy materials.

Stockholders will be able to listen, vote and submit questions during the virtual meeting. The telephone and internet voting facilities for stockholders of record will close at 11:59 p.m., Eastern Time on [•], 2023 for shares held directly and at 11:59 p.m., Eastern Time on [•], 2023 for shares held in Concentrix' 401(k) plan.
If you hold your shares of Concentrix common stock in a brokerage account or through a bank, trust or other nominee, your broker, bank, trust or other nominee is considered the “stockholder of record” and you are considered the “beneficial owner” of the shares. In this case, your broker, bank, trust or other nominee is responsible for providing you with instructions on how to vote. If you are a beneficial owner and want to vote your shares of Concentrix common stock at the virtual meeting, you will need the unique 16-digit control number that appears on the instructions that accompanied the proxy materials that you received.
For additional information regarding the procedure for delivering your proxy, see the sections entitled “The Special Meeting—How to Vote” and “The Special Meeting—Solicitation of Proxies.”
Recommendation of the Board; Reasons for Recommendation
After careful consideration, Concentrix’ board of directors (the “Board”) unanimously (i) determined that the Share Purchase and Contribution Agreement and the Transaction, including the issuance of shares of Concentrix common stock in connection with the Transaction, are fair to, and in the best interests of, Concentrix and Concentrix’ stockholders, (ii) approved and declared advisable the Share Purchase and Contribution Agreement and the Transaction, including the issuance of shares of Concentrix common stock in connection with the Transaction, on the terms and subject to the conditions set forth in the Share Purchase and Contribution Agreement, (iii) directed that the issuance of shares of Concentrix common stock in connection with the Transaction be submitted to Concentrix’ stockholders for their approval, and (iv) resolved to recommend that stockholders of Concentrix approve the issuance of shares of Concentrix common stock in connection with the Transaction on the terms and subject to the conditions set forth in the Share Purchase and Contribution Agreement.
Accordingly, the Board unanimously recommends that you vote “FOR” the Share Issuance Proposal and “FOR” the Adjournment Proposal.
For a discussion of the material factors considered by the Board in reaching its conclusions, see the section entitled “The Transaction—Reasons for Recommending the Share Issuance.”
Voting Agreement
In connection with the execution of the Put Option, on March 29, 2023, Concentrix and Webhelp Parent entered into a Voting and Support Agreement (the “Voting Agreement”) with Silver Star Developments Ltd., Peer Developments Ltd., MiTAC Holdings Corporation, and MiTAC International Corporation (collectively, the “Voting Agreement Stockholders”), which collectively owned approximately 15.3% of the total issued and outstanding shares of Concentrix common stock as of such date. Pursuant to the Voting Agreement, the Voting Agreement Stockholders have agreed to vote, or cause the holder of record to vote, in favor of the Share Issuance Proposal and any other matters brought to vote at the special meeting (which will include, in this case, the Adjournment Proposal).
For additional information, see the section entitled “The Voting Agreement” and Annex C to this proxy statement.
Investor Rights Agreement
In connection with the proposed Transaction, on March 29, 2023, Concentrix entered into an Investor Rights Agreement (the “Investor Rights Agreement”) with certain stockholders of Webhelp Parent, including Frédéric Jousset, the Co-Founder of Webhelp, and certain affiliates of GBL and Olivier Duha, the Co-founder and Chief Executive Officer of Webhelp (the “Major Webhelp Stockholders”). The Investor Rights Agreement, among other things, provides that following the closing of the Transaction, GBL shall have the right to nominate a certain number of directors, depending on the percentage of the outstanding shares of Concentrix common stock held by GBL, Olivier Duha, or certain of their affiliates. The Investor Rights Agreement also contains registration rights for the Major Webhelp Stockholders.
For additional information, see the section entitled “The Investor Rights Agreement” and Annex D to this proxy statement.

Opinion of J.P. Morgan Securities LLC
At the Board meeting on March 29, 2023, J.P. Morgan Securities LLC (“J.P. Morgan”) rendered its oral opinion to the Board that, as of such date and based upon and subject to the factors and assumptions set forth in its opinion, the consideration to be paid by Concentrix and Purchaser in the proposed Transaction was fair, from a financial point of view, to Concentrix. J.P. Morgan has confirmed its March 29, 2023 oral opinion by delivering its written opinion, dated March 29, 2023 (the “Opinion”), to the Board, that, as of such date, the consideration to be paid by Concentrix and Purchaser in the proposed Transaction was fair, from a financial point of view, to Concentrix.
The full text of the Opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached as Annex E to this proxy statement and is incorporated herein by reference. The summary of the Opinion entitled “The Transaction—Opinion of J.P. Morgan Securities LLC” set forth in this proxy statement is qualified in its entirety by reference to the full text of the Opinion. Concentrix’ stockholders are urged to read the Opinion in its entirety. The Opinion was addressed to the Board (in its capacity as such) in connection with and for the purposes of its evaluation of the proposed Transaction and was directed only to the consideration to be paid by Concentrix and Purchaser in the proposed Transaction and did not address any other aspect of the Transaction. J.P. Morgan expressed no opinion as to the fairness of the consideration to the holders of any class of securities, creditors or other constituencies of Concentrix or as to the underlying decision by Concentrix to engage in the proposed Transaction. The issuance of the Opinion was approved by a fairness committee of J.P. Morgan. The Opinion does not constitute a recommendation to any stockholder of Concentrix as to how such stockholder should vote with respect to the proposed Transaction or any other matter.
For additional information, see the section entitled “The Transaction—Opinion of J.P. Morgan Securities LLC” and Annex E to this proxy statement.
Certain Effects of the Transaction
Subject to the terms and conditions of the Share Purchase and Contribution Agreement, Purchaser will acquire Webhelp Parent and all of its subsidiaries through the acquisition (directly and further to a contribution by Concentrix) of 100% of the Sellers’ Shares, and immediately following the closing of the Transaction, Webhelp Parent will become a wholly owned subsidiary of Purchaser, which in turn is a wholly owned subsidiary of Concentrix.
If the Transaction is completed, the aggregate consideration for the Transaction will consist of (i) the Cash Purchase Price, (ii) the Closing Shares, which, based on the number of shares of Concentrix common stock outstanding as of the Record Date, would represent approximately [•]% of the outstanding shares of Concentrix common stock, and (iii) the contingent right granted by Purchaser in exchange for the Exchanged Shares to earn additional Earnout Shares if certain conditions set forth in the Share Purchase and Contribution Agreement occur, including the share price of Concentrix common stock reaching $170.00 per share within seven years from the closing of the Transaction (the “Closing Date”) (based on daily volume weighted average prices measured over a specified period) (collectively, the “Transaction Consideration”).
Consequences if the Transaction is Not Completed
If the Share Issuance Proposal is not approved by Concentrix’ stockholders or if the Transaction is not completed for any other reason, the Share Purchase and Contribution Agreement will be void and have no effect, and there will not be any liability or obligation on the part of any party, except that:
•
no termination will relieve any party from liability for any material breach of a representation, warranty, agreement or covenant, an action or omission where the breaching party knows such action or omission is a breach of such representation, warranty, agreement or covenant of the Share Purchase and Contribution Agreement (a “Willful Breach”) or any deliberate, intentional or knowing fraud of any party with respect to a representation made by such party (“Fraud”);

•	no termination will affect the obligations of the parties contained in the confidentiality agreement between Concentrix and Webhelp Parent; and
•
certain other provisions of the Share Purchase and Contribution Agreement, including provisions with respect to the allocation of fees and expenses, including, if applicable, the termination fees described below, will survive such termination.

If the Share Purchase and Contribution Agreement is terminated because (i) the Board fails to approve or withdraws its approval of the Transaction or fails to recommend that stockholders of Concentrix approve the issuance of shares of Concentrix common stock in connection with the Transaction on the terms and subject to the conditions set forth in the Share Purchase and Contribution Agreement or (ii) Concentrix breaches its covenant not to solicit an alternative acquisition proposal of Concentrix or its subsidiaries, each of the foregoing more fully described in the sections entitled “The Share Purchase and Contribution Agreement—Covenants and Agreements—No Solicitation; —Change of Recommendation,” Concentrix is required to pay Webhelp Parent a termination fee of $110.0 million, and in the event the Share Purchase and Contribution Agreement is terminated because the approval of Concentrix’ stockholders shall not have been obtained, or certain other events, Concentrix is required to reimburse Webhelp Parent for their reasonable costs and expenses incurred by Webhelp Parent directly related to the Transaction of up to $31.0 million. For additional information, see the section entitled “The Share Purchase and Contribution Agreement—Termination Fees.”
Regulatory Approvals
Under the Share Purchase and Contribution Agreement, the respective obligations of Concentrix and Webhelp Parent to complete the Transaction are subject to, among other things, (i) the expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) (together with such expiration or termination, the “HSR Act Clearance”) and (ii) the filing, consent, clearance, authorization or approval pursuant to certain other merger control and regulatory laws (the “required filings” and “required consents”). Concentrix and Webhelp Parent filed the required forms under the HSR Act with the Antitrust Division of the Federal Trade Commission (“FTC”) on April 13, 2023. The waiting period under the HSR Act expired at 11:59 p.m., Eastern Time on May 15, 2023.
For a description of Concentrix’ and Webhelp Parent’s respective obligations under the Share Purchase and Contribution Agreement with respect to regulatory approvals, see the section entitled “The Share Purchase and Contribution Agreement—Covenants and Agreements—Efforts to Complete the Transaction.”
Conditions to the Transaction
The obligations of each of Concentrix, Purchaser, and Webhelp Parent to complete the Transaction are subject to satisfaction of various conditions, including (i) the completion of the required works councils consultations, which was completed in late April 2023, (ii) the approval by Concentrix’ stockholders of the issuance of shares of Concentrix common stock in connection with the Transaction shall have been obtained, (iii) the HSR Act Clearance, which was completed on May 15, 2023, and the filing, consent, clearance, authorization or approval pursuant to other merger control and regulatory laws, (iv) no law, order, injunction or decree will be in effect that prevents, makes illegal or prohibits the Transaction, and (v) the Concentrix common stock issued in the Transaction will have been approved for listing on the Nasdaq Stock Market (“Nasdaq”).
For additional information, see the section entitled “The Share Purchase and Contribution Agreement—Conditions to the Transaction.”
Financing
Concentrix estimates that the total amount of funds necessary to pay the cash portion of the Transaction Consideration and related transaction fees and expenses will be approximately $550.0 million, which amount is subject to adjustment as further described in “The Share Purchase and Contribution Agreement—Transaction Consideration.” In addition, Concentrix anticipates that the total amount of funds necessary to pay, repay, or refinance, as applicable, certain existing indebtedness of Webhelp Parent and its subsidiaries will be approximately €1,550 million (the “Acquisition-Related Cash Costs”). These Acquisition-Related Cash Costs will be funded through a combination of (i) the delayed draw term loans established pursuant to the Restated Credit Agreement (defined below), (ii) cash on hand and (iii) proceeds from other financings or offerings of debt securities that Concentrix intends to obtain in lieu of borrowing under the Acquisition Tranche of the Bridge Facility (as defined below) (or, to the extent such proceeds are not sufficient to meet the Acquisition-Related Cash Costs in full, borrowings under the Acquisition Tranche of the Bridge Facility). Remaining amounts under any available financing sources after application of the proceeds on the Closing Date will be used for general corporate purposes.

To provide the debt financing required by Concentrix to consummate the Transaction, Concentrix entered into a commitment letter dated March 29, 2023 (the “Bridge Commitment Letter”) under which JPMorgan Chase Bank, N.A. (“JPMorgan Chase”) and certain other financing institutions joining thereto pursuant to the terms thereof initially committed to provide an aggregate principal amount of $4.29 billion of senior term bridge loans and $1.0 billion in senior revolving credit commitments. The availability of these amounts was, and continues to be, subject to reduction in connection with certain Permanent Financings (as defined below) pursuant to the terms set forth in the Bridge Commitment Letter (the commitments pursuant to the Bridge Commitment Letter, the “Bridge Facility”). The Bridge Facility originally consisted of three different tranches of senior loans: the first tranche (the “Term Loan Amendment Tranche”) was for a $1.85 billion senior term loan; the second tranche (the “Revolver Amendment Tranche”) was for a $1.0 billion senior revolving credit facility; and the third tranche (the “Acquisition Tranche”) was for a $2.44 billion senior term loan. The incurrence of the acquisition-related indebtedness that would be funded by the Acquisition Tranche of the Bridge Facility (or permanent financing in lieu thereof) and by the Sellers’ Note was not permitted under Concentrix’ prior credit agreement dated as of October 16, 2020, among Concentrix, the guarantors party thereto, the lenders party thereto and Bank of America, N.A., as administrative agent. Therefore, on April 21, 2023, Concentrix entered into an Amendment and Restatement Agreement (the “Amendment Agreement”) with the lenders party thereto, JPMorgan Chase and Bank of America, N.A. in order to amend and restate Concentrix’ prior credit agreement (as amended and restated, the “Restated Credit Agreement”). As a result of having entered into the Amendment Agreement, among other things, Concentrix obtained requisite lender consent to incur acquisition-related indebtedness, and pursuant to the terms of the Bridge Commitment Letter, the commitments with respect to the Term Loan Amendment Tranche and the Revolver Amendment Tranche of the Bridge Facility were reduced to zero. Due to the termination of both the Term Loan Amendment Tranche and the Revolver Amendment Tranche of the Bridge Facility, only the Acquisition Tranche of the Bridge Facility remains outstanding in the amount described below. If utilized, as further described below, the proceeds of the Acquisition Tranche of the Bridge Facility would be used to fund a portion of the Acquisition-Related Cash Costs.
The Restated Credit Agreement provides for the extension of a senior unsecured revolving credit facility not to exceed an aggregate principal amount of $1.0425 billion. The Restated Credit Agreement also provides for a senior unsecured term loan facility in an aggregate principal amount not to exceed approximately $2.1447 billion, of which $1.85 billion is presently outstanding and approximately $294.7 million of which is available to be drawn on a delayed draw basis to consummate the Transaction (the “Delayed Draw Term Loans”). As a result of having obtained commitments for the Delayed Draw Term Loans, the commitments under the Acquisition Tranche of the Bridge Facility were reduced by a like amount. The commitments with respect to the Delayed Draw Term Loans are available to be drawn in a single funding and are subject to customary conditions, including the substantially concurrent closing of the Transaction. The borrower under the Restated Credit Agreement is Concentrix and JPMorgan Chase is the administrative agent. The Restated Credit Agreement is unsecured and as a result, pursuant to the terms of the Bridge Commitment Letter, the Acquisition Tranche of the Bridge Facility, if funded, would be unsecured as well.
At this time, Concentrix has not yet determined whether the remaining commitments under the Acquisition Tranche of the Bridge Facility will be required to provide the necessary debt financing for the proposed Transaction because such determination will be dependent on future market conditions. Concentrix intends to issue debt securities in lieu of utilizing the Acquisition Tranche of the Bridge Facility; however, there is no assurance that such alternative arrangements will be available on acceptable terms or at all. If the Acquisition Tranche of the Bridge Facility is utilized there can be no assurance that any replacement or supplemental financing in lieu of or to refinance the Acquisition Tranche of the Bridge Facility will be available to Concentrix on acceptable terms or at all. Concentrix’ ability to obtain additional debt financing, including financing to refinance, replace or supplement the Acquisition Tranche of the Bridge Facility, will be subject to various factors, including market conditions and Concentrix’ business performance.
The funding under the Acquisition Tranche of the Bridge Facility Letter and of the Delayed Draw Term Loans under the Restated Credit Agreement, as applicable, are subject to customary closing conditions, including conditions that do not relate directly to the conditions to closing in the Share Purchase and Contribution Agreement.
Until the earlier of the closing or the valid termination of the Share Purchase and Contribution Agreement in accordance therewith, Concentrix has agreed to use its commercially reasonable efforts to take, or cause to be taken, all actions necessary, advisable and proper in connection with the arrangement, marketing and consummation of a substitute or replacement financing in lieu of all or any portion of the financing contemplated by the Bridge Commitment Letter, which may include the issuance of debt securities and/or the incurrence of other long-term debt financing by Concentrix (such debt securities and/or other long-term debt financing, the “Permanent Financing”). Furthermore, in the event any funds required to satisfy the Transaction uses become unavailable on the terms and conditions contemplated in the Bridge Commitment Letter or upon execution thereof, the definitive agreements related to the financing contemplated by the Bridge Commitment Letter or the Permanent Financing (the “Financing Agreements”), Concentrix has agreed to use commercially reasonable efforts to obtain additional funds (the “Alternative Financing”) in an amount sufficient to allow it to satisfy the Transaction uses, and to obtain a new financing commitment that provides for such funds on terms and conditions reasonably acceptable to Concentrix and Webhelp Parent (the “Alternative Commitment Letter”).
For more information, see the section entitled “The Share Purchase and Contribution Agreement—Financing.”
No Solicitation
As more fully described in this proxy statement and in the Share Purchase and Contribution Agreement, Concentrix agreed to cease discussions or negotiations with any other person with respect to any alternative acquisition proposal of Concentrix or its subsidiaries and to request the return or destruction of any confidential information previously delivered to any such person.
Each of Concentrix and Purchaser have agreed that it will not, and will cause each of its subsidiaries and other respective representatives not to, directly or indirectly:
•
solicit, propose, initiate or knowingly facilitate any inquiries or proposals with respect to any alternative acquisition proposal or any inquiry proposal or offer that is reasonably likely to lead to any alternative transaction;

•	engage or participate in any negotiations with any person concerning any alternative acquisition proposal;
•	provide any confidential or nonpublic information or data to, or have or participate in any discussions with any person relating to any alternative acquisition proposal;
•
approve or enter into any acquisition agreement, term sheet, letter of intent, memorandum of understanding or other similar agreement in connection with or relating to any alternative acquisition proposal (unless the Share Purchase and Contribution Agreement has been terminated);

•
grant any waiver amendment or release under any standstill or confidentiality agreement or any takeover statute (other than to the extent the Board determines in good faith after consultation with outside counsel) that failure to take any of such actions would reasonably be expected (after consultation with outside legal counsel) to be inconsistent with its fiduciary duties under applicable law; or

•	agree, approve, recommend or propose to do any of the foregoing.
If, prior to the receipt of Concentrix’ stockholder approval, Concentrix receives a bona fide written alternative acquisition proposal not solicited in violation of its non-solicitation obligations under the Share Purchase and Contribution Agreement, Concentrix may furnish confidential or nonpublic information to, and participate in such negotiations or discussions with, the person making the alternative acquisition proposal, if the Board concludes in good faith, after consulting with such outside advisors as it determines in good faith to be reasonably necessary, that taking such actions would be required to comply with its fiduciary duties and such alternative acquisition proposal constitutes or is reasonably likely to lead to a superior acquisition proposal. Before furnishing any such confidential or nonpublic information, Concentrix shall enter into a confidentiality agreement with the person making such alternative acquisition proposal that contains terms that are not materially less restrictive to the other party than those contained in the confidentiality agreement between Concentrix and Webhelp Parent are to Concentrix.
For additional information, see the section entitled “The Share Purchase and Contribution Agreement—Covenants and Agreements—No Solicitation.”

Termination of the Share Purchase and Contribution Agreement
The Share Purchase and Contribution Agreement may be terminated at any time prior to the effective time of the Transaction by mutual written agreement of Concentrix and the Seller Representatives. The Share Purchase and Contribution Agreement may also be terminated by either Concentrix or the Seller Representatives if:
•
the Transaction has not occurred on or before 5:00 p.m., Eastern Time on the outside date of March 29, 2024, except that, if on the outside date, all of the closing conditions described under “—Conditions to the Transaction” have been satisfied or duly waived by all parties entitled to the benefit thereof except for closing conditions regarding the existence of a legal restraint or HSR Act Clearance or a required regulatory approval, the outside date will automatically be extended to June 29, 2024, and if such circumstances, solely with respect to certain additional foreign direct investment filings, continue to exist on such extended outside date, a party may then further extend the outside date to September 29, 2024, and if such circumstances, solely with respect to certain additional foreign direct investment filings, continue to exist on such extended outside date, a party may then further extend the outside date to December 29, 2024, except that no party may extend the outside date as described in this bullet point if the failure of the Transaction to occur on or by the outside date was principally caused by such party’s failure to perform or observe any of its obligations, covenants or agreements under the Share Purchase and Contribution Agreement;

•
any legal restraint, including the denial of any required regulatory approval, is in effect that has become final and nonappealable, except that no party may terminate the Share Purchase and Contribution Agreement as described in this bullet point if the existence of such legal restraint was principally caused by such party’s failure to perform or observe any of its obligations, covenants or agreements under the Share Purchase and Contribution Agreement;

•	Concentrix’ stockholders fail to approve the Share Issuance Proposal;
•
if the other party has breached any of the obligations, covenants or agreements, or representations or warranties of the other party, such that if that breach was in effect as of the closing, the other party would not be able to satisfy it closing conditions described under “The Share Purchase and Contribution Agreement—Conditions to the Transaction,” and the breach is not curable or the other party did not cure such breach, subject to certain exceptions; or

•	if the Board has made a change of recommendation as described under the section entitled “The Share Purchase and Contribution Agreement—Change of Recommendation.”
The Share Purchase and Contribution Agreement may be terminated by the Seller Representatives in the event that Concentrix willfully and materially breaches its non-solicitation obligations.
The Share Purchase and Contribution Agreement may be terminated by Concentrix, at any time prior to obtaining Concentrix’ stockholder approval, in order to accept a superior acquisition proposal in accordance with, and subject to the terms and conditions of, the provisions described under “The Share Purchase and Contribution Agreement—Covenants and Agreements—No Solicitation; —Change of Recommendation.”
Termination Fees
Upon termination of the Share Purchase and Contribution Agreement under specified circumstances, Concentrix or Webhelp Parent must pay the other party a termination fee or reimburse the other party for its reasonable fees, costs and other expenses directly related to the Transaction. These payments are each party’s sole and exclusive remedy, except in the case of a Willful Breach, for any claims arising out of the Share Purchase and Contribution Agreement together with any costs and expenses incurred by the relevant party in enforcing payment of such termination fee. In no event will Concentrix or Webhelp Parent be required to pay to the other party more than one termination fee. For additional information, see the section entitled “The Share Purchase and Contribution Agreement—Termination Fees.”

Comparison of Rights of Concentrix’ Stockholders and Webhelp Parent’s Shareholders
Webhelp Parent’s shareholders will have different rights once they become stockholders of Concentrix due to differences between the organizational documents of Concentrix and Webhelp Parent and differences between Delaware law, under which Concentrix is incorporated, and Luxembourg law, under which Webhelp Parent is incorporated. These differences are described in more detail under “Comparison of Rights of Concentrix’ Stockholders and Webhelp Parent’s Shareholders.”
Additional Information
You can find more information about Concentrix in the periodic reports and other information Concentrix files with the U.S. Securities and Exchange Commission (the “SEC”). The information is available at the SEC’s public reference facilities and at the website maintained by the SEC at www.sec.gov.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE TRANSACTION
The following questions and answers are intended to briefly address some commonly asked questions regarding the special meeting of stockholders and the Transaction. These questions and answers do not address all questions that may be important to you as a stockholder of Concentrix. Please refer to the more detailed information contained elsewhere in this proxy statement, the Annexes to this proxy statement and the documents referred to in this proxy statement.
Q:	What is the Transaction?
A:
On March 29, 2023, Concentrix and Purchaser entered into the Put Option with the Beneficiaries. Pursuant to the Put Option, Concentrix and Purchaser have committed to acquire all of the Shares from the Sellers, subject to the terms and conditions of the Share Purchase and Contribution Agreement.

Concentrix entered into the Share Purchase and Contribution Agreement with Webhelp Parent on June 12, 2023. Under the terms of the Share Purchase and Contribution Agreement and subject to the satisfaction or waiver of specified conditions, Concentrix will acquire Webhelp Parent and all of its subsidiaries through the direct and indirect (through Purchaser) acquisition of 100% of the Sellers’ Shares. The Sellers will transfer to Purchaser certain of their shares in exchange for the Cash Purchase Price, will contribute the Contributed Shares to Concentrix in exchange for the issuance of the Closing Shares, and will transfer the Exchanged Shares in exchange for the contingent right to earn additional Earnout Shares. Immediately following the closing of the Transaction, Webhelp Parent will become a wholly owned subsidiary of Purchaser, which in turn is a wholly owned subsidiary of Concentrix.
Q:	Why am I receiving this proxy statement?
A:
You are receiving this proxy statement in connection with the solicitation of proxies by the Board with respect to the issuance of shares of Concentrix common stock in connection with the Transaction and other matters to be considered at the special meeting. These materials will help you decide how to vote your shares of common stock with respect to the matters related to the Transaction to be considered at the special meeting.

Concentrix is holding a virtual special meeting of its stockholders to vote on the proposals necessary to complete the Transaction. Information about the special meeting, the Transaction, the Share Purchase and Contribution Agreement and the other business to be considered by stockholders at the special meeting is contained in this proxy statement.
Q:	What will the Sellers receive in the Transaction?
A:
Sellers have agreed to sell their Acquired Shares in exchange for the Closing Cash Payment and the Sellers’ Note. Certain Sellers (“Contributed Sellers”) have agreed to contribute the Contributed Shares to Concentrix in exchange for the Closing Shares. Sellers have also agreed to transfer the Exchanged Shares in exchange for a right to receive additional Earnout Shares if certain conditions set forth in the Share Purchase and Contribution Agreement occur, including the share price of Concentrix common stock reaching $170.00 per share within seven years from the Closing Date. For further information, see the section entitled “The Share Purchase and Contribution Agreement—Transaction Consideration.”

Q:	How will Concentrix pay the cash component of the Transaction Consideration?
A:
Concentrix’ obligation to complete the Transaction is not conditioned upon obtaining financing. The Closing Cash Payment of €500.0 million will be paid from cash on hand, the proceeds from a debt offering prior to the closing, and/or term loans borrowed immediately prior to the closing.

Q:	What equity stake will the Sellers hold in Concentrix immediately following the Transaction?
A:
Upon the completion of the Transaction, the number of shares of Concentrix common stock issuable at closing as a portion of the Transaction Consideration will be 14,861,885 shares, which will result in the Sellers holding approximately [•]% of the outstanding shares of Concentrix common stock, based on the number of outstanding shares of Concentrix common stock as of the Record Date. Additionally, in the event the Earnout Shares are issued, that would result in the Sellers holding approximately [•]% of the outstanding shares of Concentrix common stock, based on the number of outstanding shares of Concentrix common stock as of the Record Date.
For more details on the calculation of Transaction Consideration, see “The Share Purchase and Contribution Agreement—Transaction Consideration.”
Q:	When and where will the special meeting of stockholders be held?
A:
The special meeting of Concentrix’ stockholders will be held via live webcast on [•], 2023, at 10:00 a.m., Eastern Time. To attend the meeting, you must visit www.virtualshareholdermeeting.com/CNXC2023SM and enter the unique 16-digit control number that was included on your proxy card, or the instructions that accompanied your proxy materials. Concentrix’ stockholders will be able to listen, vote and submit questions during the virtual meeting.

Q:	Who is entitled to vote at the special meeting?
A:
Only holders of record of Concentrix common stock as of the close of business on the Record Date are entitled to notice of and to vote at the special meeting. You will be entitled to one vote on each of the proposals presented in this proxy statement for each share of Concentrix common stock that you held as of the close of business on the Record Date.

Q:	What proposals will be considered at the special meeting?
A:	At the special meeting, you will be asked to consider and vote on:
•	a proposal to approve the issuance of shares of Concentrix common stock in connection with the Transaction; and
•
a proposal to adjourn the special meeting to a later date or time if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the Share Issuance Proposal.

Q:	What vote is required to approve each of the proposals?
A:
The proposal to approve an issuance of an aggregate of 15,611,885 shares of Concentrix common stock in connection with the Transaction requires, assuming a quorum is present, the affirmative vote of a majority of shares of Concentrix common stock present at the special meeting, whether via the virtual meeting website or represented by proxy, and entitled to vote on such matter (meaning that of the shares represented at the meeting and entitled to vote, a majority of them must be voted “FOR” the proposal for it to be approved). Abstentions will have the same effect as a vote “AGAINST” the Share Issuance Proposal, but a failure to vote or otherwise be present at the special meeting will have no effect on the Share Issuance Proposal, assuming a quorum is present.

The proposal to approve an adjournment of the special meeting if necessary or appropriate requires the affirmative vote of a majority of shares of Concentrix common stock present at the special meeting, whether via the virtual meeting website or represented by proxy, and entitled to vote on such matter. In addition, even if a quorum is not present at the special meeting, the affirmative vote of shares representing a majority of the shares of Concentrix common stock present, whether via the virtual meeting website or represented by proxy, and entitled to vote on such matter may adjourn the special meeting to a later date and time. Abstentions will have the same effect as a vote “AGAINST” the Adjournment Proposal, but a failure to vote or otherwise be present at the special meeting will have no effect on the Adjournment Proposal.
Q:	How does the Board recommend that I vote on the proposals?
A:
After careful consideration, the Board has unanimously (i) determined that the Share Purchase and Contribution Agreement and the Transaction, including the payment of the Cash Purchase Price and issuance of shares of Concentrix common stock in connection with the Transaction, are fair to, and in the best interests of, Concentrix and Concentrix’ stockholders, (ii) approved and declared advisable the Share

Purchase and Contribution Agreement and the Transaction, including the payment of the Cash Purchase Price and issuance of shares of Concentrix common stock in connection with the Transaction, on the terms and subject to the conditions set forth in the Share Purchase and Contribution Agreement, (iii) directed that the issuance of shares of Concentrix common stock in connection with the Transaction and on the terms and subject to the conditions set forth in the Share Purchase and Contribution Agreement be submitted to Concentrix’ stockholders for their approval, and (iv) resolved to recommend that Concentrix’ stockholders approve the issuance of shares of Concentrix common stock in connection with the Transaction and on the terms and subject to the conditions set forth in the Share Purchase and Contribution Agreement.
The Board unanimously recommends that you vote “FOR” the Share Issuance Proposal and “FOR” the Adjournment Proposal.
For a discussion of the material factors considered by the Board in reaching its conclusions, see the section entitled “The Transaction—Reasons for Recommending the Share Issuance.”
Q:	Do I need to attend the special meeting?
A:
No. It is not necessary for you to attend the special meeting to vote your shares. If you are a stockholder of record as of the Record Date, you may vote by mail, by telephone or through the internet, as described in more detail below. If you are a “street name” holder of shares, you must follow the voting instructions provided to you by your bank, broker, trust or other nominee for your shares to be voted at the special meeting, as described in more detail below.

Q:	How many shares of Concentrix common stock need to be represented at the special meeting?
A:
The presence at the special meeting, by attendance via the virtual meeting website or by proxy, of a majority of the holders of Concentrix common stock entitled to vote constitutes a quorum for the purpose of considering the proposals. As of the Record Date, there were [•] shares of Concentrix common stock outstanding. If you are a stockholder of Concentrix as of the close of business on the Record Date and you vote by mail, by telephone, through the internet or at the special meeting via the virtual meeting website, you will be considered part of the quorum. If you are a “street name” holder of shares of Concentrix common stock and you provide your bank, broker, trust or other nominee with voting instructions, then your shares will be counted in determining the presence of a quorum. If you are a “street name” holder of shares of Concentrix common stock and you do not provide your bank, broker, trust or other nominee with voting instructions, then your shares will not be counted in determining the presence of a quorum.

All shares of Concentrix common stock held by stockholders that attend the special meeting via the virtual meeting website, or are represented by proxy, and entitled to vote at the special meeting, regardless of how such shares are voted or whether such stockholders have indicated on their proxy that they are abstaining from voting, will be counted in determining the presence of a quorum. In the absence of a quorum, the special meeting may be adjourned.
Q:	What will happen if Concentrix’ stockholders do not approve the Share Issuance Proposal?
A:
Concentrix is proposing the Share Issuance Proposal in order to comply with Nasdaq Listing Rule 5635(a), which requires stockholder approval prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in connection with the acquisition of another company if such securities are not issued in a public offering for cash and (i) the common stock has, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such securities; or (ii) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities. If the Share Issuance Proposal is not approved, the Transaction cannot be completed, which may have an adverse effect on Concentrix’ business and financial condition. Under certain circumstances, if the Transaction is not completed, we may be obligated to pay a termination fee.

Q:	What do I need to do now?
A:
After carefully reading and considering the information contained in this proxy statement and the Annexes attached to this proxy statement, please vote your shares of Concentrix common stock in one of the ways described below as soon as possible. You will be entitled to one vote for each share of Concentrix common stock that you owned on the Record Date.

Q:	How do I vote if I am a stockholder of record?
A:	You may vote by:
•	submitting your proxy by completing, signing and dating each proxy card you receive and returning it by mail in the enclosed prepaid envelope;
•	submitting your proxy by using the telephone number printed on each proxy card you receive;
•	submitting your proxy through the internet voting instructions printed on each proxy card you receive; or
•
casting your vote at the special meeting by following the instructions that will be available on the virtual meeting website during the meeting. If you are a registered holder, your virtual control number will be on your proxy card. If you hold your shares beneficially in a brokerage account or through a bank, trust or other nominee, your broker, bank, trust or other nominee is responsible for providing you with instructions on how to vote. If you are a beneficial owner and want to vote your shares of Concentrix common stock at the virtual meeting, you will need the unique 16-digit control number that appears on the instructions that accompanied the proxy materials that you received.

If you are submitting your proxy by telephone or through the internet, your voting instructions must be received by 11:59 p.m., Eastern Time on [•], 2023 for shares held directly and by 11:59 p.m., Eastern Time on [•], 2023 for shares held in Concentrix' 401(k) plan.
Submitting your proxy by mail, by telephone or through the internet will not prevent you from casting your vote at the special meeting via the virtual meeting website. You are encouraged to submit a proxy by mail, by telephone or through the internet even if you plan to attend the special meeting via the virtual meeting website to ensure that your shares of Concentrix common stock are represented at the special meeting.
If you return your signed proxy card, but do not mark the boxes showing how you wish to vote, your shares will be voted “FOR” the Share Issuance Proposal and “FOR” the Adjournment Proposal.
Q:	If my shares are held for me by a bank, broker, trust or other nominee, will my bank, broker, trust or other nominee vote those shares for me with respect to the proposals?
A:
Your bank, broker, trust or other nominee will NOT have the power to vote your shares of Concentrix common stock at the special meeting unless you provide instructions to your bank, broker, trust or other nominee on how to vote. You should instruct your bank, broker, trust or other nominee on how to vote your shares with respect to the proposals, using the instructions provided by your bank, broker, trust or other nominee. You may be able to vote by telephone or through the internet if your bank, broker, trust or other nominee offers these options.

Q:	What if I fail to instruct my bank, broker, trust or other nominee how to vote?
A:
Brokers who hold shares in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not allowed to exercise their voting discretion with respect to the approval of matters determined to be “non-routine” without specific instructions from the beneficial owner. It is expected that all proposals to be voted on at the special meeting are “non-routine” matters. Broker non-votes occur when a broker or nominee is not instructed by the beneficial owner of shares to vote on a particular proposal for which the broker does not have discretionary voting power.

If you are a stockholder of Concentrix and you do not instruct your bank, broker, trust or other nominee on how to vote your shares:
•
your bank, broker, trust or other nominee may not vote your shares on the Share Issuance Proposal, which broker non-votes, if any, will have no effect on the outcome of such proposal (assuming a quorum is present); and

•
your bank, broker, trust, or other nominee may not vote your shares on the Adjournment Proposal, which broker non-votes, if any, will have no effect on the outcome of such proposal (regardless of whether a quorum is present).

Q:	May I change my vote after I have mailed my proxy card or after I have submitted my proxy by telephone or through the internet?
A:
Yes. You may revoke your proxy or change your vote at any time before it is voted at the special meeting. You may revoke your proxy by delivering a signed written notice of revocation stating that the proxy is revoked and bearing a date later than the date of the proxy delivered to Concentrix Corporation, Attention: Corporate Secretary, 39899 Balentine Drive, Suite 235, Newark, California 94560. You may also revoke your proxy or change your vote by submitting another proxy by telephone or through the internet in accordance with the instructions on the enclosed proxy card. You may also submit a later-dated proxy card relating to the same shares. If you voted by completing, signing, dating and returning the enclosed proxy card, you should retain a copy of the voter control number found on the proxy card in the event that you later decide to revoke your proxy or change your vote by telephone or through the internet. Alternatively, your proxy may be revoked or changed by attending the special meeting via the virtual meeting website and voting at the meeting. However, simply attending the special meeting without voting will not revoke or change your proxy.

“Street name” holders of shares of Concentrix common stock should contact their bank, broker, trust or other nominee to obtain instructions as to how to revoke or change their proxies. If you have instructed a bank, broker, trust or other nominee to vote your shares of Concentrix common stock, you must follow the instructions received from your bank, broker, trust or other nominee to change your vote.
All properly submitted proxies received by us before the special meeting that are not revoked or changed prior to being exercised at the special meeting will be voted at the special meeting in accordance with the instructions indicated on the proxies or, if no instructions were provided, “FOR” each of the proposals.
Q:	What does it mean if I receive more than one proxy card?
A:
If you receive more than one proxy card, it means that you hold shares of Concentrix common stock that are registered in more than one account. For example, if you own your shares in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and you will need to sign and return, a separate proxy card for those shares because they are held in a different form of record ownership. Therefore, to ensure that all of your shares of Concentrix common stock are voted, you will need to submit your proxies by mailing in each proxy card you receive or by telephone or through the internet by using the different voter control number(s) on each proxy card.

Q:	What is householding and how does it affect me?
A:
The SEC permits companies to send a single set of certain disclosure documents to any household at which two or more stockholders reside, unless contrary instructions have been received, but only if the company provides advance notice and follows certain procedures. In such cases, each stockholder continues to receive a separate notice of the meeting and proxy card. This householding process reduces the volume of duplicate information and reduces printing and mailing expenses. If your family has multiple accounts holding shares of Concentrix common stock, you may have already received a householding notification. For additional information, see the section entitled “Householding of Proxy Material.”

Q:	What happens if I sell my shares of Concentrix common stock before the special meeting?
A:
The Record Date is earlier than the expected date of completion of the Transaction. If you own shares of Concentrix common stock as of the close of business on the Record Date but transfer your shares prior to the special meeting, you will retain your right to vote at the special meeting.

Q:	Do I have appraisal rights in connection with the Transaction?
A:	Concentrix’ stockholders do not have appraisal rights in connection with the Transaction.
Q:	When is the Transaction expected to be completed?
A:
We are working toward completing the Transaction as quickly as possible. We currently anticipate that the Transaction will be completed in the second half of the calendar year 2023, but we cannot be certain when or if the conditions to the Transaction will be satisfied or, to the extent permitted, waived. The Transaction cannot be completed until the conditions to closing are satisfied (or, to the extent permitted, waived). For additional information, see the section entitled “The Share Purchase and Contribution Agreement—Conditions to the Transaction.”

Q:	What happens if the Transaction is not completed?
A:
If the Share Issuance Proposal is not approved by Concentrix’ stockholders or if the Transaction is not completed for any other reason, the Share Purchase and Contribution Agreement will be void and have no effect, and there will not be any liability or obligation on the part of any party, except that:

•	no termination will relieve any party from liability for any Willful Breach or Fraud;
•	no termination will affect the obligations of the parties contained in the confidentiality agreement between Concentrix and Webhelp Parent; and
•
certain other provisions of the Share Purchase and Contribution Agreement, including provisions with respect to the allocation of fees and expenses, including, if applicable, the termination fees described below, will survive such termination.

If the Share Purchase and Contribution Agreement is terminated because (i) the Board fails to approve or withdraws its approval of the Transaction or fails to recommend that stockholders of Concentrix approve the issuance of shares of Concentrix common stock in connection with the Transaction on the terms and subject to the conditions set forth in the Share Purchase and Contribution Agreement or (ii) Concentrix breaches its covenant not to solicit an alternative acquisition proposal of Concentrix or its subsidiaries, each of the foregoing more fully described in the sections entitled “The Share Purchase and Contribution Agreement —Covenants and Agreements—No Solicitation; —Change of Recommendation,” Concentrix is required to pay Webhelp Parent a termination fee of $110.0 million, and in the event the Share Purchase and Contribution Agreement is terminated because the approval of Concentrix’ stockholders shall not have been obtained, or certain other events, Concentrix is required to reimburse Webhelp Parent for their reasonable costs and expenses incurred by Webhelp Parent directly related to the Transaction of up to $31.0 million. For additional information, see the section entitled “The Share Purchase and Contribution Agreement—Termination Fees.”
Q:	Are there any requirements if I plan on attending the special meeting?
A:
The special meeting will be held via live audio webcast only. Any stockholder of record will be able to attend the special meeting by visiting www.virtualshareholdermeeting.com/CNXC2023SM and entering the unique 16-digit control number that was included on your proxy card. Stockholders will be able to listen, vote and submit questions during the virtual meeting. Instructions on how to vote during the meeting will be available on the virtual meeting website during the meeting.

If you are a registered holder, your virtual control number will be on your proxy card. If you hold your shares in a brokerage account or through a bank, trust or other nominee, your broker, bank, trust or other nominee is responsible for providing you with instructions on how to vote. If you are a beneficial owner and want to vote your shares of Concentrix common stock at the virtual meeting, you will need the unique 16-digit control number that appears on the instructions that accompanied the proxy materials that you received.
Q:	Where can I find more information about Concentrix?
A:
Concentrix files periodic reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the SEC’s website at www.sec.gov. For a more detailed description of the information available, see the section entitled “Where You Can Find More Information.” You can also find more information, including an investor presentation related to the Transaction, on Concentrix’ website at https://www.concentrix.com. For the avoidance of doubt, disclosures on Concentrix’ website are not incorporated by reference into this proxy statement.

Q:	Where can I find more information about Webhelp Parent and Webhelp?
A:
Webhelp Parent is the parent entity of Webhelp. For a description of Webhelp and Webhelp Parent’s businesses, see the sections entitled “Description of Webhelp Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Webhelp Parent.” You can also find more information on Webhelp’s website at https://webhelp.com. For the avoidance of doubt, disclosures on Webhelp’s website are not incorporated by reference into this proxy statement.

Q:	Who can help answer my questions?
A:
For additional questions about the Transaction, assistance in submitting proxies or voting shares of Concentrix common stock, or additional copies of this proxy statement or the enclosed proxy card, please contact:

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, New York 10022
Stockholders may call toll-free: (877) 750-0831
Banks and Brokers may call collect: (212) 750-5833

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
Certain information in this proxy statement constitutes “forward-looking statements.” Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “seeks,” “targets” or words of similar meaning, or future or conditional verbs, such as “will,” “should,” “could,” “may,” “would,” “aims,” “intends” or “projects.” However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. We caution that forward-looking statements are qualified by the existence of certain risks and uncertainties that could cause actual results and events to differ materially from what is contemplated by the forward-looking statements. Factors that could cause our actual results to differ materially from these forward-looking statements may include, without limitation:
•	the occurrence of any event, change or other circumstances that could give rise to the termination of the Share Purchase and Contribution Agreement;
•	the closing conditions of the Transaction may not be satisfied in a timely manner or at all, including due to the failure to obtain Concentrix’ stockholder approval and required regulatory approvals;
•	Concentrix may not be able to obtain financing for the Transaction on a favorable basis, if at all;
•	the announcement and pendency of the Transaction may disrupt our business operations (including the threatened or actual loss of staff, clients or suppliers);
•	Concentrix could experience financial or other setbacks if the transaction encounters unanticipated problems;
•
difficulties and delays in integrating the businesses of Concentrix and Webhelp following completion of the Transaction or fully realizing the anticipated cost synergies and other benefits expected from the Transaction;

•	risks related to the diversion of the attention and time of Concentrix’ or Webhelp’s respective management teams from ongoing business concerns;
•	the dilution of Concentrix’ stockholders’ ownership percentage of the combined company as compared to their ownership percentage of Concentrix prior to the Transaction;
•	the potential dilution of the combined company’s earnings per share as a result of the Transaction;
•
the possibility that the combined company’s results of operations, cash flows and financial position after the Transaction may differ materially from the unaudited pro forma condensed combined financial information contained in this proxy statement;

•	fluctuations in currency exchange rates and their impact on the U.S. dollar cost for euro-denominated obligations, including the Cash Purchase Price;
•	risks related to general economic conditions, including consumer demand, interest rates, inflation, supply chains and the effects of the conflict in Ukraine;
•	cyberattacks on Concentrix’, Webhelp’s or their respective clients’ networks and information technology systems;
•	failure of Concentrix’ or Webhelp’s staff and contractors to adhere to their or their clients’ controls and processes;
•	the inability to protect personal and proprietary information;
•	the inability to execute on Concentrix’ digital customer experience strategy;
•	the loss of key personnel or the inability to attract and retain staff with the skills and expertise needed for Concentrix’ business;
•	increases in the cost of labor;
•	the effects of the COVID-19 pandemic and other communicable diseases, natural disasters, adverse weather conditions or public health crises;

•	geopolitical, economic and climate- or weather-related risks in regions with a significant concentration of Concentrix’ or Webhelp’s operations;
•	the inability to successfully identify, complete and integrate strategic acquisitions or investments, including the integration with Webhelp;
•	competitive conditions in Concentrix’ and Webhelp’s industry and consolidation of their competitors;
•	higher than expected tax liabilities;
•	the demand for customer experience solutions and technology;
•	variability in demand by Concentrix’ or Webhelp’s clients or the early termination of Concentrix’ or Webhelp’s client contracts;
•	the level of business activity of Concentrix’ or Webhelp’s clients and the market acceptance and performance of their products and services;
•	the operability of Concentrix’ and Webhelp’s communication services and information technology systems and networks;
•	changes in law, regulations or regulatory guidance;
•	damage to Concentrix’ or Webhelp’s reputation through the actions or inactions of third parties;
•	investigative or legal actions; and
•	the other risk factors discussed in the section of this proxy statement entitled “Risk Factors.”
The foregoing list of factors should not be construed as exhaustive. Concentrix can give no assurance that the expectations expressed or implied in the forward-looking statements contained herein will be attained. The statements made in this proxy statement are current as of the date of this proxy statement only. Concentrix undertakes no obligation to publicly update or revise any forward-looking statements or any other information contained herein, whether as a result of new information, future events or otherwise, except as required by law or regulation. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

RISK FACTORS
In deciding whether to vote for the Share Issuance Proposal and the Adjournment Proposal, you are urged to carefully consider all of the information included or incorporated by reference in this proxy statement, which are listed in the section entitled “Where You Can Find More Information.” You should also read and consider the risks associated with each of the businesses of Concentrix and Webhelp because these risks will also affect the combined company. The risks associated with the business of Concentrix can be found in the Concentrix Annual Report on Form 10-K for the year ended November 30, 2022 under the heading “Risk Factors,” as such risks may be updated or supplemented in Concentrix’ subsequently filed Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, such risk factors which are incorporated by reference into this proxy statement. Risks associated with the business of Webhelp can be found below in the section entitled “Risks Relating to Webhelp.” In addition, you are urged to carefully consider the following material risks relating to the Transaction and the business of the combined company.
Risks Relating to the Transaction
Concentrix’ stockholders will have reduced ownership and voting interest in and will exercise less influence over management of the combined company.
Concentrix’ stockholders currently have the right to vote in the election of the Board and on other matters affecting Concentrix. Upon consummation of the Transaction, each stockholder of Concentrix will become a stockholder of the combined company with a percentage ownership of the combined company that is smaller than such stockholder’s percentage ownership of Concentrix immediately prior to the Transaction. As of the date of this proxy statement, based on the number of shares of Concentrix common stock that are outstanding as of the Record Date, Concentrix estimates that Concentrix’ stockholders as of immediately prior to the completion of the Transaction will hold, in the aggregate, approximately [•]% of the issued and outstanding shares of common stock of the combined company immediately following the completion of the Transaction, assuming no issuance of the Earnout Shares, and [•]% of the issued and outstanding shares of common stock of the combined company immediately following the completion of the Transaction assuming the issuance of all of the Earnout Shares. Sellers as of immediately prior to the completion of the Transaction will hold, in the aggregate, approximately [•]% of the issued and outstanding shares of common stock of the combined company immediately following the completion of the Transaction, assuming no issuance of the Earnout Shares, and [•]% of the issued and outstanding shares of common stock of the combined company immediately following the completion of the Transaction assuming the issuance of all of the Earnout Shares. Accordingly, Concentrix’ stockholders will have less influence on the management and policies of the combined company than they now have on the management and policies of Concentrix.
Obtaining required approvals and satisfying closing conditions may prevent or delay completion of the Share Purchase and Contribution Agreement.
The Transaction is subject to a number of conditions to closing as specified in the Put Option and Share Purchase and Contribution Agreement, including, (i) the completion of the required works councils consultations, which was completed in late April 2023, (ii) the approval of the Share Issuance Proposal by Concentrix’ stockholders, (iii) the HSR Act Clearance and the filing, consent, clearance, authorization or approval pursuant to other merger control and regulatory laws, (iv) no law, order, injunction or decree will be in effect that prevents, makes illegal or prohibits the Transaction, and (v) the Concentrix common stock to be issued in the Transaction will have been authorized for listing on Nasdaq. No assurance can be given that the required stockholder consents and approvals will be obtained or that the required conditions to closing will be satisfied, and, if all required consents and approvals are obtained and the conditions are satisfied, no assurance can be given as to the terms, conditions and timing of the consents and approvals. Any delay in completing the Transaction could cause the combined company not to realize, or to be delayed in realizing, some or all of the benefits that Concentrix expects to achieve if the Transaction is successfully completed within its expected time frame. For a more complete summary of the conditions that must be satisfied or waived prior to completion of the Transaction, see the section entitled “The Share Purchase and Contribution Agreement—Conditions to the Transaction.”

Completion of the Transaction requires certain governmental authorizations, and if such authorizations are not granted, the Transaction cannot be completed.
Completion of the Transaction is conditioned upon the expiration or early termination of the waiting period relating to the Transaction under the HSR Act and other similar antitrust laws in certain other countries as well as certain other applicable laws or regulations and the governmental authorizations required to complete the Transaction having been obtained and being in full force and effect. Although Concentrix and Webhelp Parent have agreed in the Share Purchase and Contribution Agreement to use their reasonable best efforts, subject to certain limitations, to make certain governmental filings or obtain the required governmental authorizations, as the case may be, there can be no assurance that the relevant waiting periods will expire or authorizations will be obtained, and if such authorizations are not obtained, the Transaction will not be completed.
The Share Purchase and Contribution Agreement may be terminated in accordance with its terms.
Either Concentrix or Webhelp Parent may terminate the Share Purchase and Contribution Agreement under certain circumstances, including, among other reasons, if the Transaction is not completed by March 29, 2024 (which date may be extended to June 29, 2024 under circumstances if certain regulatory approvals have not been obtained by March 29, 2024, then again to September 29, 2024 under such circumstances if certain regulatory approvals have not been obtained by June 29, 2024, then again to December 29, 2024 if such regulatory approvals have not been obtained by September 29, 2024). In addition, if the Share Purchase and Contribution Agreement is terminated under certain circumstances specified in the Share Purchase and Contribution Agreement, Concentrix may be required to pay Webhelp Parent a termination fee of up to $110.0 million, including certain circumstances in which the Board effects a change of recommendation (as defined in the section entitled “The Share Purchase and Contribution Agreement—Change of Recommendation”) or under certain circumstances where Concentrix enters into an agreement with respect to (or consummates) a superior proposal following the termination of the Share Purchase and Contribution Agreement.
See the section entitled “The Share Purchase and Contribution Agreement—Termination Fees” for a more complete discussion of the circumstances under which the Share Purchase and Contribution Agreement could be terminated and when a termination fee may be payable by Concentrix or Webhelp Parent.
Concentrix may waive one or more of the closing conditions without re-soliciting stockholder approval.
Concentrix may determine to waive, in whole or part, to the extent permissible under applicable law, one or more of the conditions of its obligations to consummate the Transaction. Concentrix currently expects to evaluate the materiality of any waiver and its effect on Concentrix’ stockholders in light of the facts and circumstances at the time to determine whether any amendment of this proxy statement or any re-solicitation of proxies or voting cards is required in light of such waiver. Any determination whether to waive any condition to the Transaction or as to re-soliciting stockholder approval or amending this proxy statement as a result of a waiver will be made by Concentrix at the time of such waiver based on the facts and circumstances as they exist at that time.
Concentrix and Webhelp’s business relationships may be subject to disruption due to uncertainty associated with the Transaction.
Parties with which Concentrix or Webhelp do business may experience uncertainty associated with the Transaction, including with respect to current or future business relationships with us, Webhelp or the combined business. Concentrix and Webhelp’s business relationships may be subject to disruption as clients, vendors and others may attempt to negotiate changes in existing business relationships or consider entering into business relationships with parties other than Concentrix, Webhelp or the combined business. These disruptions could have a material and adverse effect on the businesses, financial condition, results of operations or prospects of the combined business, including a material and adverse effect on our ability to realize the anticipated benefits of the Transaction. The risk and adverse effect of such disruptions could be exacerbated by a delay in completion of the Transaction or termination of the Share Purchase and Contribution Agreement.

Failure to complete the Transaction could negatively impact the stock price and the future business and financial results of Concentrix.
If the Transaction is not completed for any reason, including Concentrix’ stockholders’ failing to approve the issuance of the Concentrix common stock in connection with the Transaction, the ongoing business of Concentrix may be adversely affected and, without realizing any of the benefits of having completed the Transaction, Concentrix would be subject to a number of risks, including the following:
•	We may experience negative reactions from the financial markets, including negative impacts on our stock price, and from our clients, staff and vendors;
•	We may be required to pay Webhelp Parent a fee of up to approximately $110.0 million if the Transaction is not consummated;
•	We will be required to pay certain transaction expenses and other costs relating to the Transaction, whether or not the Transaction is completed;
•	The Share Purchase and Contribution Agreement places certain restrictions on the conduct of our business prior to completion of the Transaction; and
•
Matters relating to the Transaction (including integration planning) will require substantial commitments of time and resources by our management, which would otherwise have been devoted to day-to-day operations and other opportunities that may have been beneficial to us as an independent company.

There can be no assurance that the risks described above will not materialize. If any of those risks materialize, they may materially and adversely affect Concentrix’ businesses, financial condition, financial results and stock price.
Concentrix and Webhelp may have difficulty attracting, motivating and retaining executives and other key staff in light of the Transaction.
Uncertainty about the effect of the Transaction on Concentrix and Webhelp staff, may have an adverse effect on each of Concentrix and Webhelp separately and consequently the combined business. This uncertainty may impair Concentrix’ and Webhelp’s ability to attract, retain and motivate key personnel until the Transaction is completed. Staff retention may be particularly challenging during the pendency of the Transaction, as staff of Concentrix and Webhelp may experience uncertainty about their future roles with the combined business. Furthermore, if key staff of Concentrix or Webhelp depart or are at risk of departing, including because of issues relating to the uncertainty and difficulty of integration, financial security or a desire not to become staff members of the combined business, we may have to incur significant costs in retaining such individuals or in identifying, hiring and retaining replacements for departing staff, and our ability to realize the anticipated benefits of the Transaction may be adversely affected.
Stockholder lawsuits relating to the Transaction may be filed against us, which could result in substantial costs and may delay or prevent the Transaction from being completed.
Stockholder lawsuits are often brought against companies that have entered into transactions of this nature. Even if the lawsuits are without merit, defending against these claims can result in substantial costs and divert management time and resources. An adverse judgment could result in monetary damages, which could have a negative impact on our liquidity and financial condition. Additionally, if a plaintiff is successful in obtaining an injunction prohibiting consummation of the Transaction, then that injunction may delay or prevent the Transaction from being completed.
The proposed acquisition of Webhelp and the incurrence of debt to fund the proposed acquisition of Webhelp may impact our financial position and subject us to additional financial and operating restrictions.
As of May 31, 2023, we had approximately $2.1 billion of total debt. We expect to incur a substantial amount of additional debt in connection with the proposed acquisition of Webhelp. We expect that upon completion of the proposed acquisition of Webhelp and the related financing transactions, our total debt will increase to approximately $5.2 billion. In addition, we expect to have capacity to incur significant additional debt in excess of $5.2 billion to fund our working capital needs and for other corporate purposes. If we are unable to raise financing on acceptable terms, we may need to rely on the Bridge Facility, which would result in higher borrowing costs and will have a shorter maturity than those anticipated from long-term debt financing alternatives. In addition, if we are unable to obtain long-term debt financing on the terms we anticipate, then such alternative long-term debt financing may subject us to higher costs of borrowing, and additional financial and operating covenants, which may limit our flexibility in responding to our business needs. We expect to obtain long-term unsecured debt financing in lieu of all or a portion of the commitments provided under the Acquisition Tranche of the Bridge Facility. However, there can be no assurance we will be able to obtain such permanent debt financing or that it will be on acceptable terms. In addition, we anticipate that as a result of the debt we expect to incur to finance the proposed acquisition, our credit and the long-term debt financing will be rated by credit rating agencies. Any potential future negative change in our credit ratings may: make it more expensive for us to raise long-term permanent financing on terms that are acceptable to us or to raise additional capital on terms that are acceptable to us, if at all; negatively impact the price of our common stock; increase our overall cost of capital; and have other negative implications on our business, many of which are beyond our control.
We will incur significant transaction and integration-related costs in connection with the Transaction.
We will incur significant transaction costs related to the Transaction and significant integration-related fees and costs related to formulating and implementing integration plans, including facilities and systems consolidation costs and staff-related costs. We continue to assess the magnitude of these costs, and additional unanticipated costs may be incurred in the Transaction and the integration of Webhelp into our business. Although we expect that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, should allow us to offset integration-related costs over time, this net benefit may not be achieved in the near term, or at all.
If our due diligence investigation of Webhelp was inadequate or if unexpected risks related to Webhelp’s business materialize, it could have a material adverse effect on our stockholders’ investment.
Even though we conducted a due diligence investigation of Webhelp, we cannot be sure that our diligence surfaced all material issues that may be present inside Webhelp or its business, or that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of Webhelp and its business and outside of its control will not arise later. If any such material issues arise, they may materially and adversely impact the ongoing business of the combined company and our stockholders’ investment.
There is no guarantee that the value of the aggregate consideration being issued in the Transaction will align with the value of the Shares being acquired at closing.
The outstanding capital stock of Webhelp Parent is privately held and is not traded in any public market. The lack of a public market makes it difficult to determine the fair market value of Webhelp Parent and the Shares that we will be acquiring in the Transaction. Additionally, the aggregate consideration for the Shares is set forth in the Share Purchase and Contribution Agreement as a result of negotiations between the parties and includes, in addition to the Closing Cash Payment and Sellers’ Note, a fixed number of shares of Concentrix common stock (both the Closing Shares and the Earnout Shares). Because these share amounts are fixed, they will not adjust to factor in any change in the value of Concentrix common stock between signing and closing. As a result, there is no guarantee that the value of the aggregate consideration being issued in the Transaction will align with the actual value of the Shares being acquired by us at closing.
The amount of Acquisition-Related Cash Costs in U.S. dollars may be affected by fluctuations in the exchange rate between U.S. dollars and euros.
Volatility in the euro to U.S. dollar exchange may increase the U.S. dollar equivalent of the Acquisition-Related Cash Costs that are denominated in euros. Although we have entered into a foreign currency hedge with respect to a significant portion of the Acquisition-Related Cash Costs, the hedge is not intended to offset the entire effect of movements in foreign currency exchange rates. As a result, there is no guarantee that the amount of U.S. dollars necessary to complete the Transaction will not differ materially from the anticipated Acquisition-Related Cash Costs.

The Opinion of J.P. Morgan rendered to the Board does not reflect changes in circumstances, developments or events that may have occurred or may occur after the date of the Opinion.
J.P. Morgan, Concentrix’ financial advisor in connection with the Transaction, delivered to the Board the Opinion, to the effect that, as of such date and based upon and subject to the factors and assumptions set forth in the Opinion, the consideration to be paid by Concentrix and Purchaser in the Transaction was fair, from a financial point of view, to Concentrix.
The Board has not obtained an updated opinion from J.P. Morgan since the date of the Opinion and does not expect to receive an updated, revised or reaffirmed opinion prior to the completion of the Transaction. The Opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of the Opinion. The Opinion noted that subsequent developments may affect the Opinion and that J.P. Morgan does not have any obligation to update, revise, or reaffirm the Opinion. Changes in the operations and prospects of Concentrix or Webhelp Parent, general market and economic conditions and other factors that may be beyond the control of Concentrix or Webhelp Parent, and on which the Opinion was based, may significantly alter the value of Concentrix or Webhelp Parent or the price of the shares of Concentrix common stock or of the Sellers’ Shares by the time the Transaction is completed. The Opinion does not speak as of the time the Transaction will be completed or as of any date other than the date of the Opinion. Because J.P. Morgan will not be updating the Opinion, such Opinion will not address the fairness of the Transaction Consideration, from a financial point of view, at the time the Transaction is completed. For a description of the Opinion, see the section entitled “The Transaction—Opinion of J.P. Morgan Securities LLC.”
Risks Relating to the Combined Company
After completion of the Transaction, we may fail to realize the anticipated benefits of the Transaction, which could adversely affect the value of our common stock.
The success of the Transaction will depend, in part, on our ability to realize the anticipated benefits from combining the businesses of Concentrix and Webhelp. Our ability to realize these anticipated benefits and cost savings is subject to certain risks including:
•	our ability to successfully combine the businesses of Concentrix and Webhelp;
•	whether the combined businesses will perform as expected;
•	the incurrence of indebtedness to finance the acquisition and the need to dedicate a greater amount of cash flow from operations to make payments on our indebtedness; and
•	the assumption of known and unknown liabilities of Webhelp.
If we are not able to successfully combine the businesses of Concentrix and Webhelp within the anticipated time frame, or at all, the anticipated cost savings and other benefits of the Transaction may not be realized fully or at all or may take longer to realize than expected, the combined businesses may not perform as expected, and the value of our common stock may be adversely affected.
Concentrix and Webhelp have operated and, until completion of the Transaction, will continue to operate, independently, and there can be no assurances that our businesses can be integrated successfully. It is possible that the integration process could result in the loss of key Concentrix or Webhelp staff, the disruption of either or both company’s ongoing businesses, higher than expected integration costs and an overall post-completion integration process that takes longer than originally anticipated. Specifically, issues that must be addressed to realize the anticipated benefits of the Transaction so the combined business performs as expected include, among other things:
•	identifying and adopting the best practices of the two organizations to position the combined business for future growth;
•	integrating the companies’ technologies, systems and services;

•
harmonizing the companies’ operating practices, reporting structure, staff development and compensation programs, internal controls and other policies, procedures and processes, including compliance by the acquired operations with generally accepted accounting principles in the United States and the documentation and testing of internal control procedures under Section 404 of the Sarbanes-Oxley Act;

•	rebranding operations and addressing possible differences in business backgrounds, corporate cultures and management philosophies;
•	consolidating the companies’ corporate, administrative and information technology infrastructure;
•	maintaining existing agreements with clients and avoiding delays in entering into new agreements with prospective clients; and
•	identifying and eliminating redundant assets and expenses and consolidating locations of Concentrix and Webhelp that are currently in close proximity to each other.
In addition, at times, the attention of certain members of either or both companies’ management and resources may be focused on completion of the Transaction and the integration of the businesses of the two companies and diverted from day-to-day business operations, which may disrupt each company’s ongoing business and the business of the combined company.
The market price for shares of common stock of the combined company following the completion of the Transaction may be affected by factors different from, or in addition to, those that historically have affected or currently affect the market prices of shares of Concentrix common stock.
Upon consummation of the Transaction, Concentrix’ stockholders and the Sellers will both hold shares of common stock in the combined company. The results of operations of the combined company will be affected by some factors that are different from those currently or historically affecting the results of operations of Concentrix and those currently or historically affecting the results of operations of Webhelp. The results of operations of the combined company may also be affected by factors different from those that currently affect or have historically affected either Concentrix or Webhelp. For a discussion of the businesses of each of Concentrix and Webhelp and some important factors to consider in connection with those businesses, please see the section entitled “Parties to the Transaction” and the documents and information included elsewhere in this proxy statement or incorporated by reference into this proxy statement and listed under the section entitled “Where You Can Find More Information.”
The Concentrix and Webhelp unaudited prospective financial information is inherently subject to uncertainties, the unaudited pro forma condensed combined financial information included in this document is preliminary and the combined company’s actual financial position and results of operations after the Transaction may differ materially from these estimates and the unaudited pro forma condensed combined financial information included in this proxy statement.
The unaudited pro forma condensed combined financial information included in this proxy statement is presented for illustrative purposes only, contains a variety of adjustments, assumptions and preliminary estimates and is not necessarily indicative of what the combined company’s actual financial position or results of operations would have been had the Transaction been completed on the dates indicated. The combined company’s actual results and financial position after the Transaction may differ materially and adversely from the unaudited pro forma condensed combined financial information included in this proxy statement. For more information, see the section entitled “Concentrix Unaudited Pro Forma Condensed Combined Financial Statements.”
While presented with numeric specificity, the Concentrix and Webhelp unaudited prospective financial information provided in this proxy statement is based on numerous variables and assumptions (including, but not limited to, those related to industry performance and competition and general business, economic, market and financial conditions and additional matters specific to Concentrix’ or Webhelp’s business, as applicable) that are inherently subjective and uncertain and are beyond the control of the respective management teams of Concentrix and Webhelp. As a result, actual results may differ materially from the unaudited prospective financial information. Important factors that may affect actual results and cause these unaudited projected financial forecasts to not be achieved include, but are not limited to, risks and uncertainties relating to Concentrix’ or

Webhelp’s business, as applicable (including each company’s ability to achieve strategic goals, objectives and targets over applicable periods), general business and economic conditions. For more information see the section entitled “The Transaction—Certain Concentrix Projections.”
Certain Sellers will be able to exercise influence over the composition of the Board, matters subject to stockholder approval and/or Concentrix’ operations.
Upon the completion of the Transaction, the number of shares of Concentrix common stock issuable as a portion of the Transaction Consideration will be 14,861,885 shares at closing, and of those shares, GBL and Olivier Duha will be issued 8,772,284 shares and 1,535,656 shares, respectively, which represent approximately [•]% and [•]% of the outstanding shares of Concentrix common stock, based on the number of outstanding shares of Concentrix common stock as of the Record Date. Assuming the issuance of all of the Earnout Shares, GBL and Olivier Duha would be issued an additional 442,691 shares and 77,479 shares, respectively, resulting in aggregate holdings by GBL and Olivier Duha of approximately [•]% and [•]% of the outstanding shares of Concentrix common stock, based on the number of outstanding shares as of the Record Date.
In connection with the proposed Transaction, on March 29, 2023, Concentrix entered into the Investor Rights Agreement with the Major Webhelp Stockholders. The Investor Rights Agreement, among other things, provides that following the closing of the Transaction, GBL shall have the right to nominate a certain number of directors, up to a maximum of two (2), depending on the percentage of the outstanding shares of Concentrix common stock held by GBL and/or certain of its affiliates and Olivier Duha, as applicable, as further described in the section entitled “Investor Rights Agreement.” The Investor Rights Agreement becomes effective on, and subject to, the closing of the Transaction.
As a result of the Concentrix common stock that will be held by affiliates of GBL and Olivier Duha and the Investor Rights Agreement described above, GBL and, to a lesser extent, Olivier Duha may be able to influence (subject to organizational documents and Delaware law) the composition of the Board and thus, potentially, the outcome of corporate actions requiring stockholder approval, such as mergers, business combinations and dispositions of assets, among other corporate transactions. This concentration of investment and voting power, in addition to our current concentration of investment and voting power among certain large stockholders, could discourage others from initiating a potential merger, takeover or other change of control transaction that may otherwise be beneficial to Concentrix and its stockholders, which could adversely affect the market price of Concentrix common stock.
Risks Relating to Webhelp
Because Concentrix and Webhelp operate similar businesses in similar industries, the risks relating to Webhelp and its business are generally the same as the risks relating to Concentrix and its business. This section should be read in conjunction with the risks relating to Concentrix and its business disclosed in Concentrix’ filings with the SEC.
Webhelp’s results of operations could be adversely affected by global geopolitical conditions, including the ongoing conflict between Russia and Ukraine, and the effects of these conditions on its and its clients’ businesses and levels of business activity.
A material portion of Webhelp’s revenue is derived from clients in Europe, and global geopolitical tensions and actions that governments take in response may adversely impact Webhelp. For example, in response to the ongoing conflict between Russia and Ukraine, certain countries in which Webhelp operates have imposed and may further impose broad sanctions or other restrictive actions against governmental and other entities in Russia. The prolonged conflict has resulted in increased political uncertainties and volatility in the global economy, which has affected businesses around the world, including Webhelp’s clients. Although Webhelp does not have any employees or operations based in Russia or Ukraine, it has operations and clients in surrounding countries that may be impacted by the continuation or escalation of the conflict, which may adversely impact Webhelp’s business, profitability, results of operations and financial condition.

Webhelp Parent's consolidated financial statements for the year ended December 31, 2020 are not audited in accordance with generally accepted accounting standards in the United States.
Pursuant to relief set forth in financial reporting guidance provided by the SEC relating to prior year financial statements of a foreign target that were not previously audited, Webhelp Parent's consolidated financial statements for the year ended December 31, 2020 contained in this proxy statement are not audited in accordance with generally accepted accounting standards in the United States. For more information, see the section entitled “Index to Consolidated Financial Statements of Webhelp Parent.”
Risks Relating to Concentrix
Concentrix’ business will continue to be subject to the risks described in the sections entitled “Risk Factors” in Concentrix’ Annual Report on Form 10-K for the year ended November 30, 2022, and in other documents incorporated by reference into this proxy statement. See the section entitled “Where You Can Find More Information” for the location of information incorporated by reference into this proxy statement.

PARTIES TO THE TRANSACTION
Concentrix Corporation
We are a leading global provider of Customer Experience (“CX”) solutions and technology that help iconic and disruptive brands drive deep understanding, full lifecycle engagement, and differentiated experiences for their end-customers. We provide end-to-end capabilities, including CX process optimization, technology innovation and design engineering, front- and back-office automation, analytics and business transformation services to clients in five primary industry verticals. Our differentiated portfolio of solutions supports Fortune Global 500 as well as new economy clients across the globe in their efforts to deliver an optimized, consistent brand experience across all channels of communication, such as voice, chat, email, social media, asynchronous messaging, and custom applications. We strive to deliver exceptional services globally supported by our deep industry knowledge, technology and security practices, talented people, and digital and analytics expertise.
On December 1, 2020, Concentrix and our technology-infused CX solutions business were separated from SYNNEX Corporation, now known as TD SYNNEX Corporation (“TD SYNNEX”), through a tax-free distribution of all of the issued and outstanding shares of our common stock to TD SYNNEX stockholders (such separation and distribution, the “spin-off”). TD SYNNEX stockholders received one share of Concentrix common stock for each share of TD SYNNEX common stock held as of the close of business on November 17, 2020. As a result of the spin-off, we became an independent public company and Concentrix common stock commenced trading on Nasdaq under the symbol “CNXC” on December 1, 2020.
Concentrix’ principal executive offices are located at 39899 Balentine Drive, Newark, California, 94560, and our telephone number is +1 (800) 747-0583.
Our website address is www.concentrix.com. The information provided on our website is not part of this proxy statement and is not incorporated by reference in this proxy statement by this or any other reference to our website in this proxy statement.
Additional information about Concentrix is contained in our public filings, which are incorporated by reference in this proxy statement. See the section entitled “Where You Can Find More Information” for more information.
OSYRIS S.à r.l.
OSYRIS S.à r.l. is a private limited liability company (société à responsabilité limitée) incorporated under the laws of the Grand Duchy of Luxembourg and a direct wholly owned subsidiary of Concentrix. OSYRIS S.à r.l. has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the Transaction.
OSYRIS S.à r.l.’s principal executive offices are located at 63-65, rue de Merl, L-2146 Luxembourg, Grand Duchy of Luxembourg and its telephone number is +352 22 72 36 705.
Marnix Lux SA
Marnix Lux SA, a public limited liability company (société anonyme) incorporated under the laws of the Grand Duchy of Luxembourg and the parent company of Webhelp SAS.
The principal executive offices of Marnix Lux SA are located at 2, rue Edward Steichen, L-2540 Luxembourg, Grand-Duchy of Luxembourg and its telephone number is +352 284 806 84 – 100.
Seller Representatives
Sandrine Asseraf is the representative of the PoA Sellers (as defined in the Share Purchase and Contribution Agreement). Sandrine Asseraf is the general counsel of Webhelp SAS. Her principal executive office is located at 3-5, rue d’Héliopolis, 75017 Paris, France and her telephone number is +33 1 44 40 33 40.
Priscilla Maters is the representative of Frédéric Jousset and the Sellers affiliated with GBL. Priscilla Maters is the general counsel of GBL. Her principal executive office is located at Avenue Marnix 24, 1000 Brussels, Belgium and her telephone number is +32 2 289 17 52.

Sapiens S.à r.l. is the representative of the Non-PoA Sellers (as defined in the Share Purchase and Contribution Agreement). Its principal executive offices are located at 19-21 Route d’Arlon, 8009 Strassen, Grand Duchy of Luxembourg, and its telephone number is +352 263 849.
Sellers
Groupe Bruxelles Lambert
Founded in 1906, Groupe Bruxelles Lambert (GBL) is an established investment holding company listed on the Euronext Brussels, with a net asset value of €19 billion and a market capitalization of €12 billion at the end of March 2023. GBL is focused on long-term value creation and relying on a stable and supportive family shareholder base.
GBL is incorporated in Belgium. Its principal executive offices are located at Avenue Marnix 24, 1000 Brussels, Belgium, and its telephone number is +32 2 289 17 52. GBL’s website address is www.gbl.be. Information contained on GBL’s website does not constitute part of this proxy statement. GBL’s stock is publicly traded on the Euronext Brussels, under the ticker symbol “GBLB BB.”
Sapiens S.à r.l.
Sapiens S.à r.l., a private limited liability company (société à responsabilité limitée) organized under the Laws of the Grand Duchy of Luxembourg, whose registered office is at 19-21, route d’Arlon, L-8009 Strassen, Grand Duchy of Luxembourg, registered with the Luxembourg Register of Commerce and Companies (Registre de Commerce et des Sociétés, Luxembourg) under number B235895, is controlled and managed by affiliates of GBL. Its principal executive offices are located at 19-21, route d’Arlon, L-8009 Strassen, Grand Duchy of Luxembourg, and its telephone number is +352 263 849.
FINPAR V
FINPAR V, a société à responsabilité limitée organized under the laws of Belgium, whose registered office is located at Avenue Marnix 24, 1000 Brussels, Belgium, registered under corporate number 0746.527.143, is controlled and managed by affiliates of GBL. Its principal executive offices are located at Avenue Marnix 24, 1000 Brussels, Belgium, and its telephone number is +32 2 289 17 52.
FINPAR VI
FINPAR VI, a société à responsabilité limitée organized under the laws of Belgium, whose registered office is located at Avenue Marnix 24, 1000 Brussels, Belgium, registered under corporate number 0758.452.601, is controlled and managed by affiliates of GBL. Its principal executive offices are located at Avenue Marnix 24, 1000 Brussels, Belgium, and its telephone number is +32 2 289 17 52.
Olivier Duha
Olivier Duha is the Co-Founder and Chief Executive Officer of Webhelp SAS. His principal executive office is located at 3-5, rue d’Héliopolis, 75017 Paris, France and his telephone number is +33 1 86 64 02 50.
MONTANA
Montana, a société simple, organized under the Laws of Belgium, whose registered office is located at 22, rue Jean-Baptiste Meunier, 1050 Brussels, Belgium, registered under the corporate number 0786.381.176 is controlled by Olivier Duha. Its principal executive office is located at 12, Place Vendôme, 75001 Paris, France and its telephone number is +33 1 86 64 02 50.
LIBERTY MANAGEMENT
Liberty Management, a société à responsabilité limitée, organized under the laws of Belgium, whose registered office is located at 22, rue Jean-Baptiste Meunier, 1050 Brussels, Belgium, registered under the corporate number 0655.770.082 (“Liberty Management”), is controlled by Olivier Duha. Its principal executive office is located at 12, Place Vendôme, 75001 Paris, France and its telephone number is +33 1 86 64 02 50.

Frédéric Jousset
Frédéric Jousset is the Co-Founder and a major shareholder of Webhelp SAS. His principal executive office is located at 4 rue Francois Bellot, 1206 Geneva, Switzerland and his telephone number is +41 79 10 44 401.

THE SPECIAL MEETING
We are furnishing this proxy statement as part of the solicitation of proxies by the Board for use at the special meeting and at any properly convened meeting following an adjournment or postponement of the special meeting.
Date, Time and Place of the Special Meeting
Concentrix will hold the special meeting via live audio webcast on [•], 2023, at 10:00 a.m., Eastern Time. The special meeting can be accessed by visiting www.virtualshareholdermeeting.com/CNXC2023SM and entering the unique 16-digit control number that was included on your proxy card, or the instructions that accompanied your proxy materials. You will be able listen, vote and submit questions during the virtual meeting. You are welcome to log in as early as 15 minutes before the start time of the special meeting, so that any technical difficulties may be addressed before the special meeting live audio webcast begins. Please note that you will not be able to attend the virtual special meeting in person.
Purpose of the Special Meeting
At the special meeting, Concentrix’ stockholders of record will be asked to consider and vote on:
•
The Share Issuance Proposal to approve the issuance of 15,611,885 shares of Concentrix common stock, which includes the Closing Shares and the Earnout Shares, for the purpose of complying with the applicable provisions of Nasdaq Listing Rule 5635(a) requiring stockholder approval prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in connection with the acquisition of another company if such securities are not issued in a public offering for cash and (i) the common stock has, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such securities; or (ii) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities; and

•
The Adjournment Proposal to adjourn the special meeting to a later date or time if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the Share Issuance Proposal.

Recommendation of the Board
The Board carefully reviewed and considered the terms and conditions of the Put Option, the Share Purchase and Contribution Agreement and the Transaction. By a unanimous vote, the Board (i) determined that the Put Option, the Share Purchase and Contribution Agreement and the Transaction, including the payment of the Cash Purchase Price and issuance of shares of Concentrix common stock in connection with the Transaction, are fair to, and in the best interests of, Concentrix and Concentrix’ stockholders, (ii) approved and declared advisable the Put Option, the Share Purchase and Contribution Agreement and the Transaction, including the payment of the Cash Purchase Price and issuance of shares of Concentrix common stock in connection with the Transaction, on the terms and subject to the conditions set forth in the Share Purchase and Contribution Agreement, (iii) directed that the issuance of shares of Concentrix common stock in connection with the Transaction and on the terms and subject to the conditions set forth in the Share Purchase and Contribution Agreement be submitted to Concentrix’ stockholders for their approval, and (iv) resolved to recommend that Concentrix’ stockholders approve the issuance of shares of Concentrix common stock in connection with the Transaction and on the terms and subject to the conditions set forth in the Share Purchase and Contribution Agreement.
Accordingly, the Board unanimously recommends a vote “FOR” the Share Issuance Proposal and “FOR” the Adjournment Proposal.
Record Date and Quorum
Each holder of record of shares of Concentrix common stock as of the close of business on the Record Date is entitled to receive notice of, and to vote at, the special meeting. You will be entitled to one vote for each share of Concentrix common stock that you owned on the Record Date. As of the Record Date, there were [•] shares of Concentrix common stock issued and outstanding and entitled to vote at the special meeting. The presence at the special meeting, by attendance via the virtual meeting website or by proxy, of Concentrix stockholders representing a majority of the votes that all Concentrix stockholders are entitled to cast constitutes a quorum for the special meeting.
If you are a stockholder of record of Concentrix and you vote by mail, by telephone or through the internet or at the special meeting via the virtual meeting website, then your shares of Concentrix common stock will be counted as part of the quorum. If you are a “street name” holder of shares of Concentrix common stock and you provide your bank, broker, trust or other nominee with voting instructions, then your shares will be counted in determining the presence of a quorum. If you are a “street name” holder of shares of Concentrix common stock and you do not provide your bank, broker, trust or other nominee with voting instructions, then your shares will not be counted in determining the presence of a quorum.
All shares of Concentrix common stock held by stockholders of record that are present at the special meeting via the virtual meeting website or represented by proxy and entitled to vote at the special meeting, regardless of how such shares are voted or whether such stockholders abstain from voting, will be counted in determining the presence of a quorum. In the absence of a quorum, the special meeting may be adjourned.
Vote Required for Approval
Share Issuance Proposal. The proposal to approve the issuance of 15,611,885 shares of Concentrix common stock, which includes the Closing Shares and the Earnout Shares, in connection with the Transaction requires the affirmative vote of a majority of the shares of Concentrix common stock present at the special meeting, whether via the virtual meeting website or represented by proxy, and entitled to vote on such matter. This means that of the shares represented at the meeting and entitled to vote, a majority of them must be voted “FOR” the proposal for it to be approved.
Adjournment Proposal. The approval of the proposal to adjourn the special meeting if necessary or appropriate requires the affirmative vote of a majority of the shares of Concentrix common stock present at the special meeting, whether via the virtual meeting website or represented by proxy, entitled to vote on such matter. This means that of the shares represented at the meeting and entitled to vote, a majority of them must be voted “FOR” the proposal for it to be approved. In addition, even if a quorum is not present at the special meeting, the affirmative vote of shares representing a majority of the shares of Concentrix common stock present at the special meeting, whether via the virtual meeting website or represented by proxy, entitled to vote on such matter may adjourn the special meeting to a later date and time.
Effect of Abstentions; Broker Non-Votes
The Share Issuance Proposal requires the affirmative vote of a majority of the shares of Concentrix common stock present at the special meeting, whether via the virtual meeting website or represented by proxy, entitled to vote on such matter. Therefore, abstentions will have the same effect as a vote “AGAINST” the proposal.
The Adjournment Proposal requires the affirmative vote of a majority of the shares of Concentrix common stock present at the special meeting, whether via the virtual meeting website or represented by proxy, entitled to vote on such matter. Therefore, abstentions from voting will have the same effect as a vote “AGAINST” the proposal. In addition, even if a quorum is not present at the special meeting, the affirmative vote of shares representing a majority of the shares of Concentrix common stock present at the special meeting, whether via the virtual meeting website or represented by proxy, entitled to vote on such matter may adjourn the special meeting to a later date and time.
A broker non-vote with respect to Concentrix common stock occurs when (i) shares of Concentrix common stock held by a bank, broker, trust or other nominee are represented, in person or by proxy, at a meeting of Concentrix’ stockholders, (ii) the bank, broker, trust or other nominee has not received voting instructions from the beneficial owner on a particular proposal and (iii) the bank, broker, trust or other nominee does not have the discretion to direct the voting of the shares of Concentrix common stock on a particular proposal but has discretionary voting power on other proposals. A bank, broker, trust or other nominee may exercise discretion in voting on routine matters but may not exercise discretion and therefore will not vote on non-routine matters if instructions are not given.

Under applicable stock exchange rules, all of the proposals in this proxy statement are non-routine matters. Accordingly, if your shares of Concentrix common stock are held in “street name,” a bank, broker, trust or other nominee will NOT be able to vote your shares, and your shares will not be counted in determining the presence of a quorum unless you have properly instructed your bank, broker, trust or other nominee on how to vote. Because the approval of each of (a) the Share Issuance Proposal and (b) the Adjournment Proposal requires the affirmative vote of shares representing a majority of the shares present at the special meeting, whether via the virtual meeting website or represented by proxy, entitled to vote on such matter, and because your bank, broker, trust or other nominee does not have discretionary authority to vote on such proposal, the failure to provide your bank, broker, trust or other nominee with voting instructions will have no effect on approval of those proposals.
How to Vote
Stockholders have a choice of voting by proxy by completing a proxy card and mailing it in the prepaid envelope provided, by calling a toll-free telephone number or through the internet. Please refer to your proxy card or the information forwarded by your bank, broker, trust or other nominee to see which options are available to you. The telephone and internet voting facilities for stockholders of record will close at 11:59 p.m., Eastern Time on [•], 2023 for shares held directly or at 11:59 p.m., Eastern Time on [•], 2023 for shares held in Concentrix' 401(k) plan.
If you submit your proxy by mail, by telephone or through the internet voting procedures, but do not include “FOR,” “AGAINST” or “ABSTAIN” on a proposal to be voted, your shares will be voted in favor of that proposal. If you indicate “ABSTAIN” on a proposal to be voted, it will have the same effect as a vote “AGAINST” that proposal. If you wish to vote by proxy and your shares are held by a bank, broker, trust or other nominee, you must follow the voting instructions provided to you by your bank, broker, trust or other nominee. Unless you give your bank, broker, trust or other nominee instructions on how to vote your shares of Concentrix common stock, your bank, broker, trust or other nominee will not be able to vote your shares on the proposals.
If you wish to vote by attending the special meeting via the virtual meeting website and your shares are held in a brokerage account or through a bank, trust or other nominee, your broker, bank, trust or other nominee is responsible for providing you with instructions on how to vote.
If you do not submit a proxy or otherwise vote your shares of Concentrix common stock in any of the ways described above, it will have no effect on the approval of the Share Issuance Proposal or the Adjournment Proposal.
Revocation of Proxies
Any proxy given by a stockholder of Concentrix may be revoked at any time before it is voted at the special meeting by doing any of the following:
•	by submitting another proxy by telephone or through the internet, in accordance with the instructions on the proxy card;
•
by delivering a signed written notice of revocation bearing a date later than the date of the proxy to Concentrix Corporation, Attention: Corporate Secretary, 39899 Balentine Drive, Suite 235, Newark, California 94560, stating that the proxy is revoked;

•	by submitting a later-dated proxy card relating to the same shares of Concentrix common stock; or
•
by attending the special meeting via the virtual meeting website and voting at the meeting (your attendance at the special meeting will not, by itself, revoke your proxy; you must vote at the special meeting via the virtual meeting website).

“Street name” holders of shares of Concentrix common stock should contact their bank, broker, trust or other nominee to obtain instructions as to how to revoke or change their proxies.

Adjournments and Postponements
Although it is not currently expected, the special meeting may be adjourned or postponed one or more times to a later day or time if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the Share Issuance Proposal. Your shares of Concentrix common stock will be voted on any adjournment proposal in accordance with the instructions indicated in your proxy or, if no instructions were provided, “FOR” the proposal.
If a quorum is present at the special meeting, the special meeting may be adjourned by the affirmative vote of a majority of the shares of Concentrix common stock present at the special meeting, whether via the virtual meeting website or represented by proxy, entitled to vote on such matter. In addition, even if a quorum is not present at the special meeting, the affirmative vote of shares representing a majority of the shares of Concentrix common stock present at the special meeting, whether via the virtual meeting website or represented by proxy, entitled to vote on such matter may adjourn the special meeting to a later date and time. In either case, the adjourned meeting may take place without further notice other than by an announcement made at the special meeting unless the adjournment is for more than thirty (30) days thereafter or, if, after the adjournment, a new Record Date is fixed for the adjourned meeting, in which case a notice of the adjourned meeting will be given to each stockholder of record entitled to vote at the special meeting. If a quorum is not present at the special meeting, or if a quorum is present at the special meeting but there are insufficient votes at the time of the special meeting to adopt the other proposals, then Concentrix may seek to adjourn the special meeting. In addition, the Board may, after consultation with Webhelp Parent, postpone the special meeting upon public announcement made prior to the date previously scheduled for the special meeting for the purpose of soliciting additional proxies or as otherwise permitted under the Share Purchase and Contribution Agreement.
Solicitation of Proxies
Concentrix is paying the cost of printing and mailing proxy materials. In addition to the solicitation of proxies by mail, solicitation may be made by our directors, officers and other associates by personal interview, telephone, facsimile or electronic mail. No additional compensation will be paid to these persons for solicitation. Concentrix has engaged Innisfree M&A Incorporated (“Innisfree”) to assist in the solicitation of proxies for the special meeting and will pay Innisfree a fee of up to $45,000, plus reimbursement of reasonable out-of-pocket expenses. We will reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation materials to beneficial owners of our common stock.
Technical Support
The virtual meeting platform is supported across internet browsers and devices (e.g., desktops, laptops, tablets, and cell phones). If you plan to attend the live webcast, we recommend a strong WiFi or internet connection for the best viewing experience. We encourage you to access the virtual meeting platform before the meeting begins to confirm your log-in credentials, familiarize yourself with the platform and ensure that your streaming audio is working correctly. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual meeting login page.
Questions and Additional Information
If you have more questions about the Transaction or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please contact:
Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, New York 10022
Stockholders may call toll-free: (877) 750-0831
Banks and Brokers may call collect: (212) 750-5833

PROPOSAL 1: SHARE ISSUANCE PROPOSAL
Pursuant to Nasdaq Listing Rule 5635(a), which requires stockholder approval prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in connection with the acquisition of another company if such securities are not issued in a public offering for cash and (i) the common stock has, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such securities; or (ii) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities, Concentrix is asking its stockholders to approve the issuance of an aggregate of 15,611,885 shares of Concentrix common stock in connection with the Transaction, which includes the Closing Shares and the Earnout Shares. Based on the number of shares of Concentrix common stock outstanding on the Record Date, Concentrix estimates that Concentrix’ stockholders as of immediately prior to the completion of the Transaction will hold, in the aggregate, approximately [•]% of the issued and outstanding shares of common stock of the combined company immediately following the completion of the Transaction, assuming no issuance of the Earnout Shares, and [•]% of the issued and outstanding shares of common stock of the combined company immediately following the completion of the Transaction assuming the issuance of all of the Earnout Shares, and Sellers as of immediately prior to the completion of the Transaction will hold, in the aggregate, approximately [•]% of the issued and outstanding shares of common stock of the combined company immediately following the completion of the Transaction, assuming no issuance of the Earnout Shares, or [•]% of the issued and outstanding shares of common stock of the combined company immediately following the completion of the Transaction assuming the issuance of all of the Earnout Shares.
The Concentrix common stock to be issued in connection with the Transaction will not be concurrently registered under the Securities Act of 1933, as amended (“Securities Act”) and will be issued in reliance on the exemption from registration requirements thereof provided by Rule 802 of the Securities Act.
The Board unanimously recommends that Concentrix’ stockholders vote “FOR” the proposal to approve the issuance of 15,611,885 shares of Concentrix common stock in connection with the Transaction.
If you return a properly executed proxy card, but do not indicate instructions on your proxy card, your shares of Concentrix common stock represented by such proxy card will be voted “FOR” the proposal to approve the issuance of shares in connection with the Transaction.
The approval of this proposal requires an affirmative vote of a majority of the shares of Concentrix common stock present at the special meeting, whether via the virtual meeting website or represented by proxy, entitled to vote on such matter. This means that of the shares represented at the meeting and entitled to vote, a majority of them must be voted “FOR” the proposal for it to be approved. Abstentions will have the same effect as a vote “AGAINST” this proposal, and broker non-votes will have no effect on the vote for this proposal.

PROPOSAL 2: ADJOURNMENT PROPOSAL
Concentrix’ stockholders may be asked to adjourn the special meeting to a later date or time if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the Share Issuance Proposal.
The Board unanimously recommends that stockholders vote “FOR” the proposal to adjourn the special meeting to a later date or time if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the Share Issuance Proposal.
If you return a properly executed proxy card, but do not indicate instructions on your proxy card, your shares of Concentrix common stock represented by such proxy card will be voted “FOR” the proposal to adjourn the special meeting to a later date or time if necessary or appropriate.
The approval of the proposal to adjourn the special meeting if necessary or appropriate requires the affirmative vote of a majority of the shares of Concentrix common stock present at the special meeting, whether via the virtual meeting website or represented by proxy, entitled to vote on such matter. This means that of the shares represented at the meeting and entitled to vote, a majority of them must be voted “FOR” the proposal for it to be approved. In addition, even if a quorum is not present at the special meeting, the affirmative vote of shares representing a majority of the shares of Concentrix common stock present at the special meeting, whether via the virtual meeting website or represented by proxy, entitled to vote on such matter may adjourn the special meeting to a later date and time. Abstentions will have the same effect as a vote “AGAINST” this proposal, and broker non-votes will have no effect on the vote for this proposal.

THE TRANSACTION
Overview
On March 29, 2023, Concentrix and Purchaser entered into the Put Option with the Beneficiaries. Pursuant to the Put Option, Concentrix and Purchaser have committed to acquire all of the issued and outstanding Shares of Webhelp Parent from the Sellers, subject to the terms and conditions of the Share Purchase and Contribution Agreement.
Concentrix entered into the Share Purchase and Contribution Agreement with Webhelp Parent on June 12, 2023. Under the terms of the Share Purchase and Contribution Agreement, subject to the satisfaction or waiver of specified conditions, Concentrix will acquire Webhelp Parent and all of its subsidiaries through the direct and indirect (through Purchaser) acquisition of 100% of the Sellers’ Shares. The Sellers will transfer to Purchaser certain of their shares in exchange for the Cash Purchase Price, will contribute the Contributed Shares to Concentrix in exchange for the issuance of the Closing Shares, and will transfer the Exchanged Shares in exchange for the contingent right to earn the Earnout Shares. Immediately following the closing of the Transaction, Webhelp Parent will become a wholly owned subsidiary of Purchaser, which in turn is a wholly owned subsidiary of Concentrix. The Board has determined that the Share Purchase and Contribution Agreement is fair to, and in the best interest of, Concentrix and its stockholders and has approved and declared advisable the Share Purchase and Contribution Agreement and the Transaction.
If the Transaction is completed, the aggregate consideration for the Transaction in exchange for all the issued and outstanding Sellers’ Shares will consist of (i) the Cash Purchase Price, (ii) the Closing Shares, which, based on the number of shares of Concentrix common stock outstanding as of the Record Date, would represent approximately [•]% of the outstanding shares of Concentrix common stock, and (iii) the Earnout Shares if certain conditions set forth in the Share Purchase and Contribution Agreement occur, including the share price of Concentrix common stock reaching $170.00 per share within seven years from the Closing Date (based on daily volume weighted average prices measured over a specified period). The Concentrix common stock to be issued in connection with the Transaction will not be concurrently registered under the Securities Act and will be issued in reliance on the exemption from registration requirements thereof provided by Rule 802 of the Securities Act. Concentrix will file and cause to become effective no later than the 180th calendar day following the Closing Date, a shelf registration statement registering for resale all of the Concentrix common stock issued to certain Sellers at the closing of the Transaction.
Background of the Transaction
The following chronology summarizes the key meetings and events that led to the signing of the Share Purchase and Contribution Agreement. The following chronology does not purport to catalogue every conversation among the Board, or the representatives of each company, their respective advisors or any other persons.
In the ordinary course, the Board, acting independently and with the advice of Concentrix’ management team, regularly reviews and assesses the operations, financial performance and industry conditions of Concentrix in light of the current business and economic environment and in consideration of its long-term business strategy to enhance value for its stockholders. Such reviews and assessments include periodic meetings or consultations with third-party advisors. From time to time, the Board and Concentrix’ management teams have evaluated and considered a variety of potential financial and strategic options in light of industry developments and changing economic and market conditions. The evaluations have included monitoring the financial performance and strategic transactions of others in Concentrix’ industry, including Webhelp. Also, from time to time, members of Concentrix’ management have met with others in the industry to discuss trends and developments in the CX and adjacent industries.
In January 2022, Chris Caldwell, the President and Chief Executive Officer of Concentrix, met representatives of Webhelp, including Olivier Duha, the Chief Executive Officer of Webhelp, in Miami, Florida and representatives of GBL, including Ian Gallienne, the Chief Executive Officer of GBL, via videoconference and discussed industry trends and the performance, business, strategic direction and prospects of the respective companies, as well as the potential merits of combining the two companies.

On January 13 and 14, 2022, the Board met via video conference for its regularly scheduled quarterly board meeting. At this meeting, Concentrix’ management discussed certain acquisition opportunities being evaluated by the Company, including a potential transaction with Webhelp. The Board discussed the acquisition opportunities and directed management to continue to evaluate and update the Board on the potential acquisitions for the Board’s review and consideration.
On January 28, 2022, Concentrix and Webhelp entered into a mutual confidentiality agreement with respect to confidential business information exchanged by the parties (the “Confidentiality Agreement”) in order to explore a potential transaction between the two companies.
Between February 16 and April 25, 2022, representatives of Concentrix, as well as representatives of Concentrix’ external legal counsel, Pillsbury Winthrop Shaw Pittman (“Pillsbury”), and representatives of Webhelp, as well as representatives of Webhelp’s external legal counsel, Latham & Watkins LLP (“Latham”), engaged in ongoing discussions in person and via video conference related to a potential transaction between the two parties. As part of these discussions, Webhelp began assembling diligence information in an electronic data room to make available to a limited number of representatives of Concentrix. Webhelp also participated in multiple diligence calls and meetings with representatives of Concentrix and provided certain preliminary diligence information regarding Webhelp’s business, operations, and finances. Mr. Caldwell regularly updated the Board on these discussions and the Company’s initial diligence review of Webhelp, as well as Concentrix’ management team’s evaluation of a variety of other potential transactions. During this time period, the Board also met via video conference on several occasions to discuss certain acquisition opportunities being evaluated by Concentrix, including a potential transaction with Webhelp.
On March 22 and 23, 2022, the Board met for its regularly scheduled quarterly board meeting. On March 23, 2022, Concentrix’ management presented on, and the Board discussed, the status of negotiations with Webhelp, the Webhelp business, including the rationale for a potential transaction and the alignment of a transaction with the Company’s strategy.
On March 24, 2022, Concentrix submitted a non-binding written proposal to Webhelp (the “2022 Indication of Interest”), which provided for a potential transaction with a purchase price of €5.5 billion, including €1.3 billion in cash consideration, €2.7 billion in Concentrix common stock (comprised of approximately 15.0 million shares of Concentrix common stock based on a fixed exchange ratio at signing) and the assumption of €1.5 billion of assumed net debt. The 2022 Indication of Interest also proposed two Board seats for Webhelp’s shareholders, registration rights for the shares of Concentrix common stock and exclusivity provisions. The 2022 Indication of Interest was subject to further due diligence. Webhelp agreed to engage in discussions regarding a potential transaction on these terms.
On April 1, 2022, Concentrix and Webhelp entered into a customary standstill agreement binding on Webhelp, Olivier Duha, Frederic Jousset, and GBL and their respective representatives restricting the parties from acquiring any interests in Concentrix or its equity securities, debt securities, or material assets for a period of 12 months following the date of the agreement (the “Standstill Agreement”).
Between April 2 and April 13, 2022, Pillsbury, representatives of Latham, and representatives of GBL’s external U.S. legal counsel, Kirkland & Ellis LLP (“K&E”) and external French legal counsel, Gide Loyrette Nouel LLP (“Gide”) exchanged initial drafts of the Share Purchase and Contribution Agreement, Put Option, and Investor Rights Agreement. Concentrix was also advised by CMS Francis Lefebvre Avocats (“CMS”) throughout the course of negotiations for the Transaction with respect to French, Luxembourg and other European law matters. GBL and Webhelp were also advised by Loyens & Loeff N.V. (“Loyens”) throughout the course of negotiations for the Transaction with respect to Luxembourg law matters.
On April 13, 2022, Webhelp and Mr. Jousset entered into a letter agreement pursuant to which Mr. Jousset agreed to be bound by the provisions of the Confidentiality Agreement and of the Standstill Agreement.
On April 13, 2022, Mr. Caldwell updated the Board via email on ongoing discussions with Webhelp. He noted for the Board, among other things, the status of the potential transaction, including the proposed financial terms such as price terms related to fluctuation in Concentrix stock price, as well as with respect to the terms of the legal agreements and the information shared via due diligence. Following the Board meeting, on April 13, 2022,

Mr. Caldwell sent a letter via email to Webhelp outlining key areas in which Concentrix sought revised terms and required progress in order to continue discussions on a potential transaction, including the financial terms of a potential transaction, information shared as part of due diligence, and key terms in the Share Purchase and Contribution Agreement and Investor Rights Agreement.
On April 21, 2022, Mr. Caldwell updated the Board via email on the status of discussions with Webhelp, including with respect to the status of proposed financial terms of a potential transaction and the inability to agree on certain financial terms.
On April 25, 2022, representatives of Concentrix and of Webhelp discussed the parties’ continued disagreement on certain transaction issues set out in Mr. Caldwell’s April 13, 2022 letter and agreed to cease discussions with respect to the potential transaction.
Between June 2022 and September 2022, Mr. Caldwell had several conversations with representatives of GBL, as well as occasional conversations with Mr. Duha, to discuss industry trends and the performance, business, strategic direction and prospects of their respective companies, as well as the potential merits of combining the two companies. Mr. Caldwell updated the Board regularly via email and at regular meetings on the substance of these conversations.
On June 21 and June 22, 2022, the Board met for its regularly scheduled quarterly board meeting. On June 22, 2022, Concentrix’ management updated the Board on the competitive landscape and potential strategic transactions the Company may consider pursuing. The Board also discussed the recent interactions with Webhelp and the circumstances in which the Company might consider reengaging with Webhelp, including a reduction in the total purchase price consideration to reflect changes in the trading price of Concentrix common stock since the parties entered into the 2022 Indication of Interest in late March. The Board discussed the strategic landscape, as well as certain other potential transactions being evaluated by Concentrix’ management team, and directed management to continue discussions with Webhelp.
On September 20, 2022, representatives of Webhelp and GBL met with Mr. Caldwell and presented a non-binding indication of interest regarding a potential transaction between Concentrix and Webhelp, whereby Concentrix would acquire 100% of the Shares for (i) shares of Concentrix common stock that would result in the Sellers owning 23% of the share capital of Concentrix on a fully diluted, pro forma basis, (ii) warrants to acquire an additional 3% of the share capital of Concentrix on a fully diluted, pro forma basis, and (iii) cash consideration of €1.3 billion, €650 million of which would be delivered at closing of the transaction and €650 million of which would be delivered one year following closing, together with interest at an agreed upon rate.
On September 23, 2022, the Board met via video conference for its regularly scheduled quarterly board meeting. Concentrix’ management reviewed the details of the September 20th proposal with the Board, the terms of which had previously been circulated to the Board, and the potential merits of a transaction with Webhelp. The Board directed management to continue discussions with Webhelp and to continue to update the Board on the potential strategic transaction opportunity.
On October 12, 2022, Mr. Caldwell discussed with representatives of Webhelp and GBL a counterproposal whereby Concentrix would combine with Webhelp through an acquisition of 100% of the Shares for (i) shares of Concentrix common stock that would result in the Sellers owning 22% of the share capital of Concentrix on a fully diluted, pro forma basis, (ii) contingent earnout consideration of up to €400 million three years following closing, subject to meeting certain mutually agreeable earnings before interest, taxes, depreciation and amortization (“EBITDA”) thresholds, and (iii) cash consideration of €1.0 billion, €600 million of which would be delivered at closing of the transaction and €400 million of which would be delivered 18 months following closing, together with interest at a rate of 2% per annum.
On October 21, 2022, representatives of Webhelp and GBL met with Mr. Caldwell and presented a counterproposal that reflected (i) shares of Concentrix common stock that would result in the Sellers owning 23% of the share capital of Concentrix on a fully diluted, pro forma basis, (ii) warrants to acquire an additional 1.5% of the share capital of Concentrix on a fully diluted, pro forma basis, and (iii) cash consideration of €1.2 billion, €500 million of which would be delivered at closing of the transaction and €700 million of which would be delivered 18 months following closing, together with interest at a rate of 2% per annum.

Between October 21, 2022 and January 11, 2023, Mr. Caldwell had multiple discussions with representatives of GBL via telephone or in person about various matters related to the parties’ respective proposals regarding a potential transaction, including matters related to governance, potential synergies and integration.
On November 23, 2022, Mr. Caldwell met with representatives of GBL and discussed the potential merits of combining Concentrix and Webhelp, as well as potential synergies and matters relating to integration in connection with a potential transaction.
On January 5 and January 6, 2023, the Board met for its regularly scheduled quarterly Board meeting. On January 6, 2023, Concentrix’ management presented on, and the Board discussed, the broader CX industry, including market conditions and significant competitors, as well as a variety of potential strategic options. Concentrix’ management also updated the Board on the recent discussions with Webhelp regarding Webhelp’s proposal, including the proposal that the Sellers would have the right to nominate two individuals to the Board. Concentrix’ management discussed with the Board the benefits and risks of a potential transaction with Webhelp, including the potential impact of a transaction on operations, integration, corporate culture, client and vertical diversification, and global footprint. Concentrix’ management also discussed with the Board certain financial information, estimated transaction costs, forecasted synergies, and potential financing alternatives. The Board discussed the information presented by Concentrix’ management and reviewed the risks and benefits of a transaction. Following this discussion, the Board directed Concentrix’ management to continue discussions with Webhelp and to continue to update the Board on the potential transaction opportunity.
On January 11, 2023, representatives of Webhelp and representatives of Concentrix discussed certain terms included in the parties’ respective proposals. Following the discussion, representatives of Webhelp sent representatives of Concentrix a proposed term sheet outlining an updated proposal that reflected a reduction in the fully diluted, pro forma ownership of Concentrix by the Sellers from 23% to 22% with the other terms remaining consistent with the proposal communicated on October 21, 2022, as well as certain non-economic terms, such as governance matters that the parties had discussed.
In early January 2023, Webhelp began providing additional diligence materials to a limited number of Concentrix representatives. Additionally, both Concentrix’ management and Webhelp’s management started the process of identifying which diligence items should be made available on a limited access basis to a subset of people through a separate data room. Population of the Webhelp data room continued through the entire negotiation process until shortly before the execution of the Put Option.
On January 21, 2023, Mr. Caldwell updated the Board via email regarding the status of the negotiations and due diligence related to the proposed transaction with Webhelp.
Between January 25 and January 28, 2023, representatives of Concentrix and representatives of GBL exchanged multiple drafts of the term sheet and discussed certain matters reflected in the term sheet, including that the deferred cash consideration of €700 million would be delivered 24 months following closing, as well as certain changes to the non-economic terms of the proposal.
On January 30, 2023, Concentrix’ management updated the Board via email regarding the progress on the potential transaction with Webhelp, including a proposed timeline prepared by Concentrix’ management, the status of due diligence and transaction documents, and financing efforts.
On January 31, 2023, Webhelp re-opened the Webhelp data room to representatives of Concentrix to facilitate the due diligence process.
On February 1, 2023, representatives of Latham, via Goldman Sachs Bank Europe SE, Succursale de Paris (“Goldman Sachs”), acting as financial advisor to Webhelp, provided revised drafts of the previously circulated Share Purchase and Contribution Agreement and the Investor Rights Agreement prepared by counsel to Webhelp and GBL to representatives of Concentrix.
On February 9, 2023, representatives of Latham provided an initial draft of the Put Option to representatives of Concentrix.
Beginning on February 10, 2023, various members of Concentrix’ management met with various members of Webhelp’s management and representatives of GBL to provide each other with additional information about their respective businesses and to discuss strategy, certain historical and projected financials, industry trends, and potential synergies and matters relating to integration in connection with a potential strategic transaction.

Between February 10 and February 17, 2023, representatives of Webhelp and GBL presented to representatives of Concentrix on Webhelp’s financial, commercial and operational diligence matters. Concentrix held calls with representatives of Goldman Sachs to provide financial information with respect to Concentrix, which was subsequently shared with Webhelp's management.
On February 13, 2023, representatives of Concentrix, Webhelp, GBL, Latham and K&E discussed via video conference the draft Share Purchase and Contribution Agreement and the draft Investor Rights Agreement circulated on February 1, 2023.
On February 14, 2023, representatives of Concentrix presented to representatives of Webhelp and GBL on Concentrix’ financial diligence matters.
On February 15, 2023, representatives of Latham provided an initial draft of the Voting Agreement to representatives of Concentrix.
On February 16, 2023, at the direction of the Board, a representative of Concentrix contacted representatives of J.P. Morgan, given J.P. Morgan’s familiarity with Concentrix’ business and industry, to explore the engagement of J.P. Morgan to serve as a financial advisor to Concentrix, including, if requested by Concentrix, rendering an opinion to the Board as to the fairness to Concentrix, from a financial point of view, of the consideration to be paid by Concentrix and Purchaser in connection with the proposed transaction.
On February 17, 2023, Concentrix’ management updated the Board via email regarding the progress on the potential transaction, including the expectations with respect to a potential transaction timeline, the status of due diligence and transaction documents, financing efforts, and updates to Concentrix’ financial model.
Between February 21 and March 27, 2023, representatives of Webhelp participated in multiple diligence calls and meetings with representatives of Concentrix, exchanged numerous e-mails regarding Webhelp’s business, operations, and finances, and uploaded additional diligence materials to the data room.
On February 22, 2023, representatives of Pillsbury sent a consolidated issues list regarding the Share Purchase and Contribution Agreement, the Investor Rights Agreement, and the Put Option to representatives of Latham, K&E, Webhelp and GBL. The issues list noted various items for discussion, including the structure of the deal, termination rights and termination fees, closing conditions, post-closing recourse, pre-closing matters, financing, regulatory efforts, certain representations and warranties, the lock-up and standstill applicable to Major Webhelp Stockholders, Board representation for representatives of Webhelp, and registration rights.
On February 27, 2023, representatives of Concentrix, Pillsbury, Webhelp, GBL, Latham and K&E discussed, among other things, the scope of the representations and warranties in the Share Purchase and Contribution Agreement, the potential for committed financing, securities laws matters with respect to the issuance of Concentrix common stock, and the required consultation processes with works councils representing certain Webhelp employee groups in France and the Netherlands.
On March 3, 2023, representatives of Pillsbury provided revised drafts of the Share Purchase and Contribution Agreement and the Put Option to representatives of Latham and K&E. Among other things, the drafts provided for increased disclosure requirements in the representations and warranties, heightened potential for post-closing recourse (including for fraud and errors in the payment schedule), and termination fees/expense reimbursement in certain circumstances if the Share Purchase and Contribution Agreement was not ultimately executed.
On March 4, 2023, representatives of Latham sent an initial draft of the Webhelp disclosure schedules to representatives of Pillsbury. Also on March 4, 2023, Mr. Caldwell met with Messrs. Duha and Gallienne to discuss certain non-economic terms related to the potential transaction, including the terms of the lock-up and standstill applicable to the Major Webhelp Stockholders, and the requirement for Concentrix to obtain committed financing prior to execution of the Put Option.
In early March 2023, Concentrix began the process of obtaining debt financing with JPMorgan Chase for the potential transaction. From then through signing of the Put Option, representatives of Concentrix and Pillsbury engaged in ongoing discussions with representatives of JPMorgan Chase and its legal advisor, Cravath, Swaine and Moore LLP (“Cravath”), and negotiated the terms of the Bridge Commitment Letter with JPMorgan Chase and Cravath for the Bridge Facility to finance the cash portion of the consideration payable in the proposed transaction and the refinancing of certain Webhelp indebtedness.

On March 6, 2023, representatives of Pillsbury provided a revised draft of the Investor Rights Agreement to representatives of Latham and K&E. Among other things, the revised draft provided for more limited registration rights than Webhelp had proposed and raised the ownership threshold to be maintained for GBL and Mr. Duha to retain Board nomination rights for two Board seats of Concentrix.
On March 6 and March 7, 2023, representatives of Concentrix and representatives of Webhelp met to provide each other with additional information about their respective businesses and to discuss strategy, certain historical and projected financials, industry trends, and potential synergies and matters relating to integration in connection with a potential strategic transaction.
On March 7, 2023, representatives of Pillsbury provided a revised draft of the Voting Agreement to representatives of Latham and K&E reflecting provisions acceptable to those Concentrix stockholders being asked to enter into a voting agreement.
On March 8, 2023, Mr. Caldwell updated the Board via email regarding the progress on the potential transaction, including the expected timeline, the status of due diligence and transaction documents, financing efforts, and observations regarding the Webhelp business from the Company’s initial due diligence review.
On March 9, 2023, representatives of Pillsbury provided a further revised draft of the Share Purchase and Contribution Agreement, incorporating provisions regarding the Financing.
On March 12, 2023, representatives of Latham provided revised drafts of the Share Purchase and Contribution Agreement and the Voting Agreement to representatives of Pillsbury. Among other things, the revised Share Purchase and Contribution Agreement proposed a “force the vote” in the event of a Parent Intervening Event (as defined in the Share Purchase and Contribution Agreement), a “hell or highwater” standard requiring Concentrix to take all steps necessary to close the proposed transaction, and narrowed the Sellers’ post-closing recourse obligations. Also on March 12, 2023, representatives of K&E provided a revised draft of the Investor Rights Agreement to representatives of Pillsbury. Among other things, the revised Investor Rights Agreement expanded the registration rights obligations of Concentrix and lowered the ownership thresholds for GBL to maintain nomination rights for Board seats post-closing.
On March 13, 2023, representatives of Latham provided a revised draft of the Put Option to representatives of Pillsbury, which, among other things, sought to narrow the scope of when termination fees or expense fees would be owed by the Sellers. Also on March 13, 2023, representatives of Latham and K&E and representatives of Pillsbury met by videoconference to discuss antitrust and regulatory matters as well as deal structure matters related to the issuance of Concentrix common stock.
Between March 13 and March 17, 2023, representatives of Concentrix and Pillsbury discussed various issues included in the revised drafts of the Share Purchase and Contribution Agreement, the Investor Rights Agreement, the Voting Agreement and the Put Option. Additionally, representatives of Pillsbury, Latham and K&E held videoconferences to discuss matters raised in the revised drafts and to discuss regulatory matters.
On March 15 and March 16, 2023, various members of the Board met by videoconference with Messrs. Duha and Gheysens separately as part of the Board’s due diligence. The Board and Messrs. Duha and Gheysens discussed, among other things, industry trends and the overall purpose of the potential transaction.
On March 16, 2023, Ms. Marinello, the Chair of the Board, and Mr. Gallienne spoke by telephone regarding the proposed transaction, the potential merits of combining the two companies and certain governance matters.
On March 16, 2023, the Board met via video conference to discuss the potential transaction with Webhelp. Concentrix’ management reviewed certain financial information related to the proposed transaction and provided an update on diligence matters and open issues, including with respect to termination rights and termination fees, closing conditions, post-closing recourse, pre-closing matters, regulatory efforts, certain representations and warranties, the lock-up and standstill applicable to the Major Webhelp Stockholders, Board representation and registration rights. The Board discussed the proposed transaction and the outstanding issues and directed management to continue to negotiate the open issues with representatives of Webhelp as discussed with the Board.
On March 17, 2023, representatives of Pillsbury provided revised drafts of the Share Purchase and Contribution Agreement, the Investor Rights Agreement and the Put Option to representatives of Latham and K&E, which, among other things, expanded the time period for which Webhelp would be bound to exclusivity in the event the Put Option was not exercised and sought to expand post-closing recourse against the Sellers.

On March 20, 2023, representatives of Pillsbury provided a revised draft of the Voting Agreement to representatives of Latham and K&E reflecting input from the Voting Agreement Stockholders.
Between March 20 and March 29, 2023, representatives of Pillsbury, Latham and K&E exchanged versions of Webhelp’s disclosure schedules, Concentrix’ disclosure schedules and GBL’s disclosure schedules, each of which were finalized on March 29, 2023.
On March 21, 2023, the parties reached agreement on the final version of the Voting Agreement. Also on March 21, 2023, representatives of K&E provided a revised draft of the Investor Rights Agreement to representatives of Pillsbury, which, among other things, sought more expansive board nomination rights for GBL and Mr. Duha and sought exceptions to the standstill requirements applicable to GBL and Messrs. Jousset and Duha.
On March 22, 2023, representatives of Pillsbury sent an initial draft of a Warrant Agreement to representatives of Latham and K&E reflecting a strike price based on a premium to the trading price of Concentrix common stock at the time of the signing of the Put Option. Also on March 22, 2023, Concentrix entered into an engagement letter with J.P. Morgan.
On March 22 and March 23, 2023, representatives of Concentrix and representatives of GBL discussed the terms of the Warrant Agreement, including Concentrix’ expectation that the strike price would be based on a premium to the trading price of Concentrix common stock at the time of the signing of the Put Option and GBL’s expectation that the warrants would be issued with a nominal strike price. On March 23, 2023, Mr. Gallienne called Mr. Caldwell to propose replacing the warrant portion of the purchase consideration with the Earnout Shares constituting a right to receive 750,000 additional shares of Concentrix common stock, subject to the trading price of Concentrix common stock reaching $170.00 per share within seven years of the Closing Date.
On March 23, 2023, representatives of Latham and K&E sent an initial draft of the Sellers’ Note and revised drafts of the Share Purchase and Contribution Agreement and the Put Option to representatives of Pillsbury, which, among other things, removed Concentrix’ right to a termination fee in the event of a breach of Webhelp’s exclusivity obligations and narrowed the scope of Webhelp’s representations and warranties. Also on March 23, 2023, representatives of Pillsbury provided a further revised draft of the Investor Rights Agreement to representatives of Latham and K&E, which, among other things, sought to limit Concentrix’ expense reimbursement obligations in connection with registration rights and proposed Board nomination right terms for GBL and Mr. Duha that were more favorable to Concentrix.
Between March 22 and March 25, 2023, Pillsbury and representatives of Latham and K&E held videoconferences and phone calls to discuss open issues in the draft documents.
On March 23 and March 24, 2023, the Board met via video conference for its regularly scheduled quarterly board meeting. At the meeting held on March 24, 2023, representatives of Pillsbury were in attendance for the meeting and representatives of J.P. Morgan were in attendance for portions of the meeting. In advance of the meeting, representatives of J.P. Morgan shared J.P. Morgan’s customary relationship disclosure letter with the Board, and the Board reviewed such letter. On March 24, 2023, Concentrix’ management presented on, and the Board discussed, certain financial information including the Concentrix Financial Projections, estimated transaction costs and the forecasted synergies, and the potential impact of the Transaction, including as to operations, integration, corporate culture, client and vertical diversification, and global footprint. Concentrix’ management also reviewed for the Board the approvals needed for the Transaction, including shareholder approval and certain regulatory approvals, as well as the need for financing. The Board discussed with management the potential benefits and risks of the Transaction, and the Board discussed the proposed composition of the Board following the closing and the appointment of the GBL director designees. During the meeting, Concentrix’ management provided the Board with an update on diligence, and the Board reviewed and discussed the proposed Transaction-related resolutions and documents, including the Share Purchase and Contribution Agreement, Put Option, Voting Agreement, Investor Rights Agreement, and the Bridge Commitment Letter, which were provided to the directors prior to the meeting. Representatives of J.P. Morgan reviewed with the Board J.P. Morgan’s preliminary, illustrative financial analysis of the proposed Transaction. Representatives of Pillsbury advised the Board members on their fiduciary duties in connection with the proposed Transaction. Representatives of Pillsbury also provided an overview of the terms and provisions of the Share Purchase and Contribution Agreement, Put Option, Investor Rights Agreement and Bridge Commitment Letter and updated the Board on the outstanding issues in the Transaction documents including the terms of the Earnout Shares, termination rights and termination fees, closing conditions, post-closing recourse, regulatory approvals, financial information, the net debt adjustment, certain representations and warranties, the standstill applicable to the Major Webhelp Stockholders and registration rights. The Board discussed the information presented by Concentrix’ management and its advisors and reviewed the potential risks and benefits of a strategic transaction. Following this discussion, the Board authorized management to finalize the terms of the Transaction and to pursue the resolution of the various diligence issues remaining outstanding, as discussed with the Board.
On March 25, 2023, representatives of Pillsbury provided revised drafts of the Share Purchase and Contribution Agreement, the Investor Rights Agreement and the Put Option to representatives of Latham and K&E. The revised Share Purchase and Contribution Agreement, among other items, included a proposal for the Earnout Shares, a proposal to reduce the purchase price if net debt exceeded a specified threshold at closing, and continued to seek strong financing cooperation covenants, including requiring a marketing period for Concentrix’ contemplated debt offering to occur before closing could occur.
On March 26, 2023, representatives of Pillsbury, Latham and K&E discussed various issues related to the Investor Rights Agreement and the Sellers’ Note, including, with respect to the Sellers’ Note, tax and accounting matters.
On March 26, 2023, representatives of Latham and K&E sent a consolidated issues list to representatives of Pillsbury, reflecting the open issues in the Share Purchase and Contribution Agreement, the Put Option, the Investor Rights Agreement and the Sellers’ Note, including the terms of the Earnout Shares, termination rights and termination fees/expense reimbursement, closing conditions, post-closing recourse, regulatory approvals, financial information and cooperation, the net debt adjustment, certain representations and warranties, the standstill applicable to the Major Webhelp Stockholders and registration rights. Following receipt of this list, representatives of Pillsbury met with representatives of Concentrix to discuss the issues.
On March 27 and March 28, 2023, representatives of Concentrix, Webhelp, Goldman Sachs, GBL, Pillsbury, CMS, Latham, Gide and K&E met in person in London, United Kingdom and via videoconference and reached agreement with respect to many of the outstanding issues. Among other issues, the level of cooperation Webhelp would be required to provide for Concentrix’ acquisition financing and the amount of potential termination fees and expense reimbursements as well as the circumstances that such fees would be owed remained open points.
On March 27, 2023, representatives of K&E sent revised drafts of the Sellers’ Note and Investor Rights Agreement to representatives of Pillsbury.
Between March 27 and March 29, 2023, representatives of Pillsbury, Latham, and K&E exchanged several drafts of the Share Purchase and Contribution Agreement, Put Option, Investor Rights Agreement and Sellers’ Note. Several meetings between representatives of Concentrix, Webhelp, Pillsbury, Latham, and K&E were conducted to discuss the remaining issues in the Transaction documents.
On March 29, 2023, the Board met via video conference. Representatives of Pillsbury were in attendance for the entirety of the meeting and representatives of J.P. Morgan were in attendance for portions of the meeting. Concentrix’ management updated the Board on the resolution of the open items in the Transaction documents and confirmed that the remaining diligence items had been successfully completed. Representatives of J.P. Morgan then reviewed with the Board J.P. Morgan’s financial analysis of the proposed Transaction (as described in the section of this proxy statement entitled “—Opinion of J.P. Morgan Securities LLC”). At the request of the Board, representatives of J.P. Morgan rendered J.P. Morgan’s oral opinion to the Board, subsequently confirmed by delivery of the Opinion, that, as of such date and based on and subject to the factors and assumptions set forth in the Opinion, the consideration to be paid by Concentrix and Purchaser in the proposed Transaction was fair, from a financial point of view, to Concentrix. See the section of this proxy statement entitled “—Opinion of J.P. Morgan Securities LLC.” After discussion, including consideration of the factors described in the section “—Reasons for Recommending the Share Issuance,” the Board unanimously: (i) determined that the Share Purchase and Contribution Agreement and the Transaction, including the payment of the Cash Purchase Price and the issuance of shares of Concentrix common stock in connection with the Transaction, are fair to and in the best interests of Concentrix, (ii) approved and declared advisable, the Share Purchase and Contribution Agreement and the Transaction, including the payment of the Cash Purchase Price and the issuance of shares of Concentrix common stock in connection with the Transaction, on the terms and subject to the conditions set forth in the Share Purchase and Contribution Agreement, (iii) approved the execution, delivery and performance of the Share Purchase and Contribution Agreement, the Sellers’ Note, the Put Option, the Investor Rights Agreement, and the Voting Agreement, and the consummation of the transactions contemplated thereby, including the Transaction, (iv) directed that the issuance of shares of Concentrix common stock in connection with the Transaction and on the terms and subject to the conditions set forth in the Share Purchase and Contribution Agreement be submitted to Concentrix’ stockholders for their approval, and (v) resolved to recommend that Concentrix’ stockholders approve the issuance of shares of Concentrix common stock in connection with the Transaction and on the terms and subject to the conditions set forth in the Share Purchase and Contribution Agreement.
In the afternoon of March 29, 2023, the parties exchanged final drafts of the Put Option, the Share Purchase and Contribution Agreement, the Investor Rights Agreement, and the Sellers’ Note, reflecting the negotiated resolution of the open business points, as well as a finalized draft of the disclosure schedules.
Later in the afternoon of March 29, 2023, the parties executed the Put Option, the Investor Rights Agreement and the Voting Agreement. Webhelp and Concentrix also entered into an amendment to the Standstill Agreement extending the term through December 31, 2023. Concurrently with entering into the Put Option, Concentrix entered into the Bridge Commitment Letter with JPMorgan Chase.
Following the stock market close on March 29, 2023, Concentrix issued a press release announcing the execution of the Put Option and the planned Transaction, and Mr. Caldwell announced the Transaction in the Concentrix quarterly earnings call. Webhelp and GBL also issued press releases to media outlets and on their respective websites announcing the execution of the Put Option and the planned Transaction.
On June 2, 2023, following the completion of the works councils process and collection of PoAs from certain Sellers, the Beneficiaries exercised the Put Option.
On June 12, 2023, the parties executed the Share Purchase and Contribution Agreement consistent with the terms of the Put Option.
Recommendation of the Board
At a meeting of the Board on March 29, 2023, after careful consideration, including detailed discussions with Concentrix’ management and its legal and financial advisors, the Board unanimously:
•
determined that the Share Purchase and Contribution Agreement and the Transaction, including the payment of the Cash Purchase Price and issuance of shares of Concentrix common stock in connection with the Transaction, are fair to, and in the best interests of, Concentrix and Concentrix’ stockholders;

•
approved and declared advisable the Share Purchase and Contribution Agreement and the Transaction, including the payment of the Cash Purchase Price and issuance of shares of Concentrix common stock in connection with the Transaction, on the terms and subject to the conditions set forth in the Share Purchase and Contribution Agreement;

•
approved entering into the Share Purchase and Contribution Agreement, subject to and upon final resolution of the outstanding issues and approval by works councils, as directed by the Board to management;

•	directed that the issuance of shares of Concentrix common stock in connection with the Transaction be submitted to Concentrix’ stockholders for their approval; and
•
resolved to recommend that Concentrix’ stockholders approve the issuance of shares of Concentrix common stock in connection with the Transaction on the terms and subject to the conditions set forth in the Share Purchase and Contribution Agreement.

Accordingly, the Board unanimously recommends that Concentrix’ stockholders vote “FOR” the Share Issuance Proposal and “FOR” the Adjournment Proposal.
Reasons for Recommending the Share Issuance
In arriving at this determination and recommendation, the Board reviewed and discussed various transaction-related information, held a number of meetings, consulted with Concentrix’ management, legal counsel and financial advisors and considered the business, assets and liabilities, results of operations, financial performance, strategic direction and prospects of Concentrix and Webhelp and the terms of the Transaction and determined that the Transaction was in the best interests of Concentrix and its stockholders, as described in the section of this proxy statement entitled “The Transaction—Background of the Transaction”. The following are some of the significant factors that were considered by the Board and supported its decision to approve the Put Option and the Share Purchase and Contribution Agreement (not necessarily in order of relative importance):
Concentrix believes that the Transaction will enhance Concentrix’ position as a leading global provider of CX solutions and technology, and is expected to result in a number of strategic benefits, including:
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Enhancing Concentrix’ position as a leader in the growing CX industry. Webhelp is a CX leader in Europe, Latin America and Africa with expected fiscal year 2023 revenue of approximately $3.0 billion. The combination is expected to create a leading global CX provider with broad capabilities across digital services and technology, delivered at scale, positioned to accelerate growth in a dynamic market of rapidly changing consumer expectations.

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Adding clients in attractive growing markets, and further diversifying Concentrix’ client list. Webhelp would add approximately 1,000 clients to Concentrix, including more than 25 Fortune Global 500 and more than 200 new economy clients. The combined company is expected to have approximately 2,000 clients, including more than 150 Fortune Global 500 clients and more than 300 new economy clients. Webhelp’s clients are predominantly based outside of North America, and Webhelp would expand Concentrix’ domestic sales presence into 12 additional countries.

•
Significantly expanding Concentrix’ footprint in Europe, Latin America and Africa. The Transaction is expected to establish a robust, well-balanced global footprint, enhancing Concentrix’ presence in Europe and Latin America, and establishing its footprint in Africa, all at scale. Webhelp would add operations in more than 25 new countries to Concentrix, and the combined company would have a robust global footprint across more than 70 countries, with diversified revenue contribution nearly evenly split between the Americas, Europe and Asia Pacific.

•
Expanding breadth and global reach of high-value services and digital capabilities. The Transaction would bring together a broad set of offerings combining the digital capabilities of the two companies to better serve the needs of their clients with high-value services. The combined organization would have robust platforms meeting the needs of the strategic verticals it serves. Additionally, the combination is expected to accelerate Concentrix Catalyst’s global reach by adding Webhelp’s engineering talent in Europe and Latin America.

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Strengthening support for clients and staff, and combining complementary cultures. Both Concentrix and Webhelp have been recognized as leaders globally by Great Places to Work and Comparably. In addition, both companies have earned hundreds of awards for ESG and staff environment, well-being, diversity and engagement, as well as hundreds of client partner of choice awards within the past three years.

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Adding to revenue growth, profitability and non-GAAP earnings per share (“EPS”) in the first year. The combination would enhance an already attractive financial profile through anticipated accretion to revenue growth, profitability, and non-GAAP diluted EPS. Webhelp is expected to generate approximately $3.0 billion of revenue and $500.0 million of adjusted EBITDA in 2023, reflecting over 8% organic constant currency growth. The Transaction is expected to be accretive to non-GAAP EPS in the first full year following the Closing Date.

In addition to the strategic factors summarized above, the Board also considered the following factors in connection with its evaluation of the Transaction:
•	the respective businesses, operations, management, geographic footprint, results of operations, financial condition, earnings and prospects of Concentrix and Webhelp;
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the results of the due diligence investigation of Webhelp and its business, including with respect to legal, accounting, finance, tax, real estate and human resources matters, conducted by Concentrix and its advisors and the reputation, business practices and experience of Webhelp and its management;

•	the review by the Board with its advisors of the structure of the Transaction and the financial and other terms of the Transaction documents;

•	trends and competitive developments in the CX industry and the range of strategic alternatives available to Concentrix;
•	the recommendation of Concentrix’ management in favor of the Transaction;
•	the fact that Concentrix’ stockholders must approve the Share Issuance Proposal;
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the Concentrix and Webhelp teams’ commitment to realizing the anticipated value of the Transaction, and Concentrix’ track record of integration and deleveraging following significant strategic transactions;

•	the changes in the composition of the Board as a result of the Transaction;
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Concentrix’ management’s estimate that the combined company may be able to generate $120.0 million in annual synergies by the third year following the Closing Date, as more fully described in the section of this proxy statement entitled “—Certain Concentrix Projections”;

•	the anticipated timing of the consummation of the Transaction and that the Transaction could be completed in a reasonable timeframe and in an orderly manner;
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the fact that the Closing Shares and Earnout Shares are structured as fixed numbers of shares, which gives certainty as to the maximum number of shares of Concentrix common stock that will be issued in connection with the Transaction;

•
the oral opinion delivered by J.P. Morgan to the Board on March 29, 2023, which was subsequently confirmed by delivery of the Opinion to the Board, to the effect that, as of the date of the Opinion and based upon and subject to the factors and assumptions set forth in the Opinion, the consideration to be paid by Concentrix and Purchaser in the proposed Transaction was fair, from a financial point of view, to Concentrix, as more fully described in the section of this proxy statement entitled “—Opinion of J.P. Morgan Securities LLC”;

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the terms and conditions of the Put Option and the Share Purchase and Contribution Agreement (which are described in more detail in the sections of this proxy statement entitled “The Put Option” and “The Share Purchase and Contribution Agreement”), taken as a whole, including the parties’ representations, warranties and covenants, and the circumstances under which the Put Option and the Share Purchase and Contribution Agreement may be terminated;

•
the conditions to the completion of the Transaction and that, while the completion of the Transaction is subject to various regulatory approvals, such approvals are likely to be satisfied on a timely basis;

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the fact that, while Concentrix is obligated to use its reasonable best efforts to take all actions that are necessary, proper or advisable to consummate the Transaction as promptly as practicable, such efforts standard would not obligate Concentrix to take any actions that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the financial condition, assets and liabilities of the combined company;

•
the requirement that Webhelp reimburse Concentrix for its reasonable costs and expenses directly related to the Transaction of up to $31.0 million if the Transaction is not completed because of (i) the non-exercise of the Put Option by the Sellers by the Expiry Date or (ii) the willful and material breach of the Beneficiaries’ covenant in the Put Option not to solicit an alternative acquisition proposal of Webhelp Parent or its subsidiaries. If the Beneficiaries, Webhelp Parent or any of their affiliates enter into a definitive agreement with respect to or consummate an alternative acquisition proposal of Webhelp Parent or its subsidiaries, then the cap on reimbursable expenses will be increased to $110.0 million;

•	the terms of the Bridge Commitment Letter and the Bridge Facility thereunder, based on the then-current market for such commitments and facilities;
•	the agreement of the Voting Agreement Stockholders to vote their shares of Concentrix common stock in favor of the Share Issuance Proposal; and
•	the historical trading prices of shares of Concentrix common stock.

The Board also considered a number of uncertainties and risks in its deliberations concerning the Transaction, including the following:
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the risk that the potential benefits of the Transaction may not be fully realized, including the possibility that synergies, cost savings, growth opportunities and operating efficiencies expected to result from the Transaction may not be realized to the extent or on the timeline expected, or at all;

•	the dilution associated with the issuance of the Closing Shares and the potential issuance of the Earnout Shares;
•
the expected incurrence by Concentrix of a substantial amount of additional debt to complete the Transaction and the risk that this debt may not be on terms expected or may result in higher borrowing costs or have a shorter maturity than those anticipated;

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the fact that Concentrix has incurred and will continue to incur significant costs and expenses in connection with the Transaction, regardless of whether it is completed, and the substantial time and effort of management required to complete the Transaction and the subsequent integration of the businesses;

•
the risk of diverting Concentrix’ management’s focus and resources from other strategic opportunities and from operational matters, and potential disruption of Concentrix’ management associated with the Transaction and integration of the companies;

•	the fact that Concentrix will be subject to certain restrictions on the conduct of its businesses during the period between signing the Put Option and completion of the Transaction;
•	the absence of a financing condition, and Webhelp’s ability to specifically enforce Concentrix’ obligations under the Share Purchase and Contribution Agreement;
•	the risk that the Sellers may not have exercised the Put Option by the Expiry Date;
•	the potential length of the regulatory approval process and the period of time during which Concentrix may be subject to the Share Purchase and Contribution Agreement;
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the possibility that governmental authorities might seek to require certain actions of Concentrix or Webhelp or impose certain terms, conditions or limitations on Concentrix’ or Webhelp’s businesses in connection with granting approval of the Transaction or might otherwise seek to prevent or delay the Transaction, including the risk that governmental authorities might seek an injunction;

•
the risk that the Transaction may not be completed despite the parties’ efforts or that completion of the Transaction may be delayed, even if the requisite approval is obtained from Concentrix’ shareholders, including the possibility that conditions to the parties’ obligations to complete the Transaction may not be satisfied, and the potential resulting disruptions to Concentrix’ business;

•
the requirement that Concentrix reimburse Webhelp for its reasonable costs and expenses directly related to the Transaction of up to $31.0 million if the Share Purchase and Contribution Agreement is terminated because the Share Issuance Proposal is not approved by Concentrix’ stockholders;

•	the requirement that Concentrix pay Webhelp Parent a termination fee of $110.0 million if the Share Purchase and Contribution Agreement is terminated under certain circumstances;
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the potential negative effects of the announcement and pendency of the Transaction on Concentrix’ and Webhelp’s businesses and relationships with staff, clients, vendors, other business partners, and the communities in which they operate, including the risk that certain key members of senior management of Concentrix or Webhelp might choose to not remain with the combined company;

•	the risks inherent in the businesses of Concentrix and Webhelp; and
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various other risks associated with the Transaction and the businesses of Concentrix, Webhelp and the combined company described under “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”

The above discussion of the information and factors considered by the Board in its consideration of the Transaction is not intended to be exhaustive, but includes the material factors considered by the Board. In light of the number and wide variety of factors considered in connection with the evaluation of the Transaction and the complexity of these matters, the Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its determination. The Board viewed its position as being based on all of the information available to it and the factors presented to and considered by it. However, some directors may have given different weight to different factors. The factors, potential risks and uncertainties contained in this explanation of Concentrix’ reasons for the Transaction and other information presented in this section contain information that is forward-looking in nature and, therefore, should be read in light of the factors discussed in “Cautionary Statement Regarding Forward-Looking Statements.”
Certain Concentrix Projections
Concentrix Financial Projections
Concentrix’ management does not as a matter of course publish detailed or long-term public forecasts or projections as to its future financial performance beyond the then-current fiscal year due to, among other things, the inherent difficulty of accurately predicting financial performance for future periods and the uncertainty, unpredictability and subjectivity as to the underlying assumptions and the estimates and the uncertainty inherent in Concentrix’ business. However, in connection with the evaluation of the Transaction, Concentrix’ management prepared certain unaudited long-term illustrative financial projections of Concentrix for fiscal years ending November 30, 2023 through 2026 (collectively, the “Concentrix Financial Projections”). Such financial projections reflected Concentrix’ management’s best estimates as to Concentrix’ future performance and were on a stand-alone basis assuming Concentrix would continue as an independent company without giving effect to the Transaction. The Concentrix Financial Projections were provided to the Board in connection with its evaluation of the proposed Transaction and were also provided to J.P. Morgan and approved by the Board for the use of and reliance by, and used and relied upon by, J.P. Morgan for the purpose of performing its financial analyses in connection with rendering its opinion as described in the section of this proxy statement entitled “—Opinion of J.P. Morgan Securities LLC.” Concentrix directed J.P. Morgan to use and rely on the Concentrix Financial Projections for such purpose, including using the fiscal years ending November 30, 2023 through 2026 as proxy for fiscal years ending December 31, 2023 through 2026 as applicable, and such Concentrix Financial Projections are referred to in the section of this proxy statement entitled “—Opinion of J.P. Morgan Securities LLC.”
The Concentrix Financial Projections were developed from historical financial statements and reflect numerous assumptions and estimates that Concentrix’ management made in good faith at the time such financial projections were prepared, including, without limitation, as to industry performance, general business, economic, regulatory, market and financial conditions and other future events, and other factors described below in “—General.” These assumptions and estimates are predictions about the future, concern matters that may be beyond the control of Concentrix, were made as of the date the Concentrix Financial Projections were prepared, and may not be reflective of actual results, since the date such projections were prepared, now or in the future.
The following table presents a summary of the Concentrix Financial Projections (unaudited) for each of the fiscal years ended November 30 as listed below:
(Dollars in millions)	FY2023E	FY2024E	FY2025E	FY2026E
Concentrix revenue	$6,790	$7,333	$7,993	$8,712
Concentrix non-GAAP adjusted EBITDA (pre-SBC)(1)	$1,115	$1,213	$1,326	$1,455
Less: Share-based compensation (SBC)	$(64)	$(72)	$(80)	$(89)
Concentrix non-GAAP adjusted EBITDA (post-SBC)(2)	$1,051	$1,141	$1,246	$1,366
Less: Taxes	$(195)	$(219)	$(250)	$(284)
Less: Capital expenditures	$(140)	$(160)	$(168)	$(180)
Less: Change in net working capital	$(136)	$(148)	$(152)	$(159)
Concentrix unlevered free cash flow(3)	$580	$614	$676	$744
(1)
Concentrix adjusted EBITDA (pre-SBC) is a non-GAAP financial measure that Concentrix’ management uses to monitor and evaluate the performance of Concentrix. Concentrix defines adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, adjusted to exclude acquisition-related and integration expenses, including related restructuring costs, amortization of intangible assets and share-based compensation. Numbers may not add up due to rounding.

(2)
Concentrix adjusted EBITDA (post-SBC) is a non-GAAP financial measure that Concentrix’ management uses to monitor and evaluate the performance of Concentrix, and is defined as Concentrix adjusted EBITDA (pre-SBC) less share-based compensation. Numbers may not add up due to rounding.

(3)	Unlevered Free Cash Flow is a non-GAAP financial measure which represents adjusted EBITDA (pre-SBC) less share-based compensation, taxes, capital expenditures and changes in net working capital.
The Concentrix Financial Projections were not prepared with a view to public disclosure and are included in this proxy statement only because such information was provided to the Board in connection with its evaluation of the proposed Transaction and provided to J.P. Morgan and approved by the Board for the use of and reliance by J.P. Morgan for the purpose of performing its financial analyses in connection with rendering its opinion as described in the section of this proxy statement entitled “—Opinion of J.P. Morgan Securities LLC,” as directed by Concentrix’ management and approved by the Board for the purpose of providing Concentrix stockholders access to certain information that was made available by the Board in connection with its evaluation of the proposed Transaction.
Webhelp Financial Projections
In connection with the Transaction, Concentrix management prepared, based on financial projection information received from Webhelp and moderately adjusted downward by Concentrix management, certain unaudited Webhelp financial projections (the “Webhelp Projections”). The Webhelp Projections were prepared on a stand-alone basis assuming Webhelp would continue as an independent company without giving effect to the Transaction. The Webhelp Projections were provided to the Board in connection with its evaluation of the proposed Transaction and were also provided to J.P. Morgan and approved by the Board for the use of and reliance by, and used and relied upon by, J.P. Morgan for the purpose of performing its financial analyses in connection with rendering its opinion as described in the section of this proxy statement entitled “—Opinion of J.P. Morgan Securities LLC.” Concentrix directed J.P. Morgan to use and rely on the Webhelp Projections for such purpose, and such Webhelp Projections are referred to in the section of this proxy statement entitled “—Opinion of J.P. Morgan Securities LLC.”
The following table presents a summary of the Webhelp Projections (unaudited) for each of the fiscal years ended December 31 as listed below:
(Dollars in millions) (1)	FY2023E	FY2024E	FY2025E	FY2026E
Webhelp revenue	$2,975	$3,272	$3,580	$3,917
Webhelp non-GAAP adjusted EBITDA (pre-SBC)(2)	$502	$581	$657	$738
Less: Stock-based compensation (SBC)	$(10)	$(11)	$(12)	$(14)
Webhelp non-GAAP adjusted EBITDA (post-SBC)(3)	$492	$569	$644	$724
Less: Taxes	$(115)	$(136)	$(155)	$(175)
Less: Capital expenditures	$(125)	$(98)	$(107)	$(118)
Less: Change in net working capital	$(70)	$(42)	$(43)	$(42)
Less: Non-recurring costs(4)	$(34)	$(42)	$(10)	$(11)
Webhelp unlevered free cash flow(5)	$148	$252	$329	$378
(1)	Based on a EUR/USD exchange rate of 1.0782.
(2)
Adjusted EBITDA (pre-SBC) excludes the application of IFRS 16 Leases and is a non-GAAP financial measure defined as earnings before interest, taxes, depreciation and amortization, adjusted to exclude share-based compensation.

(3)
Adjusted EBITDA (post-SBC) excludes the application of IFRS 16 Leases and is a non-GAAP financial measure defined as earnings before interest, taxes, depreciation, amortization, less stock-based compensation.

(4)	Non-recurring costs include one-time costs, including costs related to acquisitions, real estate and other transformation costs, and acquisition-related earnout payments.
(5)
Unlevered free cash flow is a non-GAAP financial measure which represents adjusted EBITDA (pre-SBC) less share-based compensation, taxes, capital expenditures, changes in net working capital, and non-recurring costs.

The Webhelp Projections were not prepared with a view to public disclosure and are included in this proxy statement only because such information was provided to the Board in connection with its evaluation of the proposed Transaction and were also provided to J.P. Morgan and approved by the Board for the use of and reliance by J.P. Morgan for the purpose of performing its financial analyses in connection with rendering its opinion as described in the section of this proxy statement entitled “—Opinion of J.P. Morgan Securities LLC,” as directed by Concentrix’ management and approved by the Board for the purpose of providing Concentrix stockholders access to certain information that was made available by the Board in connection with its evaluation of the proposed Transaction.
Synergies
Additionally, in connection with its evaluation of the Transaction, Concentrix’ management prepared certain estimates of potential cost synergies anticipated by Concentrix’ management to result from the Transaction in the first three full years following the completion of the Transaction (the “Management Synergies”), which were provided to the Board in connection with its evaluation of the proposed Transaction. The following table presents a summary of the Management Synergies:
(Dollars in millions)	Year 1	Year 2	Year 3
Cost Synergies	$75	$100	$120
Additionally, for purposes of J.P. Morgan’s financial analysis performed in connection with rendering its opinion as described in the section of this proxy statement entitled “—Opinion of J.P. Morgan Securities LLC,” Concentrix’ management adjusted the Management Synergies to be presented on a fiscal year-end-basis for the fiscal years ending November 30, 2023 through 2026, which resulted in potential cost synergy estimates of $10 million in fiscal year 2023, $90 million in fiscal year 2024, $105 million in fiscal year 2025 and $120 million in fiscal year 2026 (the “Adjusted Synergies” and together with the Management Synergies, the “Synergies”). Concentrix directed J.P. Morgan to use and rely on the Adjusted Synergies for such purpose, and such synergies are referred to in the section of this proxy statement entitled “—Opinion of J.P. Morgan Securities LLC.”
The Synergies reflect numerous assumptions and reflect Concentrix’ management’s best estimates as to the potential synergies of a combined company, which Concentrix made in good faith. The Synergies were not prepared with a view to public disclosure and are included in this proxy statement only because such information was provided to the Board in connection with its evaluation of the proposed Transaction and provided to J.P. Morgan and approved by the Board for the use of and reliance by J.P. Morgan for the purpose of performing its financial analyses in connection with rendering its opinion as described in the section of this proxy statement entitled “—Opinion of J.P. Morgan Securities LLC,” as directed by Concentrix’ management and approved by the Board for the purpose of providing Concentrix stockholders access to certain information that was made available by the Board in connection with its evaluation of the proposed Transaction.
General
The Concentrix Financial Projections, Webhelp Projections, and Synergies (collectively, the “Concentrix Projections”) were prepared by Concentrix’ management for internal use and were not prepared with a view to public disclosure, nor were they prepared with a view toward compliance with published guidelines of the SEC, with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of projections, or with generally accepted accounting principles. The Concentrix Projections are prospective and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement are cautioned not to place undue reliance on this prospective financial information. The Concentrix Projections were prepared by, and are the responsibility of, Concentrix’ management. No independent registered public accounting firm has audited, reviewed, examined, compiled, or applied any agreed-upon procedures with respect to the Concentrix Projections nor has any independent registered public accounting firm expressed any opinion or any other form of assurance on such information or its achievability. The reports of Concentrix’ independent registered public accounting firm incorporated by reference into this proxy statement relate to Concentrix’ historical financial information and do not extend to the Concentrix Projections, nor should they be read to do so.
While the Concentrix Projections are presented with numeric specificity, they reflect numerous assumptions and estimates that Concentrix’ management made in good faith at the time such projections were prepared with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as the ability to achieve the projected synergies, the level of outsourced customer experience spending, competitive conditions in the industry and market acceptance of Concentrix’ or Webhelp’s solutions and technologies. These assumptions and estimates represent predictions about factors that may be beyond the control of Concentrix and Webhelp or any other person, were made as of the date the Concentrix Projections were prepared, and may not be reflective of actual results, either since the date such projections were prepared, now or in the future.
Important factors that may affect actual results and cause the Concentrix Projections not to be achieved include risks and uncertainties relating to Concentrix’ and Webhelp’s businesses, including their abilities to achieve their respective strategic goals, objectives, targets and cost savings over applicable periods, customer demand for products, successful and timely development of products, an evolving competitive landscape, rapid technological change, general business, economic and political conditions and other factors described under “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements,” as well as the risk factors with respect to Concentrix’ business contained in its most recent SEC filings, which readers are urged to review, which may be found as described under “Where You Can Find More Information.” In addition, the Concentrix Projections cover multiple future years, and such information by its nature is less reliable in predicting each successive year. The Concentrix Projections also do not take into account any circumstances or events occurring after the date on which they were prepared, do not take into account the effect of any failure of the Transaction to be completed and should not be viewed as relevant or continuing in that context and, with respect to the Concentrix Financial Projections and the Webhelp Projections, do not give effect to the transactions contemplated by the Put Option and Share Purchase and Contribution Agreement, including the Transaction. The Concentrix Projections also reflect assumptions as to certain business decisions that are subject to change. As a result, actual results may differ materially from those contained in the Concentrix Projections. Accordingly, there can be no assurance that the Concentrix Projections will be realized or that actual results will not be significantly lower than projected. The Concentrix Projections are not included in this proxy statement to induce any stockholder to vote in favor of the Share Issuance Proposal or the Adjournment Proposal, or in favor of any other proposal. Because the Concentrix Projections reflect estimates and judgments, they are susceptible to sensitivities and assumptions, as well as to multiple interpretations. The Concentrix Projections are not, and should not be considered to be, a guarantee of future operating results. Further, the Concentrix Projections are not fact and should not be relied upon as being necessarily indicative of future results or for purposes of making any investment decision. The Concentrix Projections are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. For information on factors that may cause our future financial results to materially vary, see the section of this proxy statement entitled “Cautionary Statement Regarding Forward-Looking Statements.”
The inclusion of the Concentrix Projections in this proxy statement should not be regarded as an indication that Concentrix, Webhelp, or any of their respective affiliates, advisors or representatives considered the Concentrix Projections to be predictive of actual future events, and the Concentrix Projections should not be relied on as such. Concentrix, Webhelp, and their respective affiliates, advisors, officers, employees, directors or representatives can give you no assurance that actual results will not differ materially from the Concentrix Projections, and none of them undertakes any obligation to update or otherwise revise or reconcile the Concentrix Projections to reflect circumstances existing after the date such projections were prepared or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying such projections are shown to be in error. Concentrix and Webhelp do not plan to publicly update or make any other revision to the Concentrix Projections. Concentrix, Webhelp and their respective affiliates, advisors, officers, employees, directors or representatives make no representation to any stockholder of Concentrix or any other person regarding Concentrix’ and Webhelp’s ultimate performance compared to the Concentrix Projections or that the results reflected therein will be achieved. Concentrix has not made any representation to Webhelp or Webhelp Parent, in the Put Option or Share Purchase and Contribution Agreement or otherwise, concerning the Concentrix Projections. For the reasons described above, readers of this proxy statement are cautioned not to place undue, if any, reliance on the Concentrix Projections.
The Concentrix Projections contain certain non-GAAP financial measures, including adjusted EBITDA and unlevered free cash flow, that Concentrix believes are helpful in understanding past financial performance and future results. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures used by Concentrix may not be comparable to similarly titled amounts used by other companies. No reconciliation of non-GAAP financial measures in the Concentrix Projections to GAAP measures were created or used in connection with preparing the Concentrix Projections, and there would be inherent difficulty in forecasting and quantifying the measures that would be necessary for such reconciliation.

Neither PricewaterhouseCoopers Audit nor Deloitte & Associés, Webhelp’s joint independent auditors (the “Joint Independent Auditors”), nor any other independent accountants have audited, reviewed, examined, compiled or applied agreed-upon procedures with respect to the Webhelp Projections and, accordingly, the Joint Independent Auditors do not express any opinion or any other form of assurance with respect thereto. The Joint Independent Auditors have not expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the Webhelp Projections. The PricewaterhouseCoopers Audit and Deloitte & Associés joint report included in this document relates to Webhelp’s historical financial statements. It does not extend to the Webhelp Projections and should not be read to do so.
Opinion of J.P. Morgan Securities LLC
Pursuant to an engagement letter, Concentrix retained J.P. Morgan as its financial advisor in connection with the proposed Transaction.
At the Board meeting on March 29, 2023, J.P. Morgan rendered its oral opinion to the Board that, as of such date and based upon and subject to the factors and assumptions set forth in its opinion, the consideration to be paid by Concentrix and Purchaser in the proposed Transaction was fair, from a financial point of view, to Concentrix. J.P. Morgan has confirmed its March 29, 2023 oral opinion by delivering its written opinion, dated March 29, 2023 (the “Opinion”), to the Board, that, as of such date, the consideration to be paid by Concentrix and Purchaser in the proposed Transaction was fair, from a financial point of view, to Concentrix.
The full text of the Opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached as Annex E to this proxy statement and is incorporated herein by reference. The summary of the Opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of the Opinion. Concentrix’ stockholders are urged to read the Opinion in its entirety. The Opinion was addressed to the Board (in its capacity as such) in connection with and for the purposes of its evaluation of the proposed Transaction and was directed only to the consideration to be paid by Concentrix and Purchaser in the proposed Transaction and did not address any other aspect of the Transaction. J.P. Morgan expressed no opinion as to the fairness of the consideration to the holders of any class of securities, creditors or other constituencies of Concentrix or as to the underlying decision by Concentrix to engage in the proposed Transaction. The issuance of the Opinion was approved by a fairness committee of J.P. Morgan. The Opinion does not constitute a recommendation to any stockholder of Concentrix as to how such stockholder should vote with respect to the proposed Transaction or any other matter.
In arriving at its opinions, J.P. Morgan, among other things:
•	reviewed a draft dated March 29, 2023 of the Put Option;
•	reviewed a draft dated March 29, 2023 of the Share Purchase and Contribution Agreement;
•	reviewed certain publicly available business and financial information concerning Webhelp Parent and Concentrix and the industries in which they operate;
•
compared the proposed financial terms of the Transaction with the publicly available financial terms of certain transactions involving companies J.P. Morgan deemed relevant and the consideration received for such companies;

•
compared the financial and operating performance of Webhelp Parent and Concentrix with publicly available information concerning certain other companies J.P. Morgan deemed relevant and reviewed the current and historical market prices of the Concentrix common stock and certain publicly traded securities of such other companies;

•
reviewed certain internal financial analyses and forecasts prepared by the managements of Webhelp Parent and Concentrix relating to Webhelp Parent’s and Concentrix’ business, as well as the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the Transaction; and

•	performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its Opinion.

In addition, J.P. Morgan held discussions with certain members of the management of Concentrix with respect to certain aspects of the Transaction, and the past and current business operations of Webhelp Parent and Concentrix, the financial condition and future prospects and operations of Webhelp Parent and Concentrix, the effects of the Transaction on the financial condition and future prospects of Concentrix, and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.
In giving its Opinion, J.P. Morgan relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by Concentrix or otherwise reviewed by or for J.P. Morgan. J.P. Morgan did not independently verify any such information or its accuracy or completeness and, pursuant to J.P. Morgan’s engagement letter with Concentrix, J.P. Morgan did not assume any obligation to undertake any such independent verification. J.P. Morgan did not conduct and was not provided with any valuation or appraisal of any assets or liabilities, nor did J.P. Morgan evaluate the solvency of any Sellers, Webhelp Parent, or Concentrix under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to J.P. Morgan or derived therefrom, including the Adjusted Synergies, J.P. Morgan assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of Webhelp Parent and Concentrix to which such analyses or forecasts relate. J.P. Morgan expressed no view as to such analyses or forecasts (including the Adjusted Synergies) or the assumptions on which they were based. At the direction of the management of Concentrix, J.P. Morgan assumed that (i) the Earnout Shares and Sellers’ Note have the values provided by the management of Concentrix; and (ii) the restrictions on the voting and governance rights of the Investors (as defined in the Investor Rights Agreement) will have no impact on the value of the portion of the consideration to be received by the Investors. J.P. Morgan also assumed that the Transaction and the other transactions contemplated by the Put Option and the Share Purchase and Contribution Agreement will have the tax consequences described in discussions with, and materials furnished to J.P. Morgan by, representatives of Concentrix, and will be consummated as described in the Put Option and the Share Purchase and Contribution Agreement, and that the definitive Put Option and the Share Purchase and Contribution Agreement would not differ in any material respects from the drafts thereof furnished to J.P. Morgan. J.P. Morgan also assumed that the representations and warranties made by Concentrix, Purchaser, the Sellers, and Webhelp Parent in the Put Option and the Share Purchase and Contribution Agreement and the related agreements were and will be true and correct in all respects material to its analysis, and that the consideration adjustment will not result in any adjustment to the consideration that is material to its analysis. J.P. Morgan is not a legal, regulatory or tax expert and relied on the assessments made by advisors to Concentrix with respect to such issues. J.P. Morgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on Webhelp Parent or Concentrix or on the contemplated benefits of the Transaction.
The Opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of the Opinion. The Opinion noted that subsequent developments may affect the Opinion and that J.P. Morgan does not have any obligation to update, revise, or reaffirm the Opinion. The Opinion is limited to the fairness, from a financial point of view, of the consideration to be paid by Concentrix and Purchaser in the proposed Transaction, and J.P. Morgan has expressed no opinion as to (i) the fairness of the consideration to the holders of any class of securities, creditors or other constituencies of Concentrix, (ii) the allocation of the aggregate consideration as between the Sellers or (iii) the underlying decision by Concentrix to engage in the Transaction. J.P. Morgan also has not expressed any opinion as to the Investor Rights Agreement or any voting, governance or other rights of the Contributed Sellers, whether pursuant thereto, pursuant to the other documentation to be entered into in connection with the Transaction, or otherwise (and did not take any such rights into account in its analysis), the Exit Call Option Agreement, the Exit Put Option Agreement or the Exit Agreement (each, as defined in the Share Purchase and Contribution Agreement). Furthermore, J.P. Morgan expressed no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the consideration to be paid by Concentrix and Purchaser in the Transaction or with respect to the fairness of any such compensation. J.P. Morgan expressed no opinion as to the price at which the Concentrix common stock or the Earnout Shares will trade at any future time.
The terms of the Put Option and the Share Purchase and Contribution Agreement, including the consideration, were determined through arm’s length negotiations between Webhelp Parent and Concentrix, and the decision to enter into the Put Option and the Share Purchase and Contribution Agreement was solely that of the Board. The Opinion and J.P. Morgan’s financial analyses were only one of the many factors considered by the Board in its evaluation of the proposed Transaction and should not be viewed as determinative of the views of the Board with respect to the proposed Transaction or the consideration.
Financial Analyses
In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methodologies in rendering its opinion to the Board on March 29, 2023 and contained in the presentation delivered to the Board on such date in connection with the rendering of such opinion. The following is a summary of the material financial analyses utilized by J.P. Morgan in connection with rendering its opinion to the Board and does not purport to be a complete description of the analyses or data presented by J.P. Morgan. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by J.P. Morgan, the tables must be read together with the full text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of J.P. Morgan’s analyses.
For purposes of the financial analyses described below, the term “offer-implied firm value” means an implied firm value of $4,768 million, calculated based on (i) an implied equity value of $2,915 million, calculated based on 14.9 million shares of Concentrix common stock issued to the Sellers at a per share price of $120.61, as of March 27, 2023, plus the cash consideration of $539 million, plus the present value of the Sellers’ Note of $686 million, minus a net debt purchase price adjustment of $103 million, per Concentrix’ management, plus (ii) estimated Webhelp Parent net debt of $1,774 million as of September 30, 2023, per Concentrix’ management, plus (iii) an illustrative value of the Earnout Shares of $79 million, per Concentrix’ management. Euro-denominated amounts used in the financial analyses described below were converted into U.S. dollars at the then-prevailing exchange rate.
Webhelp Parent Financial Analyses
Public Trading Multiples Analysis
Using publicly available information, J.P. Morgan compared selected financial data of Webhelp Parent with similar data for selected publicly traded companies engaged in businesses which J.P. Morgan judged to be analogous to those engaged in by Webhelp Parent. The companies selected by J.P. Morgan (the “Selected Companies”) were:
•	Teleperformance SE
•	Telus International (Cda) Inc.
•	TTEC Holdings, Inc.
•	Majorel Group Luxembourg S.A.
•	TaskUs, Inc.
•	TDCX Inc.
•	Genpact Ltd.
•	ExlService Holdings, Inc.
•	WNS (Holdings) Ltd.
The Selected Companies were chosen because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, may be considered similar in certain respects to those of Webhelp Parent and/or one or more of its businesses. The Selected Companies may be considered similar to Webhelp Parent and/or one or more of its businesses based on the nature of their assets and operations; however, none of the companies selected is identical or directly comparable to Webhelp Parent or such businesses, and certain of these companies may have characteristics that are materially different from those of Webhelp Parent or such businesses. J.P. Morgan’s analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the selected companies differently than they would affect Webhelp Parent or such businesses.
Using publicly available information, J.P. Morgan calculated, for each Selected Company, such relevant company’s firm value, calculated as the market value of the relevant company’s common stock on a fully diluted basis as of close of trading on March 27, 2023, plus any debt, less cash and cash equivalents, which is referred to in this section entitled “—Opinion of J.P. Morgan Securities LLC” of this proxy statement as “FV,” as a multiple of the consensus equity research analyst estimates for such relevant company’s adjusted earnings before interest, taxes, depreciation and amortization but before taking into account stock-based compensation expense, which is referred to in this section entitled “—Opinion of J.P. Morgan Securities LLC” of this proxy statement as “Adj. EBITDA,” for the fiscal year ending December 31, 2023, which multiple is referred to in this section entitled “—Opinion of J.P. Morgan Securities LLC” of this proxy statement as “FV/2023E Adj. EBITDA.”
This analysis indicated the following FV/2023E Adj. EBITDA multiples:
FV/ 2023E Adj. EBITDA
Teleperformance SE	10.0x
Telus International (Cda) Inc.	11.3x
TTEC Holdings, Inc.	8.8x
Majorel Group Luxembourg S.A.	6.1x
TaskUs, Inc.	7.7x
TDCX Inc.	7.8x
Genpact Ltd.	10.9x
ExlService Holdings, Inc.	15.6x
WNS (Holdings) Ltd.	16.0x
Based on the results of this analysis and J.P. Morgan’s experience and professional judgment, J.P. Morgan selected a multiple reference range of 7.5x to 11.0x for FV/2023E Adj. EBITDA.
After applying this range to Webhelp Parent’s estimated Adj. EBITDA for the fiscal year ending December 31, 2023, based on the Webhelp Projections, as defined and summarized in the section entitled “—Certain Concentrix Projections” of this proxy statement, the analysis indicated the following range of implied firm value of Webhelp Parent (expressed in millions), rounded to the nearest $25 million:
	Implied Firm Value of Webhelp Parent
	Low	High
FV/2023E Adj. EBITDA	$3,775	$5,525
The range of implied firm value was compared to the offer-implied firm value of $4,768 million.
Selected Transaction Multiples Analysis
Using publicly available information, J.P. Morgan reviewed selected transactions involving businesses that, for purposes of J.P. Morgan’s analyses, were considered similar to Webhelp Parent’s business. Specifically, J.P. Morgan reviewed the transactions set forth in the below table.

Using publicly available information, J.P. Morgan calculated, for each selected transaction in the following table, the multiple of the target company’s FV implied by the consideration paid in such transaction to the target company’s estimated Adj. EBITDA for the 12-month period prior to the date of the applicable transaction (the “LTM period”), which multiple is referred to in this section entitled “—Opinion of J.P. Morgan Securities LLC” of this proxy statement as “FV/LTM Adj. EBITDA.” The following table represents the results of this analysis for each of the selected transactions:
Acquiror	Target	Month/Year Announced	FV / LTM Adj. EBITDA
Webhelp Parent	OneLink	July 2021	14.8x
Sitel Group	Sykes Enterprises, Inc.	June 2021	10.3x(1)
Teleperformance SE	Health Advocate	October 2020	13.5x(2) (3)
Telus International (Cda) Inc.	Competence Call Center	December 2019	10.4x(2)
Groupe Bruxelles Lambert	Webhelp Parent	July 2019	12.4x
Synnex Corporation	Convergys Corporation	June 2018	7.2x(1)
Teleperformance SE	Intelenet Global Services	June 2018	12.0x(2)
(1)	Adjusted to reflect Adj. EBITDA before taking into account stock-based compensation expense for the LTM period.
(2)	Presented on a post-IFRS 16 basis.
(3)	Based on fiscal year 2020 revenue and margin estimates.
Based on the results of this analysis and J.P. Morgan’s experience and professional judgment, J.P. Morgan selected a multiple reference range of 10.0x to 13.5x for FV/LTM Adj. EBITDA. After applying this range to Webhelp Parent’s Adj. EBITDA for the 12 months ended March 31, 2023, based on the Webhelp Projections, this analysis indicated the following range of implied firm value of Webhelp Parent (expressed in millions), rounded to the nearest $25 million:
	Implied Firm Value of Webhelp Parent
	Low	High
FV/LTM Adj. EBITDA	$4,250	$5,750
The range of implied firm value was compared to the offer-implied firm value of $4,768 million.
Discounted Cash Flow Analysis
J.P. Morgan conducted a discounted cash flow analysis (“DCF analysis”) for the purpose of determining an implied firm value of Webhelp Parent and an implied equity value of Webhelp Parent. A DCF analysis is a method of evaluating an asset using estimates of the future unlevered free cash flows generated by the asset and taking into consideration the time value of money with respect to those future cash flows by calculating their “present value.” The “unlevered free cash flows,” for purposes of the DCF analysis, refers to a calculation of the future cash flows generated by an asset without including in such calculation any debt servicing costs. “Present value” refers to the current value of the future cash flows generated by the asset, and is obtained by discounting those cash flows back to the present using a discount rate that takes into account macro-economic assumptions and estimates of risk, the cost of capital and other appropriate factors. “Terminal value” refers to the present value of all future cash flows generated by the asset for periods beyond the projected period.
J.P. Morgan calculated the present value of the future standalone unlevered after-tax free cash flows of Webhelp Parent for fiscal year 2023 through fiscal year 2026 based on the Webhelp Projections, as defined and summarized in the section entitled “—Certain Concentrix Projections” of this proxy statement. J.P. Morgan also calculated a range of terminal values for Webhelp Parent at the end of the period ending December 31, 2026 by applying a range of terminal growth rates (which range was developed with, and reviewed and approved by, management of Concentrix), ranging from 2.0% to 3.0% of the unlevered free cash flows of Webhelp Parent during the final year of such period. The unlevered free cash flows and the range of terminal values were then discounted from December 31 of each year to present values as of March 31, 2023 using a mid-year convention and a range of discount rates from 8.50% to 9.50%. The discount rate range was selected by J.P. Morgan based on J.P. Morgan’s analysis of the weighted average cost of capital for Webhelp Parent.

Based on the foregoing, this analysis indicated a range of implied firm value of Webhelp Parent, rounded to the nearest $25 million, of $5,175 million to $6,900 million. The range of implied firm value was compared to the offer-implied firm value of $4,768 million.
The foregoing range of implied firm value of Webhelp Parent, when added together with the implied value for the projected net synergies derived from the DCF analysis of Adjusted Synergies described below of $1,187 million, indicated a range of implied firm value of Webhelp Parent (inclusive of projected net synergies), rounded to the nearest $25 million, of $6,350 million to $8,075 million. The range of implied firm value (inclusive of projected net synergies) was compared to the offer-implied firm value of $4,768 million.
Further, based on the foregoing, this analysis indicated a range of implied equity value of Webhelp Parent, rounded to the nearest $25 million, of $3,375 million to $5,100 million. Based on the foregoing analysis, J.P. Morgan selected a value for the implied equity value of Webhelp Parent of $4,104 million for purposes of the illustrative intrinsic value creation analysis described below.
Concentrix Financial Analyses
Public Trading Multiples Analysis
Using publicly available information, J.P. Morgan compared selected financial data of Concentrix with similar data for the selected publicly traded companies engaged in businesses which J.P. Morgan judged to be analogous to those engaged in by Concentrix. The companies selected by J.P. Morgan were the Selected Companies (as defined above).
The Selected Companies were chosen because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, may be considered similar in certain respects to those of Concentrix and/or one or more of its businesses. The Selected Companies may be considered similar to Concentrix and/or one or more of its businesses based on the nature of their assets and operations; however, none of the companies selected is identical or directly comparable to Concentrix or such businesses, and certain of these companies may have characteristics that are materially different from those of Concentrix or such businesses. J.P. Morgan’s analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the selected companies differently than they would affect Concentrix or such businesses.
Using publicly available information, J.P. Morgan calculated, for each Selected Company, such relevant company’s FV/2023E Adj. EBITDA.
This analysis indicated the following FV/2023E Adj. EBITDA multiples:
FV/ 2023E Adj. EBITDA
Teleperformance SE	10.0x
Telus International (Cda) Inc.	11.3x
TTEC Holdings, Inc.	8.8x
Majorel Group Luxembourg S.A.	6.1x
TaskUs, Inc.	7.7x
TDCX Inc.	7.8x
Genpact Ltd.	10.9x
ExlService Holdings, Inc.	15.6x
WNS (Holdings) Ltd.	16.0x
Based on the results of this analysis and J.P. Morgan’s experience and professional judgment, J.P. Morgan selected a multiple reference range of 7.5x to 11.0x for FV/2023E Adj. EBITDA.

After applying this range to Concentrix’ estimated Adj. EBITDA for the fiscal year ending November 30, 2023, based on the Concentrix Financial Projections, as defined and summarized in the section entitled “—Certain Concentrix Projections” of this proxy statement, the analysis indicated the following range of implied per share equity value for Concentrix common stock on a fully diluted basis, rounded to the nearest $0.25:
	Implied Per Share Equity Value for Concentrix common stock
	Low	High
FV/2023E Adj. EBITDA	$119.75	$193.75
The range of implied per share equity value was compared to the closing price per share of Concentrix Common Stock of $120.61 as of March 27, 2023.
Discounted Cash Flow Analysis
J.P. Morgan conducted a DCF analysis for the purpose of determining an implied fully diluted equity value per share of Concentrix common stock and an implied equity value of Concentrix.
J.P. Morgan calculated the present value of the future standalone unlevered after-tax free cash flows of Concentrix for fiscal year 2023 through fiscal year 2026 based on the Concentrix Financial Projections, as defined and summarized in the section entitled “—Certain Concentrix Projections” of this proxy statement. J.P. Morgan also calculated a range of terminal values for Concentrix at the end of the period ending November 30, 2026 by applying a range of terminal growth rates (which range was developed with, and reviewed and approved by, management of Concentrix), ranging from 2.0% to 3.0% of the unlevered free cash flows of Concentrix during the final year of such period. The unlevered free cash flows and the range of terminal values were then discounted from November 30 of each year to present values as of February 28, 2023 using a mid-year convention and a range of discount rates from 8.25% to 9.25%. The discount rate range was selected by J.P. Morgan based on J.P. Morgan’s analysis of the weighted average cost of capital for Concentrix.
Based on the foregoing, this analysis indicated a range of implied equity values per share of Concentrix common stock, rounded to the nearest $0.25, of $172.25 to $240.75. The range of implied per share equity value was compared to the closing price per share of Concentrix common stock of $120.61 as of March 27, 2023.
Further, based on the foregoing, this analysis indicated a range of implied equity value of Concentrix, rounded to the nearest $25 million, of $9,075 million to $12,700 million. Based on the foregoing analysis, J.P. Morgan selected a value for the implied equity value of Concentrix of $10,607 million for purposes of the illustrative intrinsic value creation analysis described below.
Other Analyses
Discounted Cash Flow Analysis of Adjusted Synergies
J.P. Morgan conducted a DCF analysis for the purpose of determining the present value of total net synergies projected by Concentrix’ management to result from the Transaction.
J.P. Morgan calculated the present value of the unlevered after-tax free cash flows that the projected net synergies were expected to generate from fiscal year 2023 through fiscal year 2026 (the “Adjusted Synergies DCF Projection Period”) based on the Concentrix Financial Projections, as defined and summarized in the section entitled “—Certain Concentrix Projections” of this proxy statement, which was reviewed and approved by Concentrix’ management for use by J.P. Morgan in performing its financial analyses and in rendering its opinion. J.P. Morgan also calculated a range of terminal values for the projected net synergies at the end of the Adjusted Synergies DCF Projection Period by applying a range of terminal growth rates (which range was developed with, and reviewed and approved by, management of Concentrix), ranging from 2.0% to 3.0% of the unlevered free cash flows and the range of terminal values were then discounted from November 30 of each year to present values as of February 28, 2023 using a mid-year convention and a range of discount rates from 8.33% to 9.33%. The discount rate range was selected by J.P. Morgan based upon J.P. Morgan’s analysis of the weighted average cost of capital for Concentrix.

Based on the foregoing, these analyses indicated a range of implied value for the projected net synergies, rounded to the nearest $25 million, of $1,025 million to $1,425 million. Based on the foregoing analysis, J.P. Morgan selected a value for the implied value of the projected net synergies of $1,187 million for purposes of the illustrative intrinsic value creation analysis described below.
Intrinsic Value Creation Analysis
J.P. Morgan conducted an illustrative intrinsic value creation analysis, based on the Concentrix Financial Projections and the Webhelp Projections, each as defined and summarized in the section entitled “—Certain Concentrix Projections” of this proxy statement, that compared the implied equity value of Concentrix common stock derived from a DCF analysis on a standalone basis as described above, to the implied equity value attributable to the existing holders of Concentrix common stock in the combined company after giving effect to the Transaction.
J.P. Morgan determined the pro forma implied total equity value attributable to the existing holders of Concentrix common stock in the combined company by calculating (i) the sum of (A) $10,607 million, the implied equity value of Concentrix on a standalone basis determined pursuant to J.P. Morgan’s DCF analysis above, plus (B) $4,104 million, the implied equity value of Webhelp Parent on a standalone basis determined pursuant to J.P. Morgan’s DCF analysis above, plus (C) $1,187 million, the implied value of the projected net synergies determined pursuant to J.P. Morgan’s DCF analysis for the projected net synergies described above, minus (D) the estimated transaction expenses, minus (E) cash consideration to the Sellers of $539 million, minus (F) the present value of the Sellers’ Note of $686 million as provided by Concentrix’ management, plus (G) a net debt purchase price adjustment of $103 million as provided by Concentrix’ management, resulting in an implied pro forma equity value of the combined company of $14,660 million, multiplied by (ii) the equity ownership percentage of the combined company after giving effect to the Transaction attributable to the existing holders of Concentrix common stock pursuant to the Transaction, and assuming the issuance of all of the Earnout Shares.
This intrinsic value creation analysis indicated that, on an illustrative basis, the Transaction created hypothetical incremental implied value of 6.6% to the holders of Concentrix common stock. There can be no assurance, however, that the synergies expected to result from the Transaction, transaction-related costs and other impacts referred to above will not be substantially greater or less than those estimated by Concentrix’ management and described above.
Other Information
52-Week Historical Trading Range
For reference only and not as a component of its fairness analysis, J.P. Morgan reviewed the trading range for the Concentrix common stock for the 52-week period ended March 27, 2023, which was $109.76 per share to $196.75 per share, and compared that range to the closing price per share of Concentrix common stock of $120.61 as of March 27, 2023.
Analyst Price Targets
For reference only and not as a component of its fairness analysis, J.P. Morgan reviewed certain publicly available equity research analyst price targets for the Concentrix common stock available as of March 27, 2023, and noted that the range of such price targets was $157.00 per share to $165.00 per share and compared that range to the closing price per share of Concentrix common stock of $120.61 as of March 27, 2023.
Miscellaneous
The foregoing summary of the material financial analyses undertaken by J.P. Morgan does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above were merely utilized to create points of reference for analytical purposes and should not be taken to be the view of J.P. Morgan with respect to the actual value of Concentrix or Webhelp Parent. The order of analyses described does not represent the relative importance or weight given to those analyses by J.P. Morgan. In arriving at its opinion, J.P. Morgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, J.P. Morgan considered the totality of the factors and analyses performed in determining its opinion.
Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by J.P. Morgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, J.P. Morgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be acquired or sold. None of the selected companies reviewed as described in the above summary are identical to Concentrix or Webhelp Parent, and none of the selected transactions reviewed was identical to the Transaction. However, the companies selected were chosen because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, may be considered similar to those of Concentrix and Webhelp Parent. The transactions selected were similarly chosen because their participants, size and other factors, for purposes of J.P. Morgan’s analysis, may be considered similar to the Transaction. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to Concentrix and Webhelp Parent and the transactions compared to the Transaction.
As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. J.P. Morgan was selected to advise Concentrix with respect to the Transaction and deliver an opinion to the Board with respect to the Transaction on the basis of, among other things, such experience and its qualifications and reputation in connection with such matters and its familiarity with Concentrix, Webhelp Parent and the industries in which they operate.
For services rendered in connection with the Transaction, Concentrix has agreed to pay J.P. Morgan an aggregate fee of up to $16 million, including $2 million which can be paid at Concentrix’ sole discretion. Upon the delivery of the Opinion, $2.5 million of the fee became payable, with the remainder to become payable upon consummation of the proposed Transaction. In addition, Concentrix has agreed to reimburse J.P. Morgan for certain of its expenses incurred in connection with its services, including the fees and expenses of counsel, and will indemnify J.P. Morgan against certain liabilities arising out of J.P. Morgan’s engagement.
During the two years preceding the date of the Opinion, neither J.P. Morgan nor its affiliates have had any material financial advisory or other material commercial or investment banking relationships with Concentrix, MiTAC Holdings Corp. (“MiTAC”), a significant shareholder of Concentrix, or Webhelp Parent. During the two years preceding the date of the Opinion, J.P. Morgan and its affiliates have had commercial or investment banking relationships with TD SYNNEX, the parent company of Concentrix prior to its spin-off in December 2020, for which J.P. Morgan and its affiliates have received customary compensation. Such services during such period have included acting as a co-manager on a bond issuance in August 2021 and participating in a credit facility in April 2021. During the two years preceding the date of the Opinion, J.P. Morgan and its affiliates have had commercial or investment banking relationships with certain portfolio companies of GBL, the indirect majority shareholder of Webhelp Parent, for which J.P. Morgan and such affiliates have received customary compensation. Such services during such period have included providing debt syndication, equity underwriting and financial advisory services to portfolio companies of GBL unrelated to the Transaction. J.P. Morgan’s commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of certain portfolio companies of GBL for which it receives customary compensation and other financial benefits. During the two year period preceding delivery of its opinion ending on March 29, 2023, the aggregate fees recognized by J.P. Morgan from Concentrix were approximately $2.8 million, from TD SYNNEX were approximately $1.3 million and from GBL and certain portfolio companies of GBL were approximately $0.8 million. In addition, J.P. Morgan and its affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of each of Concentrix, TD SYNNEX, MiTAC and GBL. J.P. Morgan anticipates that it and its affiliates will arrange and/or provide financing to Concentrix in connection with the Transaction for customary compensation. In the ordinary course of their businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of Concentrix for their own accounts or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities or other financial instruments.
Certain Effects of the Transaction
If the conditions to the closing of the Transaction are either satisfied or (to the extent permitted by applicable law) waived, Purchaser will hold all of the share capital and voting rights of Webhelp Parent on a fully diluted basis.
If the Transaction is completed, the aggregate consideration for the Transaction will consist of (i) the Cash Purchase Price, (ii) the Closing Shares, which, based on the number of shares of Concentrix common stock outstanding as of the Record Date, would represent approximately [•]% of the outstanding shares of Concentrix common stock, and (iii) the Earnout Shares if certain conditions set forth in the Share Purchase and Contribution Agreement occur, including the share price of Concentrix common stock reaching $170.00 per share within seven years from the Closing Date (based on daily volume weighted average prices measured over a specified period).
On the Closing Date, (i) Purchaser will purchase the Acquired Shares in exchange for the Cash Purchase Price, (ii) certain Sellers will contribute their Contributed Shares to Concentrix in exchange for the Closing Shares, (iii) the Sellers will transfer and exchange their Exchanged Shares to Purchaser in exchange for the contingent right to earn the Earnout Shares, (iv) Concentrix will execute and deliver the Sellers’ Note to the Sellers party thereto in execution of a delegation of payment by Purchaser to Concentrix of a portion of consideration for the Acquired Shares, and (v) Concentrix will transfer to Purchaser the Contributed Shares.
Consequences if the Transaction is Not Completed
If the Share Issuance Proposal is not approved by Concentrix’ stockholders or if the Transaction is not completed for any other reason, the Share Purchase and Contribution Agreement will be void and have no effect, and there will not be any liability or obligation on the part of any party, except that:
•	no termination will relieve any party from liability for any Willful Breach or Fraud;
•	no termination will affect the obligations of the parties contained in the confidentiality agreement between them; and
•
certain other provisions of the Share Purchase and Contribution Agreement, including provisions with respect to the allocation of fees and expenses, including, if applicable, the termination fees described below, will survive such termination.

For additional information, see the section entitled “The Share Purchase and Contribution Agreement—Termination of the Share Purchase and Contribution Agreement;—Effect of Termination.”
In addition, if the Share Purchase and Contribution Agreement or the Put Option is terminated under specified circumstances, Concentrix and Webhelp Parent are required to pay the other party a termination fee of up to $110.0 million. For additional information, see the section entitled “The Share Purchase and Contribution Agreement—Termination Fees.”
Financing
Concentrix anticipates that the total amount of funds necessary to pay the cash portion of the Transaction Consideration and to pay transaction fees and expenses will be approximately $550.0 million, which amount is subject to adjustment as further described in “The Share Purchase and Contribution Agreement—Transaction Consideration.” In addition, Concentrix anticipates that the total amount of funds necessary to pay, repay, or refinance, as applicable, certain existing indebtedness of Webhelp Parent and its subsidiaries will be approximately €1,550 million. The Acquisition-Related Cash Costs will be funded through a combination of (i) the Delayed Draw Term Loans established pursuant to the Restated Credit Agreement, (ii) cash on hand and (iii) proceeds from other financings or offerings of debt securities that Concentrix intends to obtain in lieu of borrowing under the Acquisition Tranche of the Bridge Facility (or, to the extent such proceeds are not sufficient to meet the Acquisition-Related Cash Costs in full, borrowings under the Acquisition Tranche of the Bridge Facility). Remaining amounts under any available financing sources after application of the proceeds on the Closing Date will be used for general corporate purposes.
Pursuant to the Bridge Commitment Letter for the Bridge Facility, Concentrix received commitments for an aggregate principal amount of $5.29 billion in financing, consisting of $4.29 billion in aggregate principal amount of senior term bridge loans and $1.0 billion in aggregate principal amount of senior revolving credit commitments, the availability of which was, and continues to be, subject to reduction in connection with the Permanent Financings pursuant to the terms set forth in the Bridge Commitment Letter. The Bridge Facility originally consisted of three different tranches of senior loans: the Term Loan Amendment Tranche was for a $1.85 billion senior term loan; the Revolver Amendment Tranche was for a $1.0 billion senior revolving credit facility; and the Acquisition Tranche was for a $2.44 billion senior term loan. The incurrence of the acquisition-related indebtedness that would be funded by the Acquisition Tranche of the Bridge Facility (or permanent financing in lieu thereof) and by the Sellers’ Note was not permitted under Concentrix’ prior credit agreement. Therefore, on April 21, 2023, Concentrix’ prior credit agreement was amended and restated by the Restated Credit Agreement. As a result of having entered into the Restated Credit Agreement, among other things, Concentrix obtained requisite lender consent to incur acquisition-related indebtedness, and pursuant to the terms of the Bridge Commitment Letter, the commitments with respect to the Term Loan Amendment Tranche and the Revolver Amendment Tranche of the Bridge Facility were reduced to zero. Due to the termination of both the Term Loan Amendment Tranche and the Revolver Amendment Tranche of the Bridge Facility, only the Acquisition Tranche of the Bridge Facility remains outstanding in the amount described below. If utilized, as further described below, the proceeds of the Acquisition Tranche of the Bridge Facility would be used for a portion of the Acquisition-Related Cash Costs described above.
The Restated Credit Agreement provides for the extension of a senior unsecured revolving credit facility not to exceed an aggregate principal amount of $1.0425 billion. The Restated Credit Agreement also provides for a senior unsecured term loan facility in an aggregate principal amount not to exceed approximately $2.1447 billion, of which $1.85 billion is presently outstanding and approximately $294.7 million of which is available to be drawn as Delayed Draw Term Loans to consummate the Transaction. As a result of having obtained commitments for the Delayed Draw Term Loans, the commitments under the Acquisition Tranche of the Bridge Facility were reduced by a like amount. The commitments with respect to the Delayed Draw Term Loans are available to be drawn in a single funding and are subject to customary conditions, including the substantially concurrent closing of the Transaction. The Restated Credit Agreement is unsecured and as a result, pursuant to the terms of the Bridge Commitment Letter, the Acquisition Tranche of the Bridge Facility, if funded, would be unsecured as well.
At this time, Concentrix has not yet determined whether the remaining commitments under the Acquisition Tranche of the Bridge Facility will be required to be utilized in conjunction with the Delayed Draw Term Loans to provide the debt financing required to consummate the proposed transactions because such determination will be dependent on future market conditions. Concentrix intends to issue debt securities in lieu of utilizing the Acquisition Tranche of the Bridge Facility, however, there is no assurance that such alternative arrangements will be available on acceptable terms or at all. If the Acquisition Tranche of the Bridge Facility is utilized there can be no assurance that any replacement or supplemental financing in lieu of or to refinance the Acquisition Tranche of the Bridge Facility will be available to Concentrix on acceptable terms or at all. Concentrix’ ability to obtain additional debt financing, including financing to refinance, replace or supplement the Acquisition Tranche of the Bridge Facility, will be subject to various factors, including market conditions and Concentrix’ business performance.
The funding under the Bridge Commitment Letter and the funding of the Delayed Draw Term Loans under the Restated Credit Agreement, as applicable, are subject to customary closing conditions, including conditions that do not relate directly to the conditions to closing in the Share Purchase and Contribution Agreement.
Restated Credit Agreement
The proceeds of the Delayed Draw Term Loans under the Restated Credit Agreement will be used to provide a portion of the debt financing required to pay the cash portion of the Transaction Consideration and to refinance certain indebtedness of Webhelp and its subsidiaries, which is required to consummate the proposed transaction, together with the payment of related fees and expenses. The Restated Credit Agreement includes a

$1.0425 billion revolving credit facility that is, subject to customary conditions, available for general corporate purposes or any other purpose not prohibited by the Restated Credit Agreement. There are also $1.85 billion of term loans outstanding under the Restated Credit Agreement.
Interest Rate
The interest rate per annum applicable to the loans under the Restated Credit Agreement are, at Concentrix’ option, equal to either a base rate or SOFR (or successor rate) plus an applicable margin, which may (in the case of SOFR loans) range from 1.125% to 2.00%, based on the credit ratings of Concentrix’ senior unsecured non-credit enhanced long-term indebtedness for borrowed money, plus a 0.10% credit spread adjustment. The applicable margin on base rate loans is 1.00% less than the corresponding margin on SOFR (or successor rate) based loans.
Amortization and Prepayments
The maturity of the Restated Credit Agreement is December 27, 2026, subject, in the case of the revolving credit facility, to two one-year extensions upon Concentrix’ prior notice to the lenders and the agreement of the lenders to extend such maturity date. The outstanding principal amount of the term loan is payable in quarterly installments in an amount equal to 1.25% of the existing principal balance, plus any Delayed Draw Term Loans advanced on the Closing Date, commencing on December 31, 2024, with the outstanding principal amount of the term loans due in full on the maturity date. The term loan portion of the Restated Credit Agreement is not subject to mandatory prepayment. Concentrix may prepay all or any portion of the term loans under the Restated Credit Agreement prior to maturity without premium or penalty, subject to reimbursement of any breakage costs of the lenders.
Conditions to Funding Delayed Draw Term Loans
The obligation of the lenders who hold commitments to fund Delayed Draw Term Loans under the Restated Credit Agreement (the “Delayed Draw Term Lenders”) on the Closing Date is subject, among other things, to:
•
consummation of the Transaction substantially concurrently with the funding of Delayed Draw Term Loans in all material respects in accordance with the Share Purchase and Contribution Agreement, without any amendment or modification thereto which is materially adverse to the interests of the Delayed Draw Term Lenders, unless approved by a majority of the Delayed Draw Term Lenders (such approval not to be unreasonably withheld, delayed or conditioned);

•	the accuracy of certain limited representations and warranties;
•	the repayment of certain indebtedness of Webhelp and its subsidiaries substantially concurrently with the funding of the Delayed Draw Term Loans at the closing of the Transaction;
•	solvency of Concentrix and its subsidiaries, on a consolidated basis, after giving effect to the consummation of the transactions; and
•	since March 29, 2023, no material adverse effect shall have occurred with respect to Webhelp.
For more information, see “The Share Purchase and Contribution Agreement—Financing.”
Certain Covenants and Events of Default
The Restated Credit Agreement contains covenants and events of default (including relating to a change of control) that are customary for similar facilities for similarly rated borrowers. Among other things, such negative covenants restrict, subject to certain exceptions, the ability of Concentrix and its subsidiaries, to take certain actions, including to create liens, merge or consolidate, change the nature of their business and, solely with respect to subsidiaries of Concentrix that are not guarantors of the Restated Credit Agreement, incur indebtedness. In addition, the Restated Credit Agreement contains financial covenants that require Concentrix to maintain at the end of any of its fiscal quarters, (i) a consolidated leverage ratio that may not exceed 3.75 to 1.00 (subject to certain exceptions in connection with qualified acquisitions), and (ii) an interest coverage ratio of not less than 3.00 to 1.00, in each case, as of or for the period of our four consecutive fiscal quarter then most recently ended.

The administrative agent under the Restated Credit Agreement is JPMorgan Chase Bank, N.A. As of the effective date of the Restated Credit Agreement, none of Concentrix’ subsidiaries guarantee the obligations under the Restated Credit Agreement.
Accounting Treatment
The Transaction will be accounted for as a business combination using the acquisition method, and Concentrix has been treated as the acquirer for accounting purposes.
Regulatory Approvals
Department of Justice, Federal Trade Commission and Other Antitrust Authorities
Under the HSR Act, certain transactions, including the Transaction, may not be completed unless certain waiting period requirements have expired or been terminated. The HSR Act provides that each party must file a pre-transaction notification with the FTC and the DOJ. A transaction notifiable under the HSR Act may not be completed until the expiration of a 30-calendar-day waiting period following the parties’ filings of their respective HSR Act notification forms or the early termination of that waiting period. This initial waiting period may be extended for an additional 30 days should the acquiring person withdraw its filing before expiration of the initial 30 days and promptly refile it. Concentrix and Webhelp Parent filed the required forms under the HSR Act with the Antitrust Division of the FTC on April 13, 2023. The waiting period under the HSR Act expired at 11:59 p.m., Eastern Time on May 15, 2023.
Additionally, under applicable foreign regulatory laws, certain transactions, including the Transaction, require other pre-transaction merger control, foreign direct investment, and financial regulatory services filings to be made with various foreign antitrust authorities, including in Brazil, Colombia, Costa Rica, European Union, India, Turkey, United Kingdom, Austria, France, Italy, Romania, and Netherlands. Certain of these filings are notifications which have varying waiting periods ranging from 30 to 90 calendar days. Certain of these filings require approval from the applicable authority and may take up to 6 months to receive such approval. Under the Share Purchase and Contribution Agreement, completion of the Transaction is conditioned on obtaining or filing the applicable required documents pursuant to such applicable foreign regulatory laws.
At any time before or after the Transaction is completed, the FTC, DOJ or other foreign regulatory authority could take action under U.S. federal or applicable foreign antitrust laws in opposition to the Transaction, including seeking to enjoin completion of the Transaction, condition adoption of the Share Purchase and Contribution Agreement upon the divestiture of assets of Webhelp Parent, Concentrix or their respective subsidiaries or impose restrictions on Concentrix’ post-Transaction operations or other conditions. In addition, U.S. state attorneys general could take such action under state antitrust laws as they deem necessary or desirable in the public interest, including, without limitation, seeking to enjoin completion of the Transaction or permitting completion subject to regulatory concessions or conditions. Private parties also may seek to take legal action under the U.S. federal or state antitrust laws under some circumstances.
For a description of Concentrix’ and Webhelp Parent’s respective obligations under the Share Purchase and Contribution Agreement with respect to regulatory approvals, see the section entitled “The Share Purchase and Contribution Agreement—Covenant and Agreements—Efforts to Complete the Transaction.”

THE SHARE PURCHASE AND CONTRIBUTION AGREEMENT
The following summary describes certain material provisions of the Share Purchase and Contribution Agreement. This summary is not complete and is qualified in its entirety by the Share Purchase and Contribution Agreement, which is attached to this proxy statement as Annex B and which constitutes part of this proxy statement. We encourage you to read carefully the Share Purchase and Contribution Agreement in its entirety because this summary may not contain all of the information about the Share Purchase and Contribution Agreement that is important to you. The rights and obligations of the parties to the Share Purchase and Contribution Agreement are governed by the express terms of the Share Purchase and Contribution Agreement and not by this summary or any other information contained in this proxy statement.
The representations, warranties, covenants and agreements described below and included in the Share Purchase and Contribution Agreement were made only for purposes of the Share Purchase and Contribution Agreement as of specific dates, were solely for the benefit of the parties to the Share Purchase and Contribution Agreement (except as otherwise specified therein) and may be subject to important qualifications, limitations and supplemental information agreed to by Concentrix, Purchaser, Webhelp Parent, and the Sellers in connection with negotiating the terms of the Share Purchase and Contribution Agreement. In addition, the representations and warranties may have been included in the Share Purchase and Contribution Agreement for the purpose of allocating contractual risk between Concentrix, Purchaser, Webhelp Parent, and the Sellers rather than to establish matters as facts and may be subject to standards of materiality applicable to such parties that differ from those applicable to investors. Except for the right of Sellers to receive the Transaction Consideration after the closing of the Transaction, investors and security holders are not third-party beneficiaries under the Share Purchase and Contribution Agreement and should not rely on the representations, warranties, covenants and agreements or any descriptions thereof as characterizations of the actual state of facts or condition of Concentrix, Purchaser, Webhelp Parent, and the Sellers, or any of their respective affiliates or businesses. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Share Purchase and Contribution Agreement. In addition, you should not rely on the covenants and agreements in the Share Purchase and Contribution Agreement as actual limitations on the respective businesses of Concentrix, Purchaser, Webhelp Parent, and the Sellers because the parties to the Share Purchase and Contribution Agreement may take certain actions that are either expressly permitted in the confidential disclosure schedule to the Share Purchase and Contribution Agreement or as otherwise consented to by the appropriate party, which consent may be given without prior notice to the public. The Share Purchase and Contribution Agreement is described below, and included as Annex B hereto, only to provide you with information regarding its terms and conditions and not to provide any other factual information regarding Concentrix, Purchaser, Webhelp Parent, and the Sellers, or their respective businesses. Accordingly, the representations, warranties, covenants and other agreements in the Share Purchase and Contribution Agreement should not be read alone, and you should read the information provided elsewhere in this document and in the filings that Concentrix has made or will make with the SEC. See the section entitled “Where You Can Find More Information.”
Structure of the Transaction
The Share Purchase and Contribution Agreement provides for the acquisition of Webhelp Parent and all of its subsidiaries. Subject to the terms and conditions of the Share Purchase and Contribution Agreement, Purchaser will acquire Webhelp Parent and all of its subsidiaries through the direct acquisition and contribution by Concentrix of 100% of the Sellers’ Shares.
We collectively refer to Concentrix, Purchaser, Webhelp Parent and all of its subsidiaries, after giving effect to the Transaction, as the “combined company.”
Transaction Consideration
If the Transaction is completed, the aggregate consideration for the Transaction in exchange for all the issued and outstanding Sellers’ Shares will consist of (i) €500.0 million in cash, subject to adjustment as set forth in the Share Purchase and Contribution Agreement (the “Closing Cash Payment”), (ii) a note issued by Concentrix in execution of a delegation of payment by Purchaser to Concentrix of a portion of consideration for the Acquired Shares (the “Sellers’ Note” and, together with the Closing Cash Payment, the “Cash Purchase Price”) in the aggregate principal amount of €700.0 million, with a term of two years and bearing interest at a rate of 2% per annum on the unpaid principal outstanding from time to time, (iii) 14,861,885 shares (the “Closing Shares”) of

Concentrix common stock, which, based on the number of shares of Concentrix common stock outstanding as of the Record Date, would represent approximately [•]% of the outstanding shares of Concentrix common stock, and (iv) the contingent right granted by Purchaser in exchange for the Exchanged Shares to earn an additional 750,000 shares of Concentrix common stock (the “Earnout Shares”) if certain conditions set forth in the Share Purchase and Contribution Agreement occur, including the share price of Concentrix common stock reaching $170.00 per share within seven years from the Closing Date (based on daily volume weighted average prices measured over a specified period).
Closing
Unless another date, time or place is agreed to in writing by Concentrix and the Seller Representatives, the closing of the Transaction will occur at the offices of Pillsbury Winthrop Shaw Pittman LLP, 2550 Hanover St., Palo Alto, California 94304 at 9:00 a.m., Eastern Time on the ninth business day after satisfaction (or waiver to the extent legally permissible) of the closing conditions described below under “—Conditions to the Transaction” (except for any conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of such conditions). However, Concentrix is not required to effect that closing until the earlier of (a) any business day that Concentrix chooses (subject to adequate notice to the Seller Representatives and certain blackout dates) during the period that Concentrix’ financing is being marketed (the “Marketing Period”) and (b) the third business day following the final day of the Marketing Period (unless the parties mutually agree to another date). Additionally, the closing may not occur prior to October 1, 2023 unless a party electing to close sends a notice to the other party (subject to satisfaction or waiver of the closing conditions).
Effective Time
The Transaction will become effective at 9:00 a.m., Eastern Time, on the date on which closing occurs, unless otherwise agreed to by the parties.
Purchase and Sale and Contribution
The Sellers will (i) sell to Purchaser the Acquired Shares in exchange for the Closing Cash Payment and Sellers’ Note, (i) contribute the Contributed Shares to Concentrix in exchange for the issuance of the Closing Shares, and (iii) transfer the Exchanged Shares in exchange for the contingent right to earn additional Earnout Shares. Immediately following the closing of the Transaction, Webhelp Parent will become a wholly owned subsidiary of Purchaser, which in turn is a wholly owned subsidiary of Concentrix.
Conditions to the Transaction
Conditions to the Obligations of the Parties to Complete the Transaction
The obligations of each of Concentrix, Purchaser, Webhelp Parent, and the Sellers to complete the Transaction are subject to satisfaction of various conditions, including the following:
•	Concentrix’ stockholder approval shall have been obtained;
•	the HSR Act Clearance and other required regulatory approvals will have been obtained;
•	no law, order, injunction or decree will be in effect that prevents, makes illegal or prohibits the Transaction; and
•	the Concentrix common stock issuable as Transaction Consideration will have been authorized for listing on Nasdaq.
Conditions to the Obligations of Concentrix and Purchaser to Complete the Transaction
In addition, the obligations of Concentrix and Purchaser to complete the Transaction are subject to the satisfaction (or waiver to the extent legally permissible) at or prior to the closing of the following conditions:
•
the representations and warranties of Webhelp Parent set forth in the Share Purchase and Contribution Agreement with respect to (i) certain corporate organization matters, (ii) certain authority matters, and

(iii) brokers matters being accurate in all material respects as of the date of the Put Option and as of the closing as if made as of such date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date);
•
the representations and warranties of Webhelp Parent set forth in the Share Purchase and Contribution Agreement with respect to (i) certain capitalization matters and (ii) absences of certain changes being accurate in all respects other than de minimis failures as of the date of the Put Option and as of the closing as if made as of such date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date);

•
all other representations and warranties of Webhelp Parent set forth in the Share Purchase and Contribution Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect (as defined below) set forth in such representations or warranties) being accurate as of the date of the Put Option and as of the closing as if made as of such date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), which shall be accurate in all material respects unless any failure to be accurate, either individually or in the aggregate (without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties) has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Webhelp Parent;

•
the representations and warranties of the Sellers set forth in the Share Purchase and Contribution Agreement with respect to (i) corporate organization matters, (ii) authority matters, and (iii) brokers matters being accurate in all material respects as of the date of the Put Option and as of the closing as if made as of such date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date);

•
the representations and warranties of the Sellers set forth in the Share Purchase and Contribution Agreement with respect to capitalization matters being accurate in all respects as of the date of the Put Option and as of the closing as if made as of such date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date);

•
all other representations and warranties of the Sellers set forth in the Share Purchase and Contribution Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties) being accurate as of the date of the Put Option and as of the closing as if made as of such date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), provided that such representations and warranties, which shall be accurate in all material respects unless any failure to be accurate, either individually or in the aggregate (without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties) has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on such Seller;

•
the Sellers and Webhelp Parent having performed and complied in all material respects with all material covenants required by the Share Purchase and Contribution Agreement to be performed or complied with by it prior to the Closing Date;

•
since the date of the Put Option, no Material Adverse Effect with respect to Webhelp Parent or its subsidiaries (the “Company Material Adverse Effect”) nor any event, change, or effect that would or would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect;

•
Concentrix having received a certificate dated as of the closing date and signed on behalf of Webhelp Parent by a duly authorized executive officer of Webhelp Parent, certifying the satisfaction of the above conditions;

•
Concentrix having received Webhelp Parent’s shareholders register reflecting the transfer and sale of the Sellers’ Transferred Shares on the Closing Date in accordance with article 430-3 of the Luxembourg law on commercial companies dated 10 August 1915, as amended;

•
the Transferred Shares (together with the Treasury Shares (as defined in the Share Purchase and Contribution Agreement) and the Locked Equity Incentive Shares (as defined in the Share Purchase and Contribution Agreement)) representing at least 99.5% of the share capital, financial, and voting rights of Webhelp Parent on a fully diluted basis; and

•	Webhelp Parent holding an extraordinary shareholders’ meeting to approve the amendment of Webhelp Parent’s articles of association and such amendment being approved.
Conditions to the Obligations of Sellers to Complete the Transaction
In addition, the obligations of the Sellers to complete the Transaction are subject to the satisfaction (or waiver to the extent legally permissible) at or prior to the closing of the following conditions:
•
the representations and warranties of Concentrix and Purchaser set forth in the Share Purchase and Contribution Agreement with respect to (i) certain corporate organization matters and (ii) certain authority matters being accurate in all material respects as of the date of the Put Option and as of the closing as if made as of such date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date);

•
all other representations and warranties of Concentrix and Purchaser set forth in the Share Purchase and Contribution Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties) being accurate as of the date of the Put Option Agreement and as of the closing as if made as of such date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), provided that such representations and warranties, which shall be accurate in all material respects unless any failure to be accurate, either individually or in the aggregate (without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties) has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Parent;

•
Concentrix and Purchaser having performed in all material respects the material obligations and agreements required to be performed by it under the Share Purchase and Contribution Agreement at or prior to the closing;

•
since the date of the Put Option, no Parent Material Adverse Effect (as defined in the Share Purchase and Contribution Agreement) nor any event, change, effect, development or occurrence that would or would reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect having occurred; and

•
Seller Representatives having received certificates dated as of the closing date and signed on behalf of each of Concentrix and Purchaser by a duly authorized executive officer of Concentrix and Purchaser, certifying the satisfaction of the above conditions.

Termination of the Share Purchase and Contribution Agreement
The Share Purchase and Contribution Agreement may be terminated at any time prior to the Closing Date, whether before or after Concentrix’ stockholder approval, by mutual written agreement of Concentrix and the Seller Representatives. The Share Purchase and Contribution Agreement may also be terminated by either Concentrix or the Seller Representatives if:
•
the Transaction has not occurred on or before 5:00 p.m., Eastern Time on the outside date of March 29, 2024, except that, if on the outside date, all of the closing conditions described under “—Conditions to the Transaction” have been satisfied or duly waived by all parties entitled to the benefit thereof except for closing conditions regarding the existence of a legal restraint or HSR Act Clearance or a required regulatory approval, the outside date will automatically be extended to June 29, 2024, and if such circumstances, solely with respect to certain additional foreign direct investment filings, continue to exist on such extended outside date, a party may then further extend the outside date to September 29, 2024, and if such circumstances, solely with respect to certain additional foreign direct investment filings, continue to exist on such extended outside date, a party may then further extend the outside date to December 29, 2024, except that no party may extend the outside date as described in this bullet point if the failure of the Transaction to occur on or by the outside date was principally caused by such party’s failure to perform or observe any of its obligations, covenants or agreements under the Share Purchase and Contribution Agreement;
•
any legal restraint, including the denial of any required regulatory approval, is in effect that has become final and nonappealable, except that no party may terminate the Share Purchase and Contribution Agreement as described in this bullet point if the existence of such legal restraint was principally caused by such party’s failure to perform or observe any of its obligations, covenants or agreements under the Share Purchase and Contribution Agreement;

•	Concentrix’ stockholders fail to approve the Share Issuance Proposal at the special meeting or at any adjournment or postponement thereof at which a vote on such proposals and matters is taken;
•
if the other party has breached any of the obligations, covenants or agreements, or representations or warranties of the other party, such that if that breach was in effect as of the closing, the other party would not be able to satisfy its closing conditions described under “—Conditions to the Transaction,” and the breach is not curable or the other party did not cure such breach by the earlier of the outside date and the date that is 45 days after receiving written notice of the breach from the terminating party, except that no party may terminate the Share Purchase and Contribution Agreement as described in this bullet point if it is then in material breach of any of its obligations, covenants or other agreements under the Share Purchase and Contribution Agreement and such breach shall not have been cured in all material respects if such breach is curable; and

•	if the Board has made a change of recommendation as described under the section entitled “—Change of Recommendation.”
The Share Purchase and Contribution Agreement may be terminated by the Seller Representatives in the event that Concentrix willfully and materially breaches certain of its non-solicitation obligations.
The Share Purchase and Contribution Agreement may be terminated by Concentrix, at any time prior to obtaining Concentrix’ stockholder approval, in order to accept a superior acquisition proposal in accordance with, and subject to the terms and conditions of, the provisions described under “—Covenants and Agreements—No Solicitation; —Change of Recommendation.”
Effect of Termination
If the Share Purchase and Contribution Agreement is terminated as described in “—Termination of the Share Purchase and Contribution Agreement” above, the Share Purchase and Contribution Agreement will be void and have no effect, and there will not be any liability or obligation on the part of any party, except that:
•
no termination will relieve any party from liability for any Willful Breach of its covenants or agreements set forth in the Share Purchase and Contribution Agreement or Fraud made with respect to any representation or warranty in the Share Purchase and Contribution Agreement;

•	no termination will affect the obligations of the parties contained in the confidentiality agreement between them; and
•
certain other provisions of the Share Purchase and Contribution Agreement, including provisions with respect to the allocation of fees and expenses, including, if applicable, the termination fees described below, will survive such termination.

Termination Fees
If the Share Purchase and Contribution Agreement is terminated under certain circumstances, Concentrix must pay Webhelp Parent a termination fee or reimburse Webhelp Parent for its reasonable fees, costs and other expenses directly related to the Transaction. These payments are Webhelp Parent’s sole and exclusive remedy, except in the case of a Willful Breach or Fraud, for any claims arising out of such termination of the Share Purchase and Contribution Agreement. In no event will Concentrix be required to pay to Webhelp Parent more than one termination fee. The Share Purchase and Contribution Agreement provides that Concentrix will pay Webhelp Parent a termination fee of $110.0 million (the “Termination Fee”) in cash in connection with a termination of the Share Purchase and Contribution Agreement under the following circumstances:
•
either party terminates the Share Purchase and Contribution Agreement in connection with the Board having made a change of recommendation as described under the section entitled “—Change of Recommendation”; or

•
prior to obtaining Concentrix’ stockholder approval, Concentrix terminates the Share Purchase and Contribution Agreement in order to accept a superior acquisition proposal in accordance with, and subject to the terms and conditions of, the provisions described under “—Covenants and Agreements—No Solicitation; —Change of Recommendation.”

The Share Purchase and Contribution Agreement provides that Concentrix will pay Webhelp Parent reasonable costs and expenses incurred by Webhelp Parent directly related to the Transaction up to $31.0 million (the “Webhelp Parent Costs”) under the following circumstances:
•
either party terminates the Share Purchase and Contribution Agreement because Concentrix’ stockholders fail to approve the Share Issuance Proposal at the special meeting or at any adjournment or postponement thereof at which a vote on such proposals and matters is taken;

•
either party terminates the Share Purchase and Contribution Agreement because the Transaction has not closed by the outside date, including any extensions as described under the section entitled “—Termination of the Share Purchase and Contribution Agreement” and at the time of such termination, the Seller Representatives could have terminated the Share Purchase and Contribution Agreement in the event that Concentrix willfully and materially breaches certain of its non-solicitation obligations; or

•	the Seller Representatives terminates the Share Purchase and Contribution Agreement in the event that Concentrix willfully and materially breaches certain of its non-solicitation obligations.
The Share Purchase and Contribution Agreement further provides that in the event that (i) an acquisition proposal of Concentrix is proposed directly to Concentrix’ stockholders, the Board, or publicly by a third party prior to termination of the Share Purchase and Contribution Agreement, (ii) the Share Purchase and Contribution Agreement is terminated because Concentrix’ stockholders fail to approve the Share Issuance Proposal at the special meeting or at any adjournment or postponement thereof at which a vote on such proposals and matters is taken, and (iii) within the following 12 months after such termination, Concentrix enters into an agreement regarding an alternative acquisition proposal, or recommends or submits an alternative acquisition proposal to its stockholders for adoption, or a transaction in respect of an alternative acquisition proposal is consummated, Concentrix will pay Webhelp Parent the Termination Fee (which shall be reduced by the amount of Webhelp Parent Costs payable by Concentrix in any instance where both amounts might be owed).
Covenants and Agreements
Conduct of the Business of Webhelp Parent
Webhelp Parent has agreed to certain covenants in the Share Purchase and Contribution Agreement restricting the conduct of its business between the date of the Put Option and earlier of the completion of the Transaction and termination of the Share Purchase and Contribution Agreement.
Webhelp Parent has agreed that, except (i) as required by applicable law, (ii) as consented to in writing by Concentrix (such consent not to be unreasonably withheld, delayed or conditioned), (iii) as required by the Share Purchase and Contribution Agreement, (iv) to the extent action is reasonably taken in response to the COVID-19 pandemic, whether or not in the ordinary course of business, or (v) as set forth in the disclosure schedule delivered by Webhelp Parent to Concentrix concurrently with the execution of the Share Purchase and Contribution Agreement, it will and will cause its subsidiaries to:
•	conduct its business in the ordinary course and materially consistent with past practice; and
•	use commercially reasonable efforts to maintain and preserve intact its business organization.

In addition, Webhelp Parent has agreed that, except as required or contemplated by the Share Purchase and Contribution Agreement or as consented to in writing by Concentrix (such consent not to be unreasonably withheld, delayed or conditioned), Webhelp Parent will not and will cause its subsidiaries not to:
•	amend the organizational documents of Webhelp Parent or otherwise take any action to exempt any person from any provision of the organizational documents of Webhelp Parent;
•	split, combine or reclassify any capital stock, voting securities or other equity interests of Webhelp Parent;
•	sell, contribute, convey or otherwise transfer any of the Transferred Shares except in compliance with the provisions of the Share Purchase and Contribution Agreement;
•
make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock, or any other securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock, except for (1) any such transactions solely among Webhelp Parent and its wholly owned subsidiaries or among Webhelp Parent’s wholly owned subsidiaries, (2) the acceptance of Shares as payment for the exercise price of equity incentive grants of Webhelp Parent or (3) the acceptance of Shares, or withholding of Shares otherwise deliverable, to satisfy withholding taxes incurred in connection with the exercise, vesting and/or settlement of equity incentive grants;

•	grant any equity-based awards or interests, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock;
•
(1) issue, sell or otherwise permit to become outstanding any additional shares of its capital stock or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants, or other rights of any kind to acquire any shares of its capital stock, except pursuant to the exercise, vesting and/or settlement of equity-based awards or interests outstanding as of the date hereof, or granted after the date hereof consistent with the terms of the Share Purchase and Contribution Agreement, in each case in accordance with their terms, or (2) enter into any agreement, understanding or arrangement with respect to the sale or voting of its capital stock or equity interests;

•	adopt a plan of complete or partial liquidation, dissolution, merger, consolidation or other reorganization, other than the Transaction;
•
incur, assume, endorse, guarantee or otherwise become liable for or modify in any material respect the terms of any Indebtedness for borrowed money or issue or sell any debt securities or any rights to acquire any debt securities, except for (1) intercompany indebtedness and guarantees thereof and (2) indebtedness incurred in the ordinary course of business for borrowed money not in excess of $10.0 million in the aggregate;

•
other than in accordance with agreements in effect on the Put Option Date or in the ordinary course of business, sell, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets having a value in excess of $2.0 million individually or $5.0 million in the aggregate to any Person (other than to Webhelp Parent or a wholly owned Subsidiary of Webhelp Parent and other than (1) sales of inventory, (2) sales of rental equipment in the ordinary course or obsolete or worthless equipment, or (3) commodity, purchase, sale or hedging agreements that can be terminated upon ninety (90) days or less notice without penalty (which term shall not be construed to include customary settlement costs), and power contracts, in each case in the ordinary course of business);

•
acquire any assets (other than acquisitions of assets in the ordinary course of business) or entity or make any investment in any entity, in each case other than intercompany purchases, either by purchase of stock or securities, contributions to capital, property transfers or purchase of property or assets of any entity other than intercompany transfers or purchases, if such acquisition or investment is in excess of $2.0 million individually or $5.0 million in the aggregate;

•
except as required by any existing employee benefit plan, (1) establish, adopt, materially amend or terminate any material employee benefit or compensation plan, program, policy or arrangement for the benefit or welfare of any current or former employees, officers, directors or consultants or create or enter into any plan, agreement, program, policy, trust, fund or other arrangement that would be a material employee benefit plan if it were in existence as of the date of the Share Purchase and Contribution Agreement, other than changes made in connection with annual enrollment, (2) increase the compensation (including severance, change-in-control and retention compensation) or benefits of any current or former employees of Webhelp Parent or its subsidiaries, except for increases in the ordinary course of business consistent with past practice, (3) pay or award, or commit to pay or award, any new bonuses or new incentive compensation not already committed to as of the date hereof, other than in the ordinary course of business, or (4) accelerate any material rights or benefits under any employee benefit or compensation plan;
•
accelerate, terminate or cancel, or waive, release or assign any material term of, or right, obligation or claim under, any material contract (other than expiration of any such material contract in accordance with its term) or amend or modify any material contract in a manner that is materially adverse to Webhelp Parent or any of its subsidiaries, in each case other than in the ordinary course;

•
enter into (1) any lease requiring an annual payment in excess of $1.0 million or (2) any procurement contract with continuing obligations for Webhelp Parent or any of its subsidiaries which extend more than 12 months from the date of such contract that is expected to involve amounts to be paid by or obligations of, Webhelp Parent or any of its subsidiaries in excess of $1.0 million in any 12-month period;

•	make any material loans or advances, except for operating leases and extensions of credit terms to customers in the ordinary course of business;
•
other than in the ordinary course of business, (1) amend any material tax return, (2) make, change or revoke any material tax election, (3) settle or compromise any material tax claim or assessment by any governmental authority for an amount that exceeds (other than by a de minimis amount) the amount reserved on the consolidated balance sheet of Webhelp Parent and its subsidiaries, (4) surrender or waive any right to claim a material tax refund or (5) consent to any extension or waiver of the statute of limitations period applicable to any material tax claim or assessment;

•
other than in the ordinary course of business, settle, compromise or otherwise resolve any claim, suit, action or proceeding (excluding any immaterial audit, claim or other proceeding in respect of taxes) in a manner resulting in liability for, or restrictions on the conduct of business by, Webhelp Parent or any of its subsidiaries, other than settlements of, compromises for or resolutions of any claim, suit, action or proceeding (1) funded, subject to payment of a deductible, by insurance coverage maintained by Webhelp Parent or any of its subsidiaries or (2) for payment of less than $1.0 million (after taking into account insurance coverage maintained by Webhelp Parent or any of its subsidiaries) in the aggregate beyond the amounts reserved on the consolidated financial statements of Webhelp Parent;

•	make or commit to make capital expenditures exceeding $5.0 million individually;
•
implement or adopt any material change in its tax or financial accounting principles or methods, other than as may be required by International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”) or applicable law;

•
enter into any contract (i) with a top customer by which Webhelp Parent or any of its subsidiaries is bound that expressly obligates the Webhelp Parent or any of its subsidiaries (or following the closing, Concentrix or its subsidiaries) to conduct business with such top customer on an exclusive basis or that contains “most favored nation” or right of first refusal or offer covenants, or (ii) with a customer by which the Webhelp Parent or any of its subsidiaries is bound that involves payments to the Webhelp Parent or any of its subsidiaries of more than $15.0 million per annum that is on terms substantially less favorable in the aggregate to the Webhelp Parent than the contracts with its top customers as of the date of the Put Option Agreement;

•	enter into a material mortgage or pledge of any of its assets or create or suffer to exist any material lien (other than permitted liens); or
•	agree to take or make any commitment to take any of the actions prohibited by bullets set forth above.

Conduct of the Business of Concentrix
Concentrix has agreed to certain covenants in the Share Purchase and Contribution Agreement restricting the conduct of its business between the date of the Put Option Agreement and earlier of the completion of the Transaction and termination of the Share Purchase and Contribution Agreement.
Concentrix has agreed that, except (i) as required by applicable law, (ii) as consented to in writing by Webhelp Parent (such consent not to be unreasonably withheld, delayed or conditioned), or (iii) as required by the Share Purchase and Contribution Agreement, it will not and will cause its subsidiaries not to:
•	amend the organizational documents of Concentrix if such amendments would be materially adverse to or cause disproportionate treatment of the Sellers;
•
make, declare or pay any dividend, or make any other distribution on any shares of its capital stock, or any other securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable or exercisable for any shares of its capital stock, except for (1) Concentrix’ regular quarterly dividend or (2) any such intercompany transactions; or

•
enter into any merger, consolidation or other business combination transaction or acquire any material assets of any third party (in each case, other than the Transaction and other than any merger, consolidation or other business combination transaction or acquire any material assets of any third party below $500.0 million individually or $750.0 million in the aggregate), which would be reasonably likely to have the effect of materially restraining, prohibiting, preventing or delaying the consummation of the Transaction.

Concentrix’ Stockholders Meeting
As soon as reasonably practicable following receipt of certain financial statements of Webhelp Parent which Webhelp Parent is obligated under the Share Purchase and Contribution Agreement to deliver to Concentrix at least 90 days prior to the Closing Date (the “Company Financial Information”) Concentrix agreed to prepare, in consultation with Webhelp Parent, and file with the SEC the preliminary proxy statement. Furthermore, as soon as reasonably practicable after the expiration of the 10-day waiting period promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or the date on which Concentrix learns the SEC has no further comments on the proxy statement, Concentrix agreed to duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of seeking the adoption of the Share Purchase and Contribution Agreement and the issuance of the Closing Shares. Unless the Board has made a change of recommendation as described under the section entitled “—Change of Recommendation,” Concentrix will recommend that its stockholders adopt the Share Issuance Proposal and the Adjournment Proposal, and use its commercially reasonable efforts to solicit from its stockholders proxies in favor of such proposals and take all other action necessary or advisable to obtain such stockholder approval.
Stock Exchange Listing
Prior to the closing, Concentrix will file a Notification of Listing of Additional Shares (or such other form as may be required by Nasdaq) with Nasdaq with respect to the shares of Concentrix common stock to be issued in connection with the Transaction and those required to be reserved for issuance in connection with the Transaction. Concentrix has agreed to use its commercially reasonable efforts to cause such shares to be approved for listing on Nasdaq before the Closing Date.
No Solicitation
Except as expressly permitted under the Share Purchase and Contribution Agreement, Concentrix agreed to cease discussions or negotiations, if any, with any other person with respect to any alternative acquisition proposal of Concentrix or its subsidiaries and to request the return or destruction of any confidential information previously delivered to any such person.

Each of Concentrix and Purchaser has agreed that it will not, and will cause each of its subsidiaries and other respective representatives not to, directly or indirectly:
•	solicit, propose, initiate or knowingly facilitate any inquiries or proposals with respect to any alternative acquisition proposal;
•	engage or participate in any negotiations with any person concerning any alternative acquisition proposal;
•	provide any confidential or nonpublic information or data to, or have or participate in any discussions with any person relating to any alternative acquisition proposal;
•
approve or enter into any acquisition agreement, term sheet, letter of intent, memorandum of understanding or other similar agreement in connection with or relating to any alternative acquisition proposal (unless the Share Purchase and Contribution Agreement has been terminated); or

•
grant any waiver amendment or release under any standstill or confidentiality agreement or any takeover statute (other than to the extent the Board determines in good faith after consultation with outside counsel) that failure to take any of such actions would reasonably be expected (after consultation with outside legal counsel) to be inconsistent with its fiduciary duties under applicable law.

If, prior to the receipt of Concentrix’ stockholder approval, Concentrix receives a bona fide written alternative acquisition proposal not solicited in violation of its non-solicitation obligations under the Share Purchase and Contribution Agreement, Concentrix may furnish confidential or nonpublic information to, and participate in such negotiations or discussions with, the person making the alternative acquisition proposal, if the Board concludes in good faith, after consulting with such outside advisors as it determines in good faith to be reasonably necessary, that taking such actions would be required to comply with its fiduciary duties. Before furnishing any confidential or nonpublic information, Concentrix shall enter into a confidentiality agreement with the person making such alternative acquisition proposal that contains terms that are not materially less restrictive to the other party than those contained in the confidentiality agreement between Concentrix and Webhelp Parent.
Concentrix must promptly (within 48 hours) advise the Seller Representatives if it or any of its subsidiaries or any of their respective representatives has received any alternative acquisition proposal or any inquiry, proposal or offer to enter into or seeking to have discussions or negotiations relating to a possible alternative transaction, and the substance thereof (including the terms and conditions of and the identity of the person making such inquiry or alternative acquisition proposal). Concentrix must further provide the Seller Representatives with a complete copy of such alternative acquisition proposal in writing and any related documents or correspondence received in connection with any such inquiry or alternative acquisition proposal. Concentrix must keep the Seller Representatives apprised of any material developments and negotiations, including providing a copy of all material documentation (including drafts) or material correspondence with respect thereto.
For purposes of the Share Purchase and Contribution Agreement, an alternative acquisition proposal means (other than the Transaction contemplated by the Share Purchase and Contribution Agreement), any proposal or offer from third party, relating to:
•
any acquisition of 20% or more of any class of equity or voting securities of Concentrix or its subsidiaries or any tender offer (including a self-tender) or exchange offer that, if consummated, would result in such third party beneficially owning 20% or more of any class of outstanding voting or equity securities of Concentrix or any of its subsidiaries;

•
a merger, amalgamation, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Concentrix or its subsidiaries, the business of which constitutes 20% or more of the consolidated net revenues, net income or assets of Concentrix and its subsidiaries;

•
any sale, lease, exchange, transfer, license (other than licenses in the ordinary course of business), acquisition or disposition of 20% or more of the consolidated assets of Concentrix and its subsidiaries (measured by the fair market value thereof); or

•
any liquidation, dissolution, recapitalization, extraordinary dividend or other significant corporate reorganization of Concentrix or any of its subsidiaries, the business of which constitutes 20% or more of the consolidated net revenues, net income or assets of Concentrix and its subsidiaries.

Change of Recommendation
Subject to the following paragraph, the Board may not change its recommendation that Concentrix’ stockholders vote “FOR” the Share Issuance Proposal. Under the Share Purchase and Contribution Agreement, a change in recommendation will occur if the Board (i) fails to make or withdraw (or modify or qualify in any manner adverse to Webhelp Parent or the Sellers or publicly propose to withdraw, modify or qualify in any manner adverse to the Webhelp Parent or the Sellers) its recommendation or the determination of the advisability to its stockholders of the Transaction, (ii) adopts, approves, or publicly recommends, endorses or otherwise declares advisable any alternative acquisition proposal, (iii) fails to make its recommendation in this proxy statement or any filing or amendment or supplement relating thereto, (iv) fails to recommend against any then-pending tender or exchange offer that constitutes an alternative acquisition proposal within ten business days after it is announced, or (v) if an alternative acquisition proposal is made public, fails to publicly (and without qualification) disapprove of such alternative acquisition proposal or reaffirm its recommendation within five business days.
Prior to obtaining the approval of Concentrix’ stockholders, the Board may make a change of recommendation (i) in connection with a bona fide, written unsolicited alternative acquisition proposal (with applicable thresholds in the definition of alternative acquisition proposal equal to 50% instead of 20%) that is expressly conditioned on the termination of the Share Purchase and Contribution Agreement, which, after consulting with such outside advisors as Concentrix determines in good faith to be reasonably consistent with its fiduciary duties, is determined by Concentrix, after taking into account all legal, financial, regulatory and other aspects of the proposal, the Person making the proposal, all relevant terms and conditions of such alternative acquisition proposal as Concentrix reasonably determines, any changes to the terms of the Share Purchase and Contribution Agreement offered by the Seller Representatives in response to such alternative acquisition proposal, the anticipated timing, conditions and ability of the third party making such alternative acquisition proposal to consummate the transactions contemplated by such alternative acquisition proposal (including whether such third party is reasonably likely to have adequate sources of financing or adequate funds to consummate such alternative acquisition proposal), that, if consummated, such alternative acquisition proposal would be more favorable to Concentrix’ stockholders from a financial point of view than the Transaction (including any adjustment to the terms and conditions thereof proposed in writing by the Seller Representatives in response to any such alternative acquisition proposal) (the “Superior Acquisition Proposal”) or (ii) in response to a material event, change, effect, development or occurrence, subject to certain exceptions relating to regulatory approvals, that was not known to the Board prior to the date of the Share Purchase and Contribution Agreement and does not relate to or involve any change in market price or trading volume of Concentrix stock, an alternative acquisition proposal, any event relating to the Sellers, Webhelp Parent or its subsidiaries, any event resulting from the announcement of the Transaction, or the fact that Concentrix or its subsidiaries exceeds or fails to meet financial projections.
Prior to making a change in recommendation, the Board must (i) provide the Seller Representatives with five business days’ prior written notice of its intention to change its recommendation and a reasonable description of the event or circumstances giving rise to its determination to change its recommendation (including, if the change of recommendation is in response to a Superior Acquisition Proposal, the latest material terms and conditions and copies of the current drafts of all agreements with the counterparty and the party making such superior acquisition proposal and any other material documents or agreements that relate to such Superior Acquisition Proposal, (ii) during such five business days’ notice period, negotiate with the Seller Representatives in good faith (to the extent the Seller Representatives wish to negotiate) to make such adjustments to the terms and conditions of the Share Purchase and Contribution Agreement such that failure to make a change of recommendation would no longer reasonably be expected to be inconsistent with the fiduciary duties of the Board under applicable laws, and (iii) at the end of the five business days’ notice period, take into account any amendment or modification to the Share Purchase and Contribution Agreement proposed by Webhelp Parent and determine in good faith, after consulting with such outside advisors as it determines reasonably necessary, that changing its recommendation would nevertheless be required to comply with its fiduciary duties (if there is a subsequent change to the economic terms of or any other material amendment to the Superior Acquisition Proposal, it will be considered a new Superior Acquisition Proposal, and the Board must provide Webhelp Parent with a new four business days’ notice period).
Efforts to Complete the Transaction
Concentrix, Purchaser, the Seller Representatives, and Webhelp Parent have agreed to cooperate with each other and use their reasonable best efforts to take, or cause to be taken, all necessary actions, and do or cause to be done, all things necessary, proper or advisable to consummate the Transaction as promptly as practicable including (i) preparing and filing all forms, registrations and notifications required to be filed to consummate the Transaction, (ii) using reasonable best efforts to satisfy the conditions to consummating the Transaction, (iii) using reasonable best efforts to obtain (and to cooperate with each other in obtaining) any consent, clearance, authorization, expiration or termination of a waiting period, permit, order or approval of, or waiver or any exemption by, any governmental authority (including furnishing all information and documentary material required under the HSR Act as promptly as practicable) required to be obtained or made by Concentrix, Purchaser, Webhelp Parent or any of their respective affiliates or subsidiaries in connection with the Transaction, and (iv) the execution and delivery of any additional instruments necessary to consummate the Transaction.
In furtherance of the parties’ reasonable best efforts, each of Concentrix and Purchaser, to the extent required in order to obtain HSR Act Clearance, the required filings, and the required consents, or any other approvals of a governmental entity required to consummate the Transaction has agreed to (i) propose, negotiate or offer to effect, or consent or commit to, any sale, leasing, licensing, transfer, disposal, divestiture or other encumbrance, or holding separate, of any assets, licenses, operations, rights, product lines, businesses or interest therein; and (ii) take or agree to take any other action, agree or consent to, make any concession in respect of, or permit or suffer to exist any condition or requirement setting forth, any limitations or restrictions on freedom of actions with respect to, or its ability to retain, or make changes in, any assets, licenses, operations, rights, product lines, businesses or interest therein (the “Regulatory Concessions”). However, neither party nor its subsidiaries are required to, and neither party shall without the consent of the other party, agree or consent to a Regulatory Concession (including any divesture) that would be or would reasonably be expected to be, individually or in the aggregate, material to the combined company, taken as a whole, following the Transaction.
Concentrix and Purchaser have agreed to use reasonable best efforts (until the outside date of March 29, 2024 which date may be extended to June 29, 2024 under circumstances if certain regulatory approvals have not been obtained by March 29, 2024, then again to September 29, 2024 under such circumstances if certain regulatory approvals have not been obtained by June 29, 2024, then again to December 29, 2024 if such regulatory approvals have not been obtained by September 29, 2024) to (i) oppose or defend against any proceeding by any governmental entity to prevent or enjoin the consummation of the Transaction or (ii) pursue all avenues of appeal, and seek to overturn any regulatory order by any governmental entity preventing consummation of the Transaction, including by defending against or seeking to vacate, overturn, terminate or appeal any order that would prevent or materially delay the consummation of the Transaction.
Concentrix and Purchaser have also agreed to not, and to cause their respective subsidiaries to not, acquire or agree to acquire a third party or portion thereof, by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, if taking such action would reasonably be expected to (i) impose any delay in the obtaining of, or increase the risk of not obtaining any consent, clearance, authorization, permit, order, approval, waiver or exemption from any governmental authority necessary to consummate the Transaction or the expiration or termination of any applicable waiting period; (ii) increase the risk of any governmental entity entering an order prohibiting the consummation of the Transaction; (iii) increase the risk of not being able to remove an order, on appeal or otherwise, that prohibits the consummation of the Transaction; or (iv) prevent or delay the consummation of the Transaction.
Financing
Financing Not a Condition to the Transaction
In connection with its entry into the Put Option, Concentrix entered into the Bridge Commitment Letter, under which JPMorgan Chase and certain other financing institutions joining thereto pursuant to the terms thereof committed to provide $5.29 billion in aggregate principal amount of senior commitments. On April 21, 2023,

Concentrix entered into an amendment and restatement of its existing credit agreement in the form of the Restated Credit Agreement, which includes a senior unsecured revolving credit facility not to exceed an aggregate principal amount of $1.0425 billion, an outstanding senior unsecured term loan in an aggregate principal of $1.85 billion, and pursuant to which Concentrix received commitments for the extension of additional senior unsecured Delayed Draw Term Loans in an aggregate principal amount not to exceed $294.7 million. Upon entry into the Restated Credit Agreement, the commitments with respect to the Term Loan Amendment Tranche and the Revolver Amendment Tranche under the Bridge Commitment Letter were reduced to zero and the commitment with respect to the Acquisition Tranche under the Bridge Commitment Letter were reduced by $294.7 million to $2.145 billion. The applicable lenders’ obligations to fund their respective remaining commitments under the Acquisition Tranche of the Bridge Commitment Letter and in respect of the Delayed Draw Term Loans are subject to several conditions as set forth in the Bridge Commitment Letter (in the case of the Acquisition Tranche under the Bridge Commitment Letter) and in the Amendment Agreement (in the case of the Delayed Draw Term Loans), including, among others, completion of the Transaction, the non-occurrence of a material adverse effect on Webhelp, the accuracy of certain limited representations and warranties and, in the case of the Acquisition Tranche under the Bridge Commitment Letter, delivery of certain financial statements.
The availability of the term loan commitments under the Acquisition Tranche of the Bridge Facility and the Delayed Draw Term Loans under the Restated Credit Agreement are not conditions to Concentrix’ or Purchaser’s respective obligations under the Put Option or the Share Purchase and Contribution Agreement.
Cooperation of Concentrix
Until the closing or the termination of the Share Purchase and Contribution Agreement, Concentrix has agreed to use its commercially reasonable efforts to take, or cause to be taken, all actions necessary, proper or advisable in connection with the arrangement, marketing and consummation of the Permanent Financing by Concentrix.
Furthermore, in the event any funds required to satisfy the Transaction Uses (as defined below) become unavailable on the terms and conditions contemplated in the Bridge Commitment Letter or the Financing Agreements, Concentrix has agreed to use commercially reasonable efforts to obtain the Alternative Financing in an amount sufficient to allow it to satisfy the Transaction Uses, and to obtain the Alternative Commitment Letter.
Concentrix has agreed to, and to cause its subsidiaries to, use commercially reasonable best efforts to take, or cause to be taken, all actions necessary, proper or advisable to consummate and obtain the financing contemplated by the Bridge Commitment Letter or the Permanent Financing in an amount sufficient (together with any other cash sources available to Concentrix or its subsidiaries) to (i) repay, prepay, refinance, redeem or otherwise satisfy any indebtedness of Concentrix, Webhelp or their respective subsidiaries contemplated or required to be satisfied in connection with the consummation of the Transaction, (ii) pay all fees and expenses of Concentrix and its subsidiaries related to or arising out of the consummation of the Transaction that are required to be paid at closing, and (iii) pay all other amounts required to be paid by Concentrix and its subsidiaries pursuant to or in connection with the Share Purchase and Contribution Agreement at closing (the “Transaction Uses”), on terms and subject only to the conditions set forth in the Bridge Commitment Letter or the Financing Agreements.
In furtherance of the foregoing, Concentrix has agreed to use its commercially reasonable efforts to (i) maintain in effect, until closing, the Bridge Commitment Letter or the Financing Agreements, as applicable, (ii) comply with the obligations that are set forth in the Bridge Commitment Letter and/or the Financing Agreements that are applicable to Concentrix and satisfy on a timely basis all conditions precedent in the Bridge Commitment Letter and the Financing Agreements that are within its control, and (iii) to the extent necessary to satisfy the Transaction Uses, enforce its rights under the Bridge Commitment Letter and the Financing Agreements.
Concentrix has agreed to give Webhelp Parent prompt written notice upon it obtaining knowledge of any of the following:
•
any material breach or default (or any event or circumstance that could reasonably be expected to give rise to any material breach or default) by any party to the Bridge Commitment Letter or the Financing Agreements;

•	any actual or threatened in writing breach, default, withdrawal, repudiation, cancellation or termination of the Financing or Permanent Financing by any of the lenders;

•
any material dispute or disagreement between or among any of the financing parties (on the one hand) and Concentrix or any of its affiliates (on the other hand) party to the Bridge Commitment Letter or the Financing Agreements which would reasonably be expected to prevent, impede or delay the consummation of the Transaction or the makes funding the Financing or, as applicable, the Permanent Financing, less likely; and

•	any amendment or modification of, or waiver under, the Bridge Commitment Letter or the Financing Agreements.
Except for certain enumerated exceptions, Concentrix has agreed to not, without the prior written consent of Webhelp Parent, amend, modify, supplement, restate, substitute, replace, terminate, or agree to any waiver under the Bridge Commitment Letter or any Financing Agreement, which consent in the case of an amendment, modification or restatement shall not be unreasonably withheld or delayed so long as such amendment, modification or restatement would not (i) reasonably be expected to prevent, impede, or delay the consummation of the Transaction and the other transactions contemplated by the Put Option and Share Purchase and Contribution Agreement, delay or impair the availability of the Financing and/or the Permanent Financing (together with any other immediately available financial resources of Concentrix and its subsidiaries) in an aggregate amount such that Concentrix would have insufficient funds to satisfy the Transaction Uses, (ii) contain additional or modified conditions precedent to the funding of the Financing or the Permanent Financing relative to those set forth in the Bridge Commitment Letter as in effect as of the date of the Put Option, or (iii) reasonably be expected to adversely impact the ability of Concentrix to enforce or cause the enforcement of its rights under the Bridge Commitment Letter or the Financing Agreements.
Cooperation of Webhelp Parent
Subject to certain limitations and other caveats, Webhelp Parent has agreed to use commercially reasonable efforts to (and cause its subsidiaries and their respective directors, officers, employees, agents and advisors to) cooperate with Concentrix as reasonably necessary in connection with the arrangement of the financing contemplated by the Bridge Commitment Letter or any Permanent Financing as may be customary and reasonably requested by Concentrix, including:
•
making appropriate officers or members of the management team available for participation at reasonable times and locations mutually agreed in a reasonable number of meetings, lender and investor presentations, conference calls, road show presentations, due diligence sessions and meetings with prospective lenders and investors and with rating agencies;

•
providing reasonable assistance in the preparation of any reasonable and customary bank information memoranda or private placement memoranda, rating agency presentations, marketing and/or syndication materials, in each case with respect to Webhelp Parent and its subsidiaries;

•
providing reasonable assistance preparing a customary prospectus, offering memorandum, private placement memorandum or other documents to be used in connection with an offering suitable for use in a customary (electronic) road show relating to debt securities;

•	providing reasonable assistance preparing customary pro forma financial statements and projections necessary in connection with the Financing and/or the Permanent Financing;
•
using commercially reasonable efforts to cause its accountants to cooperate in the provision of any customary “comfort” in respect of financial information of Webhelp Parent or any of its subsidiaries included in any offering document;

•	assisting in the preparation and negotiation and execution and delivery of any definitive financing documents;
•
taking corporate and other actions reasonably necessary to permit the satisfaction of the conditions to the funding of the financing contemplated by the Bridge Commitment Letter and/or any Permanent Financing on the closing date, including the delivery of notices of prepayments or similar documents and customary payoff documentation related to the repayment of certain indebtedness of Webhelp Parent and its subsidiaries; and

•	providing all material documentation and other information about Webhelp Parent to satisfy applicable “beneficial ownership,” “know your customer” and anti-money laundering rules and regulations.

Employee Benefits Matters
Under the terms of the Share Purchase and Contribution Agreement, without limiting, and in addition to, any requirements under applicable law, national labor agreements, collective labor agreements or contract, for a period of no less than one (1) year following the Closing, Concentrix shall, or shall cause the combined company to, provide each employee of Webhelp who continues to remain employed by the combined company (“Company Employee”) with: (i) an annual base salary or wage rate and cash incentive compensation opportunities (including, without limitation, variable pay, bonuses and commissions) that, in each case, are at least substantially comparable in the aggregate to those provided to such employee immediately before the Closing and (ii) employee benefits that are no less favorable in the aggregate than those provided to similarly situated employees of Concentrix.
Each Company Employee will receive service credit for service with Webhelp Parent and its subsidiaries for purposes of eligibility and vesting but not benefits levels or amount. In addition (i) Concentrix shall use commercially reasonable efforts to cause each Company Employee to be immediately eligible to participate, without any waiting time or satisfaction of any other eligibility requirements, in any and all benefit plans to be offered to the Company Employee at or after the Closing (the “New Plan”) to the extent that (A) coverage under such New Plan replaces coverage under any Webhelp benefit plan in which such Company Employee participated immediately prior to the Closing (collectively, the “Old Plans”) and (B) such Company Employee has satisfied all waiting time and other eligibility requirements under the Old Plan being replaced by the New Plan and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical, and/or vision benefits to any Company Employee, Concentrix must use commercially reasonable efforts to cause (1) all preexisting condition exclusions, actively at work and evidence of insurability requirements of such New Plan to be waived for such Company Employee and his or her covered dependents to the extent such conditions were inapplicable or waived under the comparable Old Plan and (2) any expenses incurred by any Company Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such Company Employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Company Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.
Director and Officer Indemnification and Insurance
For not less than six years from and after the closing, Webhelp Parent must maintain for the benefit of the directors and officers of Webhelp Parent and its subsidiaries an insurance and indemnification policy that provides coverage for events occurring prior to the Closing Date that is substantially equivalent to and in any event not less favorable in the aggregate than the existing policies of the Webhelp Parent and its subsidiaries or, if substantially equivalent insurance coverage is unavailable, the best available coverage. Webhelp Parent is obligated to maintain such policies in full force and effect, and continue to honor the obligations thereunder. Any premiums or fees related to binding such insurance policy up to $300,000 shall be borne by Concentrix and any remaining amounts shall be paid by Webhelp Parent.
After the Closing, the parties have agreed to cause the combined company to indemnify and hold harmless, and advance expenses to, such persons that are indemnified as of the date of the Put Option by Webhelp Parent under applicable law, pursuant to the organizational documents of Webhelp Parent or its subsidiaries, or any existing and specified indemnification agreements against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened in writing or actual claim, action, suit, proceeding or investigation.
Other Covenants
Under the terms of the Share Purchase and Contribution Agreement, Concentrix and Webhelp Parent made certain other covenants to and agreements with each other regarding various other matters including, but not limited to:
•	reasonable access for Concentrix and its representatives to certain of Webhelp Parent’s information during the period prior to consummation of the Transaction;
•	subject to certain exceptions, a lock-up of 100% of the shares of Concentrix common stock to be issued to those Sellers who are employees of Webhelp Parent or its subsidiaries who are receiving an aggregate amount of $250,000 or greater of the Closing Shares for 6 months following the Closing, a lock-up of 75% of such shares for 12 months following the Closing, a lock-up of 25% of such shares for 18 months following the Closing, and the release of such lock-up restrictions following the date that is 18 months following the Closing (see the section entitled “Investor Rights Agreement—Lock-up” for a description of the lock-up applicable to certain other Sellers);
•
actions to be taken (and not taken) by Concentrix and Webhelp Parent with respect to anti-takeover laws to ensure that the Transaction and the other transactions contemplated by the Share Purchase and Contribution Agreement may be consummated as promptly as practicable on the terms contemplated by the Share Purchase and Contribution Agreement and to otherwise take such actions necessary to eliminate or minimize the effects of such anti-takeover laws on the Transaction and the other transactions contemplated by the Share Purchase and Contribution Agreement;

•	agreements to consult with each other regarding any press releases or public announcements with respect to the Share Purchase and Contribution Agreement and the Transaction;
•
notification to the other parties of any shareholder litigation against Concentrix or Webhelp Parent and the required consent of Concentrix prior to certain settlements of any such litigation against Webhelp Parent;

•	obtaining the resignations of certain directors, managers and officers of Webhelp Parent and its subsidiaries;
•	providing certain financial statements of Webhelp Parent by Webhelp Parent to Concentrix during the period prior to the Closing;
•	terminating certain arrangements among the Sellers, Webhelp Parent, and any of their respective affiliates;
•	agreements relating to certain tax matters; and
•	certain amendments to Webhelp Parent’s articles of association and agreement by certain large Webhelp Parent stockholders to vote in favor of such amendments.
Representations and Warranties
The Share Purchase and Contribution Agreement contains a number of representations and warranties made by the parties thereto that are subject in some cases to exceptions and qualifications (including exceptions to the effect that there have not been, and would not reasonably be expected to be, a “Material Adverse Effect”). See the definition of “Material Adverse Effect” below in the next section.
The representations and warranties made by Webhelp Parent and certain Sellers under the Share Purchase and Contribution Agreement pertaining to Webhelp Parent relate to, among other things:
•	due organization, valid existence, good standing and qualification to do business;
•	scope of business operations and subsidiaries;
•	accuracy of certain corporate documents made available to the other parties to the Share Purchase and Contribution Agreement;
•	capitalization;
•	options, restricted stock units and warrants;
•	ownership of equity or voting interests of each of the parties’ subsidiaries free and clear of liens;
•
corporate authorization of the Share Purchase and Contribution Agreement and the transactions contemplated by the Share Purchase and Contribution Agreement, and the valid and binding nature of the Share Purchase and Contribution Agreement;

•	the absence of any conflicts or violations of organizational documents and other material agreements or laws;
•	required consents and approvals from governmental entities;

•	financial statements;
•	the absence of undisclosed liabilities or off-balance-sheet arrangements;
•	internal controls and disclosure controls and procedures relating to financial reporting;
•	broker’s, finder’s and financial advisor’s fees;
•	the absence of certain changes or events;
•	the absence of certain legal proceedings, investigations and governmental orders;
•	tax matters;
•	employee benefit plans;
•	employment and labor matters;
•	compliance with laws, permits and regulatory bodies;
•	the absence of certain legal proceedings, investigations and governmental orders;
•	compliance with certain domestic and foreign corruption laws and customs and international trade laws;
•	privacy and data security;
•	material contracts and related party transactions;
•	environmental matters;
•	intellectual property;
•	real property;
•	customers and suppliers; and
•	insurance.
The Share Purchase and Contribution Agreement contains additional representations and warranties of certain Sellers relating to, among other things, the following:
•	ownership of equity or voting interests of each of the parties’ subsidiaries free and clear of liens;
•	due organization, valid existence, good standing and qualification to do business;
•
corporate authorization of the Share Purchase and Contribution Agreement and the transactions contemplated by the Share Purchase and Contribution Agreement, and the valid and binding nature of the Share Purchase and Contribution Agreement;

•	the absence of any conflicts or violations of organizational documents and other material agreements or laws;
•	required consents and approvals from governmental entities;
•	broker’s, finder’s and financial advisor’s fees; and
•	accuracy of information supplied or to be supplied in connection with this proxy statement.
The Share Purchase and Contribution Agreement also contains representations and warranties of Concentrix and Purchaser relating to, among other things, the following:
•	due organization, valid existence, good standing and qualification to do business;
•	scope of business operations and subsidiaries;
•
corporate authorization of the Share Purchase and Contribution Agreement and the transactions contemplated by the Share Purchase and Contribution Agreement, and the valid and binding nature of the Share Purchase and Contribution Agreement;

•	internal controls and procedures;

•	the absence of undisclosed liabilities or off-balance-sheet arrangements;
•	accuracy of information supplied or to be supplied in connection with this proxy statement;
•	the absence of certain legal proceedings, investigations and governmental orders;
•	Concentrix’ stockholder approval;
•	registration statements, prospectuses, reports, schedules, forms, statements, certifications and other documents of Concentrix required to be filed or furnished with the SEC;
•	benefit matters;
•	tax matters;
•	Concentrix not being and having not been a real property holding corporation; and
•	delivery of the Bridge Commitment Letter and other documents relating to the debt financing contemplated by the Bridge Commitment Letter.
The representations and warranties of each of the parties to the Share Purchase and Contribution Agreement will expire upon the completion of the Transaction.
Certain of the representations and warranties made by the parties are qualified as to “knowledge,” “materiality” or “Material Adverse Effect” (as defined in the next section).
Material Adverse Effect
For purposes of the Share Purchase and Contribution Agreement, “Material Adverse Effect” means, with respect to any person, any effect, change, event, circumstance, condition, occurrence or development that, either individually or in the aggregate, has had a material adverse effect on the business, properties, results of operations or financial condition of such person and its subsidiaries taken as a whole, except that the impact of the following events, changes, effects, developments or occurrences are not included in determining whether there has been a Material Adverse Effect:
(a)	changes in the United States generally accepted accounting principles (“GAAP”), the IFRS, or applicable regulatory accounting requirements or official interpretations thereof;
(b)
any changes in laws, rules or regulations of general applicability to companies in the industries in which such party and its subsidiaries operate, or interpretations thereof by courts or governmental authorities;

(c)
any changes in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic, market (including equity, credit and debt markets, as well as changes in interest rates) or other general industry-wide conditions affecting the industries in which such person and its subsidiaries operates;

(d)
the announcement, existence or pendency of the Share Purchase and Contribution Agreement or the Transaction if, as to Webhelp Parent, arising from the identity of Concentrix or any of its affiliates, and if, as to Concentrix, arising from the identity of Webhelp Parent or any of its affiliates;

(e)
any decline in the trading price of Concentrix’ common stock, if applicable, or the failure, in and of itself, to meet earnings projections, earnings guidance, budgets, expectations, estimates or internal financial forecasts, but not, in either case, the underlying causes thereof (unless such cause is otherwise excluded from being taken into account in determining the existence of a Material Adverse Effect);

(f)
any disasters (including hurricanes, tornadoes, floods, fires, explosions, earthquakes and weather-related events) or other acts of God, curfews, riots, demonstrations or public disorders or any escalation or worsening thereof;

(g)	any epidemic, pandemic or disease outbreak (including the COVID-19 pandemic) or worsening thereof, including commercially reasonable responses thereto;
(h)	any action taken (or omitted to be taken) by a party or any of its subsidiaries at the written request of the other party; or

(i)
any action taken (or omitted to be taken) by a party or any of its subsidiaries that is expressly required to be taken (or omitted to be taken) pursuant to the Share Purchase and Contribution Agreement;

except, with respect to the matters listed in (a), (b), (c), (f), and (g) above may be taken into account, to the extent the effects of such change are materially disproportionately adverse to the business, properties, results of operations or financial condition of such person and its subsidiaries, taken as a whole, as compared to other companies in the industries in which such person and its subsidiaries, taken as a whole, operate.
Amendment
At any time prior to the Closing, any provision of the Share Purchase and Contribution Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Seller Representatives, Concentrix, and Purchaser.
Applicable Law
The Share Purchase and Contribution Agreement is governed by Delaware law.
Expenses
All fees and expenses incurred by the parties will be borne solely by the party that has incurred such fees and expenses, except that all filing and other fees paid to governmental entities in connection with the Transaction and the other transactions contemplated by the Share Purchase and Contribution Agreement shall be split equally by Concentrix and the Sellers, and, subject to the closing, Concentrix will pay all transfer, stamp and documentary taxes imposed on parties or the combined company as a result of the consummation of the Transaction, and any Termination Fee and Webhelp Parent Costs payable shall be paid as described in this proxy statement.

THE PUT OPTION
This section describes the material terms of the Put Option entered into and executed among Concentrix, Purchaser, and the Beneficiaries on March 29, 2023. The description in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the Put Option, a copy of which is attached as Annex A to this proxy statement and is incorporated by reference herein in its entirety. This summary does not purport to be complete and may not contain all of the information about the Put Option. You are encouraged to read the Put Option carefully and in its entirety.
Pursuant to the Put Option, Concentrix and Purchaser committed to acquire all of the issued and outstanding Shares from the Sellers, subject to the terms and conditions of the Share Purchase and Contribution Agreement. To exercise the Offer, the Beneficiaries were required to send a notice to Concentrix and Purchaser to transfer the Shares to Concentrix and Purchaser. The Put Option was irrevocable until the Expiry Date.
Certain required consultation processes with works councils representing certain Webhelp staff in France and the Netherlands were completed in late April 2023. The Beneficiaries collected PoAs to allow a representative to act on behalf of the Sellers in connection with the execution of the Share Purchase and Contribution Agreement and other related agreements and documents. The PoA collection process was completed on May 30, 2023, and on June 2, 2023, the Beneficiaries exercised the Put Option and, on June 12, 2023, Concentrix and Webhelp Parent entered into the Share Purchase and Contribution Agreement.
Representations, Warranties, and Covenants
Certain representations, warranties and covenants of each of the parties contained in the Share Purchase and Contribution Agreement are incorporated in the Put Option as if they were set forth therein. Additionally, the Put Option provides for customary pre-closing covenants of Concentrix and Webhelp Parent, including a covenant for Webhelp Parent to conduct its business in the ordinary course in all material respects and for Concentrix and Webhelp Parent to refrain from taking certain specified actions without the other party’s consent.

VOTING AGREEMENT
This section describes the material terms of the Voting and Support Agreement entered into and executed among Concentrix, Webhelp Parent and certain stockholders of Concentrix on March 29, 2023 (the “Voting Agreement”). The description in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the Voting Agreement, a copy of which is attached as Annex C to this proxy statement and is incorporated by reference herein in its entirety. This summary does not purport to be complete and may not contain all of the information about the Voting Agreement. You are encouraged to read the Voting Agreement carefully and in its entirety.
In connection with the execution of the Share Purchase and Contribution Agreement, on March 29, 2023, Concentrix and Webhelp Parent entered into the Voting Agreement with Silver Star Developments Ltd., Peer Developments Ltd., MiTAC Holdings Corporation, and MiTAC International Corporation (collectively, the “Voting Agreement Stockholders”), who collectively owned approximately 15.3% of the total issued and outstanding shares of Concentrix common stock as of such date (the “Voting Agreement Shares”).
Agreement to Not Transfer Shares; No Inconsistent Arrangements
Until the earliest of (i) the Closing Date, (ii) the day after the conclusion of the special meeting of the stockholders of Concentrix called to vote on the Share Issuance Proposal, and (iii) the valid termination of the Share Purchase and Contribution Agreement (the “Voting Agreement Expiration Time”), the Voting Agreement Stockholders agreed under the Voting Agreement, not to, among other things, sell, transfer, assign, pledge, give, tender in any tender or exchange offer or similarly dispose of any Voting Agreement Shares, subject to certain exceptions set forth below.
The agreement to not transfer the Voting Agreement Shares does not apply to transfers (i) to a member of a Voting Agreement Stockholder’s immediate family, or to a trust for the benefit of the Voting Agreement Stockholder, or otherwise for estate planning purposes, (ii) by will or under the laws of intestacy, (iii) pursuant to a qualified domestic order, (iv) to a partner, member or equity holder of a Voting Agreement Stockholder, or (v) to an affiliate that controls, is controlled by or is under common control with a Voting Agreement Stockholder, provided that in each case the transferee agrees to be bound by the same restrictions. In addition, each Voting Agreement Stockholder may transfer up to 5% of such Voting Agreement Stockholder’s Voting Agreement Shares.
The Voting Agreement Stockholders have agreed not to take any action that would have the effect of preventing, materially delaying or materially impairing such Voting Agreement Stockholder from performing any of its obligations under the Voting Agreement.
Agreement to Vote the Covered Shares
The Voting Agreement Stockholders have agreed to vote, or cause the holder of record to vote, in favor of the Share Issuance Proposal and the Adjournment Proposal.
Further, the Voting Agreement Stockholders have agreed to vote against (i) any action or proposal in favor of an alternative transaction, (ii) any action or proposal that would reasonably be expected to result in any of Concentrix’ closing conditions under the Share Purchase and Contribution Agreement not being fulfilled, and (iii) any action or proposal that is intended to or would reasonably be expected to impede, interfere with or materially and adversely affect the consummation of the closing under the Share Purchase and Contribution Agreement.
The Voting Agreement Stockholders agreed to execute and deliver at least two (2) business days prior to the relevant meeting, any proxy card or voting instructions it receives that is sent to stockholders of Concentrix soliciting proxies.
Representations and Warranties
The representations and warranties made by each party under the Voting Agreement relate to, among other things:
•	corporate authorization of execution of the Voting Agreement and absence of any consents or authorizations required to give effect to the Voting Agreement;
•	the absence of any conflicts or violations of material agreements or laws; and
•	the absence of certain legal action that would reasonably be expected to materially impair the ability of the party to perform its obligations under the Voting Agreement.

Each Voting Agreement Stockholder also made additional representations and warranties relating to such Voting Agreement Stockholder’s ownership of its Voting Agreement Shares.
Applicable Law
The Voting Agreement is governed by Delaware law.
Termination
The Voting Agreement will automatically terminate upon the Voting Agreement Expiration Time.

INVESTOR RIGHTS AGREEMENT
This section describes the material terms of the Investor Rights Agreement entered into and executed among Concentrix and the Major Webhelp Stockholders. The description in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the Investor Rights Agreement, a copy of which is attached as Annex D to this proxy statement and is incorporated by reference herein in its entirety. This summary does not purport to be complete and may not contain all of the information about the Investor Rights Agreement. You are encouraged to read the Investor Rights Agreement carefully and in its entirety.
Board of Directors
The Investor Rights Agreement provides that following the closing, GBL shall have the right to nominate a certain number of directors, depending on the percentage of the outstanding shares of Concentrix common stock held collectively by GBL and/or certain of its affiliates and Olivier Duha, as applicable. Specifically:
(i)
for so long as GBL and Olivier Duha collectively beneficially own at least 70% of the shares of Concentrix common stock originally issued to GBL and Olivier Duha at the closing, GBL shall have the right, but not the obligation, to nominate for election to the Board two directors (each, a “GBL Director”), and for so long as Olivier Duha holds at least 50% of the shares of Concentrix common stock originally issued to Olivier Duha at the closing, Olivier Duha shall be one of the GBL Directors;

(ii)
for so long as GBL and Olivier Duha collectively beneficially own less than 70% but at least 50% of the shares of Concentrix common stock originally issued to the GBL and Olivier Duha at the closing, GBL shall have the right, but not the obligation, to nominate for election to the Board one GBL Director. If there are two GBL Directors providing services as of the time the collective beneficial ownership of GBL and Olivier Duha drops below 70% of the shares of Concentrix common stock originally issued to GBL and Olivier Duha at the Closing, one GBL Director will be removed;

(iii)
if GBL beneficially owns less than 50% of the shares of Concentrix common stock originally issued to GBL at the closing, GBL shall have no right to nominate for election to the Board any directors, and any GBL Directors providing services as of the time the beneficial ownership of GBL drops below 50% of the shares of Concentrix common stock originally issued to GBL at the Closing shall automatically be deemed to have offered his or her resignation from the Board and any committee of the Board; provided that the Board may reject such resignation and invite any GBL Director(s) to continue to act in his or her capacity

(iv)
Olivier Duha shall have the right to be a member of the Executive Committee. The other GBL Director shall have the right to be a member of the Executive Committee, Nominating and Governance Committee and Compensation Committee, subject to applicable law (including applicable committee independence standards of Nasdaq or other applicable stock exchange on which Concentrix is listed).

The initial directors nominated by GBL are Olivier Duha and Nicolas Gheysens, who Concentrix have agreed are acceptable to serve as GBL Directors. Any replacement director nominated by GBL that is an executive of GBL with a title of Investment Partner or more senior title shall be an acceptable nominee; provided that Concentrix shall have the right to meet with such nominee. If Concentrix provides written notice to GBL that, in Concentrix’ reasonable discretion, such executive is not legally qualified to serve on the board of directors of a Delaware corporation listed on Nasdaq or other applicable stock exchange on which Concentrix is listed or not qualified under Concentrix’ governance documents, such executive will not be deemed acceptable and GBL will have the right to nominate another individual.
At the closing, Concentrix must take all necessary action to cause the initial GBL Directors to be appointed to the Board and, subject to applicable law, the applicable committees, including by increasing the size of the Board and applicable committees, as necessary. From and after the closing, Concentrix must use commercially reasonable efforts to cause all nominees to be timely included in the slate of nominees recommended by the Board to Concentrix’ stockholders for election, and Concentrix must take all necessary action within its control to cause the election of each such nominee.

In the event a vacancy within the GBL Directors is created, GBL shall have the right to designate a replacement to fill such vacancy, and the Board will take all necessary actions to cause such replacement to be promptly appointed. If GBL wishes to remove or replace any GBL Director, Concentrix must use commercially reasonable efforts to cooperate with such request, including to promptly call a special meeting of the stockholders.
Certain Actions Requiring Approvals
Concentrix may not, and must not permit any of its material subsidiaries to amend, modify or repeal any provision of its organizational documents of the applicable entity in a manner that is intended to or does disproportionately adversely affect the rights of any Major Webhelp Stockholder or which is knowingly in violation of the rights of any Major Webhelp Stockholder pursuant to the Investor Rights Agreement. These approval rights terminate (i) with respect to Olivier Duha, at such time as Olivier Duha no longer beneficially owns at least 50% of the shares of Concentrix common stock originally issued to him at the closing and (ii) with respect to GBL, at such time as GBL no longer beneficially owns at least 50% of the shares of Concentrix common stock originally issued to GBL at the closing.
Restricted Activities
Each of the Major Webhelp Stockholders and its affiliates may not, without Concentrix’ prior written consent:
•
make any statement or proposal to the Board or Concentrix’ stockholders with respect to (i) any business combination, tender offer, or similar transaction, any (ii) restructuring, recapitalization, liquidation, or similar transaction, (iii) any acquisition of Concentrix’ loans or debt securities (subject to the fourth bullet in this section) or (iv) any proposal to seek to control or influence the management of the Board or Concentrix (other than pursuant to the director nomination rights described above);

•
form any voting groups with any stockholder of Concentrix with respect to any of the actions described in the first bullet in this section, other than solely among the Major Webhelp Stockholders and their affiliates

•
take any action that would reasonably be expected to require Concentrix or any of its affiliates to make a public announcement regarding any of the actions set forth in the first bullet in this section;

•	acquire any additional shares of stock of Concentrix entitled to vote, subject to certain exceptions for certain of the Major Webhelp Stockholders; or
•	publicly disclose any arrangement relating to the foregoing or knowingly facilitate any of the foregoing.
Each of the above restrictions automatically terminates with respect to the applicable Major Webhelp Stockholder on the first date following the 30th day after such shareholder beneficially owns less than 50% of the shares of Concentrix common stock originally issued to such shareholder at the closing. Additionally, each of the above restrictions automatically terminates upon the occurrence of any of the following events: (i) Concentrix engages in, enters into or continues any material discussions or negotiations regarding any proposal or offer that constitutes or would reasonably be expected to result in a change in control, approves or recommends, or publicly proposes to approve or recommend, any change in control, or enters into any such definitive agreement; (ii) a third party commences a tender offer or exchange offer for securities of Concentrix, which, if consummated, would result in a change in control; (iii) the Board resolves publicly to engage in a formal process that is intended to result in a transaction, which, if consummated, would result in a change in control; or (iv) a third party enters into an agreement or commences a proxy solicitation in which such third party would acquire the ability to elect a majority of the Board.
Lock-Up
Subject to certain permitted transfers, (A) prior to the date that is 6 months following the closing, GBL may not transfer any of the shares of Concentrix common stock issued to it at the closing, (B) between 6 months and 12 months following the closing, GBL may not transfer more than 25% of the shares of Concentrix common stock issued to it at the closing, (C) from the Closing Date until 18 months after the Closing Date, GBL may not transfer 50% of the shares of Concentrix common stock issued to it at the closing, and (D) after 18 months following the closing, the lock-up restrictions terminate as to GBL’s shares of Concentrix common stock.

Subject to certain permitted transfers, (A) prior to the date that is 6 months following the closing, each of Frédéric Jousset and Olivier Duha may not transfer any of the shares of Concentrix common stock issued to them or their affiliates at the closing, (B) between 6 months and 12 months following the closing, each of Frédéric Jousset and Olivier Duha may not transfer more than 25% of the shares of Concentrix common stock issued to them or their affiliates at the closing, (C) from the Closing Date until 18 months following the Closing Date, each of Frédéric Jousset and Olivier Duha may not transfer more than 75% of the shares of Concentrix common stock issued to them or their affiliates at the closing, and (D) after 18 months following the closing, the lock-up restrictions terminate as to Frédéric Jousset’s and Olivier Duha’s shares of Concentrix common stock.
Corporate Opportunities
Since certain directors, principals, officers, employees, members, partners and/or other representatives of GBL, or of investment funds or vehicles affiliated with GBL or any of its respective affiliates may be a GBL Director, and GBL and certain of its affiliates may engage in similar activities or related lines of business as those in which the combined company may engage, Concentrix, on behalf of itself and each of its subsidiaries, has renounced any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity which may be a corporate (or analogous) business opportunity for GBL, any of its affiliates or the GBL Director.
Registration Rights
Concentrix is required to, no later than 180 days following the closing of the Transaction, file a shelf registration statement (which should be automatically effective if Concentrix is eligible) registering the resale of the Registrable Securities (as defined below) issued to the Major Webhelp Stockholders.
Under the Investor Rights Agreement, Concentrix will provide the Major Webhelp Stockholders with certain registration rights to require Concentrix to register a sale of any Registrable Securities (as defined below) held by the Major Webhelp Stockholders with a dollar value of $100.0 million or greater. The Major Webhelp Stockholders will be entitled to make up to two registration demands in any rolling twelve-month period, including short-form registration demands, that Concentrix register such securities for sale under the Securities Act.
In addition, the Major Webhelp Stockholders will have “piggy-back” registration rights to include its Registrable Securities (as defined below) in other registration statements filed by Concentrix.
Concentrix will bear the expenses incurred in connection with the filing of any such registration statements; provided that each Major Webhelp Stockholder shall pay all applicable underwriting fees, all taxes incurred with respect to which legal liability is on such Major Webhelp Stockholder, fees, disbursements, and expenses of its tax and other advisors counsel, including expenses in excess of $100,000 per registration of one legal counsel for the Major Webhelp Stockholders.
“Registrable Securities” means shares of common stock of Concentrix and Earnout Shares, in each case held by a Major Webhelp Stockholder immediately following the Closing; provided that any Registrable Securities shall cease to be Registrable Securities when (a) a registration statement with respect to the sale of such Registrable Securities has been declared effective under the Securities Act and such Registrable Securities have been disposed of in accordance with the plan of distribution set forth in such registration statement (other than, for the avoidance of doubt, any transfer to an affiliate of a Major Webhelp Stockholder, provided such transferred shares remain held by an affiliate and continue to be Registerable Securities), (b) such Registrable Securities are distributed pursuant to Rule 144 or (c) such Registrable Securities shall have been otherwise transferred and new certificates for them not bearing a legend restricting further transfer under the Securities Act shall have been delivered by Concentrix; and provided, further, that any securities that have ceased to be Registrable Securities shall not thereafter become Registrable Securities and any security that is issued or distributed in respect of securities that have ceased to be Registrable Securities is not a Registrable Security.
Applicable Law
The Investor Rights Agreement is governed by Delaware law.

CONCENTRIX UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
The Concentrix Unaudited Pro Forma Condensed Combined Financial Statements, which are referred to in this proxy statement as the Unaudited Pro Forma Financial Statements, presented below are derived from the historical consolidated financial statements of Concentrix and Webhelp Parent. The Unaudited Pro Forma Financial Statements are prepared as a business combination and Concentrix has been treated as the acquirer in the combination for accounting purposes. The unaudited pro forma condensed combined statements of operations have been prepared as if Concentrix’ combination with Webhelp Parent had been completed on December 1, 2021, and the unaudited pro forma condensed combined balance sheet has been prepared as if Concentrix’ combination with Webhelp Parent had been completed on February 28, 2023.
The Unaudited Pro Forma Financial Statements are developed from and should be read in conjunction with: (a) the unaudited consolidated financial statements of Concentrix contained in its Quarterly Report on Form 10-Q for the quarterly period ended February 28, 2023, which was filed with the SEC on April 7, 2023 (the “Concentrix First Quarter 2023 10-Q”); (b) the audited consolidated financial statements of Concentrix contained in its Annual Report on Form 10-K for the year ended November 30, 2022, which was filed with the SEC on January 27, 2023 (the “Concentrix 2022 10-K”); (c) the audited consolidated financial statements of Webhelp Parent as of December 31, 2022 and for each of the years in the two-year period then ended, which are included in this proxy statement; (d) the unaudited consolidated financial statements of Webhelp Parent as of and for the year ended December 31, 2020, which are included in this proxy statement; and (e) the unaudited consolidated financial statements of Webhelp Parent as of and for the three months ended March 31, 2023, which are included in this proxy statement.
The Concentrix column in the unaudited pro forma condensed combined statement of operations for the year ended November 30, 2022 was derived from the audited consolidated financial statements of Concentrix included in the Concentrix 2022 10-K. The Concentrix column in the unaudited pro forma condensed combined statement of operations for the three months ended February 28, 2023 was derived from the unaudited consolidated financial statements of Concentrix included in the Concentrix First Quarter 2023 10-Q. The Webhelp Parent column in the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2022 was derived from the audited consolidated financial statements of Webhelp Parent included in this proxy statement. The Webhelp Parent column in the unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2023 was derived from the unaudited consolidated financial statements of Webhelp Parent included in this proxy statement.
Concentrix and Webhelp Parent have different fiscal years. Concentrix’ fiscal year ends on November 30, whereas Webhelp Parent’s fiscal year ends on December 31. The unaudited pro forma condensed combined balance sheet and statements of operations have been prepared utilizing period ends that differ by less than 93 days, as permitted by Rule 11-02 of Regulation S-X. The unaudited pro forma condensed combined balance sheet as of February 28, 2023 combines Concentrix’ balance sheet as of February 28, 2023 with the Webhelp Parent balance sheet as of March 31, 2023. The unaudited pro forma condensed combined statement of operations for the year ended November 30, 2022 combines Concentrix’ statement of operations for the year ended November 30, 2022 with Webhelp Parent’s statement of operations for the year ended December 31, 2022. The unaudited pro forma condensed combined statement of operations for the three months ended February 28, 2023 combines Concentrix’ statement of operations for the three months ended February 28, 2023 with Webhelp Parent’s statement of operations for the three months ended March 31, 2023.
The historical financial statements of Concentrix have been prepared in accordance with U.S. GAAP and in its reporting currency of U.S. dollars. The historical financial statements of Webhelp Parent have been prepared in accordance with IFRS and in its reporting currency of euros. The historical financial statements of Webhelp have been adjusted to give effect to the differences between U.S. GAAP and IFRS and to translate to U.S. dollars for the purposes of the unaudited pro forma condensed combined financial information.
As of the date of this proxy statement, Concentrix has not completed the detailed valuation studies necessary to arrive at final estimates of the fair value of Webhelp Parent’s assets to be acquired and the liabilities to be assumed and the related allocations of purchase price, nor has it identified all adjustments necessary to conform Webhelp Parent to Concentrix’ accounting policies. As indicated in Note 4 to the Unaudited Pro Forma Financial Statements, based on information currently available, Concentrix has made certain adjustments to the historical book values of the assets and liabilities of Webhelp Parent to reflect preliminary estimates of fair values necessary to prepare the Unaudited Pro Forma Financial Statements, with the excess of the purchase price over the adjusted historical net assets of Webhelp Parent recorded as goodwill. Actual results may differ from these Unaudited Pro Forma Financial Statements once the combination is completed and Concentrix has determined the final purchase price for Webhelp Parent, has completed the valuation studies necessary to finalize the required purchase price allocations and has identified any additional conforming accounting policy changes for Webhelp Parent. There can be no assurance that such finalization will not result in material changes.
The Unaudited Pro Forma Financial Statements have been prepared to include proforma adjustments, which include transaction accounting adjustments that give effect to the Transaction and the incurrence of indebtedness to finance the Transaction.
The pro forma financial information has been prepared by Concentrix only for illustrative and informational purposes, in accordance with Regulation S-X Article 11, Pro Forma Financial Information, as amended by the final rule, “Amendments to Financial Disclosures About Acquired and Disposed Businesses,” as adopted by the SEC on May 21, 2020 (“Article 11”). The pro forma financial information, based on various adjustments and assumptions, is provided for illustrative purposes only and is not necessarily indicative of what Concentrix’ consolidated statements of operations or consolidated statement of financial condition actually would have been had the Transaction, the incurrence of indebtedness to finance the Transaction, and the issuance of the Closing Shares been completed as of the dates presented or will be for any future periods. The Unaudited Pro Forma Financial Statements do not purport to project the future financial position or operating results of Concentrix following the completion of the Transaction and do not include the realization of cost savings from operating efficiencies, revenue synergies or other integration costs expected to result from the Transaction. The pro forma financial information does not include adjustments to reflect any potential synergies or dis-synergies cost in connection with the Transaction.

CONCENTRIX CORPORATION
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
(currency in thousands)
	Historical
	February 28, 2023	March 31, 2023
	Concentrix	Webhelp Parent Reclassified and in U.S. GAAP (Note 5D)	Pro forma adjustments	Note	Pro forma combined
ASSETS
Current assets:
Cash and cash equivalents	$178,386	$160,452	$67,519	(5A)	$406,357
Accounts receivable, net	1,381,610	523,183	—		1,904,793
Other current assets	188,141	452,250	—		640,391
Total current assets	1,748,137	1,135,885	67,519		2,951,541
Property and equipment, net	399,132	303,411	—		702,543
Goodwill	2,905,078	2,302,146	(2,302,146)	(5B)	5,063,030
			2,157,952	(5B)
Intangible assets, net	948,904	829,821	(829,821)	(5C)	3,155,904
			2,207,000	(5C)
Deferred tax assets	44,934	12,477	—		57,411
Other assets	576,885	338,635	1,102	(5A)	916,622
Total assets	$6,623,070	$4,922,375	$1,301,606		$12,847,051

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$141,666	$138,604	$—		$280,270
Current portion of long-term debt	—	13,381	(3,510)	(3), (4), (5A)	9,871
Accrued compensation and benefits	388,786	181,709	—		570,495
Other accrued liabilities	392,722	530,559	85,000	(5E)	1,008,281
Income taxes payable	70,792	31,385	(17,650)	(5E)	84,527
Total current liabilities	993,966	895,638	63,840		1,953,444
Long-term debt, net	2,220,207	1,898,866	2,150,000	(5A)	5,381,356
			294,702	(5A)
			(16,500)	(5A)
			(2,267)	(5A)
			727,650	(3)
			(1,920,034)	(3), (4), (5A)
			28,732	(4)
Other long-term liabilities	508,770	357,448	74,571	(3)	940,789
Deferred tax liabilities	99,626	152,179	373,816	(5F)	625,621
Total liabilities	3,822,569	3,304,131	1,774,510		8,901,210

Stockholders’ equity:
Preferred stock	—	—	—		—
Common stock	5	14,829	(14,829)	(5G)	6
			1	(3)
Additional paid-in capital	2,447,418	1,445,730	(1,445,730)	(5G)	3,682,003
			1,234,585	(3)
Treasury stock	(208,996)	—	—		(208,996)
Retained earnings	847,671	14,948	(14,948)	(5G)	757,191
			(23,130)	(5A)
			(67,350)	(5E)
Accumulated other comprehensive loss	(285,597)	141,503	(141,503)	(5G)	(285,597)
Non-controlling interests	—	1,234	—		1,234
Total stockholders’ equity	2,800,501	1,618,244	(472,904)		3,945,841
Total liabilities and stockholders’ equity	$6,623,070	$4,922,375	$1,301,606		$12,847,051
The accompanying notes are an integral part of the Unaudited Pro Forma Condensed Combined Financial Statements.

CONCENTRIX CORPORATION
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
(currency and share amounts in thousands, except per share amounts)
	Historical
	Three months ended
	February 28, 2023	March 31, 2023
	Concentrix	Webhelp Parent Reclassified and in U.S. GAAP (Note 5D)	Pro forma adjustments	Note	Pro forma combined	Note
Revenue	$1,636,404	$728,013	$—		$2,364,417
Cost of revenue	1,055,243	469,437	—		1,524,680
Gross profit	581,161	258,576	—		839,737
Selling, general and administrative expenses	425,114	193,020	65,782	(5C)	683,916
Operating income	156,047	65,556	(65,782)		155,821
Interest expense and finance charges, net	33,990	31,976	10,101	(5H)	76,067
Other expense (income), net	3,714	9,435	—		13,149
Income before income taxes	118,343	24,145	(75,883)		66,605
Provision for income taxes	30,473	8,319	(23,607)	(5I)	15,185
Net income before non-controlling interest	87,870	15,826	(52,276)		51,420
Less: Net income attributable to non-controlling interest	—	177	—		177
Net income attributable to Concentrix Corporation	$87,870	$15,649	$(52,276)		$51,243

Earnings per common share:
Basic	$1.69				$0.77	(5J)
Diluted	$1.68				$0.76	(5J)
Weighted-average common shares outstanding:
Basic	51,150				66,012	(5J)
Diluted	51,476				66,338	(5J)
The accompanying notes are an integral part of the Unaudited Pro Forma Condensed Combined Financial Statements.

CONCENTRIX CORPORATION
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
(currency and share amounts in thousands, except per share amounts)
	Historical
	Twelve months ended
	November 30, 2022	December 31, 2022
	Concentrix	Webhelp Parent Reclassified and in U.S. GAAP (Note 5D)	Pro forma adjustments	Note	Pro forma combined	Note
Revenue	$6,324,473	$2,618,656	$—		$8,943,129
Cost of revenue	4,067,210	1,687,408	—		5,754,618
Gross profit	2,257,263	931,248	—		3,188,511
Selling, general and administrative expenses	1,617,071	723,495	210,102	(5C)	2,635,668
			85,000	(5E)
Operating income	640,192	207,753	(295,102)		552,843
Interest expense and finance charges, net	70,076	87,750	94,083	(5H)	251,909
Other expense (income), net	(34,887)	59,370	—		24,483
Income before income taxes	605,003	60,633	(389,185)		276,451
Provision for income taxes	169,363	19,368	(100,733)	(5I)	87,998
Net income before non-controlling interest	435,640	41,265	(288,452)		188,453
Less: Net income attributable to non-controlling interest	591	(200)	—		391
Net income attributable to Concentrix Corporation	$435,049	$41,465	$(288,452)		$188,062

Earnings per common share:
Basic	$8.34				$2.81	(5J)
Diluted	$8.28				$2.79	(5J)
Weighted-average common shares outstanding:
Basic	51,353				66,215	(5J)
Diluted	51,740				66,602	(5J)
The accompanying notes are an integral part of the Unaudited Pro Forma Condensed Combined Financial Statements.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
(except for per share amounts and as otherwise stated, currency and share amounts in thousands)
NOTE 1—BACKGROUND AND BASIS OF PRESENTATION
On March 29, 2023, Concentrix Corporation (“Concentrix”) and OSYRIS S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated under the laws of the Grand Duchy of Luxembourg and a direct wholly owned subsidiary of Concentrix (“Purchaser”), entered into a binding put option letter agreement (the “Put Option”) with certain stockholders (the “Beneficiaries”) of Marnix Lux SA, a public limited liability company (société anonyme) incorporated under the laws of the Grand Duchy of Luxembourg (“Webhelp Parent”) and the parent company of Webhelp SAS (“Webhelp”). Pursuant to the Put Option, Concentrix and Purchaser have committed to acquire (the “Offer”) all of the issued and outstanding capital stock of Webhelp Parent (the “Shares”) from the holders of Webhelp Parent (the “Sellers”), subject to the terms and conditions of the Share Purchase and Contribution Agreement. On June 12, 2023, Concentrix, the Purchaser, the Beneficiaries and Webhelp Parent entered into the Share Purchase and Contribution Agreement.
Subject to the terms and conditions of the Share Purchase and Contribution Agreement, Purchaser will acquire (directly and further to a contribution by Concentrix) all of the Sellers’ Shares. The aggregate consideration for the acquisition of the Shares will consist of:
•	€500,000 in cash, subject to adjustment as set forth in the Share Purchase and Contribution Agreement (the “Closing Cash Payment”);
•
a note issued by Concentrix in execution of a delegation of payment by Purchaser to Concentrix of a portion of the consideration for the Acquired Shares (as defined below) (the “Sellers’ Note” and, together with the Closing Cash Payment, the “Cash Purchase Price”) in the aggregate principal amount of €700,000, with a term of two years and bearing interest at a rate of 2% per annum;

•	14,861.885 shares (the “Closing Shares”) of common stock, par value $0.0001 per share, of Concentrix (the “Concentrix common stock”); and
•
the contingent right to earn an additional 750 shares of Concentrix common stock (the “Earnout Shares”) if certain conditions set forth in the Share Purchase and Contribution Agreement occur, including the share price of Concentrix common stock reaching $170.00 per share within seven years from the closing of the Transaction (as defined below) (the “Closing Date”) (based on daily volume weighted average prices measured over a specified period).

On the Closing Date, (i) Purchaser will purchase certain of the Sellers’ Shares (the “Acquired Shares”) in exchange for the Cash Purchase Price, (ii) certain Sellers will contribute certain of their Shares (the “Contributed Shares”) to Concentrix in exchange for the Closing Shares, (iii) the Sellers will transfer and exchange certain of their Shares (the “Exchanged Shares”) to Purchaser in exchange for the contingent right to earn the Earnout Shares, (iv) Concentrix will execute and deliver the Sellers’ Note to the Sellers party thereto, and (v) Concentrix will transfer to Purchaser the Contributed Shares (collectively, and together with the other transactions contemplated by the Share Purchase and Contribution Agreement, the “Transaction”). As a result of the Transaction, Purchaser will hold all of the share capital and voting rights of Webhelp Parent on a fully diluted basis, and Webhelp Parent will become a wholly owned subsidiary of Purchaser, which in turn is a wholly owned subsidiary of Concentrix.
See Note 3 for additional details related to the estimated purchase consideration.
To finance the Transaction and repay certain indebtedness of Webhelp Parent, Concentrix obtained long-term financing commitments of $5,290,000 in the aggregate (See Note 5A).
NOTE 2—BASIS OF PRO FORMA PRESENTATION
The Unaudited Pro Forma Financial Statements are derived from the historical consolidated financial statements of Concentrix and Webhelp Parent. The Unaudited Pro Forma Financial Statements are prepared as a business combination using the acquisition method, and Concentrix has been treated as the acquirer for accounting purposes. The unaudited pro forma condensed combined statements of operations have been prepared as if Concentrix’ combination with Webhelp Parent had been completed on December 1, 2021, and the unaudited pro forma condensed combined balance sheet has been prepared as if Concentrix’ combination with Webhelp Parent had been completed on February 28, 2023.
As of the date of this proxy statement, Concentrix has not performed the detailed valuation studies necessary to arrive at the final estimates of the fair value of the Webhelp Parent assets to be acquired, the liabilities to be assumed and the related allocations of purchase price. As indicated in Note 5 to the Unaudited Pro Forma Financial Statements, Concentrix has made certain adjustments to the historical book values of the assets and liabilities of Webhelp Parent to reflect preliminary estimates of fair value necessary to prepare the Unaudited Pro Forma Financial Statements, with the excess of the purchase price over the adjusted historical net assets of Webhelp Parent, recorded as goodwill. Actual results may differ from these Unaudited Pro Forma Financial Statements once the Transaction is completed and Concentrix has determined the final purchase price for Webhelp Parent and has completed the valuation studies necessary to finalize the required purchase price allocations and identified any additional conforming accounting policy changes for Webhelp Parent. There can be no assurance that such finalization will not result in material changes.
The Unaudited Pro Forma Financial Statements have been prepared to include proforma adjustments, which include transaction accounting adjustments that give effect to the Transaction and the incurrence of indebtedness to finance the Transaction.
The accompanying Unaudited Pro Forma Financial Statements are presented for illustrative purposes only and do not give effect to any cost savings from operating efficiencies, revenue synergies or costs for the integration of Concentrix and Webhelp Parent’s operations. In addition, the Unaudited Pro Forma Financial Statements do not purport to represent what the actual consolidated results of operations of Concentrix would have been had the combination with Webhelp Parent occurred on the dates assumed, nor are they necessarily indicative of future consolidated results of operations or consolidated financial position. Although Concentrix projects that significant cost savings will result from the combination, there can be no assurance that these cost savings will be achieved. Any restructuring or integration costs will be expensed in the appropriate accounting periods after completion of the Transaction.
Accounting periods presented
Concentrix and Webhelp Parent have different fiscal years. Concentrix’ fiscal year ends on November 30, whereas Webhelp Parent’s fiscal year ends on December 31. The unaudited pro forma condensed combined balance sheet and statements of operations have been prepared utilizing period ends that differ by less than 93 days, as permitted by Rule 11-02 of Regulation S-X. The unaudited pro forma condensed combined balance sheet as of February 28, 2023 is presented as if the Transaction and issuance of the Closing Shares to the Webhelp Parent stockholders had occurred on February 28, 2023 and combines Concentrix’ balance sheet as of February 28, 2023 with Webhelp Parent’s balance sheet as of March 31, 2023. The unaudited pro forma condensed combined statement of operations for the year ended November 30, 2022 combines Concentrix’ statement of operations for the year ended November 30, 2022 with Webhelp Parent’s statement of operations for the year ended December 31, 2022. The unaudited pro forma condensed combined statement of operations for the three months ended February 28, 2023 combines Concentrix’ statement of operations for the three months ended February 28, 2023 with Webhelp Parent’s statement of operations for the three months ended March 31, 2023.
Conforming accounting policies
Certain reclassifications have been made to Webhelp Parent’s historical financial statements to conform to the presentation used in Concentrix’ historical financial information. Such reclassifications had no effect on Webhelp Parent’s previously reported financial position or results of operations. The pro forma financial data may not reflect all reclassifications necessary to conform Webhelp Parent’s presentation to that of Concentrix due to limitations on the availability of information as of the date of this proxy statement. Upon completion of the Transaction, Concentrix will review Webhelp Parent’s accounting policies. As a result of that review, Concentrix may identify differences between the accounting policies of the two companies that, when conformed, could have a material impact on the combined financial statements. At this time, Concentrix is not aware of any differences that would have a material impact on the combined financial statements, and therefore, the unaudited pro forma condensed combined financial statements assume there are no differences in accounting policies.

The historical financial statements of Concentrix have been prepared in accordance with U.S. GAAP and in its reporting currency of U.S. dollars. The historical financial statements of Webhelp Parent have been prepared in accordance with IFRS and in its reporting currency of euros. The historical financial statements of Webhelp have been adjusted to give effect to the differences between U.S. GAAP and IFRS and to translate to U.S. dollars for the purposes of the unaudited pro forma condensed combined financial information. See Note 5D for further details.
NOTE 3—ESTIMATED PURCHASE PRICE CONSIDERATION
The estimated purchase price allocation set forth in this Note 3 is based upon an estimated purchase price using the closing price of Concentrix common stock on June 16, 2023. If the closing price of a share of Concentrix common stock on the date the Transaction is completed has increased or decreased by 35% from the price assumed in these unaudited pro forma condensed combined financial statements, the consideration transferred would increase or decrease by approximately $432,038, which would be reflected in these unaudited pro forma condensed combined financial statements as an increase or decrease to estimated goodwill.
The estimated purchase price consideration, together with a sensitivity analysis for the range of potential outcomes based upon recent variations in the trading price of Concentrix common stock, is calculated as follows:
		Estimated purchase consideration
		Assuming issuance of Closing Shares based on closing price on June 16, 2023	Assuming decrease in trading price of Concentrix common stock based on historical volatility percentage	Assuming increase in trading price of Concentrix common stock based on historical volatility percentage
Closing price per share of Concentrix common stock on June 16, 2023	[a]	$83.07	$83.07	$83.07
Assumed share price of Concentrix common stock based on historical 35% volatility	[b]	$83.07	$54.00	$112.14
Number of Closing Shares issued	[c]	14,862	14,862	14,862
Aggregate value of Closing Shares issued	[d=b*c]	$1,234,586	$802,548	$1,666,625
Cash payable to Webhelp Parent stockholders(1)	[e]	410,640	410,640	410,640
Note payable to Webhelp Parent stockholders(2)	[f]	727,650	727,650	727,650
Estimated repayment of Webhelp Parent debt that will be paid upon close of the transaction(3)	[g]	1,923,544	1,923,544	1,923,544
Earnout Shares(4)	[h]	74,571	74,571	74,571
Aggregate purchase consideration	[i=e+f+g+h]	$4,370,991	$3,938,953	$4,803,030
Stock consideration attributed to par at $0.0001 par value	[j=c*$.0001]	$1.49	$1.49	$1.49
Balance of stock consideration to additional paid in capital	[k=d-j]	$1,234,585	$802,547	$1,666,624
(1)
Represents the €500,000 cash payment translated to USD at an exchange rate of 1.0905 and adjusted for a) Webhelp Parent’s net debt as of March 31, 2023 in comparison to the target net debt of €1,550,000 and b) Company Leakage, as defined in the Share Purchase and Contribution Agreement, based on Webhelp’s estimated transaction expenses.

(2)	Represents the fair value of the €700,000 Sellers’ Note translated to USD at an exchange rate of 1.0905.
(3)
Represents estimated repayment of Webhelp Parent senior loan debt that will be paid upon close of the Transaction based on the outstanding balance as of March 31, 2023. Includes the current and long-term portions of the senior loan debt.

(4)
The contingently issuable Earnout Shares represent the right to earn an additional 750 shares of Concentrix common stock if the share price of Concentrix common stock reaches $170.00 per share within seven years from the Closing Date (based on daily volume weighted average prices measured over a specified period). The estimated fair value of this contingent consideration was determined using a Monte-Carlo simulation model. The inputs include the closing price of Concentrix common stock as of the valuation date, Concentrix-specific historical equity volatility, and the risk-free rate.

The estimated purchase price consideration assumes that all Closing Shares will be newly issued shares. However, Concentrix may issue treasury shares for a portion of the Closing Shares.

NOTE 4—PRELIMINARY PURCHASE PRICE ALLOCATION
Under the acquisition method of accounting, the total purchase price is allocated to the tangible and identifiable intangible assets acquired and liabilities assumed based on their estimated fair values as of the date of the Transaction. The pro forma purchase price allocation below is based on preliminary estimates of fair value as of June 16, 2023, using the historical balance sheet of Webhelp Parent as of March 31, 2023. As of the date of this proxy statement, Concentrix has not completed the detailed valuation studies necessary to arrive at the required estimates of the fair value of Webhelp Parent’s assets to be acquired and the liabilities to be assumed and the related allocations of purchase price. Therefore, the allocation of the purchase price to acquired intangible assets is based on preliminary fair value estimates and is subject to final management analysis, with the assistance of third-party valuation advisors, following the completion of the Transaction. The estimated intangible asset values and their useful lives could be affected by a variety of factors that may become known to Concentrix only upon access to additional information and/or changes in these factors that may occur prior to the Closing Date of the Transaction.
The following table sets forth a preliminary allocation of the estimated purchase price to identifiable net assets to be acquired and liabilities to be assumed. The excess of the estimated purchase consideration over the preliminary net tangible assets and preliminary intangible assets was recorded as goodwill:
Estimated fair value
Purchase consideration (see Note 3)	$4,370,991

Estimated purchase price allocation:
Historical book value of Webhelp Parent equity excluding non-controlling interest	1,617,010
Less:
Elimination of historical Webhelp Parent goodwill	(2,302,146)
Elimination of historical Webhelp Parent intangible assets	(829,821)
Elimination of Webhelp Parent debt that will be paid upon close of Transaction	1,923,544
Elimination of Webhelp Parent debt issuances costs related to debt that will be paid upon close of Transaction	(28,732)
Elimination of deferred taxes on historical Webhelp Parent intangible assets	166,899
Add:
Preliminary value of identifiable intangible assets	2,207,000
Deferred tax impact of identifiable intangible assets	(540,715)
Preliminary estimate of fair value of identifiable net assets acquired	2,213,039
Preliminary estimate of goodwill	$2,157,952
The Unaudited Pro Forma Financial Statements reflect a preliminary allocation of the purchase price to identifiable assets and liabilities and unless otherwise noted in Note 5, fair values are assumed to approximate historical book values as of February 28, 2023. The remaining unallocated purchase price was allocated to goodwill. The final purchase price allocations, which will be based on third-party valuations, may result in different allocations for tangible and intangible assets than presented in these Unaudited Pro Forma Financial Statements, and those differences could be material.
NOTE 5—PRO FORMA ADJUSTMENTS
The following sets forth the pro forma adjustments recorded to prepare the Unaudited Pro Forma Financial Statements:
A. The unaudited pro forma condensed combined balance sheet has been adjusted as indicated below to record the effects of the incurrence of indebtedness to finance the Transaction. To provide the debt financing required by Concentrix to consummate the Transaction, Concentrix entered into a commitment letter dated March 29, 2023 (the “Bridge Commitment Letter,” and the commitments pursuant to the Bridge Commitment Letter, the “Bridge Facility”), under which certain financing institutions committed to provide a 364-day bridge loan facility in an aggregate principal amount of $5,290,000 consisting of (i) a $1,850,000 tranche of term bridge loans, (ii) a $1,000,000 tranche of revolving commitments and (iii) a

$2,440,000 tranche of term bridge loans, each subject to the satisfaction of certain customary closing conditions, including the consummation of the combination. On April 21, 2023, (i) the $1,850,000 commitment with respect to the term loan amendment bridge facility and the $1,000,000 commitment with respect to the revolving amendment bridge revolving facility were each reduced to zero, and (ii) the $2,440,000 commitment with respect to the term loan acquisition bridge facility was reduced by approximately $294,702, in each case, in connection with Concentrix entering into the Restated Credit Agreement. In connection with the Bridge Facility, Concentrix estimates financing expenses of $23,130.
The Restated Credit Agreement provides for the extension of a senior unsecured revolving credit facility not to exceed an aggregate principal amount of $1,042,500. The Restated Credit Agreement also provides for a senior unsecured term loan facility in an aggregate principal amount not to exceed approximately $2,144,700, of which $1,850,000 is outstanding and approximately $294,702 is available to be drawn on a delayed draw basis (the “Delayed Draw Term Loans”), subject to customary conditions, concurrent with closing of the Transaction. Concentrix incurred debt issuance costs related to the Restated Credit Agreement of $3,369, including $1,102 allocated to the revolving credit facility that were capitalized as an asset and $2,267 allocated to the term loan facility and netted against the debt.
Concentrix intends to issue senior unsecured notes in lieu of utilizing the remaining Bridge Facility commitments, which are syndicated to a number of financial institutions. The unaudited pro forma condensed combined balance sheet assumes that senior unsecured notes of $2,150,000 are issued at, or near, the Closing Date of the Transaction with varying maturities, with an assumed weighted average interest rate of 6.175%, including estimated debt issuance costs. The unaudited pro forma condensed combined balance sheet also assumes that Concentrix will incur additional indebtedness of $294,702 by drawing on the Delayed Draw Term Loans. The Delayed Draw Term Loans have an assumed weighted-average interest rate of 2.93% for the year-ended November 30, 2022 and 5.92% for the three months ended February 28, 2023.
Amount
Cash proceeds from senior unsecured notes planned to be issued	$2,150,000
Cash proceeds from Delayed Draw Term Loans	294,702
Debt discount and issuance costs on Restated Credit Agreement	(3,369)
Debt discount and issuance costs on senior unsecured notes planned to be issued	(16,500)
Financing expenses for bridge loan facility	(23,130)
Less cash paid to:
Webhelp Parent stockholders(1)	(410,640)
Webhelp Parent debt holders(1)	(1,923,544)
$67,519
(1)	See further details in Note 3. Note the cash paid to Webhelp Parent debt holders includes the current and long-term portions of the debt to be paid off in connection with the close of the Transaction.
B. To eliminate Webhelp Parent’s historical goodwill and record the preliminary estimate of goodwill as a result of the combination.
Amount
Preliminary estimate of goodwill	$2,157,952
Webhelp Parent’s historical goodwill	2,302,146
Net Adjustment	$(144,194)
C. Upon completion of the Transaction, identifiable intangible assets are required to be measured at fair value, and these acquired intangible assets could include assets that are not intended to be used or sold or that are intended to be used in a manner other than their highest and best use. The fair value of identifiable intangible assets is determined primarily using variations of the “income approach,” which is based on the present value of the future after-tax cash flows attributable to each identifiable intangible asset. Other valuation methods, including the market approach and cost approach, are also considered in estimating the fair value. As of the date of this proxy statement, Concentrix does not have sufficient information as to the amount, timing and risk of the cash flows from all of Webhelp Parent’s identifiable intangible assets to determine their fair value. Some of the more significant assumptions inherent in the development of intangible asset values, from the perspective of a market participant, include, but are not limited to: the amount and timing of projected future cash flows (including revenue and profitability); the discount rate selected to measure the risks inherent in the future cash flows; the assessment of the asset’s life cycle; and the competitive trends impacting the asset. However, for purposes of these Unaudited Pro Forma Financial Statements and using historical acquisition experience, economic factors and available information, such as historical revenues, Webhelp Parent’s cost structure and certain other high-level assumptions, the fair value of Webhelp Parent’s identifiable intangible assets and their weighted-average useful lives have been preliminarily estimated as follows:
	Webhelp Parent historical amounts, net	Estimated fair value	Increase/ decrease	Estimated amortization (Fiscal year ended November 30, 2022)	Estimated amortization (Three months ended February 28, 2023)	Estimated weighted average useful life (years)
Customer relationships	$660,450	$2,068,000	$1,407,550	$226,689	$70,857	15.0
Trade Name	161,717	115,000	(46,717)	38,333	9,583	3.0
Technology	7,654	24,000	16,346	4,800	1,200	5.0
Total estimated intangible assets	$829,821	$2,207,000	$1,377,179	$269,822	$81,640
Elimination of historical amortization of Webhelp Parent’s intangible assets				59,720	15,858
Total increase in amortization of intangible assets				$210,102	$65,782
Amortization of the identifiable intangible assets is recorded in selling, general and administrative expenses. Amortization expense for customer relationships intangible assets will be recorded on an accelerated basis that reflects the economic benefit of the asset. The following represents the estimated amortization expense impact to operating results for the next five years:
Fiscal years ending November 30,
2022	$226,689
2023	284,430
2024	258,767
2025	221,342
2026	189,264
Total	$1,180,492
These preliminary estimates of fair value and weighted-average useful life may be different from the amounts included in the final combination accounting, and the difference could have a material impact on the accompanying Unaudited Pro Forma Financial Statements. Once Concentrix has full access to information about Webhelp Parent’s intangible assets, additional insight may be gained that could impact (i) the estimated total value assigned to identifiable intangible assets and/or (ii) the estimated weighted-average useful life of each category of intangible assets. The estimated intangible asset values and their useful lives could be impacted by a variety of factors that may become known to Concentrix only upon access to additional information and/or by changes in such factors that may occur prior to completion of the Transaction. These factors include, but are not limited to, changes in the regulatory, legislative, legal, technological or competitive environments. Increased knowledge about these and other elements could result in changes to the estimated fair values of the identifiable Webhelp Parent intangible assets or to the estimated weighted-average useful lives that Concentrix has assumed in these Unaudited Pro Forma Financial Statements. The combined effect of any such changes could then also result in a significant increase or decrease to Concentrix’ estimate of associated amortization expense.

D. Reclassifications have been made to the presentation of Webhelp Parent’s historical financial statements in order to conform to Concentrix’ presentation as follows:
		As of March 31, 2023
Webhelp Parent Historical Consolidated Balance Sheet Line Items	Concentrix Historical Consolidated Balance Sheet Line Items	Webhelp Parent Historical in IFRS (€)	Reclassification Adjustments and IFRS to U.S. GAAP Adjustments	Notes	Webhelp Parent Reclassified and in U.S. GAAP (€)	Webhelp Parent Reclassified and in U.S. GAAP ($), (g)
ASSETS	ASSETS
Current assets:	Current assets:
Cash	Cash and cash equivalents	€147,141	€—		€147,141	$160,452
Restricted Cash		203,313	(203,313)	(b)	—	—
Trade and related receivables	Accounts receivable, net	479,780	—		479,780	523,183
Inventories and work in progress		4,294	(4,294)	(a)	—	—
Tax and employee related receivables		119,304	(119,304)	(a)	—	—
Other current assets	Other current assets	87,820	326,911	(a), (b)	414,731	452,250
Total current assets	Total current assets	1,041,652			1,041,652	1,135,885
Property, plant, and equipment	Property and equipment, net	227,974	50,266	(c)	278,240	303,411
Right of use assets		278,661	(278,661)	(d)	—	—
Goodwill	Goodwill	2,111,160	—		2,111,160	2,302,146
Other intangible assets	Intangible assets, net	815,759	(54,780)	(c)	760,979	829,821
Deferred tax assets	Deferred tax assets	11,442	—		11,442	12,477
Other financial assets	Other assets	27,367	283,175	(d)	310,542	338,635
Total assets	Total assets	€4,514,015			€4,514,015	$4,922,375

Liabilities and stockholders’ equity	Liabilities and stockholders’ equity
Current liabilities:	Current liabilities:
Trade and related payables	Accounts payable	€127,105	$—		€127,105	$138,604
Current financial liabilities	Current portion of long-term debt	31,342	(19,071)	(d), (e)	12,271	13,381
Current lease liabilities		61,493	(61,493)	(d)	—	—
Bank overdrafts		312	(312)	(a)	—	—
Current provisions		22,604	(22,604)	(a)	—	—
	Accrued compensation and benefits		166,634	(a)	166,634	181,709
Tax and social security payables	Other accrued liabilities	317,928	168,616	(a)	486,544	530,559
Other current liabilities		260,551	(260,551)	(a)	—	—
	Income taxes payable		28,781	(a)	28,781	31,385
Total current liabilities	Total current liabilities	821,335			821,335	895,638
Non-current financial liabilities	Long-term debt, net	1,741,336	—		1,741,336	1,898,866
Non-current provisions	Other long-term liabilities	16,981	310,814	(d)	327,795	357,448
Non-current lease liabilities		250,614	(250,614)	(d)	—	—
Other non-current liabilities		60,200	(60,200)	(a)	—	—
Deferred tax liabilities	Deferred tax liabilities	139,554	—		139,554	152,179
Total liabilities	Total liabilities	3,030,020			3,030,020	3,304,131

Stockholders’ equity:	Stockholders’ equity:
	Preferred stock		—		—	—
Share capital	Common stock	13,599	—		13,599	14,829
Share premium and reserves	Additional paid-in capital	1,454,582	(128,790)	(f)	1,325,792	1,445,730
	Treasury stock		—		—	—
Profit (loss) for the year	Retained earnings	14,682	(975)	(f)	13,707	14,948
	Accumulated other comprehensive loss		129,765	(f)	129,765	141,503
Non-controlling interest		1,132	—		1,132	1,234
Total shareholder’s equity	Total stockholders’ equity	1,483,995			1,483,995	1,618,244
Equity and liabilities	Total liabilities and stockholders’ equity	€4,514,015			€4,514,015	$4,922,375
(a) -	Reclassifications of balance sheet line items to condense the presentation of certain Webhelp Parent’s historical financial statements line items to conform to Concentrix’ presentation.
(b) -	Reclassification of restricted cash to other current assets to conform to Concentrix’ presentation.
(c) -	Reclassification of capitalized software costs to conform to Concentrix’ presentation.
(d) -	Reclassification of right-of use asset and related lease liabilities to conform to Concentrix’ presentation.

(e) -	Reclassification of accrued interest to conform to Concentrix’ presentation.
(f) -	Reclassification of accumulated comprehensive income to conform to Concentrix’ presentation.
(g) -	The Webhelp Parent’s reclassified balance sheet was translated to U.S. dollars using the closing foreign exchange rate of 1.0905 USD/euro on March 31, 2023.
		For the three months ended March 31, 2023
Webhelp Parent Historical Consolidated Income Statement Line Items	Concentrix Historical Consolidated Income Statement Line Items	Webhelp Parent Historical in IFRS (€)	Reclassification Adjustments and IFRS to U.S. GAAP Adjustments	Notes	Webhelp Parent Reclassified and in U.S. GAAP (€)	Webhelp Parent Reclassified and in U.S. GAAP ($), (d)
Revenues	Revenue	€678,268	—		€678,268	$728,013
	Cost of revenue		437,360	(a)	437,360	469,437
	Gross profit				240,908	258,576
	Selling, general and administrative expenses		174,093	(a)	179,831	193,020
			5,738	(b)
Other income		10,613	(10,613)	(a)	—	—
Purchases consumed and other external expenses		89,178	(89,178)	(a)	—	—
Taxes and duties		4,562	(4,562)	(a)	—	—
Personnel expenses		465,691	(465,691)	(a)	—	—
Amortization, depreciation and impairment and provision		40,639	(40,639)	(a)	—	—
Operating profit before other operating income and expenses		88,811
Other operating (income) and expenses		21,997	(21,997)	(a)	—	—
Operating profit	Operating income	66,814			61,077	65,556
Financing costs	Interest expense and finance charges, net	35,528	(5,738)	(b)	29,790	31,976
	Other expense (income), net		8,791	(c)	8,791	9,435
Loss on net monetary position		1,254	(1,254)	(c)	—	—
Other financial income		(19,481)	19,481	(c)	—	—
Other financial expense		27,017	(27,017)	(c)	—	—
Net financial expenses		44,318
Profit before taxes	Income before income taxes	22,496			22,496	24,145
Income tax	Provision for income taxes	7,751	—		7,751	8,319
Net profit	Net income before non-controlling interest	14,745			14,745	15,826
Net profit attributable to non-controlling interests	Less: Net income attributable to non-controlling interest	165	—		165	177
Net profit attributable to owners	Net income attributable to Concentrix Corporation	€14,580			€14,580	$15,649
(a) -	Represents a reclassification of Webhelp Parent’s historical operating expenses into cost of revenue and selling, general and administrative expenses to conform with Concentrix’ presentation.
(b) -
Represents an IFRS to U.S. GAAP adjustment to reclassify Webhelp Parent’s historical interest expense related to lease liabilities included in interest expense to selling, general and administrative expenses to conform to U.S. GAAP and Concentrix’ presentation.

(c) -
Represents a reclassification of Webhelp Parent’s historical expense to conform to Concentrix’ presentation. The majority of the reclassification relates to foreign exchange gains/losses that Concentrix classifies as other expense (income), net.

(d) -	The Webhelp Parent’s reclassified income statement was translated to U.S. dollars using the average foreign exchange rate of 1.0733 USD/euro on March 31, 2023.

		For the year ended December 31, 2022
Webhelp Parent Historical Consolidated Income Statement Line Items	Concentrix Historical Consolidated Income Statement Line Items	Webhelp Parent Historical in IFRS (€)	Reclassification Adjustments and IFRS to U.S. GAAP Adjustments	Notes	Webhelp Parent Reclassified and in U.S. GAAP (€)	Webhelp Parent Reclassified and in U.S. GAAP ($), (d)
Revenues	Revenue	€2,485,310	—		€2,485,310	$2,618,656
	Cost of revenue		1,601,482	(a)	1,601,482	1,687,408
	Gross profit				883,828	931,248
	Selling, general and administrative expenses		668,190	(a)	686,653	723,495
			18,463	(b)
Other income		32,380	(32,380)	(a)	—	—
Purchases consumed and other external expenses		354,531	(354,531)	(a)	—	—
Taxes and duties		14,660	(14,660)	(a)	—	—
Personnel expenses		1,679,839	(1,679,839)	(a)	—	—
Amortization, depreciation and impairment and provision		163,289	(163,289)	(a)	—	—
Operating profit before other operating income and expenses		305,371
Other operating (income) and expenses		90,335	(90,335)	(a)	—	—
Operating profit	Operating income	215,036			197,175	207,753
Financing costs	Interest expense and finance charges, net	101,745	(18,463)	(b)	83,282	87,750
	Other expense (income), net		56,347	(c)	56,347	59,370
Loss on net monetary position		6,386	(6,386)	(c)	—	—
Other financial income		(62,034)	62,034	(c)	—	—
Other financial expense		111,393	(111,393)	(c)	—	—
Net financial expenses		157,490
Profit before taxes	Income before income taxes	57,546			57,546	60,633
Income tax	Provision for income taxes	18,382	—		18,382	19,368
Net profit	Net income before non-controlling interest	39,164			39,164	41,265
Net profit attributable to non-controlling interests	Less: Net income attributable to non-controlling interest	(190)	—		(190)	(200)
Net profit attributable to owners	Net income attributable to Concentrix Corporation	€39,354			€39,354	$41,465
(a) -	Represents a reclassification of Webhelp Parent’s historical operating expenses into cost of revenue and selling, general and administrative expenses to conform with Concentrix’ presentation.
(b) -
Represents an IFRS to U.S. GAAP adjustment to reclassify Webhelp Parent’s historical interest expense related to lease liabilities included in interest expense to selling, general and administrative expenses to conform to U.S. GAAP and Concentrix’ presentation.

(c) -
Represents a reclassification of Webhelp Parent’s historical expense to conform to Concentrix’ presentation. The majority of the reclassification relates to foreign exchange gains/losses that Concentrix classifies as other expense (income), net.

(d) -	The Webhelp Parent’s reclassified income statement was translated to the U.S. dollar using the average foreign exchange rate of 1.0537 USD/euro on December 31, 2022.
E. Total preliminary estimated non-recurring acquisition-related transaction costs to be incurred by Concentrix and Webhelp Parent of approximately $85,000 in connection with the Transaction. These costs primarily relate to professional fees associated with advisory services, legal services, regulatory filings and combination activities. The unaudited pro forma condensed combined balance sheet as of February 28, 2023 has been adjusted to record these estimated acquisition-related costs as an increase of $85,000 in other accrued liabilities. A corresponding tax benefit of $17,650 has been recorded in income taxes payable. The expense net of the tax benefit has been recorded as a decrease in retained earnings.

F. As of the completion of the Transaction, Concentrix will establish net deferred tax liabilities and make other tax adjustments as part of the accounting for the Transaction, primarily related to estimated fair value adjustments for identifiable intangible assets. Deferred taxes are recognized for the temporary difference between assigned values in the purchase price allocation and the carryover tax bases of assets acquired and liabilities assumed. The pro forma adjustments to record the effect of deferred taxes were computed as follows:
Estimated fair value of intangible assets to be acquired	$2,207,000
Deferred tax liabilities associated with the estimated fair value of identifiable intangible assets to be acquired(1)	540,715
Pro forma adjustments to deferred taxes
Elimination of deferred taxes on historical Webhelp Parent intangible assets	(166,899)
Deferred taxes associated with the estimated fair value adjustments of assets to be acquired and liabilities to be assumed	$373,816
(1)	Concentrix assumed a 25% tax rate when estimating the deferred tax impacts of the Transaction, which is based on the applicable statutory rate as of the assumed Closing Date.
G. The unaudited pro forma condensed combined balance sheet has been adjusted to eliminate Webhelp Parent’s historical shareholders’ equity accounts.
H. The unaudited pro forma statements of operations have been adjusted to record estimated additional interest expense related to the assumed Delayed Draw Term Loans borrowings of $294,702, the assumed senior unsecured notes borrowings of $2,150,000 and the Sellers’ Note of €700,000 to be issued in connection with the Transaction (see Note 5(A)). The Delayed Draw Term Loans borrowings have an assumed average interest rate of 2.93% for the year-ended November 30, 2022 and 5.92% for the three months ended February 28, 2023. The weighted average interest rate on the senior unsecured notes expected to be issued is assumed to be 6.175%, including debt issuance costs. The interest rate on the Sellers’ Note has an interest rate of 2.00% per year. The discount on the Sellers’ Note based on the fair value in comparison to the face value is also being amortized through interest expense. Concentrix estimates additional interest expense of $23,130 for the year ended November 30, 2022, related to financing expenses associated with the Bridge Facility. Concentrix also estimates a reduction in interest expense to eliminate Webhelp Parent’s historical interest costs associated with Webhelp Parent’s debt assumed to be settled as part of the Transaction.
	Year Ended	Three Months Ended
	November 30, 2022	February 28, 2023
Additional interest expense associated with senior unsecured notes to be issued to finance the Transaction	$132,750	$33,000
Additional interest expense associated with Delayed Draw Term Loan Borrowings	10,133	4,608
Additional interest expense associated with Sellers’ Note	14,174	3,633
Financing expenses associated with Bridge Facility	23,130	—
Elimination of historical interest expense associated with Webhelp Parent’s debt that will be paid upon close of the Transaction	(86,104)	(31,140)
Total estimated increase in interest expense	$94,083	$10,101
The effect on pre-tax net income of a 1/8% variance in interest rate related to the Delayed Draw Term Loan and the senior unsecured notes borrowings that are expected to finance the combination, in part, is as follows:
	Pre-tax net income given a 1/8% decrease in interest rate	Pre-tax net income assuming no change in interest rate	Pre-tax net income given a 1/8% increase in interest rate
For the three months ended February 28, 2023	$63,360	$66,605	$69,850
For the year ended November 30, 2022	$265,022	$276,451	$287,880

I. The unaudited pro forma statements of operations have been adjusted to reflect the aggregate pro forma income tax effect of the pro forma adjustments described above. Concentrix calculated a tax rate specific to each of the transaction adjustments using the applicable tax rate (i.e., U.S. or French federal statutory tax rates applicable to each period) related to each adjustment. This resulted in calculated tax rates of approximately 26% for the year ended November 30, 2022 and approximately 31% for the three months ended February 28, 2023, respectively, when estimating the tax impact of the Transaction. Concentrix excluded any state tax impacts as they are unknown as of the date of this proxy statement. Such unknown amounts are expected to be immaterial. The pro forma combined provision for income taxes does not reflect the amounts that would have resulted had Concentrix and Webhelp Parent filed consolidated income tax returns during the periods presented. The blended tax rates are estimates and do not take into account future income tax strategies that may be applied to the combined entity. The effective tax rate of the combined company could be significantly different depending upon post-combination activities of the combined company.
J. Pro forma combined weighted average basic and diluted common shares outstanding for the year ended November 30, 2022 and the three months ended February 28, 2023 were calculated using the Concentrix weighted average basic and diluted common shares outstanding at those dates, together with the 14,862 Closing Shares, as follows:
	Year Ended	Three Months Ended
	November 30, 2022	February 28, 2023
Historical Concentrix weighted average number of common shares outstanding - basic	51,353	51,150
Number of Closing Shares	14,862	14,862
Pro forma combined weighted average number of common shares - basic	66,215	66,012
Concentrix historical stock options and restricted stock units	387	326
Pro forma combined weighted average number of common shares outstanding - diluted	66,602	66,338
The following table sets forth the computation of basic and diluted pro forma combined earnings per share (“EPS”) of Concentrix common stock for the periods indicated:
	Year Ended	Three Months Ended
	November 30, 2022	February 28, 2023
Basic pro forma combined earnings per common share
Pro forma combined net income	$188,062	$51,243
Less: pro forma combined net income allocated to participating securities	(2,231)	(706)
Pro forma combined net income attributable to common stockholders	$185,831	$50,537

Pro forma combined weighted-average number of common shares - basic	66,215	66,012

Basic pro forma earnings per Concentrix common share	$2.81	$0.77

Diluted pro forma combined earnings per common share:
Pro forma combined net income	$188,062	$51,243
Less: pro forma combined net income allocated to participating securities	(2,218)	(702)
Pro forma combined net income attributable to common stockholders	$185,844	$50,541

Pro forma combined weighted-average number of common shares - basic	66,215	66,012
Effect of dilutive securities:
Stock options and restricted stock units	387	326
Pro forma combined weighted-average number of common shares - diluted	66,602	66,338

Diluted pro forma combined earnings per Concentrix common share	$2.79	$0.76

K. The Unaudited Pro Forma Financial Statements do not present a post-Transaction dividend per share amount. Concentrix currently pays a quarterly dividend on shares of Concentrix common stock and last paid a dividend on May 9, 2023 of $0.275 per share. Under the terms of the Share Purchase and Contribution Agreement, during the period prior to completion of the Transaction, Concentrix’ ability to issue dividends other than its regular quarterly dividend is limited. The dividend policy of Concentrix following completion of the Transaction will be determined by the Board.
NOTE 6—CERTAIN NON-GAAP PRO FORMA COMBINED FINANCIAL INFORMATION
In addition to disclosing financial results that are determined in accordance with Article 11, Concentrix has also disclosed below:
•
non-GAAP pro forma combined operating income, which is pro forma operating income, adjusted to exclude acquisition-related and integration expenses, including related restructuring costs, amortization of intangible assets, share-based compensation and other non-recurring expenses.

•
non-GAAP pro forma combined adjusted earnings before interest, taxes, depreciation, and amortization, or adjusted EBITDA, which is non-GAAP pro forma operating income, as defined above, plus depreciation.

•
non-GAAP diluted pro forma combined EPS, which is diluted pro forma combined EPS excluding the per share, tax effected impact of (i) acquisition-related and integration expenses, (ii) amortization of intangible assets, (iii) share-based compensation, and (iv) transformation project and other costs.

Management believes that providing this additional information is useful to the reader to better assess and understand the combined entity’s base operating performance and for planning and forecasting in future periods, primarily because management typically monitors the business adjusted for these items in addition to GAAP results. Management also uses these non-GAAP financial measures to establish operational goals and, in some cases, for measuring performance for compensation purposes. These non-GAAP pro forma financial measures exclude amortization of intangible assets. Concentrix’ historical acquisition activities and this combination have and will result in the recognition of intangible assets, which consist primarily of client relationships, technology and trade names. Finite-lived intangible assets are amortized over their estimated useful lives and are tested for impairment when events indicate that the carrying value may not be recoverable. The amortization of intangible assets is reflected in the pro forma condensed combined statements of operations. Although intangible assets contribute to revenue generation, the amortization of intangible assets does not directly relate to the services performed for clients. Additionally, intangible asset amortization expense typically fluctuates based on the size and timing of acquisition activity. Accordingly, management believes that excluding the amortization of intangible assets, along with the other non-GAAP adjustments, which neither relate to the ordinary course of the business nor reflect the underlying business performance, enhances management’s and investors’ ability to compare the pro forma financial information with past financial performance and to analyze underlying business performance and trends. Intangible asset amortization excluded from the related non-GAAP pro forma financial measure represents the entire amount recorded within these pro forma financial statements, and the revenue generated by the associated intangible assets has not been excluded from the related non-GAAP pro forma financial measure. Intangible asset amortization is excluded from the related non-GAAP pro forma financial measure because the amortization, unlike the related revenue, is not affected by operations of any particular period unless an intangible asset becomes impaired or the estimated useful life of an intangible asset is revised. These non-GAAP pro forma financial measures also exclude share-based compensation expense. Given the subjective assumptions and the variety of award types that companies can use when calculating share-based compensation expense, management believes this additional information allows investors to make additional comparisons between these pro forma financial measures, Concentrix’ operating results and those of our peers.
As these non-GAAP pro forma combined financial measures are not calculated in accordance with Article 11, they may not necessarily be comparable to similarly titled measures employed by other companies. These non-GAAP pro forma combined financial measures should not be considered in isolation or as a substitute for the comparable GAAP measures and should be used as a complement to, and in conjunction with data presented in accordance with GAAP.

	Year ended		Three Months Ended
	November 30, 2022		February 28, 2023
	Historical Concentrix	Pro Forma Combined	Historical Concentrix	Pro Forma Combined
Operating income	$640,192	$552,843	$156,047	$155,821
Acquisition-related and integration expenses	33,763	127,930	5,543	5,865
Amortization of intangibles	162,673	432,495	39,260	120,900
Share-based compensation	47,516	54,997	16,754	18,686
Transformation project and other costs	—	18,755	—	5,512
Non-GAAP operating income	$884,144	$1,187,020	$217,604	$306,784

Non-GAAP operating margin	14.0%	13.3%	13.3%	13.0%
	Year ended		Three Months Ended
	November 30, 2022		February 28, 2023
	Historical Concentrix	Pro Forma Combined	Historical Concentrix	Pro Forma Combined
Net income	$435,049	$188,062	$87,870	$51,243
Net income attributable to non-controlling interest	591	391	—	177
Interest expense and finance charges, net	70,076	251,909	33,990	76,067
Provision for income taxes	169,363	87,998	30,473	15,185
Other (income) expense	(34,887)	24,483	3,714	13,149
Acquisition-related and integration expenses	33,763	127,930	5,543	5,865
Amortization of intangibles	162,673	432,495	39,260	120,900
Share-based compensation	47,516	54,997	16,754	18,686
Transformation project and other costs(1)	—	18,755	—	5,512
Depreciation	146,864	240,436	38,175	62,001
Adjusted EBITDA	$1,031,008	$1,427,456	$255,779	$368,785

Adjusted EBITDA margin	16.3%	16.0%	15.6%	15.6%
	Year Ended	Three Months Ended
	November 30, 2022	February 28, 2023
Diluted EPS(2)
Diluted pro forma combined EPS	$2.79	$0.76
Acquisition-related and integration expenses	1.90	0.09
Amortization of intangibles	6.42	1.80
Share-based compensation	0.82	0.28
Transformation project and other costs(1)	0.28	0.08
Income taxes related to the above(3)	(2.31)	(0.56)
Non-GAAP diluted pro forma combined EPS	$9.90	$2.45
(1)	Includes Webhelp Parent real estate and systems transformation costs and other costs.
(2)
Diluted EPS is calculated using the two-class method. Unvested restricted stock awards granted to employees are considered participating securities. For purposes of calculating Diluted EPS, pro forma combined net income allocated to participating securities was approximately 1.2% and 1.4% of pro forma combined net income for the year ended November 30, 2022 and the three months ended February 28, 2023, respectively.

(3)	The tax effect of taxable and deductible non-GAAP adjustments was calculated assuming a blended tax rate of 25% for both the year ended November 30, 2022 and the three months ended February 28, 2023.

DESCRIPTION OF WEBHELP BUSINESS
Business of Webhelp
Webhelp S.A.S. (“Webhelp”) is a global provider of Customer Experience (“CX”) solutions and technologies focused on enriching customer experiences and building solutions for client’s business needs. Webhelp offers an array of bespoke end-to-end solutions, with activities ranging from customer engagement, such as service, technical assistance and sales, to specialized process outsourcing in regulated and digital realms, and dedicated industry approaches. Through these services, Webhelp offers integrated solutions to its diverse client base including leading brands and startups, supporting the entirety of the customer lifecycle. Webhelp’s solutions support clients across a number of industries, including travel and leisure, financial services, fashion and luxury, retail and e-commerce, utilities and public services, telecommunications, high-tech and media, healthcare and automotive-mobility.
Webhelp has strong relationships with companies across the globe, serving more than 1,300 brands, and is a partner of choice for industry leaders. Webhelp’s average tenure for its top 15 global clients is approximately 13 years. As of December 31, 2022, Webhelp has served approximately 900 early and growth stage clients as well as more than 400 mature clients. Webhelp’s clients, as ranked by Interbrand’s Best Global Brands, include seven of the top ten global brands as well as two of the top five financial services brands, five of the top ten retail brands and five of the top ten technology brands.
Webhelp combines global consistency with local expertise, enhancing the end user experience for its clients’ customers through services rendered by a team of approximately 126,000 across approximately 245 locations in approximately 60 countries and six continents, where it conducts business in over 90 languages.
On March 3, 2021, Webhelp completed its acquisition of 75% of the shares of Dynamicall (“Dynamicall”), a major Peruvian business process outsourcing (“BPO”) company, based in Lima, with more than 4,500 employees. Dynamicall enhances Webhelp’s service portfolio in several strategic dimensions, including multilingual operations, through its capability to provide on-, near- and off-shore services for the local and international Spanish-speaking market and North America, as well as coverage for multilingual customers worldwide. Webhelp acquired the remaining 25% of Dynamicall in the third quarter of 2022.
On August 2, 2021, Webhelp completed its acquisition of OneLink BPO (“OneLink”), an innovative company specializing in digitally-enabled CX, BPO and technology services. OneLink serves leading, high-growth technology brands in areas such as shared mobility, e-commerce, fintech, fitness tech and payment applications, in the United States, Europe and Latin America. OneLink operates 17 centers in Mexico, El Salvador, Nicaragua, Guatemala, Colombia and Brazil and employees over 14,000 people.
On April 13, 2022, Webhelp completed its acquisition of 100% of the shares of Uitblinqers, a Dutch BPO company with more than 800 employees. The distinctive proposition of Uitblinqers, a customer contact service provider that helps brands drive their customer experience for their end-customers in the Netherlands, is aimed at developing young professionals and has a strong focus on commercial and digital client services.
On August 1, 2022, Webhelp completed its acquisition of Grupo Services (“Grupo Services”), an innovative company specializing in outsourcing, digital-transformation and artificial intelligence (“AI”) in the fields of customer service, debt collection and sales. Based in Brazil, Grupo Services operates in Curitiba and employs over 9,000 people.
Webhelp has grown rapidly since its founding in 2000, going from a local pioneer to a global provider in CX management. By 2010, Webhelp was present in five countries offering a wide range of new services to its growing client base. Since then, Webhelp has expanded rapidly in both services offerings and locations, growing into a global BPO and CX company located in approximately 60 countries and serving over 1300 brands every day.
Market Opportunity
Webhelp offers a unique combination of CX solutions and services at scale. The Webhelp suite of integrated solutions include: CX design and strategy designed to solve clients’ most complex customer challenges; sales and growth services to attract, convert and retain customers to increase revenues; customer care and support; digital marketing and content services to help build, moderate and manage digital presence; regulated, “know your customer” (“KYC”) and payment services to reduce risk, enhance CX, and improve client profitability; technology, automation and AI; and data and analytics to transform customer data into actionable insight.

Industry Trends
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Growing Importance of Customer Experience. Webhelp believes that customer experience has become a strategic imperative for all enterprises today. Data, analytics, and digital solutions have reshaped the ways firms interact with their customers. As a result, enterprises are modernizing how they manage the customer experience across all channels of communication. The market is evolving from customer relationship management solutions that act as a cost cutting measure toward end-to-end CX management solutions that create value throughout the entire customer lifecycle at an appropriate cost.

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Empowered Consumers and Users. The modern consumer is discerning and has come to expect a high level of care and responsiveness from their service providers. Old paradigms have shifted as increasingly competitive markets and easily accessible crowd-sourced information have empowered consumers to unprecedented levels. As consumers demand more and have an increasing number of alternatives, companies must differentiate on how they manage their customer relationships. This shift is driving the market toward consumer-centric solutions that reduce customer churn and promote brand loyalty.

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Accelerated Digitalization. Prior to the COVID-19 pandemic, leading organizations had already been undergoing a digital transformation to cater to customer demands for convenient and efficient access to products and services, regardless of time or channel. The pandemic and its effects on accessibility to products and services, as well as customer interactions, highlighted significant deficiencies in customer interaction technology and delivery for numerous organizations worldwide that lacked digital services or the agility to adequately assist their customers. Many organizations heavily relied on physical operations and had limited digital alternatives for customer interactions beyond traditional, voice-based methods. As a result, organizations now acknowledge the growing significance of virtual delivery solutions, expanded digital omnichannel capabilities, and establishing direct connections with customers through direct-to-consumer channels. This development is expected to generate increased demand for CX services through digital channels, as well as an increasing need for digital CX technologies, such as chatbots.

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Technological Innovation. Emerging technology is driving change within our industry and shaping the demands of our clients. Advancements in areas such as digital services, AI (including generative AI) and machine learning (“ML”) are further disrupting our markets and our clients’ markets while opening new avenues for growth and opportunities for Webhelp to better serve its clients. These technologies provide clients the opportunity to interact more effectively with their customers and improve the customer experience by automating processes, optimizing customer journeys to reach faster solutions, enabling personalized engagement across multiple platforms, and focusing human engagement on the most complex interactions.

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Evolving Role of People. The skill set required of advisors in the customer relationship management (“CRM”) and BPO industry is shifting as enterprises place increased importance on CX. Increasing complexity in the voice channel is driving a trend of longer customer engagements requiring CRM and BPO support professionals to have a more robust skill set. The increasing importance of skilled labor in our industry is offset by the transition of low complexity support to online support (self-service), driven by heavy automation and digitization. Despite growth in digital channels, phone conversations currently remain the preferred option for customer services interactions. Webhelp believes the human element will continue to be important in its industry, as focus shifts from routine service to “last-mile” support requiring human-touch to deliver a stronger customer experience. In Webhelp’s view, attracting and retaining skilled talent that can adapt to the evolving focus of customer engagements will require a diverse and inclusive workplace that supports staff wellness.

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Mission Critical Nature of Cybersecurity. Technological innovation coupled with the proliferation of smart devices and mobile connectivity is generating sensitive data at scale. At the same time, the avenues for access have become numerous, and an increasing number of malicious actors are becoming more sophisticated and active. Data security is paramount in an environment where external intrusion, improper access, or carelessness can compromise customers and businesses. The COVID-19 pandemic significantly expanded the prevalence of CX solutions that rely on remote staff further underscoring the importance of robust data security. Businesses require scalable, industry-leading data protection and security to avoid reputational and operational risks in an environment characterized by the threats and benefits of free-flowing information.

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Enterprise Preferences Driving Vendor Consolidation. Enterprises have become increasingly global. As their scope of business increases, enterprises require a partner that can serve their needs by rapidly deploying solutions and new technology consistently across multiple geographies and channels. Enterprises therefore prefer vendors with scale and end-to-end capabilities that can be a one-stop shop and are consolidating existing relationships to vendors with scale to achieve their business objectives and pursue cost savings. As client preferences continue to evolve, Webhelp believes that the currently fragmented CX market will undergo consolidation.

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Existing Solutions Have Many Limitations. As executives look to successfully navigate digital transformation and manage their customers’ experience across a wider variety of channels, unsophisticated providers and solutions often fail to meet customers’ needs. Currently there is a limited set of providers with end-to-end, global offerings of scale in the marketplace. The fragmentation of the market and, for many industries, high regulatory hurdles create additional complexity as most providers are small, niche, or local players. These issues are compounded by a lack of sufficient investment in cybersecurity, creating exposure to regulatory, reputational, and operational risks. These pain points, coupled with the prevalence of providers offering legacy solutions that fail to address the demands of the modern consumer, create an opportunity for large-scale, global CX solutions providers.

CX Solutions and Technology
Through its strategy, talent and technology, Webhelp offers solutions that help its clients enhance the experience for their customers and improve business performance. The Webhelp service portfolio covers the entire CX journey, including helping clients with the following:
•	CX Design & Strategy: Solve complex customer challenges through the design of journeys that increase differentiation and profitability.
•	Customer Care: Deliver seamless customer service anywhere, anytime, in any language with the right blend of people and technology.
•	Sales: Attract, convert and retain customers with specialist sales, acquisition and loyalty management services.
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Digital Marketing & Content Services: Build, moderate and manage a brands’ digital presence using Webhelp’s experts and content management solutions to nurture their community and protect their reputation.

•	Regulated, KYC and Payment Services: Reduce risk, enhance customer experience and improve a client’s profitability with Webhelp’s regulatory expertise and innovative payment solutions.
•	Technology, Automation & AI: Leverage automation and ML to reduce required effort and build competitive advantage with Webhelp’s scalable global technology platform.
•	Data & Analytics: Transform operational and customer data into actionable insight that enhances quality, improves performance and increases customer lifetime value.
Webhelp provides these solutions and other complementary services in over 90 languages, across six continents, from approximately 245 locations in Europe, the Middle East and Africa (“EMEA”), the Americas and Asia-Pacific (“APAC”).

Growth Strategy
The key elements to Webhelp’s growth strategy are:
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Expand reach: Expand Webhelp operations to address the significant growth potentials across markets and geographies and to offer a global footprint to its client base, providing them with the best-shore solutions and alternative ways of working.

•	Transform core: Increase value creation with transformation approach through technological, customer journey design and data capabilities.
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Extend services: Selectively develop other BPO services such as Content Moderation, Data Annotation, and Business-to-Business Sales among others to provide an end-to-end solution to Webhelp clients with a customer centric focus.

Customers
In fiscal year 2022, Webhelp served more than 1300 clients across a number of industries, including travel and leisure, financial services, fashion and luxury, retail and e-commerce, utilities and public services, telecommunications, high-tech and media, healthcare and automotive-mobility. Webhelp’s top ten clients represent approximately 28% of its revenue.
Sales and Marketing
Webhelp markets its services through a sales force organized by industry vertical and geography. Webhelp’s efforts may begin in response to our lead generation program, a perceived opportunity, a reference by an existing client, a request for proposal or otherwise. The length of Webhelp’s sales cycle varies depending on the type of services work as well as whether there is an existing relationship with the client.
Webhelp has designated client partners or global relationship managers for each of its strategic relationships. The relationship manager is supported by process improvement, quality, transition, finance, human resources, information technology and industry or subject matter expert teams to ensure the best possible solution is provided to Webhelp’s clients.
Operations
Webhelp has global delivery capabilities that allow it to scale its operations with people and other resources from around the world, including language fluency, proximity to clients and time-zone advantages. A critical component of this capability is our approximately 245 locations in more than 60 countries throughout the Americas, APAC and EMEA. Services are provided from these global locations to customers worldwide in multiple languages. These services are supported by proprietary and third-party technologies to enable efficient and secure customer contact through various channels, including voice, chat, web, email, social media and other digital platforms. All of Webhelp’s delivery centers and data centers are subject to annual certifications and attestations, including Payment Card Industry Data Security Standard (PCI DSS) version 3.2.1, ISO 27001:2013 and SOC2 Type II.
Webhelp also has the capability to provide services for its clients through its utilization of remote staff. The COVID-19 pandemic has significantly expanded the prevalence of CX solutions that rely on utilization of remote staff, and as of December 2022, more than 57% of Webhelp’s global team was part- or full-time remote. Webhelp’s Anywhere platform supports secure remote work environments through digital tools and technology that authenticate the remote advisor, restrict unauthorized personnel and devices, and deliver real-time alerting of attempts to circumvent control.
Webhelp operates a globally distributed data processing environment that can seamlessly connect and integrate its service delivery centers with its data centers and points of presence. Webhelp’s technologically advanced and secured data centers provide availability 24 hours a day, 365 days a year, with redundant power and communication feeds and emergency power back-up, and are designed to withstand most natural disasters.
The capacity of Webhelp’s data center and service delivery center operations, Webhelp’s nimble approach to remote staff and the scalability of Webhelp’s customer management solutions enable it to meet the dynamic and challenging needs of large-scale and rapidly growing companies. By leveraging Webhelp’s scale and efficiencies across our common system platforms, Webhelp can provide rapid client-specific enhancements and modifications at competitive costs, which positions Webhelp as a value-added provider of customer support products and services.
International Operations
Approximately 75% of Webhelp’s revenue is generated by its EMEA operations, including 54% in Europe. Webhelp also has significant operations throughout APAC and the Americas.
Sales and cost concentrations in international jurisdictions subject Webhelp to various risks, including the impact of changes in the value of foreign currencies relative to the U.S. dollar, which in turn can impact reported revenue and cost of revenue.
Seasonality
Webhelp’s revenue and margins fluctuate with the underlying trends in its clients’ businesses and trends in the level of consumer activity. As a result, revenue and margins are typically higher in the fourth fiscal quarter.
Information Technology
Webhelp invests in IT systems, infrastructure, automation and security to enhance workforce management and enhance productivity. Webhelp’s CX delivery centers employ a broad range of technology, including digital switching, intelligent call routing and tracking, proprietary workforce management systems, case management tools, computer telephony integration, interactive voice response and advanced speech recognition, with embedded security. Webhelp’s innovative use of technology enables it to improve our voice, chat, web and e-mail handling and personnel scheduling, thereby increasing efficiency and enhancing the quality of the services Webhelp delivers to its clients and their customers. Webhelp is able to dynamically scale to respond to changes in its clients’ business volumes. Additionally, Webhelp uses technology to collect information for its clients about the customer interactions to support quality of service and improve the customer journey.
To support data security, Webhelp has established an integrated risk management framework with practices that are derived from industry standards, including ISO 27001 and PCI DSS, and data privacy regulations, including the Health Insurance Portability and Accountability Act of 1996 and the General Data Protection Regulation. The data security controls from these standards and regulations are evaluated for Webhelp’s risk management framework based on the needs of Webhelp’s business and its clients, the nature of its industry, and applicable regulations.
Competition
Webhelp’s major competitors include its core CX solutions competitors, including Concentrix, Majorel Group Luxembourg S.A., Foundever, TaskUs Inc., TDCX Inc., Teleperformance S.A., TELUS International and TTEC Holdings, Inc., other CX solutions competitors that primarily provide complementary services such as consulting and design, IT services, business process services, VOC and analytics, including Accenture plc, Cognizant Technology Solutions Ltd., Genpact LLC and WNS Limited, and digital IT services competitors, including Endava PLC, EPAM Systems, Inc. and Globant S.A.
In the future, Webhelp may face greater competition due to the consolidation of CX solutions providers. Consolidation activity may result in competitors with greater scale, a broader footprint or more attractive pricing than Webhelp. In addition, a client or potential client may choose not to outsource its business, by setting up captive outsourcing operations or performing formerly outsourced services for themselves, or may switch CX solutions providers.
Human Capital Resources
Webhelp is committed to making business more human, through raising awareness on diversity, equity and inclusion, a focus on staff health, wellbeing and safety and promoting career development for employees. Webhelp has goals of hiring 10-15% of recruits via impact hiring in 2025, reaching 40% women in its leadership team by 2025, and maintaining or exceeding its current DEI Index in Your Call (4.03/5). Webhelp invests in its culture with its people in mind, offering competitive compensation, performance or welcome bonuses, relocations support and paid training and coaching. Employees have access to courses and career development programs, on-the-job training in foreign languages and communications skills, software proficiency and emotional intelligence, access to wellness and sports activities through its WebHEALTH initiative, and the ability to get involved with Webhelp’s Think Human Foundation through donations or volunteering.
As of December 2022, Webhelp had approximately 126,000 employees, of which approximately 83,000 were based in EMEA, approximately 35,000 were based in the Americas, and approximately 4,800 were based in APAC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS OF WEBHELP PARENT
This Management’s Discussion and Analysis of Financial Condition and Results of Operations of Webhelp should be read in conjunction with Marnix Lux SA’s historical consolidated financial statements and the notes to those consolidated financial statements. It contains forward-looking statements, which are subject to risk, uncertainties, and other factors that could cause actual results to differ materially from those projected or implied in the forward-looking statements. Please see “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” in this proxy statement for a discussion of the uncertainties, risks and assumptions associated with these statements.
Marnix Lux SA’s consolidated financial statements were prepared in accordance with the International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”). Financial information for the fiscal years ended December 31, 2022 and December 31, 2021 have been derived from the audited consolidated financial statements included elsewhere in this proxy statement, which also include unaudited comparative figures for the year ended December 31, 2020. Financial information as of March 31, 2023 and for the three months ended March 31, 2023 and March 31, 2022 have been derived from the unaudited interim condensed consolidated financial statements included elsewhere in this proxy statement. The consolidated financial statements are presented in millions of euros, rounded to one decimal place.
Unless otherwise indicated or except where the context otherwise requires, references to “Webhelp” in this Management’s Discussion and Analysis of Financial Condition and Results of Operations of Webhelp refer to Marnix Lux SA, a public limited liability company (société anonyme) incorporated under the laws of the Grand Duchy of Luxembourg (“Webhelp Parent”), the indirect parent company of Webhelp SAS (collectively referred to with Webhelp Parent and Webhelp Parent’s subsidiaries as “Webhelp”).
Overview and Basis of Presentation
Webhelp is a global provider of Customer Experience (“CX”) solutions and technologies focused on enriching customer experiences and building solutions for client’s business needs. Webhelp offers an array of bespoke end-to-end solutions, with activities ranging from customer engagement, such as service, technical assistance and sales, to specialized process outsourcing in regulated and digital realms, and dedicated industry approaches. Webhelp is currently majority owned and indirectly controlled by Sapiens S.à r.l, a wholly owned indirect subsidiary of Groupe Bruxelles Lambert, while the remaining shares are held by the co-founders of Webhelp and certain employees.
Dynamicall Acquisition
On March 3, 2021, Webhelp completed its acquisition of 75% of the shares of Dynamicall, a major Peruvian BPO company, based in Lima, with more than 4,500 employees. Dynamicall enhances Webhelp’s service portfolio in several strategic dimensions, including multilingual operations, through its capability to provide on-, near- and off-shore services for the local and international Spanish-speaking market and North America, as well as coverage for multilingual customers worldwide. Webhelp acquired the remaining 25% of Dynamicall in the third quarter of 2022.
The total consideration for the transaction was €25.4 million at the date of acquisition. An earnout of €8.4 million was paid in the second quarter of 2022. Webhelp acquired the remaining 25% of Dynamicall in the third quarter of 2022 including €17.0 million in cash payments and an obligation to make a deferred payment of $3.0 million, of which one third was paid in the first quarter of 2023, and the two remaining payments are due in 2025 and 2026, respectively.
OneLink Acquisition
On August 2, 2021, Webhelp completed its acquisition of OneLink for a total consideration of €487.6 million (excluding €10.0 million in transaction costs and €31.7 million in intercompany financing), funded with external bank financing. For additional information regarding the external bank financing, see the section entitled “—Debt Arrangements” below. Webhelp wholly owns and exercises exclusive control over the company, which has been fully consolidated since August 1, 2021.

OneLink is an innovative company specializing in digitally-enabled CX, BPO and technology services. It serves leading, high-growth technology brands in areas such as shared mobility, e-commerce, fintech, fitness tech and payment applications, in the United States, Europe and Latin America. OneLink operates 17 centers in Mexico, El Salvador, Nicaragua, Guatemala, Colombia and Brazil and employs over 14,000 people.
Uitblinqers Acquisition
On April 13, 2022, Webhelp completed its acquisition of 100% of the shares of Uitblinqers, a Dutch BPO company with more than 800 employees. The distinctive proposition of Uitblinqers, a customer contact service provider that helps brands drive their customer experience for their end-customers in the Netherlands, is aimed at developing young professionals and has a strong focus on commercial and digital client services. The acquisition has been fully consolidated since May 1, 2022.
The total consideration for the transaction was €36.3 million, including €13.6 million in cash payments and two earnouts valued at an aggregate of €22.7 million on the acquisition date and to be paid in 2023 and 2024 in amounts based on Uitblinqers entities’ 2022 and 2023 EBITDA as defined by the purchase agreement.
Grupo Services Acquisition
On August 1, 2022, Webhelp completed its acquisition of Grupo Services for a total consideration of €90.8 million (excluding €1.3 million in transaction costs), including €55.0 million in cash payments, two earnouts valued at an aggregate of €20.3 million on the acquisition date and to be paid between 2023 and 2027 in amounts based on Grupo Services’ entities’ 2022, 2023 and 2026 EBITDA as defined by the purchase agreement, and a deferred payment valued at €15.5 million on the acquisition date and due in 2027. Webhelp wholly owns and exercises exclusive control over Grupo Services, which has been fully consolidated since August 1, 2022.
Grupo Services is an innovative company specializing in outsourcing, digital-transformation and artificial intelligence in the fields of customer service, debt collection and sales. Based in Brazil, Grupo Services operates in Curitiba and employs over 9,000 people.
Revenues
Webhelp provides customer relationship management services. Client contracts typically consist of a master services agreement, supported in most cases by multiple statements of work, which contain the terms and conditions of each contracted solution. Webhelp’s solutions and technology are generally characterized by flat unit prices and constitute one single performance obligation in accordance with IFRS. Webhelp’s client contracts typically range from three to five years in term and are typically subject to renewal and early termination by each of Webhelp and its clients pursuant to the terms of the contract, typically with 30 days’ to six months’ notice.
Revenue from services provided to clients corresponds to the right to invoice and is recognized as services are performed, based on time spent (e.g. via telephone, chat or email), volumes handled by agents (number of calls or sales) or number of positions (number of agents). Services rendered are tracked in internal or external operating tools. Bonuses or discounts may be applied in some contracts based on the achievement of certain operating ratios outlined in the contract. They do not represent material amounts, and can be reliably determined at each reporting date.
In fiscal year 2022, approximately 50% of Webhelp’s consolidated revenue was priced in euros, approximately 16% was priced in U.S. dollars, and approximately 13% was priced in British pounds, and Webhelp expects this to continue. Webhelp has certain client contracts that are priced in non-euro currencies for which a substantial portion of the costs to deliver the services are in other currencies. Accordingly, Webhelp’s revenue may be earned in currencies that are different from the currencies in which they incur corresponding expenses. Fluctuations in the value of currencies, such as the U.S. dollar or the British pound sterling, against the euro or other currencies in which Webhelp bills its clients, and inflation in the local economies in which these delivery centers are located, can impact the operating and labor costs in these delivery centers, which can result in reduced profitability. As a result, Webhelp’s revenue growth, costs and profitability have been impacted, and it expects will continue to be impacted, by fluctuations in foreign currency exchange rates and inflation.

Economic and Industry Trends
The CX solutions industry in which Webhelp operates is competitive, including on the basis of pricing terms, delivery capabilities and quality of services. Further, there can be competitive pressure for labor in various markets, which could result in increased labor costs. Accordingly, Webhelp could be subject to pricing and labor cost pressures and may experience a decrease in revenue and operating income. Webhelp’s business operates in approximatively 60 countries across six continents. Webhelp has significant concentrations in Brazil, Colombia, India, France, Morocco, Turkey and the United Kingdom. Accordingly, Webhelp would be impacted by economic strength or weakness in these geographies and by the strengthening or weakening of local currencies relative to the euro.
Seasonality
Webhelp’s revenue fluctuates with the underlying trends in its clients’ businesses and trends in the level of consumer activity. As a result, Webhelp’s margins are typically higher in the third and fourth quarters. The impact of this seasonality has been offset by Webhelp’s significant growth and geographic expansion, as well as longer term social and economic conditions and industry specific trends and conditions.
Critical Accounting Estimates
Webhelp’s consolidated financial statements are prepared in accordance with IFRS as issued by the IASB. The preparation of Webhelp’s consolidated financial statements requires it to make estimates, assumptions and judgments that affect amounts reported in the financial statements. Webhelp bases its estimates and assumptions on historical experience and other factors that it believes to be reasonable under the circumstances. Webhelp evaluates its estimates and assumptions on an ongoing basis. Webhelp’s actual results may differ from these estimates. Webhelp’s most critical accounting estimates are summarized below.
Fair Value of Intangible Assets and Liabilities Acquired as Part of a Business Combination
Webhelp continually seeks to augment organic growth with strategic acquisitions of businesses and assets that complement and expand its existing capabilities. Recent acquisitions have sought to enhance Webhelp’s capabilities and domain expertise in its key verticals, expand its geographic footprint, and further expand into higher value service offerings.
Webhelp allocates the fair value of purchase consideration to assets acquired and liabilities assumed generally based on their fair values at the acquisition date. The excess of the fair value of purchase consideration over the fair value of the assets acquired and liabilities assumed is recorded as goodwill. The determination of the fair value of assets and liabilities involve engaging independent third parties to perform an appraisal. When determining the fair values of assets acquired and liabilities assumed, Webhelp makes significant estimates and assumptions, especially with respect to intangible assets. Critical estimates in valuing intangible assets include, but are not limited to, expected future cash flows, which includes consideration of future growth rates and margins, attrition rates, and discount rates. Fair value estimates are based on the assumptions Webhelp believes a market participant would use in pricing the asset or liability. Amounts recorded in a business combination may change during the measurement period, which is a period not to exceed one year from the date of acquisition, as additional information about conditions existing at the acquisition date becomes available.
As of March 31, 2023, Webhelp had other intangible assets, net of amortization, of €761.0 million recognized in the context of business combinations. This amount consists of €605.7 million in customer relationships, €148.3 million in brands and €7.0 million in developed technologies. Webhelp amortizes its customer relationships and developed technologies on a linear basis based on the remaining useful life’s estimates and assumptions taken when determining the fair values of assets acquired.

Goodwill
As of March 31, 2023, Webhelp had goodwill of €2,111.2 million recorded on its consolidated balance sheet. Webhelp tests goodwill for impairment annually or whenever there is an indication of impairment, at cash-generating units’ (“CGU”) group level. A CGU is the smallest identifiable group of assets which generates cash inflows that are largely independent of the cash inflows from other assets or groups of assets. The goodwill to which a business combination gives rise is allocated to groups of CGUs that are expected to benefit from the synergies of the combination.
For purposes of the goodwill impairment test, Webhelp compares the carrying amount of groups of CGUs including goodwill with its recoverable amount. Recoverable amount is defined as the higher of fair value less costs of disposal and value in use. The value in use is calculated based on the discounted cash flows of the estimated future cash flows expected from continuing use of the asset, CGU or group of CGUs plus terminal value. If the recoverable amount is lower than the carrying amount of groups of CGUs including goodwill, an impairment loss is recognized for the difference. Based on Webhelp’s impairment assessment for fiscal years 2020, 2021 and 2022, no impairment charges related to goodwill have been recognized.
See Notes 12—Goodwill and 13—Cash generating units to the consolidated financial statements included elsewhere in this proxy statement for further details.
Results of Operations – Fiscal Years Ended December 31, 2022 and 2021
	Fiscal Years Ended December 31,
	2022	2021
	(in millions)
Revenues	€2,485.3	€2,080.6
Other income	32.4	26.0
Operating expenses	(2,212.3)	(1,842.5)
Purchases consumed and other external expenses	(354.5)	(320.4)
Taxes and duties	(14.7)	(10.8)
Personnel expenses	(1,679.8)	(1,381.5)
Amortization, depreciation, impairment and provision	(163.3)	(129.8)
Operating profit before other operating income and expenses	305.4	264.1
Other operating income and expenses	(90.3)	(79.8)
Operating Profit	215.0	184.3
Net financial expenses	(157.5)	(97.4)

Profit before taxes	57.5	86.9
Income tax	(18.4)	(18.7)
Net profit	€39.2	€68.2
Revenues
	Fiscal Years Ended December 31,
	2022	2021
	(in millions)
Industry Vertical:
Automotive	€73.9	€52.3
Digital / High-Tech	418.8	408.0
E-commerce / Retail	583.7	497.2
Financial Services/ Fintech	305.6	183.8
Health	55.2	52.6
Media	219.8	151.6
Telecom	374.4	331.9

	Fiscal Years Ended December 31,
	2022	2021
	(in millions)
Travel and Leisure	190.6	111.1
Utilities	123.4	112.3
Other sector	139.9	179.8
Total revenues	€2,485.3	€2,080.6
Webhelp’s revenue increased by €404.7 million or 19.5% in fiscal year 2022 compared to fiscal year 2021. This increase was primarily due to revenue from entities acquired during 2021 and 2022 of €204.6 million, as well as a continued shift toward e-commerce and digitization that accelerated as a result of the COVID-19 pandemic, recovery in the travel industry following the peak of the COVID-19 pandemic and strong growth in the technology vertical compared to the prior year. These increases were partially offset by the ramp down of a COVID tracking and tracing program in the Netherlands and United Kingdom representing a decrease of €42.9 million in 2022 compared to 2021.
Other Income
Other income consists primarily of operating grants, including grants from the South African government related to outsourcing business processes and employment grants in Turkey and French, income from activity-related hedging transactions and other income from sales of ancillary products to end customers.
Webhelp’s other income increased by 24.6% in fiscal year 2022, compared to fiscal year 2021, primarily due to an increase in the volume and amount of operating grants in South Africa and employment grants in Turkey and France. These increases were partially offset by a decrease of €7.5 million related to capitalized production costs, which were included in other income in 2021 for this amount, but accounted for as a deduction of the related costs from 2022 in accordance with IFRS. Capitalized production amounted to €13.7 million in 2022 compared to €7.5 million in 2021. If capitalized production costs had been presented in the line other income in fiscal year 2022 as in fiscal year 2021, then other income would have increased by an additional €13.7 million.
Purchases Consumed and Other External Expenses
	Fiscal Years Ended December 31,		Percent Change
	2022	2021	2022 to 2021
	(€ in millions)
Purchases consumed and other external expenses	€(354.5)	€(320.4)	10.6%
Percentage of revenue	14.2%	15.3%
Webhelp’s purchases consumed and other external expenses consist primarily of temporary staff utilized in certain regions and professional fees, as well as spending on information technology and cybersecurity. Purchases consumed and other external expenses also include utilities expenses, maintenance expenses, telecommunications costs and traveling and entertainment expenses.
Webhelp’s purchases consumed and other external expenses increased by 10.6% in fiscal year 2022, compared to fiscal year 2021, primarily due to increased spending on information technology and cybersecurity capabilities as well as an increase in temporary staff in certain regions due to growth in those regions. These increases were partially offset by a decrease in utility expenses compared to the prior period due to an increase of employees working from home. As a percentage of revenue, purchases consumed and other external expenses decreased from 15.3% for fiscal year 2021 to 14.2% for fiscal year 2022 due to revenue growth outpacing growth in Webhelp’s real estate portfolio and associated expenses.
Personnel Expenses
	Fiscal Years Ended December 31,		Percent Change
	2022	2021	2022 to 2021
	(€ in millions)
Personnel expenses	€(1,679.8)	€(1,381.5)	21.6%
Percentage of revenue	67.6%	66.4%

Webhelp’s personnel expenses consist primarily of wages and salaries, as well as social security contributions.
Webhelp’s personnel expenses increased by 21.6% in fiscal year 2022, compared to fiscal year 2021, primarily due to increased headcount, business growth and mergers and acquisitions. As a percentage of revenue, personnel expenses increased from 66.4% for fiscal year 2021 to 67.6% for fiscal year 2022 due to the net effect of the changes described.
Amortization, Depreciation, Impairment and Provision
	Fiscal Years Ended December 31,		Percent Change
	2022	2021	2022 to 2021
	(€ in millions)
Net charges to amortization, depreciation, impairment and provision(1)	€(163.3)	€(129.8)	25.8%
Percentage of revenue	6.6%	6.2%
(1)
Net charges to amortization, depreciation, impairment and provision do not include amortization of customer relationships and technologies recognized in other operating income and expenses. See “Other Operating Income and Expenses” below for additional information.

Webhelp’s net charges to amortization, depreciation, impairment and provision increased by 25.8% in fiscal year 2022, compared to fiscal year 2021, primarily due to an increase in fixed assets mainly due to recent acquisitions, resulting in increased amortization and depreciation. As a percentage of revenue, net charges to amortization, depreciation, impairment and provision increased from 6.2% for fiscal year 2021 to 6.6% for fiscal year 2022 due to the net effect of the changes described.
Other Operating Income and Expenses
	Fiscal Years Ended December 31,		Percent Change
	2022	2021	2022 to 2021
	(€ in millions)
Other operating income and expenses	€(90.3)	€(79.8)	13.2%
Percentage of revenue	3.6%	3.8%
Webhelp’s other operating income and expenses includes items that, due to their nature, frequency and/or relative significance, cannot be allocated to any of the line items in operating expenses. They include items such as amortization of customer relationships and technologies recognized in business combinations, acquisition and integration costs, major transformation project costs, major tax and social security penalties, restructuring and major redundancy costs, costs of major disputes, disposal gains/losses and major impairment losses on property, plant and equipment and intangible assets, including those relating to goodwill.
Webhelp’s other operating income and expenses increased by 13.2% in fiscal year 2022, compared to fiscal year 2021, primarily due to an increase in the amortization of customer relationships and technologies recognized in recent acquisitions, and an increase in share-based compensation expense and expenses related to enhancing accounting, human resources and reporting systems. As a percentage of revenue, other operating income and expenses decreased from 3.8% for fiscal year 2021 to 3.6% for fiscal year 2022 due to the net effect of the changes described.
Operating Profit
	Fiscal Years Ended December 31,		Percent Change
	2022	2021	2022 to 2021
	(€ in millions)
Operating profit	€215.0	€184.3	16.6%
Operating margin	8.7%	8.9%
Webhelp’s operating profit increased during fiscal year 2022, compared to fiscal year 2021, primarily due to the increase in revenue as explained above.

Webhelp’s operating margin, defined as operating profit divided by total revenue, decreased during fiscal year 2022, compared to fiscal year 2021, primarily due to the increase in operating expenses as explained above.
Net Financial Expenses
	Fiscal Years Ended December 31,		Percent Change
	2022	2021	2022 to 2021
	(€ in millions)
Net financial expenses	€(157.5)	€ (97.4)	61.7%
Percentage of revenue	6.3%	4.7%
Amounts recorded in net financial expenses include interest expense, which is comprised of interests paid quarterly on the senior loan, loan issuance costs and amortization of these costs, and financial costs on undrawn credit facilities, as well as foreign exchange losses.
The increase in net financial expenses during fiscal year 2022, compared to fiscal year 2021, was primarily due to an increase in interest expense related to Webhelp’s senior loan as a result of general increases in variable reference rates (Euribor, SONIA and SOFR indexes). The increase was also due to the depreciation of the euro compared to the U.S. dollar in 2022 compared to 2021, resulting in a loss from unrealized foreign exchange rates associated with senior loans denominated in U.S. dollars.
Income Tax
	Fiscal Years Ended December 31,		Percent Change
	2022	2021	2022 to 2021
	(€ in millions)
Income tax	€(18.4)	€(18.7)	(1.6)%
Percentage of income before income taxes	31.8%	21.4%
Webhelp’s income tax consists of its current and deferred tax expense resulting from its income earned in domestic and international jurisdictions.
Webhelp’s income tax were relatively unchanged for the fiscal year 2022, compared to fiscal year 2021. Webhelp’s Effective Tax Rate 2022 increased, compared to fiscal year 2021, mainly due to the increase of financial expenses and the non-recognition of certain deferred tax assets. The effect of the non-recognition of deferred tax assets primarily relate to non-deductible financial expenses of the French tax group which could be deductible in future periods for €8.5 million in fiscal year 2022 and €5.1 million in fiscal year 2021, and unrecoverable tax losses for €0.1 million in fiscal year 2022 and offset by a diminution of unrecoverable tax losses of €1.9 million in fiscal year 2021.
See Note 11—Income Tax to the consolidated financial statements included elsewhere in this proxy statement for further details.
Results of Operations – Fiscal Years Ended December 31, 2021 and 2020
	Fiscal Years Ended December 31,
	2021	2020
	(in millions)
Revenues	€2,080.6	€1,636.6
Other income	26.0	18.6
Operating expenses	(1,842.5)	(1,458.1)
Purchases consumed and other external expenses	(320.4)	(244.3)
Taxes and duties	(10.8)	(9.6)
Personnel expenses	(1,381.5)	(1,093.7)
Amortization, depreciation, impairment and provision	(129.8)	(110.5)
Operating profit before other operating income and expenses	264.1	197.1
Other operating income and expenses	(79.8)	(69.5)

	Fiscal Years Ended December 31,
	2021	2020
	(in millions)
Operating Profit	184.3	127.6
Net financial expenses	(97.4)	(62.8)
Share of net profit or loss of associates	(0.0)	(0.2)
Profit before taxes	86.9	64.6
Income tax	(18.7)	(27.4)
Net profit	€68.2	€37.1
Revenues
	Fiscal Years Ended December 31,
	2021	2020
	(in millions)
Industry Vertical:
Automotive	€52.3	€33.0
Digital / High-Tech	408.0	348.5
E-commerce / Retail	497.2	373.4
Financial Services/ Fintech	183.8	127.2
Health	52.6	38.6
Media	151.6	114.6
Telecom	331.9	282.2
Travel and Leisure	111.1	94.8
Utilities	112.3	108.5
Other sector	179.8	115.9
Total revenues	€2,080.6	€1,636.6
Webhelp’s revenues increased by €444.0 million or 27.1% in fiscal year 2021 compared to fiscal year 2020. This increase was primarily due to revenue from acquired entities which were not in Webhelp’s scope as of December 31, 2020 of €107.7 million, as well as a continued shift toward e-commerce and digitization that accelerated as a result of the COVID-19 pandemic, recovery in the travel industry following the peak of the COVID-19 pandemic, and increased volumes from two clients in 2021 related to a COVID-19 tracking and tracing program representing an increase in revenue of €47.3 million in 2021 compared to 2020.
Other Income
Other income consists primarily of operating grants, including grants from the South African government related to outsourcing business processes and payroll-related grants in France, sales of ancillary products (IT material) to end customers and income from activity-related hedging transactions.
Webhelp’s other income increased by 39.8% in fiscal year 2021, compared to fiscal year 2020, primarily due to an increase in the volume and amount of operating grants in South Africa and employment grants in Turkey and France. These increases were partially offset by a decrease in income from activity-related hedging transactions.
Purchases Consumed and Other External Expenses
	Fiscal Years Ended December 31,		Percent Change
	2021	2020	2021 to 2020
	(€ in millions)
Purchases consumed and other external expenses	€(320.4)	€(244.3)	31.1%
Percentage of revenue	15.3%	14.9%
Webhelp’s purchases consumed and other external expenses increased by 31.1% in fiscal year 2021, compared to fiscal year 2020, primarily due to business growth, increased investment in information technology and cybersecurity capabilities as well as an increase in temporary staff in certain regions due to growth in those regions, as well as an increase in expenses related to a shift to remote work. As a percentage of revenue, purchases consumed and other external expenses increased from 14.9% for fiscal year 2020 to 15.3% for fiscal year 2021 due to the net effect of the changes described.
Personnel Expenses
	Fiscal Years Ended December 31,		Percent Change
	2021	2020	2021 to 2020
	(€ in millions)
Personnel expenses	€(1,381.5)	€(1,093.7)	26.3%
Percentage of revenue	66.4%	66.8%
Webhelp’s personnel expenses increased by 26.3% in fiscal year 2021, compared to fiscal year 2020, primarily due to increased headcount, business growth as well as personnel growth related to recent acquisitions. As a percentage of revenue, personnel expenses decreased from 66.8% for fiscal year 2020 to 66.4% for fiscal year 2021 due to the net effect of the changes described.
Amortization, Depreciation, Impairment and Provision
	Fiscal Years Ended December 31,		Percent Change
	2021	2020	2021 to 2020
	(€ in millions)
Net charges to amortization, depreciation, impairment and provision(1)	€(129.8)	€(110.5)	17.5%
Percentage of revenue	6.2%	6.7%
(1)
Net charges to amortization, depreciation, impairment and provision do not include amortization of customer relationships and technologies recognized in other operating income and expenses. See “Other Operating Income and Expenses” below for additional information.

Webhelp’s net charges to amortization, depreciation, impairment and provision increased by 17.5% in fiscal year 2021, compared to fiscal year 2020, primarily due to an increase in fixed assets mainly due to recent acquisitions, resulting in increased amortization and depreciation. As a percentage of revenue, net charges to amortization, depreciation, impairment and provision decreased from 6.7% for fiscal year 2020 to 6.2% for fiscal year 2021 due to the net effect of the changes described.
Other Operating Income and Expenses
	Fiscal Years Ended December 31,		Percent Change
	2021	2020	2021 to 2020
	(€ in millions)
Other operating income and expenses	€(79.8)	€(69.5)	14.8%
Percentage of revenue	3.8%	4.2%
Webhelp’s other operating income and expenses increased by 14.8% in fiscal year 2021, compared to fiscal year 2020, primarily due to an increase in acquisition and integration expenses primarily related to the OneLink acquisition, an increase in the amortization of customer relationships recognized in recent acquisitions, and an increase in expenses relating to transformation projects, including the relocation of Webhelp’s registered office in France, and changes made to Webhelp’s real estate policy following an increase in remote work at various sites. This increase was partially offset by a reduction in costs related to the COVID-19 pandemic. As a percentage of revenue, other operating income and expenses decreased from 4.2% for fiscal year 2020 to 3.8% for fiscal year 2021 due to the net effect of the changes described.

Operating Profit
	Fiscal Years Ended December 31,		Percent Change
	2021	2020	2021 to 2020
	(€ in millions)
Operating profit	€184.3	€127.6	44.4%
Operating margin	8.9%	7.8%
Webhelp’s operating profit increased during fiscal year 2021, compared to fiscal year 2020, primarily due to the increase in revenue as explained above.
Webhelp’s operating margin increased during fiscal year 2021, compared to fiscal year 2020, primarily due to the percentage increase in revenue being higher than the percentage increase in operating expenses as explained above.
Net Financial Expenses
	Fiscal Years Ended December 31,		Percent Change
	2021	2020	2021 to 2020
	(€ in millions)
Net financial expenses	€(97.4)	€ (62.8)	55.1%
Percentage of revenue	4.7%	3.8%
The increase in net financial expenses during fiscal year 2021, compared to fiscal year 2020, was due to an increase in interest expense related to Webhelp’s senior loan extension in connection with the acquisition of OneLink. The amount available under the senior loan increased by €580.0 million in August 2021. In addition, the increase in net financial expenses was due to unrealized foreign exchange losses from the senior loan denominated in British pounds, which appreciated as compared to the euro post-Brexit. The increase was also due to an increased interest expenses associated with lease liabilities mainly resulting from the acquisition of OneLink.
Income Tax
	Fiscal Years Ended December 31,		Percent Change
	2021	2020	2021 to 2020
	(€ in millions)
Income tax	€(18.7)	€ (27.4)	(31.7)%
Percentage of income before income taxes	21.4%	42.3%
Webhelp’s income tax decreased for fiscal year 2021, compared to fiscal year 2020, due to a change in the mix of profits earned in different jurisdictions, giving notably more weight to temporarily low tax rates countries. This more-favorable geographic mix of profits caused a decrease in the Effective Tax Rate, partly offset by the non-recognition of deferred tax assets. The effect of the non-recognition of deferred tax assets mainly relates to non-deductible financial expenses of the French tax group which could be deductible in future periods for €5.1 million in fiscal year 2021 and €1.9 million in fiscal year 2020, offset by a diminution of unrecoverable tax losses of €1.9 million in fiscal year 2021 compared with fiscal year 2020.
See Note 11—Income Taxes to the consolidated financial statements included elsewhere in this proxy statement for further details.

Results of Operations – Three Months Ended March 31, 2023 and 2022
	Three Months Ended March 31,
	2023	2022
	(in millions)
Revenues	€678.3	€589.5
Other income	10.6	7.9
Operating expenses	(600.1)	(519.7)
Purchases consumed and other external expenses	(89.2)	(86.8)
Taxes and duties	(4.6)	(3.0)
Personnel expenses	(465.7)	(393.5)
Amortization, depreciation, impairment and provision	(40.6)	(36.4)
Operating profit before other operating income and expenses	88.8	77.8
Other operating income and expenses	(22.0)	(18.9)
Operating Profit	66.8	58.9
Net financial income (expense)	(44.3)	(31.5)
Profit before taxes	22.5	27.4
Income tax	(7.8)	(7.0)
Net profit	€14.7	€20.4
Revenues
	Three Months Ended March 31,
	2023	2022
	(in millions)
Industry Vertical:
Automotive	€22.7	€16.5
Digital / High-Tech	106.7	103.7
E-commerce / Retail	162.1	141.2
Financial Services/ Fintech	93.0	63.4
Health	13.6	14.0
Media	54.4	48.3
Telecom	104.1	87.3
Travel and Leisure	54.9	39.6
Utilities	31.6	29.9
Other sector	35.2	45.6
Total revenues	€678.3	€589.5
Webhelp’s revenues increased by €88.8 million or 15.1% in the three months ended March 31, 2023, compared to the three months ended March 31, 2022. This increase was primarily due to revenue from acquired entities which were not in Webhelp’s scope as of March 31, 2022 of €32.8 million, as well as a continued shift toward e-commerce and digitization that accelerated as a result of the COVID-19 pandemic, recovery in the travel industry following the peak of the COVID-19 pandemic and strong growth in the technology vertical compared to the prior year. These increases were partially offset by the ramp down in the previous year of a COVID-19 tracking and tracing program in the Netherlands representing a decrease of €13.8 million in the three months ended March 31, 2023 compared to the three months ended March 31, 2022.
Other Income
Webhelp’s other income increased by 34.2% in the three months ended March 31, 2023, compared to the three months ended March 31, 2022, primarily due to an increase in the volume and amount of operating grants in South Africa and employment grants in Turkey. These increases were partially offset by a reduction of income from activity-related hedging transactions.

Purchases Consumed and Other External Expenses
	Three Months Ended March 31,		Percent Change
	2023	2022	2023 to 2022
	(€ in millions)
Purchases consumed and other external expenses	€(89.2)	€ (86.8)	2.8%
Percentage of revenue	13.1%	14.7%
Webhelp’s purchases consumed and other external expenses were relatively unchanged for the three months ended March 31, 2023 compared to the three months ended March 31, 2022. As a percentage of revenue, purchases consumed and other external expenses decreased from 14.7% for the three months ended March 31, 2022 to 13.1% for the three months ended March 31, 2023 due to the increase in revenue as explained above.
Personnel Expenses
	Three Months Ended March 31,		Percent Change
	2023	2022	2023 to 2022
	(€ in millions)
Personnel expenses	€(465.7)	€ (393.5)	18.3%
Percentage of revenue	68.6%	66.7%
Webhelp’s personnel expenses increased by 18.3% in the three months ended March 31, 2023, compared to the three months ended March 31, 2022, primarily due to increased headcount and salary to expand cybersecurity, information technology and recruiting capabilities as well as inflation in the EMEA region. As a percentage of revenue, personnel expenses increased from 66.7% for the three months ended March 31, 2022 to 68.6% for the three months ended March 31, 2023 due to the net effect of the changes described.
Amortization, Depreciation, Impairment and Provision
	Three Months Ended March 31,		Percent Change
	2023	2022	2023 to 2022
	(€ in millions)
Net charges to amortization, depreciation, impairment and provision(1)	€(40.6)	€(36.4)	11.5%
Percentage of revenue	6.0%	6.2%
(1)
Net charges to amortization, depreciation, impairment and provision do not include amortization of customer relationships and technologies recognized in other operating income and expenses. See “Other Operating Income and Expenses” below for additional information.

Webhelp’s net charges to amortization, depreciation, impairment and provision increased by 11.5% in the three months ended March 31, 2023, compared to the three months ended March 31, 2022, primarily due to recent acquisitions, resulting in increased amortization and depreciation. As a percentage of revenue, net charges to amortization, depreciation, impairment and provision decreased from 6.2% for the three months ended March 31, 2022 to 6.0% for the three months ended March 31, 2023.
Other Operating Income and Expenses
	Three Months Ended March 31,		Percent Change
	2023	2022	2023 to 2022
	(€ in millions)
Other operating income and expenses	€(22.0)	€ (18.9)	16.4%
Percentage of revenue	3.2%	3.2%
Webhelp’s other operating income and expenses increased by 16.4% in the three months ended March 31, 2023, compared to the three months ended March 31, 2022, primarily due to an increase in the amortization of customer relationships and technologies recognized in recent acquisitions and expenses related to enhancing the shared services centers strategy. These increases were partially offset by a reduction in merger and acquisition costs. As a percentage of revenue, other operating income and expenses were stable during the three months ended March 31, 2023, compared to the three months ended March 31, 2022.
Operating Profit
	Three Months Ended March 31,		Percent Change
	2023	2022	2023 to 2022
	(€ in millions)
Operating profit	€66.8	€58.9	13.4%
Operating margin	9.8%	10.0%
Webhelp’s operating profit increased during the three months ended March 31, 2023, compared to the three months ended March 31, 2022, primarily due to the increase in revenue as explained above.
Webhelp’s operating margin was stable during the three months ended March 31, 2023, compared to the three months ended March 31, 2022.
Net Financial Expenses
	Three Months Ended March 31,		Percent Change
	2023	2022	2023 to 2022
	(€ in millions)
Net financial expenses	€(44.3)	€ (31.5)	40.6%
Percentage of revenue	6.5%	5.3%
The increase in net financial expenses during the three months ended March 31, 2023, compared to the three months ended March 31, 2022, was mainly due to an increase in interest expenses related to Webhelp’s senior loan as a result of general increases of variable reference rates (Euribor, SONIA and SOFR indexes).
Income Tax
	Three Months Ended March 31,		Percent Change
	2023	2022	2023 to 2022
	(€ in millions)
Income tax	€(7.8)	€(7.0)	11.4%
Percentage of income before income taxes	34.7%	25.5%
Based on the best projection at the following dates, Webhelp applied a group effective tax rate to recognize income tax as of March 31, 2022 and March 31, 2023 to 25.5% and 34.7%, respectively.
Client Concentration
Webhelp’s largest client in fiscal year 2022, 2021 and 2020 accounted for approximately 4.0%, 3.7% and 5.1% of its consolidated revenue in fiscal year 2022, 2021 and 2020, respectively. The revenue that Webhelp recognized from these clients was earned under multiple contracts and statements of work.
Liquidity and Capital Resources
Webhelp’s primary uses of cash are working capital, capital expenditures to expand its delivery footprint, enhance its technology solutions, debt repayments and acquisitions, including its four recent acquisitions. Webhelp’s financing needs for these uses of cash have been a combination of operating cash flows and third-party debt arrangements.
When Webhelp’s revenue increases, its net investment in working capital typically increases. Conversely, when revenue decreases, its net investment in working capital typically decreases. To increase Webhelp’s market share and better serve its clients, Webhelp may further expand its operations through investments or acquisitions.

Webhelp expects that such expansion would require an initial investment in working capital, personnel, facilities, and operations. These investments or acquisitions would likely be funded primarily by Webhelp’s existing cash and cash equivalents, available liquidity, including capacity under its debt arrangements.
During fiscal years 2022 and 2021, no dividends were distributed to shareholders.
Debt Arrangements
Senior Facilities Agreement
On August 16, 2019, Marnix SAS, as borrower and guarantor, and Marnix French Topco, as guarantor, entered into a senior facilities agreement (the “SFA”) implementing a €1,020.0 million (the “original B1 EUR facility”) and £125.0 million (the “B1 GBP facility”) term loan B facility (together, the “TLB”) and a €210.0 million revolving credit facility (the “RCF”). The TLB was drawn on November 19, 2019.
In fiscal year 2021, the amount available under the TLB increased by €580.0 million, a part of which was redenominated into $350.0 million (the “B1 USD facility”, and such amount remaining of the increase together with the original B1 EUR facility, the “B1 EUR facility”) borrowed by Webhelp US LCC and the amount available under the RCF increased by €101.6 million to €311.6 million (fully available as of December 31, 2021, December 31, 2022 and March 31, 2023).
The RCF and the initial TLB mature in 2026 and the extension of the TLB matures in 2028.
As of March 31, 2023 and December 31, 2022, there were no borrowings outstanding under the RCF.
As of March 31, 2023, the RCF bears interests based on a variable reference rate (Euribor index) plus a margin of 2.5% subject to a margin ratchet mechanism. As of December 31, 2022, the RCF bears interests based on a variable reference rate (Euribor index) plus a margin of 2.75% subject to a margin ratchet mechanism.
As of March 31, 2023, the outstanding borrowings and interest rate for each credit facility were as follows:
•	€1,020.0 million drawn down from the B1 EUR facility bearing interest based on a variable reference rate (Euribor index) plus a margin of 2.75% subject to a margin ratchet mechanism;
•	£125.0 million drawn down from the B1 GBP facility bearing interest based on a variable reference rate (Sonia index) plus a margin of 4.0% subject to a margin ratchet mechanism;
•	€285.6 million drawn down from the B1 EUR facility bearing interest based on a variable reference rate (Euribor index) plus a margin of 3.25% subject to a margin ratchet mechanism; and
•	$343.9 million drawn down on the B1 USD facility bearing interest based on a variable reference rate (SOFR index) plus a margin of 3.75% subject to a margin ratchet mechanism.
As of December 31, 2022, the outstanding borrowings and interest rate for each credit facility were as follows:
•	€1,020.0 million drawn down from the B1 EUR facility bearing interest based on a variable reference rate (Euribor index) plus a margin of 3.0% subject to a margin ratchet mechanism;
•	£125.0 million drawn down from the B1 GBP facility bearing interest based on a variable reference rate (SONIA index) plus a margin of 4.25% subject to a margin ratchet mechanism;
•	€285.6 million drawn down from the B1 EUR facility bearing interest based on a variable reference rate (Euribor index) plus a margin of 3.5% subject to a margin ratchet mechanism; and
•	$344.75 million drawn down on the B1 USD facility bearing interest based on a variable reference rate (SOFR index) plus a margin of 3.75% subject to a margin ratchet mechanism.
The SFA contains various loan covenants that restrict the ability of Marnix French Topco SAS and its subsidiaries to take certain actions, including incurrence of indebtedness, creation of liens, mergers or combinations, dispositions of assets, repurchase or redemption of capital stock, making certain investments, entering into certain transactions with affiliates or changing the nature of Webhelp’s business.
In addition, the SFA contains a senior secured leverage ratio springing financial covenant to the benefit of the RCF lenders set at 9.80:1. The SFA also contains various customary events of default, including payment defaults, defaults under certain other indebtedness, and a change of control of Marnix French Topco SAS.

As of March 31, 2023 and December 31, 2022, Webhelp was in compliance with the debt covenants related to its debt arrangements.
Cash Flows
The following summarizes Webhelp’s cash flows for the periods indicated.
	Fiscal Years Ended December 31,			Three Months Ended March 31,
	2022	2021	2020	2023	2022
	(€ in millions)			(€ in millions)
Net cash flow from operating activities	€365.6	€335.5	€394.4	€96.5	€ 46.7
Net cash flow from investing activities	(220.4)	(634.3)	(98.0)	(31.2)	(26.3)
Net cash flow from financing activities	(169.8)	364.4	(95.9)	(54.6)	(39.8)
Loss on the net monetary position	(6.4)	(0.0)	(0.0)	(1.3)	(0.0)
Effect of exchange rates on cash and cash equivalents	(3.1)	(4.1)	(4.3)	0.6	1.2
Increase (Decrease) in net cash and cash equivalents	€(34.1)	€61.5	€196.1	€10.2	€(18.2)
Cash and cash equivalents at beginning of year	374.0	312.6	116.4	340.0	374.0
Cash and cash equivalents at closing of the year	€340.0	€374.0	€312.6	€350.1	€355.7
Operating Activities
Net cash from operating activities was €96.5 million for the three months ended March 31, 2023 in comparison to €46.7 million for the same period in 2022. The increase over the prior year was primarily related to higher operating profit as a result of revenue growth and prior acquisitions and a lower change in working capital mainly due to increased cash collection on trade receivables.
Net cash from operating activities was €365.6 million for fiscal year 2022 in comparison to €335.5 million for fiscal year 2021. The increase over the prior year was primarily related to higher operating profit as a result of revenue growth and recent acquisitions, partially offset by a decrease of the change in working capital mainly due to the effects of sales growth, change in scope related to recent acquisitions, and additional client advance payments received in December 2021.
Net cash from operating activities was €335.5 million for fiscal year 2021 in comparison to €394.4 million for fiscal year 2020. The decrease over the prior year was primarily related to a significant increase in Logbox liabilities during fiscal year 2020 related to the growth of Webhelp Payment Services activities (see Note 22—Cash and debt to the consolidated financial statements included elsewhere in this proxy statement for further details), and was partially offset by higher operating profit as a result of revenue growth and recent acquisitions. Measures taken by cash management and local governments in the context of the COVID-19 pandemic allowed Webhelp to avoid deterioration of its net cash from operating activities.
Investing Activities
Net cash from investing activities for the three months ended March 31, 2023 was €(31.2) million in comparison to €(26.3) million in the same period in 2022. The decrease over the prior year primarily related to an increase in capital expenditures due to growth and recent acquisitions.
Net cash from investing activities for fiscal year 2022 was €(220.4) million in comparison to €(634.3) million in fiscal year 2021 and €(98.0) million in fiscal year 2020, consisting primarily of an increase in capital expenditures due to business growth and recent acquisitions, and cash payments in connection with the Grupo Services, Uitblinqers, OneLink and Dynamicall acquisitions of €57.6 million in 2022 and €519.3 million in 2021, net of cash received from the acquired entities. Finally, the variation in net cash from investing activities was due to cash outflows related to the payment of put options to acquire minority stakeholders and the payment of past acquisitions earnouts (€28.8 million in 2022, €12.1 million in 2021 and €21.3 million in 2020).

Financing Activities
Net cash from financing activities in the three months ended March 31, 2023 was €(54.6) million in comparison to €(39.8) million in the same period in 2022. The decrease over the prior year related to an increase of interest rates on the TLB.
Net cash from financing activities in fiscal year 2022 was €(169.8) million in comparison to €364.4 million in fiscal year 2021 and €(95.9) million in fiscal year 2020. Net cash from financing activities in fiscal year 2022 decreased compared with the fiscal year 2021 due to the increase of interest rates on the TLB in 2022 and the extension of the TLB by €580.0 million in 2021.
The increase in fiscal year 2021 over the prior year consisted primarily of an increase in the TLB related to the OneLink acquisition, and was partially offset by an increase in interest and financing costs paid related to the increase of the TLB. In addition, the principal payments on Webhelp’s lease obligations increased over the three years due to business growth and recent acquisitions.
Capital Resources
Webhelp’s cash and cash equivalents totalled €350.5 million as of March 31, 2023 and €340.0 million as of December 31, 2022 of which €203.3 million and €182.0 million, respectively, was restricted cash and other cash equivalents. In addition, Webhelp had undrawn RCF capacity (senior and unsecured facilities) of €350.2 million as of March 31, 2023 and €356.7 million as of December 31, 2022, respectively.
Webhelp believes that its available cash and cash equivalents balances, the cash flows expected to be generated from operations, and its sources of liquidity will be sufficient to satisfy its current and planned working capital and investment needs for the next twelve months. Webhelp also believes that its longer-term working capital, planned capital expenditures and other general corporate funding requirements will be satisfied through cash flows from operations and, to the extent necessary, from its borrowing and revolving credit facilities.
Material Cash Requirements
Webhelp’s material cash requirements are linked to its TLB and lease obligations presented in Note 22—Cash and debt to the annual consolidated financial statements included elsewhere in this proxy statement.
The following table summarizes Webhelp’s cash obligations for TLB repayments and required interest payments on the TLB, based on the interest rates as of March 31, 2023.
	Payments Due by Period
	Total	Less than 1 Year	1 – 3 Years	3 – 5 Years	> 5 Years
	(in millions)
TLB	€ 1,764.0	€3.2	€6.4	€ 1,168.4	€ 586.0
Interest Payments on TLB	€472.8	€ 88.3	€ 228.7	€126.7	€29.1

STOCK OWNERSHIP
We have listed below, as of May 31, 2023 (except as otherwise indicated), the beneficial ownership of Concentrix common stock by (a) each of our directors, (b) each of our “named executive officers”, (c) all of our directors and executive officers as a group and (d) each person known by us to be the beneficial owner of more than five percent (5%) of the number of outstanding shares of Concentrix common stock. The table is based on information we received from the directors, executive officers and filings made with the SEC. We are not aware of any other beneficial owner of more than five percent (5%) of the number of outstanding shares of Concentrix common stock as of May 31, 2023. The number of outstanding shares as of May 31, 2023 was 52,056,251. Unless otherwise indicated and subject to community property laws where applicable, each of our directors and “named executive officers” has (a) the same business address as Concentrix and (b) sole investment and voting power over all of the shares of Concentrix common stock that he or she beneficially owns. All share numbers have been rounded to the nearest whole number.
Directors and Named Executive Officers	Number of Shares of Common Stock Owned	Number of Shares of Common Stock Subject to Options Exercisable within 60 Days	Number of Restricted Stock Units That May Be Settled within 60 Days	Total Beneficial Ownership	Percentage Ownership
Chris Caldwell	208,360	128,271	—	336,631	*
Teh-Chien Chou	3,350	—	—	3,350	*
LaVerne Council	3,350	—	—	3,350	*
Jennifer Deason	3,350	—	—	3,350	*
Kathryn Hayley(1)	5,211	—	—	5,211	*
Kathryn Marinello	3,350	—	—	3,350	*
Dennis Polk	16,989	25,504	—	42,493	*
Ann Vezina	5,294	—	—	5,294	*
Andre Valentine	40,916	—	—	40,916	*
Cormac Twomey	25,277	—	—	25,277	*
Rick Rosso	26,175	—	—	26,175	*
Jane Fogarty	4,817	—	—	4,817	*
All executive officers and directors as a group (12 persons)	346,439	153,775	—	500,214	*
*	Represents less than 1% of the Company’s Common Stock.
(1)	Includes 1,855 shares held by the KJH Investment Trust for which Ms. Hayley is the trustee and beneficiary.

Principal Stockholders and Address	Number of Shares Beneficially Owned	Percentage Ownership
FMR LLC(1) 245 Summer Street Boston, MA 02210	7,750,410	14.9%
MiTAC Holdings Corporation(2) No. 200, Wenhua 2nd Road Guishan District, Taoyuan City 333 Taiwan	4,415,535	8.5%
The Vanguard Group(3) 100 Vanguard Blvd Malvern, PA 19355	3,981,629	7.6%
BlackRock, Inc.(4) 55 East 52nd Street New York, NY 10022	3,862,288	7.4%
Capital International Investors(5) 333 South Hope Street 55th Floor Los Angeles, CA 90071	3,764,574	7.2%
Synnex Technology International Corporation(6) 4F, No. 75, Sec. 3, Minsheng E. Road Zhongshan District, Taipei City 104 Taiwan	3,545,840	6.8%
(1)
Based solely on information contained in Amendment No. 3 to Schedule 13G filed with the SEC on February 9, 2023 by FMR LLC, which reported that it had sole voting power over 7,729,322 shares of Concentrix common stock and sole dispositive power over 7,750,410 shares of Concentrix common stock.

(2)
Based solely on information contained in Amendment No. 3 to Schedule 13G filed with the SEC on February 13, 2023, this amount represents 302,102 shares of Concentrix common stock held by Silver Star Developments Ltd., 2,135,489 shares of Concentrix common stock held by MiTAC International Corporation, and 1,977,944 shares of Concentrix common stock held by MiTAC Holding Corporation. Silver Star Developments Ltd. and MiTAC International Corporation are wholly-owned subsidiaries of MiTAC Holding Corporation.

(3)
Based solely on information contained in Amendment No. 2 to Schedule 13G filed with the SEC on February 9, 2023 by The Vanguard Group, which reported that it had sole dispositive power over 3,920,620 shares of Concentrix common stock, shared voting power over 17,751 shares of Concentrix common stock, and shared dispositive power over 61,009 shares of Concentrix common stock.

(4)
Based solely on information contained in Amendment No. 2 to Schedule 13G filed with the SEC on January 31, 2023 by BlackRock, Inc., which reported that it had sole voting power over 3,732,867 shares of Concentrix common stock and sole dispositive power over 3,862,288 shares of Concentrix common stock.

(5)
Based solely on information contained in Amendment No. 1 to Schedule 13G filed with the SEC on February 13, 2023 by Capital International Investors, which reported that it had sole voting power over 3,757,937 shares of Concentrix common stock and sole dispositive power over 3,764,574 shares of Concentrix common stock.

(6)
Based solely on information contained in Amendment No. 1 to Schedule 13G filed with the SEC on February 13, 2023, this amount represents 3,545,840 shares of Concentrix common stock held by Peer Developments Ltd. Peer Developments Ltd. is a wholly-owned subsidiary of Synnex Technology International Corporation.

COMPARISON OF RIGHTS OF CONCENTRIX’ STOCKHOLDERS AND
WEBHELP PARENT’S SHAREHOLDERS
If the Transaction is completed, Webhelp Parent’s shareholders will receive shares of Concentrix common stock. Concentrix is organized under the laws of the State of Delaware and Webhelp Parent is organized under the laws of Luxembourg. The following is a summary of certain material differences between (1) the current rights of Webhelp Parent’s shareholders under Webhelp Parent’s articles of association (the “Webhelp Articles”), governance principles and Luxembourg law and (2) the current rights of Concentrix common stockholders under Concentrix’ amended and restated certificate of incorporation (the “Concentrix Certificate”), Concentrix’ amended and restated bylaws (the “Concentrix Bylaws”) and Delaware law.
The following summary is not a complete statement of the rights of stockholders of the two companies or a complete description of the specific provisions referred to below. The summary is qualified in its entirety by reference to Webhelp Parent’s and Concentrix’ governing documents, which you should read carefully and in their entirety. Copies of Concentrix’ have been filed with the SEC. To find out where copies of these documents can be obtained, see the section entitled “Where You Can Find More Information.”
Webhelp Parent	Concentrix

AUTHORIZED CAPITAL STOCK

The Webhelp Articles authorize the board of directors of Webhelp Parent (the “Webhelp Parent Board”) to issue up to 6,000,000,000 shares, EUR 0.01 par value per share, under the so-called “authorized share capital”, consisting of:

 • up to 812,416,256 ordinary shares; and
 • up to 5,187,583,744 preferred shares, consisting of:
   ○ up to 5,100,854,835 fixed return shares;
   ○ up to 24,213,655 compensatory ratchet shares 1;
   ○ up to 48,427,309 compensatory ratchet shares 2; and
   ○ up to 14,087,945 complementary ratchet shares.

The Concentrix Certificate authorizes Concentrix to issue up to 250,000,000 shares of common stock, $0.0001 par value per share, and 10,000,000 shares of preferred stock, $0.0001 par value per share. As of the Record Date, there were [•] shares of Concentrix common stock outstanding and no shares of Concentrix preferred stock outstanding.

As of June 23, 2023, there were 1,359,979,209 shares of Webhelp Parent issued and outstanding, consisting of:

 • 181,338,089 ordinary shares; and
 • 1,178,641,120 preferred shares, consisting of:
   ○ 1,161,133,842 fixed return shares;
   ○ 4,098,850 compensatory ratchet shares 1;
   ○ 11,000,000 compensatory ratchet shares 2; and
   ○ 2,408,428 complementary ratchet shares.

VOTING

Under Luxembourg law and the Webhelp Articles, each holder of Webhelp Parent shares is entitled to one vote per share.	Under Delaware law and the Concentrix Certificate, each holder of shares of Concentrix common stock is entitled to one vote per share of Concentrix common stock.

Webhelp Parent	Concentrix

RIGHTS OF PREFERRED STOCK

The Webhelp Articles provide that the Webhelp Parent Board is expressly authorized to provide for the issue, in one or more series, of all or any of the preferred shares, up to the applicable maximum authorized amounts, as set forth under “Authorized Capital Stock” above.

Pursuant to the Webhelp Articles, the rights of the preferred shares are as follows:

 • the fixed return shares are preferred shares which give right to a 10% priority dividend and their issue price. The fixed return shares shall not grant any right on the liquidation surplus, the allocated profits nor any financial right of any kind, other than their issue price and the 10% priority dividend;
 • the compensatory ratchet shares 1 are preferred shares issued for free by Webhelp Parent which give right to the compensatory ratchet dividend. The compensatory ratchet shares 1 shall not grant any right on the liquidation surplus, the allocated profits nor any financial right of any kind, other than the compensatory ratchet dividend;
 • the compensatory ratchet shares 2 are preferred shares issued by Webhelp Parent and subscribed for cash or by way of contribution in kind against other securities which give right to the compensatory ratchet dividend and the compensatory pari passu dividend. The compensatory ratchet shares 2 shall not grant any right on the liquidation surplus, the allocated profits nor any financial right of any kind, other than the compensatory ratchet dividend and the compensatory pari passu dividend; and
 • the complementary ratchet shares are preferred shares which give right to the complementary priority dividend. The compensatory ratchet shares 1 shall not grant any right on the liquidation surplus, the allocated profits nor any financial right of any kind other than the complementary priority dividend.

The Concentrix Certificate provides that the Board is expressly authorized to provide for the issue, in one or more series, of all or any of the remaining shares of preferred stock and, in the resolution or resolutions providing for such issue, to establish for each such series the number of its shares, the voting powers, full or limited, of the shares of such series, or that such shares shall have no voting powers, and the designations, preferences and relative, participating, optional or other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof. The Board is also expressly authorized (unless forbidden in the resolution or resolutions providing for such issue) to increase or decrease (but not below the number of shares of the series then outstanding) the number of shares of any series subsequent to the issuance of shares of that series.

As of the Record Date, there were no shares of Concentrix preferred stock outstanding.

As of the June 23, 2023, there were 1,178,641,120 preferred shares of Webhelp Parent issued and outstanding, including:

 • 1,161,133,842 fixed return shares;
 • 4,098,850 compensatory ratchet shares 1;
 • 11,000,000 compensatory ratchet shares 2; and
 • 2,408,428 complementary ratchet shares.

Webhelp Parent	Concentrix

SIZE OF BOARD OF DIRECTORS

The Webhelp Articles currently provide that the size of the Webhelp Parent Board shall be fixed by a resolution adopted at the general meeting of shareholders, provided that the Webhelp Parent Board shall be composed of no less than three directors. However, if and as long as Webhelp Parent has only one shareholder, the Webhelp Parent Board may be comprised of one director only.

The current size of the Webhelp Parent Board is three directors.

The Concentrix Bylaws currently provide that the size of the Board shall be fixed by a resolution adopted by a majority of the directors then in office.

The current size of the Board is eight directors.

CLASSES OF DIRECTORS

The Webhelp Parent Board is not currently classified. Directors are appointed at the general meeting of shareholders for a term determined at the general meeting of shareholders but not to exceed six years.
The Board is not currently classified. All directors are elected at each annual meeting.

REMOVAL OF DIRECTORS

Under Luxembourg law, a director may be removed at the general meeting of shareholders by a simple majority of the votes cast, with or without cause.

The Webhelp Articles provide that a director may be removed, subject to Luxembourg law, by each shareholder having the right to nominate for appointment a candidate as a director of the Webhelp Parent Board.

The Concentrix Bylaws provide that a director may be removed, with or without cause, by the holders of at least a majority of the voting power of the capital stock issued and outstanding then entitled to vote at an election of directors.

FILLING VACANCIES ON THE BOARD OF DIRECTORS

Luxembourg law provides that in the event of a vacancy of a director seat, the remaining directors may, unless the articles of association of the company provide otherwise, provisionally fill such vacancy until the next annual general meeting at which the shareholders will be asked to confirm the appointment.

The decision to fill a vacancy must be taken at a duly convened and quorate meeting of the board of directors.

The Webhelp Articles provide that vacancies due to resignation or otherwise may be filled on a temporary basis pursuant to the affirmative vote of a majority of the remaining directors. Such decision must be ratified at the next general meeting of shareholders.

The Concentrix Bylaws provide that newly created directorships resulting from any increase in the authorized number of directors and vacancies resulting from death, resignation, retirement, disqualification, removal from office, or other cause shall be filled solely by the Board through action by a majority of the directors then in office, though less than a quorum, or by the sole remaining director.

Webhelp Parent	Concentrix

CHARTER AMENDMENTS

N/A. See “Bylaw Amendments” below for information regarding amending Webhelp’s governing documents.
Delaware law generally provides that amendments to a corporation’s certificate of incorporation must be approved by the board of directors and then adopted by the vote of a majority of the outstanding voting power entitled to vote thereon, unless the certificate of incorporation requires a greater vote. The Concentrix Certificate requires an affirmative vote of the holders of at least 66-2/3% of the voting power of the shares of the capital stock of Concentrix entitled to vote generally in the election of directors, voting together as a single class, to amend or repeal Articles V, VII, VIII, and IX of the Concentrix Certificate; provided, however, unless the Concentrix Certificate is approved by holders of at least a majority of the voting power of the shares of capital stock of Concentrix, after the 2026 Annual Meeting of Concentrix, Articles V, VII, VIII, and IX may be adopted, amended or replaced by the affirmative vote of a majority of the voting power of the shares of capital stock of Concentrix.

BYLAW AMENDMENTS

Luxembourg law distinguishes between ordinary resolutions and extraordinary resolutions to be adopted at the general meeting of shareholders. Extraordinary resolutions relate to proposed amendments to the articles of association (including any amendment following a share capital increase (outside of the scope of the authorized share capital), a share capital decrease and other extraordinary events of Webhelp Parent which require shareholder approval such as liquidation, etc.) and other limited matters prescribed by law and for which an extraordinary general meeting must be held. All other resolutions are ordinary resolutions.

Pursuant to the Webhelp Articles, shareholders have the power to adopt and amend the Webhelp Articles at the general meeting of shareholders, provided that a quorum of at least 1/2 of all shares issued and outstanding is reached and the resolution or resolutions adopting or amending the Webhelp Articles are adopted by a 2/3 majority of the votes cast. If said quorum is not reached at the first meeting, a second meeting may be convened and such resolutions shall be adopted by a 2/3 majority of the votes cast, irrespective of the number of shares issued and outstanding represented at the meeting.

The Board is authorized to adopt, amend or repeal the Concentrix Bylaws by the vote of at least a majority of the directors then in office.

Concentrix’ stockholders also have the power to adopt, amend or repeal the Concentrix Bylaws; provided, however, that in addition to any vote of the holders of any class or series of stock of Concentrix required by Delaware law or by the Concentrix Certificate, the affirmative vote of the holders of at least 66-2/3% of the voting power of the shares of the capital stock of Concentrix entitled to vote in the election of directors, voting as one class shall be required for such adoption, amendment or repeal by the stockholders of any provisions of the Concentrix Bylaws; provided, however, unless the Concentrix Bylaws are approved by holders of at least a majority of the voting power of the shares of capital stock of Concentrix, after the 2026 Annual Meeting of Concentrix, the Concentrix Bylaws may be adopted, amended or replaced by the affirmative vote of a majority of the voting power of the shares of capital stock of Concentrix.

Webhelp Parent	Concentrix

The Webhelp Parent Board has the power to amend the Webhelp Articles following each issuance of shares approved by the Webhelp Parent Board so as to reflect the capital increase up to the maximum amount of, and within the limits of, the authorized share capital.

VOTE ON MERGER, CONSOLIDATIONS OR SALES OF SUBSTANTIALLY ALL ASSETS

Extraordinary resolutions are required for, inter alia, approval of a statutory merger or de-merger.

Pursuant to the Webhelp Articles, shareholders have the power to adopt extraordinary resolutions at a general meeting of shareholders, provided that a quorum of at least 1/2 of all shares issued and outstanding is reached and the resolutions are adopted by a 2/3 majority of the votes cast. If said quorum is not reached at the first meeting, a second meeting may be convened and such resolution or resolutions shall be adopted, irrespective of the number of shares issued and outstanding represented at the meeting, by a 2/3 majority of the votes cast.

The Webhelp Articles provide that the Webhelp Parent Board has all powers not expressly reserved by the Webhelp Articles or by applicable Luxembourg law to shareholder approval or to Webhelp Parent’s auditor. Pursuant to the Webhelp Articles and applicable Luxembourg law, subject to any shareholders’ reserved matters included in any shareholders’ agreement, shareholders do not have power to take action with regards to the sale of Webhelp Parent’s assets at a general meeting of shareholders. Only the Webhelp Parent Board has the power to take action with regards to the sale of Webhelp Parent’s assets.

Under Delaware law, subject to limited exceptions, the board of directors and the holders of a majority of the outstanding shares entitled to vote must approve a merger, consolidation, or sale of all or substantially all of a corporation’s assets.

SPECIAL MEETINGS OF STOCKHOLDERS

The Webhelp Articles provide that a general meeting of shareholders may be called for any purpose or purposes by the Webhelp Parent Board or the statutory auditors (if any). Such meetings must be convened if shareholders representing at least 10% of Webhelp Parent’s share capital so require.

Delaware law, Concentrix Certificate, and Concentrix Bylaws provide that a special meeting of the stockholders of Concentrix may be called for any purpose or purposes, by the Secretary only at the request of the Chairman of the Board, the Chief Executive Officer or the President, or by a resolution duly adopted by the affirmative vote of a majority of the Board. The business transacted at any special meeting is limited to matters relating to the purpose or purposes stated in the notice of meeting.

Webhelp Parent	Concentrix

QUORUM

Under the Webhelp Articles, ordinary resolutions (resolutions the adoption of which does not lead to an amendment of the Webhelp Articles) are not subject to a quorum requirement.

For extraordinary resolutions (resolutions the adoption of which lead to an amendment of Webhelp Parent Articles), the holders of a majority of all shares issued and outstanding constitute a quorum at all general meeting of shareholders. If said quorum is not reached at the first meeting, a second meeting may be convened and such extraordinary resolutions can be adopted, irrespective of the number of shares issued and outstanding represented at the meeting.

Under the Concentrix Bylaws, the holders of a majority of the voting power of the capital stock issued and outstanding and entitled to vote, present in person or represented by proxy, constitutes a quorum at all meetings of the stockholders.

NOTICE OF STOCKHOLDER MEETINGS

Under the Webhelp Articles, shareholders shall meet in a general meeting upon issuance of a convening notice stating the time and place of the general meeting, the agenda for the general meeting and the nature of the business to be resolved at the general meeting. The agenda shall also describe any proposed changes to the Webhelp Articles and, if applicable, set out the text of those changes affecting the object or form of Webhelp Parent. In the event of a decrease of the subscribed share capital, the convening notice must also specify the purpose of such decrease and how it is to be carried out.

A general meeting of shareholders may be held without prior convening notice if all shareholders are present or represented at the general meeting and each shareholder states that he or she has been duly informed of the agenda of such general meeting and waives the convening formalities, which shall be recorded in the minutes of that general meeting.

The Webhelp Parent Board may adjourn any general meeting by four weeks. The Webhelp Parent Board must adjourn a meeting if so required by one or more shareholders representing at least 10% of Webhelp Parent’s share capital. Such adjournment shall cancel any resolutions already adopted prior thereto.

Under Delaware law and the Concentrix Bylaws, written notice of stockholders’ meetings, stating the place, if any, date, and time of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and in the case of a special meeting, the purpose or purposes for which such special meeting is called, shall be given to each stockholder entitled to vote at such meeting not less than 10 nor more than 60 days prior to the meeting.

If a stockholder meeting is adjourned to another place, date, or time, notice need not be given of the adjourned meeting if the place, date, and time thereof are announced at the meeting at which the adjournment is taken; provided, however, that if the date of any adjourned meeting is more than 30 days after the date for which the meeting was originally noticed, or if a new record date is fixed for the adjourned meeting, written notice of the place, if any, date, time, and means of remote communications, if any, of the adjourned meeting shall be given in conformity with the Concentrix Bylaws.

Webhelp Parent	Concentrix

STOCKHOLDER NOMINATIONS

The directors of the Webhelp Parent Board are appointed at the general meeting of shareholders.
Under the Concentrix Bylaws, the nomination of persons for election to the Board may be made by any stockholder of record of Concentrix entitled to vote for the election of directors at the annual meeting who complies with the applicable notice procedures. Any such nomination must be made pursuant to timely notice in writing to the Secretary of Concentrix.

Under the Concentrix Bylaws, to be timely, a stockholder’s notice must be delivered by a nationally recognized courier service or mailed by first class United States mail, postage or delivery charges prepaid, and received at the principal executive offices of Concentrix addressed to the attention of the Secretary of Concentrix (i) in the case of an annual meeting of stockholders, not more than 120 days nor less than 90 days in advance of the anniversary of the date of the proxy statement provided in connection with the previous year’s annual meeting of stockholders; provided, however, that in the event that no annual meeting was held in the previous year or the annual meeting is called for a date more than 30 days before or after the anniversary date of the previous year’s annual meeting, notice by the stockholder must be received by the Secretary of Concentrix not later than the close of business on the later of (A) the 90th day prior to such annual meeting and (B) the 10th day following the day on which public announcement of the date of such meeting is first made, and (ii) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the 10th day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made.

Such stockholder’s notice to the Secretary of Concentrix shall set forth (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director, (i) the name, age, business address, and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class, series and number of shares of capital stock of the corporation that are owned beneficially by the person, (iv) any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, and (v) the nominee’s written consent to serve, if elected; and (b) as to the stockholder giving

Webhelp Parent	Concentrix

the notice, (i) the name and record address of the stockholder, (ii) the class, series and number of shares of capital stock of Concentrix that are owned beneficially by the stockholder, and (iii) a description of all arrangements or understandings between such stockholder and each person the stockholder proposes for election or re-election as a director pursuant to which such proposed nomination is being made. Concentrix may require any proposed nominee to furnish such other information as may reasonably be required by Concentrix to determine the eligibility of such proposed nominee to serve as director of Concentrix.

No person shall be eligible for election as a director of Concentrix unless nominated in accordance with the procedures set forth in the Concentrix Bylaws.

PROXY ACCESS

The Webhelp Articles do not provide for a proxy access provision.	The Concentrix Bylaws do not provide for a proxy access provision.

ANTI-TAKEOVER PROVISIONS AND OTHER STOCKHOLDER PROTECTIONS

Pursuant to Luxembourg law, it is possible to create an authorized share capital from which the Webhelp Parent Board is authorized by the shareholders to issue further shares and, under certain conditions, to limit, restrict or waive preferential subscription rights of existing shareholders. The rights attached to the shares issued within the authorized share capital will be equal to those attached to existing shares and set forth in the Webhelp Articles.

The authority of the Webhelp Parent Board to issue additional shares is valid for a period of up to five years unless renewed by vote of the holders of at least two-thirds of the votes cast at a shareholders meeting.

The shares of Webhelp Parent are subject to transfer restrictions, including lock-up and pre-emption rights, subject to customary exceptions.

Under the Webhelp Articles, the Webhelp Parent Board is authorized for a period of five years after the date of publication of the minutes of the extraordinary general meeting creating the authorized share capital in the Luxembourg official gazette (Recueil Electronique des Sociétés et Associations) (i) to increase the issued share capital, within the limits of the authorized

Section 203 of the General Corporation Law of the State of Delaware (the “DGCL”) prohibits a Delaware corporation from engaging in a business combination with a stockholder acquiring more than 15% but less than 85% of the corporation’s outstanding voting stock for three years following the time such stockholder becomes an “interested stockholder,” unless, among other things, prior to such date the board of directors approves either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, or the business combination is approved by the board of directors and by the affirmative vote of at least 66-2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Concentrix currently does not have a stockholder rights plan in effect.

Webhelp Parent	Concentrix

capital, in one or several tranches by the issuance of new shares of any existing categories of shares, with or without share premium, in consideration for a payment in cash or in kind or by incorporation of distributable reserves, (ii) to determine the place and date of the issuance, the issuance price, the terms and conditions of the subscription and the payment of the newly issued shares of any category of shares, (iii) to withdraw or restrict the preferential subscription right of all or part of the shareholders with respect to all or part of the categories of shares, as the case may be, and to issue new shares of such category to any existing shareholders or to new shareholders without reserving any preferential subscription rights of the existing shareholders of such category of shares (including within a same category of shares), and (iv) to complete the contemplated capital increase by way of a notarial deed and to amend the Webhelp Articles and the register of shares of Webhelp Parent accordingly.

Under the Webhelp Articles, the Webhelp Parent Board is further authorized, up to the maximum amount of the authorized capital and for a period of five years after the date of publication of the minutes of the extraordinary general meeting creating the authorized share capital in the Luxembourg official gazette (Recueil Electronique des Sociétés et Associations), to, on one occasion or several occasions, to (i) allocate existing shares of Webhelp Parent of any existing categories, having the same rights as such existing categories of shares, without consideration, to beneficiaries, or (ii) attribute and issue new shares of any existing categories, having the same rights as such existing categories of shares, paid-up out of available reserves or out of a specific unavailable reserve account, to the following beneficiaries: (a) employees or officers of Webhelp Parent, (b) employees of companies or economic interest grouping in which Webhelp Parent holds, directly or indirectly, at least 10% of the share capital or voting rights, (c) employees of companies or economic interest grouping which hold, directly or indirectly, 10% of the share capital or voting rights of Webhelp Parent, (d) employees of companies or economic interest grouping in which at least 50% of the share capital or voting rights is held directly or indirectly by a company which holds, directly or indirectly, at least 50% of the share capital of Webhelp Parent, and/or (e) officers (including legal entities) of the companies listed in (ii) above, or (iii) (a) identify the beneficiaries of the attribution of shares or allocation of shares mentioned in (i) and (ii) above, (b) determine the

Webhelp Parent	Concentrix

number and category of shares to be attributed or allocated to such beneficiaries within the limits of the authorized capital, (c) set the conditions governing the attribution or allocation of, and the definite acquisition of, such shares including, without limitation, the period for final allocation of such shares and any minimum period during which such shares cannot be transferred by their holders, (d) determine the number of such shares to be issued by Webhelp Parent, depending on the fulfilment of the aforementioned conditions in (c) and subject to the limitations set forth above, (e) set the date (or the dates, as the case may be) of the issuance of the free shares and, (f) more generally, to complete the contemplated capital increase and amend the Webhelp Articles accordingly, or (iv) each time such shares are issued, create a special unavailable reserve account, out of available distributable reserves, profits or issue premiums, for the duration of the acquisition period of such shares and until the issuance thereof in order to allow the completion of such capital increase.

LIMITATION OF PERSONAL LIABILITY OF OFFICERS AND DIRECTORS

The Luxembourg Corporate Law provides that directors do not assume any personal obligations for commitments of the company. Directors are liable to the company for the performance of their duties as directors and for any misconduct in the management of the company’s affairs.

Directors are further jointly and severally liable both to the company and to any third parties for damages resulting from violations of the law or the articles of association of the company. Directors will only be discharged from such liability for violations to which they were not a party, provided no misconduct is attributable to them and they have reported such violations at the first general meeting after they had knowledge thereof.

In addition, directors may under specific circumstances also be subject to criminal liability, such as in the case of an abuse of assets.

Under the Webhelp Articles, no director commits himself/herself, by reason of his/her functions, to any personal obligation in relation to liabilities of Webhelp Parent.

Under the Concentrix Certificate, directors of Concentrix are not personally liable to Concentrix or Concentrix’ stockholders for monetary damages for breach of fiduciary duty as a director except for liability (1) for any breach of the director’s duty of loyalty to Concentrix or Concentrix’ stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) under Section 174 of the DGCL (unlawful payment of dividend or unlawful stock purchase or redemption); (4) for any transaction from which the director derived an improper personal benefit; or (5) in any action by or in the right of Concentrix.

Webhelp Parent	Concentrix

INDEMNIFICATION OF DIRECTORS AND OFFICERS AND INSURANCE

The Webhelp Articles provide that Webhelp Parent may indemnify any director against damages and expenses reasonably incurred by him/her in connection with any action, suit or proceeding to which he/she may be made a party by reason of his/her being or having been director.

Pursuant to Luxembourg law, directors’ liability may not be limited or excluded either in cases of criminal or civil liabilities of the directors. However, it is possible to shift the indemnification costs to the company, it being noted that indemnification is prohibited in the case of criminal offences, bad faith, wrongful misconduct or fraud, i.e., any intentional misconduct.

The Concentrix Certificate and Concentrix Bylaws provide that Concentrix will, to the fullest extent permitted by the DGCL, indemnify and hold harmless any person who was or is a party or is threatened to be made a party to or is involved in any actual or threatened action, suit or proceeding, whether civil, criminal, administrative, or investigative by reason of the fact that such person is or was a director, officer, employee or agent of Concentrix, or is or was serving at the request of Concentrix as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against all expense, liability and loss (including attorneys’ fees and related disbursements, judgments, fines, excise taxes or penalties under the Employee Retirement Income Security Act of 1974, as amended from time to time, penalties and amounts paid to be paid in settlement) actually and reasonably incurred or suffered by such person in connection with such action. The Concentrix Bylaws provides that the foregoing right to indemnification is a contract right.

Any indemnification under the Concentrix Bylaws will only be authorized upon a determination that the indemnification of the director or officer is proper in the circumstances because such director or officer has met the applicable standard of conduct set forth in the DGCL. The DGCL provides that such indemnification is subject to such person seeking indemnification having acted in good faith and in a manner that such person reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal motion or proceeding, such person having had no reasonable cause to believe the conduct was unlawful. Such determination will be made (a) by a majority vote of the directors who are not or were not parties to the proceeding in respect of which indemnification is being sought by the director or officer, although less than a quorum, (b) by a committee of disinterested directors designated by a majority vote of the disinterested directors, although less than a quorum, (c) if there are no such disinterested directors, or if the disinterested directors so direct, by independent legal counsel in a written opinion to the Board, or (d) by Concentrix’ stockholders.

The right to indemnification includes the right to be paid by Concentrix the expenses incurred in defending any such proceeding in advance of its final disposition, except that, if the DGCL requires, the payment of such

Webhelp Parent	Concentrix

expenses incurred by a director or officer in his or her capacity as a director or officer in advance of the final disposition of a proceeding shall be made only upon delivery to Concentrix of an undertaking by or on behalf of such director or officer to repay all amounts so advanced if it shall be ultimately determined that such person is not entitled to be indemnified under the Concentrix Bylaws or otherwise.

Concentrix may, by action of the Board or by action of a committee of the Board or designated officers of Concentrix established by or designated in resolutions approved by the Board, provide indemnification to other persons, with the same scope and effect as the indemnification of directors and officers provided for in the Concentrix Bylaws. The right to indemnification and the advancement and payment of expenses that will be conferred by the Concentrix Bylaws will not be exclusive of any other right which any indemnified person may have or acquire.

The Concentrix Bylaws provides that Concentrix may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of Concentrix, or is or was serving at the request of Concentrix as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not Concentrix would have the power to indemnify such person against such expenses, liability or loss under the DGCL.

ACTION BY WRITTEN CONSENT OF THE STOCKHOLDERS

Pursuant to Luxembourg law, shareholders of a public limited liability company cannot take action by written consent. All shareholder actions must be approved at an actual meeting of shareholders held before a notary public or under private seal, depending on the nature of the matter.

The Webhelp Articles provide that no action shall be taken by Webhelp Parent’s shareholders except at an annual or special meeting of shareholders, and that no action shall be taken by shareholders by written consent if the matter to be considered requires a shareholder resolution.

Delaware law provides that, except as otherwise stated in the corporation’s certificate of incorporation, stockholders may act by written consent without a meeting. The Concentrix Certificate provides that no action shall be taken by Concentrix’ stockholders except at an annual or special meeting of stockholders, and that no action shall be taken by stockholders by written consent.

OTHER MATTERS
Other Matters for Action at the Special Meeting
As of the date of this proxy statement, the Board knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement.

FUTURE STOCKHOLDER PROPOSALS
If a stockholder wishes to present a proposal to be included in our Proxy Statement for the 2024 Annual Meeting of Stockholders, the proponent and the proposal must comply with the proxy proposal submission rules of the SEC. One of the requirements is that the proposal be received by the Corporate Secretary no later than October 12, 2023. Proposals we receive after that date will not be included in the Proxy Statement. We urge stockholders to submit proposals by Certified Mail—Return Receipt Requested.
A stockholder proposal not included in our proxy statement for the 2024 Annual Meeting will be ineligible for presentation at the 2024 Annual Meeting of Stockholders unless the stockholder gives timely notice of the proposal in writing to the Corporate Secretary of Concentrix at the principal executive offices of Concentrix. Under our Bylaws, in order for a matter to be deemed properly presented by a stockholder, timely notice must be delivered to, or mailed and received at our principal executive offices not more than 120 days nor less than 90 days in advance of the anniversary of the date of the proxy statement for the prior year’s Annual Meeting. However, if no Annual Meeting was held in the prior year or the current Annual Meeting is scheduled for a date more than 30 days before or after the anniversary of the prior year’s Annual Meeting, the Company must receive the stockholder’s notice by the later of the 90th day prior to the current Annual Meeting and the 10th day following public disclosure of the date of the current Annual Meeting.
The stockholder’s notice must set forth, as to each proposed matter, the following: (a) a brief description of the business desired to be brought before the meeting and reasons for conducting such business at the meeting; (b) the name and record address of the stockholder proposing such business; (c) the class and number of shares of our securities that are beneficially owned by the stockholder; (d) any material interest of the stockholder in such business; and (e) any other information that is required to be provided by such stockholder pursuant to proxy proposal submission rules of the SEC. The presiding officer of the meeting may refuse to acknowledge any matter not made in compliance with the foregoing procedure.
In addition, our Bylaws contain provisions that address the process by which a stockholder may nominate an individual to stand for election to the Board at an Annual Meeting. In order to nominate a candidate for director, a stockholder must give timely notice in writing to our Corporate Secretary and otherwise comply with the provisions of our Bylaws. To be timely, our Bylaws provide that we must have received the stockholder’s notice not more than 120 days nor less than 90 days in advance of the anniversary of the date our proxy statement for the prior year’s Annual Meeting. However, if no Annual Meeting was held in the prior year or the current Annual Meeting is scheduled for a date more than 30 days before or after the anniversary of the prior year’s Annual Meeting, we must receive the stockholder’s notice by the later of the 90th day prior to the current Annual Meeting and the 10th day following public disclosure of the date of the current Annual Meeting. Information required by our Bylaws to be in the notice include the name, age, and business and residential addresses of the nominee and the person making the nomination, the principal occupation of the nominee, the number of shares of Concentrix common stock owned by the nominee, the nominee’s written consent to serve, if elected, and other information about the nominee that must be disclosed in proxy solicitations under Section 14 of the Exchange Act and the related rules and regulations under that Section.
Stockholder proposals and nominations should be sent to:
Concentrix Corporation
Attention: Corporate Secretary
39899 Balentine Drive, Suite 235, Newark, CA 94560

HOUSEHOLDING OF PROXY MATERIAL
To eliminate duplicate mailings, conserve natural resources and reduce printing costs and postage fees, we engage in householding and will deliver a single set of proxy materials (other than proxy cards, which will remain separate) to stockholders who share the same address and who have the same last name or consent in writing. You may nonetheless receive a separate mailing if you hold additional shares in a brokerage account.
If your household receives multiple copies of our proxy materials, you may request to receive only one copy by contacting Broadridge Financial Solutions, Inc. at (866) 540-7095 or in writing at Householding Department, 51 Mercedes Way, Edgewood, NY 11717. Similarly, if your household receives only one copy of our proxy materials, you may request an additional copy by contacting Broadridge as indicated above or by writing to our Corporate Secretary at Concentrix Corporation, 39899 Balentine Drive, Suite 235, Newark, CA 94560. We will deliver the requested additional copy promptly following our receipt of your request.

WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the SEC’s website at www.sec.gov.
Statements contained in this proxy statement, or in any document incorporated in this proxy statement by reference, regarding the contents of any contract or other document, are not necessarily complete, and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” into this proxy statement documents we file, or portions of documents we file, with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement. This proxy statement and the information that we later file with the SEC may update and supersede the information incorporated by reference. Similarly, the information that we later file with the SEC may update and supersede the information in this proxy statement.
We also incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the special meeting (provided that we are not incorporating by reference any information furnished to, but not filed with, the SEC):
•	The disclosure provided under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended November 30, 2022, filed with the SEC on January 27, 2023;
•	Our Quarterly Report on Form 10-Q, filed with the SEC on April 7, 2023; and
•	Our Current Reports on Form 8-K filed with the SEC on March 27, 2023, March 29, 2023, March 30, 2023, March 31, 2023, April 26, 2023, and June 12, 2023.
Copies of any of the documents we file with the SEC may be obtained free of charge either on our website, by contacting our Corporate Secretary at Concentrix Corporation, 39899 Balentine Drive, Suite 235, Newark, CA 94560, Attention: Corporate Secretary or by calling +1 (800) 747-0583.
If you would like to request documents from us, please do so at least five business days before the date of the special meeting in order to receive timely delivery of those documents prior to the special meeting.
THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED [•], 2023. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS SHALL NOT CREATE ANY IMPLICATION TO THE CONTRARY.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF WEBHELP PARENT

Marnix Lux SA
Consolidated financial statements as of December 31, 2022 and December 31, 2021 and for the three years ended December 31, 2022

Marnix Lux SA
Unaudited Interim Condensed Consolidated Financial Statements as of March 31, 2023
and for the three-month ended March 31, 2023 and March 31, 2022

Deloitte & Associés 6, place de la Pyramide 92908 Paris-La Défense Cedex	PricewaterhouseCoopers Audit 63, rue de Villiers 92208 Neuilly-sur-Seine Cedex
REPORT OF INDEPENDENT AUDITORS
To the Board of Directors of Marnix Lux SA
Opinion
We have audited the accompanying consolidated financial statements of Marnix Lux SA and its subsidiaries (the “Company”) which comprise the consolidated statements of financial position as of December 31, 2022 and December 31, 2021, and the related consolidated income statement, consolidated statement of comprehensive income, consolidated statement of changes in equity, and consolidated statement of cash flows for the years then ended, and the related notes to the consolidated financial statements (collectively referred to as the “consolidated financial statements”).
In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the years then ended in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.
Basis for Opinion
We conducted our audits in accordance with auditing standards generally accepted in the United States of America (“GAAS”). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audits of the Consolidated Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Other Matter
The accompanying consolidated income statement, consolidated statement of comprehensive income, and consolidated statement of cash flows for the year ended December 31, 2020 were not audited, reviewed, or compiled by us, and, accordingly, we do not express an opinion or any other form of assurance on them.
Responsibilities of Management for the Consolidated Financial Statements
Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
In preparing the consolidated financial statements, management is responsible for assessing the Company’s ability to continue as a going concern at least, but not limited to, twelve months from the end of the reporting period, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless management either intends to liquidate the Company or to cease operations, or has no realistic alternative but to do so.

Auditor’s Responsibilities for the Audits of the Consolidated Financial Statements
Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.
In performing an audit in accordance with GAAS, we:
•	Exercise professional judgment and maintain professional skepticism throughout the audit.
•
Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•
Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•
Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•
Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.
/s/ Deloitte & Associés	/s/ PricewaterhouseCoopers Audit
Paris-La-Défense and Neuilly-sur-Seine, France
June 16, 2023

Marnix Lux SA	Consolidated financial statements as of December 31, 2022 and December 31, 2021 and for the three years ended December 31, 2022
CONSOLIDATED INCOME STATEMENT
In € millions	Notes	2022	2021	2020 (unaudited)
Revenues	4	2,485.3	2,080.6	1,636.6
Other income	5	32.4	26.0	18.6
Purchases consumed and other external expenses	6	(354.5)	(320.4)	(244.3)
Taxes and duties		(14.7)	(10.8)	(9.6)
Personnel expenses	7	(1,679.8)	(1,381.5)	(1,093.7)
Amortization, depreciation, impairment and provision(1)	8	(163.3)	(129.8)	(110.5)
Operating profit before other operating income and expenses		305.4	264.1	197.1
Other operating income and expenses	9	(90.3)	(79.8)	(69.5)
Operating profit		215.0	184.3	127.6
Financing costs		(101.7)	(67.1)	(62.6)
Loss on the net monetary position		(6.4)	—	—
Other financial income		62.0	28.0	23.5
Other financial expenses		(111.4)	(58.4)	(23.7)
Net financial expenses	10	(157.5)	(97.4)	(62.8)
Share of net profit or loss of associates		—	—	(0.2)
Profit before taxes		57.5	86.9	64.6
Income tax	11	(18.4)	(18.7)	(27.4)
Net profit from continuing operations		39.2	68.2	37.1
Net profit		39.2	68.2	37.1
Attributable to owners of the parent		39.4	68.0	35.8
Attributable to non-controlling interests		(0.2)	0.2	1.3
*	Amounts are rounded to one decimal place
(1)	Amortization, depreciation, impairment and provision don’t include amortization on customer relationships and technologies recognized in other operating income and expenses.

Marnix Lux SA	Consolidated financial statements as of December 31, 2022 and December 31, 2021 and for the three years ended December 31, 2022
CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME
In € millions	2022	2021	2020 (unaudited)
Net profit	39.2	68.2	37.1
Actuarial gains (losses) on post-employment benefits	(3.5)	0.3	(0.1)
Tax on actuarial gains (losses) on post-employment benefits	0.9	(0.1)	0.1
Items that may not be reclassified to profit or loss	(2.7)	0.2	(0.1)
Gains (losses) on cash flow hedges	(4.0)	4.3	(7.7)
Tax on gains (losses) on cash flow hedges	1.4	(1.4)	2.1
Translation differences	51.9	(0.1)	(6.2)
Tax impact on quasi equity loan	0.2	—	—
Items that may be reclassified to profit or loss	49.4	2.8	(11.8)
Total comprehensive income	85.9	71.2	25.3
Of which:
- attributable to owners of the parent	86.0	71.3	26.0
- attributable to non-controlling interests	(0.1)	(0.1)	(0.7)
*	Amounts are rounded to one decimal place

Marnix Lux SA	Consolidated financial statements as of December 31, 2022 and December 31, 2021 and for the three years ended December 31, 2022
CONSOLIDATED STATEMENT OF FINANCIAL POSITION
In € millions	Notes	31 Dec. 2022	31 Dec. 2021
Goodwill	12, 13	2,117.5	2,052.7
Other intangible assets	14	833.6	827.7
Property, plant and equipment	15	222.8	174.2
Right of use assets	15	276.6	190.4
Other financial assets	16	24.7	14.3
Deferred tax assets	11	16.3	10.8
Total non-current assets		3,491.4	3,270.3
Inventories and work in progress		5.0	4.2
Trade and related receivables	19	433.4	368.2
Tax and employee-related receivables	20	116.1	87.8
Other current assets	21	84.8	69.4
Cash		158.0	211.8
Restricted cash		182.0	163.2
Cash and cash equivalents	22	340.0	375.0
Total current assets		979.3	904.5
Total assets		4,470.7	4,174.8
In € millions	Notes	31 Dec. 2022	31 Dec. 2021
Share capital		13.6	13.6
Share premium and reserves		1,419.3	1,295.9
Profit for the year		39.4	68.0
Equity attributable to owners of the Company		1,472.3	1,377.5
Non-controlling interests		1.0	1.1
Total equity	23	1,473.3	1,378.6
Non-current provisions	7, 24	16.9	7.1
Deferred tax liabilities	11	142.1	183.8
Non-current financial liabilities	22	1,745.6	1,732.6
Non-current lease liabilities	22	242.5	148.8
Other non-current liabilities		56.8	28.2
Total non-current liabilities		2,203.9	2,100.6
Current provisions	24	23.6	20.9
Bank overdrafts	22	0.0	0.9
Other current financial liabilities	22	29.4	22.4
Current lease liabilities	22	62.3	55.0
Trade and related payables	25	128.7	121.0
Tax and social security payables	25	312.5	264.9
Other current liabilities	25	237.1	210.4
Total current liabilities		793.5	695.6
Total equity and liabilities		4,470.7	4,174.8
*	Amounts are rounded to one decimal place

Marnix Lux SA	Consolidated financial statements as of December 31, 2022 and December 31, 2021 and for the three years ended December 31, 2022
CONSOLIDATED STATEMENT OF CASH FLOW
In € millions	Notes	2022	2021	2020 (unaudited)
Net profit		39.2	68.2	37.1
Income tax expenses		18.4	18.7	27.4
Net financial expenses	10	157.5	97.4	62.8
Share of net profit or loss of associates		—	—	0.2
Amortization, depreciation, impairment and provision(1)	8	163.3	129.8	110.5
Non-cash items of other operating income and expenses		65.3	48.0	50.8
Income tax paid	11	(40.3)	(28.7)	(22.0)
Change in working capital	26	(51.5)	0.6	3.0
Change in Logbox liabilities	22.6	13.8	1.6	124.5
Net cash flow from operating activities		365.6	335.5	394.4
Acquisition of property, plant and equipment and intangible assets		(132.5)	(96.7)	(74.6)
Proceeds from disposals of property, plant and equipment and intangible assets		0.2	0.5	0.3
Acquisition of subsidiaries, net of cash and cash equivalents acquired	3.2	(85.6)	(532.3)	(20.2)
Net cash out flow on other current and non current assets		(2.5)	(5.8)	(3.6)
Net cash flow from investing activities		(220.4)	(634.3)	(98.0)
Increase in borrowings	22	116.8	605.2	104.0
Repayment of borrowings	22	(125.6)	(91.9)	(100.9)
Repayment of lease liabilities	22	(68.8)	(61.5)	(53.6)
Interest paid		(88.6)	(84.6)	(41.8)
Other financial income and expenses		(3.4)	(2.2)	(3.6)
Acquisition of treasury shares	23	(0.2)	(0.4)	—
Dividends paid		0.0	(0.3)	(0.1)
Change in non-controlling interests		0.0	0.0	0.1
Net cash flow from financing activities		(169.8)	364.4	(95.9)
Loss on the net monetary position	10	(6.4)	—	—
Effect of exchange rates on cash and cash equivalents		(3.1)	(4.1)	(4.3)
Increase (decrease) in net cash and cash equivalents		(34.1)	61.5	196.1
Opening net cash and cash equivalents		374.0	312.6	116.4
Closing net cash and cash equivalents		340.0	374.0	312.6
Increase (decrease) in net cash and cash equivalents		(34.1)	61.5	196.1
*	Amounts are rounded to one decimal place
(1)	Net charges to amortization, depreciation, impairment and provision don’t include amortization on customer relationships and technologies recognized in other operating income and expenses.

Marnix Lux SA	Consolidated financial statements as of December 31, 2022 and December 31, 2021 and for the three years ended December 31, 2022
CONSOLIDATED STATEMENT OF CHANGES IN EQUITY
In € millions	Share capital and additional paid-in capital	Retained earnings and other reserves	Translation reserve(1)	Actuarial gains (losses) on post- employment benefits	Gains (losses) on cash flow hedges	Gains (losses) on put options measured at fair value	Equity attributable to owners of the Company	Non- controlling interests	Total equity
At December 31, 2020 (unaudited)	1,339.0	(10.0)	(5.3)	(0.5)	(6.7)	1.6	1,318.1	1.9	1,320.0
Impact of the first-time application of the IFRS Interpretation Committee (IFRIC) decision in May 2021 on post-employment benefits	—	1.3	—	—	—	—	1.3	—	1.3
At January 1, 2021	1,339.0	(8.6)	(5.3)	(0.5)	(6.7)	1.6	1,319.4	1.9	1,321.3
Net profit	—	68.0	—	—	—	—	68.0	0.2	68.2
Other comprehensive income	—	0.1	0.0	0.2	3.0		3.4	(0.3)	3.1
Total comprehensive income	—	68.1	0.0	0.2	3.0	—	71.3	(0.1)	71.2
Treasury shares	(0.3)	(0.1)	—	—	—	—	(0.4)	—	(0.4)
Change in scope of consolidation	—	(12.5)	—	—	—	—	(12.5)	(0.5)	(13.0)
Share-based compensation	—	1.1	—	—	—	—	1.1	—	1.1
Dividends	—	0.0	—	—	—	—	0.0	(0.3)	(0.3)
Other	—	(0.5)	—	0.3	—	(1.4)	(1.6)	0.2	(1.4)
At December 31, 2021	1,338.7	47.5	(5.3)	(0.0)	(3.6)	0.2	1,377.5	1.1	1,378.6
Impact of the first-time application of the IFRS Interpretation Committee (IFRIC) decision in April 2021 on SaaS contracts	—	(2.0)	—	—	—	—	(2.0)	—	(2.0)
At January 1, 2022	1,338.7	45.5	(5.3)	(0.0)	(3.6)	0.2	1,375.5	1.1	1,376.6
Net profit	—	39.4	—	—	—	—	39.4	(0.2)	39.2
Other comprehensive income	—	—	51.9	(2.7)	(2.6)	—	46.6	0.1	46.8
Total comprehensive income	—	39.4	51.9	(2.7)	(2.6)	—	86.0	(0.1)	85.9
Treasury shares	(0.2)	(0.0)	—	—	—	—	(0.2)	—	(0.2)
Share-based compensation	—	5.6	—	—	—	—	5.6	—	5.6
Equity remeasurement in hyperinflationary economies	—	9.4	—	—	—	—	9.4	—	9.4
Other	—	(1.4)	—	0.1	—	(2.7)	(4.1)	—	(4.1)
At December 31, 2022	1,338.5	89.7	51.9	(2.6)	(2.6)	(2.5)	1,472.3	1.0	1,473.3
*	Amounts are rounded to one decimal place
(1)
The translation differences of €51.9 million in the fiscal year 2022 include €2.9 million due to the remeasurement of non-monetary items, in accordance with IAS 29 “Financial Reporting in Hyperinflationary Economies” at 1 January 2022.

Marnix Lux SA	Consolidated financial statements as of December 31, 2022 and December 31, 2021 and for the three years ended December 31, 2022
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 GENERAL INFORMATION
1.1 Information relating to the Company
Marnix Lux SA (the “Company”) was incorporated in the Grand-Duchy of Luxembourg on July 19, 2019 as a public company limited by shares (société anonyme) within the definition of the Luxembourg Law of August 10, 1915. The Company has been established for an unlimited duration. The registered office is established in 2, rue Edward Steichen, L-2540 Luxembourg under the commercial register number B 236.573.
The consolidated financial statements include the financial statements of the parent company, Marnix Lux SA referred as “the Company”, and its subsidiaries together referred to as “the Group”.
The Group’s financial statements are also included in the consolidated financial statements of the listed investment holding company Groupe Bruxelles Lambert (“GBL”).
The Group specializes in customer experience (CX) engineering and business process outsourcing (BPO).
The 2022, 2021 and 2020 consolidated financial statements of the Group were approved by the board of directors of Marnix Lux SA on June 16, 2023 based on the going concern assumption.
1.2 Basis of preparation of the consolidated financial statements
The consolidated financial statements are presented in millions of euros, rounded to one decimal place.
1.2.1 International Financial Reporting Standards
The 2022 and 2021 audited consolidated financial statements, and the 2020 unaudited consolidated financial statements have been prepared in accordance with international accounting standards (IFRS, International Financial Reporting Standards) as issued by the International Accounting Standards Board (IASB).
The accounting principles are presented at the beginning of each note to the consolidated financial statements.
1.2.2 New standards and interpretations adopted by the European Union and applied by the Group
The accounting principles applied by the Group are the same as those applied in the consolidated financial statements at 31 December 2021 except for the application of new IFRS Interpretations Committee (IFRS IC) on Configuration or Customization Costs in a Cloud Computing Arrangement (IAS 38 “Intangible Assets”).
•	Agenda Decision of the IFRS Interpretations Committee (IFRS IC) on Configuration or Customization Costs in a Cloud Computing Arrangement (IAS 38 “Intangible Assets”)
The Group has finalized and applied in its consolidated financial statements at 31 December 2022 the decision of the IFRS Interpretations Committee (IFRS IC) issued in April 2021 “Configuration or Customization Costs in a Cloud Computing Arrangement” relating to IAS 38 “Intangible Assets”, which addresses the recognition of configuration and customization costs of cloud-based software provided under Software as a Service (SaaS) contracts. Consequently, the Group recognized €2.0 million net of deferred tax assets in shareholders’ equity at 1 January 2022, following retrospective adjustments in application of this new interpretation. As the impact on the Group’s financial indicators is not material, no retrospective adjustments have been made for comparative periods.
Other standards, amendments and interpretations that became mandatory for periods beginning on or after 1 January 2022 have no significant impact for the Group.
The following new standards and interpretations became mandatory for periods beginning in financial year 2021:
•	Interest Rate Benchmark Reform – Phase 2: Amendments to IFRS 9, IAS 39, IFRS 7, IFRS 4 and IFRS 16

Marnix Lux SA	Consolidated financial statements as of December 31, 2022 and December 31, 2021 and for the three years ended December 31, 2022
As a practical expedient, phase 2 amendments enable companies to prospectively adjust the effective interest rate of an underlying contract if a new benchmark is validated by the reform, and it may be considered economically equivalent to the former benchmark. Phase 2 also maintains existing hedge relationships.
Webhelp has chosen to prospectively adjust the effective interest rate of underlying contracts.
Webhelp monitors developments arising due to IBOR reform and updates the documentation of underlying contracts as they are renegotiated.
GBP-denominated loans taken out in 2019, previously indexed to the LIBOR, were renegotiated before 31 December 2021 to apply the new benchmark rate, SONIA.
Euro-denominated loans taken out in 2019 and 2021 to finance OneLink were still indexed to the EURIBOR at 31 December 2021.
USD-denominated loans taken out in 2021 to finance OneLink are directly indexed to the new benchmark rate, the SOFR.
Intercompany loans (except for the reciprocal effect of the senior credit facility) had not been renegotiated at 31 December 2021.
•	Agenda Decision of the IFRS Interpretations Committee (IFRS IC) on Attributing Benefit to Periods of Service for defined benefit plans (IAS 19 “Employee Benefits”)
The IFRS IC issued a decision in May 2021 relating to IAS 19 “Employee Benefits”, modifying the calculation of obligations arising from defined benefit plans in which retirement benefits are capped at a certain number of years of service. The impact of this change, which is mandatory for the 2021 reporting period, is not material for the Group.
Other standards, amendments and interpretations that became mandatory for periods beginning on or after 1 January 2021 have no significant impact for the Group.
The standards, amendments and interpretations that became mandatory for periods beginning on or after 1 January 2020 have no significant impact for the Group.
1.2.3 Initial application of accounting policies
If new transactions, events or conditions arise or become material, a change in accounting policies may be required. In the first half of 2022, Turkey’s economy became hyper-inflationary requiring the application of certain provisions of IAS 21 “The Effects of Changes in Foreign Exchange Rates”, IAS 29 “Financial Reporting in Hyperinflationary Economies” and IFRIC 7 “Applying the Restatement Approach under IAS 29”. These new provisions have been applied to the four Webhelp entities in Turkey.
At 1 January 2022, the remeasurement of non-monetary items was recognized as an offsetting entry to currency translation reserves, with income tax adjustments of €2.9 million.
In financial year 2022, the remeasurement of non-monetary item and income and expense items was offset against a €6.4 million loss on the net monetary position in profit or loss.
Prior years 2021 and 2020 have not been restated as the impact would not have been material.
Some accounting positions have been revised in the 2022, 2021 and 2020 consolidated financial statements with no significant impact for the Group.

Marnix Lux SA	Consolidated financial statements as of December 31, 2022 and December 31, 2021 and for the three years ended December 31, 2022
1.3 Use of estimates
The preparation of consolidated financial statements in conformity with IFRS requires the use of estimates and assumptions which affect the amounts reported in the financial statements, especially with respect to the following items:
•	Measurement of fair value of intangible assets and liabilities acquired as part of a business combination (Note 3);
•	Impairment of intangible assets and goodwill (Note 12 and 13);
•	Measurement of the right-of-use assets and lease liabilities (Note 15.2);
•	Measurement of derivative financial instruments (Note 18);
•	Measurement of provisions (Note 8);
•	Measurement of retirement and other post-employment benefits (Note 7);
•	Measurement of share-based payments expense (Note 9);
•	Recognition of deferred tax assets (Note 11).
The estimates are based on information available at the time of preparation of the financial statements, and may be revised, in a future period, if circumstances change, or if new information is available. Actual results may differ from these estimates.
NOTE 2 SIGNIFICANT EVENTS OF THE YEAR
2.1 Acquisitions in 2022
The Group acquired two BPO groups over which it exercises exclusive control, the first in the Netherlands and the second in Brazil:
•	Uitblinqers on 13 April 2022
•	Grupo Services on 1 August 2022
Details on these changes in consolidation scope are provided in Note 3.2 “Business combinations”.
2.2 Acquisitions in 2021
The Group acquired two BPO leaders in Latin America over which it exercises exclusive control:
•	Dynamicall on 3 March 2021
•	OneLink on 2 August 2021
Details on these changes in consolidation scope are provided in Note 3.2 “Business combinations”.
To finance the second acquisition, the Group increased its senior credit facility on 30 July 2021 by €285.6 million and USD 350.0 million (see Note 22 “Cash and debt”).
2.3 Covid-19 pandemic in 2020 and 2021
Measures had to be taken during the first half of the financial year 2020 to ensure business continuity, given the uncertainties stemming from the Covid-19 pandemic. They included:
•	Developing remote work for agents,
•	Maintaining the production process on sites with activities deemed as essential and making it safe:
-	Bolstering health measures (e.g. social distancing, providing masks and hand sanitizer, and enforcing health guidelines);

Marnix Lux SA	Consolidated financial statements as of December 31, 2022 and December 31, 2021 and for the three years ended December 31, 2022
-	Organizing safe ways for employees to travel to the site.
From a financial standpoint, the Group stepped up management of cash generation, through bi-monthly reporting of aged receivables and by accelerating its billing process.
Due to the Group’s highly diverse customer portfolio and effective remote management of manufacturing, growth and margins were preserved.
The measures taken in 2020 to ensure business continuity continued in 2021 to preserve growth and margins.
NOTE 3 CONSOLIDATION BASIS AND SCOPE
3.1 Consolidation methods
Companies directly or indirectly controlled by the parent company are fully consolidated. Control exists when it exposed, or has the rights, to variable returns from its involvement with an equity and has the ability to affect those returns through its power over it.
Associates in which the Parent company directly or indirectly has significant influence over their management, without however exercising full or joint control, are accounted for by the equity method. This method consists of recording the Group’s share in profit for the year of the associate in the Income Statement. The Group’s share in net assets of the associate is recorded under “other non-current assets” in the Consolidated Statement of Financial Position.
In 2020, the Company held one entity under equity method with a non-significant impact in the consolidated financial statements. Since 2021, the Company doesn’t hold any entity in which the Group has either significant influence or joint control.
The companies consolidated by the Group prepared their individual financial statements for the year ended 31 December 2022, 2021 and 2020 in accordance with local accounting policies. Adjustments have been made to harmonize local accounting policies with the accounting principles used to prepare the consolidated financial statements.
Intercompany transactions and internal profit have been eliminated.
The Group does not control any special purpose entities that have not been consolidated.
3.2 Business combinations
Business combinations are accounted for using the acquisition method. At the acquisition date, the identifiable assets acquired and liabilities assumed are recognized at fair value and may be adjusted during the 12 months following this date. Acquisition costs are recorded in the income statement.
The list of companies included in the consolidation scope at 31 December 2022, 2021 and 2020 is presented under Note 30 “Consolidation scope”.
3.2.1 Acquisition in 2022
Acquisition of Uitblinqers
In April 2022, the Group acquired 100% of the shares of Uitblinqers, a Dutch BPO business with more than 800 employees.
The acquisition has been fully consolidated since 1 May 2022.
The transaction was settled in cash and amounted to €13.6 million (excluding €0.2 million in transaction costs). An earnout valued at €22.7 million at the acquisition date was provided for in the purchase agreement. The calculation method of earnout is based on Uitblinqers entities’ 2022 and 2023 EBITDA as defined by the purchase agreement.

Marnix Lux SA	Consolidated financial statements as of December 31, 2022 and December 31, 2021 and for the three years ended December 31, 2022
Goodwill of €35.0 million was allocated to customer relationships (€9.1 million, excluding tax, amortized over 8 years). Residual goodwill amounted to €28.2 million is justified by the innovative student model developed by the company and the potential to scale it in other WH geographies.
Acquisition of Grupo Services
On 1 August 2022, Webhelp finalized the acquisition of Grupo Services, and invested €90.8 million (excluding transaction costs of €1.3 million) through:
•	Cash payment of €55.0 million;
•	Two earnouts estimated at a discounted value of €20.3 million at the acquisition date and to be paid between 2023 and 2027 in amounts based on Grupo Services’ entities’ 2022, 2023 and 2026 EBITDA;
•	A deferred payment due in 2027, estimated at the acquisition date at a discounted value of €15.5 million.
The calculation method of earn out and deferred payment are based on EBITDA of the group acquired as defined by the purchase agreement.
Webhelp holds 100% of the capital of the three companies acquired and exercises exclusive control (full consolidation).
The Brazilian company Grupo Services employs over 9,000 people and specializes in outsourcing, digital transformation and artificial intelligence in the fields of customer service, debt collection and sales.
The table below presents the best estimate at the reporting date of the acquisition-date fair values attributed to Grupo Services’ identifiable assets and liabilities:
In € millions	Grupo Services
Non-current assets	9.6
Current assets	27.6
Non-current liabilities	2.7
Current liabilities	15.7
Net assets acquired	18.8
Purchase price (100% of share capital):	90.8
Net assets acquired	18.8
Customer relationships	33.7
Technologies	8.2
Deferred tax on customer relationships and technologies	(14.3)
Residual goodwill	44.3
Net cash flow as of December 31, 2022:	(44.0)
Cash received from the acquired entities	5.4
Cash payment at the acquisition date	(55.0)
Escrow	5.6
Goodwill of €72.0 million was allocated to customer relationships (€33.7 million, excluding tax, amortized over 9 years) and technologies (€8.2 million, excluding tax, amortized over 6 years). Provisional goodwill amounted to €44.3 million mainly representing the potential synergy of using GS’ state-of-the-art voicebot technology for collection business in other WH geographies. The allocation of goodwill will be finalized within twelve months of the acquisition, in accordance with IFRS.
Since the acquisition, Grupo Services has contributed €45.5 million to revenue and €9.5 million to operating profit. If the acquisition had been finalized at 1 January 2022, the contribution to revenue and operating profit would have been €98.1 million and €17.2 million, respectively.

Marnix Lux SA	Consolidated financial statements as of December 31, 2022 and December 31, 2021 and for the three years ended December 31, 2022
3.2.2 Acquisition in 2021
Acquisition of Dynamicall
At the beginning of March 2021, the Group acquired 75% of the shares of Dynamicall, a major Peruvian BPO company, based in Lima, with more than 4,500 employees. Dynamicall enhances Webhelp’s service portfolio in several strategic dimensions, including multilingual operations, through its capability to provide on-, near- and off-shore services for the local and international Spanish-speaking market and North America, as well as coverage for multilingual customers worldwide.
The acquisition has been fully consolidated since 1 March 2021.
The total consideration for the transaction was €25.4 million at the date of acquisition including €18.0 million (excluding transaction costs of €0.3 million) in cash payments and an earnout estimated at a discounted value of €7.4 million. In addition, the unacquired interest (25%) was measured at a fair value of €14.3 million, corresponding to the discounted value of the put option on non-controlling interests.
The earnout was paid in the second quarter of 2022 for an amount of €8.4 million. Webhelp acquired the remaining 25% of Dynamicall in the third quarter of 2022 including €17.0 million in cash payments and an obligation to make a deferred payment of $3.0 million, of which one third was paid in the first quarter of 2023, and the two remaining payments are due in 2025 and 2026, respectively.
The table below presents at the reporting date of the acquisition-date fair values attributed to Dynamicall’s identifiable assets and liabilities:
In € millions	Dynamicall
Non-current assets	3.3
Current assets	12.9
Non-current liabilities	1.7
Current liabilities	6.2
Net assets acquired	8.3

Purchase price (75% of share capital)	25.4
Fair value of the non-controlling interests (25% of share capital)	14.3
Total	39.7
Net assets acquired	8.3
Customer relationships	8.1
Deferred tax on customer relationships	(2.4)
Other provisions and contingent liabilities	(0.3)
Residual goodwill	26.0

Net cash flow as of December 31, 2021:	(14.0)
Cash received from the acquired entities	4.0
Cash payment at the acquisition date	(18.0)

Net cash flow as of December 31, 2022:	(25.4)
Cash payment earn out	(8.4)
Cash payment put option	(17.0)
Goodwill of €31.4 million was allocated mainly to customer relationships (€8.1 million, excluding tax, amortized over 10 years). Residual goodwill amounted to €26.0 million representing mainly the potential to outsource business from our global accounts to Peru to serve the Spanish market.

Marnix Lux SA	Consolidated financial statements as of December 31, 2022 and December 31, 2021 and for the three years ended December 31, 2022
Since the acquisition, Dynamicall has contributed €26 million to revenue and €4 million to net income of the Webhelp Group in 2021. If the acquisition had been finalized on 1 January 2021, the contribution to revenue would have been €31 million and €4 million to net income (including amortization of intangible assets relating to the acquisition).
Acquisition of OneLink
On 2 August 2021, the Group finalized the acquisition of OneLink for a purchase price of €487.6 million (excluding €10 million in transaction costs and €31.7 million in intercompany financing) through external bank financing (see Note 22 “Cash and debt”). Webhelp wholly owns and exercises exclusive control over the company. OneLink has been fully consolidated since 1 August 2021.
OneLink is an innovative company specializing in digitally-enabled customer experience (CX), BPO and technology services. It serves leading, high-growth technology brands in areas such as shared mobility, e-commerce, fintech, fitness tech and payment applications, in the United States, Europe and Latin America.
OneLink operates 17 centers in Mexico, El Salvador, Nicaragua, Guatemala, Colombia and Brazil and employs over 14,000 people.
The table below presents the preliminary and final fair values attributed to OneLink’s identifiable assets and liabilities:
	OneLink
In € millions	31 Dec. 2021	Variation	31 Dec. 2022
Non-current assets	38.3	—	38.3
Current assets	21.7	—	21.7
Non-current liabilities	7.8	—	7.8
Current liabilities	27.8	—	27.8
Net assets acquired	24.4	—	24.4
Purchase price (100% of share capital)	487.6	—	487.6
Net assets acquired	24.4	—	24.4
Customer relationships	205.4	—	205.4
Deferred tax on customer relationships	(55.4)	46.3	(9.1)
Other provisions	(13.0)	1.1	(11.9)
Other opening balance sheet adjustment	—	(0.2)	(0.2)
Residual goodwill	326.2	(47.2)	279.0

Net cash flow as of December 31, 2021:	(505.3)
Cash received from the acquired entities	13.9
Cash payment at the acquisition date	(487.6)
Cash payment for intercompany financing	(31.7)
Goodwill of €463.2 million was allocated partly to customer relationships (€205.4 million, excluding tax, amortized between 12 and 17 years). Provisions for expenses and contingent liabilities totaling €13.0 million relating to tax risks were also recognized in the opening balance sheet. Residual goodwill amounts to €279.0 million is justified by the best-in-class nearshore platform to serve efficiently the US market, and by the cross-sell potential to serve OneLink attractive client base in other Webhelp geographies.
Since the acquisition, OneLink has contributed €84.8 million to revenue and €10.0 million to net income in 2021. If the acquisition had been finalized at 1 January 2021, the contribution to revenue would have been €189.0 million and €10.5 million to net income (including €5.6 million in amortization of intangible assets relating to the acquisition).

Marnix Lux SA	Consolidated financial statements as of December 31, 2022 and December 31, 2021 and for the three years ended December 31, 2022
3.3 Foreign currency translation of the financial statements
The Group’s consolidated financial statements are presented in euros.
Assets and liabilities denominated in foreign currencies have been translated into euros at the exchange rates applicable at the reporting date, except for equity investments which are recorded at historic cost. Income statement items denominated in foreign currencies are converted at the average exchange rates.
Foreign currency translation differences relating to monetary items that form part of the company’s net investment in a foreign operation are recorded under foreign currency translation reserves net of taxes.
Foreign exchange gains (losses) relating to trade receivables and payables denominated in foreign currencies are recognized under operating profit (loss) or net financial income (expense) depending on the nature of the underlying transaction.
The following are the exchange rates used to translate the financial statements of the Group’s main subsidiaries:
	2022		2021		2020
	Average rate	Exchange rate at 31 Dec.	Average rate	Exchange rate at 31 Dec.	Average rate	Exchange rate at 31 Dec.
Brazilian real	5.327	5.567	—	—	—	—
Colombian Peso	4,470.849	5,130.559	4,427.176	4,557.220	—	—
Pound Sterling	0.853	0.887	0.860	0.840	0.889	0.910
Indian Rupee	82.714	88.171	87.486	84.229	84.650	90.733
Jordanian Dinar	0.746	0.755	0.838	0.802	0.809	0.867
Moroccan Dirham	10.685	11.159	10.636	10.517	10.820	10.937
Malaysian Ringgit	4.629	4.698	4.903	4.718	4.793	4.954
Peruvian Sol	4.040	4.067	4.590	4.500	3.990	4.412
Romanian New Leu	4.932	4.947	4.920	4.948	4.838	4.862
Swedish Krone	10.627	11.122	10.145	10.250	10.495	10.097
Turkish Lira	19.935	19.935	10.439	15.087	8.039	9.362
US Dollar	1.054	1.067	1.184	1.133	1.141	1.223
South African Rand	17.210	18.099	17.479	18.063	18.783	17.870
NOTE 4 REVENUES
The Group provides customer relationship management services. Client contracts typically consist of a master services agreement, supported in most cases by multiple statements of work, which contain the terms and conditions of each contracted solution. Webhelp’s solutions and technology are generally characterized by flat unit prices. Webhelp’s client contracts typically range from three to five years in term and are typically subject to renewal and early termination by each of Webhelp and its clients pursuant to the terms of the contract, typically with 30 days’ to six months’ notice.
Its various activities constitute single performance obligations. Revenue from these activities corresponds to the right to invoice and is recognized as services are performed. The services are mainly recognized based on time spent (e.g. via telephone, chat or email), volumes handled by agents (number of calls or sales) or number of positions (number of agents). Services rendered are tracked in internal or external operating tools. Bonuses or discounts may be applied in some contracts based on the achievement of certain operating ratios outlined in the contract. They do not represent material amounts, and can be reliably determined at each reporting date.
Costs of obtaining and fulfilling contracts are capitalized and amortized over the expected life of the contract.
Given the services performed by the Group and the absence of firm commitments at the reporting date, no information on backlog as defined in IFRS 15 “Revenue from contracts with customers” is tracked by the Group.

Marnix Lux SA	Consolidated financial statements as of December 31, 2022 and December 31, 2021 and for the three years ended December 31, 2022
At 31 December 2022, revenue amounted to €2,485.3 million, compared with €2,080.6 million at 31 December 2021, representing an increase of 19.4%. At the same date in 2020, the revenue was €1,636.6 million representing an increase of 27.1% in 2021 compared to 2020.
Revenues are broken down by industrial verticals as follows:
In € millions	2022	2021	2020 (unaudited)
Automotive	73.9	52.3	33.0
Digital / High-Tech	418.8	408.0	348.5
E-commerce / Retail	583.7	497.2	373.4
Financial Services / Fintech	305.6	183.8	127.2
Health	55.2	52.6	38.6
Media	219.8	151.6	114.6
Telecom	374.4	331.9	282.2
Travel and Leisure	190.6	111.1	94.8
Utilities	123.4	112.3	108.5
Other sector	139.9	179.8	115.9
Total revenues	2,485.3	2,080.6	1,636.6
NOTE 5 OTHER INCOME
Other income is mainly composed by grants. A government grant that becomes receivable as compensation for expenses or losses already incurred or for the purpose of giving immediate financial support to the entity with no future related costs shall be recognized in profit or loss of the period in which it becomes receivable. Grants are recognized in the statement of financial position under other receivables when there is reasonable assurance that they will be received and that the Group will comply with the conditions attached to them.
Other income amounted to €32.4 million at 31 December 2022, compared with €26.0 million at 31 December 2021, and €18.6 million at 31 December 2020, and can be broken down as follows:
In € millions	2022	2021	2020 (unaudited)
Capitalized production(1)	(0.0)	7.5	5.0
Operating grants(2)	18.9	6.7	1.3
Income from activity-related hedging transactions	6.5	6.4	8.3
Other income(3)	7.0	5.5	4.1
Total other income	32.4	26.0	18.6
(1)
In 2022, capitalized production of €13.7 million was reallocated by nature (payroll expenses, services, etc.) in accordance with IFRS. The presentation of the financial statements for 2021 and 2020 has not been adjusted based on materiality.

(2)
Operating grants mainly concern:
—	a South African government program to incite companies to outsource business processes and deploy activities offshore;
—	Employment grants, mainly in Turkey and France.
(3)
Other income from operating activities was mainly generated by sales of ancillary products (IT material) to end customers.

Marnix Lux SA	Consolidated financial statements as of December 31, 2022 and December 31, 2021 and for the three years ended December 31, 2022
NOTE 6 PURCHASES CONSUMED AND OTHER EXTERNAL EXPENSES
Purchases consumed and other external expenses amounted to €354.5 million at 31 December 2022, compared with €320.4 million at 31 December 2021 and with €244.3 million at 31 December 2020, and can be broken down as follows:
In € millions	2022	2021	2020 (unaudited)
Purchases consumed	(57.9)	(38.6)	(33.3)
Sub-contracting	(15.3)	(13.1)	(9.1)
Lease expenses	(14.3)	(11.1)	(7.8)
Maintenance	(52.6)	(43.2)	(26.5)
Temporary staff	(64.1)	(94.7)	(71.7)
Professional fees	(40.5)	(43.0)	(26.9)
Travelling and entertainment expenses	(29.3)	(14.4)	(13.6)
Telecommunications costs	(32.4)	(22.3)	(23.3)
Donations	(0.7)	(0.8)	(1.5)
Other	(47.4)	(39.2)	(30.6)
Total purchases consumed and other operating expenses	(354.5)	(320.4)	(244.3)
NOTE 7 PERSONNEL EXPENSES AND EMPLOYEE BENEFITS
7.1 Workforce
The total number of employees was:
	2022	2021	2020 (unaudited)
Number of employees at the end of the year	126,038	100,049	68,161
Average number of employees	117,205	83,593	not listed
7.2 Employee benefits
Employee benefits are measured in accordance with IAS 19. They comprise short-term and long-term benefits.
The Group’s employees have short-term benefits such as paid leave, sick leave, bonuses and other benefits (other than termination indemnities) that are settled within twelve months of the reporting date of the period in which the employees render the related services.
These benefits are recognized as current liabilities and as expenses in the reporting period in which the employees render the related services.
Long-term benefits cover two categories of employee benefit:
—	post-employment benefits, such as retirement benefits, complementary pensions and some medical expenses for retired employees;
—	other long-term benefits (while employed), mainly comprising long-service awards.
The various benefits provided to individual employees depend on local legislation, collective bargaining agreements and agreements in effect at each company of the Group.

Marnix Lux SA	Consolidated financial statements as of December 31, 2022 and December 31, 2021 and for the three years ended December 31, 2022
Personnel expenses in the income statement can be broken down as follows:
In € millions	2022	2021	2020 (unaudited)
Wages and salaries	(1,453.9)	(1,186.3)	(932.0)
Social security charges	(220.1)	(188.6)	(155.9)
Pension expenses under defined contribution plans	(3.4)	(3.3)	(4.1)
Other personnel expenses	(2.4)	(3.3)	(1.7)
Total recurring personnel expenses	(1,679.8)	(1,381.5)	(1,093.7)
7.3 Provisions for pensions and other post-employment benefits
7.3.1 Defined benefit plans
Defined benefit plans are:
— directly funded by the Group, which provisions the costs of the retirement benefits to be paid out, measured at the present value of estimated future payments, using regularly reviewed internal and external measurement criteria. Defined benefit plans not covered by plan assets correspond primarily to termination benefits and social security schemes, or
— funded through pension funds to which the Group contributes in accordance with the employment legislation and regulations specific to each country in which it operates.
The obligations under these plans are determined by independent actuaries using the projected unit credit method. Under this method, each period of service gives rise to an additional unit of benefit entitlement and each of these units is measured separately in order to obtain the amount of the Group’s final obligation.
Retirement obligations calculated in this way are discounted using investment grade corporate bond yield rates denominated in the payment currency of the benefit, the duration of which is close to the mean estimated duration of the retirement obligation in question.
For plans for which obligations are covered by assets, only the estimated residual liability is provisioned.
Current and past service costs, which increase the obligation, are recorded in ‘operating expenses’ for the year.
The interest cost of the obligations and the expected yield on plan assets are recorded net under ‘other financial income’ or ‘other financial expenses’.
Actuarial gains and losses arise from changes in actuarial assumptions and experience adjustments (differences between projected actuarial assumptions and actual data at the reporting date of the Group’s consolidated financial statements) relating to the benefit obligation or the value of plan assets. They are recognized in full directly in equity in the year in which they arise with the related tax effect (excluding other long-term benefits such as long-service awards).
7.3.2 Defined benefit pension plans
France is the main contributor to the provision for retirement benefits.
Under French law, companies must pay retirement benefits to French employees. The obligation is calculated based on the employee’s number of years of service in the company and their estimated end-of-career salary. Rights are only vested at the retirement date. The change in this obligation on the balance sheet arises from the service cost and discounting, adjusted for actuarial gains or losses. An actuarial assessment is performed every year.

Marnix Lux SA	Consolidated financial statements as of December 31, 2022 and December 31, 2021 and for the three years ended December 31, 2022
7.3.3 Change in the provision for retirement benefits
	France	Other	Total
Provision at 01.01.2020 (unaudited)	5.0	1.8	6.8
Service cost	0.7	1.0	1.7
Interest cost (unwinding of discount)	0.1	0.0	0.1
Expense recognized during the year	0.8	1.0	1.8
Actuarial gains (losses) generated during the year and recognized in other comprehensive income	0.5	(0.4)	0.2
Benefits paid during the year	(0.2)	(0.3)	(0.4)
Translation differences	—	(0.1)	(0.1)
Other	—	0.3	0.3
Provision at 31.12.2020 (unaudited)	6.2	2.3	8.5
	France	Other	Total
Provision at 01.01.2021	6.2	2.3	8.5
Service cost	0.8	0.6	1.5
Interest cost (unwinding of discount)	0.0	0.0	0.1
Expense recognized during the year	0.9	0.7	1.5
Actuarial gains (losses) generated during the year and recognized in other comprehensive income	(0.4)	(0.0)	(0.4)
Effects of changes in financial assumptions	(0.4)	0.0	(0.4)
Effects of changes in demographic assumptions	—	0.1	0.1
Experience effects	0.0	(0.2)	(0.2)
Benefits paid during the year	(0.0)	(0.9)	(0.9)
Translation differences	—	(0.1)	(0.1)
Other	(1.3)	(0.4)	(1.7)
Provision at 31.12.2021	5.4	1.6	7.0
	France	Other	Total
Provision at 01.01.2022	5.4	1.6	7.0
Service cost	0.6	1.1	1.7
Interest cost (unwinding of discount)	0.1	0.0	0.1
Past service cost (plan amendments/curtailments)	2.8	0.2	3.0
Expense recognized during the year	3.4	1.3	4.7
Actuarial gains (losses) generated during the year and recognized in other comprehensive income	3.5	1.1	4.6
Effects of changes in financial assumptions	1.5	0.3	1.9
Effects of changes in demographic assumptions	(0.8)	(0.0)	(0.9)
Experience effects	1.4	0.8	2.1
Effects of corrections	1.4	—	1.4
Benefits paid during the year	(0.1)	(0.4)	(0.5)
Translation differences	—	0.2	0.2
Other	—	(1.7)	(1.7)
Provision at 31.12.2022	12.2	2.1	14.3

Marnix Lux SA	Consolidated financial statements as of December 31, 2022 and December 31, 2021 and for the three years ended December 31, 2022
Other provisions for retirement benefits at 31 December 2022 relate to plans in Germany, Ivory Coast, France, Greece, Italy, Switzerland and Turkey.
7.3.4 Main actuarial assumptions
Actuarial assumptions for French companies are as follows:
Assumptions	31 Dec. 2022	31 Dec. 2021	31 Dec. 2020 (unaudited)
Discount rate	3.65%	1.20%	0.80%
Salary increase	5.30%	1.81%	1.81%
7.3.5 Sensitivity of actuarial assumptions
For France, the impact of the change in discount rate or salary rate on the retirement liability is the following:
	Impact of the retirement obligation at 31 December 2022		Impact of the retirement obligation at 31 December 2021		Impact of the retirement obligation at 31 December 2020 (unaudited)
	Increase	Decrease	Increase	Decrease	Increase	Decrease
Change in the discount rate by 50 basis points	(1.3)	1.4	(0.4)	0.4	0.6	(0.5)
Change in the salary rate by 50 basis points	1.4	(1.2)	0.5	(0.5)	0.6	(0.6)
NOTE 8 NET CHARGES TO AMORTIZATION, DEPRECIATION, IMPAIRMENT AND PROVISION
Net charges to amortization, depreciation, impairment and provision don’t include amortization on customer relationships and technologies recognized in other operating income and expenses.
Net charges to amortization, depreciation, impairment and provision amounted to €163.3 million at 31 December 2022, compared with €129.8 million at 31 December 2021 and with €110.5 million at 31 December 2020, and can be broken down as follows:
In € millions	2022	2021	2020 (unaudited)
Net charges to amortization and depreciation	(158.8)	(127.6)	(107.7)
Net charges to impairment and provision	(4.5)	(2.1)	(2.9)
Net charges to amortization, depreciation, impairment and provision	(163.3)	(129.8)	(110.5)
The net charges related to provisions mainly represent provision for post-employment benefit. The impairment of asset is immaterial.
NOTE 9 OTHER OPERATING INCOME AND EXPENSES
9.1 Other operating income and expenses
“Other operating income and expenses” comprises items that, due to their nature, frequency and/or relative significance, cannot be allocated to any of the line items in operating expenses.
They include such items as amortization of customer relationships and technologies recognized in business combinations, acquisition and integration costs, major transformation project costs, major tax and social security penalties, restructuring and major redundancy costs, costs of major disputes and disposal gains/losses and major impairment losses on property, plant and equipment and intangible assets, including those relating to goodwill.

Marnix Lux SA	Consolidated financial statements as of December 31, 2022 and December 31, 2021 and for the three years ended December 31, 2022
“Other operating income and expenses” breaks down as follows:
In € millions	2022	2021	2020 (unaudited)
Amortization of customer relationships and technologies(1)	(56.7)	(44.5)	(38.4)
Acquisition/integration costs(2)	(8.7)	(11.7)	(3.1)
Restructuring costs	(1.7)	(2.1)	(0.8)
Transformation project costs(3)	(10.8)	(11.6)	(0.6)
Share-based compensation expenses	(7.1)	(5.0)	(9.7)
Other(4)	(5.4)	(4.9)	(16.9)
Total other operating income and expenses	(90.3)	(79.8)	(69.5)
“Other operating income and expenses” mainly comprise:
(1)
amortization of customer relationships and technologies corresponding to the portion of the purchase price allocated to customer relationships and technologies contributed by the Group since 2019 and other companies since 2021.

(2)	Costs related to M&A projects, acquisition of business and integration of acquired business.
(3)	Transformation project costs are mainly related to:
—	costs relating to the change in the Group’s real estate policy following the increase in remote working at various sites (€5.8 million in FY 2022, €7.6 million in FY 2021 and €0.0 million in FY 2020);
—	costs occurred in 2021 for the upcoming closure of Webhelp’s registered office in France, due to a site relocation for €2.3 million (€0.1 million in FY 2022 and €0.0 million in FY 2020);
—	costs for the transformation of our accounting, human resources and reporting systems (€4.6 million in FY 2022, €0.8 million in FY 2021, €0.6 million in FY 2020).
(4)	other costs mainly related to:
—	Covid-19 Pandemic for €8.4 million in FY 2020 (€0.0 million in FY 2022 and FY 2021).
9.2 Share-based payment
Marnix Lux SA has set up service-based free share plans for Webhelp employees and corporate officers. The plans give beneficiaries the right to acquire Marnix Lux SA shares. Marnix Lux SA is not listed, so its shares are not liquid. Its mother company is committed to provide liquidity.
As the Webhelp Group benefits from services rendered by its employees, the fair value of the employee benefits are recognized as share-based payment expenses with a corresponding increase in shareholders’ equity on a straight-line basis over a period defined by the liquidity agreements. Under these unilateral purchase and sale agreements, free shares become transferable at certain times, depending on the category of beneficiary:
- Category 1:	— one-third of free shares are transferable in 2024
— two-thirds of free shares are transferable in 2026
- Category 2:	— 10% of free shares are transferable in 2021
— 10% of free shares are transferable in 2022
— 20% of free shares are transferable in 2025
— 20% of free shares are transferable in 2026
— 20% of free shares are transferable in 2027
— 20% of free shares are transferable in 2028
- Category 3:	— 10% of free shares are transferable in 2023
— 10% of free shares are transferable in 2024
— 20% of free shares are transferable in 2025
— 20% of free shares are transferable in 2026
— 20% of free shares are transferable in 2027
— 20% of free shares are transferable in 2028

Marnix Lux SA	Consolidated financial statements as of December 31, 2022 and December 31, 2021 and for the three years ended December 31, 2022
As free share plans are considered to be equity-settled payments, the overall expense of the plan is calculated and fixed at the grant date. The fair value of the benefits is determined by an independent expert at the grant date using a discounted cash flow approach and the median value obtained by two methods:
— Black and Scholes model, and
— Monte Carlo model.
The main assumptions used in the latest measurement models are:
— Volatility: 23.1% to 27.6%
— Maturity: 1 to 6 years
— Risk-free rate: -0.28% to -0.70%
A 7.7% assumption of cancellation of the equity instruments is applied to category 1.
The Board of Directors of Marnix Lux SA approved the implementation of five free share plans for Webhelp employees and corporate officers:
•	Plan 1 of 18 November 2019 grants up to 14,167,375 sweet ordinary shares, 5,500,000 compensatory ratchet shares 1 and 3,200,000 complementary ratchet shares;
•	Plan 2 of 6 February 2020 grants up to 181,097 sweet ordinary shares, 190,050 ordinary shares, 1,550,317 fixed return shares and 128,536 compensatory ratchet shares 2;
•	Plan 3 of 5 May 2021 grants up to 37,492 sweet ordinary shares, 7,918 ordinary shares, 64,593 fixed return shares and 14,555 compensatory ratchet shares 2;
•	Plan 4 of 15 December 2021 grants up to 90,705 sweet ordinary shares, 19,157 ordinary shares, 156,273 fixed return shares and 35,213 compensatory ratchet shares 2; and
•	Plan 5 of 9 November 2022 grants up to 8,662 sweet ordinary shares, 1,829 ordinary shares, 14,924 fixed return shares and 3,362 compensatory ratchet shares 2.
Under these plans, shares were regularly attributed from January 2020 to December 2022 to new and incumbent Webhelp employees. Shares are granted on condition that the employee has been at the company at least one year.
The characteristics of the free share plans were as follows at 31 December 2022:
Grant date	Type of share granted	Category of beneficiary	Number of shares granted	Number of shares cancelled	Number of shares outstanding at 31 Dec. 2022	Number of shares outstanding at 31 Dec. 2021	Number of shares outstanding at 31 Dec. 2020	Fair value at grant date
Plan 1 authorized at the Board of Directors' meeting on 18 November 2019
30/01/2020	Sweet Ordinary Shares	Category 1	5,201,384	682,886	4,518,498	4,518,498	4,518,498	1.00 €
30/01/2020	Sweet Ordinary Shares	Category 2	3,171,801	—	3,171,801	3,171,801	3,171,801	1.00 €
30/01/2020	Sweet Ordinary Shares	Category 3	1,321,583	—	1,321,583	1,321,583	1,321,583	1.00 €
30/01/2020	Compensatory Ratchet Shares	Category 1	2,019,263	—	2,019,263	2,019,263	2,019,263	0.69 €
30/01/2020	Compensatory Ratchet Shares	Category 2	1,231,344	—	1,231,344	1,231,344	1,231,344	0.69 €
30/01/2020	Compensatory Ratchet Shares	Category 3	513,060	—	513,060	513,060	513,060	0.69 €
30/01/2020	Complementary Ratchet Shares	Category 1	1,174,870	—	1,174,870	1,174,870	1,174,870	1.00 €
30/01/2020	Complementary Ratchet Shares	Category 2	716,418	—	716,418	716,418	716,418	1.00 €
30/01/2020	Complementary Ratchet Shares	Category 3	298,507	—	298,507	298,507	298,507	1.00 €
06/02/2020	Sweet Ordinary Shares	Category 1	165,549	—	165,549	165,549	165,549	1.00 €
06/02/2020	Compensatory Ratchet Shares	Category 1	64,269	—	64,269	64,269	64,269	0.69 €
06/02/2020	Complementary Ratchet Shares	Category 1	37,393	—	37,393	37,393	37,393	1.00 €
12/03/2020	Sweet Ordinary Shares	Category 1	280,360	3,010	277,350	277,350	277,350	1.00 €
12/03/2020	Compensatory Ratchet Shares	Category 1	108,834	1,169	107,665	107,665	107,665	0.69 €

Marnix Lux SA	Consolidated financial statements as of December 31, 2022 and December 31, 2021 and for the three years ended December 31, 2022
Grant date	Type of share granted	Category of beneficiary	Number of shares granted	Number of shares cancelled	Number of shares outstanding at 31 Dec. 2022	Number of shares outstanding at 31 Dec. 2021	Number of shares outstanding at 31 Dec. 2020	Fair value at grant date
12/03/2020	Complementary Ratchet Shares	Category 1	63,328	680	62,648	62,648	62,648	1.00 €
16/11/2020	Sweet Ordinary Shares	Category 1	1,231,212	51,471	1,179,741	1,179,741	1,179,741	1.00 €
16/11/2020	Compensatory Ratchet Shares	Category 1	477,979	19,982	457,997	457,997	457,997	0.69 €
16/11/2020	Complementary Ratchet Shares	Category 1	278,110	11,627	266,483	266,483	266,483	1.00 €
18/11/2020	Sweet Ordinary Shares	Category 1	9,556	—	9,556	9,556	9,556	1.00 €
18/11/2020	Compensatory Ratchet Shares	Category 1	3,710	—	3,710	3,710	3,710	0.69 €
18/11/2020	Complementary Ratchet Shares	Category 1	2,159	—	2,159	2,159	2,159	1.00 €
30/11/2020	Sweet Ordinary Shares	Category 3	528,633	—	528,633	528,633	528,633	1.00 €
30/11/2020	Compensatory Ratchet Shares	Category 3	205,224	—	205,224	205,224	205,224	0.69 €
30/11/2020	Complementary Ratchet Shares	Category 3	119,403	—	119,403	119,403	119,403	1.00 €
30/01/2021	Sweet Ordinary Shares	Category 1	188,123	—	188,123	188,123		2.61 €
30/01/2021	Compensatory Ratchet Shares	Category 1	73,032	—	73,032	73,032		0.70 €
30/01/2021	Complementary Ratchet Shares	Category 1	42,492	—	42,492	42,492		2.80 €
05/05/2021	Sweet Ordinary Shares	Category 1	331,232	1,056	330,176	330,176		2.61 €
05/05/2021	Compensatory Ratchet Shares	Category 1	128,598	410	128,188	128,188		0.70 €
05/05/2021	Complementary Ratchet Shares	Category 1	74,817	239	74,578	74,578		2.80 €
08/09/2021	Sweet Ordinary Shares	Category 1	380,227	—	380,227	380,227		3.63 €
08/09/2021	Compensatory Ratchet Shares	Category 1	147,608	—	147,608	147,608		0.88 €
08/09/2021	Complementary Ratchet Shares	Category 1	85,881	—	85,881	85,881		3.22 €
08/09/2021	Sweet Ordinary Shares	Category 3	1,071,490	—	1,071,490	1,071,490		3.63 €
08/09/2021	Compensatory Ratchet Shares	Category 3	415,970	—	415,970	415,970		0.88 €
08/09/2021	Complementary Ratchet Shares	Category 3	242,019	—	242,019	242,019		3.22 €
15/12/2021	Sweet Ordinary Shares	Category 1	434,977	—	434,977	434,977		3.63 €
15/12/2021	Compensatory Ratchet Shares	Category 1	168,881	—	168,881	168,881		0.88 €
15/12/2021	Complementary Ratchet Shares	Category 1	98,242	—	98,242	98,242		3.22 €
21/12/2021	Sweet Ordinary Shares	Category 2	39,775	—	39,775	39,775		3.63 €
21/12/2021	Compensatory Ratchet Shares	Category 2	15,441	—	15,441	15,441		0.88 €
21/12/2021	Complementary Ratchet Shares	Category 2	8,984	—	8,984	8,984		3.22 €
09/11/2022	Sweet Ordinary Shares	Category 1	498,643	—	498,643			7.34 €
09/11/2022	Compensatory Ratchet Shares	Category 1	193,575	—	193,575			2.27 €
09/11/2022	Complementary Ratchet Shares	Category 1	112,622	—	112,622			9.05 €
15/12/2022	Sweet Ordinary Shares	Category 1	143,140	—	143,140			7.34 €
15/12/2022	Compensatory Ratchet Shares	Category 1	55,570	—	55,570			2.27 €
15/12/2022	Complementary Ratchet Shares	Category 1	32,331	—	32,331			9.05 €
Plan 2 authorized at the Board of Directors' meeting on 6 February 2020
06/02/2020	Sweet ordinary Shares	Category 1	181,097	—	181,097	181,097	181,097	1.00 €
06/02/2020	Ordinary Shares	Category 1	190,050	—	190,050	190,050	190,050	1.00 €
06/02/2020	Fixed Return Shares	Category 1	1,550,317	—	1,550,317	1,550,317	1,550,317	1.01 €
06/02/2020	Compensatory Ratchet Shares 2	Category 1	128,536	—	128,536	128,536	128,536	1.00 €
Plan 3 authorized at the Board of Directors' meeting on 5 May 2021
05/05/2021	Sweet ordinary Shares	Category 1	37,492	—	37,492	37,492		2.61 €
05/05/2021	Ordinary Shares	Category 1	7,918	—	7,918	7,918		2.61 €
05/05/2021	Fixed Return Shares	Category 1	64,593	—	64,593	64,593		1.11 €
05/05/2021	Compensatory Ratchet Shares 2	Category 1	14,555	—	14,555	14,555		1.39 €
Plan 4 authorized at the Board of Directors' meeting on 15 December 2021
15/12/2021	Sweet ordinary Shares	Category 1	11,155	—	11,155	11,155		3.63 €
15/12/2021	Ordinary Shares	Category 1	2,356	—	2,356	2,356		3.63 €
15/12/2021	Fixed Return Shares	Category 1	19,219	—	19,219	19,219		1.14 €
15/12/2021	Compensatory Ratchet Shares 2	Category 1	4,330	—	4,330	4,330		1.73 €
21/12/2021	Sweet ordinary Shares	Category 2	79,550	—	79,550	79,550		3.63 €

Marnix Lux SA	Consolidated financial statements as of December 31, 2022 and December 31, 2021 and for the three years ended December 31, 2022
Grant date	Type of share granted	Category of beneficiary	Number of shares granted	Number of shares cancelled	Number of shares outstanding at 31 Dec. 2022	Number of shares outstanding at 31 Dec. 2021	Number of shares outstanding at 31 Dec. 2020	Fair value at grant date
21/12/2021	Ordinary Shares	Category 2	16,801	—	16,801	16,801		3.63 €
21/12/2021	Fixed Return Shares	Category 2	137,054	—	137,054	137,054		1.14 €
21/12/2021	Compensatory Ratchet Shares 2	Category 2	30,883	—	30,883	30,883		1.73 €
Plan 5 authorized at the Board of Directors' meeting on 9 November 2022
09/11/2022	Sweet ordinary Shares	Category 1	8,662	—	8,662			7.34 €
09/11/2022	Ordinary Shares	Category 1	1,829	—	1,829			7.34 €
09/11/2022	Fixed Return Shares	Category 1	14,924	—	14,924			1.22 €
09/11/2022	Compensatory Ratchet Shares 2	Category 1	3,362	—	3,362			3.93 €
TOTAL			26,712,302	772,530	25,939,772	24,875,114	20,503,124
in € millions	2022	2021	2020 (unaudited)
Cost of plans recognized in “Other operating income and expenses”	5.6	1.1	8.2
Payroll expenses recognized in “Other operating income and expenses”	1.5	3.9	1.0
Total recognized in “Other operating income and expenses”	7.1	5.0	9.2
In 2020, due to a previous performance-based free share plan, the total amount of share-based compensation expenses is €9.7m (of which €9.2m expense related to the new performance-based free share plan set up in 2020).
NOTE 10 NET FINANCIAL INCOME OR EXPENSES
Net financial income or expense comprised the following components:
In € millions	2022	2021	2020 (unaudited)
Interest expense(1)	(83.9)	(56.8)	(55.4)
Interest on lease liabilities	(17.9)	(10.3)	(7.2)
Financing costs	(101.7)	(67.1)	(62.6)
Loss on the net monetary position(2)	(6.4)	—	—
Foreign exchange gains (losses)(3)	(40.6)	(28.7)	0.7
Gains (losses) on derivative instruments	(1.2)	0.4	0.1
Discounting effect on earn out	(3.1)	0.0	—
Other	(4.5)	(1.9)	(0.9)
Other financial income and expenses	(49.4)	(30.3)	(0.2)
Net financial expenses	(157.5)	(97.4)	(62.8)
(1)
Interest expense mainly comprised interest paid quarterly on the senior loan; loan issuance costs and amortization of these costs using the effective interest rate method; and financial costs on undrawn credit facilities. The increase in 2022, compared to 2021, was primarily due to an increase in interest expense related to Webhelp’s senior loan as a result of general increases in variable reference rates (Euribor, SONIA and SOFR indexes). The increase in 2021, compared to 2020, was due to an increase in interest expense related to Webhelp’s senior loan extension in connection with the acquisition of OneLink.

(2)
In accordance with IAS 29 “Financial Reporting in Hyperinflationary Economies”, remeasurements of non-monetary items and income and expense items of the Turkish companies in financial year 2022 were offset against a €6.4 million loss on net monetary position in profit or loss. Prior years 2021 and 2020 have not been restated as the impact would not have been material.

(3)
The increase in foreign exchange losses in 2022 compared to 2021 was mainly due to the depreciation of the euro compared to the U.S. dollar, resulting in a loss from unrealized foreign exchange rates associated with senior loans denominated in U.S. dollars. The increase in 2021, compared to 2020 was mainly due to unrealized foreign exchange losses from the senior loan denominated in British pounds, which appreciated as compared to the Euro post-Brexit.

Marnix Lux SA	Consolidated financial statements as of December 31, 2022 and December 31, 2021 and for the three years ended December 31, 2022
NOTE 11 INCOME TAX
Income tax comprises current and deferred tax. It is recognized in profit or loss except to the extent that it relates to a business combination, or to items recognized directly in shareholders’ equity or to other comprehensive income.
11.1 Current tax
Current tax comprises the expected tax payable or receivable on the taxable income or loss for the year and any adjustment to the current tax amount in respect of previous years. It is measured using tax rates enacted or substantively enacted at the reporting date. Current tax includes French value-added business tax (Cotisation sur la valeur ajoutée des entreprises, or CVAE) and Italian production tax (Imposta regionale sulle attività produttive, or IRAP).
11.2 Deferred tax
Deferred taxes are recognized based on temporary differences between the carrying amount and tax bases of certain assets and liabilities.
Deferred tax expense or income is recognized in the income statement with the associated recognition of a non-current asset or liability. However, deferred tax expense or income is recorded in other items of comprehensive income or in equity when the expense or income is related to items recognized directly in other items of comprehensive income or in equity.
The tax amount is determined using the liability method, using the last tax rates enacted or substantively enacted at the reporting date and applicable when the differences reverse.
Deferred tax assets are recognized only to the extent that it is probable that future taxable profits will be available against which they can be used.
The carrying amount of deferred tax assets is reviewed at each reporting date and an impairment loss is recognized when recovery of these assets is uncertain with regard to operating forecasts.
11.3 Income tax income on profit or loss for the year
In € millions	2022	2021	2020 (unaudited)
Current tax	(38.1)	(35.8)	(25.8)
Deferred tax	19.7	17.1	(1.7)
Income tax	(18.4)	(18.7)	(27.4)
At 31 December 2022, the Group recognized an income tax expense of €18.4 million, corresponding to an effective tax rate of 31.8% (21.4% at 31 December 2021 and 42.3% at 31 December 2020).

Marnix Lux SA	Consolidated financial statements as of December 31, 2022 and December 31, 2021 and for the three years ended December 31, 2022
11.4 Reconciliation of tax expense
In € millions	2022	2021	2020 (unaudited)
Profit before tax	57.5	86.9	64.6
Of which profit (loss) from associates under equity method	—	—	(0.2)
Profit before tax excluding loss from associates	57.5	86.9	64.8
Consolidating company tax rate	25.83%	28.41%	32.02%
Theoretical tax	(14.9)	(24.7)	(20.7)

Rate differences(1)	15.5	14.8	7.5
Tax credits	0.9	0.6	1.4
Non-deductible expenses	(5.8)	(2.6)	(3.2)
Unrecognized deferred tax assets(2)	(8.6)	(3.2)	(5.6)
Other permanent differences	(5.6)	(3.6)	(6.8)
Total income tax	(18.4)	(18.7)	(27.4)
(1)
In some countries, Webhelp temporarily benefited from a lower tax rate in FY 2022, amounting to €8.2 million compared with €9.2 million in FY 2021. The Group does not expect to benefit from these advantages over the long-term. The remaining amount arises from permanent differences in tax rates in the countries in which the Group operates.

(2)	The effects of unrecognized tax assets mainly relate to:
-
non-deductible financial expenses of the French consolidated tax group which could be deductible in future periods for € (8.5) million in FY 2022, € (5.1) million in FY 2021 and € (1.9) million in FY20, and

-	unrecoverable tax losses for € (0.1) million in FY 2022, €1.9 million in FY 21 and € (3.7) million in FY 2020.
11.5 Origin of deferred tax assets and liabilities
In € millions	31 Dec. 2022	Translation differences and other	Change in scope	OCI	Income statement	31 Dec. 2021	Translation differences and other	Change in scope	OCI	Income statement	31 Dec. 2020 (Unaudited)
Finance and operating leases	6.6	(0.7)	(0.0)		4.0	3.4	(0.2)	(0.1)		2.4	1.3
Retirement benefits	4.9	(0.1)		0.9	1.6	2.5	(0.6)		(0.1)	1.6	1.7
Tax loss carryforwards (1)	6.2	(0.6)			(2.3)	9.0	0.0			(2.4)	11.4
Acquisition costs	4.2				(1.4)	5.7				0.7	5.0
Offsetting	(18.7)	1.7				(20.3)	(18.9)				(1.4)
Other temporary differences	13.0	(0.9)	0.0		3.3	10.6	(5.4)	0.8		4.0	11.2
Total deferred tax assets	16.3	(0.6)	(0.0)	0.9	5.2	10.8	(25.2)	0.7	(0.1)	6.2	29.2
Customer relationships and brands(2)	156.5	2.4	(29.9)		(13.5)	197.4		57.8		(8.9)	148.5
Effective interest rate impact	4.5				(1.2)	5.7	(5.6)			4.8	6.6
Hedging instruments	(0.1)	(0.0)		(1.4)	0.2	1.1	6.3		1.4	(6.7)	0.1
Asset reevaluation	—					—	(1.4)				1.4
Finance and operating leases	—					—	(0.2)				0.2
Offsetting	(18.7)	1.7				(20.3)	(18.9)				(1.4)
Other temporary differences	—	0.2		(0.2)	—		(3.1)				3.1
Total deferred tax liabilities	142.1	4.3	(29.9)	(1.6)	(14.5)	183.8	(22.9)	57.8	1.4	(10.9)	158.5
(1)	At 31 December 2022, France, Germany and Egypt are the three main countries for which deferred tax assets were recognized on tax

Marnix Lux SA	Consolidated financial statements as of December 31, 2022 and December 31, 2021 and for the three years ended December 31, 2022 loss carryforwards (€1.4 million, €1 million and €1.6 million, respectively), as it is expected that they will be used in the short term.
At 31 December 2021, France and Germany are the main countries for which deferred tax assets were recognized on tax loss carry-forwards (€2.4 million and €3.5 million respectively), given the perspective that they will be used in the short term.
(2)
The main change in deferred tax liabilities was due to the new customer relationships recognized in connection with the acquisition of Dynamicall, OneLink, Uitblinqers and Grupo Services, as well as the completion of OneLink goodwill allocation detailed in Note 3.2 “Business combination”.

NOTE 12 GOODWILL
Goodwill is the difference between acquisition cost (plus, where applicable, non-controlling interests) and the net carrying amount of assets acquired and liabilities assumed.
Where an acquisition (of less than 100% of shares) confers control and non-controlling interests remain, the Group either opts for the recognition of full goodwill on all remeasured net assets, including the share attributable to non-controlling interests, or the recognition of partial goodwill on acquired, remeasured net assets. This choice is made on a transaction-by-transaction basis.
Goodwill is allocated to the various Cash generating units (CGUs) (as defined in Note 13 “Cash generating units”) depending on the value in use contributed to each.
When a business combination involves non-controlling interests including the grant of a put option, an operating liability is recognized in the consolidated statement of financial position for the estimated strike price granted to shareholders with these non-controlling interests, which results in a decrease in reserves. Changes to this put option relating to potential changes in estimates or the unwind of the discount will also be recognized in reserves. Any additional acquisition of non-controlling interests is considered a transaction between shareholders and is therefore not subject to the remeasurement of identifiable assets or further recognition of goodwill.
When the acquisition cost of a business combination is lower than the fair value of assets and liabilities, negative goodwill is recognized in the income statement under ‘other operating income and expenses’.
Acquisition-related costs are recorded in the income statement under ‘other operating income and expenses’ during the year in question.
Goodwill is not amortized but tested for impairment on an annual basis, or more frequently when events or changes in circumstances indicate a risk of impairment.
In accordance with IFRS 3 Revised, adjustments of the fair value of assets and liabilities from acquisitions recorded on a provisional basis are retrospectively recognized as adjustments to goodwill when they are recognized in the 12 months following the date of acquisition. These fair value adjustments occur as a result of additional information on facts and circumstances that existed at the date of acquisition. Beyond this date, the effects of this information are recorded directly in the income statement, unless they correct errors.
The breakdown of goodwill was as follows:
In € millions	31 Dec. 2022	31 Dec. 2021
Opening	2,052.7	1,700.6
Change in scope related to business acquisition(1)	72.5	352.1
Final goodwill allocation(2)	(47.2)	—
Translation differences(3)	39.4	—
Closing	2,117.5	2,052.7
At 31 December 2022, the Group’s goodwill amounted to €2,117.5 million, compared with €2,052.7 million at 31 December 2021 due to:
(1)	The recognition of the final goodwill related to Uitblinqers and provisional goodwill related to Grupo Services detailed in Note 3.2 “Business combination”.
(2)	The completion of the goodwill allocation of OneLink detailed in Note 3.2 “Business combination”.
(3)	The effect of currency translation on goodwill related to Dynamicall and OneLink acquisitions.

Marnix Lux SA	Consolidated financial statements as of December 31, 2022 and December 31, 2021 and for the three years ended December 31, 2022
NOTE 13 CASH GENERATING UNITS
In accordance with IAS 36, “Impairment of assets”, assets generating cash inflows independently and assets grouped under cash-generating units (CGU) are subject to annual systematic impairment testing for assets with an indefinite useful life (brands, goodwill) and whenever there is any indication of impairment of the asset or CGU in question.
A cash-generating unit is the smallest identifiable group of assets which generates cash inflows that are largely independent of the cash inflows from other assets or groups of assets.
Events or circumstances indicating that there may be impairment include the following qualitative and quantitative indicators:
— changes in market conditions that could result in a lasting decrease in revenue or operating income from continuing operations,
— technological changes,
— changes in regulations.
13.1 Allocation of goodwill to CGU groups
CGU groups stem from the structure monitored by Group Management for reporting purposes.
At 31 December 2021, goodwill was allocated to three CGU groups (“Southern Europe – Middle East”; “Northern Europe” and “United Kingdom extended”).
In € millions	01 Jan. 2021	Change in perimeter	31 Dec. 2021
Southern Europe - Middle East	1,296.2	25.9	1,322.1
North Europe	122.6	—	122.6
United Kingdom and attached countries	281.8	—	281.8
Not allocated (OneLink)	—	326.2	326.2
Total	1,700.6	352.1	2,052.7
In financial years 2021 and 2022, the Webhelp group strengthened its position in the Americas by acquiring the customer experience groups Dynamicall, OneLink and Grupo Services. It also bolstered its management in the APAC and UK regions. These changes led the Group to reorganize the CGU groups to which goodwill must be allocated.
The new CGU groups are:
•	Continental Europe
•	Americas
•	UK
•	APAC
Goodwill was reallocated on a pro rata basis of relative values of CGU as follows:
•	Allocation of goodwill from the former CGU groups “Southern Europe – Middle East” and “Northern Europe” to the CGU groups “Continental Europe” and “APAC”;
•
Allocation of a share of goodwill relating to the American companies previously allocated to “United Kingdom extended”, as well as goodwill relating to OneLink and Dynamicall, to the new CGU group “Americas”;

•	Allocation of goodwill relating to companies in the UK region from the former CGU group “United Kingdom extended” to the new CGU group “UK”.

Marnix Lux SA	Consolidated financial statements as of December 31, 2022 and December 31, 2021 and for the three years ended December 31, 2022
The goodwill has been reallocated at 1 January 2022 on new CGUs based on relative values:
In € millions	01 Jan. 2022	Change in perimeter	Translation differences	31 Dec. 2022
Continental Europe	1,402.7	—	—	1,402.7
Americas	395.4	(47.2)	41.6	389.8
UK	238.5	—	—	238.5
APAC	16.1	—	—	16.1
Uitblinqers and Grupo services	—	72.5	(2.2)	70.3
Total	2,052.7	25.3	39.4	2,117.5
The goodwill of Uitblinqers and Grupo Services will be allocated respectively to Continental Europe and Americas in 2023.
13.2 Determination of the recoverable amount
The recoverable amount of an asset, CGU or group of CGUs is the higher of:
—	its fair value less costs of disposal calculated based on the traditional cash flow approach applied to the most recent transactions and/or applying the market-comparison approach,
—	its value in use calculated based on the discounted cash flows of the estimated future cash flows expected from continuing use of the asset, CGU or group of CGUs plus terminal value.
In practice, the recoverable amount of CGU groups is measured using value in use.
The Group determines value in use by estimating future cash flows from each group of CGUs.
13.3 Impairment losses
An impairment loss is recorded if the carrying amount of the asset in question, CGU or group of CGUs to which it belongs is greater than its recoverable value.
The impairment loss recorded for a CGU or group of CGUs is first allocated as a decrease in any goodwill recognized for this CGU or group of CGUs, and then to the decrease in the carrying amount of other assets within the CGU or group of CGUs on a pro rata basis of the carrying amount of each asset.
Impairment losses allocated to goodwill are recorded in the income statement under ‘other operating income and expenses’. Impairment losses for property, plant and equipment and intangible assets other than goodwill are recognized under ‘other operating income and expenses’.
13.4 Reversal of impairment losses on goodwill
Impairment losses on goodwill are irreversible.
13.5 Reversals of impairment losses on property, plant and equipment and intangible assets other than goodwill
At each reporting date, the Group assesses whether new events or circumstances indicate that impairment recorded during prior years could be reversed. When the recoverable amount (determined based on new estimates) exceeds the net carrying amount of the asset in question, the Group reverses the impairment loss within the limit of the carrying amount that would have been determined, net of depreciation or amortization, if no impairment loss had been recognized. Reversals of impairment loss are recognized in the income statement under ‘net charges to depreciation, amortization and provisions’ or, if applicable, under ‘other operating income and expenses’.

Marnix Lux SA	Consolidated financial statements as of December 31, 2022 and December 31, 2021 and for the three years ended December 31, 2022
13.6 Result of goodwill impairment tests
Impairment testing:
In accordance with IAS 36 “Impairment of assets”, intangible assets are subject to impairment testing annually or whenever there is an indication of impairment. Impairment tests compare the carrying amount of a cash-generating unit (CGU) including goodwill with its recoverable amount. Recoverable amount is defined as the higher of fair value less costs of disposal and value in use. If the recoverable amount is lower than the carrying amount of the cash-generating unit including goodwill, an impairment loss is recognized for the difference under ‘other operating income and expense’.
For impairment tests, assets are grouped into the smallest groups of assets which generate cash inflows that are largely independent from cash inflows generated by other assets of CGUs. The goodwill to which a business combination gives rise is allocated to CGUs or groups of CGUs that are expected to benefit from the synergies of the combination.
Cash flow projections are based on the five-year business plans derived from the 2023 forecasts approved by the Group Supervisory Board, which are then extrapolated to cover a 9-year period due to the organic growth historically observed.
The Group determines terminal value using the Gordon Shapiro perpetual growth model. The growth rate applied in 2021 and 2022 is 2.0% for the four CGU groups.
The discount rate is based on the calculations of external experts.
At 31 December 2021, a discount rate has been determined for all CGUs at 8.13%. At 31 December 2022, the discount rates have been determined per CGU group as follows:
—	8.54% for “Continental Europe”;
—	10.26% for “Americas”;
—	8.20% for “UK”;
—	8.87% for “APAC”.
The impairment tests performed on CGU groups did not lead to the recognition of any impairment at 31 December 2021 and 2022.
In addition, sensitivity testing did not show that the recoverable amount was lower than the carrying amount of the CGUs, based on the following parameters:
—	Test 1: 400 bp increase in the discount rate with no change in the perpetual growth rate;
—	Test 2: 100 bp decrease in the perpetual growth rate with no change in the discount rate;
—	Test 3: 5% decrease in free cash flow with no change in the discount rate and perpetual growth rate;
—	Test 4: Positive headroom calculated on the five-year business plans derived from the 2023 forecasts without extrapolation to a 9-year period.
NOTE 14 OTHER INTANGIBLE ASSETS
Other intangible assets are initially measured at acquisition cost, at production cost or at fair value when they are acquired through business combinations. Subsequent expenditure intended to increase the future economic benefits embodied in the specific asset to which it relates, the cost of which can be reliably measured, is capitalized. Other expenditure is recognized in profit and loss as incurred.
At the reporting date, intangible assets appear in the consolidated balance sheet at cost less accumulated amortization and any accumulated impairment losses determined in accordance with IAS 36 – Impairment of assets.

Marnix Lux SA	Consolidated financial statements as of December 31, 2022 and December 31, 2021 and for the three years ended December 31, 2022
Other intangible assets that are considered assets with finite useful lives are subject to amortization calculated using the straight-line method over a period based on the estimated useful life of the various categories of assets.
The main categories of intangible assets are amortized based on their expected useful life, as follows:
—	Customer relationships: 8 to 17 years
—	Brand: not amortized
Residual values and expected useful lives are reviewed at each reporting date.
The change in intangible assets according to the nature can be broken down as follows:
In € millions	R&D costs	Brands	Technologies	Customer relationships	Software, licenses & patents	Right of use - Intangible assets	Other intangible assets	Intangible fixed assets under construction	Total
Gross
01 Jan. 2021	2.5	148.3	—	498.7	83.2	0.1	20.5	1.1	754.4
Changes in consolidation scope	(0.0)	—	—	213.5	7.9	—	0.8	0.1	222.3
Acquisitions	—	—	—	—	19.7	—	2.2	2.8	24.7
Write off & Disposals	—	—	—	—	(2.7)	—	(1.7)	(0.1)	(4.5)
Translation differences	(0.0)	—	—	8.2	1.0	—	(1.3)	0.0	7.8
Other movements	(2.5)	0.0	—	—	7.2	(0.1)	(8.9)	2.6	(1.7)
31 Dec. 2021	0.0	148.3	—	720.4	116.3	0.0	11.6	6.5	1,003.0
Change in accounting policy - IAS 38 (SaaS contracts)	—	—	—	—	(1.0)	—	—	(1.9)	(2.9)
01 Jan. 2022	0.0	148.3	—	720.4	115.3	0.0	11.6	4.5	1,000.1
Changes in consolidation scope	—	—	8.2	42.8	3.9	—	(0.0)	—	54.9
Acquisitions	—	—	—	—	24.6	—	1.9	4.3	30.8
Write off & Disposals	—	—	—	—	(10.6)	—	(0.0)	—	(10.6)
Translation differences	—	—	(0.4)	4.1	(1.4)	—	(0.8)	0.0	1.5
Other movements	—	—	—	—	1.8	—	(0.4)	(1.6)	(0.2)
31 Dec. 2022	0.0	148.3	7.8	767.3	133.7	0.0	12.3	7.2	1,076.6

Accumulated amortization and impairment
01 Jan. 2021	(2.3)	—	—	(44.8)	(50.0)	(0.1)	(15.4)	—	(112.6)
Changes in consolidation scope	0.0	—	—	—	(5.2)	—	(0.2)	—	(5.4)
Increase	—	—	—	(44.6)	(15.5)	—	(2.2)	—	(62.3)
Decrease	—	—	—	0.2	2.5	—	1.6	—	4.4
Translation differences	0.0	—	—	(0.1)	(1.5)	(0.0)	1.1	—	(0.5)
Other movements	2.3	—	—	(0.2)	(7.1)	0.1	6.1	—	1.2
31 Dec. 2021	(0.0)	—	—	(89.5)	(76.9)	(0.0)	(8.9)	—	(175.3)
Change in accounting policy - IAS 38 (SaaS contracts)	—			—	(2.1)	—	(0.5)	—	(2.7)
01 Jan. 2022	(0.0)	—	—	(89.5)	(79.0)	(0.0)	(9.4)	—	(178.0)
Changes in consolidation scope	—	—	—	—	(0.9)	—	0.0	—	(0.9)
Increase	—	—	(0.6)	(56.1)	(19.2)	—	(1.3)	—	(77.2)

Marnix Lux SA	Consolidated financial statements as of December 31, 2022 and December 31, 2021 and for the three years ended December 31, 2022
In € millions	R&D costs	Brands	Technologies	Customer relationships	Software, licenses & patents	Right of use - Intangible assets	Other intangible assets	Intangible fixed assets under construction	Total
Decrease	—	—	—	—	11.2	—	0.0	—	11.2
Translation differences	—	—	—	0.6	0.7	—	0.6	—	1.9
Other movements	—	—	0.0	—	(0.0)	—	0.0	—	0.0
31 Dec. 2022	(0.0)	—	(0.5)	(145.0)	(87.3)	(0.0)	(10.1)	—	(243.0)

Net
31 Dec. 2021	(0.0)	148.3	—	630.9	39.4	(0.0)	2.7	6.5	827.7
01 Jan. 2022	(0.0)	148.3	—	630.9	36.3	(0.0)	2.2	4.5	822.1
31 Dec. 2022	(0.0)	148.3	7.3	622.3	46.4	(0.0)	2.2	7.2	833.6
NOTE 15 PROPERTY, PLANT AND EQUIPMENT
15.1 Property, plant and equipment
Property, plant and equipment are recorded as assets in the consolidated balance sheet at their acquisition cost, less accumulated depreciation and any impairment losses. They are not remeasured.
Subsequent expenses that increase the future benefits of the asset (replacement and compliance expenses) are capitalized and depreciated over the remaining useful life of the asset to which they are related. Current upkeep and maintenance costs are expensed in the period they are incurred.
Depreciation is calculated using the straight-line method based on the estimated useful lives of the different asset categories. It is calculated based on the purchase price less any residual value.
Assets are depreciated based on their expected useful life as follows:
-	Fixtures and fittings: 7 to 10 years
-	IT equipment and telephony: 3 years
-	Furnishings: 5 years
Residual values and expected useful lives are reviewed at each reporting date.
Gains or losses on disposals are due to the difference between the sales price and the carrying amount of the assets sold.

Marnix Lux SA	Consolidated financial statements as of December 31, 2022 and December 31, 2021 and for the three years ended December 31, 2022
The change in property, plant and equipment according to the nature can be broken down as follows:
In € millions	Land	Buildings (own)	Right-of-use assets	Equipment and other	Property and equipment under construction and advance payments	Total
Gross
01 Jan. 2021	12.4	25.4	193.0	269.8	5.1	505.6
Changes in consolidation scope	—	16.4	16.9	19.2	0.0	52.5
Acquisitions	1.7	17.7	132.4	45.0	6.8	203.6
Write off & Disposals	(0.4)	(4.6)	(43.1)	(10.2)	(0.2)	(58.6)
Translation differences	0.2	(0.1)	3.7	(1.6)	0.1	2.4
Other movements	(13.4)	84.8	0.7	(72.4)	0.7	0.3
31 Dec. 2021	0.6	139.6	303.4	249.8	12.4	705.8
Changes in consolidation scope	—	3.9	0.6	9.2	—	13.8
Acquisitions	—	31.2	173.2	74.4	23.7	302.5
Write off & Disposals	—	(4.5)	(32.0)	(14.9)	(0.4)	(51.8)
Translation differences	—	(5.8)	(11.7)	(9.4)	(0.8)	(27.7)
Other movements	(0.0)	11.3	2.7	8.1	(22.2)	(0.0)
31 Dec. 2022	0.6	175.8	436.2	317.2	12.8	942.5

Accumulated amortization and impairment
01 Jan. 2021	(0.0)	(10.7)	(63.6)	(164.6)	—	(238.9)
Changes in consolidation scope	0.0	(8)	(0.1)	(12.4)	—	(20.8)
Increase	—	(13.0)	(69.5)	(34.0)	—	(116.5)
Decrease	—	4.2	23.1	9.3	—	36.6
Translation differences	(0.0)	(0.7)	(0.6)	(0.3)	—	(1.6)
Other movements	0.0	(41.8)	(2.3)	44.2	—	0.1
31 Dec. 2021	0.0	(70.3)	(113.0)	(157.8)	—	(341.1)
Changes in consolidation scope	—	(2.4)	—	(4.0)	—	(6.3)
Increase	—	(17.9)	(80.0)	(45.3)	—	(143.2)
Decrease	—	3.0	29.7	15.5	—	48.1
Translation differences	—	2.0	3.5	5.1	—	10.7
Other movements	—	4.6	0.2	(16.1)	—	(11.3)
31 Dec. 2022	0.0	(81.0)	(159.6)	(202.6)	—	(443.1)

Net
31 Dec. 2021	0.6	69.3	190.4	91.9	12.4	364.7
31 Dec. 2022	0.6	94.8	276.6	114.6	12.8	499.4
15.2 Leases
The main accounting policies applied to leases as of the date the Group was formed are set out below.
The Group is the lessee of several leases, mainly for real estate. It leases most of the sites where call centers are located. These are generally commercial leases, with characteristics that differ depending on the regulations of the country where they are located, particularly regarding the lease term. The leases may also have price index clauses and termination options. In accordance with IFRS 16, these characteristics were taken into account when calculating right-of-use assets and lease liabilities.

Marnix Lux SA	Consolidated financial statements as of December 31, 2022 and December 31, 2021 and for the three years ended December 31, 2022
The Group also leases vehicles. The leases have been restated as required by IFRS 16, as they fall within its scope of application.
The recognition of real estate leases and vehicle leases involves recording a lease liability on the balance sheet, corresponding to the present value of future lease payments, and a right-of-use asset.
The main practical expedients of IFRS 16 used by the Group concern leases of low-value assets (under €5,000) and lease commitments for less than one year.
In terms of lease modifications:
If the scope of a lease is increased and the consideration is commensurate with the stand-alone price for the increase in scope, the modification is accounted for as a separate lease.
-
For all other types of lease modification, the lease liability is remeasured and the carrying amount of the underlying right-of-use asset is adjusted. The right-of-use asset is adjusted to reflect the remeasured lease liability or decreased to reflect the reduction in scope of the modified lease. Any resulting gain or loss is recognized in the lessee’s income statement under “other operating income and expense”.

The lease term is the period of time during which the lease is non-cancellable, together with periods covered by an option to extend the lease that the Group is reasonably certain to exercise and periods covered by an option to terminate the lease that the Group is reasonably certain not to exercise.
The incremental borrowing rate is estimated at the commencement date of each lease based on the lease term and duration to reflect the profile of the lease payments.
Right-of-use assets break down as follows:
In € millions	Intangible assets	Buildings	Other tangible assets incl. transportation equipment	Total
Gross value at 01 Jan. 2021	0.1	184.2	8.7	193.0
Amortization and depreciation cumulated	(0.1)	(58.3)	(5.3)	(63.7)
Net value at 01 Jan. 2021	(0.0)	126.0	3.4	129.3
Changes in consolidation scope	—	13.9	2.9	16.8
New contracts/Renewal/Modifications	0.0	107.6	3.1	110.7
Amortization and depreciation	—	(65.1)	(4.4)	(69.5)
Translation differences	(0.0)	2.7	0.4	3.1
Net value at 31 Dec. 2021	(0.0)	185.1	5.4	190.4
In € millions	Buildings	Other tangible assets incl. transportation equipment	Total
Gross value at 01 Jan. 2022	289.8	13.6	303.4
Amortization and depreciation cumulated	(104.8)	(8.2)	(113.0)
Net value at 01 Jan. 2022	185.1	5.4	190.4
Changes in consolidation scope	0.6	0.0	0.6
New contracts/Renewal/Modifications	166.1	7.7	173.7
Amortization and depreciation	(74.7)	(5.3)	(80.0)
Translation differences	(7.9)	(0.2)	(8.1)
Net value at 31 Dec. 2022	269.1	7.5	276.6

Marnix Lux SA	Consolidated financial statements as of December 31, 2022 and December 31, 2021 and for the three years ended December 31, 2022
As of 31 December 2022, a €14.3 million expense was recognized for leases that do not fall within the scope of IFRS 16 compared with €11.1 million as of 31 December 2021 and €7.7 million as of 31 December 2020. This amount mainly covers short-term and low value leases, and various taxes and other lease expenses.
NOTE 16 OTHER NON-CURRENT FINANCIAL ASSETS
In € millions	01 Jan. 2021	Changes in consolidation scope	Acquisitions	Impairment	Retirements & disposals	Translation differences	Transfers	31 Dec. 2021
Other financial assets	9.5	0.3	7.1	(0.9)	(3.1)	0.1	0.0	13.1
Derivative instruments	0.5	—	0.7		0.0	0.0	0.0	1.2
Total	10.0	0.3	7.8	(0.9)	(3.1)	0.2	0.0	14.3
In € millions	01 Jan. 2022	Changes in consolidation scope	Acquisitions	Impairment	Disposals	Translation differences	Transfers	31 Dec. 2022
Other financial assets	13.1	(0.0)	12.5	—	(9.9)	(0.4)	(0.2)	15.2
Derivative instruments	1.2	—	8.4	—	(0.0)	—	0.0	9.5
Total	14.3	(0.0)	20.9	0.0	(9.9)	(0.4)	(0.2)	24.7
NOTE 17 MANAGEMENT OF FINANCIAL RISK
Due to its activities, the Group is exposed to various types of financial risk:
-	market risk: foreign exchange risk, interest rate risk,
-	credit and counterparty risk, and
-	liquidity risk.
17.1 Credit risk
Credit risk is the risk of financial loss for the Group if a client or counterparty to a financial instrument were to default on its contractual obligations. The carrying amount of the financial assets is the maximum credit risk exposure.
The Group does not believe that there is a significant potential impact arising from credit risk due to the high credit rating of the Group’s counterparties. In addition, the credit/debit value adjustment of derivatives calculated on 31 December 2022 did not have a significant effect on the Group.
17.2 Interest rate risk
The Webhelp Group manages its own interest rate and foreign exchange risk. Webhelp takes no speculative positions.
The Group’s exposure to interest rate risk arises mainly from its variable-rate debt, taken out in connection with GBL’s majority investment in November 2019, which was extended in July 2021 for the OneLink acquisition.
To manage exposure to interest rate increases, in Q4 2022 the Webhelp group set up interest rate hedges to convert a portion of variable-rate debt payments to fixed-rate payments. The overall fair value of these hedges, which are classified as cash flow hedges in IFRS, is €5.4 million. At end-December 2022, the fair value was recognized in full under shareholders’ equity due to the effective nature of the hedge.
•
GBP hedging: an interest rate swap was set up based on a notional amount of GBP 75 million to pay a fixed interest rate (swap rate) of 3.865% and receive a variable rate equal to the Sterling Overnight Index Average (SONIA), with a floor of 0%. No premium was paid for the purchase of the floor as the latter was incorporated into the swap’s fixed interest rate.

Marnix Lux SA	Consolidated financial statements as of December 31, 2022 and December 31, 2021 and for the three years ended December 31, 2022
•
EUR hedging: cap spread strategy [2.50 – 4.50%] based on a notional principal amount of €100 million, maturing in July 2025, and two collars (purchase of a cap with a strike rate of 3% and sale of floor at 1.75%) based on an aggregate notional principal amount of €200 million, maturing in July 2025. Webhelp SAS is required to pay a total premium of €2.6 million according to a contractual schedule.

•
USD hedging: collar strategy based on a notional amount of USD 200 million (purchase of an interest rate cap of 4% and sale of an interest rate floor at 1.15%), plus the purchase of an interest rate floor of 0.50% reflecting the floor in the hedged item. Webhelp SAS paid a premium of USD 1.2 million.

Regarding sensitivity:
•
Theoretically, a 100 basis point rise in the 3-month Euribor would generate approximately €13 million in additional interest expense per year. However, Webhelp has hedged a portion of its risk with collars and cap spreads. The 3-month EURIBOR was 2.132% at 31 December 2022, so a 100 basis point rise would generate €12 million in additional interest expense. Conversely, a 100 basis point decrease would generate an interest expense decrease of approximately €11 million.

•
Theoretically, a 100 basis point rise in the SONIA would generate approximately GBP 1.3 million in additional financial expense, excluding the effect of currency translation. However, Webhelp has hedged a portion of its risk with an interest rate swap. As the SONIA was 3.4282% at 31 December 2022, a 100 basis point rise would generate GBP 0.5 million in additional interest expense. Conversely, a 100 basis point decrease would generate an interest expense decrease of GBP 0.5 million.

•
Theoretically, a 100 basis point rise in the SOFR would generate approximately USD 3.5 million in additional interest expense, excluding the effect of currency translation. However, Webhelp has hedged a portion of its risk with collars. The SOFR was 4.3% at 31 December 2022, so a 100 basis point rise would generate USD 1.7 million in additional interest expense. Conversely, a 100 basis point decrease would generate a decrease of USD 3.5 million in interest expense.

17.3 Foreign exchange risk
With regard to foreign exchange risk, transactions carried out by Webhelp are denominated, whenever possible, in the same currency as the functional currency of the entity undertaking the transaction. The foreign exchange risk arises from intercompany transaction between offshore contact centers and commercial entities who billed the customers.
To hedge this transactional currency risk, Webhelp uses currency forwards and non-deliverable forwards. In compliance with IFRS 9, the hedging relationship has been classified as a cash flow hedge. At end-December 2022, an aggregate fair value of -€4.4 million was recognized on the balance sheet with offsetting entries of -€4.3 million in other comprehensive income and -€0.1 million in income statement respectively.
Currency pair	Fair value in € millions
EUR/MAD	-3.3
EUR/DZD	0.5
EUR/EGP	-4.1
EUR/RON	1.6
ZAR/USD	0.5
ZAR/GBP	0.3
Total	-4.4
The Group’s exposure to foreign exchange rate risk arises also from the portion of its variable-rate debt denominated in GBP and USD. The following sensitivity testing did not show any major risk: at 31 December 2022, a 1,000 basis point rise or fall in the euro (to the GBP and USD) would only have a limited effect on the Group’s net debt, estimated at -2.4% and +2.9%, respectively.

Marnix Lux SA	Consolidated financial statements as of December 31, 2022 and December 31, 2021 and for the three years ended December 31, 2022
17.4 Liquidity risk
Liquidity risk is the risk that the Group could experience difficulties in honoring its financial liability commitments requiring payment in cash or in another financial asset. Webhelp’s cash forecasts between the drawdown date and the date of repaying debt should allow the Group to honor its repayments when they fall due. (See Note 27.2 “Compliance with financial ratios required for bank loans”).
To manage its non-current financial liabilities as well as the debt that it has taken on with regard to its suppliers and other creditors, at 31 December 2022, the Group had €340.0 million in net cash and cash equivalents including €176.2 million of restricted cash related to Logbox liabilities at Webhelp Payment Services (see Note 22 “Cash and debt”) and €356.7 million in available credit lines at 31 December 2022, comprised of the following:
RCF Lines				Maturity date
In € millions	Available	Used	Max lines	< 1 year	In the 2nd and 3rd Year	In the 3rd to 5th years
Central	311,6	0,0	311,6	0,0	0,0	311,6
Local	45,1	0,2	45,3	45,3	0,0	0,0
Total	356,7	0,2	356,9	45,3	0,0	311,6
In December 2021, the Group had €375.0 million in net cash and cash equivalents including €162.4 million of restricted cash related to Logbox liabilities at Webhelp Payment Services (see Note 22 “Cash and debt”) and €362.1 million in available credit lines comprised of the following:
RCF Lines				Maturity date
In € millions	Available	Used	Max lines	< 1 year	In the 2nd and 3rd Year	In the 3rd to 5th years	Non cancellable
Central	311,6	0,0	311,6	0,0	0,0	311,6	0,0
Local	50,5	0,9	51,4	31,7	5,2	0,0	14,4
Total	362,1	0,9	363,0	31,7	5,2	311,6	14,4
On the basis of currently available information and the various scenarios projected by Management, the Group has the financial capacity to meet its financing requirements for the next 12-month period. The revolving credit facility has an expiry date of more than one year. The Group believes that it is not exposed to liquidity risk.
NOTE 18 FINANCIAL INSTRUMENTS
Financial instruments comprise:
-	financial assets, which include trade receivables, other non-current assets, other current assets, cash management assets and cash and cash equivalents,
-	financial liabilities, which include long and short-term borrowings and bank overdrafts, operating liabilities and other current and non-current liabilities, and derivative instruments.
18.1 Recognition of financial instruments
Financial instruments (assets and liabilities) are recorded in the consolidated balance sheet at their initial fair value.
Financial assets and liabilities are subsequently measured at fair value or amortized cost depending on their type.
The fair value of a financial instrument is the amount for which an asset could be exchanged, or a liability settled, between knowledgeable, willing parties in an arm's length transaction.

Marnix Lux SA	Consolidated financial statements as of December 31, 2022 and December 31, 2021 and for the three years ended December 31, 2022
The amortized cost corresponds to the initial carrying amount (net of transaction costs), plus interest calculated based on the effective interest rate, less cash outflows (coupons, reimbursement of principal, and if applicable, redemption premiums). Interest incurred (income and expenses) is not recorded at the nominal rate of the financial instrument, but rather on the basis of the effective interest rate of the financial instrument. Financial assets measured at amortized cost are subject to impairment tests carried out as soon as there is an indication of impairment loss. Any impairment loss is recorded in the income statement.
Financial instruments are initially recognized in the consolidated balance sheet, and subsequently remeasured, using the methods described above, based on the following interest rate definitions:
-	the coupon, which is the nominal interest rate on borrowings,
-
the effective interest rate, which is the rate that exactly discounts the estimated cash flows through the expected term of the instrument, or, where appropriate, a shorter period to obtain the net carrying amount of the financial asset or liability. This calculation includes all fees paid or received, transaction costs, and if applicable, premiums to be paid and received,

-	the market interest rate, which reflects the effective interest rate recalculated at the measurement date based on current market parameters.
Financial instruments (assets and liabilities) are derecognized when the related risks and rewards of ownership have been transferred, and when the Group no longer exercises control over the instruments.
18.2 Derivative and other financial instruments
Derivative and other financial instruments mainly comprise:
-
forwards and non-deliverable forwards used to hedge foreign exchange risk (see Note 17.3 “Foreign exchange risk”). These derivatives are classified as cash flow hedges. Changes in the fair value of the effective portion are recognized in equity, and the ineffective portion, as financial income or expense.

-
Interest rate swaps to hedge the interest rate risk of variable-rate debt (see Note 17.2 “Interest rate risk”). These derivatives are classified as cash flow hedges. Changes in the fair value of the effective portion are recognized in equity, and the ineffective portion, as financial income or expense.

-	Financial liabilities for put options over non-controlling interests. Changes in the carrying amount, effects of foreign currency translation and effects of remeasurement are recognized in equity.
-
Liabilities for contingent consideration payable on business combinations (“earn outs”) are remeasured at fair value at each reporting date. The remeasurement impact is recorded in other operating income and expenses, except for unwinding of discount and foreign exchange gains/losses which are recorded in financial income and expense.

18.3 Fair value measurement
The fair value measurement methods for financial and non-financial assets and liabilities defined above are categorized into the following three levels of fair value:
-	Level 1: Fair value measured based on quoted prices (unadjusted) in active markets for identical assets or liabilities,
-	Level 2: Fair value measured using inputs other than quoted prices in active markets, that are observable either directly (prices) or indirectly (derived from prices),
-	Level 3: Fair value of assets or liabilities measured using inputs that are not based on observable market data (unobservable inputs).
As far as possible, the Group applies Level 2 measurement methods.

Marnix Lux SA	Consolidated financial statements as of December 31, 2022 and December 31, 2021 and for the three years ended December 31, 2022
Financial instruments categorized by fair value level were as follows:
31 Dec. 2020 (unaudited)
In € millions	Total Carrying amount	Assets/liabilities measured at amortization cost	Derivative instruments(1)	Assets/liabilities measured at fair value through equity(2)
Fair value level			Level 2	Level 3
Financial assets	756.0	750.6	5.3	—
Other non-current financial assets	10.0	10.0	0.0	—
Trade and related receivables	309.2	309.2	—	—
Tax and employee-related receivables	61.0	61.0	—	—
Other current assets	61.7	56.4	5.3	—
Cash and cash equivalents	314.0	314.0	—	—
Financial liabilities	1,902.1	1,888.3	4.2	9.6
Loans	1,213.5	1,213.5	—	—
Liabilities relating to finance leases	134.3	134.3	—	—
Other non-current liabilities	9.7	0.0	2.6	7.1
Trade and related payables	100.6	100.6	—	—
Tax and social security payables	220.6	220.6	—	—
Current financial liabilities	19.7	19.7	—	—
Bank overdrafts	1.4	1.4	—	—
Other current liabilities	202.4	198.2	1.6	2.5
31 Dec. 2021
In € millions	Total Carrying amount	Assets/liabilities measured at amortization cost	Derivative instruments(1)	Assets/liabilities measured at fair value through equity(2)	Assets/liabilities measured at fair value through profit and loss(3)
Fair value level			Level 2	Level 3	Level 3
Financial assets	914.6	906.1	8.5	—	—
Other non-current financial assets	14.3	13.1	1.2	—	—
Trade and related receivables	368.2	368.2	—	—	—
Tax and employee-related receivables	87.8	87.8	—	—	—
Other current assets	69.4	62.1	7.3	—	—
Cash and cash equivalents	375.0	375.0	—	—	—
Financial liabilities	2,584.4	2,547.1	2.2	23.8	11.2
Loans	1,743.9	1,743.9	—	—	—
Liabilities relating to finance leases	203.8	203.8	—	—	—
Other non-current liabilities	28.3	0.1	1.1	23.8	3.3
Trade and related payables	121.0	121.0	—	—	—
Tax and social security payables	264.9	264.9	—	—	—
Current financial liabilities	11.2	11.2	—	—	—
Bank overdrafts	0.9	0.9	—	—	—
Other current liabilities	210.4	201.3	1.1	(0.0)	7.9

Marnix Lux SA	Consolidated financial statements as of December 31, 2022 and December 31, 2021 and for the three years ended December 31, 2022
31 Dec. 2022
In € millions	Total Carrying amount	Assets/liabilities measured at amortization cost	Derivative instruments(1)	Assets/liabilities measured at fair value through equity(2)	Assets/liabilities measured at fair value through profit and loss(3)
Fair value level			Level 2	Level 3	Level 3
Financial assets	998.9	986.6	12.3	—	—
Other non-current financial assets	24.7	15.1	9.5	—	—
Trade and related receivables	433.4	433.4	—	—	—
Tax and employee-related receivables	116.1	116.1	—	—	—
Other current assets	84.8	82.0	2.8	—	—
Cash and cash equivalents	340.0	340.0	—	—	—

Financial liabilities	2,814.8	2,735.6	8.5	11.1	59.6
Loans	1,758.0	1,758.0	—	—	—
Liabilities relating to finance leases	304.7	304.7	—	—	—
Other non-current liabilities	56.8	5.4	1.5	4.1	45.8
Trade and related payables	128.7	128.7	—	—	—
Tax and social security payables	312.5	312.5	—	—	—
Current financial liabilities	17.1	17.1	—	—	—
Other current liabilities	237.1	209.3	7.0	6.9	13.8
(1)	Hedging derivatives, namely forwards and non-deliverable forwards as well as EUR, GBP and USD interest rate hedges (swaps, cap spreads and collars) eligible for hedge accounting.
(2)	Assets / liabilities measured at fair value through equity correspond to liabilities for put options on non-controlling interests.
(3)	Assets / liabilities measured at fair value through profit or loss correspond to liabilities for contingent consideration payable on business combinations (“earn outs”).
NOTE 19 TRADE AND OTHER RECEIVABLES
Trade and other receivables are current financial assets.
When initially recognized, the receivables are recorded at their fair value. At the reporting date, they are generally measured at amortized cost using the effective interest rate method. However, interest-free receivables that are due within one year are measured at the amount of the original invoice or at their nominal amount when discounting is negligible.
An impairment loss is recognized when losses are expected. We analyze losses expected on our customer portfolio based on a retrospective analysis of their run-off. If the analysis finds that gains have been over-valued, a provision for impairment is made to align the market value of the receivable with the net amount of expected losses. Impairment loss can be reversed if expected losses decrease.
Unrecoverable receivables are considered losses when they are identified as such and recognized under other operating expenses.

Marnix Lux SA	Consolidated financial statements as of December 31, 2022 and December 31, 2021 and for the three years ended December 31, 2022
Receivables can be broken down by type as follows:
In € millions	Gross amount at 31 Dec. 2020 (unaudited)	Impairment	Carrying amount at 31 Dec. 2020 (unaudited)
Trade receivables	316.9	(7.7)	309.2
Total	316.9	(7.7)	309.2
In € millions	Gross amount at 31 Dec. 2021	Impairment	Carrying amount at 31 Dec. 2021
Trade receivables	371.2	(3.0)	368.2
Total	371.2	(3.0)	368.2
In € millions	Gross amount at 31 Dec. 2022	Impairment	Carrying amount at 31 Dec. 2022
Trade receivables	435.5	(2.1)	433.4
Total	435.5	(2.1)	433.4
All receivables are due within one year.
The Webhelp Group has set up several factoring schemes to finance its working capital requirement. The factoring agreements are non-recourse, except for two that were unused at 31 December 2022. The first was set up with ING in the Netherlands for a maximum €8 million. The second was set up with RBS in the United Kingdom for up to GBP 15 million. The receivables subject to non-recourse factoring are derecognized based on IFRS 9 derecognition criteria.
The non-recourse factoring agreements include factoring and reverse factoring schemes that the Webhelp Group has set up with some of its customers. The maximum financing amount at 31 December 2022 is €210 million, of which €200 million used; at 31 December 2021 €174 million, of which €144 million used.
The change in impairment of trade receivables and related accounts is presented below:
In € millions	01 Jan. 2021	Changes in consolidation scope	Allowance/ reversal	Balance sheet adjustment at 1 Jan.	Translation differences	31 Dec. 2021
Impairment of trade receivables	(7.7)	(0.3)	7.0	(2.0)	0.0	(3.0)
In € millions	01 Jan. 2022	Changes in consolidation scope	Allowance/ reversal	Transfer	Translation differences	31 Dec. 2022
Impairment of trade receivables	(3.0)	(0.0)	0.5	0.3	0.0	(2.1)
NOTE 20 SOCIAL SECURITY AND TAX RECEIVABLES
Social security and tax receivables can be broken down as follows:
In € millions	31 Dec. 2022	31 Dec. 2021	31 Dec. 2020 (unaudited)
Employee-related receivables	1.4	0.3	0.8
Tax receivables	85.2	68.7	51.1
Income tax receivables	29.4	18.8	9.2
Total	116.1	87.8	61.0

Marnix Lux SA	Consolidated financial statements as of December 31, 2022 and December 31, 2021 and for the three years ended December 31, 2022
NOTE 21 OTHER CURRENT ASSETS
Other current assets can be broken down as follows:
In € millions	Gross amount at 31 Dec. 2020 (unaudited)	Impairment	Carrying amount at 31 Dec. 2020 (unaudited)
Prepaid expenses	15.1		15.1
Other receivables	48.1	(1.5)	46.6
Total	63.2	(1.5)	61.7
In € millions	Gross amount at 31 Dec. 2021	Impairment	Carrying amount at 31 Dec. 2021
Prepaid expenses	16.6		16.6
Other receivables	52.7	0.0	52.8
Total	69.4	0.0	69.4

In € millions	Gross amount at 31 Dec. 2022	Impairment	Carrying amount at 31 Dec. 2022
Prepaid expenses	25.2		25.2
Other receivables	59.6	0.0	59.6
Total	84.8	0.0	84.8
At 31 December 2022, other receivables comprised:
•	factoring guarantee deposits: €8.7 million;
•	the short-term portion of hedging instruments: €2.8 million;
•	IFRS 15 contract assets: €1.1 million.
At 31 December 2021, other receivables comprised:
•	the short-term portion of hedging instruments: €7.3 million;
•	factoring guarantee deposits: €7.2 million;
•	IFRS 15 contract assets: €6.0 million.
NOTE 22 CASH AND DEBT
Cash, which appears in the cash flow statement, is composed of cash and cash equivalents (short-term and bank investments) minus bank overdrafts.
Net cash or net debt includes cash, as defined above, as well as cash management assets (assets presented separately in the balance sheet due to their characteristics) less short and long-term financial debt
22.1 Cash, cash equivalents and net debt
In connection with the acquisition by Groupe Bruxelles Lambert (GBL), a new loan “Term loan B” was taken out by Marnix SAS in 2019, as the previous loan had been paid back early under the “change of control” clause in the previous banking documents. This loan was extended in 2021 for the OneLink acquisition. The principal amount and interest rate for each credit facility at 31 December 2022 were as follows:

Marnix Lux SA	Consolidated financial statements as of December 31, 2022 and December 31, 2021 and for the three years ended December 31, 2022
-
€1,020 million drawn down from the B1 EUR facility, denominated in EUR, on November 19, 2019, bearing interests on variable reference rate (Euribor index) and a margin of 3.0% subject to margin ratchet mechanism;

-
£125 million drawn down from the B1 GBP facility, denominated in GBP, on November 19, 2019, bearing interests on variable reference rate (Sonia index) and a margin of 4.25% subject to margin ratchet mechanism;

-
€285.6 million drawn down from the B1 EUR facility, denominated in EUR, on July 30, 2021, bearing interests on variable reference rate (Euribor index) and a margin of 3.5% subject to margin ratchet mechanism;

-
$344.75 million drawn down on the B1 USD facility, denominated in USD, on July 30, 2021 (denominated in USD as from August 2, 2021), after repayment, bearing interests on variable reference rate (SOFR index) and a margin of 3.75% subject to margin ratchet mechanism.

The euro-denominated revolving credit facility (RCF) amounted to €311,6 million, the full amount of which was available at 31 December 2022, bearing interests on variable reference rate (Euribor index) and a margin of 2.75% subject to margin ratchet mechanism
The initial term loan B and the RCF mature in 2026, the extension of term loan B matures in 2028.
Debt issuance costs included into the determination of the effective interest rate amounted to €45.7 million, broken down as follows:
-	Expenses from the acquisition by GBL Group:
○	Costs for the B1 EUR facility: €22.5 million;
○	Costs for the B1 GBP facility of €125 million: GBP 2.8 million;
○	Costs for the RCF: €4.6 million.
-	Expenses from the acquisition of OneLink:
○	Costs for the issue of the B1 EUR Facility: €6.7 million;
○	Costs for the issue of the B1 USD Facility: USD 9.1 million;
○	Costs for the RCF increase amounted to €1.2 million.
On July 9, 2020, Marnix Lux SA entered into a loan agreement as borrower with Sapiens S.à r.l. as lender, pursuant to which the lender granted a EUR 3,000,000.00 revolving facility to the borrower.
The Facility shall have a duration of 3 years as of the date of the agreement (i.e. July 9, 2023).
The Group’s net debt broke down as follows:
In € millions	31 Dec. 2022	31 Dec. 2021	31 Dec. 2020 (unaudited)
Cash	158.0	211.8	153.2
Restricted cash Logbox activity	176.2	162.4	160.8
Other restricted cash	5.7	0.8	0.0
Cash and cash equivalents	340.0	375.0	314.0
Bank overdrafts	0.0	0.9	1.4
Net cash and cash equivalents	340.0	374.0	312.6
Loans and borrowings	2,079.7	1,958.9	1,367.5
Net debt	1,739.7	1,583.9	1,053.5

Marnix Lux SA	Consolidated financial statements as of December 31, 2022 and December 31, 2021 and for the three years ended December 31, 2022
22.2 Breakdown of borrowings and other financial debts
The Group’s gross financial debt broke down as follows:
In € millions	31 Dec. 2020 (unaudited)	Non-current	Current
Bank overdrafts	1.4	—	1.4
Senior loan	1,215.9	1,215.9	0.0
Senior loan issuance costs	(25.5)	(25.5)	—
CDN loan (Direct Medica)	2.9	0.0	2.9
Spain	5.7	5.2	0.5
Madagascar	3.4	2.1	1.3
Marnix Lux SA loan with Sapiens S.à r.l.	0.7	0.7	—
Other loans	10.2	7.9	2.3
Other bank debts related to hedging instruments	0.2	0.2	—
Liabilities relating to finance leases	134.3	88.3	46.0
Loans and borrowings, excluding accrued interest	1,347.8	1,294.8	53.0
Accrued interest	19.7	—	19.7
Loans and borrowings	1,367.5	1,294.8	72.6
Total	1,368.9	1,294.8	74.1
In € millions	31 Dec. 2021	Non-current	Current
Bank overdrafts	0.9	—	0.9
Senior loan	1,761.8	1,758.7	3.1
Senior loan issuance costs	(35.6)	(35.6)	—
CDN loan (Direct Medica)	3.3	0.4	2.9
Spain	5.2	3.5	1.7
Madagascar	5.6	3.4	2.2
Marnix Lux SA loan with Sapiens S.à r.l.	1.3	1.3	—
Other loans	2.2	0.8	1.4
Liabilities relating to finance leases	203.8	148.8	55.0
Other financial liabilities	(0.5)	—	(0.5)
Loans and borrowings, excluding accrued interest	1,947.2	1,881.4	65.8
Accrued interest	11.6	—	11.6
Loans and borrowings	1,958.9	1,881.4	77.4
Total	1,959.8	1,881.4	78.3
In € millions	31 Dec. 2022	Non-current	Current
Bank overdrafts	0.0	—	0.0
Senior loan	1,769.7	1,766.5	3.3
Senior loan issuance costs	(28.4)	(28.4)	—
CDN loan (Direct Medica)	0.5	—	0.5
Spain	3.5	1.8	1.7
Grupo services	1.9	1.9	—
Colombia	1.7	—	1.7
Madagascar	3.8	2.2	1.6
Marnix Lux SA loan with Sapiens S.à r.l.	1.8	—	1.8
Other loans	0.8	0.2	0.6

Marnix Lux SA	Consolidated financial statements as of December 31, 2022 and December 31, 2021 and for the three years ended December 31, 2022
In € millions	31 Dec. 2022	Non-current	Current
Other bank debts related to hedging instruments	2.5	1.5	1.0
Liabilities relating to finance leases	304.7	242.5	62.3
Loans and borrowings, excluding accrued interest	2,062.7	1,988.1	74.6
Accrued interest	17.0	—	17.0
Loans and borrowings	2,079.7	1,988.1	91.6
Total	2,079.8	1,988.1	91.7
22.3 Analysis of financial debt by maturity
In € millions	31 Dec. 2020 (unaudited)	Less than 1 year	Between 1 and 5 years	More than 5 years
Loans	1,239.0	7.0	16.1	1,215.9
Senior loan issuance costs	(25.5)	—	—	(25.5)
Liabilities relating to finance leases	134.3	46.0	88.3	—
Other liabilities	21.1	21.1	—	—
Total	1,368.9	74.1	104.4	1,190.4
In € millions	31 Dec. 2021	Less than 1 year	Between 1 and 5 years (*)	More than 5 years (*)
Loans	1,779.4	11.2	1,190.6	577.6
Senior loan issuance costs	(35.6)	—	(22.3)	(13.3)
Liabilities relating to finance leases	203.8	55.0	101.0	47.8
Other liabilities	12.1	12.1	—	—
Total	1,959.8	78.3	1,269.3	612.1.
(*)	Of which senior loan for €1,181.1 million mainly in 2026 and €577.6 million mainly in 2028, becoming payable in case of change of direct or indirect control of the borrower
In € millions	31 Dec. 2022	Less than 1 year	Between 1 and 5 years (*)	More than 5 years (*)
Loans	1,786.4	12.3	1,181.6	592.4
Senior loan issuance costs	(28.4)	—	(17.9)	(10.5)
Liabilities relating to finance leases	304.7	62.3	156.7	85.7
Other liabilities	17.1	17.1	—	—
Total	2,079.8	91.7	1,320.4	667.6
(*)	Of which senior loan for €1,174.1 million mainly in 2026 and €592.4 million mainly in 2028, becoming payable in case of change of direct or indirect control of the borrower

Marnix Lux SA	Consolidated financial statements as of December 31, 2022 and December 31, 2021 and for the three years ended December 31, 2022
22.4 Analysis of financial debt by currency
In € millions	31 Dec. 2022	31 Dec. 2021	31 Dec. 2020 (unaudited)
EUR	1,467.2	1,390.3	1,160.9
USD	382.9	347.3	0.2
GBP	153.0	163.1	150.4
Other	76.6	59.1	57.4
Total	2,079.8	1,959.8	1,368.9
22.5 Changes in debt
These tables present changes in debt over the reporting periods, not including other liabilities mainly composed by accrued interest and bank overdrafts.
In € millions	01 Jan. 2021	Change in consolidation scope	Addition	Decrease(1)	Foreign exchange gains (losses)	Reclassified items	31 Dec. 2021
Loans	1,239.0	1.7	605.2	(91.9)	24.2	1.3	1,779.4
Senior loan issuance costs	(25.5)	0.1	(15.4)	5.2	—	—	(35.6)
Liabilities relating to finance leases(1)	134.3	16.7	132.4	(81.7)	2.8	(0.1)	203.8
Total	1,347.8	18.5	722.2	(168.4)	26.9	1.2	1,947.7
In € millions	01 Jan. 2022	Change in consolidation scope	Addition(2)	Decrease(1)	Foreign exchange gains (losses)	Reclassified items	31 Dec. 2022
Loans(2)	1,779.4	2.7	119.2	(125.6)	10.6	(0.0)	1,786.4
Senior loan issuance costs	(35.6)	(0.0)	—	7.2	—	—	(28.4)
Liabilities relating to finance leases(1)	203.8	0.6	170.7	(69.3)	(1.4)	0.3	304.7
Total	1,947.7	3.4	290.0	(187.8)	9.2	0.3	2,062.7
(1)
The decrease in liabilities relating to finance leases includes the cancellation (non-cash) of the remaining debt in context of lease’s early termination offset by the decrease of the right of use for €(0.5) million in 2022 and €(20.2) million in 2021.

(2)	The increase of loans during 2022 includes the payment of €2.4 million by the bank on behalf of Webhelp for some derivatives instruments which has no impact in the Webhelp’s cash flow statement.
22.6 LogBox activity – specific characteristic of the Webhelp Payment Services (WPS) Group
Given the payment activity and in accordance with Article L. 522-17 of the French Monetary and Financial Code, funds received by the Group on behalf of its clients are credited to bank accounts opened specifically for this purpose, which are called holding accounts. The amounts held in such accounts were recognized at the reporting date as cash and cash equivalents.
In the Group’s financial statements, this restricted cash is classified within “cash and cash equivalents”, i.e. it is held to handle the entity’s short-term cash commitments. An equivalent liability of €176.2 million is recognized in “other current liabilities”, which is extinguished in the short term (a few days) when the amounts received by WPS are paid out.

Marnix Lux SA	Consolidated financial statements as of December 31, 2022 and December 31, 2021 and for the three years ended December 31, 2022
NOTE 23 EQUITY
23.1 Share capital
At 31 December 2022, share capital amounted to €13.6 million, comprising 1,359,707,274 shares each with a nominal value of €0.01, all of the same category.
At 31 December 2021, share capital amounted to €13.6 million, comprising 1,357,768,140 shares each with a nominal value of €0.01, all of the same category.
At 31 December 2020, share capital amounted to €13.4 million, comprising 1,342,986,410 shares each with a nominal value of €0.01, all of the same category.
The Group is not subject to any debt-to-equity ratio covenants in its debt contracts.
23.2 Treasury shares
Treasury shares are shown as a deduction from total equity.
Marnix Lux SA purchased during the financial years 2021 and 2022 own shares for an amount of €0.4 million and €0.2 million respectively in the context of service-based free share plans set up for Webhelp employees and corporate. See note 9.2 “Share-based payment”.
All amounts have been deducted from equity.
23.3 Dividends
No dividends were distributed to shareholders.
NOTE 24 CURRENT AND NON-CURRENT PROVISIONS
A provision is recognized in the consolidated balance sheet at the reporting date if, and only if, there is a legal or constructive present obligation as a result of a past event; if it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation; and if a reliable estimate can be made of the amount of the obligation. Provisions are discounted when the impact of the time value of money is material.
Changes in provisions can be broken down as follows:
In € millions	01 Jan. 2021	Change in consolidation scope	Allowances	Reversals	Unused reversals	Translation differences	Reclassified items	31 Dec. 2021
Provisions for disputes	1.4	—	0.6	(0.7)	(0.0)	(0.1)	(0.0)	1.2
Provisions for restructuring costs	0.3	(0.0)	1.5	(0.3)	—	0.0	—	1.5
Provisions for retirement obligations	8.5	(0.0)	1.9	(1.4)	—	(0.1)	—	7.0
Other contingency provisions(1)	5.1	11.6	4.1	(1.0)	(1.7)	0.7	(0.6)	18.2
Total	15.2	11.6	8.2	(3.3)	(1.7)	0.6	(0.6)	28.0
(1)	The increase in 2021 in other contingency provisions is mainly due to the recognition of a provision for tax risks, in connection with the OneLink purchase price allocation.

Marnix Lux SA	Consolidated financial statements as of December 31, 2022 and December 31, 2021 and for the three years ended December 31, 2022
In € millions	01 Jan. 2022	Change in consolidation scope	Allowances	Reversals	Unused reversals	Translation differences	Reclassified items	31 Dec. 2022
Provisions for disputes	1.2	0.1	0.3	(0.3)	(0.1)	(0.1)	—	1.2
Provisions for restructuring costs	1.5	0.0	0.7	(0.9)	(0.2)	(0.0)	—	1.1
Provisions for retirement obligations(1)	7.0	(0.0)	8.6	(1.2)	—	(0.0)	—	14.4
Other contingency provisions(2)	18.2	0.0	5.0	(2.3)	(0.2)	0.7	2.5	23.9
Total	28.0	0.1	14.5	(4.7)	(0.5)	0.6	2.5	40.5
The increase in 2022 is mainly due to:
(1)
The remeasurement of provisions for retirement obligations, primarily in France, including €2.8 million in past service costs relating to plan amendments and €3.5 million relating to changes in actuarial assumptions, offsetting items in other comprehensive income (See Note 7 “Personnel expenses and employee benefits”).

(2)	A reclassification from payroll liabilities to other contingency provisions for €2.5 million.
NOTE 25 TRADE AND OTHER PAYABLES
Trade and other payables break down as follows:
In € millions	31 Dec. 2022	31 Dec. 2021	31 Dec. 2020 (unaudited)
Trade payables	128.7	121.0	100.6
Logbox liabilities(1)	176.2	162.4	160.8
Tax and social security payables	312.5	264.9	220.6
Debt on fixed assets	2.5	1.8	2.4
Other liabilities(2)	58.4	46.2	39.2
Total	678.2	596.4	523.5
(1)	LogBox liabilities at Webhelp Payment Services (see Note 22.6 “LogBox activity – specific characteristic of the WPS Group”)
(2)	Other liabilities mainly include:
•	At 31 December 2022:
-	Earnouts and put options on non-controlling interests due in less than one year for €21.8 million;
-	Advances received from customers for €7.4 million;
-	Short-term hedging instruments for €7.1 million.
•	At 31 December 2021:
-	Advances received from customers for €16.3 million;
-	Earnouts and put options over non-controlling interests for €7.9 million.
•	At 31 December 2020:
-	Advances received from customers for €14.2 million;
-	Earnouts and put options over non-controlling interests for €2.5 million.
Trade and other payables are all due within one year.

Marnix Lux SA	Consolidated financial statements as of December 31, 2022 and December 31, 2021 and for the three years ended December 31, 2022
NOTE 26 CHANGE IN WORKING CAPITAL REQUIREMENTS
The change in working capital comprised the following components:
In € millions	2022	2021	2020 (unaudited)
Trade accounts receivables	(52.1)	(2.4)	(59.3)
Trade accounts payables	1.4	9.2	16.3
Other	(0.8)	(6.2)	46.1
Change in working capital	(51.5)	0.6	3.0
In 2022, the negative change in working capital combines the effects of a continued sales growth, change in scope mainly related to OneLink, Uitblinqers and Grupo Services acquisitions and additional client advance payments received in December 2021.
In 2021, the positive change in working capital combines the effects of an accelerated sales growth and fiscal and social debts payments postponed in 2020 due to Covid-19 Pandemic.
In 2020, the positive change in working capital combines the effects of sales growth, non-recourse factoring improving cash collection and measures taken by cash management and local governments in the context of the Covid-19 Pandemic.
NOTE 27 OFF-BALANCE SHEET COMMITMENTS
27.1 Debts guaranteed by securities
According to the senior facility agreement (SFA) signed on 16 August 2019 and its extension to finance the OneLink acquisition on 30 July 2021, Marnix French TopCo SAS, Marnix SAS, Webhelp US LLC and a consortium of leading banks backed all payment obligations for this debt up to a maximum of €1,769.7 million at 31 December 2022 (€1,761.8 million at 31 December 2021 and €1,215.9 million at 31 December 2020) by pledging various asset classes:
•	Marnix SAS and Webhelp LLC in their capacity as borrower
•	Courcelles Lux SARL (merged in 2022 into WowHoldco SAS), WowHoldco SAS, WebHelp SAS, WebHelp France SAS, WebHelp O2C Holding SAS in their capacity as guarantors for the borrowers, and
•	Marnix French Topco SAS in its capacity as guarantor for the creditors.
Other off-balance sheet commitments given by Group mainly represent €15.1 million at 31 December 2022 (€39.6 million at 31 December 2021 and €40.8 million at 31 December 2020) in loan guarantees and guarantees given to lessors in connection with lease commitments.
Future minimum commitments for ongoing leases that do not fall within the scope of IFRS 16, and leases signed but not yet commenced at 31 December 2022, 2021 and 2020 were deemed immaterial.
27.2 Compliance with financial ratios required for bank loans
According to the senior facility agreement (SFA) entered into on 16 August 2019, at the end of each quarter since September 2020, the Group must comply with the following financial covenant:
•	leverage ratio (pro forma net debt to EBITDA) under 9.8
The ratio is compliant at the end of December 2022, 2021 and 2020.
The Group is also subject to a certain number of restrictions concerning, for instance:
•	merger and sales of assets,

Marnix Lux SA	Consolidated financial statements as of December 31, 2022 and December 31, 2021 and for the three years ended December 31, 2022
•	loans (allowed if the EBITDA to fixed expenses ratio is greater than 2, and allowed within the framework of exceptions described in the SFA),
•	the distribution of dividends or other payments to shareholders,
•	business acquisition (authorized in particular if the price and pro forma EBITDA are less than the threshold described in the SFA).
27.3 Other commitments received
The available credit lines amounted to €357 million at 31 December 2022 compared with €362 million at 31 December 2021 and €189 million at 31 December 2020. Other commitments received were immaterial at 31 December 2022, 2021 and 2020.
NOTE 28 RELATED PARTY TRANSACTIONS
28.1 Parent company and governance
Webhelp is controlled by Groupe Bruxelles Lambert SA (“GBL”), an investment holding company governed by Belgian law and listed on Euronext Brussels. At 31 December 2022, GBL held 61.28% of Marnix Lux SA and its subsidiaries through the holding vehicle Sapiens S.a.r.l., a company registered in Luxembourg.
-
In terms of governance, a Supervisory Board is appointed at the level of Marnix French ParentCo SAS, a direct subsidiary of Marnix Lux SA, to oversee the management of Webhelp. The Supervisory Board comprises six members and meets at least four times a year: Three members appointed at the request of GBL;

-	Olivier Duha, co-founder of Webhelp and CEO;
-	Frédéric Jousset, co-founder of Webhelp; and
-	An independent director.
The Group Management Committee (“GMC”) focus its work and attention on strategic programs for the future of the company. The GMC increased from 8 members in 2020 to 13 members in 2022 to reflect the Group geographical expansion and cover new strategic priorities in different activities and functions.
28.2 Remuneration of Executive Officers
Remuneration of the GMC members in respect of the 2022, 2021 and 2020 fiscal years is summarized as follows:
in € millions	2022	2021	2020 (unaudited)
Short-term benefits	6.5	5.2	3.7
Share-based payment	2.2	(0.8)	3.7
Total	8.8	4.4	7.5
28.3 Related party transactions
The main related parties are:
-	The members of the Supervisory Board, the Group Management Committee and their close circle;
-	The companies over which the main members of the Supervisory Board, the Group Management Committee or their close circle exercise control or significant influence;
-	GBL, the other companies controlled by GBL, the companies over which GBL exercises joint control or significant influence and the related parties of GBL.

Marnix Lux SA	Consolidated financial statements as of December 31, 2022 and December 31, 2021 and for the three years ended December 31, 2022
In 2020, 2021 and 2022, no material transactions were entered into with related parties.
NOTE 29 SUBSEQUENT EVENTS
On March 29, 2023, Webhelp and Concentrix Corporation announced they have entered into exclusive negotiations to combine. This transaction will, subject to the approval of the regulatory authorities and fulfillment of customary closing conditions (including Concentrix’ shareholders approval), create a leading global customer experience provider, crystallizing the ambition of the two groups to play a major role in the CX industry and further accelerate their respective development.
NOTE 30 CONSOLIDATION SCOPE
			31 Dec. 2022		31 Dec. 2021		31 Dec. 2020
Company			Consolidation method	% equity interests	Consolidation method	% equity interests	Consolidation method	% equity interests	CGU Group
LU_06_HO	Marnix Lux SA		Holding company	100%	Holding company	100%	Holding company	100%	Holding
AB_01_PR	Webhelp Albania Shpk		Fully consolidated	100%	Fully consolidated	100%	Fully consolidated	100%	Continental Europe
AL_01_PR	Webhelp Algérie		Fully consolidated	100%	Fully consolidated	100%	Fully consolidated	100%	Continental Europe
AS_01_PR	Webhelp Australia Pty Ltd		Fully consolidated	100%	Fully consolidated	100%	Fully consolidated	100%	APAC
AU_01_PR	Webhelp Austria GmbH		Fully consolidated	100%	Fully consolidated	100%	Fully consolidated	100%	Continental Europe
AU_02_PR	Telecats Austria	(2)					Fully consolidated	100%	Continental Europe
BA_01_PR	Webhelp BH d.o.o. Sarajevo		Fully consolidated	100%	Fully consolidated	100%			Continental Europe
BE_01_PR	Webhelp Belgique	(1)			Fully consolidated	100%	Fully consolidated	100%	Continental Europe
BE_02_HO	Webhelp International Development		Fully consolidated	100%	Fully consolidated	100%	Fully consolidated	100%	Holding
BG_01_PR	Webhelp Bulgaria EOOD		Fully consolidated	100%	Fully consolidated	100%			Continental Europe
BJ_01_PR	Webhelp Bénin		Fully consolidated	100%	Fully consolidated	100%			Continental Europe
BR_01_HO	Webhelp Brasil Participacoes Ltda.		Fully consolidated	100%					Grupo Services
BR_02_HO	Grupo Services S.A.		Fully consolidated	100%					Grupo Services
BR_03_PR	Services Assessoria Digital Ltda.		Fully consolidated	100%					Grupo Services
BR_04_PR	Services Tech Experience Inovacao E Tecnologia Em		Fully consolidated	100%					Grupo Services
	Relacionamento Ltda.
CA_01_PR	LIVINGBRANDS Canada Corp.	(2)					Fully consolidated	100%	Continental Europe
CA_02_PR	Les Services Webhelp Inc. Canada		Fully consolidated	100%	Fully consolidated	100%	Fully consolidated	100%	Americas
CI_01_PR	Webhelp CI		Fully consolidated	100%	Fully consolidated	100%	Fully consolidated	100%	Continental Europe
CI_02_PR	WH Succursale CI		Fully consolidated	100%	Fully consolidated	100%	Fully consolidated	100%	Continental Europe
CI_03_PR	WH Abidjan Le Workshop		Fully consolidated	100%	Fully consolidated	100%	Fully consolidated	100%	Continental Europe
CN_02_PR	Webhelp Business Consulting (Shanghai) Co. Ltd		Fully consolidated	100%	Fully consolidated	100%			APAC
CN_03_PR	Webhelp (Suzhou) Information Technology Co., Ltd.		Fully consolidated	100%					APAC
CO_01_PR	Webhelp Colombia SAS		Fully consolidated	100%	Fully consolidated	100%			Continental Europe
CO_02_PR	Getcom Colombia S.A.S		Fully consolidated	100%	Fully consolidated	100%			Americas
CO_03_PR	Getcom Servicios S.A.S		Fully consolidated	100%	Fully consolidated	100%			Americas
CO_04_PR	Onelink S.A.S		Fully consolidated	100%	Fully consolidated	100%			Americas
CO_05_PR	Onelink International S.A.S		Fully consolidated	100%	Fully consolidated	100%			Americas
CO_06_PR	Experts Colombia S.A.S		Fully consolidated	100%	Fully consolidated	100%			Americas
CZ_01_PR	Webhelp Enterprise Sales Solutions Czech Republic S.r.o		Fully consolidated	100%	Fully consolidated	100%	Fully consolidated	100%	Continental Europe
CZ_02_PR	SELLBYTEL Czech Republic	(1)			Fully consolidated	100%	Fully consolidated	100%	Continental Europe
DE_01_HO	Webhelp Holding Germany GmbH		Fully consolidated	100%	Fully consolidated	100%	Fully consolidated	100%	Continental Europe
DE_02_PR	Webhelp Deutschland GmbH		Fully consolidated	100%	Fully consolidated	100%	Fully consolidated	100%	Continental Europe
DE_09_HO	SELLBYTELL Holding Germany	(2)					Fully consolidated	100%	Continental Europe
DE_10_PR	SELLBYTEL Group GmbH	(2)					Fully consolidated	100%	Continental Europe
DE_11_PR	HELPBYCOM	(2)					Fully consolidated	100%	Continental Europe
DE_12_PR	LIVINGBRANDS Germany	(2)					Fully consolidated	100%	Continental Europe
DE_13_PR	Righthead GmbH		Fully consolidated	100%	Fully consolidated	100%	Fully consolidated	100%	Continental Europe
DE_14_PR	Invires GmbH		Fully consolidated	100%	Fully consolidated	100%	Fully consolidated	100%	Continental Europe
DE_15_PR	AHA! Talentexperts	(2)					Fully consolidated	100%	Continental Europe
DE_16_HO	Webhelp Sun Holding GmbH		Fully consolidated	100%					Continental Europe
DM_01_HO	DMH3		Fully consolidated	100%	Fully consolidated	100%	Fully consolidated	100%	Continental Europe
DM_02_HO	DMH2	(2)					Fully consolidated	100%	Continental Europe
DM_03_PR	Patientys		Fully consolidated	100%	Fully consolidated	100%	Fully consolidated	100%	Continental Europe

Marnix Lux SA	Consolidated financial statements as of December 31, 2022 and December 31, 2021 and for the three years ended December 31, 2022
			31 Dec. 2022		31 Dec. 2021		31 Dec. 2020
Company			Consolidation method	% equity interests	Consolidation method	% equity interests	Consolidation method	% equity interests	CGU Group
DM_05_PR	Webhelp Medica		Fully consolidated	100%	Fully consolidated	100%	Fully consolidated	100%	Continental Europe
DM_06_PR	DM HP Direct Medical Portugal		Fully consolidated	100%	Fully consolidated	100%	Fully consolidated	100%	Continental Europe
DM_07_PR	Direct Medica Iberica		Fully consolidated	100%	Fully consolidated	100%	Fully consolidated	100%	Continental Europe
DM_08_PR	DM Pharma	(1)			Fully consolidated	97%	Fully consolidated	100%	Continental Europe
DM_09_PR	Webhelp Medica Customer Experience		Fully consolidated	100%	Fully consolidated	100%	Fully consolidated	100%	Continental Europe
DM_11_PR	Hello Consult	(2)					Equity	65%	Continental Europe
DM_13_PR	Med-to-med		Fully consolidated	100%	Fully consolidated	100%	Fully consolidated	100%	Continental Europe
DN_01_PR	Webhelp Denmark AS		Fully consolidated	100%	Fully consolidated	100%	Fully consolidated	100%	Continental Europe
EE_01_PR	Webhelp OU		Fully consolidated	100%	Fully consolidated	100%	Fully consolidated	100%	Continental Europe
EG_01_PR	Webhelp Egypt		Fully consolidated	100%	Fully consolidated	100%	Fully consolidated	100%	Continental Europe
ES_01_PR	Webhelp Malaga SLU		Fully consolidated	100%	Fully consolidated	100%	Fully consolidated	100%	Continental Europe
ES_02_PR	Infonordic SLU	(2)					Fully consolidated	100%	Continental Europe
ES_03_HO	Webhelp Spain Holding SLU		Fully consolidated	100%	Fully consolidated	100%	Fully consolidated	100%	Continental Europe
ES_04_PR	Webhelp Spain Business Process Outsourcing SLU		Fully consolidated	100%	Fully consolidated	100%	Fully consolidated	100%	Continental Europe
ES_05_PR	Webhelp El Pinillo SL	(2)					Fully consolidated	100%	Continental Europe
ES_06_PR	Webhelp SAS, Sucursal en Espana		Fully consolidated	100%	Fully consolidated	100%	Continental Europe
FD_01_HO	Webhelp O2C Holding		Fully consolidated	100%	Fully consolidated	100%	Fully consolidated	100%	Continental Europe
FD_03_HO	Financière du Bourget	(2)					Fully consolidated	100%	Continental Europe
FD_04_PR	WPS Technology		Fully consolidated	100%	Fully consolidated	100%	Fully consolidated	100%	Continental Europe
FD_05_PR	Webhelp Payment Services France		Fully consolidated	100%	Fully consolidated	100%	Fully consolidated	100%	Continental Europe
FD_06_PR	Webhelp Log box		Fully consolidated	100%	Fully consolidated	100%	Fully consolidated	100%	Continental Europe
FD_09_PR	Webhelp Payment Services Deutschland		Fully consolidated	100%	Fully consolidated	100%	Fully consolidated	100%	Continental Europe
FD_10_PR	Webhelp Payment Services Italia		Fully consolidated	100%	Fully consolidated	100%	Fully consolidated	100%	Continental Europe
FD_11_PR	Webhelp Payment Services Benelux		Fully consolidated	100%	Fully consolidated	100%	Fully consolidated	100%	Continental Europe
FD_12_PR	Webhelp Payment Services Espana		Fully consolidated	100%	Fully consolidated	100%	Fully consolidated	100%	Continental Europe
FD_14_PR	Webhelp Payment Services UK Limited		Fully consolidated	100%	Fully consolidated	100%	Fully consolidated	100%	Continental Europe
FD_15_PR	WPS Ancona	(2)					Fully consolidated	100%	Continental Europe
FD_16_PR	Webhelp KYC Services		Fully consolidated	100%	Fully consolidated	100%	Fully consolidated	100%	Continental Europe
FI_01_PR	Webhelp Finland Oy		Fully consolidated	100%	Fully consolidated	100%	Fully consolidated	100%	Continental Europe
FI_02_PR	Webhelp Finland Consulting Oy	(2)					Fully consolidated	100%	Continental Europe
FR_03_HQ	Webhelp SAS		Fully consolidated	100%	Fully consolidated	100%	Fully consolidated	100%	Continental Europe
FR_04_HQ	Webhelp France		Fully consolidated	100%	Fully consolidated	100%	Fully consolidated	100%	Continental Europe
FR_05_PR	Webhelp Caen		Fully consolidated	100%	Fully consolidated	100%	Fully consolidated	100%	Continental Europe
FR_06_PR	Webhelp Compiègne		Fully consolidated	100%	Fully consolidated	100%	Fully consolidated	100%	Continental Europe
FR_07_PR	Webhelp Montceau		Fully consolidated	100%	Fully consolidated	100%	Fully consolidated	100%	Continental Europe
FR_08_PR	Webhelp Vitré		Fully consolidated	100%	Fully consolidated	100%	Fully consolidated	100%	Continental Europe
FR_09_PR	Webhelp Gray		Fully consolidated	100%	Fully consolidated	100%	Fully consolidated	100%	Continental Europe
FR_10_PR	Webhelp Saint-Avold		Fully consolidated	100%	Fully consolidated	100%	Fully consolidated	100%	Continental Europe
FR_11_PR	Webhelp Fontenay		Fully consolidated	100%	Fully consolidated	100%	Fully consolidated	100%	Continental Europe
(1)	Merged or liquidated entities in 2022
(2)	Merged or liquidated entities in 2021

Marnix Lux SA	Consolidated financial statements as of December 31, 2022 and December 31, 2021 and for the three years ended December 31, 2022
			31 Dec. 2022		31 Dec. 2021		31 Dec. 2020
Company			Consolidation method	% equity interests	Consolidation method	% equity interests	Consolidation method	% equity interests	CGU Group
FR_12_HQ	MWebhelp Conseil		Fully consolidated	100%	Fully consolidated	100%	Fully consolidated	100%	Continental Europe
FR_13_HQ	Webhelp University France		Fully consolidated	100%	Fully consolidated	100%	Fully consolidated	100%	Continental Europe
FR_15_PR	Webhelp Prestations		Fully consolidated	100%	Fully consolidated	100%	Fully consolidated	100%	Continental Europe
FR_16_PR	WEBHELP DIGITAL MARKETING	(2)					Fully consolidated	100%	Continental Europe
FR_17_PR	Solvencia		Fully consolidated	100%	Fully consolidated	100%	Fully consolidated	100%	Continental Europe
FR_18_PR	WGE		Fully consolidated	100%	Fully consolidated	100%	Fully consolidated	100%	Continental Europe
FR_19_HO	WowHoldCo SAS		Fully consolidated	100%	Fully consolidated	100%	Fully consolidated	100%	Holding
FR_20_HO	WowMidCo SAS	(2)					Fully consolidated	100%	Holding
FR_21_HO	WowBidCo SAS	(2)					Fully consolidated	100%	Holding
FR_24_PR	Netino		Fully consolidated	100%	Fully consolidated	100%	Fully consolidated	100%	Continental Europe
FR_25_PR	Gobeyond Partners France		Fully consolidated	100%	Fully consolidated	100%	Fully consolidated	100%	Continental Europe
FR_26_PR	W Automobile Services		Fully consolidated	100%	Fully consolidated	100%	Fully consolidated	100%	Continental Europe
FR_27_PR	WTG		Fully consolidated	100%	Fully consolidated	100%	Fully consolidated	100%	Continental Europe
FR_29_PR	SELLBYTEL France	(2)					Fully consolidated	100%	Continental Europe
FR_30_PR	WCS		Fully consolidated	100%	Fully consolidated	100%	Fully consolidated	100%	Continental Europe
FR_31_HO	Marnix French ParentCo SAS		Fully consolidated	100%	Fully consolidated	100%	Fully consolidated	100%	Holding
FR_32_HO	Marnix French TopCo SAS		Fully consolidated	100%	Fully consolidated	100%	Fully consolidated	100%	Holding
FR_33_HO	Marnix SAS		Fully consolidated	100%	Fully consolidated	100%	Fully consolidated	100%	Holding
FR_34_PR	WH SFIA		Fully consolidated	100%	Fully consolidated	100%			Continental Europe
GH_01_PR	Webhelp Ghana Ltd		Fully consolidated	100%					Continental Europe
GR_01_PR	Webhelp Hellas Business Enterprise Sales SMLTD		Fully consolidated	100%	Fully consolidated	100%	Fully consolidated	100%	Continental Europe
GT_01_PR	Onelink Guatemala S.A		Fully consolidated	100%	Fully consolidated	100%			Americas
GT_02_PR	Onelink Solutions Guatemala, S.A.		Fully consolidated	100%	Fully consolidated	100%			Americas
GT_03_PR	Inversiones Xperts Guatemala S.A		Fully consolidated	100%	Fully consolidated	100%			Americas
HK_01_PR	Gobeyond Partners Asia Limited		Fully consolidated	100%					UK
HN_01_PR	Transactel Honduras, S.A. de CV		Fully consolidated	100%	Fully consolidated	100%			Americas
HU_01_HO	Webhelp Holding Germany GmbH Magyarorszagi Fioktelepe		Fully consolidated	100%	Fully consolidated	100%			Continental Europe
IL_01_PR	Webhelp Israel Ltd		Fully consolidated	100%	Fully consolidated	100%			Continental Europe
IN_01_PR	Webhelp India Private Limited		Fully consolidated	100%	Fully consolidated	100%	Fully consolidated	100%	UK
IN_02_PR	Sellbytel Marketing Services India Private Limited		Fully consolidated	100%	Fully consolidated	100%	Fully consolidated	100%	UK
IT_01_PR	Webhelp Enterprise Sales Solutions Italy		Fully consolidated	100%	Fully consolidated	100%	Fully consolidated	100%	Continental Europe
JO_01_PR	Webhelp Jordan		Fully consolidated	100%	Fully consolidated	100%	Fully consolidated	100%	Continental Europe
JP_01_PR	Webhelp Japan KK		Fully consolidated	100%	Fully consolidated	100%	Fully consolidated	100%	APAC
KO_01_PR	IQ-to-Link GmbH		Fully consolidated	100%	Fully consolidated	100%	Fully consolidated	100%	Continental Europe
KO_02_PR	EXQ Service SH.P.K		Fully consolidated	100%	Fully consolidated	100%			Continental Europe
KO_03_PR	Webhelp Kosovo L.L.C		Fully consolidated	100%	Fully consolidated	100%			Continental Europe
LA_01_PR	Webhelp Latvia SIA		Fully consolidated	100%	Fully consolidated	100%	Fully consolidated	100%	Continental Europe
LA_02_HO	Webhelp SIA		Fully consolidated	100%	Fully consolidated	100%	Fully consolidated	100%	Continental Europe
LA_03_PR	SIA Runway Accounting	(2)					Fully consolidated	100%	Continental Europe
LT_01_PR	UAB Webhelp LT		Fully consolidated	100%	Fully consolidated	100%	Fully consolidated	100%	Continental Europe
LU_04_HO	Courcelles Lux SCA	(1)			Fully consolidated	100%	Fully consolidated	100%	Continental Europe
LU_05_HO	Courcelles Lux G.P.	(2)					Fully consolidated	100%	Holding
MA_01_PR	Webhelp Madagascar		Fully consolidated	100%	Fully consolidated	100%	Fully consolidated	100%	Continental Europe
MK_01_PR	WEBHELP COMPANY SEVERNA MAKEDONIIJA DOOEL Skopje		Fully consolidated	100%	Fully consolidated	100%			Continental Europe
MO_01_PR	Webhelp Maroc		Fully consolidated	100%	Fully consolidated	100%	Fully consolidated	100%	Continental Europe
MO_02_PR	Webhelp Multimedia		Fully consolidated	100%	Fully consolidated	100%	Fully consolidated	100%	Continental Europe
MO_03_PR	Webhelp Services		Fully consolidated	100%	Fully consolidated	100%	Fully consolidated	100%	Continental Europe
MO_04_PR	Webhelp GRC		Fully consolidated	100%	Fully consolidated	100%	Fully consolidated	100%	Continental Europe
MO_05_PR	Webhelp Technopolis		Fully consolidated	100%	Fully consolidated	100%	Fully consolidated	100%	Continental Europe
MO_06_PR	Webhelp University Maroc		Fully consolidated	100%	Fully consolidated	100%	Fully consolidated	100%	Continental Europe
MO_07_PR	Webhelp Contact Center		Fully consolidated	100%	Fully consolidated	100%	Fully consolidated	100%	Continental Europe
MO_08_PR	WEBHELP SUCCURSALE		Fully consolidated	100%	Fully consolidated	100%	Fully consolidated	100%	Continental Europe
MO_09_PR	Webhelp Fes		Fully consolidated	100%	Fully consolidated	100%	Fully consolidated	100%	Continental Europe
MO_10_PR	Webhelp Agadir		Fully consolidated	100%	Fully consolidated	100%	Fully consolidated	100%	Continental Europe
MO_11_PR	Webhelp Meknes		Fully consolidated	100%	Fully consolidated	100%	Fully consolidated	100%	Continental Europe
MO_12_PR	Webhelp Marrakech		Fully consolidated	100%	Fully consolidated	100%	Fully consolidated	100%	Continental Europe
MO_13_HO	Webhelp Afrique		Fully consolidated	100%					Continental Europe
MX_01_PR	Webhelp Mexico		Fully consolidated	100%	Fully consolidated	100%	Fully consolidated	100%	Americas

Marnix Lux SA	Consolidated financial statements as of December 31, 2022 and December 31, 2021 and for the three years ended December 31, 2022
			31 Dec. 2022		31 Dec. 2021		31 Dec. 2020
Company			Consolidation method	% equity interests	Consolidation method	% equity interests	Consolidation method	% equity interests	CGU Group
MX_02_PR	Onelink Mexico S.A. de C.V.		Fully consolidated	100%	Fully consolidated	100%			Americas
MX_03_PR	Onelink Servicios S.A de C.V		Fully consolidated	100%	Fully consolidated	100%			Americas
MY_01_PR	Webhelp Malaysia Sdn.Bhd		Fully consolidated	100%	Fully consolidated	100%	Fully consolidated	100%	APAC
NI_01_PR	Onelink BPO, S.A.		Fully consolidated	100%	Fully consolidated	100%			Americas
NI_02_PR	Onelink Nicaragua, S.A.		Fully consolidated	100%	Fully consolidated	100%			Americas
NI_03_PR	Xperts Nicaragua, S.A.		Fully consolidated	100%	Fully consolidated	100%			Americas
NL_01_HO	Webhelp Netherlands Holding B.V.		Fully consolidated	100%	Fully consolidated	100%	Fully consolidated	100%	Continental Europe
NL_02_PR	Customer Contract Management Group B.V.		Fully consolidated	100%	Fully consolidated	100%	Fully consolidated	100%	Continental Europe
NL_03_PR	Webhelp Nederland B.V.		Fully consolidated	100%	Fully consolidated	100%	Fully consolidated	100%	Continental Europe
NL_04_PR	Annie2Connect B.V.	(1)			Fully consolidated	100%	Fully consolidated	100%	Continental Europe
NL_05_PR	Webhelp Enterprise B.V.		Fully consolidated	100%	Fully consolidated	100%	Fully consolidated	100%	Continental Europe
NL_06_HO	Stracelet Holding B.V.		Fully consolidated	100%	Fully consolidated	100%	Fully consolidated	100%	Continental Europe
NL_07_PR	Telecats B.V.		Fully consolidated	100%	Fully consolidated	100%	Fully consolidated	100%	Continental Europe
NL_08_PR	IPtelligence B.V.		Fully consolidated	100%	Fully consolidated	100%	Fully consolidated	100%	Continental Europe
NL_09_PR	Netino Nederland B.V.	(1)			Fully consolidated	100%	Fully consolidated	100%	Continental Europe
NL_10_HO	Customer Contract Performance Group B.V.		Fully consolidated	100%					Uitblinqers
NL_11_PR	CCPG Amsterdam B.V.		Fully consolidated	100%					Uitblinqers
NL_12_PR	CCPG Utrecht B.V.		Fully consolidated	100%					Uitblinqers
NO_01_PR	Webhelp Norway AS		Fully consolidated	100%	Fully consolidated	100%	Fully consolidated	100%	Continental Europe
NO_02_PR	Webhelp Norway Consulting AS		Fully consolidated	100%	Fully consolidated	100%	Fully consolidated	100%	Continental Europe
PA_01_HO	Onelink Holdings, S.A	(1)			Fully consolidated	100%			Americas
PE_01_PR	Webhelp Peru SAC		Fully consolidated	100%	Fully consolidated	100%	Fully consolidated	100%	Continental Europe
PE_02_PR	BPO Consulting SAC		Fully consolidated	100%	Fully consolidated	100%			Americas
PE_03_PR	Kayni.com S.A.C		Fully consolidated	100%	Fully consolidated	100%			Americas
PH_01_PR	Webhelp Philippines		Fully consolidated	100%	Fully consolidated	100%	Fully consolidated	100%	APAC
PO_01_PR	Webhelp Poland sp. Z.o.o		Fully consolidated	100%	Fully consolidated	100%	Fully consolidated	100%	Continental Europe
PO_02_PR	SELLBYTEL Poland	(1)			Fully consolidated	100%	Fully consolidated	100%	Continental Europe
PR_01_PR	Sellbytel Group Puerto Rico LLC		Fully consolidated	51%	Fully consolidated	51%	Fully consolidated	100%	Continental Europe
(1)	Merged or liquidated entities in 2022
(2)	Merged or liquidated entities in 2021

Marnix Lux SA	Consolidated financial statements as of December 31, 2022 and December 31, 2021 and for the three years ended December 31, 2022
			31 Dec. 2022		31 Dec. 2021		31 Dec. 2020
Company			Consolidation method	% equity interests	Consolidation method	% equity interests	Consolidation method	% equity interests	CGU Group
PT_01_PR	Webhelp Lisbon		Fully consolidated	100%	Fully consolidated	100%	Fully consolidated	100%	Continental Europe
PT_03_PR	Webhelp SAS – Sucursal em Portugal ESTR		Fully consolidated	100%	Fully consolidated	100%			Continental Europe
PT_04_PR	Webhelp Norte		Fully consolidated	100%	Fully consolidated	100%	Fully consolidated	100%	Continental Europe
PT_05_PR	Webhelp Oeiras		Fully consolidated	100%	Fully consolidated	100%	Fully consolidated	100%	Continental Europe
PT_06_PR	Righthead-Empresa de Trabalho Temporario Lda		Fully consolidated	100%	Fully consolidated	100%	Fully consolidated	100%	Continental Europe
PT_07_PR	WH Sun Portugal Lda		Fully consolidated	100%	Fully consolidated	100%	Fully consolidated	100%	Continental Europe
PT_08_PR	WH New Generation Lisbon		Fully consolidated	100%	Fully consolidated	100%	Fully consolidated	100%	Continental Europe
PT_09_PR	Webhelp SFIA, Sucursal em Portugal		Fully consolidated	100%					Continental Europe
RO_01_PR	Webhelp Romania SRL		Fully consolidated	100%	Fully consolidated	100%	Fully consolidated	100%	Continental Europe
RO_03_PR	WS Romania	(2)					Fully consolidated	100%	Continental Europe
RO_05_PR	Pitech Plus SA		Fully consolidated	100%	Fully consolidated	100%	Fully consolidated	100%	Continental Europe
RO_06_PR	MindMagnet Plus SRL		Fully consolidated	99%	Fully consolidated	99%			Continental Europe
RS_01_PR	Webhelp D.o.o. Beograd		Fully consolidated	100%					Continental Europe
RU_01_PR	Webhelp Vostok OOO	(1)							Continental Europe
SA_01_PR	Webhelp SA Outsourcing Proprietary Limited		Fully consolidated	100%	Fully consolidated	100%	Fully consolidated	100%	UK
SA_02_PR	Serco Global Services South Africa Proprietary Limited		Fully consolidated	100%	Fully consolidated	100%	Fully consolidated	100%	UK
SA_03_PR	SELLBYTEL South Africa		Fully consolidated	100%	Fully consolidated	100%	Fully consolidated	100%	UK
SE_01_HO	Webhelp Nordics Holding AB	(2)					Fully consolidated	100%	Continental Europe
SE_02_HO	Webhelp Nordic AB	(2)					Fully consolidated	100%	Continental Europe
SE_03_HO	Webhelp Scandinavia AB	(2)					Fully consolidated	100%	Continental Europe
SE_04_PR	Webhelp IT Services AB		Fully consolidated	100%	Fully consolidated	100%	Fully consolidated	100%	Continental Europe
SE_05_PR	Webhelp Forsakringsformedling	(2)					Fully consolidated	100%	Continental Europe
SE_06_PR	Webhelp Sweden AB		Fully consolidated	100%	Fully consolidated	100%	Fully consolidated	100%	Continental Europe
SE_07_PR	Webhelp Sweden Consulting AB	(2)					Fully consolidated	100%	Continental Europe
SG_01_PR	Webhelp Singapore Pte. Ltd		Fully consolidated	100%	Fully consolidated	100%	Fully consolidated	100%	APAC
SK_01_PR	Webhelp Slovakia s.r.o.		Fully consolidated	100%					Continental Europe
SN_01_PR	Webhelp Sénégal		Fully consolidated	100%	Fully consolidated	100%	Fully consolidated	100%	Continental Europe
SU_02_PR	Telenamic N.V.	(1)			Fully consolidated	50%	Fully consolidated	100%	Continental Europe
SU_03_PR	Telenamic N.V.		Fully consolidated	50%					Continental Europe
SV_01_PR	Getcom Intenational S.A. de C.V		Fully consolidated	100%	Fully consolidated	100%			Americas
SV_04_PR	Onelink S.A. de C.V		Fully consolidated	100%	Fully consolidated	100%			Americas
SV_05_PR	RH-T S.A. de C.V		Fully consolidated	100%	Fully consolidated	100%			Americas
SV_06_PR	Servicios Outsourcing Corporativos, S.A. de C.V.	(1)			Fully consolidated	100%			Americas
SV_07_PR	Tetel S.A. de C.V		Fully consolidated	100%	Fully consolidated	100%			Americas
SV_08_PR	Xperts El Salvador, S.A. de C.V.	(1)			Fully consolidated	100%			Americas
SW_01_PR	Webhelp Schweiz AG		Fully consolidated	100%	Fully consolidated	100%	Fully consolidated	100%	Continental Europe
SW_02_PR	CSM	(2)					Fully consolidated	100%	Continental Europe
TH_02_PR	Webhelp (Thailand) Co., Ltd		Fully consolidated	100%	Fully consolidated	100%			APAC
TN_01_PR	Sellbytel Group Tunisie SARL		Fully consolidated	90%	Fully consolidated	90%	Fully consolidated	100%	Continental Europe
TU_01_PR	Webhelp Çagri Merkezi ve Müsteri Hizmetleri A.S.		Fully consolidated	100%	Fully consolidated	100%	Fully consolidated	100%	Continental Europe
TU_02_PR	Bin Çagri Hizmetleri A.S.		Fully consolidated	100%	Fully consolidated	100%	Fully consolidated	100%	Continental Europe
TU_03_PR	Teknofix Telekomünikasyon ve Bilisim Hizmetleri A.S.		Fully consolidated	100%	Fully consolidated	100%	Fully consolidated	100%	Continental Europe
TU_04_PR	Webhelp Insan Kaynkalari Danismanlik ve Destek Hizmetleri		Fully consolidated	100%	Fully consolidated	100%			Continental Europe
	A.S.

UA_02_PR	Webhelp Kyiv LLC	(2)					Fully consolidated	100%	Continental Europe
UA_03_PR	Webhelp Lviv LLC	(2)					Fully consolidated	100%	Continental Europe
UK_01_HO	Webhelp UK Holdings Limited		Fully consolidated	100%	Fully consolidated	100%	Fully consolidated	100%	UK
UK_02_HO	Webhelp UK Trading Limited		Fully consolidated	100%	Fully consolidated	100%	Fully consolidated	100%	UK
UK_03_PR	Telecom Services Centres Limited		Fully consolidated	100%	Fully consolidated	100%	Fully consolidated	100%	UK
UK_04_PR	Webhelp Management Services (UK) Limited		Fully consolidated	100%	Fully consolidated	100%	Fully consolidated	100%	UK
UK_06_PR	Dalglen (No 823) Limited		Fully consolidated	100%	Fully consolidated	100%	Fully consolidated	100%	UK
UK_07_PR	Go Beyond Services Limited		Fully consolidated	100%	Fully consolidated	100%	Fully consolidated	100%	UK
UK_08_PR	OEE Consulting Services Limited		Fully consolidated	100%	Fully consolidated	100%	Fully consolidated	100%	UK
UK_09_PR	Webhelp Medica UK limited		Fully consolidated	100%					UK
US_01_PR	Webhelp Americas		Fully consolidated	100%	Fully consolidated	100%	Fully consolidated	100%	Americas
US_02_PR	Webhelp California		Fully consolidated	100%	Fully consolidated	100%	Fully consolidated	100%	Americas
US_03_PR	Webhelp US LLC		Fully consolidated	100%	Fully consolidated	100%			Americas
US_04_PR	Webhelp USA LLC		Fully consolidated	100%					Americas
US_05_PR	Webhelp USA Group Inc		Fully consolidated	100%					Americas
(1)	Merged or liquidated entities in 2022
(2)	Merged or liquidated entities in 2021

Marnix Lux SA	Unaudited Interim Condensed Consolidated Financial Statements as of March 31, 2023 and for the three-month ended March 31, 2023 and March 31, 2022
UNAUDITED INTERIM CONDENSED CONSOLIDATED INCOME STATEMENT
In € millions	Notes	Q1 2023	Q1 2022
Revenues	4	678.3	589.5
Other income		10.6	7.9
Purchases consumed and other external expenses	5	(89.2)	(86.8)
Taxes and duties		(4.6)	(3.0)
Personnel expenses	6	(465.7)	(393.5)
Amortization, depreciation, impairment and provision(1)	7	(40.6)	(36.4)
Operating profit before other operating income and expenses		88.8	77.8
Other operating income and expenses	8	(22.0)	(18.9)
Operating profit		66.8	58.9
Financing costs		(35.5)	(22.0)
Loss on the net monetary position		(1.3) -
Other financial income		19.5	14.4
Other financial expenses		(27.0)	(23.9)
Net financial expenses	9	(44.3)	(31.5)
Profit before taxes		22.5	27.4
Income tax	10	(7.8)	(7.0)
Net profit from continuing operations		14.7	20.4
Net profit		14.7	20.4
Attributable to owners of the parent		14.6	20.5
Attributable to non-controlling interests		0.1	(0.1)
*	Amounts are rounded to one decimal place
(1)	Amortization, depreciation, impairment and provision don’t include amortization on customer relationships and technologies recognized in other operating income and expenses.

Marnix Lux SA	Unaudited Interim Condensed Consolidated Financial Statements as of March 31, 2023 and for the three-month ended March 31, 2023 and March 31, 2022
UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME
In € millions	Q1 2023	Q1 2022
Net profit	14.7	20.4
Actuarial gains (losses) on post-employment benefits	(0.1)	(0.9)
Items that may not be reclassified to profit or loss	(0.1)	—
Gains (losses) on cash flow hedges	(0.9)	0.3
Tax on gains (losses) on cash flow hedges	0.0	1.4
Translation differences	(8.3)	9.4
Items that may be reclassified to profit or loss	(9.1)	11.1
Total comprehensive income	5.5	31.5
Of which:
- attributable to owners of the parent	5.4	31.6
- attributable to non-controlling interests	0.1	(0.1)
*	Amounts are rounded to one decimal place

Marnix Lux SA	Unaudited Interim Condensed Consolidated Financial Statements as of March 31, 2023 and for the three-month ended March 31, 2023 and March 31, 2022
UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENT OF FINANCIAL POSITION
In € millions	Notes	31 Mar. 2023	31 Dec. 2022
Goodwill	11	2,111.2	2,117.5
Other intangible assets	12	815.8	833.6
Property, plant and equipment	13	228.0	222.8
Right-of-use assets	13	278.7	276.6
Other financial assets		27.4	24.7
Deferred tax assets		11.4	16.3
Total non-current assets		3,472.4	3,491.4
Inventories and work in progress		4.3	5.0
Trade and related receivables	16	479.8	433.4
Tax and employee-related receivables		119.3	116.1
Other current assets		87.8	84.8
Cash		147.1	158.0
Restricted cash		203.3	182.0
Cash and cash equivalents	17	350.5	340.0
Total current assets		1,041.7	979.3
Total assets		4,514.0	4,470.7
In € millions	Notes	31 Mar. 2023	31 Dec. 2022
Share capital		13.6	13.6
Share premium and reserves		1,454.6	1,419.3
Net profit		14.7	39.4
Equity attributable to owners of the Company		1,482.9	1,472.3
Non-controlling interests		1.1	1.0
Total equity	18	1,484.0	1,473.3
Non-current provisions		17.0	16.9
Deferred tax liabilities		139.6	142.1
Non-current financial liabilities	17	1,741.3	1,745.6
Non-current lease liabilities	17	250.6	242.5
Other non-current liabilities		60.2	56.8
Total non-current liabilities		2,208.7	2,203.9
Current provisions		22.6	23.6
Bank overdrafts	17	0.3	0.0
Other current financial liabilities	17	31.3	29.4
Current lease liabilities	17	61.5	62.3
Trade and related payables	19	127.1	128.7
Tax and social security payables	19	317.9	312.5
Other current liabilities	19	260.6	237.1
Total current liabilities		821.3	793.5
Total equity and liabilities		4,514.0	4,470.7
*	Amounts are rounded to one decimal place

Marnix Lux SA	Unaudited Interim Condensed Consolidated Financial Statements as of March 31, 2023 and for the three-month ended March 31, 2023 and March 31, 2022
UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENT OF CASH FLOW
In € millions	Notes	Q1 2023	Q1 2022
Net profit		14.7	20.4
Income tax expenses		7.8	7.0
Net financial expenses		44.3	31.5
Amortization, depreciation, impairment and provision(1)		40.6	36.4
Non-cash items of other operating income and expenses		17.9	15.9
Income tax paid		(10.5)	(4.7)
Change in working capital		(39.9)	(73.6)
Change in Logbox liabilities	17.3	21.5	13.8
Net cash flow from operating activities		96.5	46.7
Acquisition of property, plant and equipment and intangible assets		(26.9)	(22.9)
Proceeds from disposals of property, plant and equipment and intangible assets		0.1	0.1
Acquisition of subsidiaries, net of cash and cash equivalents acquired	3.1	(1.9)	(3.4)
Net cash out flow on other current and non current assets		(2.5)	(0.0)
Net cash flow from investing activities		(31.2)	(26.3)
Increase in borrowings	17	2.9	0.0
Repayment of borrowings	17	(4.5)	(2.6)
Repayment of lease liabilities	17	(16.7)	(18.2)
Interest paid		(31.3)	(20.1)
Other financial income and expenses		(5.1)	1.1
Acquisition of treasury shares		(0.0)	(0.2)
Net cash flow from financing activities		(54.6)	(39.8)
Loss on the net monetary position		(1.3)	—
Effect of exchange rates on cash and cash equivalents		0.6	1.2
Increase (decrease) in net cash and cash equivalents		10.2	(18.2)
Opening net cash and cash equivalents		340.0	374.0
Closing net cash and cash equivalents		350.1	355.7
Increase (decrease) in net cash and cash equivalents		10.2	(18.3)
*	Amounts are rounded to one decimal place
(1)	Net charges to amortization, depreciation, impairment and provision don’t include amortization on customer relationships and technologies recognized in other operating income and expenses.

Marnix Lux SA	Unaudited Interim Condensed Consolidated Financial Statements as of March 31, 2023 and for the three-month ended March 31, 2023 and March 31, 2022
UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN EQUITY
In € millions	Share capital and additional paid-in capital	Retained earnings and other reserves	Translation reserve	Actuarial gains (losses) on post- employment benefits	Gains (losses) on cash flow hedges	Gains (losses) on put options measured at fair value	Equity attributable to owners of the Company	Non- controlling interests	Total equity
At January 1, 2022	1,338.7	47.5	(5.3)	(0.0)	(3.6)	0.2	1,377.5	1.1	1,378.6
Net profit	—	20.5	—	—	—	—	20.5	(0.1)	20.4
Other comprehensive income	—	—	9.4	—	1.7	—	11.1	(0.0)	11.1
Total comprehensive income	—	20.5	9.4	—	1.7	—	31.6	(0.1)	31.5
Treasury shares	(0.1)	—	—	—	—	—	(0.1)	—	(0.1)
Share-based compensation	—	1.4	—	—	—	—	1.4	—	1.4
Other	—	(0.1)	—	—	—	(0.5)	(0.6)	—	(0.6)
At March 31, 2022	1,338.6	69.3	4.1	(0.0)	(1.9)	(0.3)	1,409.8	1.0	1,410.8
At January 1, 2023	1,338.5	89.7	51.9	(2.6)	(2.6)	(2.5)	1,472.3	1.0	1,473.3
Net profit	—	14.6	—	—	—	—	14.6	0.1	14.7
Other comprehensive income	—	—	(8.3)	(0.1)	(0.8)	—	(9.2)	(0.0)	(9.2)
Total comprehensive income	—	14.6	(8.3)	(0.1)	(0.8)	—	5.4	0.1	5.5
Share-based compensation	—	1.9	—	—	—	—	1.9	—	1.9
Equity remeasurement in hyperinflationary economies	—	3.9	—	—	—	—	3.9	—	3.9
Other	(0.0)	(0.3)	—	—	—	(0.3)	(0.6)	—	(0.6)
At March 31, 2023	1,338.5	109.7	43.6	(2.7)	(3.4)	(2.8)	1,482.9	1.1	1,484.0
*	Amounts are rounded to one decimal place

Marnix Lux SA	Unaudited Interim Condensed Consolidated Financial Statements as of March 31, 2023 and for the three-month ended March 31, 2023 and March 31, 2022
NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
NOTE 1 GENERAL INFORMATION
1.1 Information relating to the Company
Marnix Lux SA (the “Company”) was incorporated in the Grand-Duchy of Luxembourg on July 19, 2019 as a public company limited by shares (société anonyme) within the definition of the Luxembourg Law of August 10, 1915. The Company has been established for an unlimited duration. The registered office is established in 2, rue Edward Steichen, L-2540 Luxembourg under the commercial register number B 236.573.
The unaudited interim condensed consolidated financial statements include the financial statements of the parent company, Marnix Lux SA referred as “the Company”, and its subsidiaries together referred to as “the Group”.
The Group specializes in customer experience (CX) engineering and business process outsourcing (BPO).
The unaudited interim condensed consolidated financial statements of the Group as of March 31, 2023 and for the three-months ended March 31, 2023 and March 31, 2022 were approved by the board of directors of Marnix Lux SA on June 21, 2023 based on the going concern assumption.
1.2 Basis of preparation of the consolidated financial statements
The unaudited interim condensed consolidated financial statements are presented in millions of euros, rounded to one decimal place.
1.2.1 International Financial Reporting Standards
These unaudited interim condensed consolidated financial statements have been prepared in accordance with IAS 34 Interim Financial Reporting as issued by the International Accounting Standards Board (IASB) .
They do not include all the information required for full annual financial statements and should be read in conjunction with the consolidated financial statements of the company as at and for the year ended 31 December 2022.
1.2.2 New standards and interpretations adopted by the European Union and applied by the Group
The accounting principles applied by the Group are the same as those applied in the consolidated financial statements at 31 December 2022.
1.3 Use of estimates
The preparation of consolidated financial statements in conformity with IFRS requires the use of estimates and assumptions which affect the amounts reported in the financial statements. Most critical accounting estimates are listed below:
•	Measurement of fair value of intangible assets as part of a business combination (Note 13);
•	Measurement of the right-of-use assets and lease liabilities (Note 14);
•	Measurement of derivative financial instruments (Note 16);
•	Measurement of share-based payments expense (Note 9).
The estimates are based on information available at the time of preparation of the financial statements, and may be revised, in a future period, if circumstances change, or if new information is available. Actual results may differ from these estimates.

Marnix Lux SA	Unaudited Interim Condensed Consolidated Financial Statements as of March 31, 2023 and for the three-month ended March 31, 2023 and March 31, 2022
NOTE 2 SIGNIFICANT EVENTS OF THE PERIOD
On March 29, 2023, Webhelp and Concentrix Corporation announced they have entered into exclusive negotiations to combine. This transaction will, subject to the approval of the regulatory authorities and fulfillment of customary closing conditions (including Concentrix’ shareholders approval), create a leading global customer experience provider, crystallizing the ambition of the two groups to play a major role in the CX industry and further accelerate their respective development.
NOTE 3 SEASONALITY
Webhelp’s revenue fluctuates with the underlying trends in its clients’ businesses and trends in the level of consumer activity. As a result, Webhelp’s margins are typically higher in the third and fourth quarters. The impact of this seasonality has been offset by Webhelp’s significant growth and geographic expansion, as well as longer term social and economic conditions and industry specific trends and conditions.
NOTE 4 CONSOLIDATION BASIS AND SCOPE
4.1 Business combinations
The change in the consolidation scope during the three-months ended March 31, 2023 and March 31, 2022 are not significant for the Group.
4.2 Foreign currency translation of the financial statements
The following are the exchange rates used to translate the financial statements of the Group’s main subsidiaries:
	2023		2022
Currencies	Average rate	Exchange rate at 31 Mar.	Average rate	Exchange rate at 31 Mar.
Brazilian real	5.572	5.522	—	—
Colombian Peso	5,106.308	5,032.156	4,394.100	4,160.821
Pound Sterling	0.883	0.879	0.836	0.846
Indian Rupee	88.253	89.400	84.417	84.134
Jordanian Dinar	0.760	0.770	0.795	0.786
Moroccan Dirham	11.044	11.117	10.629	10.723
Malaysian Ringgit	4.707	4.799	4.706	4.668
Peruvian Sol	4.098	4.091	4.273	4.102
Romanian New Leu	4.919	4.949	4.946	4.947
Swedish Krone	11.202	11.281	10.479	10.337
Turkish Lira	20.845	20.845	15.623	16.286
US Dollar	1.073	1.088	1.123	1.110
South African Rand	19.056	19.328	17.103	16.173

Marnix Lux SA	Unaudited Interim Condensed Consolidated Financial Statements as of March 31, 2023 and for the three-month ended March 31, 2023 and March 31, 2022
NOTE 5 REVENUES
For the three-months ended March 31, 2023, revenue amounted to €678.3 million, compared with €589.5 million for the three-months ended March 31, 2022, representing an increase of 15.1%.
Revenues are broken down by industrial verticals as follows:
In € millions	Q1 2023	Q1 2022
Automotive	22.7	16.5
Digital / High-Tech	106.7	103.7
E-commerce / Retail	162.1	141.2
Financial Services / Fintech	93.0	63.4
Health	13.6	14.0
Media	54.4	48.3
Telecom	104.1	87.3
Travel and Leisure	54.9	39.6
Utilities	31.6	29.9
Other sector	35.2	45.6
Total revenues	678.3	589.5
NOTE 6 PURCHASES CONSUMED AND OTHER EXTERNAL EXPENSES
Purchases consumed and other external expenses amounted to €89.2 million for the three-months ended March 31, 2023, compared with €86.8 million for the three-months ended March 31, 2022, and can be broken down as follows:
In € millions	Q1 2023	Q1 2022
Purchases consumed	(17.2)	(12.5)
Sub-contracting	(2.1)	(4.4)
Lease expenses	(2.8)	(2.4)
Maintenance	(14.5)	(10.8)
Temporary staff	(11.4)	(22.8)
Professional fees	(12.1)	(11.0)
Travelling and entertainment expenses	(6.9)	(4.5)
Telecommunications costs	(8.0)	(6.6)
Donations	(0.3)	(0.2)
Others	(13.9)	(11.7)
Total purchases consumed and other operating expenses	(89.2)	(86.8)
NOTE 7 PERSONNEL EXPENSES AND EMPLOYEE BENEFITS
Personnel expenses in the income statement can be broken down as follows:
In € millions	Q1 2023	Q1 2022
Wages and salaries	(398.0)	(339.2)
Social security charges	(66.0)	(52.7)
Pension expenses under defined contribution plans	(0.9)	(0.8)
Other personnel expenses	(0.8)	(0.7)
Total recurring personnel expenses	(465.7)	(393.5)

Marnix Lux SA	Unaudited Interim Condensed Consolidated Financial Statements as of March 31, 2023 and for the three-month ended March 31, 2023 and March 31, 2022
NOTE 8 NET CHARGES TO AMORTIZATION, DEPRECIATION, IMPAIRMENT AND PROVISION
Net charges to amortization, depreciation, impairment and provision don’t include amortization on customer relationships and technologies recognized in other operating income and expenses.
Net charges to amortization, depreciation, impairment and provision amounted to €40.6 million for the three-months ended March 31, 2023, compared with €36.4 million for the three-months ended March 31, 2022.
In € millions	Q1 2023	Q1 2022
Net charges to amortization and depreciation	(40.6)	(36.4)
Net charges to impairment and provision	(0.1)	0.0
Net charges to amortization, depreciation, impairment and provision	(40.6)	(36.4)
NOTE 9 OTHER OPERATING INCOME AND EXPENSES
“Other operating income and expenses” breaks down as follows:
In € millions	Q1 2023	Q1 2022
Amortization of customer relationships and technologies(1)	(14.8)	(13.3)
Acquisition/integration costs	(0.3)	(0.8)
Transformation project costs(2)	(5.1)	(2.7)
Share-based compensation expenses	(1.8)	(2.2)
Other	(0.0)	0.1
Total other operating income and expenses	(22.0)	(18.9)
“Other operating income and expenses” mainly comprise:
(1)
amortization of customer relationships and technologies corresponding to the portion of the purchase price allocated to customer relationships and technologies contributed by the Group since 2019 and other companies since 2021.

(2)	transformation project costs mainly related to
-
costs relating to the change in the Group’s real estate policy following the increase in remote working at various sites (€2.7 million in Q1 2023, €2.0 million in Q1 2022). The impact was more significant in the first two years after COVID-19, 2021 and 2022, when the project started in most of the sites.

-	costs for the transformation of our accounting, human resources, and reporting systems (€2.1 million in Q1 2023, €0.6 million in Q1 2022)

Marnix Lux SA	Unaudited Interim Condensed Consolidated Financial Statements as of March 31, 2023 and for the three-month ended March 31, 2023 and March 31, 2022
NOTE 10 NET FINANCIAL INCOME OR EXPENSES
Net financial income or expenses comprised the following components:
In € millions	Q1 2023	Q1 2022
Interest expense(1)	(29.8)	(18.5)
Interest on lease liabilities	(5.7)	(3.5)
Financing costs	(35.5)	(22.0)
Loss on the net monetary position(2)	(1.3)	—
Foreign exchange gains (losses)(3)	(4.3)	(8.5)
Gains (losses) on derivative instruments	0.6	—
Discounting effect on earn out	(1.7)	(0.3)
Other	(2.1)	(0.8)
Other financial income and expenses	(7.5)	(9.5)
Net financial expenses	(44.3)	(31.5)
(1)
Interest expense mainly comprised interest paid quarterly on the senior loan; loan issuance costs and amortization of these costs using the effective interest rate method; and financial costs on undrawn credit facilities. The increase during the three-months ended March 31, 2023, compared to the three-months ended March 31, 2022 was primarily due to an increase in interest expenses related to Webhelp’s senior loan as a result of general increases of variable reference rates (Euribor, SONIA and SOFR indexes).

(2)
In accordance with IAS 29 “Financial Reporting in Hyperinflationary Economies”, remeasurements of non-monetary items and income and expense items of the Turkish companies during the first quarter of 2023 were offset against a €1.3 million loss on net monetary position in profit or loss.

(3)
The foreign exchange loss was mainly due to the unrealized foreign exchange loss from the intercompany loans denominated in currency different than the functional currency of the lender or the borrower.

NOTE 11 INCOME TAX
The interim period income tax expense is accrued using the tax rate that would be applicable to expected total annual earnings, i.e. the estimated average annual effective income tax rate applied to the pre-tax income of the interim period in accordance with IAS 34.
Based on the best projection at the following dates, Webhelp applied a group effective tax rate to recognize income tax as of March 31, 2022 and March 31, 2023 of 25.5% and 34.7%, respectively.
The increase in effective tax rate is mainly due to a higher proportion of financial interests concerned by the limitation of deductibility, and the non-recognition of deferred tax assets on some operating losses.
NOTE 12 GOODWILL
The breakdown of goodwill was as follows:
In € millions	31 Mar. 2023	31 Dec. 2022
Opening	2,117.5	2,052.7
Change in scope related to business acquisition	—	72.5
Goodwill allocation	—	(47.2)
Translation differences	(6.3)	39.4
Closing	2,111.2	2,117.5
At 31 March 2023, the Group’s goodwill amounted to €2,111.2 million, compared with €2,117.5 million at 31 December 2022 due to the effect of currency translation on goodwill related to Dynamicall and OneLink acquisitions.
There were no changes in scope related to business acquisitions during the first quarter 2023.

Marnix Lux SA	Unaudited Interim Condensed Consolidated Financial Statements as of March 31, 2023 and for the three-month ended March 31, 2023 and March 31, 2022
NOTE 13 OTHER INTANGIBLE ASSETS
The change in intangible assets according to the nature can be broken down as follows:
	As of March 31, 2023			As of December 31, 2022
In € millions	Gross amount	Accumulated amortization and impairment	Net amount	Gross amount	Accumulated amortization	Net amount

Brands	148.3	—	148.3	148.3	—	148.3
Technologies	7.9	(0.9)	7.0	7.8	(0.5)	7.3
Customer relationships	764.9	(159.3)	605.7	767.3	(145.0)	622.3
Software, licenses & patents	137.4	(92.5)	45.0	133.7	(87.3)	46.4
Other intangible assets	12.5	(10.7)	1.8	12.3	(10.1)	2.2
Intangible fixed assets under construction and advance payments	8.0	—	8.0	7.2	—	7.2
Total	1,079.1	(263.4)	815.8	1,076.6	(243.0)	833.6
NOTE 14 PROPERTY, PLANT AND EQUIPMENT
The change in property, plant and equipment according to the nature can be broken down as follows:
	As of March 31, 2023			As of December 31, 2022
In € millions	Gross amount	Accumulated amortization and impairment	Net amount	Gross amount	Accumulated amortization	Net amount
Land	0.6	—	0.6	0.6	—	0.6
Buildings (own)	183.7	(86.0)	97.7	175.8	(81.0)	94.8
Right-of-use assets	441.9	(163.2)	278.7	436.2	(159.6)	276.6
Equipment and other	328.5	(213.3)	115.3	317.2	(202.6)	114.6
Property and equipment under construction and advance payments	14.5	—	14.5	12.8	—	12.8
Total	969.1	(462.5)	506.6	942.5	(443.1)	499.4
NOTE 15 MANAGEMENT OF FINANCIAL RISK
Due to its activities, the Group is exposed to various types of financial risk:
•	market risk: foreign exchange risk, interest rate risk,
•	credit and counterparty risk, and
•	liquidity risk.
15.1 Credit risk
The Group does not believe that there is a significant potential impact arising from credit risk due to the high credit rating of the Group’s counterparties.
15.2 Interest rate risk
The Webhelp Group manages its own interest rate and foreign exchange risk. Webhelp takes no speculative positions.
The Group’s exposure to interest rate risk arises mainly from its variable-rate debt, taken out in connection with GBL’s majority investment in November 2019, which was extended in July 2021 for the OneLink acquisition.

Marnix Lux SA	Unaudited Interim Condensed Consolidated Financial Statements as of March 31, 2023 and for the three-month ended March 31, 2023 and March 31, 2022
To manage exposure to interest rate increases, in Q4 2022 the Webhelp group set up interest rate hedges to convert a portion of variable-rate debt payments to fixed-rate payments. The overall fair value of these hedges, which are classified as cash flow hedges in IFRS, is €4.3 million as of March 31, 2023. The fair value is recognized in full under shareholders’ equity due to the effective nature of the hedge.
•
GBP hedging: an interest rate swap was set up based on a notional amount of GBP 75 million to pay a fixed interest rate (swap rate) of 3.865% and receive a variable rate equal to the Sterling Overnight Index Average (SONIA), with a floor of 0%. No premium was paid for the purchase of the floor as the latter was incorporated into the swap’s fixed interest rate.

•
EUR hedging: cap spread strategy [2.50 – 4.50%] based on a notional principal amount of €100 million, maturing in July 2025, and two collars (purchase of a cap with a strike rate of 3% and sale of floor at 1.75%) based on an aggregate notional principal amount of €200 million, maturing in July 2025. Webhelp SAS is required to pay a total premium of €2.6 million according to a contractual schedule.

•
USD hedging: collar strategy based on a notional amount of USD 200 million (purchase of an interest rate cap of 4% and sale of an interest rate floor at 1.15%), plus the purchase of an interest rate floor of 0.50% reflecting the floor in the hedged item. Webhelp SAS paid a premium of USD 1.2 million in 2022.

Regarding sensitivity:
•
Theoretically, a 100 basis point rise in the 3-month Euribor would generate approximately €13 million in additional interest expense per year. However, Webhelp has hedged a portion of its risk with collars and cap spreads. The 3-month EURIBOR was 3.038% at 31 March 2023, so a 100 basis point rise would generate €10 million in additional interest expense. Conversely, a 100 basis point decrease would generate an interest expense decrease of approximately €12.8 million.

•
Theoretically, a 100 basis point rise in the SONIA would generate approximately GBP 1.3 million in additional financial expense, excluding the effect of currency translation. However, Webhelp has hedged a portion of its risk with an interest rate swap. As the SONIA was 4.1777% at 31 March 2023, a 100 basis point rise would generate GBP 0.5 million in additional interest expense. Conversely, a 100 basis point decrease would generate an interest expense decrease of GBP 0.5 million.

•
Theoretically, a 100 basis point rise in the SOFR would generate approximately USD 3.5 million in additional interest expense, excluding the effect of currency translation. However, Webhelp has hedged a portion of its risk with collars. The SOFR was 4.87% at 31 March 2023, so a 100 basis point rise would generate USD 1.7 million in additional interest expense. Conversely, a 100 basis point decrease would generate a decrease of USD 3.5 million in interest expense.

Marnix Lux SA	Unaudited Interim Condensed Consolidated Financial Statements as of March 31, 2023 and for the three-month ended March 31, 2023 and March 31, 2022
15.3 Foreign exchange risk
With regard to foreign exchange risk, transactions carried out by Webhelp are denominated, whenever possible, in the same currency as the functional currency of the entity undertaking the transaction. The foreign exchange risk arises from intercompany transaction between offshore contact centers and commercial entities who billed the customers. To hedge this transactional currency risk, Webhelp uses currency forwards and non-deliverable forwards. In compliance with IFRS 9, the hedging relationship has been classified as a cash flow hedge. As of March 31, 2023, an aggregate fair value of -€4.4 million was recognized on the balance sheet with offsetting entries of -€4.0 million in other comprehensive income and -€0.4 million in income statement respectively.
In € millions
Currency pair	Fair value
EUR/MAD	-2.5
EUR/DZD	0.4
EUR/EGP	-4.3
EUR/GHS	-0.0
EUR/RON	2.1
ZAR/USD	0.1
ZAR/GBP	-0.3
Total	-4.4
The Group’s exposure to foreign exchange rate risk arises also from the portion of its variable-rate debt denominated in GBP and USD. The following sensitivity testing did not show any major risk: at 31 March 2023, a 1,000 basis point rise or fall in the euro (to the GBP and USD) would only have a limited effect on the Group’s net debt, estimated at -2.4% and +2.9%, respectively.
15.4 Liquidity risk
Webhelp’s cash forecasts between the drawdown date and the date of repaying debt should allow the Group to honor its repayments when they fall due.
To manage its non-current financial liabilities as well as the debt that it has taken on with regard to its suppliers and other creditors, at 31 March 2023, the Group had €350.1 million in net cash and cash equivalents including €197.7 million of restricted cash related to LogBox liabilities at Webhelp Payment Services (see Note 18 “Cash and debt”) and €350.2 million in available credit lines at 31 March 2023, comprised of the following:
RCF Lines				Maturity date
In € millions	Available	Used	Max lines	< 1 year	In the 2nd and 3rd Year	In the 3rd to 5th years
Central	311.6	0.0	311.6	0.0	0.0	311.6
Local	38.6	6.5	45.1	45.1	0.0	0.0
Total	350.2	6.5	356.7	45.1	0.0	311.6
At 31 December 2022, the Group had €340.0 million in net cash and cash equivalents including €176.2 million of restricted cash related to Logbox liabilities at Webhelp Payment Services (see Note 18 “Cash and debt”) and €356.7 million in available credit lines comprised of the following:
RCF Lines				Maturity date
In € millions	Available	Used	Max lines	< 1 year	In the 2nd and 3rd Year	In the 3rd to 5th years
Central	311.6	0.0	311.6	0.0	0.0	311.6
Local	45.1	0.2	45.3	45.3	0.0	0.0
Total	356.7	0.2	356.9	45.3	0.0	311.6

Marnix Lux SA	Unaudited Interim Condensed Consolidated Financial Statements as of March 31, 2023 and for the three-month ended March 31, 2023 and March 31, 2022
On the basis of currently available information and the various scenarios projected by Management, the Group has the financial capacity to meet its financing requirements for the next 12-month period. The revolving credit facility has an expiry date of more than one year. The Group believes that it is not exposed to liquidity risk.
NOTE 16 FINANCIAL INSTRUMENTS
Financial instruments categorized by fair value level were as follows:
31 Dec. 2022
In € millions	Total Carrying amount	Assets/liabilities measured at amortization cost	Derivative instruments(1)	Assets/liabilities measured at fair value through equity(2)	Assets/liabilities measured at fair value through profit and loss(3)
Fair value level			Level 2	Level 3	Level 3
Financial assets	998.9	986.6	12.3	—	—
Other non-current financial assets	24.7	15.1	9.5	—	—
Trade and related receivables	433.4	433.4	—	—	—
Tax and employee -related receivables	116.1	116.1	—	—	—
Other current assets	84.8	82.0	2.8	—	—
Cash and cash equivalents	340.0	340.0	—	—	—

Financial liabilities	2,814.8	2,735.6	8.5	11.1	59.6
Loans	1,758.0	1,758.0	—	—	—
Liabilities relating to finance leases	304.7	304.7	—	—	—
Other non-current liabilities	56.8	5.4	1.5	4.1	45.8
Trade and related payables	128.7	128.7	—	—	—
Tax and social security payables	312.5	312.5	—	—	—
Current financial liabilities	17.1	17.1	—	—	—
Other current liabilities	237.1	209.3	7.0	6.9	13.8
31 Mar. 2023
In € millions	Total Carrying amount	Assets/liabilities measured at amortization cost	Derivative instruments(1)	Assets/liabilities measured at fair value through equity(2)	Assets/liabilities measured at fair value through profit and loss(3)
Fair value level		Level 2	Level 2	Level 3	Level 3
Financial assets	1,064.7	1,052.5	12.2	—	—
Other non-current financial assets	27.4	15.8	11.5	—	—
Trade and related receivables	479.8	479.8	—	—	—
Tax and employee -related receivables	119.3	119.3	—	—	—
Other current assets	87.8	87.1	0.7	—	—
Cash and cash equivalents	350.5	350.5	—	—	—

Marnix Lux SA	Unaudited Interim Condensed Consolidated Financial Statements as of March 31, 2023 and for the three-month ended March 31, 2023 and March 31, 2022
31 Mar. 2023
In € millions	Total Carrying amount	Assets/liabilities measured at amortization cost	Derivative instruments(1)	Assets/liabilities measured at fair value through equity(2)	Assets/liabilities measured at fair value through profit and loss(3)
Fair value level		Level 2	Level 2	Level 3	Level 3
Financial liabilities	2,851.0	2,768.9	10.1	10.3	61.7
Loans	1,753.6	1,753.6	—	—	—
Liabilities relating to finance leases	312.1	312.1	—	—	—
Other non-current liabilities	60.3	5.5	1.2	5.8	47.8
Trade and related payables	127.1	127.1	—	—	—
Tax and social security payables	317.9	317.9	—	—	—
Current financial liabilities	19.2	19.2	—	—	—
Bank overdrafts	0.2	0.2	—	—	—
Other current liabilities	260.6	233.3	8.9	4.5	13.9
(1)	Hedging derivatives, namely forwards and non-deliverable forwards as well as EUR, GBP and USD interest rate hedges (swaps, cap spreads and collars) eligible for hedge accounting.
(2)	Assets / liabilities measured at fair value through equity correspond to liabilities for put options on non-controlling interests
(3)
Assets / liabilities measured at fair value through profit or loss correspond to liabilities for contingent consideration payable on business combinations (“earn outs”). Earn outs calculation is based on future EBITDA of entities acquired as defined by the purchase agreement.

NOTE 17 TRADE AND OTHER RECEIVABLES
Receivables can be broken down by type as follows:
In € millions	Gross amount at 31 Dec. 2022	Impairment	Carrying amount at 31 Dec. 2022
Trade receivables	435.5	(2.1)	433.4
Total	435.5	(2.1)	433.4
In € millions	Gross amount at 31 Mar. 2023	Impairment	Carrying amount at 31 Mar. 2023

Trade receivables	481.9	(2.1)	479.8
Total	481.9	(2.1)	479.8
All receivables are due within one year.
The Webhelp Group has set up several factoring schemes to finance its working capital requirement. The factoring agreements are non-recourse, except for one contract set up with ING in the Netherlands for a maximum €8.0 million unused as of March 31, 2023 and one contract set up with RBS in the United Kingdom for up to GBP 12.5 million of which GBP 5.6 million used. The receivables subject to non-recourse factoring are derecognized based on IFRS 9 derecognition criteria.
The non-recourse factoring agreements include factoring and reverse factoring schemes that the Webhelp Group has set up with some of its customers. The maximum financing amount at 31 March 2023 is €210 million, of which €182 million used; at 31 December 2022 is €210 million, of which €200 million used.

Marnix Lux SA	Unaudited Interim Condensed Consolidated Financial Statements as of March 31, 2023 and for the three-month ended March 31, 2023 and March 31, 2022
NOTE 18 CASH AND DEBT
18.1 Cash, cash equivalents and net debt
In connection with the acquisition by Groupe Bruxelles Lambert (GBL), a new loan “Term loan B” was taken out by Marnix SAS in 2019, as the previous loan had been paid back early under the “change of control” clause in the previous banking documents. This loan was extended in 2021 for the OneLink acquisition. The principal amount and interest rate for each credit facility at 31 March 2023 were as follows:
•
€1,020 million drawn down from the B1 EUR facility, denominated in EUR, on November 19, 2019, bearing interests on variable reference rate (Euribor index) and a margin of 2.75% subject to margin ratchet mechanism

•
£125 million drawn down from the B1 GBP facility, denominated in GBP, on November 19, 2019, bearing interests on variable reference rate (Sonia index) and a margin of 4.0% subject to margin ratchet mechanism

•
€285.6 million drawn down from the B1 EUR facility, denominated in EUR, on July 30, 2021, bearing interests on variable reference rate (Euribor index) and a margin of 3.25% subject to margin ratchet mechanism

•
$343.875 million drawn down on the B1 USD facility, denominated in USD, on July 30, 2021 (denominated in USD as from August 2, 2021), after repayment, bearing interests on variable reference rate (Sofr index) and a margin of 3.75% subject to margin ratchet mechanism.

The euro-denominated revolving credit facility (RCF) amounted to €311,6 million, the full amount of which was available at 31 March 2023 bearing interest on variable reference rate (Euribor index) and a margin of 2.5% subject to margin ratchet mechanism.
The initial term loan B and the RCF mature in 2026, the extension of term loan B matures in 2028.
The Group’s net debt as of March 31, 2023 was as follows:
In € millions	31 Mar. 2023	31 Dec. 2022
Cash	147.1	158.0
Restricted cash Logbox activity	197.7	176.2
Other restricted cash	5.6	5.7
Cash and cash equivalents	350.5	340.0
Bank overdrafts	0.3	0.0
Net cash and cash equivalents	350.1	340.0
Loans and borrowings	2,084.8	2,079.7
Net debt	1,734.3	1,739.7

Marnix Lux SA	Unaudited Interim Condensed Consolidated Financial Statements as of March 31, 2023 and for the three-month ended March 31, 2023 and March 31, 2022
18.2 Breakdown of borrowings and other financial debts
The Group’s gross financial debt broke down as follows:
In € millions	31 Dec. 2022	Non-current	Current
Bank overdrafts	0.0	—	0.0
Senior loan	1,769.7	1,766.5	3.3
Senior loan issuance costs	(28.4)	(28.4)	—
Other loans	14.1	6.1	8.0
Liabilities relating to leases	304.7	242.5	62.3
Other bank debts related to hedging instruments	2.5	1.5	1.0
Loans and borrowings, excluding accrued interest	2,062.7	1,988.1	74.6
Accrued interest	17.0	—	17.0
Loans and borrowings	2,079.7	1,988.1	91.6
Total	2,079.8	1,988.1	91.7
In € millions	31 Mar. 2023	Non-current	Current
Bank overdrafts	0.3	—	0.3
Senior loan	1,764.0	1,760.7	3.2
Senior loan issuance costs	(26.3)	(26.3)	—
Other loans	13.4	5.4	8.0
Liabilities relating to leases	312.1	250.6	61.5
Other bank debts related to hedging instruments	2.5	1.5	1.0
Loans and borrowings, excluding accrued interest	2,065.7	1,991.9	73.8
Accrued interest	19.1	—	19.1
Loans and borrowings	2,084.8	1,991.9	92.8
Total	2,085.1	1,991.9	93.1
18.3 LogBox activity – specific characteristic of the Webhelp Payment Services (WPS) Group
Given the payment activity and in accordance with Article L. 522-17 of the French Monetary and Financial Code, funds received by the Group on behalf of its clients are credited to bank accounts opened specifically for this purpose, which are called holding accounts. The amounts held in such accounts were recognized at the reporting date as cash and cash equivalents.
In the Group’s financial statements, this restricted cash is classified within “cash and cash equivalents”, i.e. it is held to handle the entity’s short-term cash commitments. An equivalent liability of €197.7 million is recognized in “other current liabilities” as of March 31, 2023, which is extinguished in the short term (a few days) when the amounts received by WPS are paid out.
NOTE 19 EQUITY
19.1 Share capital
At 31 March 2023, share capital amounted to €13.6 million, comprising 1,359,924,724 shares each with a nominal value of €0.01, all of the same category. At 31 December 2022, share capital amounted to €13.6 million, comprising 1,359,707,274 shares each with a nominal value of €0.01, all of the same category.
The Group is not subject to any debt-to-equity ratio covenants in its debt contracts.

Marnix Lux SA	Unaudited Interim Condensed Consolidated Financial Statements as of March 31, 2023 and for the three-month ended March 31, 2023 and March 31, 2022
19.2 Treasury shares
Marnix Lux SA purchased during 2022 own shares for an amount of €0.2 million related to service-based free share plans set up for Webhelp employees and corporate (no purchase during the first quarter 2023). All amounts have been deducted from equity.
19.3 Dividends
No dividends were distributed to shareholders.
NOTE 20 TRADE AND OTHER PAYABLES
Trade and other payables break down as follows:
In € millions	31 Mar. 2023	31 Dec. 2022
Trade payables	127.1	128.7
LogBox liabilities(1)	197.7	176.2
Tax and social security payables	317.9	312.5
Debt on fixed assets	1.6	2.5
Other liabilities(2)	61.2	58.4
Total	705.6	678.2
(1)	LogBox liabilities at Webhelp Payment Services (see Note 18.3 “LogBox activity – specific characteristic of the WPS Group”)
(2)	Other liabilities mainly include:
•	As of March 31, 2023:
-	Earnouts and put options on non-controlling interests due in less than one year for €18.5 million;
-	Advances received from customers for €10.6 million;
-	Short-term hedging instruments for €8.9 million;
-	Deferred income for €11.9 million.
•	As of December 31, 2022:
-	Earnouts and put options on non-controlling interests due in less than one year for €21.8 million;
-	Advances received from customers for €7.4 million;
-	Short-term hedging instruments for €7.1 million.
Trade and other payables are all due within one year.
NOTE 21 SUBSEQUENT EVENTS
There were no material subsequent events.

Annex A
CONCENTRIX CORPORATION
39899 Balentine Drive, Suite 235
Newark, CA 94560
To:
Marnix Lux SA
(the “Company”)
To:
The Company’s shareholders listed in Schedule 1
(the “Beneficiaries”)
To:
Sandrine Asseraf (the “PoA Seller Representative”)

On March 29 2023
STRICTLY PRIVATE AND CONFIDENTIAL
To whom it may concern,
We refer to our recent discussions relating to the contemplated acquisition by Concentrix Corporation, a Delaware corporation (“Parent”) and Osyris S.à r.l., a société à responsabilité limitée incorporated under the laws of the Grand Duchy of Luxembourg, registered with the Luxembourg trade and companies register under number B272012, whose registered office is located at 63-65, rue de Merl, L-2146 Luxembourg and a direct wholly owned subsidiary of Parent (“Purchaser”, and, together with Parent, the “Promisors”) of all of the shares issued by the Company (the “Transaction”). Capitalized terms used in this letter (the “Put Option Letter”) shall, unless otherwise defined herein, have the meanings ascribed to them in the agreed form share purchase and contribution agreement attached hereto as Schedule 3 (the “SPA”).
We acknowledge that before the Beneficiaries are in a position to take any decision to sell the Company, certain employees’ representative bodies listed in Schedule 2 (the “French Works Councils” and the “Dutch Works Councils”) of the Company’s subsidiaries also listed in Schedule 2 (the “Works Council Companies”) must be informed and consulted in connection with the contemplated Transaction (the “Consultation Process”).
This Put Option Letter sets forth the Promisors’ irrevocable commitment to acquire all the Transferred Shares on the terms and subject to the conditions set forth in the SPA.
1.	PUT OPTION
(a)
The Promisors hereby irrevocably undertake to purchase and acquire the Transferred Shares, which represent, together with the Locked Equity Incentive Shares and the Treasury Shares, 100% of the share capital, financial and voting rights of the Company on a fully diluted basis, for the consideration and under the other terms and conditions set forth in the SPA, subject to:

(i)
the sending by the Beneficiaries to the Promisors, in accordance with the terms of this Put Option Letter, of a notice (in accordance with the notice provisions set forth in Section 10.06 of the SPA) to transfer the Transferred Shares to the Promisors (the “Put Option” and the notice of such decision being referred to as the “Exercise Notice”) and

(ii)	the execution by the Beneficiaries, the Seller Representatives and the Company of the SPA.
(b)
By countersigning the Put Option Letter (the date of such signature being referred to as the “Put Option Date”), the Beneficiaries accept the benefit of the Put Option as an option solely, without undertaking to exercise such option.

(c)
From the Put Option Date and until the Execution Date (as defined below), the Beneficiaries shall undertake their best efforts to collect the duly executed powers of attorney of the Other Sellers (the “PoAs”) allowing the PoA Seller Representative to execute on their behalf the SPA and other agreements and documents relating to the Transaction.

(d)
The Beneficiaries undertake, no later than one (1) month following the Put Option Date (exclusive), to request the delivery by each Other Seller of a PoA no later than three (3) months following the Put Option Date (exclusive) (the “PoAs Collection Date”). To the extent that certain Other Sellers have not granted PoAs on or prior to the PoAs Collection Date, Sapiens undertakes to notify the exercise and, in case of exercise of the Put Option, to enforce, its drag along right under the articles of association of the Company (it being specified that such exercise and enforcement are not subject to any limitations set forth in any shareholders agreements and the sole terms and conditions for exercising and enforcing the drag along right are those set forth in the articles of association of the Company), to force, in case of exercise of the Put Option, the Other Sellers who have not granted PoAs to the PoA Seller Representative to transfer their Transferred Shares to the Promisors in connection with the Transaction under the terms and conditions of the SPA.

(e)	The Beneficiaries:
(i)	shall cause the Company and the PoA Seller Representative to keep the Promisors apprised of the status of matters relating to the completion of the collection of the PoAs;
(ii)	shall give notice to the Promisors, no later than five (5) Business Days of the PoAs Collection Date of the number and list of Other Sellers who signed a PoA; and
(iii)
shall provide any necessary information as the Promisors may reasonably request with respect to (and, in the case of material correspondence, provide the Promisors (or their counsel) with copies of) all notices, material correspondence and submissions made by Sapiens in order to enforce its drag along rights with respect to any Other Sellers not having delivered PoAs.

The drag along right by Sapiens shall be exercised and enforced in accordance with the procedure provided for in the Company’s articles of association and set forth in Schedule 1(e).
(f)	The Exercise Notice can be sent by the Beneficiaries (acting on behalf of the Sellers) to the Promisors, on or prior to the earlier of (the “Expiry Date”):
(i)
the date falling five (5) Business Days after the Consultation Process Completion Date (as defined in Clause 2), provided that if the Consultation Process is completed within three (3) months following the Put Option Date, the Beneficiaries may postpone the Expiry Date to the first Business Day falling three (3) months after the Put Option Date; and

(ii)	the first Business Day falling six (6) months after the Put Option Date.
(g)	The Put Option is irrevocable until the Expiry Date.
(h)
If the Exercise Notice has not been sent on or prior to the Expiry Date at 11:59 P.M., New York Time, the Put Option will automatically terminate and the Promisors shall be released from their obligations under the Put Option, without any Liability whatsoever save in case of prior breach of the terms and provisions of this Put Option Letter.

(i)
In case of exercise of the Put Option, the Promisors and the Beneficiaries irrevocably undertake to sign the SPA at the date indicated by the Beneficiaries which shall be between four (4) and six (6) Business Days after the date of receipt by the Promisors of the Exercise Notice (the “Execution Period”). The date of signing of the SPA or, failing the Promisors to sign the SPA within the Execution Period, the last day of the Execution Period, is referred to as the “Execution Date”.

(j)
The Promisors agree that their obligations under the Put Option and the completion of the Transaction as provided under the SPA may be enforced through specific performance, including as provided for in Section 10.4 of the SPA, without any prior formal notice being required from the Beneficiaries.

2.	CONSULTATION PROCESS
For the purpose of this Put Option Letter, the “Consultation Process Completion Date” shall mean the date on which both (i) the French Works Councils have been informed and consulted on the Transaction in accordance with the French Labor Code, as such date is described in Section 2.1(b) (the “French Consultation Process”) and (ii) the Dutch Works Councils have been informed and consulted on the Transaction in accordance with Dutch Laws, as such date is described in Section 2.2(a) (the “Dutch Consultation Process” and, together with the French Consultation Process, the “Consultation Process”).
2.1	FRENCH CONSULTATION PROCESS
(a)	The Beneficiaries agree and undertake to:
(i)
subject to timely compliance by the Promisors with Clause 2.1(d)(i), procure that a convening notice for the first meeting of the French Works Councils be sent within (x) with respect to Webhelp Gray, seventeen (17) Business Days, and (y) with respect to the other French Works Councils, thirteen (13) Business Days, of the Put Option Date for such meeting to be held as soon as practicable and no later than five (5) Business Days after the date of such convening notice;

(ii)
use best efforts to obtain an opinion (whether favorable or not) from each of the French Works Councils in relation to the Transaction in accordance with applicable laws as soon as reasonably practicable following the date on which the French Consultation Process has been initiated.

(b)	For the purpose of this Put Option Letter, the French Consultation Process is completed on the earlier date of:
(i)
the date of the meeting during which, following information and consultation in accordance with applicable laws and regulations, the last of the French Works Councils will have delivered a final opinion regarding the Transaction; or

(ii)
failing an express opinion from all of the French Works Councils, the date on which the last French Works Council that has not rendered a final opinion regarding the Transaction, will be deemed to have rendered a final opinion pursuant to applicable laws, regulations and company agreements or rules.

(c)	The Beneficiaries undertake to:
(i)
keep the Promisors regularly informed on the progress and outcome of the French Consultation Process, including by providing to the Promisors promptly (i) a copy of notices or other written communications made to or received from the French Works Councils and (ii) updates on the meetings held with the French Works Councils, as part of the French Consultation Process; and

(ii)	provide the Promisors with a true and certified copy of the final opinions as soon as such have been delivered and signed by the relevant French Works Council.
(d)	The Promisors undertake to co-operate with the Beneficiaries, the Company and the French Works Council Companies, with respect to the French Consultation Process, including by:
(i)
providing all relevant information reasonably requested by the Beneficiaries, the Company and/or the French Works Council Companies in relation to the Transaction (which shall notably include, in the information consultation memorandum, a presentation of the Promisors and information regarding the Promisors’ rationale for the Transaction and plans for the French Works Council Companies and their employees);

(ii)
providing the Beneficiaries, the Company and the French Works Council Companies with any documents or information which the French Works Councils, or any expert that may be appointed by the French Works Councils, would reasonably request;

(iii)
designating a representative to attend the French Works Councils meetings, upon reasonable prior request made by the Beneficiaries or the Company, and meet with the relevant employees and employee representatives where and when (upon reasonable prior notice) requested by any French Works Council.

(e)
No agreement with any of the French Works Councils nor any communication or commitment whatsoever to the French Works Councils shall be made regarding the Promisors’ or their Affiliates’ intentions, without the Promisors’ prior written consent.

2.2	DUTCH CONSULTATION PROCESS
(a)	For the purpose of this Put Option Letter, the Dutch Consultation Process is completed on the earlier to occur of the following events:
(i)	the Dutch Works Council has rendered:
−	an unconditional advice permitting the Beneficiaries and Webhelp Nederland to pursue the Transaction; or
−
an advice with conditions (a) reasonably acceptable to the Beneficiaries if such advice may have a material impact on the Beneficiaries post-Closing, and reasonably acceptable to the Promisors, if such advice may have a material impact on the Company and its subsidiaries (the “Group”) post-Closing, or (b) which the Beneficiaries and Promisors have accommodated to a level satisfactory to the Dutch Works Council and both Parties; or

−
an unconditional and irrevocable waiver in writing of the Dutch Works Council’s right to render advice with respect to the Transaction and in the cases described in the two previous sub-paragraphs, the Beneficiaries and Webhelp Nederland having adopted a resolution in respect of the Transaction that is compliant with the Works Council’s advice or in the case of an unconditional and irrevocable waiver as described in this paragraph, the Beneficiaries and Webhelp Nederland having adopted a resolution in respect of the Transaction that is in line with their proposed resolution (voorgenomen besluit) for which advice was requested; or

(ii)
none of the events described under Section 2.2(a)(i) has occurred, and Webhelp Nederland (after consultation with the Beneficiaries and the Promisors) has adopted a resolution to enter into the Transaction that deviates from the Dutch Works Council’s advice and:

−
the receipt in writing by the Beneficiaries from the Dutch Works Council of an unconditional and irrevocable waiver of the applicable waiting period in accordance with Section 25(6) of the Dutch Works Councils Act and its right to initiate legal proceedings pursuant to Section 26 of the Dutch Works Councils Act; or

−	the applicable waiting period pursuant to Section 25(6) has expired without the Works Council having initiated legal proceedings pursuant to Section 26 of the Dutch Works Councils Act; or
−
following initiation of legal proceedings by the Dutch Works Council pursuant to Section 26 of the Works Councils Act, the Enterprise Chamber of the Amsterdam Court of Appeal (Ondernemingskamer Hof Amsterdam) has dismissed the appeal of the Dutch Works Council against the adopted resolution with immediate effect (in the sense that no measures obstructing (completion of) the Transaction are imposed) or the proceedings have otherwise been terminated in a manner that the proposed Transaction can proceed in compliance with the Works Councils Act.

(b)
The Beneficiaries undertake and shall use best efforts to ensure that the Dutch Consultation Process shall be initiated with a request for advice with respect to the Transaction (i.e., pursuant to Section 25(1)(a) of the Dutch Works Councils Act) promptly after the Put Option Date and in any event within 15 Business Days as from the Put Option Date, conducted diligently in accordance with applicable Laws and fulfilled as soon as reasonably practicable following the Put Option Date. The Beneficiaries shall keep the Promisors regularly informed on the progress and outcome of the Dutch Consultation Process, Paragraph 2.1(c) applying mutatis mutandis.

(c)
Paragraphs 2.1(C), 2.1(d) and 2.1(e) shall apply mutatis mutandis to the Dutch Consultation Process. It is in addition agreed that the Promisors shall not, directly or indirectly, without the prior consent of the Beneficiaries, approach or communicate with the Dutch Works Council, or take any action that could adversely affect the Dutch Consultation Process.

3.	EXCLUSIVITY
(a)
The Beneficiaries and the Company hereby agree that during the period beginning on the date hereof and continuing until the earlier of (A) the Execution Date and (B) twelve (12) months from the date hereof (the “Exclusivity Period”), the Beneficiaries and the Company shall not, and shall procure that any of their Affiliates, and, to the extent of their respective powers, any Sellers and their Affiliates and each or their respective directors, officers or employees, or any attorney, accountant or other representative retained by any of them (collectively, “Representatives”) shall not, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing any information concerning the business, properties or assets of the Company or any of its subsidiaries or the Shares to any Person), or take any other action designed or reasonably likely to facilitate, any inquiries or the making of any proposal that constitutes, or could reasonably be expected to lead to, any Alternative Proposal (as defined below), (ii) enter into, encourage, continue or otherwise participate in any discussions or negotiations regarding, or otherwise cooperate in any way with, or assist or participate in any effort or attempt by any Person with respect to, any Alternative Proposal or (iii) enter into or approve any agreement with respect to any Alternative Proposal. The Beneficiaries, the Company and their Affiliates shall, and shall cause their respective Representatives and Affiliates to, with respect to third parties with whom discussions or negotiations with respect to an Alternative Proposal have been terminated on or prior to the date of this Put Option Letter, use commercially reasonable efforts to obtain the return or destruction of confidential information previously furnished by the Beneficiaries or any of their Affiliates, the Sellers, the Company or any of its Affiliates, or their Representatives, with respect to the Company, its Affiliates and/or their assets, liabilities and business.

(b)
The Beneficiaries or the Company will promptly notify the Promisors orally (and then in writing within forty-eight (48) hours) after any of them or their Affiliates or Representatives has received any proposal, inquiry, offer or request relating to or constituting, or that could reasonably be expected to lead to, an Alternative Proposal, any request for discussions or negotiations, or any request for information relating to the Company and its Affiliates in connection with an Alternative Proposal or a potential Alternative Proposal or for access to the properties or books and records thereof of which any Beneficiary or any of its Affiliates is or becomes aware, or any amendments to the foregoing provided that the foregoing shall not apply to the receipt of such proposal, inquiry, offer or request by a Beneficiary or its Affiliates (but excluding the Company and its Subsidiaries) when such disclosure would be in breach of a confidentiality agreement entered into with a third-party without the Beneficiary or its Affiliate knowing at the time of execution of such confidentiality agreement that the third-party intended to discuss an Alternative Proposal provided that the recipient informs the third party within forty-eight (48) hours that it cannot enter into discussions regarding an Alternative Proposal. Such notice to Promisors shall indicate the identity of the person making such proposal and the terms and conditions of such proposal, if any. The relevant Beneficiary or the Company shall also promptly provide Promisors with (i) a copy of any written notice or other written communication from any person informing any Beneficiary or any of their Affiliates that it is considering making, or has made a proposal regarding, an Alternative Proposal and a summary of any oral communications regarding the same, (ii) a copy of any Alternative Proposal (or any amendment thereof) received by such Beneficiary or any of its Affiliates and (iii) such other details of any such Alternative Proposal that Promisors may reasonably request. Thereafter, the Beneficiaries and the Company shall promptly keep Promisors reasonably informed on a reasonably current basis of any material change to the terms of any such Alternative Proposal. Notwithstanding the fact that it would be a violation of this Put Option Letter for the Beneficiaries, the Company or its Representatives to engage in any discussions or negotiations related to an Alternative Proposal or enter an Alternative Proposal (whether solicited or unsolicited), the Beneficiaries and the Company hereby agree (and the Beneficiaries agree that they will cause the Company and its Subsidiaries to agree) to negotiate in good faith with the Promisors with respect to any Alternative Proposal and inform the Promisors of any material proposals or developments with respect to any Alternative Proposal promptly (and in any event within twenty-four (24) hours during the Exclusivity Period.

(c)
For purposes of this Put Option Letter, the term “Alternative Proposal” means any inquiry, proposal or offer, or any expression of interest by any third party relating to Sellers’ or any of their Affiliates’ willingness or ability to receive or discuss a proposal or offer, other than a proposal or offer by the

Promisors or any of their Affiliates, involving (i) any acquisition or purchase by any Person, directly or indirectly, of 20% or more of any class of outstanding voting or equity securities of the Company or any Material Subsidiary, (ii) any merger, amalgamation, consolidation, share exchange, business combination, joint venture or other similar transaction involving the Company or any Subsidiary, the business of which constitutes 20% or more of the consolidated net revenues, net income or assets of the Company and its Subsidiaries, (iii) any sale, lease, exchange, transfer, license (other than licenses in the ordinary course of business), acquisition or disposition of 20% or more of the consolidated assets of the Company and its Subsidiaries (measured by the fair market value thereof) or (iv) any liquidation, dissolution, recapitalization, extraordinary dividend or other significant corporate reorganization of the Company or any Subsidiary, the business of which constitutes 20% or more of the consolidated net revenues, net income or assets of the Company and its Subsidiaries.
4.	CONDUCT OF BUSINESS
The Company and Parent shall comply in all material respects with the provisions of Section 6.1 (Conduct of Business) of the SPA, as from the Put Option Date and until the earlier to occur of the Execution Date and the Expiry Date, as if such provisions were set out in this Put Option Letter.
5.	PROXY STATEMENT AND PARENT STOCKHOLDERS’ MEETING
(a)
Parent shall initiate the preparation of the Proxy Statement and, from the filing of the definitive Proxy Statement with the SEC, seek to hold the Parent Stockholders’ Meeting as from the Put Option Date.

(b)
To this effect, Parent and the Company shall comply in all material respects as from the date hereof with the provisions of Section 6.16 (Preparation of the Proxy Statement and, if required, the Registration Statement; Parent Stockholder Meeting) of the SPA as if such provisions were set out in this Put Option Letter and shall apply mutatis mutandis as if references in those articles to the “Agreement” or “Parties” (or similar expressions) were respectively to this Put Option Letter and the parties hereto.

6.	REGULATORY AUTHORIZATIONS
(a)
The Promisors shall initiate the process to obtain any consent, clearance, authorization, expiration or termination of a waiting period, permit, Order or approval of, or waiver or any exemption by, any Governmental Entity required to be obtained in connection with the Transactions as soon as reasonably practicable following the Put Option Date.

(b)
To this effect, the Promisors and the Company shall comply in all material respects as from the date hereof with the provisions of Section 6.6 (Regulatory Approvals; Efforts) of the SPA as if such provisions were set out in this Put Option Letter and shall apply mutatis mutandis as if references in those articles to the “Agreement” or “Parties” (or similar expressions) were respectively to this Put Option Letter and the parties hereto.

7.	OTHER COVENANTS
(a)
Parent and the Company shall comply in all material respects as from the date hereof with the provisions of Sections (i) 6.2 (Access), (ii) Section 6.3 (Nasdaq Notification of Listing of Additional Shares), (iii) 6.4 (Employee Matters), (iv) 6.10 (Transaction Litigation), (v) 6.12 (Financing Matters), (vi) 6.13 (Company Financial Information), (vii) 6.17 (Company Organizational Document Amendment) and (viii) 6.19 (No Solicitation; Alternative Transactions) of the SPA as if such provisions were set out in this Put Option Letter and shall apply mutatis mutandis as if references in those articles to the “Agreement,” “Parties” or “Put Option Date” (or similar expressions) were respectively to this Put Option Letter, the parties hereto or the date hereof.

(b)	Parent and Company shall undertake the cooperation set forth on Annex A to the Parent Disclosure Schedule.

8.	REPRESENTATIONS & WARRANTIES
Each party hereby acknowledges and agrees that (i) with respect to the Company, the provisions of Sections 3.1(a) (Organizational Matters) and 3.4(a) (Corporate Authority Relative to this Agreement) of the SPA (ii) with respect to the Beneficiaries, the provisions of Sections 4.1 (Organization and Standing) and 4.5 (Authority; Execution and Delivery; Enforceability) of the SPA, (iii) with respect to the Promisors, the provisions of Sections 5.1(a) (Organization) and 5.2(a) (Corporate Authority Relative to this Agreement) of the SPA shall be incorporated in this Put Option Letter as if set out herein and shall apply mutatis mutandis as if references in those articles to the “Agreement” or “Parties” (or similar expressions) were respectively to this Put Option Letter and the parties hereto.
9.	SUPPORT AGREEMENT
A true and complete executed copy of the Support Agreement is attached as Schedule 4.
10.	DEBT FINANCING COMMITMENTS
A true and complete executed copy of the Commitment Letter is attached as Schedule 5.
11.	INVESTOR RIGHTS AGREEMENTS
A true and complete executed copy of the Investor Rights Agreement is attached as Schedule 6.
12.	SELLERS’ NOTE
The agreed form Sellers’ Note is attached as Schedule 7.
13.	ANNOUNCEMENT - CONFIDENTIALITY
(a)
The Promisors, the Beneficiaries and the Company agree that the initial press releases to be issued with respect to the execution and delivery of this Put Option Letter shall be in a form agreed to by the Parent, the Company and Seller Representatives and that the Parent, the Company and Seller Representatives shall consult with each other before issuing any press release or making any public announcement with respect to this Put Option Letter and the transactions contemplated hereby and shall not issue any such press release or make any such public announcement without the prior consent of the other parties (which shall not be unreasonably withheld, delayed or conditioned); provided, that a party may, without the prior consent of any other party issue such press release or make such public statement (a) so long as an initial, jointly approved press release has already been issued and such statements are not inconsistent with previous jointly approved statements or (b) (after prior consultation, to the extent practicable in the circumstances) to the extent required by applicable Law or the applicable rules of any stock exchange.

(b)
Subject to Section 6.12(h) of the SPA (as incorporated into this Put Option Letter by Clause 7(a)), the Parties hereby agree that all information provided to them or their respective representatives in connection with this Put Option Letter and the consummation of the transactions contemplated hereby shall be governed in accordance with the Confidentiality Agreement, which shall continue in full force and effect in accordance with its terms

14.	DURATION; TERMINATION; EXPENSES
(a)	This Put Option Letter shall terminate on the earlier of (i) the Execution Date or (ii) if the Put Option has not been exercised, the Expiry Date.
(b)	This Put Option Letter may be terminated by the mutual written consent of Promisors and the Beneficiaries.
(c)
Termination by either the Promisors or the Beneficiaries. This Put Option Letter may be terminated by either the Beneficiaries (acting jointly) or the Promisors (acting jointly), by sending notice to the other parties if:

(i)	an Order or Law of a Governmental Entity of competent jurisdiction shall have been issued, entered, enacted or promulgated that permanently restrains, enjoins or otherwise prohibits or makes illegal the consummation of the Transactions and such Order or Law shall have become final and non-appealable; provided, that the right to terminate this Put Option Letter pursuant to this Clause 14(c)(i) shall not be available to a party if such Order or Law resulted from the material breach by such party of any representation, warranty, covenant or other agreement of such party set forth in this Put Option Letter;
(ii)	in the event of a Parent Adverse Recommendation Change; or
(iii)
the Parent Stockholders’ Meeting (as it may be adjourned or postponed) at which a vote on the Parent Stockholder Approval was taken shall have concluded and the Parent Stockholder Approval shall not have been obtained.

(d)	Termination by the Beneficiaries. This Put Option Letter may be terminated by the Beneficiaries (acting jointly), by sending notice to the Promisors if:
(i)
the Promisors have breached or there is any inaccuracy in any of their representations or warranties in Clause 8, or shall have breached or failed to perform any of their obligations or agreements contained in this Put Option Letter, which breach, inaccuracy or failure to perform (i) if it occurred or was continuing to occur on the Closing Date, would result in a failure of a condition set forth in Section 7.2(a), 7.2(b) or 7.2(c) of the SPA and (ii) is not curable or is not cured by the date that is forty-five (45) days following written notice from the Beneficiaries to the Promisors of such breach, inaccuracy or failure; provided, however, that the Beneficiaries shall not be permitted to terminate this Put Option Letter pursuant to this Clause 14(d)(i) if there has been any material breach by the Beneficiaries of their respective material representations, warranties or covenants contained in this Put Option Letter, and such breach shall not have been cured in all material respects if such breach is curable;

(ii)
in the event that the Put Option (i) has been exercised and (ii) the SPA has been signed by all the Sellers (including via PoA) on the Execution Date, the Promisors have not executed the SPA on the Execution Date (such a termination shall be without prejudice to all other rights and remedies available to the Beneficiaries including the right to claim for damages under this Put Option Letter); or

(iii)
the Promisors have willfully and materially breached any of the Promisor’s covenants or agreements contained in Section 6.19 of the SPA (as incorporated into this Put Option Letter pursuant to Clause 7(a)(viii)).

(e)	Termination by the Promisors. This Put Option Letter may be terminated by the Promisors (acting jointly), by sending notice to the Beneficiaries if:
(i)	the Beneficiaries have willfully and materially breached any of the Beneficiaries’ covenants or agreements contained in Clause 3; or
(ii)
the Beneficiaries have breached or there is any inaccuracy in any of the representations or warranties in Clause 8, or shall have breached or failed to perform any of their obligations or agreements contained in this Put Option Letter, which breach, inaccuracy or failure to perform (i) if it occurred or was continuing to occur on the Closing Date, would result in a failure of a condition set forth in Section 7.3(a), 7.3(b) or 7.3(c) of the SPA and (ii) is not curable or is not cured by the date that is forty-five (45) days following written notice from the Promisors to the Beneficiaries and the Company of such breach, inaccuracy or failure; provided, however, that the Promisors shall not be permitted to terminate this Put Option Letter pursuant to this Clause 14(e)(ii) if there has been any material breach by the Promisors of their respective material representations, warranties or covenants contained in this Put Option Letter or the SPA, and such breach shall not have been cured in all material respects if such breach is curable.

(f)
If this Put Option Letter is terminated by Promisors or the Beneficiaries, as applicable, pursuant to Clauses 14(c)(ii), then Promisors shall pay jointly and severally to the Beneficiaries, in immediately available funds by wire transfer to an account designated in writing by the Beneficiaries, an amount equal to US$ 110,000,000 (the “Beneficiaries Termination Fee”). Any payment of the Beneficiaries Termination Fee pursuant to this Clause 14(f) shall be made substantially concurrently with the termination of this Put Option Letter pursuant to Clause 14(c)(ii).

(g)
If termination occurs (x) on the Expiry Date further to the non-exercise by the Beneficiaries of the Put Option in accordance with Clause 14(a)(ii) or (y) under the circumstances set out in Clause 14(e)(i), the Beneficiaries shall promptly reimburse (in proportion to the percentage of Shares owned by each of them) the Promisors, in immediately available funds by wire transfer to a bank account designated in writing by Purchaser, in respect of reasonable out-of-pocket expenses actually incurred by the Promisors and directly related to this Put Option Letter and the transactions contemplated hereby (the “Promisors’ Expenses”) an amount in cash up to US$ 31,000,000 (the “Promisor Initial Expense Reimbursement”) provided that if, within the Exclusivity Period, the Beneficiaries, the Company or any of their Affiliates enter into a definitive agreement with respect to any Alternative Proposal or consummate a transaction contemplated by any Alternative Proposal (provided, that for purposes of this Clause 14(g), each reference to “20%” in the definition of “Alternative Proposal” shall be deemed to be a reference to “50%”), then such cap shall be increased to the effect that the Beneficiaries shall reimburse (in proportion to the percentage of Shares owned by each of them) the Promisors in respect of the amount of Promisors’ Expenses that exceeded the Promisor Initial Expense Reimbursement up to an aggregate amount (including the Promisor Initial Expense Reimbursement) of US$ 110,000,000 (the “Promisor Additional Expense Reimbursement”). The Promisor Additional Expense Reimbursement shall be made no later than five (5) Business Days following the earlier of the date on which the Beneficiaries, the Company or their Affiliates execute the definitive agreement with respect to the Alternative Proposal or the date on which the Beneficiaries, the Company or their Affiliates consummate any transaction contemplated by any Alternative Proposal.

(h)
If this Put Option Letter is terminated by the Promisors or the Beneficiaries pursuant to Clause 14(c)(iii) or Clause 14(d)(iii), then Parent shall reimburse the Beneficiaries, the Company or their respective Affiliates (as applicable) in immediately available funds by wire transfer to an account designated in writing by the Beneficiaries in respect of reasonable out-of-pocket expenses actually incurred by the Beneficiaries, the Company or their respective Affiliates and directly related to this Put Option Letter and the transactions contemplated hereby, an amount in cash up to US$ 31,000,000 (the “Beneficiaries Expense Reimbursement”). Any payment of the Beneficiaries Expense Reimbursement pursuant to this Clause 14(h) shall be made within two (2) Business Days following the date of termination of this Put Option Letter pursuant to Clause 14(c)(iii) or Clause 14(d)(iii). In the event that: (A) an Alternative Transaction is made directly to Parent’s stockholders or is otherwise publicly disclosed or otherwise communicated to senior management of Parent or the board of directors of Parent following the Put Option Date, (B) this Agreement is terminated pursuant to Clause 14(c)(iii) or Clause 14(d)(iii) and at the time of such termination the Beneficiaries could have terminated this Put Option Letter pursuant to Clause 14(d)(iii), and (C) within twelve (12) months after the date of such termination, Parent or any of its Subsidiaries enters into an agreement in respect of any Alternative Transaction, or recommends or submits an Alternative Transaction to its stockholders for adoption, or a transaction in respect of an Alternative Transaction is consummated which, in each case, need not be the same Alternative Transaction that was made, disclosed or communicated prior to termination hereof (provided, that for purposes of this clause (C), each reference to “20%” in the definition of “Alternative Transaction” shall be deemed to be a reference to “50%”), then, in any such event, Parent shall pay to the Beneficiaries, in immediately available funds by wire transfer to an account designated in writing by the Beneficiaries, the Beneficiaries Termination Fee. Notwithstanding anything herein to the contrary, in no event shall Parent be required to pay the Beneficiaries Termination Fee on more than one occasion. The Beneficiaries Termination Fee payable pursuant to this Clause 14(h) shall be made no later than five (5) Business Days following the earlier of the date on which the Promisors, Parent or their Affiliates execute the definitive agreement with respect to the Alternative Transaction or the date on which the Promisors, Parent or their Affiliates consummate any transaction contemplated by any Alternative Transaction. Notwithstanding the foregoing, the amount of any Beneficiaries Expense Reimbursement payable pursuant to the first sentence of this Clause 14(h) shall reduce, on a dollar-for-dollar basis, the amount of the Beneficiaries Termination Fee payable by Parent in any instance where both fees may otherwise be owed.

(i)	Subject to Clause 14(k), the Beneficiaries Termination Fee and the Beneficiaries Expense Reimbursement, as applicable, shall constitute the sole and exclusive remedy of the Beneficiaries against the Promisors, and their respective Affiliates (and, in the case of the Beneficiaries Termination Fee, the Financing Entities) for any loss suffered as a result of the termination event that triggered the payment of the Beneficiaries Termination Fee or the Beneficiaries Expense Reimbursement, as applicable.
(j)
Subject to Clause 14(k), the Promisor Initial Expense Reimbursement and the Promisor Additional Expense Reimbursement, as applicable, shall constitute the sole and exclusive remedy of the Promisors against the Beneficiaries, and their respective Affiliates for any loss suffered as a result of the Expiry or termination event that triggered the payment of the Promisor Initial Expense Reimbursement or the Promisor Additional Expense Reimbursement, as applicable.

(k)
Upon any termination of the Put Option Letter, each party shall cease to be bound by the obligations applicable to it under this Put Option Letter, provided that nothing herein shall release the liability of a party to the other hereunder for any antecedent breach of its obligations hereunder and save for (i) the provisions of Clauses 3, 14(g) and 14(j) which shall survive the termination of the Put Option Letter if such termination occurs (x) on the Expiry Date further to the non-exercise by the Beneficiaries of the Put Option in accordance with Clause 14(a)(ii), or (y) under the circumstances set out in Clause 14(e)(i) above, (ii) the provisions of Clauses 14(f) and 14(i) which shall survive the termination of the Put Option Letter if such termination occurs under the circumstances set out in Clauses 14(c)(ii) or 14(d)(iii), (iii) the provisions of Clauses 14(h) and 14(i) which shall survive the termination of the Put Option Letter if such termination occurs under the circumstances set out in Clause 14(c)(iii) and (iv) the provisions of Clauses 13 and 15 which shall survive any termination of the Put Option Letter or the SPA.

(l)
The Promisors and the Beneficiaries acknowledge that the Beneficiaries Termination Fee is not intended to be a penalty but rather is liquidated damages in a reasonable amount that will compensate the Beneficiaries in the circumstances in which the Beneficiaries Termination Fee is due and payable, for the efforts and resources expended and opportunities foregone while negotiating this Put Option Letter and in reliance on this Put Option Letter and on the expectation of the consummation of the Transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision.

(m)
The Promisors and the Beneficiaries acknowledge that the agreements contained in this Clause 14 are an integral part of the transactions contemplated hereby, and that, without these agreements, the Promisors and the Beneficiaries would not enter into this Agreement. Accordingly, payments due under this Clause 14 not made when due shall bear interest on the amount payable from and including the date payment of such amount was due to but excluding the date of actual payment at the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made plus 3% per annum.

15.	MISCELLANEOUS
Sections 10.01 to 10.16 of the SPA are hereby incorporated by reference into this Put Option Letter, the terms of which shall apply to this Put Option Letter, mutatis mutandis, as though set forth herein.

Yours faithfully,
The Promisors
CONCENTRIX CORPORATION

By:	/s/ Jane Fogarty
By:	Jane Fogarty
Title:	Executive Vice President, Legal
OSYRIS S.À R.L.

By:	/s/ Jane Fogarty
By:	Jane Fogarty
Title:	Manager
[Signature Page to Put Option Agreement]

The Put Option is countersigned by the Beneficiaries exclusively to acknowledge the agreement of the Beneficiaries on its provisions and, in particular on certain undertakings of the Beneficiaries provided therein. In no event shall such signature be construed as an exercise of the Put Option by the Beneficiaries, which shall only result from the sending of an Exercise Notice.
The Beneficiaries
SAPIENS S.À. R.L
/s/ P. Maters		/s/ S. Saussoy

By:	P. Maters	S. Saussoy

Title:	Director	Director
[Signature Page to Put Option Agreement]

FINPAR V
/s/ P. Maters		/s/ X. Likin

By:	P. Maters	X. Likin

Title:	Director	Director
FINPAR VI
/s/ P. Maters		/s/ X. Likin

By:	P. Maters	X. Likin

Title:	Director	Director
[Signature Page to Put Option Agreement]

OLIVIER DUHA
/s/ Olivier Duha
By:	Olivier Duha, in his individual capacity
LIBERTY MANAGEMENT
/s/ Olivier Duha
By:	Olivier Duha
Title:	Gérant
MONTANA
/s/ Olivier Duha
By:	Olivier Duha
Title:	Gérant
[Signature Page to Put Option Agreement]

FRÉDÉRIC JOUSSET
/s/ Frédéric Jousset
By:	Frédéric Jousset, in his individual capacity
[Signature Page to Put Option Agreement]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered on the date and year first above written.
MARNIX LUX SA

/s/ P. Maters		/s/ S. Saussoy
By:	P. Maters	S. Saussoy
Title:	Manager	Manager
[Signature Page to Put Option Agreement]

POA SELLER REPRESENTATIVE
/s/ Sandrine Asseraf
By:	Sandrine Asseraf
Title:	Authorized signatory
[Signature Page to Put Option Agreement]

SCHEDULE 1

List of Beneficiaries
−
Sapiens S.à r.l., a private limited liability company (société à responsabilité limitée) organized under the Laws of the Grand Duchy of Luxembourg, whose registered office is at 19-21, route d’Arlon, L-8009 Strassen, Grand Duchy of Luxembourg, registered with the Luxembourg Register of Commerce and Companies (Registre de Commerce et des Sociétés, Luxembourg) under number B235895;

−	FINPAR V, a société à responsabilité limitée organized under the laws of Belgium, whose registered office is 24 avenue Marnix, 1000 Brussels, Belgium, registered under corporate number 0746.527.143;
−	FINPAR VI, a société à responsabilité limitée organized under the laws of Belgium, whose registered office is 24 avenue Marnix, 1000 Brussels, Belgium, registered under corporate number 0758.452.601;
−	Frédéric Jousset;
−	Olivier Duha;
−
Liberty Management, a société à responsabilité limitée, organized under the laws of Belgium, whose registered office is 22, rue Jean-Baptiste Meunier, 1050 Brussels, Belgium, registered under the corporate number 0655.770.082;

−	Montana, a société simple, organized under the Laws of Belgium, whose registered office is 22, rue Jean-Baptiste Meunier, 1050 Brussels, Belgium, registered under the corporate number 0786.381.176.

SCHEDULE 1(e)
Capitalized terms used in this Schedule 1(e) shall, unless otherwise defined herein, have the meanings ascribed to them in the Company’s articles of association.
Drag-Along Right
(a) If the Institutional Investor receives an offer regarding the direct or indirect Transfer to a Third Party Purchaser of all of the Company Securities it holds, the Institutional Investor shall have the right to obtain from the other shareholders the Transfer of all of their Company Securities to the Third Party Purchaser on the same terms and conditions (the “Drag Along Right”).
(b) The exercise of the Drag Along Right shall be subject to the following conditions:
(i) if the price is not paid only in cash or by delivery of Securities listed on a regulated stock exchange, the Institutional Investor shall provide a bona fide valuation in euros of the value of the consideration offered by the Third Party Purchaser and the provisions of Article 12.2.2(c) shall apply mutatis mutandis;
(ii) the offer provides similar terms and conditions for all shareholders than those proposed by the Third Party Purchaser to the Institutional Investor;
(iii) the price per Share shall be determined in accordance with the provisions of Article 36; provided that if Frédéric Jousset, Olivier Duha or any of the Managers’ Representatives disagree with such determination, the provisions of 12.2.2(c) shall apply mutatis mutandis;
(iv) if a change of Control (satisfying the same conditions as a Change of Control) occurs at the level of a Group Company below the Company, then Frédéric Jousset, Olivier Duha and the Managers are granted a direct liquidity right enabling them to sell their Company Securities or to become shareholders of the Entity being sold (through a merger or contribution) and to sell such Securities. In case of disagreement on the financial terms of such direct liquidity right, the procedure described in Article 12.2.2(c) shall apply mutatis mutandis.
(c) The Institutional Investor must indicate its intention to exercise its Drag Along Right in the Transfer Notice.
If the Drag Along Right is validly exercised, the shareholders hereby irrevocably undertake to sign all final agreements pursuant to which all their Securities will be Transferred to the Third Party Purchaser(s) and to deliver all documents necessary to complete such Transfer, in compliance with the provisions of this Article; failing which all documents necessary for such Transfer can be signed and completed on behalf and for the account of the defaulting shareholder.

SCHEDULE 2

French Works Councils and French Works Council Companies

SCHEDULE 3

Agreed form SPA

[See Annex B]

SCHEDULE 4

Support Agreement

[See Annex C]

SCHEDULE 5

Commitment Letter

JPMORGAN CHASE BANK, N.A.
383 Madison Avenue
New York, NY 10179
CONFIDENTIAL
March 29, 2023
Concentrix Corporation
39899 Balentine Drive
Newark, CA 94560
Attention of Andre S. Valentine, Chief Financial Officer
Project Condor
US$5,290,000,000 364-Day Bridge Facility
Commitment Letter
Ladies and Gentlemen:
Concentrix Corporation, a Delaware corporation (the “Company” or “you”), has advised JPMorgan Chase Bank, N.A. (“JPMorgan” and, together with each person that becomes a party hereto as an additional “Commitment Party” pursuant to Section 3 hereof, the “Commitment Parties”, “we” or “us”) that it intends to consummate the Acquisition and the other Transactions described in the Transaction Description attached as Exhibit A hereto. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Exhibits hereto. This commitment letter, together with the Exhibits hereto, is referred to as this “Commitment Letter”.
1. Commitment. In connection with the foregoing, and subject only to the satisfaction or waiver by us of the Funding Conditions (as defined below), JPMorgan hereby commits to provide to the Company 100% of the aggregate principal amount of the Bridge Facility (and each Tranche thereof) on the terms set forth herein and in Exhibit B hereto. It is understood and agreed that any event occurring after the date hereof and prior to the initial funding of the Bridge Facility on the Closing Date that would result in a mandatory commitment reduction with respect to the Bridge Facility (and any Tranche thereof) as set forth in Exhibit B hereto under the section titled “Mandatory Commitment Reductions/Prepayments” shall reduce the amount of the Bridge Facility (and such Tranche thereof), and the aggregate amount of the Commitment Parties’ commitments hereunder (on a pro rata basis as among the Commitment Parties, based on the amount of their respective commitments under such Tranche at such time), on a dollar-for-dollar basis, and you agree to give the Commitment Parties prompt written notice of the occurrence of any such event, together with a reasonably detailed calculation of the amount of any such reduction.
2. Appointment of Roles. You hereby appoint (a) JPMorgan to act, and JPMorgan hereby agrees to act, as sole lead arranger and sole bookrunner in respect of the Bridge Facility (in such capacities, the “Arranger”) and (b) JPMorgan to act, and JPMorgan hereby agrees to act, as the sole administrative agent for the Bridge Facility (in such capacity, the “Administrative Agent”), in each case on the terms set forth in this Commitment Letter.
It is agreed that no other agents, co-agents, arrangers, co-arrangers, bookrunners, managers or co-managers will be appointed and no other titles will be awarded (in each case, other than pursuant to the Syndication Plan (as defined below)), and no compensation will be paid (other than the compensation expressly contemplated by this Commitment Letter or the Fee Letters (as defined below)), in each case, by the Company or any of its subsidiaries in connection with the Bridge Facility unless the Company and the Arranger shall so agree. It is understood and agreed that, notwithstanding any such appointment or title award, JPMorgan will appear on the top left of the cover page of any marketing materials or other documentation for the Bridge Facility (and each Tranche thereof), and will hold the roles and have the authority conventionally understood to be associated with such name placement.
3. Syndication. The Arranger intends to commence syndication of the Bridge Facility (it being understood that the Arranger may elect to syndicate one but not any other Tranche or may elect to syndicate any of the Tranches simultaneously or at different times in consultation with you) promptly after the public announcement of the Acquisition. The Arranger will manage and determine, in consultation with you, all aspects of the syndication of the Bridge Facility (or any Tranche thereof); provided that the determinations as to the timing of all offers to prospective Lenders, the determinations as to the selection of Lenders, the acceptance and final allocation of commitments, any title of agent or similar designations or roles awarded to any Lender and the amounts offered and the compensation provided to each Lender from the amounts to be paid to the Arranger pursuant to the terms of this Commitment Letter and the Fee Letters shall be made (a) until the date that is 60 days after the date hereof (the “Initial Syndication Period”), jointly by the Arranger and the Company in accordance with the syndication plan for the Bridge Facility agreed to by the Arranger and the Company on the date hereof (as it may be amended after the date hereof as agreed by the Arranger and the Company, the “Syndication Plan”) and (b) after the Initial Syndication Period, by the Arranger acting in consultation with the Company; provided, further, that we will not syndicate the Bridge Facility (or any Tranche thereof) to (i) persons that are determined by you to be competitors of you or your subsidiaries and that you have identified, by name, in writing to the Commitment Parties from time to time after the date hereof and prior to the Closing Date or to the Administrative Agent from time to time after the Closing Date and (ii) affiliates of any person described in clause (i) above (other than bona fide debt fund affiliates) if such affiliates are identified, by name, by you in writing to the Commitment Parties from time to time after the date hereof and prior to the Closing Date or to the Administrative Agent from time to time after the Closing Date or are otherwise clearly identifiable as an affiliate of such person based solely on the similarity of such affiliate’s name to the name of such person (collectively, the “Disqualified Lenders”), it being understood and agreed that (A) the foregoing provisions shall not apply retroactively to any person if such person shall have previously acquired (or entered into a trade for) an assignment or participation interest, or received an allocation as part of the final allocation of commitments under the Bridge Facility (or any Tranche thereof), in each case, prior thereto, but shall disqualify such person from taking any further assignment or participation thereafter, (B) each written supplement shall become effective two business days after delivery thereof to the Commitment Parties or the Administrative Agent, as applicable, and (C) the list of Disqualified Lenders may be provided, on a confidential basis, to Lenders and to any potential assignees or participants. Any Lender that is selected in accordance with the foregoing provisions is referred to as a “Permitted Lender”. In connection with the syndication of the Bridge Facility (or any Tranche thereof), the Company agrees, at the request of the Arranger, to enter into one or more customary joinder agreements to this Commitment Letter (collectively, the “Joinder Documentation”) reasonably acceptable to the Arranger and the Company, in each case, pursuant to which any Permitted Lender may become a party hereto as an additional “Commitment Party” and extend a commitment in respect of the Bridge Facility (or any Tranche thereof) directly to the Company, which may contain provisions determined by the Arranger in accordance with the syndication provisions set forth above with respect to the allocation of titles and roles, rights and responsibilities in connection with the syndication of the Bridge Facility (or any Tranche thereof), the allocation of any reductions in the amount of the Bridge Facility (or any Tranche thereof) and the allocation to such Permitted Lender of certain fees provided for in the Fee Letters (but which will not add any new conditions to the funding of the Bridge Facility or change the terms of the Bridge Facility or increase the aggregate compensation payable by the Company in connection therewith as set forth in this Commitment Letter and in the Fee Letters). The commitment of JPMorgan hereunder with respect to the Bridge Facility (and the applicable Tranche thereof) shall be reduced dollar-for-dollar and, to the extent of such reduction and subject to the final paragraph of this Section 3, JPMorgan shall be released from its obligations solely with respect thereto (it being understood that the remaining commitment of JPMorgan shall continue in full force and effect), as and when commitments in respect of the Bridge Facility (or any Tranche thereof) are received from any Permitted Lender upon such Permitted Lender (x) becoming a party to this Commitment Letter pursuant to the Joinder Documentation or (y) becoming a party to the Bridge Credit Agreement as a “Lender” thereunder. The commitments and other obligations of JPMorgan and any Permitted Lender that becomes a party hereto are and shall be several and not joint.
Until the earlier of (a) the date on which a Successful Syndication (as defined in the Arranger Fee Letter) is achieved and (b) 60 days after the Closing Date (such earlier date, the “Syndication Date”), you agree to assist, and to use commercially reasonable efforts (to the extent appropriate and practical and not in contravention of the Acquisition Documents) to cause the Sellers, the Acquired Company and its subsidiaries to actively assist, the Arranger in completing the syndication of the Bridge Facility (or any Tranche thereof) reasonably satisfactory to the Arranger and to you. Such assistance shall include (i) your using commercially reasonable efforts to ensure that arrangement and syndication efforts benefit from your and your subsidiaries’ existing relationships with banks and other financial institutions, (ii) facilitating direct contact between your senior management, representatives and advisors, on the one hand, and the prospective Lenders, on the other hand, at times and locations to be mutually agreed upon and upon reasonable advance notice, (iii) your assistance (and your using commercially reasonable efforts (to the extent not in contravention of the Acquisition Documents) to cause the Sellers, the Acquired Company and its subsidiaries to assist) in the preparation of a customary confidential information memorandum (the “Confidential Information Memorandum”) and other customary marketing materials to be used in connection with the syndication of the Bridge Facility (or any Tranche thereof) in form and substance customary for transactions of this type and otherwise reasonably satisfactory to the Arranger and to you (collectively, the “Information Materials”), it being understood that the Information Materials will exculpate the Company, the Sellers, the Acquired Company, the Commitment Parties and their respective affiliates with respect to any liability related to the unauthorized use or misuse of the contents thereof by the recipients thereof, (iv) the hosting, with the Arranger, of one or more meetings (which may be virtual) of or conference calls with the prospective Lenders at reasonable times and at reasonable locations to be mutually agreed upon and upon reasonable advance notice, and (v) using commercially reasonable efforts to obtain, as promptly as practicable after the date hereof and in any event prior to the commencement of the marketing of the Senior Notes, public corporate ratings (but no specific rating) of the Company and public ratings (but no specific rating) of the Company’s senior unsecured, non-credit enhanced long-term indebtedness for borrowed money from each of Moody’s Investor Services, Inc. (“Moody’s”) and S&P Global Ratings, a division of S&P Global Inc. (“S&P”), in each case taking into account the Transactions. In addition, you agree, prior to the Syndication Date, to prepare and provide, and to use your commercially reasonable efforts (to the extent not in contravention of the Acquisition Documents) to cause the Sellers and the Acquired Company to prepare and provide, to the Arranger all customary financial and other information with respect to the Company, the Acquired Company, their respective subsidiaries and the transactions contemplated hereby, including all financial projections (the “Projections”), as the Arranger may reasonably request in connection with the syndication of the Bridge Facility (or any Tranche thereof); provided that, notwithstanding anything herein to the contrary, the only financial statements that shall be required to be provided to the Commitment Parties in connection with the syndication of the Bridge Facility shall be those required to be delivered pursuant to Section 2 of Exhibit C hereto. It is also understood that, without limiting your representation and warranty set forth in Section 4 hereof, the Company, the Sellers and the Acquired Company will not be required to provide any information to the extent that the provision thereof would violate (A) any attorney-client privilege (or result in the loss thereof), (B) any law, rule or regulation applicable to the Company, any Seller, the Acquired Company or any of their respective subsidiaries or affiliates or (C) any obligation of confidentiality to a third party binding on the Company, any Seller, the Acquired Company or any of their respective subsidiaries or affiliates (so long as such confidentiality obligation was not entered into in contemplation of the Transactions); provided that you provide us with notice of the existence of any such information that is being withheld. You hereby authorize us to download copies of your trademark logos from your website and to post copies thereof and any Information Materials (subject to click-through confidentiality terms in accordance with the Arranger’s standard syndication process) to a deal site on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other appropriate electronic platform chosen by the Arranger to be its electronic transmission system (an “Electronic Platform”) established by the Arranger to syndicate the Bridge Facility (or any Tranche thereof), and to use your trademark logos on the Confidential Information Memorandum and other Information Materials or in any advertisements that any of us may place after the Closing Date in financial and other newspapers, journals, the internet or otherwise, at its own expense, describing its services to you hereunder, in the case of such advertisements (other than customary “tombstones” or “case studies” or similar advertisements), that are provided to you for prior review and to which you consent in writing (such consent not to be unreasonably withheld or delayed).
You acknowledge that certain prospective Lenders approached after the Initial Syndication Period (such Lenders, “Public Lenders”; all other prospective Lenders, “Private Lenders”) may have personnel who do not wish to receive Private Lender Information (as defined below). You agree, at the request of the Arranger, to assist (and to use commercially reasonable efforts, to the extent not in contravention of the Acquisition Documents, to cause the Sellers, the Acquired Company and its subsidiaries to assist) in the preparation of a version of the Information Materials for use after the Initial Syndication Period consisting exclusively of information and documentation that is either (a) publicly available or (b) not material with respect to the Company, the Sellers, the Acquired Company or their respective subsidiaries, or any securities of any of the foregoing, for purposes of United States Federal securities laws (all such information and documentation being “Public Lender Information”; and any information and documentation that is not Public Lender Information is referred to herein as “Private Lender Information”). Before distribution of any Information Materials, you agree to execute and deliver to the Arranger a customary authorization letter in which you authorize distribution of the Information Materials to the prospective Lenders, which shall include a customary representation by you as to the accuracy of the Information Materials and, in the case of Information Materials intended to contain solely Public Lender Information, a representation that such Information Materials do not contain any Private Lender Information (and, to the extent not in contravention of the Acquisition Documents, you will use commercially reasonable efforts to cause the Acquired Company to execute and deliver to the Arranger a customary authorization letter containing such customary representation by the Acquired Company with respect to information regarding the Acquired Company and its subsidiaries). You further agree that each document to be disseminated by the Arranger to any prospective Lender in connection with the Bridge Facility will, at the request of the Arranger, be identified by you as either (i) containing Private Lender Information or (ii) containing solely Public Lender Information. You acknowledge that the following documents may be distributed to Public Lenders: (A) drafts and final definitive documentation with respect to the Bridge Facility, (B) administrative materials prepared by the Arranger or the Administrative Agent for the prospective Lenders (such as a lender meeting invitation, bank allocation, if any, and funding and closing memoranda) and (C) notification of changes in the terms of the Bridge Facility.
To ensure an orderly and successful syndication of the Bridge Facility (or any Tranche thereof), prior to the Syndication Date, the Company and its subsidiaries will not, and the Company will use commercially reasonable efforts (to the extent not in contravention of the Acquisition Documents) to ensure that the Acquired Company and its subsidiaries will not, in each case, without the prior written consent of the Arranger (such consent not to be unreasonably withheld, conditioned or delayed), syndicate or issue, or announce the syndication or issuance of, any debt facility or any debt security of the Company, the Acquired Company or any of their respective subsidiaries, including any renewals or refinancings of any existing debt facility or debt security, in each case, that would reasonably be expected to materially impair the general syndication of the Bridge Facility (or any Tranche thereof), other than (a) Excluded Debt (as defined in Exhibit B hereto); provided that arrangement and syndication of any credit or loan agreement (other than if in the form of a receivables facility) or any refinancing or replacement of the Receivables Financing Agreement dated as of October 30, 2020 (as amended prior to the date hereof, the “Receivables Facility”), among Concentrix Receivables, Inc., the Company, PNC Bank, National Association and the lenders and group agents from time to time party thereto, is coordinated with the syndication of the Bridge Facility (or any Tranche thereof), (b) the Senior Notes, (c) the Existing Credit Facilities Amendments and (d) the New Credit Facilities.
Notwithstanding anything to the contrary contained in this Commitment Letter, (a) without limiting the Funding Conditions or your obligations to assist with syndication efforts as set forth herein, it is understood that the Commitment Parties’ commitments hereunder are not subject to or conditioned upon syndication of, or receipt of commitments in respect of, the Bridge Facility (or any Tranche thereof), and that none of the commencement or completion of the syndication of the Bridge Facility (or any Tranche thereof) nor the obtaining of ratings as set forth above shall constitute a condition to the initial funding of the Bridge Facility on the Closing Date and (b) notwithstanding our right to syndicate the Bridge Facility and to receive commitments with respect thereto, except (i) in respect of assignments of all or any portion of any Commitment Party’s commitment hereunder in respect of the Bridge Facility (including any Tranche thereof) to a Permitted Lender that (A) is a lender under the Existing Credit Agreement, (B) has been agreed to by the Company and the Arranger in writing (including by email) to be a prospective Lender as part of the Syndication Plan, (C) becomes a party hereto pursuant to the applicable Joinder Documentation with the consent of the Company or (D) is a commercial or investment bank that, in the case of this clause (D), at the time of such assignment has corporate rating (however denominated) or senior unsecured, non-credit enhanced long-term indebtedness rating from S&P that is BBB- or higher or from Moody’s that is Baa3 or higher (any person satisfying the requirements of clause (A), (B), (C) or (D) above being referred to as a “Specified Permitted Lender”) and (ii) in respect of assignments between any Commitment Party and its affiliates as expressly provided in Section 9 hereof, (x) no Commitment Party shall be relieved, released or novated from its commitment hereunder in connection with the syndication of the Bridge Facility (or any

Tranche thereof) until after the initial funding of the Bridge Facility on the Closing Date has occurred, (y) no assignment or novation in connection with the syndication of the Bridge Facility (or any Tranche thereof) shall become effective (as between the Company and any Commitment Party) with respect to all or any portion of any Commitment Party’s commitment hereunder until after the initial funding of the Bridge Facility on the Closing Date has occurred and (z) unless otherwise agreed to in writing by the Company, each Commitment Party shall retain control over all of its rights and obligations with respect to its commitment hereunder, including all rights with respect to consents, modifications, waivers and amendments hereof, until after the initial funding of the Bridge Facility on the Closing Date has occurred.
4. Information. You hereby represent and warrant that (a) all written information, other than the Projections and other forward-looking information and other than information of a general economic or industry-specific nature (the “Information”), that has been or will be made available to any of the Commitment Parties or the Lenders by or on behalf of you or any of your subsidiaries in connection with the transactions contemplated hereunder does not or will not, when furnished, taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (in each case, after giving effect to all supplements and updates provided thereto); provided that with respect to any Information regarding the Sellers or, prior to the consummation of the Acquisition, the Acquired Company or its subsidiaries, the foregoing representation and warranty is made only to your knowledge; and (b) the Projections or other forward-looking information that has been or will be furnished to any of the Commitment Parties or the Lenders by or on behalf of you or any of your subsidiaries in connection with the transactions contemplated hereunder have been or will be prepared in good faith based upon assumptions that you believe to be reasonable at the time made and at the time the related Projections or other forward-looking information are so furnished (it being understood that the Projections or other forward-looking information are as to future events and are not to be viewed as facts, are subject to significant uncertainties and contingencies, many of which are out of your control, that no assurance can be given that any particular projections will be realized, that the Projections or other forward-looking information is not a guarantee of financial performance and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material). You agree that if, at any time prior to the later of the Closing Date and the Syndication Date, the representation and warranty in the preceding sentence would be incorrect in any material respect (to your knowledge insofar as it applies to the information regarding the Sellers or, prior to the consummation of the Acquisition, the Acquired Company and its subsidiaries) if the Information or the Projections were being furnished at such time and such representation and warranty were being made at such time, then you will promptly notify us and supplement (or, with respect to information regarding the Sellers or, prior to the consummation of the Acquisition, the Acquired Company or its subsidiaries, use commercially reasonably efforts (to the extent not in contravention of the Acquisition Documents) to cause the Sellers and the Acquired Company to supplement) the Information, the Projections or other forward-looking statements so that such representation and warranty shall be true and correct in all material respects under those circumstances (to your knowledge insofar as it applies to the information regarding the Sellers or, prior to the consummation of the Acquisition, the Acquired Company and its subsidiaries); provided that such supplementation shall cure any breach of such representation and warranty. In structuring, syndicating and arranging the Bridge Facility, we will be entitled to use and rely primarily on the Information and the Projections without independent verification thereof, and you acknowledge and agree that we will have no obligation under this Commitment Letter to conduct any independent evaluation or appraisal of your or your subsidiaries’ assets or liabilities or the assets or liabilities of the Acquired Company, any of its subsidiaries or any other person or to advise or opine on any solvency issues. Notwithstanding the foregoing, it is understood that the Commitment Parties’ commitments hereunder are not subject to or conditioned upon the accuracy of the representation and warranty set forth in this Section 4, and the accuracy of such representation and warranty does not constitute a condition to the initial funding of the Bridge Facility (or any Tranche thereof) on the Closing Date.
5. Fees. As consideration for the Commitment Parties’ commitments hereunder and the Arranger’s agreement to perform the services described herein, you agree to pay the fees set forth in this Commitment

Letter and in the arranger fee letter dated the date hereof (the “Arranger Fee Letter”) and the administrative agent fee letter dated the date hereof (the “Administrative Agent Fee Letter” and, together with the Arranger Fee Letter, the “Fee Letters”), in each case, between JPMorgan and you, as and when provided therein.
6. Conditions Precedent. The Commitment Parties’ commitments hereunder and agreements to perform the services described herein are subject solely to the satisfaction or waiver by us of the conditions expressly set forth in Exhibit C hereto (the “Funding Conditions”), it being understood and agreed that there are no conditions (implied or otherwise) to the Commitment Parties’ commitments hereunder (including compliance with the terms of this Commitment Letter, the Fee Letters or the Bridge Credit Agreement or the accuracy of representations and warranties set forth herein or therein) other than the Funding Conditions (and upon satisfaction or waiver of the Funding Conditions, the initial funding under the Bridge Facility on the Closing Date shall occur); provided that it is understood and agreed that each borrowing under the Amendment Revolving Tranche following the Closing Date shall be subject to the satisfaction or waiver of the conditions thereto set forth in Exhibit B hereto under the heading “Conditions Precedent to Revolving Borrowings after the Closing Date” (the “Post Closing Revolving Funding Conditions”).
7. Limitation of Liability; Indemnification; Expenses. It is agreed that (a) in no event shall any Commitment Party or any of its affiliates or any of the respective officers, directors, members, employees, agents, advisors, controlling persons and representatives of any of the foregoing (collectively, the “Arranger-Related Persons”) or the Company or any of its affiliates, in each case, have any Liabilities (as defined below), on any theory of liability (whether in contract, in tort or otherwise), for any special, indirect, consequential or punitive damages incurred by the Company, its affiliates or its or their respective equity holders or creditors or by any Commitment Party or any of its affiliates, as applicable, in each case, arising out of, in connection with or as a result of this Commitment Letter, the Fee Letters, the Bridge Facility, the Bridge Credit Agreement, the transactions contemplated hereby or thereby or any related transactions or its activities related to any of the foregoing, provided that the foregoing shall not limit the Company’s or any of its affiliates’ indemnity and reimbursement obligations set forth in this Commitment Letter, the Bridge Credit Agreement or in any other written agreements to which the Company or any such affiliate is a party, and (b) no Arranger-Related Person shall have any Liabilities, on any theory of liability (whether in contract, in tort or otherwise), arising from, or be responsible for, any damages arising from the use by others of any Information Materials or other materials (including any personal data) obtained through electronic telecommunications or other information transmission systems (including an Electronic Platform or otherwise via the internet), except to the extent they are found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the bad faith, gross negligence or willful misconduct of, or a material breach of its obligations under this Commitment Letter by, such Arranger-Related Person or its Related Arranger Parties (as defined below). You and we agree, to the extent permitted by applicable law, to not assert any claims against any Arranger-Related Person or against you or your affiliates, as applicable, inconsistent with the foregoing. As used herein, the term “Liabilities” shall mean any losses, claims (including intraparty claims), demands, damages or liabilities of any kind; and the term “Related Arranger Party” means, with respect to any specified person, (i) any controlling person or controlled affiliate of such specified person, (ii) the respective officers, directors and employees of such specified person or any of its controlling persons or controlled affiliates and (iii) the respective agents of such specified person or any of its controlling persons or controlled affiliates, in the case of this clause (iii), acting at the instructions of such specified person or such controlling person or such controlled affiliate; provided that each reference to a controlled affiliate or controlling person in this definition pertains to a controlled affiliate or controlling person involved in the negotiation of this Commitment Letter or the syndication of the Bridge Facility.
You agree (a) to indemnify and hold harmless each Commitment Party and its affiliates and the respective officers, directors, members, employees, agents, advisors, controlling persons and representatives of any of the foregoing (collectively, the “indemnified persons”) from and against any and all Liabilities and reasonable and documented out-of-pocket expenses, joint or several, to which any indemnified person may become subject arising out of, in connection with or as a result of any actual or prospective claim, litigation, investigation, arbitration, administrative or regulatory action or proceeding relating to this Commitment Letter, the Fee Letters, the Bridge Facility, the use of the proceeds thereof, the Bridge Credit Agreement, the transactions contemplated hereby or thereby or any related transaction (including with respect to enforcing the terms of this Section 7) (each, a “Proceeding”), regardless of whether commenced by the Company, any Seller, the Acquired Company, any of their respective affiliates or any other person, or whether any indemnified person is a party thereto and/or whether based in contract, tort or any other theory, and to reimburse each indemnified person promptly following written demand therefor, together with reasonably detailed backup documentation supporting such reimbursement request, for any reasonable and documented out-of-pocket legal or other expenses incurred in connection with investigating or defending any of the foregoing (which legal expenses shall be limited to one firm of primary counsel for all the indemnified persons, taken as a whole, and, if reasonably necessary, of a single firm of local counsel in each other appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all the indemnified persons, taken as a whole, and, solely in the case of an actual or reasonably perceived conflict of interest, one additional firm of primary counsel (and, if reasonably necessary, one additional firm of local counsel in each other appropriate jurisdiction) to the affected indemnified persons that are similarly situated, taken as a whole); provided that the foregoing indemnity and expense reimbursement will not, as to any indemnified person, apply to any Liabilities or related expenses to the extent they are found by a final, non-appealable judgment of a court of competent jurisdiction to have arisen out of or resulted from (i) the bad faith, gross negligence or willful misconduct of such indemnified person or its Related Arranger Parties in performing the services that are the subject hereof or (ii) a material breach of the obligations of such indemnified person or its Related Arranger Parties under this Commitment Letter or the Bridge Credit Agreement; provided further that the foregoing indemnity will not apply to any Proceeding solely between or among indemnified persons (other than any Proceeding against any indemnified person in its capacity as the administrative agent, any other agent, an arranger, a bookrunner or similar role, in each case, acting in its capacity as, or fulfilling its role as, such) not arising from any act or omission by the Company or any of its affiliates; and (b) regardless of whether the transactions or borrowings contemplated by this Commitment Letter are consummated, to reimburse each Commitment Party and its affiliates promptly upon demand, for all reasonable and documented out-of-pocket expenses (including, without limitation, due diligence expenses and syndication expenses and reasonable and documented fees, charges and disbursements of counsel) incurred in connection with the Bridge Facility and any related documentation (including the preparation of this Commitment Letter, the Fee Letters and the Bridge Credit Agreement) or the administration, amendment, modification or waiver of this Commitment Letter or the Fee Letters (which fees, charge and disbursements of counsel shall be limited to one firm of primary counsel).
You shall not be liable for any settlement of any Proceeding effected without your written consent (which consent shall not be unreasonably withheld, conditioned or delayed) but if settled with your written consent, or if there is a judgment by a court of competent jurisdiction in such Proceeding, you agree to indemnify and hold harmless each indemnified person in the manner and to the extent set forth above; provided that you shall be deemed to have consented to any such settlement unless you shall object thereto by written notice to the applicable indemnified person within 30 days after having received written notice thereof. You shall not, without the prior written consent of the applicable Commitment Parties (which consent shall not be unreasonably withheld, conditioned or delayed), effect any settlement of any Proceedings in respect of which indemnity has been or could have been sought hereunder by any indemnified person unless such settlement (a) includes an unconditional release of such indemnified person in form and substance reasonably satisfactory to the applicable Commitment Parties from all Liability on claims that are the subject matter of such Proceedings and (b) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any indemnified person or any injunctive relief or other non-monetary remedy. You acknowledge that any failure to comply with your obligations under the preceding sentence may cause irreparable harm to the Commitment Parties and the other indemnified persons.
8. Absence of Fiduciary Relationship; Sharing Information; Affiliate Activities. You acknowledge that each of us and our respective affiliates may be providing debt financing, equity capital or other services (including, without limitation, financial advisory services) to other persons that have or may have interests conflicting with your interests with respect to the transactions described herein and otherwise. We will not use confidential information obtained from the Company, the Sellers, the Acquired Company or their respective subsidiaries or affiliates in the course of the transactions contemplated hereby in connection with the performance by us of services for other companies, and we will not furnish any such information to other companies in the course of performing such services, except to the extent permitted below. You also acknowledge that we have no obligation to use in connection with the transactions contemplated hereby, or furnish to you, confidential information obtained by us or any of our affiliates from other persons.
You agree that each Commitment Party and any of its affiliates through which it will be acting will act under this Commitment Letter as independent contractors and that nothing in this Commitment Letter will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Commitment Party or any of its affiliates, on the one hand, and you, your affiliates or your or their equity holders, on the other hand. You acknowledge and agree that (a) the financing transactions contemplated by this Commitment Letter are arm’s-length commercial transactions between the Commitment Parties and, if applicable, their respective affiliates, on the one hand, and you, on the other, (b) in connection therewith and with the process leading to such financing transaction, each of the Commitment Parties and, if applicable, their respective affiliates are acting solely as a principal and have not been, are not and will not be acting as an advisor, agent or fiduciary of you, your affiliates or your or their management or equityholders or any other person and (c) with respect to the financing transactions contemplated hereby or the process leading thereto, the Commitment Parties and, if applicable, their respective affiliates have not assumed (i) an advisory or fiduciary responsibility in favor of you or your affiliates (irrespective of whether any Commitment Party or any of its affiliates has advised or is currently advising you or your affiliates on other matters (which, for the avoidance of doubt, includes acting as a financial advisor to the Company or any of its affiliates in respect of any transaction related hereto)) or (ii) any other obligation except the obligations expressly set forth in this Commitment Letter. You further acknowledge and agree that (A) you are responsible for making your own independent judgment with respect to such financing transactions and the process leading thereto, (B) you are capable of evaluating and understand and accept the terms, risks and conditions of the financing transactions contemplated hereby, and none of the Commitment Parties or any of their respective affiliates shall have any responsibility or liability to you with respect to the terms, risks and conditions of the financing transactions contemplated hereby, and (C) the Commitment Parties and their respective affiliates are not advising you as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction in connection with the financing transactions contemplated by this Commitment Letter, and you shall consult with your own advisors concerning such matters and you shall be responsible for making your own independent investigation and appraisal of the financing transactions contemplated hereby. Any review by any Commitment Party or any of its affiliates of the Company, the Acquired Company, their respective subsidiaries, the transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of such Commitment Party and shall not be on behalf of the Company. The Company agrees that it will not claim that any Commitment Party or any of its affiliates has rendered any advisory services, or assert any claim against any Commitment Party or any of its affiliates based on an alleged breach of fiduciary duty by such Commitment Party or any of its affiliates in connection with this Commitment Letter and the financing transactions contemplated hereby or assert any claim based on any actual or potential conflict of interest that might be asserted to arise or result from the engagement of any Commitment Party or any of its affiliates acting as a financial advisor to the Company or any of its affiliates, on the one hand, and the engagement of the Commitment Parties (or any of them) hereunder and the financing transactions contemplated hereby, on the other hand.
You further agree that each Commitment Party, together with its affiliates, is a full service securities firm engaged in securities trading and brokerage activities as well as in providing investment banking and other financial services. In the ordinary course of business, each of us and our respective affiliates may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own account and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, you and your subsidiaries and other companies with which you or your subsidiaries may have commercial or other relationships. With respect to any securities and/or financial instruments so held by any of us, any of our respective affiliates or any of our or their customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.
The parties hereto acknowledge that JPMorgan (or one of its affiliates) has been retained by the Company (or one of its affiliates) as financial advisor (in such capacity, the “Financial Advisor”) in connection with the Acquisition. The Company agreed to such retention pursuant to the terms of the agreement between the Company (or such affiliate) and the Financial Advisor, and further agrees not to assert any claim it might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from such engagement of the Financial Advisor, on the one hand, and JPMorgan and its affiliates’ relationships with the Company as described and referred to herein, on the other. Each person that becomes a party hereto pursuant to the Joinder Documentation acknowledges that (a) JPMorgan (or one of its affiliates) has been retained by the Company (or one of its affiliates) as the Financial Advisor and (b) such relationship does not create any fiduciary duties or responsibilities to such person on the part of JPMorgan or its affiliates.
9. Assignments; Amendments; Binding Agreement; Governing Law, Waiver of Jury Trial. No party to this Commitment Letter may assign this Commitment Letter or any commitments or agreements hereunder to any other person without the prior written consent of each of the other parties hereto (and any purported assignment without such consent will be null and void); provided that (a) each Commitment Party may assign its commitment hereunder in respect of the Bridge Facility (including in respect of any Tranche thereof) and its agreements hereunder, in whole or in part, (i) to any of its affiliates; provided that no Commitment Party shall be released from the portion of its commitment hereunder so assigned to the extent such affiliate fails to fund the portion of the commitment assigned to it on the Closing Date notwithstanding the satisfaction or waiver of the Funding Conditions, and (ii) to any Permitted Lender that becomes party to this Commitment Letter pursuant to the Joinder Documentation as provided for in Section 3 above, and upon any such assignment, such Commitment Party will (in the case of this clause (ii), only to the extent consistent with the last paragraph of Section 3 above) be released solely from that portion of its commitment (if applicable, in respect of such Tranche) and agreements that has been so assigned and (b) any Commitment Party’s agreements hereunder may be performed by or through its affiliates (including, in the case of JPMorgan, J.P. Morgan Securities LLC).
This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each of the parties hereto or, to the extent relating only to the rights and obligations of the Arranger, by the Arranger and the Company. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. The words “execution”, “signed”, “signature”, “delivery” and words of like import in or relating to this Commitment Letter, the Fee Letters and/or any document to be signed in connection with this letter agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures (as defined below), deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be. “Electronic Signatures” means any electronic symbol or process attached to, or associated with, any contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record. This Commitment Letter and the Fee Letters are the only agreements that have been entered into by the parties hereto with respect to the Bridge Facility and set forth the entire understanding of the parties hereto with respect thereto. This Commitment Letter is intended to be solely for the benefit of the parties hereto (and, in the case of Section 7 hereof, the Arranger-Related Persons and the indemnified persons), and is not intended to confer any benefits upon, or create any rights in favor of or be enforceable by or at the request of, any person other than the parties hereto (and, in the case of Section 7 hereof, the Arranger-Related Persons and the indemnified persons). Section headings used herein are for convenience of reference only, are not part of this Commitment Letter and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter.
Each of the parties hereto agrees that, subject to the final sentence of Section 12 hereof, this Commitment Letter is a binding and enforceable agreement with respect to the subject matter contained herein, including an agreement to negotiate in good faith, within a reasonable period of time to be determined based on the expected Closing Date, the definitive documentation for the Bridge Facility by the parties hereto in a manner consistent with this Commitment Letter, it being acknowledged and agreed that the commitments with respect to the Bridge Facility provided hereunder are subject solely to the Funding Conditions and, in the case of borrowings under the Amendment Revolving Tranche after the Closing Date, the Post Closing Revolving Funding Conditions.

This Commitment Letter and the Fee Letters shall be governed by, and construed in accordance with, the laws of the State of New York; provided that (a) the interpretation of the definition of “Company Material Adverse Effect” (as defined in Exhibit C hereto) and whether or not a Company Material Adverse Effect (or any event, change or effect that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect) exists or has occurred, (b) the determination of the accuracy of any Acquisition Documents Representations (as defined in Exhibit C hereto) and whether as a result of any inaccuracy of such representations and warranties the Company (or any of its affiliates) has the right to terminate its (or its affiliate’s) obligations under the Acquisition Documents or the right to elect not to consummate the Acquisition and (c) the determination of whether the Acquisition has been consummated pursuant to, and in all material respects in accordance with, the terms of the Acquisition Documents, in each case, will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.
Each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of any state or Federal court sitting in the City of New York, Borough of Manhattan, over any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letters, the performance of commitments and agreements hereunder or thereunder or the transactions contemplated hereby, and agrees, for itself and its affiliates, that any such suit, action or proceeding brought by it or any of its affiliates will be tried exclusively in the U.S. District Court for the Southern District of New York or, if that court does not have subject matter jurisdiction, in any state court, in each case, located in the City of New York, Borough of Manhattan. Each of the parties hereto agrees that service of any process, summons, notice or document by registered mail addressed to it at its address set forth above shall be effective service of process for any such suit, action or proceeding brought in any such court. Each of the parties hereto irrevocably and unconditionally waives to the extent permitted by applicable law any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in any inconvenient forum. Each of the parties hereto agrees that a final judgment in any such suit, action or proceeding brought in any such court shall be conclusive and binding upon it and may be enforced in any other courts to whose jurisdiction it is or may be subject, by suit upon judgment. YOU AND WE IRREVOCABLY AGREE TO THE EXTENT PERMITTED BY APPLICABLE LAW TO WAIVE TRIAL BY JURY IN ANY SUIT, ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY ARISING OUT OF OR RELATING TO THIS COMMITMENT LETTER, THE FEE LETTERS, THE PERFORMANCE OF COMMITMENTS OR AGREEMENTS HEREUNDER OR THEREUNDER OR THE TRANSACTIONS CONTEMPLATED HEREBY.
10. Confidentiality. You agree that you will not disclose, directly or indirectly, this Commitment Letter, the Fee Letters, the contents of any of the foregoing or our activities pursuant hereto or thereto to any person without our prior written approval, except (a) on a confidential and need-to-know basis to your and any of your affiliate’s officers, directors, members, employees, agents, accountants, attorneys and other professional advisors and representatives (collectively, with respect to any person, such person’s “Representatives”) who have been advised of the confidential nature of such information and either are subject to customary confidentiality obligations of employment or professional practice or have agreed to treat such information confidentially in accordance with the terms of this paragraph, (b) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law, rule or regulation or compulsory legal process or to the extent requested or required by any governmental or regulatory authority (in which case you agree, to the extent permitted by law and practicable, to inform us promptly thereof), (c) in the case of this Commitment Letter, the Fee Letters and their contents (provided that each Fee Letter is redacted in a customary manner reasonably satisfactory to the Arranger), to the Acquired Company and any Seller, so long as the Acquired Company or such Seller shall have agreed to treat such information confidentially, and its Representatives who have been advised of the confidential nature of such information and either are subject to customary confidentiality obligations of employment or professional practice or have agreed to treat such information confidentially, (d) in the case of this Commitment Letter and its contents, (i) in any prospectus, offering memorandum, confidential information memorandum or other marketing materials relating to any debt financing or any equity offering, (ii) to the extent you reasonably determine that such disclosure is customary or advisable to comply with your obligations under securities and other applicable laws, in any public filing in connection with the Transactions or the financing thereof or (iii) in any proxy statement relating to the Acquisition, (e) in the case of the aggregate fee amounts contained in the Fee Letters, as part of projections, pro forma information or generic disclosure of aggregate sources and uses related to the Transactions (but without disclosing any specified fees or any other economic term set forth in any Fee Letter), in each case, to the extent customary or required in any prospectus, offering memorandum, confidential information memorandum or other marketing materials relating to any debt financing or equity offering or in any public or regulatory filing or proxy statement relating to the Transactions, (f) to the extent such information becomes publicly available other than by reason of disclosure by you or your Representatives in violation of this paragraph, (g) the information contained in the Exhibits hereto, to Moody’s, S&P and other rating agencies, on a confidential basis after consultation with the Arranger, (h) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Commitment Letter or the Fee Letters, (i) in coordination with the Arranger, the Exhibits and other attachments to this Commitment Letter, and the contents thereof, to prospective Lenders or (j) in coordination with the Arranger, this Commitment Letter and the contents hereof (including the Exhibits and other attachments hereto) and any Underwriting Fee, Funding Fee and Ticking Fee set forth in (and as defined in) the Arranger Fee Letter, to any Permitted Lender to the extent in contemplation of joining such person pursuant to the provisions of Section 3 hereof.
Each Commitment Party shall treat confidentially all confidential information provided to it by or on behalf of you hereunder; provided, however, that nothing herein shall prevent such Commitment Party from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law, rule or regulation or compulsory legal process (in which case such person agrees, to the extent permitted by law and practicable, to inform you promptly thereof), (b) upon the request or demand of any governmental or regulatory authority (including, without limitation, in the course of inspections, examinations or inquiries by federal or state government agencies, regulatory agencies, self-regulatory agencies and rating agencies), in which case such person agrees (except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority), to the extent permitted by law and practicable, to inform you promptly thereof, (c) on a confidential and need-to-know basis to such person’s affiliates, and such person’s and its affiliates’ Representatives who have been advised of the confidential nature of such information and either are subject to customary confidentiality obligations of employment or professional practice or have agreed to treat such information confidentially in accordance with the terms of this paragraph (or provisions substantially similar to this paragraph), (d) for purposes of establishing any defense available under state and federal securities laws, including, without limitation, a “due diligence” defense, or in connection with the exercise of any remedies hereunder or under any Fee Letter or any suit, action or proceeding relating to this Commitment Letter or the Fee Letters, (e) to prospective Lenders or other investors, participants or assignees and any direct or indirect contractual counterparties to any swap or derivative transaction relating to the Company, the Acquired Company, their respective subsidiaries or its or their obligations under the Bridge Facility or any other debt (or, in each case, any of their respective advisors), in each case, subject to the acknowledgement and acceptance by such prospective Lenders or other investors, participants, assignees, counterparties or advisors, as applicable, that such information is being provided on a confidential basis (on substantially the terms as set forth in this paragraph or as is otherwise reasonably acceptable to you and the Arranger, including pursuant to the confidentiality terms set forth on the Confidential Information Memorandum or other Information Materials or in the Existing Credit Agreement) in accordance with the Arranger’s or other applicable person’s standard syndication process or market standards for dissemination of such type of information, which shall in any event require “click through” or other affirmative action on the part of the recipient to access such confidential information, (f) to ratings agencies on a confidential basis after consultation with the Company, (g) to market data collectors, similar service providers to the lending industry and service providers to such Commitment Party and the Lenders in connection with the administration and management of the Bridge Facility, provided that such information is limited to the existence of this Commitment Letter and information about the Bridge Facility, and (h) that was or becomes publicly available other than by reason of disclosure by such Commitment Party in violation of this paragraph or was or becomes available to such Commitment Party or any of its affiliates from a source that is not known by such person or such affiliate to be subject to a confidentiality obligation to you or to the extent such information is independently developed by such Commitment Party or its affiliates; provided further that, notwithstanding anything herein to the contrary, each Commitment Party and its affiliates may disclose any such information as and to the extent expressly permitted by the Existing Credit Agreement or any other written agreement relating to the Transactions entered into by the Company and such Commitment Party or its affiliates. Our obligations under this paragraph shall be superseded by the confidentiality provisions of the definitive documentation for the Bridge Facility or, if such definitive documentation is not executed and delivered, will terminate on the date that is two years after the date hereof.
11. PATRIOT Act Notification. We hereby notify you that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Patriot Act”)) and 31 C.F.R. § 1010.230 (the “Beneficial Ownership Regulation”), we and the other Lenders may be required to obtain, verify and record information that identifies you and your subsidiaries, which information may include your and their names and addresses and other information that will allow us and the other Lenders to identify you and your subsidiaries in accordance with the Patriot Act and the Beneficial Ownership Regulation. This notice is given in accordance with the requirements of the Patriot Act and the Beneficial Ownership Regulation and is effective for each of us and the other Lenders.
12. Acceptance and Termination; Survival. The Commitment Parties’ commitments and agreements hereunder shall automatically terminate on the earliest to occur of (a) five business days after the End Date (as defined in Section 8.1(b) of the Acquisition Agreement included in the Acquisition Documents provided to the Arranger’s counsel as referred to in Section 1 of Exhibit C hereto and as the End Date may be (i) extended pursuant to Section 8.1(b) of the Acquisition Agreement included in the Acquisition Documents provided to the Arranger’s counsel as referred to in Section 1 of Exhibit C hereto and (ii) further extended pursuant to Section 1.2 of the Acquisition Agreement included in the Acquisition Documents provided to the Arranger’s counsel as referred to in Section 1 of Exhibit C hereto), (b) the date of the consummation of the Acquisition, effective immediately following such consummation, with or without the use of any portion of the Bridge Facility, and (c) the termination or expiration of the Put Option Letter prior to the execution of the Acquisition Agreement by all the contemplated parties thereto or, after the execution of the Acquisition Agreement by all the contemplated parties thereto, the termination of the Acquisition Agreement, in each case, in accordance with the terms thereof (and you hereby agree to notify us promptly of such termination or expiration, provided that no notice shall be required if such termination or expiration is publicly announced) (the earliest date in clauses (a) through (c) being referred to as the “Commitment Termination Date”). In addition, the Commitment Parties’ commitments hereunder shall be superseded by the terms of the Bridge Credit Agreement upon the execution and delivery thereof by the parties thereto.
The provisions set forth in Sections 3, 4, 5, 7, 8, 9 and 10 hereof and this paragraph and the provisions of the Fee Letters will remain in full force and effect regardless of whether the Bridge Credit Agreement is executed and delivered; provided that (a) the provisions set forth under Section 7 shall be superseded, solely to the extent covered thereby, by the terms of the Bridge Credit Agreement upon the execution and delivery thereof by the parties thereto and (b) the second paragraph of Section 10 shall be superseded as described in such paragraph. The provisions set forth in Sections 5, 7, 8, 9 and 10 hereof and this paragraph and the provisions of the Fee Letters will remain in full force and effect notwithstanding the expiration or termination of this Commitment Letter or the Commitment Parties’ commitments and agreements hereunder. Subject to the provisions of the preceding sentence, you may terminate the Commitment Parties’ commitments hereunder in respect of the Bridge Facility, in whole or in part (and, in the case of partial termination, allocated (x) as between the Amendment Tranches and the Acquisition Tranche, ratably or in such other manner as may be agreed by the Company and the Arranger (and within the Amendment Tranches, as between the Amendment Term Tranche and the Amendment Revolving Tranche, as determined by the Company) and (y) as among the Commitment Parties, ratably in accordance with their respective commitments under the applicable Tranche), in each case upon written notice to the Commitment Parties at any time.
Please indicate your acceptance of the terms of this Commitment Letter and the Fee Letters by signing and returning to JPMorgan executed counterparts of this Commitment Letter and the Fee Letters not later than 11:59 p.m., New York City time, on March 29, 2023. Our offer hereunder, and our agreements to perform the services described herein, will expire automatically and without further action or notice and without further obligation to you at such time in the event that JPMorgan has not received such executed counterparts in accordance with the immediately preceding sentence. This Commitment Letter will become a binding commitment of the Commitment Parties only after it has been duly executed and delivered by you in accordance with the first sentence of this paragraph.
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We are pleased to have been given the opportunity to assist you in connection with this important financing.
Very truly yours,

JPMORGAN CHASE BANK, N.A.

by	/s/ Ryan Zimmerman
	Name:	Ryan Zimmerman
	Title:	Executive Director
[Bridge Commitment Letter Signature Page]

Accepted and agreed as of the date first above written:
CONCENTRIX CORPORATION

by	/s/ Jane Fogarty
	Name:	Jane Fogarty
	Title:	EVP, Legal
[Bridge Commitment Letter Signature Page]

EXHIBIT A
CONFIDENTIAL
Project Condor
Transaction Description
Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the Commitment Letter to which this Exhibit A is attached or, if applicable, the other Exhibits to the Commitment Letter to which this Exhibit A is attached.
Pursuant to the letter agreement dated as of March 29, 2023 (the “Put Option Letter”), among the Company, Osyris S.à r.l., a Luxembourg société à responsabilité limitée and a direct wholly owned subsidiary of the Company (the “Purchaser”), Marnix Lux SA, a Luxembourg société anonyme (the “Acquired Company”), and the shareholders of the Acquired Company listed on Schedule 1 thereto (the “Put Option Sellers”), the Company, the Purchaser, the Acquired Company, the Put Option Sellers, Sandrine Asseraf, as seller representative (the “PoA Seller Representative”), and the Other Sellers and Seller Representatives identified therein (together with the PoA Seller Representative and the Put Option Sellers, the “Sellers”) intend to enter into the Share Purchase and Contribution Agreement in the form attached as Schedule 3 to the Put Option Letter (the “Acquisition Agreement” and, together with the Put Option Letter and all the exhibits and schedules to the Put Option Letter or the Acquisition Agreement and the disclosure schedules referred to in the Put Option Letter or the Acquisition Agreement, the ancillary agreements referred to in the Put Option Letter or in the Acquisition Agreement, collectively, the “Acquisition Documents”). Pursuant to and subject to the terms of the Acquisition Agreement, the Company intends to acquire (the “Acquisition”), directly or indirectly, all of the issued and outstanding equity interests of the Acquired Company.
In connection with the Acquisition, it is intended that:
(a) (i) (A) the Company will issue and sell senior notes (in one or more tranches) pursuant to a registered public offering or a Rule 144A and/or other private placement yielding net cash proceeds of up to US$2,440,000,000 (the “Senior Notes”) and (B) either (x) the Existing Credit Agreement will be amended pursuant to the Required Amendments (as defined below) (and, if applicable, the Additional Amendments (as defined below)) (collectively, the “Existing Credit Facilities Amendments”) or (y) the Existing Credit Agreement will be refinanced in full with a new revolving credit facility in an aggregate committed amount of up to US$1,000,000,000 (or such higher amount as may be agreed to by the Company and the Arranger) (the “New Revolving Facility”) and a new term loan facility in an aggregate committed amount of up to US$1,850,000,000 (or such higher amount as may be agreed to by the Company and the Arranger) (the “New Term Facility” and, together with the New Revolving Facility, the “New Credit Facilities”), with all commitments under the Existing Credit Agreement terminated, all principal, interest, fees and other amounts outstanding or accrued thereunder repaid in full, all letters of credit issued thereunder canceled (or deemed to be issued under the New Revolving Facility or otherwise backstopped in the manner satisfactory to the issuer thereof) and all guarantees and liens existing in connection therewith discharged and released (such termination, repayment, cancellation, discharge and release, the “Existing Credit Agreement Repayment”; and each of (x) the effectiveness of the Required Amendments in accordance with the terms of the Existing Credit Agreement and (y) the effectiveness of the New Credit Facilities and the consummation of the Existing Credit Agreement Repayment with the proceeds of the New Credit Facilities is referred to as an “Existing Credit Agreement Transaction”), or (ii) in the event that, at or prior to the time the Acquisition is consummated, (A) the aggregate net cash proceeds of such issuance and sale of the Senior Notes is less than US$2,440,000,000 for any reason whatsoever (it being understood and agreed that nothing contained herein shall obligate the Company to offer Senior Notes in any amount for issuance and sale) and/or (B) an Existing Credit Agreement Transaction shall not have occurred, the Company will obtain and borrow under a 364-day bridge loan facility having the terms set forth in Exhibit B to the Commitment Letter (the “Bridge Facility”) in an aggregate principal amount of US$5,290,000,000 (less the aggregate net cash proceeds of such issuance and sale of the Senior Notes and other applicable reductions to the commitments under the Bridge Facility as set forth under the section “Mandatory Commitment Reductions/Prepayments” in Exhibit B to the Commitment Letter);
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(b) the Company will issue a €700,000,000 note for the benefit of the Sellers that are party thereto as noteholders in substantially the form of the Seller Note attached as Exhibit B to the Acquisition Agreement provided to the Arranger’s counsel as referred to in Section 1 of Exhibit C to the Commitment Letter (the “Seller Note”);
(c) the Company will issue to the Sellers an agreed amount of shares of its common stock (the “Company Equity Contribution”);
(d) the Company will apply the proceeds of the financings described in clause (a) above, together with cash on hand, to (i) pay, directly or indirectly, the aggregate cash consideration payable under the Acquisition Agreement and (ii) directly or indirectly cause repayment in full of all principal, premium, if any, interest, fees and other amounts due or outstanding under the senior facilities agreement initially dated as of 16 August 2019 among subsidiaries of the Acquired Company, the financial institutions party thereto as lenders and Wilmington Trust (London) Limited, as facility agent and security agent, and will cause the termination of all the commitments thereunder, the cancellation of all letters of credit issued thereunder (or backstop thereof in the manner satisfactory to the issuer thereof) and discharge and release of all guarantees and liens existing in connection therewith (transactions described in this clause (ii), collectively, the “Acquired Company Debt Repayment”); and
(e) the Company will, directly or indirectly, pay the fees, costs and expenses related to the Acquisition and the other Transactions.
As used herein:
(i) the term “Required Amendments” means (A) an amendment to Section 8.03 (and, if applicable pursuant to clause (3) below, Section 8.01) of the Existing Credit Agreement to add new baskets that would permit the incurrence of additional indebtedness in connection with the Transactions, and customary refinancing indebtedness in respect thereof, provided that (1) the aggregate principal amount of such indebtedness shall not exceed the sum of US$2,440,000,000 and €700,000,000 (and customary refinancing indebtedness in respect thereof), (2) such indebtedness may only be incurred by the Company and may not be guaranteed by any subsidiary of the Company that is not a guarantor under the Existing Credit Agreement, (3) such indebtedness, and guarantees in respect thereof, may not be secured by any assets of the Company or any of its subsidiaries other than assets that secure obligations under the Existing Credit Agreement, and the liens securing such indebtedness shall be pari passu with, or junior to, the liens on such assets securing obligations under the Existing Credit Agreement and shall be subject to an intercreditor agreement in form and substance reasonably satisfactory to the administrative agent under the Existing Credit Agreement and the Arranger, provided that neither the Seller Note nor any guarantees in respect thereof may be secured, and (4) for so long as any such indebtedness is outstanding, unused availability under Section 8.03(h) of the Existing Credit Agreement shall be determined net of the aggregate outstanding principal amount of such indebtedness; (B) an amendment to the definitions of the Consolidated Leverage Ratio and the Consolidated Interest Coverage Ratio set forth in the Existing Credit Agreement to exclude from the calculation thereof the Senior Notes, or the interest expense arising therefrom, prior to the earlier of (x) the consummation of the Acquisition and (y) the date by which the Senior Notes are required to be redeemed, retired or defeased pursuant to clause (D) below; (C) an amendment to the definition of Permitted Acquisition set forth in the Existing Credit Agreement to deem the Acquisition to be a “Permitted Acquisition”, (D) an amendment to the Existing Credit Agreement to provide that in the event the Senior Notes are issued prior to the Closing Date, if (1) the Put Option Letter is terminated or expires prior to the execution of the Acquisition Agreement by all the contemplated parties thereto or (2) after the execution of the Acquisition Agreement by all the contemplated parties thereto, the Acquisition Agreement is terminated prior to the consummation of the Acquisition, the Company shall redeem, retire or defease all the Senior Notes in accordance with the terms of the Senior Notes (and, in any event, within 90 days of such termination or expiration) and (E) an amendment to Section 9.01(e) of the Existing Credit Agreement to clarify that any indebtedness under the Bridge Facility becoming due as a result of a voluntary prepayment thereof or as a result of any mandatory prepayment thereof as set forth in Exhibit B to the Commitment Letter under the section titled “Mandatory Commitment Reductions/Prepayments” shall not constitute an event or condition that results in an event of default under such Section (it being understood and agreed that, in the case of each of clauses (A) through (E),
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any Required Amendment shall be deemed to be obtained if, pursuant to an Additional Amendment, the applicable covenant or other provision to be amended by such Required Amendment is removed from the Existing Credit Agreement or is otherwise modified to eliminate the restriction to be amended pursuant such Required Amendment), and
(ii) the term “Additional Amendments” means (A) the modification of the interest rate spreads and commitment fees applicable to the credit facilities under the Existing Credit Agreement to be consistent with the Pricing Grid set forth in Schedule I to Exhibit B hereto (the “Pricing Amendment”), (B) the removal of Section 2.05(b)(ii) of the Existing Credit Agreement (the “Prepayment Amendment”), (C) the release of all of the Collateral (as defined in the Existing Credit Agreement) (other than cash collateral provided in connection with letters of credit) securing the Obligations (as defined in the Existing Credit Agreement), the termination of the Collateral Documents (as defined in the Existing Credit Agreement) and the removal of all related representations and warranties, covenants and events of default set forth in the Existing Credit Agreement (collectively, the “Collateral Release Amendment”), (D) the release of all Guarantors (as defined in the Existing Credit Agreement) under the Guaranty (as defined in the Existing Credit Agreement) and the removal of all related representations and warranties, covenants and events of default set forth in the Existing Credit Agreement (the “Guarantee Release Amendment”), (E) removal of Sections 7.02(a) (concerning delivery of accountants’ letters), 7.02(d) (concerning delivery of quarterly IP schedule updates), 7.02(e) (concerning delivery of certain audit information) and 7.02(f) (concerning certain notices), 7.03(b) through 7.03(d) (concerning certain notices other than default notices), 7.07(b) (concerning insurance collateral matters), 7.12 (Additional Guarantors), 7.13 (Pledged Assets), 8.02 (Investments), 8.05 (Dispositions) (other than with respect to the a sale of all or substantially all of the assets of the Company and its subsidiaries taken as a whole, which shall be included in Section 8.04 (Fundamental Changes)), 8.06 (Restricted Payments), 8.08 (Transactions with Affiliates), 8.09 (Burdensome Agreements), 8.12 (Other Indebtedness), 8.13(a) (relating to amendments, modifications and changes to the organizational documents of the Company and its subsidiaries), 8.13(c) (relating to changes in name, state of organization or form of organization) and 8.16 (Permitted Securitization Transactions) of the Existing Credit Agreement and all related defined terms used solely in such Sections, (F) the modification of (1) Section 8.03 (Indebtedness) of the Existing Credit Agreement to limit its application to subsidiaries of the Company that are not subsidiary guarantors thereunder, with corresponding modification of the applicable baskets set forth therein, (2) the baskets set forth in Section 8.01 (Liens) of the Existing Credit Agreement (which in any case will include a basket for indebtedness of the Acquired Company and its subsidiaries (including any liens on assets of the Acquired Company and its subsidiaries securing such indebtedness) in existence on the date of the consummation of the Acquisition after giving effect to the Acquired Company Debt Repayment), it being agreed that the general basket in the subsidiary debt covenant, the lien covenant and the sale and leaseback covenant shall be a shared basket of 15.0% of Consolidated Tangible Assets (as defined in the Existing Credit Agreement), calculated at the time of the incurrence of such indebtedness, lien or sale and leaseback and (3) Section 8.14 (Sale and Leasebacks) of the Existing Credit Agreement to make the incurrence of Attributable Indebtedness subject to the limitations of Section 8.01 after giving effect to the modifications described in the immediately preceding clause (2) and (G) such other amendments to the Existing Credit Agreement as the Company and JPMorgan, as the lead “left” arranger of such amendments, may agree to be usual and customary for unsecured credit facilities for similarly-rated borrowers (which may include an increase in the aggregate amount of revolving commitments under, and in the aggregate principal amount of term loans outstanding under, the Existing Credit Agreement as agreed by the Company and JPMorgan).
The transactions described above are collectively referred to herein as the “Transactions”.
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EXHIBIT B
CONFIDENTIAL
Project Condor
364-Day Bridge Facility
Summary of Principal Terms and Conditions
Capitalized terms used but not defined in this Exhibit B have the meanings given to them in the Commitment Letter to which this Exhibit B is attached, or, if applicable, the other Exhibits to the Commitment Letter to which this Exhibit B is attached.
Borrower:	Concentrix Corporation, a Delaware corporation (the “Company”).

Guarantors:	Subject to the Guarantee and Collateral Documentation Principles (as defined below), none.

Administrative Agent:
JPMorgan Chase Bank, N.A. (“JPMorgan”) will act as sole administrative agent (in such capacity, the “Administrative Agent”) for a syndicate of banks, financial institutions and other institutional lenders (together with JPMorgan, collectively, the “Lenders”), and will have the authority and perform the functions customarily associated with such role.

Sole Lead Arranger and Sole Bookrunner:
JPMorgan will act as sole lead arranger and sole bookrunner for the Bridge Facility (in such capacities, the “Arranger”), and will have the authority and perform the functions customarily associated with such roles.

Bridge Facility:
A 364-day bridge loan facility in an aggregate principal amount of US$5,290,000,000 (the “Bridge Facility”), consisting of three tranches: (a) a US$2,440,000,000 tranche of term bridge loans (the “Acquisition Tranche”), (b) a US$1,850,000,000 tranche of term bridge loans (the “Amendment Term Tranche”) and (c) a US$1,000,000,000 tranche of revolving commitments (the “Amendment Revolving Tranche” and, together with the Amendment Term Tranche, the “Amendment Tranches”; the Amendment Tranches, together with the Acquisition Tranche, are referred to as the “Tranches”) less, in the case of each Tranche, the amount of any reduction to the commitments under the Bridge Facility with respect to such Tranche as set forth under the “Mandatory Commitment Reductions/Prepayments” section below. Loans under the Bridge Facility will be available in U.S. dollars.

Purpose:
The proceeds of the loans under the Acquisition Tranche, together with the proceeds of the issuance and sale of any Senior Notes (if any), will be used by the Company and its subsidiaries on the Closing Date (a) to pay a portion of the cash consideration for the Acquisition, (b) to finance the Acquired Company Debt Repayment and, if applicable, to finance the repayment of certain other indebtedness of the Acquired Company and its subsidiaries and (c) to pay fees, costs and expenses incurred in connection with the Transactions.

The proceeds of the loans under the Amendment Term Tranche and the Amendment Revolving Tranche on the Closing Date will be used, in the event that an Existing Credit Agreement Transaction shall not have occurred at or prior to the time the Acquisition is consummated, to finance the Existing Credit Agreement Repayment.

The proceeds of the loans under the Amendment Revolving Tranche after the Closing Date will be used by the Company and its subsidiaries for working capital and other general corporate purposes.

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Closing Date:	The date, on or before the Commitment Termination Date, on which the initial borrowing under the Bridge Facility is made and the Acquisition is consummated (such date, the “Closing Date”).

Availability:
The Acquisition Tranche and the Amendment Term Tranche will each be available in a single drawing on the Closing Date. Borrowings under the Acquisition Tranche and the Amendment Term Tranche shall be made ratably between such Tranches or in such other manner as shall be agreed by the Company and the Arranger. Amounts borrowed under either the Acquisition Tranche or the Amendment Term Tranche that are repaid or prepaid may not be reborrowed. On the Closing Date, any undrawn commitments under the Acquisition Tranche and the Amendment Term Tranche shall automatically terminate.

The Amendment Revolving Tranche will be available on and after the Closing Date and at any time prior to the Maturity Date; provided that the aggregate principal amount borrowed under the Amendment Revolving Tranche on the Closing Date may not exceed, when taken together with the aggregate principal amount borrowed under the Amendment Term Tranche on the Closing Date, the amount required to finance the Existing Credit Agreement Repayment. Amounts borrowed under the Amendment Revolving Tranche that are repaid or prepaid may, subject to the satisfaction of the applicable conditions to borrowing, be reborrowed.

Interest Rates and Fees:	As set forth on Schedule I hereto.

Final Maturity and Amortization:
Loans under the Bridge Facility will mature, and commitments under the Amendment Revolving Tranche will terminate, on the date that is 364 days after the Closing Date (the “Maturity Date”). Loans under the Bridge Facility will not require scheduled amortization.

Voluntary Commitment Reductions/Prepayments:
Voluntary reductions of the unutilized portion of the commitments under the Bridge Facility and prepayments of borrowings thereunder will be permitted at any time and from time to time, and will be without premium or penalty, subject to reimbursement of the Lenders’ redeployment costs in the case of a prepayment of Term SOFR borrowings other than on the last day of the relevant interest period. Any voluntary reduction of commitments under the Bridge Facility shall be applied ratably to commitments under the Acquisition Tranche and the Amendment Tranches (and, within the Amendment Tranches, first to commitments under the Amendment Term Tranche and then to commitments under the Amendment Revolving Tranche), except as otherwise agreed by the Company and the Arranger. Except as otherwise agreed by the Company and the Arranger, any voluntary prepayments of loans under the Bridge Facility shall be applied ratably to loans under the Acquisition Tranche and the Amendment Tranches (and, solely for purpose of determining ratability, the Amendment Revolving Tranche shall be deemed to be drawn in full) (and, within the Amendment Tranches, shall be applied first to loans under the Amendment Term Tranche, then to loans under the Amendment Revolving Tranche (with any such prepayment of loans under the Amendment Revolving Tranche resulting in an automatic permanent reduction of the commitments under the Amendment Revolving Tranche in the same amount) and, to the extent of any remaining amount of such prepayment, shall be deemed to be a voluntary permanent reduction of the commitments under the Amendment Revolving Tranche); provided that the Company may voluntarily prepay or repay loans under the Amendment Revolving Tranche without ratably prepaying or repaying loans under the Acquisition Tranche or the Amendment Term Tranche and without an automatic permanent reduction of the commitments under the Amendment Revolving Tranche in the same amount as such prepayment or repayment. All voluntary reductions of commitments or loans under any Tranche shall be applied ratably to the commitments or loans, as applicable, of each Lender under such Tranche.

Mandatory Commitment Reductions/Prepayments:	On or prior to the Closing Date, the aggregate commitments in respect of the Bridge Facility under the Commitment Letter or under the Bridge Credit Agreement (as defined
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below), as applicable, shall be automatically permanently reduced and, after the initial funding of the Bridge Facility on the Closing Date, loans under the Bridge Facility shall be prepaid and commitments under the Amendment Revolving Tranche shall be automatically permanently reduced, in each case, by the following amounts:

 (a) 100% of the committed amount of any Qualifying Loan Facility (as defined below) entered into after the date of the Commitment Letter;

 (b) without duplication of clause (a) above, 100% of the Net Cash Proceeds (as defined below) received by the Company or any of its subsidiaries after the date of the Commitment Letter from the issuance and sale of any Senior Notes or any debt securities (including any debt securities convertible or exchangeable into equity securities or hybrid debt-equity securities) or any incurrence of any other debt for borrowed money, other than (i) the Bridge Facility, (ii) the Seller Note, provided that the aggregate principal amount of indebtedness committed or outstanding thereunder does not exceed the amount thereof contemplated by Exhibit A to the Commitment Letter, (iii) revolving borrowings under the Existing Credit Agreement; provided that the aggregate principal amount of revolving borrowings outstanding thereunder does not exceed the aggregate amount of the revolving commitments under the Existing Credit Agreement as in effect on the date of the Commitment Letter (as such amount may be increased pursuant to the Additional Amendments as contemplated by Exhibit A to the Commitment Letter), (iv) borrowings under the New Credit Facilities, provided that (A) the aggregate principal amount of borrowings outstanding thereunder does not exceed the amount thereof contemplated by Exhibit A to the Commitment Letter and (B) in the case of the New Term Facility, to the extent the aggregate principal amount of borrowings outstanding thereunder exceeds the aggregate principal amount of term loans outstanding under the Existing Credit Agreement on the date of, and immediately prior to, the funding of loans under the New Term Facility, the amount of such excess shall be subject to the requirements of this clause (b), (v) (A) borrowings under the Receivables Facility and any credit or loan agreement refinancing or replacing the Receivables Facility, provided that the aggregate principal amount of indebtedness thereunder does not exceed (1) the committed amount of the Receivables Facility as in effect on the date of the Commitment Letter plus (2) additional amounts incurred for working capital purposes in the ordinary course of business, and (B) other borrowings for working capital purposes (including supply chain financings) in the ordinary course of business, (vi) factoring arrangements in the ordinary course of business, (vii) any intercompany indebtedness among the Company and/or its subsidiaries, (viii) capital leases, finance leases, letters of credit, purchase money or equipment financings or capital expenditures financings or other similar obligations, (ix) any indebtedness of the Acquired Company and its subsidiaries not prohibited from being incurred after the date of the Commitment Letter and prior to the Closing Date, or permitted to remain outstanding on the Closing Date, in each case, under the Acquisition Documents and (x) any other indebtedness in an aggregate principal amount not exceeding US$150,000,000 (the indebtedness referred to in clauses (i) through (x) above, collectively, “Excluded Debt”);

 (c) 100% of the Net Cash Proceeds received by the Company after the date of the Commitment Letter from the issuance and sale of any equity securities by the Company (including, to the extent not duplicative of clause (b) above, any securities convertible or exchangeable into or exercisable for equity securities or other equity-linked securities), other than (i) issuances pursuant to employee stock plans, compensation plans or other benefit or employee or director incentive arrangements (including, for the avoidance of doubt, employee and director 401(k) plans) or pursuant to the exercise or vesting of any employee or director stock options, restricted stock or restricted stock units, warrants or other equity awards or pursuant to dividend reinvestment programs and (ii) the Company Equity Contribution and any other equity securities issued or transferred directly (and not

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constituting cash proceeds of any issuance of such equity securities) as consideration in connection with any acquisition (including the Acquisition); and

 (d) 100% of the Net Cash Proceeds received by the Company or any of its subsidiaries after the date of the Commitment Letter from the sale or other disposition of any property or assets of the Company or any of its subsidiaries (including any sale and leaseback transaction and sales or issuances of equity interests in any subsidiary of the Company, but excluding proceeds of any casualty loss or damage to, or any condemnation of, any property or asset of the Company or any of its subsidiaries) outside the ordinary course of business (it being understood that sales or other dispositions of obsolete or worn-out property no longer used or useful in the business shall not be subject to this clause (d)), other than (i) sales, issuances and other dispositions between or among the Company and its subsidiaries and (ii) sales and other dispositions the Net Cash Proceeds of which do not exceed US$150,000,000 in the aggregate since the date of the Commitment Letter; provided that if the Company shall have given written notice to the Arranger or, after the Closing Date, the Administrative Agent, that the Company or its subsidiaries intend to reinvest (or commit to reinvest) such Net Cash Proceeds within 180 days of receipt thereof in assets used or useful in the business of the Company and/or its subsidiaries, such Net Cash Proceeds (or the portion thereof specified in such notice) shall not be subject to this clause (d), except if such Net Cash Proceeds are not so reinvested by the end of such 180-day period (or, to the extent committed to be reinvested within such 180-day period, within 270 days of receipt thereof), in which case the portion thereof not so reinvested shall then be subject to the provisions of this clause (d); provided, further, that in the event the Prepayment Amendment is not obtained, and the Company is required to prepay any indebtedness under the Existing Credit Agreement pursuant to the terms thereof on account of the receipt of such Net Cash Proceeds, then the Company may apply such Net Cash Proceeds to the prepayment of such indebtedness prior to the application thereof to reduce commitments or prepay loans under the Bridge Facility as set forth in this clause (d).

“Qualifying Loan Facility” shall mean any loan facility (including any tranche of any loan facility) that is entered into by the Company for the stated purpose of providing financing for the Acquisition or any portion thereof, provided that the definitive credit or similar agreement with respect thereto has become effective and the conditions precedent to funding thereunder are no less favorable to the Company than the conditions set forth herein to the initial funding of the Bridge Facility on the Closing Date, as reasonably determined by the Company. For the avoidance of doubt, the New Credit Facilities, to the extent the aggregate committed amount thereof does not exceed the amount thereof contemplated by Exhibit A to the Commitment Letter, shall not constitute a Qualifying Loan Facility; provided that, in the case of the New Term Facility, to the extent the aggregate committed amount thereof exceeds the aggregate principal amount of term loans outstanding under the Existing Credit Agreement on the date of effectiveness of the definitive credit or similar agreement with respect to the New Term Facility (if applicable, immediately prior to the funding of any loans under the New Term Facility), then the portion of the New Term Facility representing such excess shall constitute a Qualifying Loan Facility; provided that the terms thereof otherwise satisfy the requirements contained in this definition.

“Net Cash Proceeds” shall mean:

 (a) with respect to the issuance, sale or incurrence of debt securities or debt for borrowed money, the excess of (i) cash actually received by the Company or any of its subsidiaries in connection therewith (or for purposes of mandatory reductions of commitments under the Bridge Facility, received into escrow, provided that the conditions to the release thereof from escrow are no less favorable to the Company than the conditions set forth herein to

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the initial funding of the Bridge Facility on the Closing Date, as reasonably determined by the Company) over (ii) all fees and out-of-pocket expenses incurred by the Company or any of its subsidiaries in connection with such event, including underwriting or issuance discounts, commissions and fees and attorney’s fees, investment banking fees and brokerage, consultant and accounting fees;

 (b) with respect to the issuance and sale of any equity securities of the Company, the excess of (i) the cash actually received by the Company in connection therewith over (ii) all fees and out-of-pocket expenses incurred by the Company or any of its subsidiaries in connection with such event, including underwriting or issuance discounts, commissions and fees and attorney’s fees, investment banking fees and brokerage, consultant and accounting fees; and

 (c) with respect to a sale or other disposition of any property or assets of the Company or any of its subsidiaries, the excess, if any, of (i) the cash actually received by the Company or its subsidiaries in connection therewith (including any cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) payments made to retire any indebtedness that is secured by such asset and that is required to be repaid in connection with the sale or other disposition thereof (other than, if such indebtedness is so secured, any indebtedness under the Existing Credit Agreement (it being understood that this parenthetical shall not affect the final proviso set forth in clause (d) of the first paragraph under this “Mandatory Commitment Reductions/Prepayments” section), the New Credit Facilities or the Seller Note), (B) all fees and out-of-pocket expenses incurred by the Company or any of its subsidiaries in connection with such event, including attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges and taxes, other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith, (C) taxes reasonably estimated to be payable in connection with such transaction (including sales, use, value-added and other transfer taxes, deed or mortgage recording taxes and, in the case of any such sale or disposition by a foreign subsidiary of the Company, foreign withholding taxes imposed on the repatriation of such proceeds thereof) and (D) the amount of reserves established by the Company or any of its subsidiaries in good faith and pursuant to commercially reasonable practices for adjustment in respect of the sale price of such property or assets in accordance with applicable generally accepted accounting principles or to fund contingent liabilities reasonably estimated to be payable and that are associated with such event, provided that if the amount of such reserves exceeds the required amount thereof (other than as a result of payments made in respect thereof), then such excess, upon the determination thereof, shall then constitute Net Cash Proceeds.

Notwithstanding the foregoing, no mandatory commitment reduction under or prepayment of the Bridge Facility will be required in respect of any Net Cash Proceeds received by any foreign subsidiary of the Company from any sale or other disposition of property or assets by any foreign subsidiary of the Company, in each case, to the extent the repatriation of (or requirement to repatriate) such Net Cash Proceeds, or otherwise using such Net Cash Proceeds to prepay loans under the Bridge Facility, (i) would result in material adverse tax consequences to the Company and its subsidiaries or (ii) would be prohibited or restricted by applicable law, rule or regulation (after giving effect to any available “whitewash” or similar procedures), in each case, as reasonably determined by the Company.

For purposes of determining the amount of any required commitment reduction or prepayment of loans under the Bridge Facility, the U.S. dollar equivalent of any Net Cash Proceeds or, in the case of a Qualifying Loan Facility, commitments denominated in a currency other than US dollars will be determined based on customary exchange rates

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prevailing at the time of receipt by the Company or its subsidiaries of such Net Cash Proceeds or such commitments.

Any required commitment reduction resulting from any of the foregoing shall be effective on the same day as such Net Cash Proceeds are received or, in the case of any Qualifying Loan Facility, the date of effectiveness of the definitive credit or similar agreement with respect thereto. Any required prepayment of loans resulting from any of the foregoing shall be made on or prior to the fifth business day after such Net Cash Proceeds are received. The Company shall provide the Administrative Agent with prompt notice of any event giving rise to a requirement for a commitment reduction or prepayment of loans under the Bridge Facility.

All required commitment reductions and prepayments of loans under the Bridge Facility resulting from (a) the application of clause (a), (b) or (c) of the first paragraph under this “Mandatory Commitment Reductions/Prepayments” section shall be applied (i) prior to the initial funding of loans under the Bridge Facility on the Closing Date, first to commitments under the Acquisition Tranche, then to commitments under the Amendment Term Tranche and then to commitments under the Amendment Revolving Tranche and (ii) after the initial funding of loans under the Bridge Facility on the Closing Date, ratably to loans under the Acquisition Tranche and the Amendment Tranches (and, within the Amendment Tranches, first to loans under the Amendment Term Tranche and then to loans under the Amendment Revolving Tranche (with any such prepayment of loans under the Amendment Revolving Tranche resulting in an automatic permanent reduction of the commitments under the Amendment Revolving Tranche in the same amount)) and (b) the application of clause (d) of the first paragraph under this “Mandatory Commitment Reductions/Prepayments” section shall be applied (i) prior to the initial funding of loans under the Bridge Facility on the Closing Date, ratably to commitments under the Acquisition Tranche and the Amendment Tranches (and, within the Amendment Tranches, first to commitments under the Amendment Term Tranche and then to commitments under the Amendment Revolving Tranche) and (ii) after the initial funding of loans under the Bridge Facility on the Closing Date, ratably to loans under the Acquisition Tranche and the Amendment Tranches (and, within the Amendment Tranches, first to loans under the Amendment Term Tranche and then to loans under the Amendment Revolving Tranche (with any such prepayment of loans under the Amendment Revolving Tranche resulting in an automatic permanent reduction of the commitments under the Amendment Revolving Tranche in the same amount)).

In addition, in the case of the Amendment Tranches:

 (i) in the event an Existing Credit Agreement Transaction occurs (which, for the avoidance of doubt, shall not require the obtaining of any Additional Amendments), all the commitments in respect of the Amendment Tranches under the Commitment Letter or under the Bridge Credit Agreement, as applicable, shall be automatically and permanently reduced to zero;

 (ii) the aggregate commitments in respect of the Amendment Term Tranche under the Commitment Letter or under the Bridge Credit Agreement, as applicable, shall be automatically reduced dollar-for-dollar for any amortization payments in respect of the term loan facility under the Existing Credit Agreement made on or after the date of the Commitment Letter (and the Company shall provide the Arranger with prompt notice of any such amortization payment having been made);

 (iii) the aggregate commitments in respect of the Amendment Revolving Tranche under the Commitment Letter or under the Bridge Credit Agreement, as applicable, shall be automatically reduced dollar-for-dollar by the amount of any permanent reductions in

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revolving commitments under the Existing Credit Agreement after the date of the Commitment Letter, other than any termination of the revolving commitments under the Existing Credit Agreement as part of the Existing Credit Agreement Repayment;

 (iv) the aggregate commitments in respect of the Amendment Revolving Tranche under the Commitment Letter or under the Bridge Credit Agreement, as applicable, shall be automatically reduced dollar-for-dollar by the amount of any commitments by the amount of revolving indebtedness obtained by the Company or any of its subsidiaries after the date of the Commitment Letter (to the extent such revolving indebtedness does not constitute a Qualifying Loan Facility), other than Excluded Debt constituting revolving indebtedness.

In addition, if at any time the aggregate principal amount of loans outstanding under the Amendment Revolving Tranche exceeds the aggregate amount of commitments under the Amendment Revolving Tranche, the Company shall be required to prepay loans under the Amendment Revolving Tranche to eliminate such excess.
All required commitment reductions and prepayments of loans under the Bridge Facility will be made without premium or penalty, subject to reimbursement of the Lenders’ redeployment costs in the case of a prepayment of Term SOFR borrowings other than on the last day of the relevant interest period, will be applied ratably to the commitments or loans of each Lender under the applicable Tranche and, in the case of prepayments, will be accompanied by the payment of accrued interest on the amount prepaid.

Documentation:
The Bridge Facility will be documented pursuant to a credit agreement (the “Bridge Credit Agreement”), which will incorporate the terms set forth in this Exhibit B (subject to the “market flex” provisions set forth in the Arranger Fee Letter) and shall otherwise be usual and customary for bridge financings of this kind for similarly-rated borrowers, it being agreed that:

 (a) the Bridge Credit Agreement shall contain only those conditions to initial borrowing on the Closing Date as are expressly set forth in Exhibit C to the Commitment Letter (and no other conditions to the initial borrowing on the Closing Date) and only those mandatory commitment reductions or prepayments, representations and warranties, covenants and events of default as are expressly set forth in this Exhibit B, in each case, applicable to the Company and its subsidiaries (including, after the consummation of the Acquisition, the Acquired Company and its subsidiaries) and with standards, qualifications, thresholds, exceptions, “baskets” and grace and cure periods consistent with this “Documentation” section; and

 (b) the Bridge Credit Agreement will reflect the operational and administrative requirements of the Administrative Agent, including in respect of “erroneous payment” provisions;

provided that the representations and warranties, covenants (including the financial definitions) and events of default in the Bridge Credit Agreement will be based upon, and substantially similar to, the Credit Agreement dated as of October 16, 2020 (the “Existing Credit Agreement”), among the Company, the subsidiaries of the Company party thereto, the lenders and L/C issuers party thereto and Bank of America, N.A., as administrative agent, swing line lender and L/C issuer, as in effect on the date of the Commitment Letter, with modifications thereto to reflect:

 (i) the terms set forth in this Exhibit B;

 (ii) the Required Amendments and, to the extent effected prior to the Closing Date, the Additional Amendments, including as they may be incorporated into the New Credit Facilities (it being understood that to the extent any Additional Amendment is not effected

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or is not incorporated into the New Credit Facilities prior to the Closing Date, the Bridge Credit Agreement will not reflect such Additional Amendment);

 (iii) certain modifications appropriate to eliminate historical provisions relating to the spin-off of the Company from its then parent company, SYNNEX Corporation (now known as TD SYNNEX Corporation);

 (iv) certain modifications appropriate to reflect the nature of the Bridge Facility as a bridge loan facility, with tranches of term loans and a tranche of revolving commitments; and

 (v) such other changes as may be mutually agreed by the Company and the Arranger.

Notwithstanding anything in this Exhibit B to the contrary, in the event that the Guarantee Release Amendment is not obtained on or prior to the Closing Date, then (a) the Bridge Credit Agreement shall require that all obligations of the Company under the Bridge Facility be guaranteed by each domestic subsidiary of the Company (other than any immaterial subsidiary (to be defined consistent with the principles set forth in this “Documentation” section), any special purpose subsidiary or any non-wholly owned subsidiary to the extent prohibited from providing a guarantee by the terms of such person’s organizational documents) (collectively, the “Subsidiary Guarantors” and, together with the Company, the “Loan Parties”), with the terms of such guarantees to be based upon, and substantially similar to, the guarantees provided under the Existing Credit Agreement as in effect on the date of the Commitment Letter (as the terms thereof may be modified prior to the Closing Date pursuant to the Additional Amendments), and (b) the Bridge Credit Agreement will contain representations and warranties, covenants, events of default and other provisions (including voting provisions) with respect to the Subsidiary Guarantors and related matters on terms based upon, and substantially similar to, the corresponding provisions set forth in the Existing Credit Agreement as in effect on the date of the Commitment Letter (as such provisions may be modified prior to the Closing Date pursuant to the Additional Amendments).

Notwithstanding anything in this Exhibit B to the contrary, in the event that the Collateral Release Amendment is not obtained on or prior to the Closing Date, then (a) the Bridge Credit Agreement shall require that obligations of the Loan Parties under the Bridge Facility be secured by perfected first-priority liens on those assets of the Loan Parties in which a security interest is required to be granted under the Existing Credit Agreement as in effect on the date of the Commitment Letter (as such provisions may be modified prior to the Closing Date) (collectively, but subject to the exceptions referred to below, the “Collateral”), other than the cash collateral referred to below, in each case on terms (including related provisions), and subject to exceptions, based upon, and substantially similar to, the corresponding provisions set forth in the Existing Credit Agreement as in effect on the date of the Commitment Letter (as such provisions may be modified prior to the Closing Date pursuant to the Additional Amendments) and (b) the Bridge Credit Agreement will contain representations and warranties, covenants, events of default and other provisions (including voting provisions) with respect to the Collateral and related matters on terms based upon, and substantially similar to, the corresponding provisions set forth in the Existing Credit Agreement as in effect on the date of the Commitment Letter (as such provisions may be modified prior to the Closing Date pursuant to the Additional Amendments).

It is understood and agreed that (a) none of the Senior Notes, the Existing Credit Agreement or the New Credit Facilities will be permitted to be (i) secured by liens on any assets of the Company or its subsidiaries (other than, in the case of the Existing Credit Agreement or the

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New Credit Facilities, pursuant to customary provisions with respect to cash collateral provided in connection with letters of credit) unless the Bridge Facility is secured by pari passu or senior liens on such assets or (ii) guaranteed by any subsidiary of the Company unless such subsidiary is a Subsidiary Guarantor, (b) in the event any of the Senior Notes, the Existing Credit Agreement or the New Credit Facilities are secured by liens on any assets of the Company or its subsidiaries (other than, in the case of the Existing Credit Agreement or the New Credit Facilities, pursuant to customary provisions with respect to cash collateral provided in connection with letters of credit), such liens shall be pari passu with, or junior to, the liens on such assets securing the Bridge Facility and shall be subject to a customary intercreditor agreement in form and substance reasonably satisfactory to the Arranger and the Company and (c) the Seller Note will not be permitted to be secured by liens on any assets of the Company or any subsidiary or to be guaranteed by any subsidiary of the Company unless such subsidiary is a Subsidiary Guarantor.

The provisions of the three immediately preceding paragraphs are referred to as the “Guarantee and Collateral Documentation Principles”. The provisions under this heading are collectively referred to as the “Bridge Documentation Principles”.

Security:	Subject to the Collateral Documentation Principles, none.

Representations and Warranties:
Subject to the Bridge Documentation Principles (including, if applicable, the Collateral Documentation Principles), consisting solely of the following representations and warranties, which shall be with respect to the Company and its subsidiaries (including the Acquired Company and its subsidiaries), it being acknowledged and agreed that all the representations and warranties will be made on the Closing Date (but only the accuracy (in all material respects, without duplication of any materiality qualifier set forth therein) of the Specified Representations and the Acquisition Documents Representations (in each case, as defined in Exhibit C to the Commitment Letter) shall be a condition to the initial funding of the Bridge Facility on the Closing Date) and on the date of each borrowing under the Amendment Revolving Tranche after the Closing Date: existence, qualification and power; authorization; no contravention; governmental authorization; other consents; binding effect; historical and pro forma financial statements; no material adverse effect; litigation; no default; ownership of property; liens; environmental compliance; insurance; taxes; ERISA compliance; subsidiaries in existence on the Closing Date; margin regulations; Investment Company Act; disclosure; compliance with laws; intellectual property; licenses, etc.; solvency (solvency to be defined in a manner consistent with Annex I to Exhibit C to the Commitment Letter); OFAC; anti-corruption laws; Patriot Act; and affected financial institutions.

Conditions Precedent to Borrowings on the Closing Date:	The borrowings under the Bridge Facility on the Closing Date will be subject solely to the satisfaction or waiver of the conditions precedent set forth in Exhibit C to the Commitment Letter.

Conditions Precedent to Revolving Borrowings after the Closing Date:
All borrowings under the Amendment Revolving Tranche after the Closing Date will be subject solely to (a) the accuracy of representations and warranties in all material respects as of the date of such borrowing (except to the extent any such representation and warranty relates to an earlier date, in which case such representation and warranty will be required to be accurate in all material respects as of such earlier date) (in each case, without duplication of any materiality qualifier set forth therein), (b) there being no default or event of default after giving effect to such borrowing and (c) the delivery of a customary borrowing notice.

Affirmative Covenants:
Subject to the Bridge Documentation Principles (including, if applicable, the Guarantee and Collateral Documentation Principles), consisting solely of the following covenants, which shall apply to the Company and its subsidiaries (including the Acquired Company and its subsidiaries): delivery of financial statements, certificates and other information; notices of

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default and certain other events; payment of taxes; preservation of existence; maintenance of properties; maintenance of insurance; compliance with laws; books and records; inspection rights; use of proceeds; and compliance with anti-corruption laws and sanctions.

Negative Covenants:
Subject to the Bridge Documentation Principles (including, if applicable, the Guarantee and Collateral Documentation Principles), consisting solely of the following covenants, which shall apply to the Company and its subsidiaries (including the Acquired Company and its subsidiaries): liens; indebtedness (which shall only apply to indebtedness of subsidiaries that are not Loan Parties); fundamental changes; dispositions; change in nature of business; burdensome agreements; use of proceeds; fiscal year; sale leasebacks; sanctions; and anti-corruption laws.

Financial Covenants:
The Company shall maintain, as of the end of each fiscal quarter, a Consolidated Interest Coverage Ratio (to be defined consistent with the Bridge Documentation Principles) of not less than 3.00 to 1.00.

The Company will not permit the Consolidated Leverage Ratio (to be defined consistent with the Bridge Documentation Principles) as of the end of any fiscal quarter of the Company to be greater than 4.25 to 1.00.

Events of Default:
Subject to the Bridge Documentation Principles (including, if applicable, the Guarantee and Collateral Documentation Principles), the Bridge Credit Agreement will include only the following events of default, which shall apply with respect to the Company and its subsidiaries (including the Acquired Company and its subsidiaries): nonpayment of principal when due; nonpayment of interest within three business days of becoming due; non-payment other amounts within five business days of becoming due; violation of covenants (subject to a 30-day grace period for all affirmative covenants, other than the affirmative covenants to provide notices of defaults, to maintain the existence of the Company and as to use of proceeds, which will have no grace period); inaccuracy of any representation or warranty made or deemed made; cross-default to material indebtedness and termination events of swap contracts with a material termination value; insolvency proceedings; inability to pay debts; attachment; material judgments; certain ERISA events; invalidity of loan documents; and Change of Control (to be defined consistent with the Bridge Documentation Principles).

In the event that the Bridge Credit Agreement is executed and delivered by the parties thereto prior to the Closing Date, then, during the period from and including the effectiveness of the Bridge Credit Agreement and to the earlier of (a) the termination of the commitments under the Bridge Facility or (b) the initial funding of loans under the Bridge Facility on the Closing Date, and notwithstanding (i) any failure by the Company or any of its subsidiaries to comply with any of the affirmative covenants, negative covenants or financial covenants, (ii) the occurrence of any event of default under the Bridge Credit Agreement (other than any event of default relating to (x) non-payment of amounts due under the Bridge Facility or (y) bankruptcy or insolvency events with respect to the Company) or (iii) subject to the parenthetical provision in clause (ii) above, any provision to the contrary in the Bridge Credit Agreement or other definitive documentation for the Bridge Facility, neither the Administrative Agent nor any Lender shall be entitled to (A) in the case of any Lender, cancel any of its commitments under the Bridge Credit Agreement, (B) rescind, terminate or cancel the Bridge Facility, or exercise any right or remedy, or enforce any claim, under the Bridge Credit Agreement or any other definitive documentation for the Bridge Facility, to the extent to do so would prevent, limit or delay the making of any loan under the Bridge Facility on the Closing Date, (C) in the case of any Lender, refuse to participate in making any loan under the Bridge Facility on the Closing Date or (D) in the case of any Lender, exercise any right of set-off or counterclaim in respect of its loan under the Bridge Facility to the extent to do so would prevent, limit

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or delay the making of its loan under the Bridge Facility on the Closing Date; provided that, for the avoidance of doubt, (1) the borrowings under the Bridge Facility on the Closing Date shall be subject to the satisfaction or waiver of (and solely of) the conditions set forth in Exhibit C to the Commitment Letter, (2) commitments in respect of the Bridge Facility shall be reduced as provided under the “Voluntary Commitment Reductions/Prepayments” and the “Mandatory Commitment Reductions/Prepayments” sections above and (3) the aggregate principal amount of loans borrowed under the Amendment Revolving Tranche on the Closing Date may not exceed the amount specified under the “Availability” section above (it being understood that nothing in this paragraph shall affect the rights, remedies, claims or entitlements of the Administrative Agent or the Lenders with respect to the matters referred to in clause (1), (2) or (3) above). For the avoidance of doubt, (x) the rights, remedies and claims of the Lenders, the Arranger and the Administrative Agent with respect to any condition precedent set forth in Exhibit C to the Commitment Letter shall not be limited in the event that any such condition precedent is not satisfied or waived on the Closing Date, (y) immediately after the initial funding of loans under the Bridge Facility on the Closing Date, all of the rights, remedies, claims and entitlements of the Administrative Agent and the Lenders under the Bridge Credit Agreement shall be available and may be exercised by them notwithstanding that such rights, remedies, claims or entitlements were not available prior to such time as a result of this paragraph and (z) nothing in this paragraph shall affect the rights, remedies, claims or entitlements (or the ability to exercise the same) of the Administrative Agent or the Lenders with respect to any event of default under the Bridge Credit Agreement relating to (i) non-payment of amounts due under the Bridge Facility or (ii) bankruptcy or insolvency events with respect to the Company.

Most Favored Nation:
The Bridge Credit Agreement will contain a “most favored nation” provision in respect of the Existing Credit Agreement and the definitive documentation for the New Credit Facilities if the Existing Credit Agreement (after giving effect to any Existing Credit Facilities Amendments that become effective prior to the Closing Date) or the definitive documentation for the New Credit Facilities contains a guarantee requirement, a collateral requirement, an affirmative covenant, a negative covenant, a financial covenant or an event of default that is not set forth in the Bridge Credit Agreement (or that is more restrictive on the Company and its subsidiaries or more favorable to the lenders thereunder than the corresponding provision, covenant or event of default set forth in the Bridge Credit Agreement), pursuant to which such subsidiary guarantee requirement, collateral requirement, affirmative covenant, negative covenant, financial covenant or event of default shall be deemed to be incorporated by reference into the Bridge Credit Agreement.

Voting:
Subject to the Bridge Documentation Principles (including, if applicable, the Guarantee and Collateral Documentation Principles), amendments and waivers of the Bridge Credit Agreement will require the approval of Lenders holding more than 50% of the aggregate amount of the unused commitments and outstanding loans under the Bridge Facility (the “Required Lenders”); provided that (a) the consent of each Lender directly adversely affected thereby will be required with respect to (i) reductions in the amount of, or extensions of the scheduled date for the payment (but not of any required prepayment) of, principal of any loan, (ii) reductions in interest rates or fees or extensions of the scheduled dates for payment thereof, (iii) increases in the amounts or extensions of the scheduled expiration date of the Lenders’ commitments, (iv) modifications to the pro rata sharing of payments provisions of the Bridge Credit Agreement and (v) modifications to any of the relevant voting percentages, (b) any amendment or waiver that by its express terms adversely affects the rights of any Tranche in respect of mandatory commitment reductions or prepayments differently than those under any other Tranche will not be effective without the approval of Lenders holding more than 50% of the aggregate amount of the unused commitments and loans under the applicable adversely affected Tranche or Tranches and (c) any amendment or waiver that by its terms affects the rights or obligations of Lenders under any Tranche, but not under any other Tranche, will only require the approval of

A-B-11

holders of more than 50% of the aggregate amount of the unused commitments and loans under the affected Tranche or Tranches; provided further that no amendment or waiver shall amend, modify or otherwise affect the rights or obligations of the Administrative Agent without the prior written consent of the Administrative Agent.

In connection with any waiver or amendment that requires the consent of all the Lenders or all affected Lenders and that has been approved by the Required Lenders (or the requisite majority in interest of Lenders under the applicable Tranche), the Company shall have the right to replace any non-consenting Lender.

Cost and Yield Protection:
The Bridge Credit Agreement will contain customary provisions consistent with the Bridge Documentation Principles (a) protecting the Administrative Agent and the Lenders against increased costs or loss of yield resulting from changes in reserve, capital adequacy and capital or liquidity requirements (or their interpretation), illegality, unavailability and other requirements of law and from the imposition of or changes in certain taxes, subject to customary lender mitigation provisions, and (b) indemnifying the Lenders for customary “breakage costs” incurred in connection with, among other things, any prepayment of a Term SOFR loan on a day other than the last day of an interest period with respect thereto. For all purposes of the Bridge Credit Agreement, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines and directives promulgated thereunder and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case, pursuant to Basel III, shall be deemed introduced or adopted after the date of the Bridge Credit Agreement. The Bridge Credit Agreement will provide that all payments are to be made free and clear of taxes (with customary exceptions, including for tax withholding and gross-up provisions no less favorable to the Company than those contained in the Existing Credit Agreement).

Defaulting Lenders:	The Bridge Credit Agreement will contain customary provisions with respect to Defaulting Lenders consistent with the Bridge Documentation Principles.

Assignments and Participations:
Subject to the Bridge Documentation Principles, the Lenders may assign all or, in an amount of not less than US$5,000,000, any part of, their respective commitments or loans under any Tranche to one or more eligible assignees, subject to the prior written consent of (a) the Administrative Agent and (b) the Company, each such consent not to be unreasonably withheld, delayed or conditioned; provided that no consent of the Company shall be required (i) solely for so long as a “Successful Syndication” (as defined in the Arranger Fee Letter) shall not have been achieved, with respect to assignments made to any Specified Permitted Lender or (ii) after the Closing Date, during the continuance of any payment or bankruptcy event of default or with respect to assignments made to a Lender or an affiliate or approved fund of a Lender. The Company’s consent shall be deemed to have been given if the Company has not responded within 10 business days of a written request for an assignment. Upon such assignment, the assignee will become a Lender for all purposes under the Bridge Credit Agreement. A US$3,500 processing fee will be required in connection with any such assignment. The Lenders will also have the right to sell participations without restriction (other than to natural persons, the Company and its subsidiaries and affiliates), subject to limitations (including as to participant voting rights) consistent with the Bridge Documentation Principles, in their respective commitments or loans under any Tranche.

Expenses and Indemnification; Liability Limitations:
The Bridge Credit Agreement will contain customary provisions relating to indemnity, reimbursement, exculpation, liability limitations and related matters consistent with the Bridge Documentation Principles.

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EU/UK Bail-in Provisions:
The Bridge Credit Agreement will contain a customary contractual recognition provision required under Article 55 of the Bank Recovery and Resolution Directive of the European Union and the analogous contractual recognition provision in respect of the U.K. consistent with the Bridge Documentation Principles.

Governing Law and Forum:
The Bridge Credit Agreement will provide that the parties thereto will submit to the exclusive jurisdiction and venue of the federal and state courts of the State of New York sitting in the Borough of Manhattan and will waive any right to trial by jury. New York law will govern the Bridge Credit Agreement; provided that (a) the interpretation of the definition of “Company Material Adverse Effect” (as defined in Exhibit C to the Commitment Letter) and whether or not a Company Material Adverse Effect (or any event, change or effect that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect) exists or has occurred, (b) the determination of the accuracy of any Acquisition Documents Representations (as defined in Exhibit C to the Commitment Letter) and whether as a result of any inaccuracy of such representations and warranties the Company (or any of its affiliates) has the right to terminate its (or its affiliate’s) obligations under the Acquisition Documents or the right to elect not to consummate the Acquisition and (c) the determination of whether the Acquisition has been consummated in all material respects in accordance with the terms of the Acquisition Documents, in each case, will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

Counsel to the Administrative Agent and the Arranger:	Cravath, Swaine & Moore LLP.
A-B-13

SCHEDULE I TO EXHIBIT B
CONFIDENTIAL
Interest Rates:
Interest will accrue at, at the option of the Company, a rate per annum equal to (a) Adjusted Term SOFR plus the Applicable Margin or (b) the ABR plus the Applicable Margin, in each case, with the Applicable Margin to be at the rate applicable pursuant to the Pricing Grid set forth below.

The Company may elect interest periods of 1, 3 or 6 months for Term SOFR borrowings.

Calculation of interest shall be on the basis of the actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR loans when determined on the basis of the Prime Rate). Interest on Term SOFR Loans shall be payable at the end of each interest period (and, in the case of an interest period longer than three months, every three months) and upon any prepayment or repayment on the amount prepaid or repaid. Interest on ABR loans shall be payable quarterly and upon any prepayment or repayment on the amount prepaid or repaid.

Interest on overdue amounts will accrue, in the case of principal, at the rates otherwise applicable plus 2% per annum or, in the case of amounts other than principal, interest accruing on ABR loans plus 2% per annum.

“ABR” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% per annum and (c) Adjusted Term SOFR for a one-month interest period as published two U.S. Government Securities Business Days prior to such day (or if such day is not a U.S. Government Securities Business Day, the immediately preceding U.S. Government Securities Business Day) plus 1.00% per annum. For purposes of clause (c) above, Adjusted Term SOFR on any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology); provided that if such rate shall be less than zero, such rate shall be deemed to be zero. Any change in the ABR due to a change in the Prime Rate, the NYFRB Rate or Adjusted Term SOFR shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or Adjusted Term SOFR, respectively. If the ABR is being used as an alternate rate of interest with respect to Term SOFR (for the avoidance of doubt, only until the benchmark replacement with respect thereto has been determined pursuant to the Bridge Credit Agreement), then the ABR shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. Notwithstanding the foregoing, if the ABR determined as set forth above would be less than 1.00%, such rate shall be deemed to be 1.00%.

“Adjusted Term SOFR” means, with respect to any borrowing for any interest period, an interest rate per annum equal to (a) the Term SOFR for such interest period plus (b) 0.10%; provided that if Adjusted Term SOFR as so determined would be less than zero, such rate shall be deemed to be zero.

“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (or a successor administrator).

A-B-14

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as shall be set forth on the NYFRB Website from time to time, and published on the next succeeding business day by the NYFRB as the effective federal funds rate.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a business day, for the immediately preceding business day); provided that if none of such rates are published for any day that is a business day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m., New York City time, on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if the NYFRB Rate as so determined would be less than zero, such rate shall be deemed to be zero.

“NYFRB Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in US Dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the NYFRB Website from time to time, and published on the next succeeding business day by the NYFRB as an overnight bank funding rate.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“Term SOFR” means, for any tenor comparable to the applicable interest period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable interest period, as such rate is published by the CME Term SOFR Administrator.

A-B-15

“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any loan and for any tenor comparable to the applicable interest period, the rate per annum published by the CME Term SOFR Administrator and identified by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 p.m., New York City time, on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to Term SOFR has not occurred, then, so long as such day is otherwise a U.S. Government Securities Business Day, the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day is not more than five U.S. Government Securities Business Days prior to such Term SOFR Determination Day.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

The Bridge Credit Agreement will contain customary “hardwired approach” Term SOFR benchmark replacement provisions.

Duration Fees:
The Company will pay a fee (the “Duration Fee”) to each Lender on each date set forth in the grid below in an amount equal to the percentage, determined in accordance with the grid below, of the principal amount of the loans under the Bridge Facility of such Lender outstanding and, in the case of the Amendment Revolving Tranche, the amount of the unused commitment of such Lender in effect, in each case, at the close of business, New York City time, on such date:

Duration Fees
90 days after the Closing Date	180 days after the Closing Date	270 days after the Closing Date
0.50%	0.75%	1.00%
Ticking Fees:
The Company will pay ticking fees to the Arranger, for the ratable account of the Lenders under the Bridge Facility, as set forth in the Arranger Fee Letter at the rate applicable pursuant to the Pricing Grid below (the “Applicable Ticking Fee Rate”).

Funding Fees:
The Company will pay funding fees to the Arranger (or, in the case of the funding fees payable in respect of the Amendment Revolving Tranche after the Closing Date, to the Administrative Agent), in each case, for the ratable account of the Lenders under the applicable Tranche, as set forth in the Arranger Fee Letter.

Amendment Revolving Tranche Commitment Fees:
The Company will pay to the Administrative Agent, for the ratable account of the Lenders under the Amendment Revolving Tranche, a commitment fee (the “Commitment Fee”), calculated at a rate per annum determined in accordance with the Pricing Grid set forth below (the “Commitment Fee Rate”), on the average daily amount of the unused commitments under the Amendment Revolving Tranche from and after the Closing Date. The Commitment Fee will be calculated on the basis of a 360-day year (and on the basis of the actual number of days elapsed) and will be payable quarterly in arrears.

A-B-16

Project Condor
364-Day Bridge Facility
Pricing Grid
Pricing Category	Ratings (S&P /Moody’s)	Consolidated Leverage Ratio	Ratings-Based Ticking Fee Rate/Commitment Fee Rate (percent per annum)	Leverage-Based Ticking Fee Rate/Commitment Fee Rate (percent per annum)	Applicable Margin Term SOFR Loans (percent per annum)	Applicable Margin ABR Loans (percent per annum)
Category 1	≥ BBB+/Baa1	Not Applicable	0.125%	Not Applicable	1.125%	0.125%
Category 2	BBB/Baa2	≤ 2.00:1.0	0.150%	0.225%	1.250%	0.250%
Category 3	BBB-/ Baa3	≤ 2.75:1.0 but > 2.00:1.0	0.175%	0.250%	1.500%	0.500%
Category 4	BB+/ Ba1	≤ 3.25:1.0 but > 2.75:1.0	0.225%	0.275%	1.750%	0.750%
Category 5	≤ BB/Ba2	> 3.25:1.0	0.275%	0.300%	2.000%	1.000%
The Applicable Margin will increase, in each Pricing Category, by 0.25% per annum on each of the 90th, 180th and 270th day after the Closing Date.
If the Pricing Amendment is obtained on or prior to the Closing Date (or, if the Existing Credit Agreement Repayment occurs, in the event the interest rate spreads and commitment fees applicable to the New Credit Facilities (without giving effect to any change thereto after the Closing Date) are determined solely by reference to a ratings-based pricing grid), (a) the Applicable Margin in effect at any time will be determined by reference to the Pricing Category corresponding to the Ratings in effect at such time, and (b) the Applicable Ticking Fee Rate and the Commitment Fee Rate shall be the Ratings-Based Ticking Fee Rate/Commitment Fee Rate, which will be determined by reference to the Pricing Category corresponding to the Ratings in effect at such time.
If the Pricing Amendment is not obtained on or prior to the Closing Date (or, if the Existing Credit Agreement Repayment occurs, if the interest rate spreads and commitment fees applicable to the New Credit Facilities (without giving effect to any change thereto after the Closing Date) are not determined solely by reference to a ratings-based pricing grid), (a) the Applicable Margin in effect at any time will be determined by reference to the Pricing Category corresponding to the Consolidated Leverage Ratio as of the end of the most recent fiscal quarter of the Company for which financial statements of the Company shall have been delivered pursuant to the Bridge Credit Agreement and (b) the Applicable Ticking Fee Rate and the Commitment Fee Rate in effect at any time shall be the Leverage-Based Ticking Fee Rate/Commitment Fee Rate, which will be determined by reference to the Pricing Category corresponding to the Consolidated Leverage Ratio as of the end of the most recent fiscal quarter of the Company for which financial statements of the Company shall have been delivered pursuant to the Bridge Credit Agreement; provided that, in each case, prior to the delivery of the financial statements of the Company for the first fiscal quarter or fiscal year ended after the Closing Date, the applicable Consolidated Leverage Ratio shall be deemed to be in Pricing Category 5. If, as a result of any restatement of or other adjustment to the consolidated financial statements of the Company or for any other reason, (i) the Consolidated Leverage Ratio as calculated by the Company as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Leverage Ratio Consolidated Leverage Ratio would have resulted in higher Applicable Margin, Applicable Ticking Fee Rate or Commitment Fee Rate for any period, the Company shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders an amount equal to the excess of the amount of interest or fees that should have been paid for such period over the amount of interest or fees actually paid for such period.
For purposes of the foregoing, (a) if the Ratings assigned by Moody’s and S&P shall fall within different Pricing Categories, the applicable Pricing Category (as it relates to Ratings) shall be the Pricing Category in which the higher of the Ratings shall fall unless the Ratings differ by two or more Pricing Categories, in which case the applicable Pricing Category shall be the Pricing Category one level below that corresponding to the higher Rating, and (b) if either Moody’s or S&P shall not have a Rating in effect, such rating agency shall be deemed to have a Rating in Pricing Category 5.
For the avoidance of doubt, Pricing Category 1 in the table above is the “highest” Pricing Category and Level 5 is the “lowest” Pricing Category; provided that with respect to the Consolidated Leverage Ratio and the determination of the Leverage-Based Ticking Fee Rate/Commitment Fee Rate by reference thereto, Pricing Category 2 in the table above shall be the “highest” Pricing Category.
“Ratings” means, with respect to S&P or Moody’s, a rating by such rating agency of the Company’s senior unsecured non-credit enhanced long-term indebtedness for borrowed money, giving pro forma effect to the Transactions.
A-B-17

EXHIBIT C
CONFIDENTIAL
Project Condor
364-Day Bridge Facility
Summary of Conditions Precedent
Capitalized terms used but not defined herein have the meanings given to them in the Commitment Letter to which this Exhibit C is attached or, if applicable, the other Exhibits to the Commitment Letter to which this Exhibit C is attached.
The initial borrowings under the Bridge Facility on the Closing Date shall be subject only to the following conditions precedent:
1. The Arranger shall have received a copy of the Acquisition Documents, and the Acquisition Documents shall be satisfactory to the Arranger (it being acknowledged by the Arranger that the Acquisition Documents provided to the Arranger’s counsel at 3:41 p.m., New York City time, on March 29, 2023 is satisfactory to the Arranger). The Acquisition shall have been (or, substantially concurrently with the initial funding under the Bridge Facility on the Closing Date, shall be) consummated pursuant to, and in all material respects in accordance with, the terms of the Acquisition Documents. None of the Acquisition Documents shall have been amended, supplemented or modified in any respect, or any provision therein waived, or any consent granted thereunder (directly or indirectly, including any consent deemed granted as a result of a failure to object), by the Company or any of its subsidiaries, if such amendment, supplementation, modification, waiver or consent would be material and adverse to the interests of the Lenders or the Arranger (in either case, in their capacities as such) without the Arranger’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned), it being understood and agreed that (a) for the avoidance of doubt, any fluctuation in per share value of the equity consideration component of the purchase price or any working capital adjustments to the final purchase price for the Acquisition, in each case, under the Acquisition Agreement will be deemed not to be an amendment, supplement, modification or waiver under the Acquisition Documents, (b) any reduction, when taken together with all prior reductions, of less than 12.5% in the original consideration for the Acquisition will be deemed not to be (and any such reduction of 12.5% or more will be deemed to be) material and adverse to the interests of the Lenders or the Arranger, provided that, in the case of such reduction of less than 12.5%, the aggregate amount of the commitments under the Bridge Facility shall have been reduced by an amount equal to the actual percentage that the amount of the Bridge Facility bears to the amount of total consideration (cash or noncash) to be paid by the Company or any of its subsidiaries to the Sellers to consummate the Acquisition (with such reduction of the commitments under the Bridge Facility to be allocated as between the Acquisition Tranche and the Amendment Tranches, ratably or in such other manner as may be agreed by the Company and the Arranger (and within the Amendment Tranches, as between the Amendment Term Tranche and the Amendment Revolving Tranche, as determined by the Company)), (c) any increase, when taken together with all prior increases, of less than 12.5% in the original cash consideration for the Acquisition will be deemed not to be material and adverse to the interests of the Lenders and the Arranger and (d) any increase in the original cash consideration for the Acquisition of 12.5% or more will be deemed to be material and adverse to the interests of the Lenders or the Arranger, unless, in the case of this clause (d), such increase is not funded with additional indebtedness of the Company or its subsidiaries or with preferred equity of the Company or its subsidiaries accounted for as indebtedness. The Seller Note shall not have been amended, supplemented or otherwise modified in any respect if such amendment, supplement or modification would be material and adverse to the interests of the Lenders or the Arranger (compared to the form thereof included in the Acquisition Documents provided to the Arranger’s counsel as described above in this Section 1) without the prior consent of the Arranger (such consent not to be unreasonably withheld, delayed or conditioned), it being understood and agreed that any such amendment, supplement or modification to the Seller Note that (i) increases the aggregate principal amount of indebtedness thereunder, (ii) shortens the maturity date thereof or requires any payments of principal prior to the maturity date thereof, (iii) adds any mandatory prepayment requirement thereto or any restrictions on, or premiums appliable to, any voluntary prepayments thereof or (iv) adds any requirement to provide guarantees (unless such guarantor is a Subsidiary Guarantor) or collateral in respect of the Seller Note shall, in each case, deemed to be material and adverse to the interests of the Lenders or the Arranger;
A-C-1

provided that in no event shall any amendment, supplement or modification in accordance with the footnotes set forth in the form of Seller Note included in the Acquisition Documents provided to the Arranger’s counsel as described above in this Section 1, where such footnotes contemplate that certain terms of the Seller Note shall be based on the corresponding terms in the Senior Notes, be deemed to be material and adverse to the interests of the Lenders and the Arranger.
2.  The Arranger shall have received (a) audited consolidated balance sheets and related consolidated statements of operations, comprehensive income, stockholders’ equity and cash flows of the Company, prepared in accordance with U.S. GAAP, for the three most recent fiscal years that shall have been completed at least 60 days prior to the Closing Date, (b) unaudited consolidated balance sheets and related consolidated statements of operations, comprehensive income, stockholders’ equity and cash flows of the Company, prepared in accordance with U.S. GAAP, for each fiscal quarter (other than the fourth fiscal quarter) ended after the date of the most recent balance sheet delivered pursuant to clause (a) above and at least 40 days prior to the Closing Date, (c) the financial statements (and related audit report) constituting the Company Financial Information (as defined in Section 6.13 of the Acquisition Agreement included in the Acquisition Documents provided to the Arranger’s counsel as referred to in Section 1 above) and (d) customary pro forma consolidated financial statements of the Company giving effect to the Transactions, as of the end of and for the most recently ended period referred to in clause (a) or (b) above or, in the case of a pro forma consolidated statement of comprehensive income, as of the end of and for the most recently ended period referred to in clauses (a) and (b) above, prepared after giving effect to the Transactions in accordance with Rule 3-05 and Article 11 of Regulation S-X and relevant SEC rules and regulations applicable to an offering on Form S-3 (with such preliminary estimates and adjustments as would be customary for pro forma financial statements delivered prior to the consummation of an acquisition of this type). The financial statements delivered in respect of each of clauses (a) through (c) shall be prepared in a form consistent with the requirements of Regulation S-X and the rules and regulations of the SEC. The Arranger hereby acknowledges receipt of the audited financial statements referred to in clause (a) above for the fiscal years of the Company ended November 30, 2020, 2021 and 2022; provided that a subsequent Form 8-K, Item 4.02 has not been filed with respect to such financial statements. The Arranger hereby acknowledges that the Company’s public filing with the SEC of any required financial statements will satisfy the applicable requirements of this paragraph, provided that a subsequent Form 8-K, Item 4.02 has not been filed with respect to the financial statements included therein.
3. The execution and delivery by the Company and, if applicable pursuant to the Guarantee and Collateral Documentation Principles, the Subsidiary Guarantors of the Bridge Credit Agreement, which shall be in accordance with the terms of the Commitment Letter (including Exhibit B thereto) and, to the extent not expressly set forth in Exhibit B to the Commitment Letter, subject to the Limited Conditionality Provisions (as defined below).
4. The Administrative Agent shall have received (a) customary legal opinions, officer’s certificate (as to the satisfaction of the closing conditions set forth in Sections 1 (other than the first sentence thereof), 5 and 6 of this Exhibit C and as to the aggregate amount of any reductions in the commitments under the Bridge Facility occurring as set forth under the “Mandatory Commitment Reductions/Prepayments” section in Exhibit B to the Commitment Letter, together with a reasonably detailed calculation thereof), customary secretary’s certificates, customary good standing (or equivalent) certificates, corporate documents and reasonable evidence of authority (including incumbency and resolutions) with respect to the Company and, if applicable pursuant to the Guarantee and Collateral Documentation Principles, the Subsidiary Guarantors, (b) a customary notice of borrowing (which shall not contain any representations or warranties) and (c) a certificate in the form of Annex I to this Exhibit C from the Company executed by its chief financial officer or its principal accounting officers, certifying that the Company and its subsidiaries, on a consolidated basis after giving effect to the Transactions and the other transaction to occur on the Closing Date, are solvent.
5. At the time of and upon giving effect to the borrowing and application of the loans under the Bridge Facility on the Closing Date, (a) the Acquisition Documents Representations (as defined below) shall be true and correct, (b) the Specified Representations (as defined below) shall be true and correct in all material respects (without duplication of any materiality qualifier set forth therein) and (c) there shall not exist any event of default under the Bridge Credit Agreement relating to (i) non-payment of amounts due under the Bridge Facility or (ii) bankruptcy or insolvency events with respect to the Company.
A-C-2

6. Since the Put Option Date (as defined in the Acquisition Agreement included in the Acquisition Documents provided to the Arranger’s counsel as referred to in Section 1 above), there shall not have been any Company Material Adverse Effect (as defined in the Acquisition Agreement included in the Acquisition Documents provided to the Arranger’s counsel as referred to in Section 1 above) or any event, change, or effect that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
7. The Company shall have paid all fees and expenses payable by it under the Commitment Letter, the Fee Letters or the Bridge Credit Agreement on or prior to the Closing Date (in the case of expenses, to the extent invoiced at least two business days prior to the Closing Date).
8. The Administrative Agent shall have received, at least three business days prior to the Closing Date, all documentation and other information requested by the Administrative Agent or any Lender in writing to the Company at least 10 business days prior to the Closing Date that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act and the Beneficial Ownership Regulation.
9. Prior to or substantially concurrently with the initial funding under the Bridge Facility on the Closing Date, the Acquired Company Debt Repayment shall be consummated.
10. Either (a) the Required Amendments shall have become, or substantially concurrently with the initial funding under the Bridge Facility on the Closing Date shall become, effective in accordance with the terms of the Existing Credit Agreement or (b) the Existing Credit Agreement Repayment shall have been, or substantially concurrently with the initial funding under the Bridge Facility on the Closing Date shall be, consummated, and the Arranger shall receive a customary payoff letter in respect thereof.
11. If Collateral is required to be provided pursuant to the Guarantee and Collateral Documentation Principles, (a) all documents and instruments required to create and perfect the pledges of, and security interests and mortgages in, the Collateral as contemplated by the Commitment Letter shall have been executed and delivered and, if applicable, be in proper form for filing; provided that to the extent any security interest in any Collateral is not or cannot be created and/or perfected on the Closing Date (other than, and subject to the terms of the intercreditor agreement contemplated by Exhibit B to the Commitment Letter, (i) the pledge of the certificated equity interests of any material wholly-owned domestic subsidiary of the Company (to the extent required by Exhibit B to the Commitment Letter) and, in the case of the Acquired Company or any of its subsidiaries, only to the extent such certificated equity interests shall have been received by the Company from the Sellers), together with related executed stock or equivalent powers, and (ii) the creation and perfection of security interests in assets with respect to which a lien may be perfected solely by the filing of a financing statement under the Uniform Commercial Code) after your use of commercially reasonable efforts to do so, then the creation and/or perfection of such security interest in such Collateral shall not constitute a condition precedent to the initial funding of the Bridge Facility on the Closing Date but instead shall be required to be created and/or perfected within 90 days (or such longer period as may be agreed by the Administrative Agent in its reasonable discretion) after the Closing Date pursuant to arrangements reasonably satisfactory to the Administrative Agent and the Company; and (b) the intercreditor agreement contemplated by Exhibit B to the Commitment Letter shall have been executed and delivered by each of the parties thereto and shall be, or substantially concurrently with the initial funding under the Bridge Facility on the Closing Date shall become, in effect.
Notwithstanding anything in the Commitment Letter, the Fee Letters, the Bridge Credit Agreement or any other agreement or undertaking relating to the Bridge Facility to the contrary, (a) the only representations and warranties the accuracy of which shall be a condition to the initial funding of the Bridge Facility on the Closing Date shall be (i) the representations and warranties made by the Sellers and the Acquired Company in the Acquisition Documents that are material to the interests of the Arranger or the Lenders (in each case, in their respective capacities as such), but only to the extent that the Company (or any of its affiliates) has the right to terminate its (or its affiliate’s) obligations under the Acquisition Documents or the right to elect not to consummate the Acquisition as a result of any inaccuracy of such representations and warranties in the Acquisition Documents (the “Acquisition Documents Representations”) and (ii) the Specified Representations and (b) the terms of the Bridge Credit Agreement and other definitive documentation for the Bridge Facility shall be such that they do not impair the initial funding of the Bridge Facility on the Closing Date if the conditions
A-C-3

expressly set forth in this Exhibit C are satisfied or waived by each of the Commitment Parties. The failure of any representation or warranty (other than the Specified Representations and the Acquisition Documents Representations) to be true and correct in all material respects on the Closing Date will not constitute the failure of a condition precedent to the initial funding under the Bridge Facility on the Closing Date. This paragraph, and the provisions herein, shall be referred to as the “Limited Conditionality Provisions”.
For purposes hereof, “Specified Representations” means the representations and warranties of the Company and, if applicable pursuant to the Guarantee and Collateral Documentation Principles, the Subsidiary Guarantors set forth in the Bridge Credit Agreement relating to due organization and existence of such Loan Parties; corporate power and authority by such Loan Parties to enter into the Bridge Credit Agreement; due authorization, execution and delivery by such Loan Parties of the Bridge Credit Agreement and enforceability of the Bridge Credit Agreement against such Loan Parties; no contravention of the Bridge Credit Agreement and the transactions thereunder with such Loan Parties’ charter or by-laws, the Existing Credit Agreement (unless the Existing Credit Agreement Repayment shall have occurred, or will occur on the Closing Date), the Receivables Facility, the Senior Notes (if any), the New Credit Facilities (if any), the Seller Note or agreements in respect of indebtedness of the Company and its subsidiaries in an aggregate principal amount outstanding or committed under any such agreement in excess of US$150,000,000; solvency as of the Closing Date of the Company and its subsidiaries on a consolidated basis after giving effect to the Transactions (solvency to be defined in a manner consistent with Annex I to this Exhibit C); margin regulations; Investment Company Act; the use of proceeds not violating any applicable anti-corruption laws, anti-money laundering laws and sanctions; and, if applicable and subject to the proviso set forth in Section 11 above, the creation, validity and perfection of the security interests granted in the Collateral.
A-C-4

EXHIBIT D
CONFIDENTIAL
SOLVENCY CERTIFICATE
This Certificate (this “Certificate”) is being delivered pursuant to Section [  ] of the Credit Agreement dated as of [  ] (the “Credit Agreement”), among Concentrix Corporation, a Delaware corporation (the “Company”), the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent. Unless otherwise defined herein, terms used herein have the meanings provided in the Credit Agreement.
The undersigned hereby certifies that [he][she] is the [Chief Financial Officer] of the Company and that [he][she] is knowledgeable of the financial and accounting matters of the Company and its Subsidiaries and that, as such, [he][she] is authorized to execute and deliver this Certificate on behalf of the Company (and not in an individual capacity).
The undersigned hereby further certifies, solely in [his][her] capacity as [Chief Financial Officer] of the Company and not in an individual capacity and without personal liability, that, on the date hereof, immediately after giving effect to the Transactions to occur on the Closing Date, including the making of the Loans to be made on the Closing Date and the application of the proceeds thereof:
1. The fair value of the assets of the Company and its Subsidiaries, on a consolidated basis, will exceed their debts and liabilities, on a consolidated basis, subordinated, contingent or otherwise.
2. The present fair saleable value of the property of the Company and its Subsidiaries, on a consolidated basis, will be greater than the amount that will be required to pay the probable liabilities on their debts and other liabilities, on a consolidated basis, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured.
3. The Company and its Subsidiaries, on a consolidated basis, will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured.
4. The Company and its Subsidiaries, on a consolidated basis, are not engaged in and are not about to engage in business for which they will have unreasonably small capital.
In computing the amount of the contingent liabilities of the Company and its Subsidiaries as of the date hereof, such liabilities have been computed at the amount that, in light of all the facts and circumstances existing as of the date hereof, represent the amount that can reasonably be expected to become an actual or matured liability.
[Remainder of this page intentionally left blank]
A-D-1

IN WITNESS WHEREOF, the undersigned has executed this Certificate solely in his/her capacity as [Chief Financial Officer] of the Company (and not in an individual capacity) this [  ] day of [  ].
CONCENTRIX CORPORATION

by

Name:
Title:	[Chief Financial Officer]
A-D-2

SCHEDULE 6

Investor Rights Agreement

[See Annex D]

SCHEDULE 7

Sellers’ Note

[See Exhibit B to Annex B]

Annex B
Execution Version
SHARE PURCHASE AND CONTRIBUTION AGREEMENT

by and among

CONCENTRIX CORPORATION,

OSYRIS S.À R.L.,

MARNIX LUX SA,

the SELLERS named herein,

and

the SELLER REPRESENTATIVES

Dated as of June 12, 2023

B-i

B-ii

Exhibit A	—	Payment Schedule
Exhibit B	—	Form of Sellers’ Note
Exhibit C	—	Net Debt Example and Related Definitions
B-iii

SHARE PURCHASE AND CONTRIBUTION AGREEMENT
This SHARE PURCHASE AND CONTRIBUTION AGREEMENT (this “Agreement”), dated as of June 12, 2023, is by and among (a) Concentrix Corporation, a Delaware corporation (“Parent”), (b) OSYRIS S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated under Laws of the Grand Duchy of Luxembourg, having its registered office at 63-65, rue de Merl, L-2146 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Trade and Companies Register (Registre de Commerce et des Sociétés de Luxembourg) under number B272012 and a direct wholly owned subsidiary of Parent (“Purchaser”), (c) Marnix Lux SA, a public limited liability company (société anonyme) incorporated under Laws of the Grand Duchy of Luxembourg, registered with the companies registry with the Luxembourg Register of Commerce and Companies (Registre de Commerce et des Sociétés, Luxembourg) under number B236573 (the “Company”), (d) Sapiens S.à r.l., a private limited liability company (société à responsabilité limitée) organized under the Laws of the Grand Duchy of Luxembourg, whose registered office is at 19-21, route d’Arlon, L-8009 Strassen, Grand Duchy of Luxembourg, registered with the Luxembourg Register of Commerce and Companies (Registre de Commerce et des Sociétés, Luxembourg) under number B235895 (“Sapiens”), FINPAR V, a société à responsabilité limitée organized under the laws of Belgium, whose registered office is 24 avenue Marnix, 1000 Brussels, Belgium, registered under corporate number 0746.527.143 (“FINPAR V”), FINPAR VI, a société à responsabilité limitée organized under the laws of Belgium, whose registered office is 24 avenue Marnix, 1000 Brussels, Belgium, registered under corporate number 0758.452.601 (“FINPAR VI”, and together with FINPAR V and Sapiens, the “GBL Sellers”), (e) Olivier Duha, Liberty Management, a société à responsabilité limitée, organized under the laws of Belgium, whose registered office is 22, rue Jean-Baptiste Meunier, 1050 Brussels, Belgium, registered under the corporate number 0655.770.082 (“Liberty Management”), Montana, a société simple, organized under the Laws of Belgium, whose registered office is 22, rue Jean-Baptiste Meunier, 1050 Brussels, Belgium, registered under the corporate number 0786.381.176 (“Montana”, and together with Olivier Duha and Liberty Management, the “OD Sellers”), (f) Frédéric Jousset and (g) the other shareholders of the Company set forth on Section 3.2(a) of the Company Disclosure Schedule, including holders of Locked Equity Incentive Shares represented by the Non-PoA Seller Representative or the PoA Seller Representative, as applicable (the “Other Sellers”, and, together with the GBL Sellers, Frédéric Jousset and the OD Sellers, the “Sellers”), (h) Sandrine Asseraf, as the representative of the PoA Sellers (the “PoA Seller Representative”), (i) Priscilla Maters, as the representative of the GBL Sellers and Frédéric Jousset (the “GBL Seller Representative”), and (j) Sapiens, as the representative of the Non-PoA Sellers (the “Non-PoA Seller Representative” and, collectively with the PoA Seller Representative and the GBL Seller Representative, the “Seller Representatives” and each, a “Seller Representative”). Parent, Purchaser, the Sellers, and the Seller Representatives are sometimes individually referred to herein as a “Party” and collectively herein as the “Parties.” To the extent that capitalized terms are not defined in the text hereof, such terms shall have the meanings set forth in Section 10.16.
WITNESSETH:
WHEREAS, Purchaser desires to acquire the Company on the terms and subject to the conditions set forth in this Agreement;
WHEREAS, as of the date of this Agreement, the Sellers are the direct owners of the Shares and the Equity Incentive Shares (including the Locked Equity Incentive Shares) that they hold in the Company as set forth on Section 3.2(a) of the Company Disclosure Schedule, which, together with the Treasury Shares, represent 100% of the share capital and voting rights of the Company on a fully diluted basis;
WHEREAS, the Sellers have agreed to sell, and Purchaser has agreed to purchase, certain of their Shares (the “Acquired Shares”) in exchange for cash on the terms set out in this Agreement and the Sellers’ Note issued by Parent;
WHEREAS, certain Sellers (the “Contributed Sellers”) have agreed to contribute, and Parent has agreed to receive, certain of their Shares (the “Contributed Shares”) in exchange for the issuance of Parent Common Stock on the terms set out in this Agreement (the “Contribution”);
WHEREAS, the Sellers have agreed to transfer and exchange, and Purchaser has agreed to receive, certain of Sellers’ Shares (the “Exchanged Shares,” and together with the Acquired Shares and the Contributed Shares, the “Transferred Shares”) in exchange for a right to receive the Earnout Shares on the terms set out in this Agreement;

WHEREAS, on the Closing Date, Parent shall transfer to Purchaser the Contributed Shares such that, after such transfer and after the acquisition of the Acquired Shares and contribution of the Contributed Shares and the exchange of the Exchanged Shares, Purchaser will hold 100% of the share capital and voting rights of the Company on a fully diluted basis (excluding the Treasury Shares and the Locked Equity Incentive Shares);
WHEREAS, on the Closing Date, Parent shall execute and deliver the promissory note in the favor of the GBL Sellers, the OD Sellers, Frédéric Jousset and any other Sellers that do not execute a PoA (as defined in the Put Option Agreement) in execution of a delegation of payment by Purchaser to Parent of the portion of consideration for the Acquired Shares that is not paid by Purchaser on Closing, which promissory note shall become payable to such Sellers party thereto pursuant to and in the form attached hereto as Exhibit B (the “Sellers’ Note”);
WHEREAS, prior to the date of this Agreement, the works’ councils listed on Section 1.1 of the Company Disclosure Schedule have been duly informed and consulted on the transactions contemplated by this Agreement (the “Transactions”); and
WHEREAS, the Board of Managers of Purchaser (the “Purchaser Board”) has (a) determined that the Transactions are advisable, fair to and in the best interests of Purchaser, (b) approved the execution, delivery and performance of this Agreement and the consummation of the Transactions.
WHEREAS, the Board of Directors of Parent (the “Parent Board”) has (a) determined that the Transactions are advisable, fair to and in the best interests of Parent and its stockholders, (b) approved the execution, delivery and performance of this Agreement and the consummation of the Transactions, (c) recommended that the holders of Parent Common Stock approve the issuance of shares of Parent Common Stock in connection with the Transactions (the “Parent Share Issuance”) and (d) directed that the Parent Share Issuance be submitted for consideration by Parent’s stockholders at a meeting thereof (the “Parent Board Recommendation”);
WHEREAS, MiTac Holdings Corp. has delivered to the Company a voting and support agreement on or prior to the Put Option Date in form reasonably satisfactory to the Company, agreeing to vote all of its Parent Common Stock in favor of the Transactions at the Parent Stockholders’ Meeting (the “Support Agreement”);
WHEREAS, Parent and certain Sellers have executed an Investor Rights Agreement, as of the Put Option Date, pursuant to which Parent and the Sellers party thereto have established certain arrangements with respect to the Parent Common Stock to be beneficially owned by such Sellers party thereto following the Closing, as well as certain corporate governance and other related matters (the “Investor Rights Agreement”); and
WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements specified herein.
NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the Parties agree as follows:
ARTICLE I.

THE TRANSACTIONS
Section 1.1 Purchase and Sale and Contribution.
(a) On and subject to the terms and conditions of this Agreement, each of the Sellers shall sell to Purchaser and Purchaser shall purchase from those Sellers, as shall be set forth in the Payment Schedule, the Acquired Shares on and with effect from the Closing Date, for the Closing Cash Payment and the Sellers’ Note as set forth in Section 2.1.
(b) On and subject to the terms and conditions of this Agreement, each of the Contributed Sellers shall contribute in kind (apport en nature) to Parent, and Parent shall receive from the Contributed Sellers, as indicated in the Payment Schedule, the Contributed Shares on and with effect from the Closing Date, for the Parent Common Stock as set forth in the Payment Schedule.
(c) On and subject to the terms and conditions of this Agreement, each of the Sellers shall exchange and transfer to Purchaser and Purchaser shall accept, as indicated in the Payment Schedule, the Exchanged Shares on and with effect from the Closing Date, for the right to receive the Earnout Shares from the Purchaser as set forth in the Payment Schedule.

(d) The Transferred Shares represent, together with the Locked Equity Incentive Shares and the Treasury Shares, 100% of the share capital, financial and voting rights of the Company on a fully diluted basis. The Transferred Shares shall be sold, contributed and transferred free from all Liens (other than those imposed by applicable securities Laws) and together with all rights of any nature attached or accruing to them on or after the Closing Date (including for the Shares the right to receive all dividends and distributions declared, paid or made by the Company on or after the date hereof).
Section 1.2 Closing. Subject to the terms and conditions of this Agreement, the sale and purchase of the Shares contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at the offices of Pillsbury Winthrop Shaw Pittman LLP, 2550 Hanover St., Palo Alto, California 94304 at 9:00 a.m. Eastern Time, on the ninth (9th) Business Day following the day on which the last of the conditions set forth in Article VII to be satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement, or at such other place, date and time as the Seller Representatives and Parent may agree in writing; provided that notwithstanding the satisfaction or waiver of the conditions set forth in Article VII, unless otherwise agreed by the Seller Representative and Parent, Parent and Purchaser shall not be required to effect the Closing until the earlier of (a) any Business Day during the Marketing Period specified by Parent on no less than three (3) Business Days’ prior written notice to the Seller Representatives and (b) the third (3rd) Business Day following the final day of the Marketing Period (subject in each case to the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions)); provided, further, in the event that the Marketing Period has commenced but has not been completed as of the date that is four (4) Business Days prior to a date that would otherwise be the End Date, the End Date shall automatically be extended a single time to the date that is four (4) Business Days following the scheduled final day of such Marketing Period and the End Date shall be deemed for all purposes hereof to be such later date. The date on which the Closing actually occurs is referred to as the “Closing Date.” Notwithstanding the foregoing, the Closing may only occur prior to October 1, 2023, subject to the satisfaction or waiver the conditions to Closing (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), if (x) Parent and Purchaser send a notice electing to consummate the Closing to the Seller Representatives nine (9) Business Days prior to the requested date for the Closing (a “Parent Closing Election”) or (y) the Sellers Representatives jointly send a notice electing to consummate the Closing to the Parent and Purchaser nine (9) Business Days prior to the requested date for the Closing.
Section 1.3 Repayment of Existing Indebtedness. Without limiting the generality of Section 6.12(e)(vi), at, prior to or substantially concurrently with the Closing, Parent shall pay or cause to be paid all Indebtedness and related obligations of the Company and its subsidiaries as set forth in the Payoff Letters in respect of the Payoff Indebtedness.
ARTICLE II.

PAYMENT FOR THE TRANSFERRED SHARES; PURCHASE PRICE
Section 2.1 Purchase Price.
(a) The aggregate consideration for the Acquired Shares at Closing shall consist of: (i) (A) €500,000,000.00 in cash, minus (B) the Leakage Amount, minus (C) the Aggregate Exit Option Exercise Price (clauses (A) – (C), the “Closing Cash Payment”), and (ii) the Sellers’ Note with an aggregate principal amount of €700,000,000.00 (the purchase price consisting of the items listed in (i) and (ii) above shall be hereinafter referred to as the “Cash Purchase Price”). The Sellers’ Note shall be issued by Parent to the benefit of the Sellers party thereto further to the delegation by Purchaser to Parent of the payment of the portion of consideration for the Acquired Shares due by Purchaser to the Sellers that is not paid on Closing.
(b) The aggregate consideration for the Contributed Shares at Closing shall consist of 14,861,885 newly-issued shares of Parent Common Stock (the “Closing Share Payment”).
(c) Earnout Shares.

(i) Subject to Section 2.1(c)(ii) and Section 2.1(c)(iii), if, prior to the seventh (7th) anniversary of the Closing Date (the “Earnout Period”), the VWAP for Parent Common Stock (which shall be adjusted for Extraordinary Dividends in accordance with Section 2.1(c)(iv) and otherwise equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or similar transactions after the Closing but not adjusted for any Ordinary Dividends) equals or exceeds one hundred and seventy dollars ($170.00) (the “Earnout Threshold”) for twenty (20) Trading Days in any forty-five (45) consecutive Trading Day period during the Earnout Period, then the Sellers shall be entitled to receive, as consideration for the Exchanged Shares, in the aggregate, seven hundred fifty thousand (750,000) shares of Parent Common Stock (the “Earnout Shares”, collectively with the Cash Purchase Price and the Closing Share Payment, the “Purchase Price”) and Parent shall, on behalf of Purchaser, deposit with its transfer agent (as it may from time to time designate) and cause the Earnout Shares to be paid to each Seller as set forth on the Payment Schedule. Each Seller shall be responsible for providing Parent’s transfer agent, which as of the date hereof is the Exchange Agent, with information necessary to receive Earnout Shares (if any are earned). Parent shall inform the Seller Representatives of any change to its transfer agent during the Earnout Period. For clarity, the transfer of the Exchanged Shares from the Sellers to Purchaser in exchange for the Earnout Shares, whether or not such Earnout Shares are earned, shall be deemed to be effective at the Closing.
(ii) If, prior to the third (3rd) anniversary of the Closing Date, there is a Change of Control whereby the consideration payable to holders of Parent Common Stock in cash and securities valued at the fair market value thereof (the “Per Share CoC Price”) in respect of Parent Common Stock equals one hundred and fifty dollars ($150.00) (the “CoC Threshold”) or exceeds the CoC Threshold, then prior to the consummation of such Change of Control, (A) 50% of the Earnout Shares shall be deemed earned and shall be paid in accordance with the procedures in this Section 2.1(c) and (B) the remaining 50% of the Earnout Shares shall be deemed earned and shall be paid linearly from 0 (zero) additional Earnout Shares at a Per Share CoC Price at the CoC Threshold to the remaining 50% of the Earnout Shares at a Per Share CoC Price equal to the Earnout Threshold. Following the third (3rd) anniversary of the Closing Date, if the Per Share CoC Price received in a Change of Control does not equal or exceed the Earnout Threshold, the Earnout Shares will not be earned and any right thereto shall be void.
(iii) Immediately prior to the consummation of a Change of Control at a Per Share CoC Price that equals or exceeds the Earnout Threshold, 100% of the Earnout Shares will be deemed earned and Parent shall, on behalf of Purchaser, deposit the Earnout Shares with its transfer agent (as it may from time to time designate) and cause the Earnout Shares to be paid to each Seller as set forth on the Payment Schedule prior to the consummation of such Change of Control.
(iv) Other than in connection with a Change in Control, in no event shall the Earnout Shares be owed and payable to the Sellers prior to the eighteen (18) month anniversary of the Closing. If the Earnout Shares are earned pursuant to Section 2.1(c)(i) and Section 2.2(c)(iv) prior to the eighteen (18) month anniversary of the Closing, the Earnout Shares shall be paid to the Sellers through the transfer agent on the eighteen (18) month anniversary of the Closing without any further condition or limitation.
(v) The right of the Sellers to receive the Earnout Shares pursuant to this Section 2.1(c) is personal in nature and, except with the written consent of Parent (not to be unreasonably withheld, conditioned or delayed), following the Closing, are non-transferable and non-assignable, except that each Seller shall be entitled to assign such rights to an Affiliate or by will or, by the laws of intestacy.
(vi) Prior to the issuance of the Earnout Shares, the right of the Sellers to receive the Earnout Shares pursuant to this Section 2.1(c) shall not entitle the holder thereof to any voting or dividend rights otherwise granted to holders of Parent Common Stock (if any).
(vii) If Parent, at any time during the Earnout Period prior to the issuance of the Earnout Shares, shall pay a dividend or distribution on the outstanding shares of Parent Common Stock, other than an Ordinary Cash Dividend (an “Extraordinary Dividend”), then (x) the Earnout Threshold shall be decreased, effective immediately upon the payment of such Extraordinary Dividend, by the fair market value of the dividend or distribution paid on each share of Parent Common Stock in respect of such

Extraordinary Dividend and (y) the number of Earnout Shares shall be multiplied by the quotient obtained by dividing (1) the Pre-Dividend Stock Price by (2) the Pre-Dividend Stock Price minus the fair market value of the dividend or distribution paid on each share of Parent Common Stock in respect of such Extraordinary Dividend. For purposes hereof, “Ordinary Dividend” means the quarterly cash dividend or distribution paid on the Parent Common Stock in the ordinary course of business substantially consistent with past practice, including increases of up to 35% per annum and “Pre-Dividend Stock Price” means the 10-Day VWAP prior to the ex-date of the dividend or distribution.
(viii) Parent shall use reasonable best efforts to deliver the Earnout Shares pursuant to an exemption from registration under applicable securities Laws. To the extent Parent determines that no such exemption is available, then Parent shall file with the U.S. Securities and Exchange Commission (the “SEC”), as soon as reasonably practicable but in any event subject to Parent's reasonable ability to comply with the Regulation S-X financial statements, Parent’s blackout periods, and other applicable Law requirements applicable to such registration statement, following the achievement of the Earnout Threshold, a registration statement (which shall be an automatically effective registration statement on Form S-3 if Parent is then eligible to file an automatically effective registration statement) that covers the issuance of the Earnout Shares by Parent. To the extent that Parent determines that an exemption is available but determines that the Earnout Shares to be received by applicable Sellers will be deemed “restricted securities” as such term is defined in Rule 144(a)(3) of the Securities Act, then (A) Parent shall file with the SEC, as soon as reasonably practicable but in any event subject to Parent's reasonable ability to comply with the Regulation S-X financial statements, and further subject to Parent's receipt of all information from the holders of the Earnout Shares of all information that is required by law to be included in such registration statement, Parent’s blackout periods, and other applicable Law requirements applicable to such registration statement, following the achievement of the Earnout Threshold a shelf registration statement (which shall be an automatically effective shelf registration statement on Form S-3 if Parent is then eligible to file an automatically effective shelf registration statement) under Rule 415 of the Securities Act covering the resale to the public by Sellers holding Earnout Shares with an aggregate value, based on the 10-Day VWAP prior to the date of issuance of the Earnout Shares, of at least (x) $500,000 on an individual basis or (y) $1,000,000 on an aggregate basis for a group of Sellers where each Seller holds Earnout Shares with an aggregate value of at least $250,000 (the “Earnout Registration Thresholds”) and (B) shall elect, at its option, to (1) include Sellers eligible to receive Earnout Shares with an aggregate value below the Earnout Registration Thresholds on the registration statement described in this subclause (A) or (2) in lieu of registering the Earnout Shares described in subclause (B)(1), make payments in cash equal to the value of the Earnout Shares such Sellers would otherwise have been entitled to receive pursuant to this Section 2.1(c).
(d) The Purchase Price shall be allocated among the Shares in accordance with the Company’s Organizational Documents as in effect at Closing and the Exit Agreement and as set forth in Payment Schedule. A sample Payment Schedule, to be used for illustrative purposes only, is attached hereto as Exhibit A.
Section 2.2 No Fractional Shares. No fractional shares of Parent Common Stock will be issued as Closing Share Payment, and in lieu of any fraction of a share of Parent Common Stock that would otherwise be issuable pursuant to this Agreement such Seller shall be entitled to receive from Parent an amount in cash (rounded down to the nearest whole cent) equal to the product of (a) such fraction and (b) the 10-Day VWAP from the Put Option Date.
Section 2.3 Closing Statement. No later than four (4) Business Days prior to the anticipated Closing Date, the Company shall deliver to Purchaser (a) a written statement (the “Estimated Closing Statement”) setting forth its good faith estimate of (i) the Closing Cash Payment (including the Leakage Amount, explicitly stating the amount of unpaid Company Transaction Expenses and the Aggregate Exit Option Exercise Price), (ii) the amount of Indebtedness of the Company and its Subsidiaries to be repaid at Closing (with wire instructions) and (iii) an amended version of Section 3.2(a) of the Company Disclosure Schedule reflecting (x) any transfer of Shares completed in accordance with Section 10.7, (y) the issuance or forfeiture of the Equity Incentive Shares that are unissued on the date hereof, and (z) the status at the anticipated Closing Date of the holding period (période de conservation) applicable to the issued Locked Equity Incentive Shares; and (b) the Payment Schedule. Purchaser may provide any objections to the Estimated Closing Statement calculations or any component thereof no later than two (2) Business Days prior to the Closing Date, which objections the Company shall reasonably consider, and Purchaser and the Company shall reasonably cooperate in good faith to resolve such objections. If Purchaser and the Company agree to any changes to the Estimated Closing Statement, such revisions shall be deemed included in the Estimated Closing Statement; provided however, that if Purchaser and the Company are unable to agree on any such changes to the Estimated Closing Statement, then the Estimated Closing Statement as proposed by the Company shall be the Estimated Closing Statement.
Section 2.4 Company Leakage. The Seller Representatives shall provide in the Estimated Closing Statement a statement identifying in reasonable detail all amounts of Company Leakage that have occurred or are reasonably expected to occur on or prior to the Closing Date. The Leakage Amount that is set forth in the Estimated Closing Statement after completion of the procedures set forth in Section 2.3 shall be deducted from the Closing Cash Payment in accordance with Section 2.1. If the Leakage Amount reduces the Closing Cash Payment to less than zero, the positive integer corresponding to such negative amount of Company Leakage shall be deducted from the Closing Share Payment payable on the Closing Date, based on a 10-Day VWAP from the date of the onset of such Company Leakage on a dollar-for-dollar basis. Any Indemnified Leakage Amount shall be indemnified pursuant to Section 9.2.
Section 2.5 Exchange Agent; Submission of Exchange Documents.
(a) Appointment of Exchange Agent. Prior to the Closing, Parent shall appoint Computershare Inc., or another exchange agent that is based in the United States, to act as exchange agent (the “Exchange Agent”), for the payment of the Purchase Price (except as set forth in Section 2.5 of the Parent Disclosure Schedule) and shall enter into an exchange agent agreement, in form reasonably acceptable to the Seller Representatives (the “Exchange Agent Agreement”), relating to the Exchange Agent’s responsibilities under this Agreement. 50% of the fees of the Exchange Agent shall be included as a Company Transaction Expense and 50% of the fees of the Exchange Agent shall be borne by Parent or Purchaser.
(b) Deposit of Purchase Price. At or immediately following the Closing, Parent or Purchaser shall deposit, or cause to be deposited, with the Exchange Agent, in trust for the benefit of the Sellers, (i) cash sufficient to pay the Closing Cash Payment (except as set forth in Section 2.5 of the Parent Disclosure Schedule) and (ii) evidence of Parent Common Stock in book-entry form (and/or certificates representing such Parent Common Stock, at Parent’s election) representing the number of shares of Parent Common Stock sufficient to deliver the aggregate Closing Share Payment. At or immediately following the second (2nd) anniversary of the Closing, Parent or Purchaser may, in its discretion, deposit, or cause to be deposited, with the Exchange Agent, in trust for the benefit of certain Sellers, cash sufficient to satisfy its obligations under the Sellers’ Note; provided, that, neither Parent nor Purchaser shall be obligated to make any payments under the Sellers’ Note through the Exchange Agent. Any such cash (except as set forth in Section 2.5 of the Parent Disclosure Schedule), book-entry shares, warrants and certificates deposited with the Exchange Agent shall be referred to as the “Payment Fund”.
(c) Registration of the Transfer of the Transferred Shares. The Company shall acknowledge and accept the assignment, transfer and sale by the Sellers of the Acquired Shares to Purchaser and the assignment, transfer and contribution of the Contributed Shares to Parent on the Closing Date, in accordance with the terms and conditions of this Agreement for the purposes of Article 40 of the Companies Act and Article 1690 of the Luxembourg Civil Code, and hereby commits and agrees to register each assignment and transfer as set for in the Payment Schedule in its register of shareholders in accordance with article 430-3 of the Luxembourg law dated 10 August 1915, on commercial companies, as amended. The Sellers and the Company hereby authorize and empower insofar as is necessary any director/manager of the Company, Parent and/or Purchaser, each acting individually, with full powers of substitution, to (i) register the assignment and transfer of the Transferred Shares in its register of shareholders, (ii) file a notice with the Luxembourg beneficial owners register (Registre des Bénéficiaires Effectifs), as the case may be, and (iii) carry out any transactions or acts which may prove necessary or useful for the performance and execution of this Agreement.
(d) Exchange Documents. No later than two (2) Business Days prior to the Closing, the Company shall reasonably cooperate with the Exchange Agent to solicit and obtain, any other customary documents,

including a letter of a transmittal, as may reasonably be required by the Exchange Agent completed by each applicable Seller and all other applicable payees, including any applicable Tax forms (e.g., IRS Form W-9 or an applicable IRS Form W-8), (the “Exchange Documents”), along with the Payment Schedule or other document(s) as the Exchange Agent may require in order to make the payments of the Purchase Price contemplated by this Agreement to the Sellers, and, to the extent applicable, the payees receiving payments with respect to Company Transaction Expenses. Only upon return of the Exchange Documents, duly completed in accordance with the instructions, by a Seller to the Exchange Agent, such Seller shall be entitled to receive in exchange therefor the consideration provided for herein. Purchaser shall cause the Exchange Agent to make payment to each such Seller promptly following receipt by the Exchange Agent of such duly completed Exchange Documents; provided that, the Exchange Agent Agreement will provide that the Exchange Agent shall make payment on the Closing Date to each Seller that submits duly completed Exchange Documents at least two (2) Business Days prior to the Closing Date (subject to the Exchange Agent’s policies and practices). If payment of any portion of the consideration provided for herein is to be made to any Person other than the Person in whose name the Shares are registered, it shall be a condition of payment that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the applicable portion of the consideration provided for herein to a Person other than the registered holder of such Shares, as applicable, or shall have established to the reasonable satisfaction of Parent that such Tax either has been paid or is not applicable. After the Closing, the Shares shall represent only the right to receive the applicable portion of the consideration provided for herein as contemplated by this Article II.
(e) No Further Ownership Rights in the Shares. The right to receive the applicable portion of the consideration provided for herein, in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares.
(f) Termination of Payment Fund. At any time after six (6) months following the Closing, Parent or Purchaser shall be entitled to require the Exchange Agent to deliver to it any amount distributed to the Exchange Agent in respect of such payments that has not been disbursed to any Sellers and thereafter such Sellers may look only to Parent or Purchaser (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the payment of any portion thereof that may be payable upon surrender of the Shares held by such Sellers.
(g) No Liability.
(i) Subject to applicable Law, none of Parent, Purchaser or the Exchange Agent shall be liable to any Person in respect of any portion of the Payment Fund or the Purchase Price delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.
(ii) Notwithstanding anything in this Agreement (or any other applicable agreement) to the contrary, each Seller acknowledges and agrees that (i) in the event of any inconsistency between the Payment Schedule, Estimated Closing Statement and any other applicable agreement, the Payment Schedule will control, (ii) Parent and Purchaser shall be entitled to conclusively rely on the Payment Schedule (and any update thereto) delivered pursuant to this Agreement (whether or not in accordance herewith or any other applicable agreement, including any Organizational Document of the Company) and (iii) Parent, Purchaser and their Affiliates (including, following the Closing, the Company) shall have no obligation or liability arising from or related to its reliance on, or payments made in accordance with, the Payment Schedule (or any updates thereof). Other than the Sellers’ Note, each Seller agrees and acknowledges that the amounts payable and issuable to each Seller as set forth on the Payment Schedule is the full consideration under this Agreement payable or issuable to such Seller.
(iii) Effective as of the Closing and subject to Parent or Purchaser’s deposit of the Closing Cash Payment and the Closing Share Payment as contemplated by the Payment Schedule with the Exchange Agent, along with a direction for the Exchange Agent to pay or issue, as applicable, such amounts to each Seller in accordance with the Payment Schedule and the Exchange Agent’s payment of such amounts to each Seller in accordance with the Exchange Agent Agreement and the Exchange Documents, each Seller, on each Seller’s own behalf and on behalf of each Sellers’ past, present and future agents, attorneys, administrators, heirs, executors, spouses, trustees, beneficiaries, representatives, successors and assigns claiming by or through each Seller, hereby absolutely, unconditionally and irrevocably releases and forever discharges the Company, the Company’s Subsidiaries, Parent, Purchaser, and each of the foregoing party’s past, present and future directors, managers, members, shareholders, officers, employees, agents, Affiliates, attorneys, representatives, successors and assigns (the “Released Parties”), from any and all claims (including any derivative claim on behalf of any Person), actions, causes of action, suits, arbitrations, proceedings, debts, liabilities, obligations, sums of money, accounts, covenants, contracts, controversies, agreements, promises, damages, fees, expenses, judgments, executions, indemnification rights, indebtedness and demands, at law or in equity, in contract or tort, of any nature whatsoever, whether known or unknown, suspected or unsuspected, previously, now or hereafter arising, in each case arising out of, relating to, against or in any way connected with any of the Released Parties, in respect of the Payment Schedule, including any claims by any Seller that the Payment Schedule is not in accordance with the Company’s Organizational Documents and the allocation of the Closing Cash Payment and the Closing Share Payment thereunder; provided that, the foregoing does not release or discharge the Parent’s and Purchaser’s obligations with respect to the Sellers’ Note or the Earnout Shares, until Parent or Purchaser’s deposit of cash sufficient to satisfy its obligation under the Sellers’ Note with the Exchange Agent, along with a direction for the Exchange Agent to pay or issue, as applicable, such amount to each applicable Seller in accordance with the Sellers’ Note and the Exchange Agent’s payment of such amounts to each applicable Seller in accordance with the Sellers’ Note, the Exchange Agent Agreement and the Exchange Documents.
(h) Withholding Rights. Each of the Parties and the Exchange Agent (without duplication) shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement, any amounts required to be deducted or withheld with respect to the making of such payment under applicable Tax Law. If a payor determines that (i) an amount is required to be deducted and withheld with respect to any payee (other than Frédéric Jousset, the GBL Sellers and their Affiliates), then such payor shall use commercially reasonable efforts to provide the Seller Representatives with reasonable notice of the payor’s intent to deduct and withhold and the legal basis therefor or (ii) an amount is required to be deducted and withheld with respect to any of the GBL Sellers or any of their Affiliates or Frédéric Jousset, then such payor shall use commercially reasonable efforts to provide the GBL Sellers and their Affiliates or Frédéric Jousset (as applicable) with reasonable notice of the payor’s intent to deduct and withhold, the legal basis therefor, and reasonably cooperate with Frédéric Jousset, the GBL Sellers and their Affiliates (as applicable), to reduce, minimize, or eliminate such potential deductions and withholdings, including by providing a reasonable opportunity for the payee to provide forms or other evidence that would reduce or exempt such amounts from deduction or withholding. To the extent that any amounts are so deducted, withheld and timely remitted to the appropriate Taxing Authority, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made. Notwithstanding anything to the contrary in this Agreement, none of the Parties nor the Exchange Agent shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement at a rate in excess of any preferential rate prescribed by any applicable income Tax treaty under applicable Law; provided, that, the recipient has satisfied any applicable certification requirements.
Section 2.6 Further Assurances.
(a) If at any time before or after the Closing Date, the Parties reasonably believe or are advised that any further instruments, deeds, assignments or assurances are reasonably necessary or desirable to consummate the Transactions or to carry out the purposes and intent of this Agreement at or after the Closing Date, the Parties and their respective officers and directors shall execute and deliver all such instruments, deeds, assignments or assurances and do all other things reasonably necessary or desirable to consummate the Transactions and to carry out the purposes and intent of this Agreement.
(b) To the extent any Transferred Shares are not transferred to Parent or Purchaser at the Closing (any such Shares, “Hold Out Shares” and the holder thereof, the “Hold Out Seller”):
(i) until the twelve (12) month anniversary of the Closing Date, the Sellers shall, at their sole cost and expense, use their commercially reasonable efforts to cause any Hold Out Seller to transfer all of its Hold Out Shares to Parent or Purchaser, as applicable, as soon as practicable thereafter. The GBL Seller Representative shall promptly (and in any event, within two (2) Business Days) notify Parent in writing of any Hold Out Shares for which it becomes aware of following the Closing and shall keep Parent informed on a reasonably current basis with respect to the status of Hold Out Shares that are then-outstanding (including by promptly furnishing to Parent and its representatives such information relating thereto as may be reasonably requested). No Seller or Seller Representative shall settle or offer to settle or take any other material action with respect to such transfer of Hold Out Shares without the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed); and
(ii) after the twelve (12) month anniversary of the Closing Date, the Parent may, at its sole discretion, use its commercially reasonable efforts to cause any Hold Out Seller to transfer all of its Hold Out Shares to Parent or Purchaser, as applicable. Parent shall keep the Seller Representatives informed on a reasonably current basis with respect to the status of Hold Out Shares that are then-outstanding (including by promptly furnishing to the Seller Representatives and their representatives such information relating thereto as may be reasonably requested). Parent shall not settle or offer to settle or take any other material action with respect to such transfer of Hold Out Shares without the prior written consent of the Seller Representatives (which shall not be unreasonably withheld, conditioned or delayed).
Section 2.7 Locked Equity Incentive Shares. Purchaser acknowledges the terms and conditions of the Exit Call Option Agreement and the Exit Put Option Agreement and the payment obligations thereunder and represents and warrants that it will have all funds available to pay the Aggregate Exit Option Exercise Price for the Locked Equity Incentive Shares as determined under the Exit Call Option Agreement and the Exit Put Option Agreement to the holders of Locked Equity Incentive Shares upon such Locked Equity Incentive Shares becoming transferable after the Closing in accordance with the relevant Equity Plans, and, upon exercise of the Exit Call Option Agreement or Exit Put Option Agreement, as applicable, Purchaser shall pay in cash the applicable Exit Call Option Exercise Price or Exit Put Option Exercise Price, as applicable, for each Locked Equity Incentive Share, to the holder thereof, as and when payable pursuant to the terms of the applicable Exit Call Option Agreement or Exit Put Option Agreement. The Exit Call Option Exercise Price and Exit Put Option Exercise Price for each Locked Equity Incentive Share shall be indicated in the Payment Schedule. Purchaser and the Company undertake to substitute Purchaser for the Company under the Exit Call Option Agreement and Exit Put Option Agreement to the effect that Purchaser shall acquire the Locked Equity Incentive Shares upon any exercise of the Exit Call Option Agreement or Exit Put Option Agreement, provided that the Company shall remain jointly liable with Purchaser for the payment of the Exit Call Option Exercise Price and Exit Put Option Exercise Price.
ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE SPECIFIED SELLERS AND THE COMPANY
Except as set forth in the disclosure schedule delivered by the Company to Parent concurrently with the execution of this Agreement (the “Company Disclosure Schedule”) (provided, that, disclosure in the Company Disclosure Schedule as to a specific representation or warranty shall qualify any other sections of this Agreement only to the extent, notwithstanding the absence of a specific cross reference, it is reasonably apparent on its face that such disclosure relates to such other sections), the Specified Sellers, severally and not jointly, and the Company hereby represent and warrant to each of Parent and Purchaser, as of the Put Option Date and as of the Closing Date (except to the extent that a representation or warranty is made expressly as of a specified date, in which case such representation or warranty shall be deemed to be made only as of such date), as follows:
Section 3.1 Organizational Matters.
(a) The Company is a public limited liability company (societé anonyme) duly incorporated, validly existing and in good standing under Luxembourg Law. The Company has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its Business as currently being conducted. Each of the Company and its Subsidiaries is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the ownership, use, licensing or leasing of its assets and properties, or the conduct or nature of its Business, makes such qualification, licensing or admission necessary, except for such failures to be so duly qualified or licensed and in good standing that would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect or prevent or materially impair the ability of the Company and each of its Subsidiaries to perform its obligations under this Agreement or to consummate the Transactions.

(b) Each of the Company’s Subsidiaries is a legal entity duly organized, validly existing and (where such concept is recognized) in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its Business as currently conducted, except where the failure to be in good standing or have such power or authority is not or would not reasonably be material to the Company and its Subsidiaries, taken as a whole. Each of the Company’s Subsidiaries is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the ownership, use, licensing or leasing of its assets and properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for such failures to be so duly qualified or licensed and in good standing that would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect or prevent or materially impair the ability of the Company and each of its Subsidiaries to perform its obligations under this Agreement or to consummate the Transactions.
(c) The Company has made available to Parent prior to the date hereof a true and complete copy of the Company’s and each of its Material Subsidiaries’ Organizational Documents, in each case, as amended through the date hereof. The Company’s and its Material Subsidiaries’ Organizational Documents are in full force and effect, and neither the Company nor any of its Material Subsidiaries are in material violation of any of their provisions.
(d) The Sellers have made available to Parent prior to the date hereof a true and complete copy of the minute books of Webhelp S.A.S. (“Webhelp”) since January 2020 and of the Company (containing the records of meetings of the shareholders, the management bodies of the Company (the “Company Board”) and the management bodies of Webhelp) and such minute books of the Company and Webhelp are true, correct and complete in all material respects.
Section 3.2 Capital Stock.
(a) Section 3.2(a) of the Company Disclosure Schedule sets forth the outstanding capital stock or shares of the Company as of the Put Option Date and a true, correct and complete list, as of the Put Option Date, of the Company’s securityholders and the number of shares, options or other rights to acquire capital stock of the Company owned by each such Person, including in the case of convertible preferred stock, options, warrants or other interests convertible into or exchangeable or exercisable for shares of capital stock, the exercise, conversion or other similar prices or ratios applicable thereto and, as applicable, the type, class and number of shares or other securities issuable upon exercise, conversion or other disposition thereof, and in the case of equity-linked or other equity equivalent rights or awards (including stock appreciation rights) the applicable exercise or reference other similar prices or ratios thereof, the date of grant and all other relevant terms thereof relating to amounts payable in respect thereof.
(b) As of the Put Option Date, neither the Company nor, with respect to clauses (ii) - (iv), any of its Subsidiaries has issued or agreed to issue and there is not outstanding any: (i) share of capital stock or other equity or ownership interest; (ii) option, warrant or interest convertible into, redeemable into or exchangeable or exercisable or giving access, directly or indirectly, in any manner whatsoever, to shares of capital stock or other equity or ownership interests; (iii) stock appreciation right, deferred stock, performance stock, phantom stock, restricted stock, compensatory equity, equity-linked or other interest in the ownership or earnings of the Company or any of its Subsidiaries or other equity equivalent or equity-based award or right of any form; or (iv) bond, debenture or other Indebtedness having the right to vote or convertible or exchangeable for securities having the right to vote.
(c) Each outstanding share of capital stock or other equity or ownership interest of the Company and each of its Subsidiaries is duly authorized, validly issued, fully paid and nonassessable (where such concepts are applicable), and in the case of its Subsidiaries, each such share or other equity or ownership interest is owned by the Company or another Subsidiary, free and clear of any Lien (other than Liens arising under this Agreement or applicable securities Laws). All of the aforesaid shares or other equity or ownership interests have been offered, sold and delivered by the Company or a Subsidiary in compliance with all applicable Laws. The Company’s Organizational Documents or the Shareholders’ Agreement, there are no outstanding obligations, by Contract or otherwise, of the Company or any of its Subsidiaries to issue, sell, transfer, register, deliver or repurchase, redeem or otherwise acquire, or that relate to the holding, voting or disposition of, or that restrict the transfer of, the issued or unissued capital stock or other equity or ownership interests of the Company or any of its Subsidiaries (including agreements relating to rights of first refusal, co-sale rights or “drag-along” or “tag-along” rights). No shares of capital stock or other equity or ownership interests of the Company or any of its Subsidiaries have been issued in violation of any rights, agreements, arrangements or commitments under any provision of applicable Law, the Organizational Documents of the Company or any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound. No Person has any right of first offer, right of first refusal, anti-dilution right or preemptive right or other right to purchase in connection with (x) the Transactions, or (y) any other offer, sale or issuance of any capital stock or other equity or ownership interests of the Company or any of its Subsidiaries. There are no declared or accrued but unpaid dividends with respect to any shares of capital stock of the Company or any of its Subsidiaries.
(d) The grant of each Equity Incentive Share was duly authorized by all requisite corporate action on a date no later than the grant date.
(e) At the Closing, the Payment Schedule will set forth the allocation of the amounts payable to the Sellers and holders of Equity Incentive Shares pursuant to this Agreement. The allocation of payments set forth on the Payment Schedule will comply with the terms of the Company’s Organizational Documents.
(f) The Equity Plans of the Company are the only equity-based plans or programs providing for equity compensation of any Person in respect of the Shares. Except for the Equity Plans, there are no stock option plan or other plan, agreement or arrangement providing for equity compensation of any Person. The grant of each equity interest has been properly approved by the requisite corporate authority and has been made in accordance with the terms of the Equity Plans, as applicable, and applicable Law. The terms of the Equity Plans and the applicable agreements for each outstanding award thereunder permit the treatment of such awards as provided in this Agreement.
Section 3.3 Equity Interests. Section 3.3(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of each Subsidiary of the Company. Except for the Subsidiaries listed on Section 3.3(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries directly or indirectly owns any equity, partnership, membership or similar interest in, or any interest convertible into, exercisable for the purchase of or exchangeable for any such equity, partnership, membership or similar interest, or is under any current obligation to form or participate in, provide funds to, make any loan, capital contribution or other investment in, or assume any liability or obligation of, any Person.
Section 3.4 Corporate Authority Relative to this Agreement; Consents and Approvals; No Violation.
(a) The Company has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all required organizational action on the part of the Company and no vote of the Company’s shareholders are necessary to consummate the Transactions. This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the legal, valid and binding agreement of Parent and Purchaser, this Agreement constitutes the legal, valid and binding agreement of the Company and is enforceable against the Company in accordance with its terms, except as such enforcement may be subject to applicable bankruptcy, reorganization, fraudulent conveyance, insolvency, moratorium or other similar Laws affecting creditor’s rights generally and the availability of equitable relief and any implied covenant of good faith and fair dealing as well as to any law of public order applicable to the Company in Luxembourg (the “Enforceability Exceptions”).
(b) Other than in connection with or in compliance with (i) the filing of the Proxy Statement (as defined below) with the SEC and any amendments or supplements thereto, (ii) the U.S. Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder (the “Exchange Act”), (iii) the rules and regulations of Nasdaq, (iv) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”) (including with respect to any filings required by any Sellers, including the GB Sellers and OD Sellers, with respect to their acquisition of Parent Common Stock), (v) the Antitrust Laws and other Regulatory Laws set forth in Section 7.1(b) of the Company Disclosure Schedule, (vi) such filings as may be required by any applicable federal or state securities or “blue sky” Laws or (vii) as may be necessary as a result of any facts or circumstances relating to Parent, Purchaser or any of their Affiliates (clauses (i) – (vii), collectively, the “Transaction Approvals”), no authorization, consent, order, license, permit or approval of, or registration, declaration, notice or filing with, any Governmental Entity is required to be made or obtained under applicable Law for the consummation of the Transactions, except for such authorizations, consents, orders, licenses, permits, approvals, registrations, declarations, notices and filings that are not required to be made or obtained prior to the consummation of the Transactions or that the failure to make or obtain would not reasonably be expected to prevent or materially impair the ability of the Company to perform its obligations under this Agreement or to consummate the Transaction.
(c) The execution and delivery of this Agreement does not, and (assuming the Transaction Approvals are obtained) the consummation of the Transactions contemplated hereby, and compliance with the provisions hereof will not, (i) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, constitute a change of control or default under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than Company Permitted Liens) upon any of the respective properties or assets of the Company or any of its Subsidiaries pursuant to any Company Material Contract to which the Company or any of its Subsidiaries is a party or by which it or any of its respective properties or assets is bound, except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (ii) conflict with or result in any violation of any provision of the Organizational Documents of the Company or (iii) conflict with or violate any applicable Laws, except as would not reasonably be expected to, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole.
Section 3.5 Financial Statements.
(a) The Company has furnished to Parent complete and accurate copies of the audited consolidated balance sheets of Marnix French ParentCo S.A.S. (“Marnix FPC”), the direct Subsidiary of the Company, and its Subsidiaries as of December 31, 2022, and the related audited consolidated statements of income and retained earnings and statements of cash flows of Marnix FPC and its Subsidiaries for the three most recent fiscal years, and the related audited consolidated statements of income and retained earnings and statements of cash flows of Marnix FPC and its Subsidiaries for the fiscal years there ended, respectively (collectively, the “Annual Financial Statements”).
(b) The Annual Financial Statements are included as Section 3.5 of the Company Disclosure Schedule. The Annual Financial Statements are (i) derived from and in accordance with the books and records of Marnix FPC and its Subsidiaries, (ii) complied as to form in all material respects with applicable accounting requirements with respect thereto as of their respective dates, (iii) prepared in accordance with IFRS applied on a consistent basis throughout the periods indicated and consistent with each other, (iv) fairly and accurately present in all material respects the financial condition of Marnix FPC and its Subsidiaries at the dates therein indicated and the results of operations, groups of costs, and cash flows of Marnix FPC and its Subsidiaries for the periods therein specified.
(c) Since January 1, 2018, none of the Company or any of its Subsidiaries has received any written complaint, allegation, assertion or claim regarding the financial accounting, internal accounting controls or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or any complaint, allegation, assertion or claim from employees of the Company or any of its Subsidiaries regarding questionable financial accounting or auditing matters with respect to the Company or any of its Subsidiaries that would reasonably be expected to be material to the Company or the Subsidiary that such complaint, allegation, assertion or claim is related to.
Section 3.6 Internal Controls and Procedures. Since January 1, 2020 through the Put Option Date, Marnix FPC has devised and maintained systems of internal accounting controls over financial reporting sufficient to provide reasonable assurances and to cause its Subsidiaries to provide reasonable assurances regarding the reliability of financial reporting and the preparation of the Annual Financial Statements in accordance with IFRS in all material respects. There has been no change in the Company accounting policies since January 1, 2020 through the Put Option Date, except as described in the Annual Financial Statements or as required by IFRS.
Section 3.7 No Undisclosed Liabilities. As of the Put Option Date, the Company and its Subsidiaries have no Liabilities of the type required to be reflected or reserved for on a balance sheet prepared in accordance with IFRS, other than (i) those set forth or adequately provided for in Marnix FPC’s latest Annual Financial

Statements or the notes thereto, (ii) those incurred in the conduct of the Company’s or its Subsidiaries’ business since December 31, 2022 in the ordinary course, consistent with past practice and which are not material in nature or amount to the Company and its Subsidiaries, taken as a whole, (iii) those incurred by the Company or its Subsidiaries’ in connection with the execution of this Agreement or (iv) that are not material to the Company and its Subsidiaries, taken as a whole.
Section 3.8 Compliance with Law; Permits.
(a) The Company and each of its Subsidiaries are, and since January 1, 2020 have been, in material compliance with all applicable Laws. Since January 1, 2020, neither the Company nor any of its Subsidiaries has received any written notice or, to the knowledge of the Company and its Subsidiaries, other communication from any Governmental Entity regarding any actual or alleged failure to comply with any Law in any material respect.
(b) Except as would not reasonably be expected to be material to the Company and its Subsidiaries taken as a whole, the Company and its Subsidiaries hold all authorizations, licenses, permits, certificates, variances, exemptions, approvals, orders, registrations and clearances of any Governmental Entity necessary for the Company and its Subsidiaries to own, lease and operate their properties and assets, and to carry on and operate their businesses as currently conducted.
(c) To the knowledge of the Company and its Subsidiaries, none of the Company or its Subsidiaries, or any director, officer, employee or agent of the Company or any of its Subsidiaries, in each case, acting on behalf of the Company or any of its Subsidiaries, has in the past five years, directly or indirectly, (i) used any funds of the Company or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses relating to political activity; (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of the Company or any of its Subsidiaries; or (iii) violated or is in violation of applicable Bribery Legislation.
(d) None of the Company or any of its Subsidiaries, or any director or officer, or to the knowledge of the Company, any employee or agent of the Company or any of its Subsidiaries, (i) is a Sanctioned Person; (ii) has in the past five years engaged in direct or knowingly indirect dealings with any Sanctioned Person or in any Sanctioned Country on behalf of the Company or any of its Subsidiaries in violation of Sanctions Laws; or (iii) has in the past five years violated, or engaged in any conduct sanctionable under any Sanctions Law.
Section 3.9 Environmental Matters. Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (a) the Company and each of its Subsidiaries are in compliance with applicable Environmental Laws, and each has, or has applied for, all Environmental Permits necessary for the conduct and operation of their respective businesses as presently conducted, (b) since January 1, 2020, none of the Company or any of its Subsidiaries has received any written notice, demand, letter or claim alleging that the Company or such Subsidiary is in violation of, or liable under, any Environmental Law and (c) none of the Company or any of its Subsidiaries is subject to any judgment, decree or judicial order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials.
Section 3.10 Employee Benefit Plans.
(a) Section 3.10(a) of the Company Disclosure Schedule sets forth a list, as of the Put Option Date, of each material U.S. Company Benefit Plan, and each material Non-U.S. Company Benefit Plan of which the Company has knowledge (each a “Specified Benefit Plan”); provided, however, that such list shall not be required to include (x) any individualized agreement based on a form agreement which has been made available to Parent by the Company or (y) any individual agreement that can be terminated by the Company or any of its Subsidiaries on 6 months’ notice or less. With respect to each Specified Benefit Plan required to be listed on Section 3.10 of the Company Disclosure Schedule, to the extent applicable, correct and complete copies of the following have been delivered or made available to Parent by the Company: (i) all plan documents (including all written amendments thereto) (which, for the avoidance of doubt, with respect to any Specified Benefit Plan for which a form agreement is used, shall consist of a copy of such form but not each individual form); (ii) all related trust documents; (iii) all insurance Contracts or other funding arrangements; (iv) the most recent annual report (Form 5500) filed with the Internal Revenue Service (the “IRS”); (v) the most recent determination, opinion or advisory letter from the IRS for any U.S. Company Benefit Plan that is intended to qualify under Section 401(a) of the Code; (vi) the most recently prepared actuarial report and financial statements; and (vii) the most recent prospectus or summary plan description.
(b) (i) Each Company Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code; and (ii) all contributions required to be made to any Company Benefit Plan by applicable Law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Company Benefit Plan, for any period in the prior three years through the date hereof, have been timely made.
(c) With respect to each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code (each, a “Company Qualified Plan”), (i) the IRS has issued a favorable determination, opinion or advisory letter with respect to each Company Qualified Plan and its related trust, and such letter has not been revoked (nor has revocation been threatened in writing), and (ii) to the knowledge of the Company, there are no existing circumstances and no events have occurred that would reasonably be expected to result in disqualification of any Company Qualified Plan or the related trust.
(d) With respect to each U.S. Company Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412 of the Code: (i) such Company Benefit Plan satisfies all minimum funding requirements under Sections 412, 430 and 431 of the Code and Sections 302, 303 and 304 of ERISA, whether or not waived; (ii) such U.S. Company Benefit Plan is not in “at risk status” within the meaning of Section 430(i) of the Code or Section 303(i) of ERISA; (iii) the Company has delivered or made available to Parent a copy of the most recent actuarial valuation report for such U.S. Company Benefit Plan and such report is complete and accurate in all material respects; and (iv) the Pension Benefit Guaranty Corporation has not instituted Proceedings to terminate such U.S. Company Benefit Plan.
(e) None of the Company, its Subsidiaries or any of their respective ERISA Affiliates has, in the past six years, maintained, established, contributed to or been obligated to contribute to any plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA.
(f) As of the Put Option Date, there are no material pending or, to the knowledge of the Company, threatened claims in writing (other than claims for benefits in the ordinary course), lawsuits or arbitrations, in each case with respect to any Company Benefit Plan, which have been asserted or instituted.
(g) No U.S. Company Benefit Plan provides for any post-employment or post-retirement medical or life insurance benefits for retired, former or current employees of the Company or beneficiaries or dependents thereof, except (i) as required by Section 4980B of the Code, (ii) the full cost of which is borne by the employee or former employee (or any beneficiary of the employee or former employee), (iii) for benefits provided during any period during which the former employee is receiving severance pay or (iv) through the end of the month in which the termination of employment occurs.
(h) Each U.S. Company Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A of the Code) has, in all material respects, been operated since January 1, 2005 in operational compliance with Section 409A of the Code and applicable guidance thereunder, and, since January 1, 2009, in documentary compliance with Section 409A of the Code and applicable guidance thereunder. No compensation will, or could reasonably be expected to, be includable in the gross income of any employee as a result of the operation of Section 409A of the Code with respect to any U.S. Company Benefit Plan.
(i) Neither the Company nor its Subsidiaries are a party to, or otherwise obligated under, any Contract, agreement, plan or arrangement that provides for the gross-up of Taxes imposed by Section 409A(a)(1)(B) or Section 4999 of the Code.
(j) Each Non-U.S. Company Benefit Plan (i) if intended to qualify for special Tax treatment, meets all the requirements in all material respects for such treatment, (ii) if required to be funded, book-reserved or secured by an insurance policy, is funded, book-reserved, or secured by an insurance policy, as applicable, based on reasonable actuarial assumptions in accordance with applicable accounting principles, and (iii) has been maintained in material compliance with all applicable Laws.
(k) Neither the execution of this Agreement nor the completion of the transactions contemplated hereby (either alone or in conjunction with any other event) will result in (i) any compensation payment becoming due to any employee of the Company or any of its Subsidiaries, (ii) the acceleration of vesting or payment or provision of any other rights or benefits (including funding of compensation or benefits through a trust or otherwise) to any employee of the Company or any of its Subsidiaries, or (iii) any increase to the compensation or benefits otherwise payable under any Company Benefit Plan.
(l) There are no material loans by the Company or any of its Subsidiaries to any of their respective employees, officers or directors (other than under a qualified retirement plan).
Section 3.11 Absence of Certain Changes or Events.
(a) Since January 1, 2023 through the Put Option Date, the businesses of the Company and its Subsidiaries have been conducted in all material respects in the ordinary course of business.
(b) Since January 1, 2023 through the Put Option Date, none of the Company or any of its Subsidiaries has undertaken any action that, if taken after the date hereof, would require Parent’s consent pursuant to Section 6.1(b).
(c) Since January 1, 2023 through the Put Option Date, there has not been any fact, change, circumstance, event, occurrence, condition or development that would, individually, or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
Section 3.12 Litigation. As of the Put Option Date, (a) there is no material private or governmental action, suit, proceeding, claim, mediation, arbitration or investigation, that would reasonably be expected to result in Liability to the Company or its Subsidiaries in excess of €100,000, pending against the Company or its Subsidiaries before any Governmental Entity, foreign or domestic, (a “Legal Proceeding”), or, to the knowledge of the Company, threatened against the Company or its Subsidiaries or any of their respective assets or properties or any of their respective directors, officers or employees (in their capacities as such or relating to their employment, services or relationship with the Company or its Subsidiaries) and (b) there is no material judgment, decree, injunction or order against the Company or its Subsidiaries, any of their respective assets or properties, or, to the knowledge of the Company or its Subsidiaries, any of its directors, officers or employees (in their capacities as such or relating to their employment, services or relationship with the Company or its Subsidiaries), nor is there, to the knowledge of the Company and its Subsidiaries, any substantial basis for any Legal Proceedings that would reasonably be expected to result in Liability to the Company or its Subsidiaries in excess of €100,000, individually. The Company and its Subsidiaries have no material Legal Proceedings pending against any other Person.
Section 3.13 Company Information. None of the information supplied or to be supplied by or on behalf of the Company or any of its Subsidiaries for inclusion or incorporation by reference in (a) the Proxy Statement that will be sent to the stockholders of Parent relating to the Parent Stockholders’ Meeting, at the date it, or any amendment or supplement to it, is mailed or sent to stockholders of Parent and at the time of the Parent Stockholders’ Meeting, and (b) the Registration Statement (as defined below), if required pursuant to Section 6.16(c), that will be filed with the SEC, as of the date of such Registration Statement, or any amendment or supplement to it, is filed with the SEC, will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading (except that no representation or warranty is made by the Company or its Subsidiaries regarding such portions thereof that relate expressly to Parent or any of its Subsidiaries, including Purchaser, or to statements made therein based on information supplied by or on behalf of Parent or any of its Subsidiaries (including Purchaser) for inclusion or incorporation by reference therein). The Company is a “foreign private issuer” as such term is defined in Rule 405 of Regulation C under the Securities Act and Rule 3b-4 under the Exchange Act, and is not subject to the reporting requirements of the Exchange Act. U.S. holders (as such term is defined in Securities Act Rule 800(h)) of the Company hold less than 10% of the Transferred Shares.

Section 3.14 Tax Matters.
(a) (i) The Company and each of its Subsidiaries have timely filed (taking into account any extension of time within which to file) to the competent Taxing Authority all income and other material Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects; (ii) the Company and each of its Subsidiaries have duly paid all income and other material Taxes that are and were required to be paid by any of them when due, except, in each case of clauses (i) and (ii), with respect to matters contested in good faith or for which adequate reserves have been established; (iii) there are not pending, or to the Company’s knowledge, threatened in writing, any material audits, examinations, investigations or other administrative or judicial Proceedings in respect of material Taxes of the Company or any of its Subsidiaries, in each case, other than in respect of matters for which adequate reserves have been established; and (iv) with respect to any Tax years open for audit under applicable Law as of the date hereof, neither the Company nor any of its Subsidiaries has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment or collection of, any material Tax.
(b) Neither the Company nor any of its Subsidiaries has engaged in any “listed transaction” as defined in Treasury Regulations Section 1.6011-4(b)(2) or Treasury Regulations Section 301.6111-2(b)(2) in any Tax year for which the statute of limitations has not expired.
(c) No material agreement or Tax rulings concerning material Taxes that is currently in effect has been entered into between any of the Company and/or its Subsidiaries on the first hand and the Taxing Authorities on the second hand.
(d) Except as would not have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group (within the meaning of Section 1504 of the Code) or an affiliated, consolidated, combined, unitary, or aggregate group for Tax purposes, other than a group of which the Company is the common parent; (ii) has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any corresponding or similar provision of state, local, or non-U.S. Law) or as a transferee or successor; or (iii) is a party to or bound by, nor does it have any obligation under, any Tax sharing, indemnification, allocation, gross-up, or other similar agreements or arrangements (other than pursuant to Contracts entered into in the ordinary course of business that do not have a primary purpose relating to Taxes or Tax sharing, indemnification, allocation, or gross-up).
(e) Since January 1, 2020, neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock that was intended to be governed in whole or in part by Sections 355 or 361 of the Code.
(f) There are no Liens for Taxes on any property of the Company or any of its Subsidiaries other than any Lien for Taxes not yet delinquent or that are being contested in good faith by appropriate proceedings or for which adequate reserves have been established. The provisions registered in the Annual Financial Statements were adequate to pay the Taxes payable now or in the future by the Company and/or its relevant Subsidiaries as at the date of the Annual Financial Statements (excluding any provisions for deferred Taxes established to reflect timing differences between book and Tax income).
(g) None of the Company and/or any of its Subsidiaries has had the benefit, has the benefit or has requested any Tax benefit (including a payment deferral or suspension), preferential Tax treatment, aid, subsidy, financial assistance, investment support or other similar measure (such as a deduction or exemption, research Tax credit, etc.) in exchange for undertakings or obligations, or for an additional Tax liability borne or to be borne in the future.
(h) The Company and its Subsidiaries has timely prepared or obtained and, if necessary, retained, or is properly prepared to issue the material documentation required by applicable transfer pricing laws.
(i) During the past three years, neither the Company nor any of its Subsidiaries has received any written claim or inquiry from a Taxing Authority in a jurisdiction in which neither the Company nor any of its Subsidiaries has filed any income or indirect Tax Returns asserting that the Company or such Subsidiary is or may be subject to income or indirect taxation by, or required to file income or indirect Tax Returns (as applicable) in, that jurisdiction.

(j) Neither the Company nor any of its Subsidiaries has an undeclared permanent establishment in any jurisdiction outside its jurisdiction of incorporation or formation.
(k) Notwithstanding anything in the Agreement to the contrary, this Section 3.14 and Section 3.10 (to the extent related to Tax matters) contain the sole and exclusive representations and warranties of the Company and its Subsidiaries regarding Tax matters. Nothing in this Agreement shall be construed as providing a representation or warranty with respect to any taxable period or portion thereof beginning after the Closing Date (other than Section 3.14(d)) or the existence, amount, expiration date or limitations on (or availability of) any Tax attribute.
Section 3.15 Employment and Labor Matters.
(a) Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement, collective agreement, labor union Contract, company-wide agreement or trade union agreement (each, a “Collective Bargaining Agreement”) covering employees in the United States, nor is the Company or any of its Subsidiaries negotiating entry into such an agreement covering employees in the United States.
(b) As of the Put Option Date, (i) there is no strike, lockout, slowdown, or work stoppage against the Company or any of its Subsidiaries pending or, to the knowledge of the Company and its Subsidiaries, threatened, which would be material to the Company and its Subsidiaries taken as a whole, or which would materially impact the operations of the Company and its Subsidiaries in North America, Europe or Latin America; (ii) there is no material pending charge or complaint against the Company or any of its Subsidiaries by the National Labor Relations Board or any comparable Governmental Entity; and (iii) the Company and its Subsidiaries have complied in all material respects with all Laws and Collective Bargaining Agreements regarding employment and employment practices (including anti-discrimination), terms and conditions of employment and wages and hours (including classification of employees and equitable pay practices), health and safety, pension and other Laws in respect of any reduction in force (including notice, information and consultation requirements), and no material claims relating to non-compliance with the foregoing or with any employment Contract (including via requalification into employment of any other type of relationship) are pending or, to the knowledge of the Company and its Subsidiaries, threatened.
(c) All foreign employees and former employees of the Company and its Subsidiaries have and in all material respects have had all the valid documents, permits and authorisations permitting them to stay in their country of employment and to perform salaried work for the Company and/or its Subsidiaries.
(d) Except as could not reasonably be expected to result in material liability to the Company or its Subsidiaries, in the past three (3) years, none of the Company and/or its Subsidiaries has been a party to any agreement with a third party that is not an employee that could reasonably be reclassified as an employment Contract.
Section 3.16 Real Property. Except in each case as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (a) the Company or a Subsidiary of the Company has good and valid title to the real estate owned by the Company or any of its Subsidiaries (the “Company Owned Real Property”) and to all of the buildings, structures and other improvements thereon, free and clear of all Liens (other than Company Permitted Liens), (b) the Company or a Subsidiary of the Company has a good and valid leasehold interest in each material Company Lease, free and clear of all Liens (other than Company Permitted Liens), (c) none of the Company or any of its Subsidiaries has received written notice of any material default under any agreement evidencing any Lien or other agreement affecting the Company Owned Real Property or any Company Lease which remains in effect and (d) Section 3.16 of the Company Disclosure Schedule sets forth an accurate and complete list of all material Company Owned Real Property, the top twenty (20) Company Leases measured by annual payments.
Section 3.17 Intellectual Property and Information Technology.
(a) As used in this Agreement, the following terms shall have the meanings indicated below:
(i) “Business Systems” means all Software, firmware, computer hardware (whether general or special purpose), telecommunications equipment, interfaces, platforms, servers and computer systems in each case that are owned, licensed, or leased by the Company or its Subsidiaries; provided, that

Business Systems shall not include the systems, infrastructure, applications, technology, equipment, software, data, content or materials that are (x) owned by customers of the Company and its Subsidiaries, (y) leased or licensed from a third party by customers of the Company and its Subsidiaries or (z) otherwise owned by a third party and used by customers of the Company and its Subsidiaries and that are hosted on, linked to, or otherwise related to the services that the Company and its Subsidiaries provides to such customers.
(ii) “Company Intellectual Property Assets” means all Intellectual Property Rights owned by the Company or its Subsidiaries.
(iii) “Data Protection Laws” means all data protection and data security Laws applicable to the Company and its Subsidiaries and to the conduct of their business, including GDPR.
(iv) “GDPR” means European Regulation 2016/679 dated April 27, 2016 on the protection of natural persons with regard to the processing of personal data and on the free movement of such data, and all subsequent amendments and implementing regulations thereto.
(v) “Intellectual Property Rights” means:
(A) patents and patent applications, inventions, proprietary rights in Soleau envelope, drawings and designs, utility models and industrial designs, and all applications and registrations therefor, together with all reissuances, divisions, renewals, revisions, reexaminations, provisionals, continuations and continuations-in-part with respect thereto and including all foreign equivalents (collectively, “Patents”);
(B) trademarks, servicemarks, trade names, company names, trade dress, logos, rights in domain names and social media handles, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals therefor (collectively, “Marks”);
(C) copyrights (whether or not registered), and applications and registrations and renewals therefor, including copyrights in Software, including moral rights of authors (collectively, “Copyrights”); and
(D) confidential information, know-how, trade secrets.
(vi) “Personal Information” means any information held or processed by the Company or its Subsidiaries relating to an identified or identifiable natural person.
(vii) “Software” means any and all computer software and code, including assemblers, applets, compilers, firmware, whether in source code or object code form, data (including image and sound data), databases, design tools, development kits, and user interfaces, in any form or format, however fixed.
(b) Section 3.17(b) contains a complete and accurate list, as of the Put Option Date, of issued Patents, registered Marks, registered Copyrights and applications to register each of the foregoing, in each case owned by the Company or its Subsidiaries. Except as disclosed on Section 3.17(b) or as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole:
(i) the Company and its Subsidiaries own (as sole owner) or possess valid rights to all of the material Intellectual Property Rights required for the operation of the business of the Company, as currently conducted, free and clear of Liens (other than Company Permitted Liens);
(ii) all issued or registered Company Intellectual Property Assets and applications to register the foregoing are subsisting, and, to the knowledge of the Company, are valid and enforceable, as applicable;
(iii) The Company and its Subsidiaries have taken reasonable steps to maintain the Company Intellectual Property Assets;
(iv) The rights that the Company and its Subsidiaries have in the Business Systems are sufficient for the operation of the business of the Company, as currently conducted.

(v) To the knowledge of the Company, there are no pending or, to the knowledge of the Company, threatened claims against the Company or any of its Subsidiaries alleging that the conduct of the business of the Company and its Subsidiaries, including any Company products or services, misappropriates or otherwise violates the Intellectual Property Rights of other Persons;
(vi) the operation of the business of the Company and its Subsidiaries, including any Company products or services, does not infringe, misappropriate or otherwise violate any Intellectual Property Rights of other Persons; and
(vii) to the knowledge of the Company, there is currently no material infringement, misappropriation or violation by any Person of any of the Company Intellectual Property Assets.
(viii) The Company and its Subsidiaries have taken reasonable steps to maintain the confidentiality of all trade secrets and proprietary and confidential information of the Company and its Subsidiaries that are material to the business or operation of the Company and its Subsidiaries and the value of which to the Company and its Subsidiaries is contingent upon maintaining the confidentiality thereof; and, to the knowledge of the Company, and except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, no such information has been disclosed other than to employees, representatives, agents, consultants of the Company and its Subsidiaries and third parties all of whom are bound by written confidentiality agreements or confidentiality obligations in the context of their functions. All current and former employees and any third party consultants who have participated in the conception or development of any material Company Intellectual Property Assets for the Company or any of its Subsidiaries have fully assigned via written agreement to the Company or one of its Subsidiaries all rights of such Person to such Company Intellectual Property Assets, except where ownership thereof would vest in the Company or one of its Subsidiaries by operation of Law.
(ix) No Person other than the Company and its Subsidiaries (including their employees or consultants performing services for the Company or its Subsidiaries who are under a confidentiality obligation to the Company or its Subsidiaries) possesses any current or contingent rights to any source code that is part of any material Company Intellectual Property Assets; and neither the Company nor its Subsidiaries has disclosed or delivered any source code that is part of any material Company Intellectual Property Assets to any Person, other than to employees or consultants performing services for the Company or its Subsidiaries who are under a confidentiality obligation to the Company or its Subsidiaries, as applicable, with respect thereto.
(x) The Company and its Subsidiaries has not distributed, incorporated or otherwise used any free or open source software in a manner that grants any rights or immunities under any material Company Intellectual Property Assets to any third party, including any requirement that any of the proprietary software owned by the Company or its Subsidiaries and included in or comprising a product or service of the Company or its Subsidiaries: (i) be made available or distributed in source code form; (ii) be licensed for the purpose of making derivative works; (iii) be licensed under terms that allow reverse engineering, reverse assembly or disassembly of any kind, except as required by applicable Law; or (iv) be redistributable at no charge. The Company and its Subsidiaries are in compliance in all material respects with the terms and conditions of all applicable licenses governing the free or open source software that is contained in any material Company Intellectual Property Assets.
(c) The Business Systems are in good working condition to effectively perform all information technology operations necessary to conduct the business of the Company and its Subsidiaries as currently conducted, in each case, except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. During the past twenty four (24) months through the date hereof, the Company and its Subsidiaries have not experienced any material disruption to, or material interruption in, the conduct of business attributable to a defect, bug, breakdown or other failure or deficiency of the Business Systems that are owned by or under the control of the Company or its Subsidiaries. The Company and its Subsidiaries have taken reasonable measures designed to provide for the back-up and recovery of the data and information necessary for the conduct of the Business without material disruption to, or material interruption in, the conduct of the business of the Company and its Subsidiaries.

(d) The Company and its Subsidiaries have taken commercially reasonable administrative, technical and physical measures in accordance with common practices in the Company’s industry designed to prevent the accidental or unlawful loss, damage, and unauthorized access, use, modification or other misuse of Personal Information and confidential information, including trade secrets, in the Company’s possession or control.
(e) To the knowledge of the Company:
(i) there have not been any actual incidents of data security breaches of the Business Systems involving unauthorized acquisition, destruction, damage, disclosure, loss, corruption, alteration, or use of any Personal Information in the past three (3) years, and those that would not reasonably be expected to be material to the Company and its Subsidiaries taken as a whole, or
(ii) no Software owned by the Company or its Subsidiaries contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “worm,” “spyware” or “adware” (as such terms are commonly understood in the software industry) or any other code designed or intended to have any of the following functions: (x) disrupting, disabling, harming, or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed, or (y) compromising the privacy or security of data or damaging or destroying any data or file without the user’s consent, in each case, except those that would not reasonably be expected to be material to the Company and its Subsidiaries taken as a whole.
(f) The disaster recovery or business continuity plans are consistent with applicable Laws in all material respects.
Section 3.18 Material Contracts.
(a) Except for this Agreement, the Specified Benefit Plans and the Contracts specifically identified in Section 3.18 of the Company Disclosure Schedule (with each of such Contracts specifically identified under subsection(s) of such Section 3.18 of the Company Disclosure Schedule that correspond to the Subsection or Subsections of this Section 3.18(a) applicable to such Contract and, other than statements of works, purchase orders or other documents of a similar nature entered into under any such Contract as of the Put Option Date, the Company is not a party to or bound by any of the following Contracts:
(i) any Contract with a Significant Customer;
(ii) any Contract with a Significant Supplier;
(iii) any employment Contracts with any officers or employees of the Company or any Subsidiary pursuant to which the annual base salary for such employee is greater than €250,000 or if such employee is in the Senior Leadership Team (SLT) (other than any “at will” Contract that may be terminated by the Company or a Subsidiary upon thirty (30) days or less advance notice);
(iv) any personal property leases that, to the Company’s knowledge and in accordance with their terms, involve aggregate payments by the Company and its Subsidiaries of more than $500,000 within the twelve (12) month period ended December 31, 2022 (“Personal Property Lease”);
(v) any Contract pursuant to which a third party licenses to the Company or any of its Subsidiaries’ Intellectual Property Rights that are material to the operation of the business of the Company and its Subsidiaries taken as a whole (other than Contracts (i) relating to commercially available off-the-shelf software or (ii) that involve annual payments of no more than $200,000) or (iii) containing such licenses that are implied by or incidental to the sale, purchase, provision or receipt of products or services in the ordinary course of business;
(vi) any Contract under which the Company or any of its Subsidiaries have created, incurred, assumed, or guaranteed any Indebtedness for borrowed money in excess of $300,000;
(vii) any Contract entered into in the past three (3) years for the sale of any material amount of assets of the Company and its Subsidiaries taken as a whole other than in the ordinary course of business;
(viii) any Specified Contract;

(ix) any Contract containing covenants of the Company or any of its Subsidiaries not to compete in any line of business or in any geographical area in any material respect, other than those which (x) solely restrict a subset of the Company and its Subsidiaries or (y) only a portion of their employees from such activities;
(x) any Contract entered into in the past three (3) years relating to the acquisition or disposition (by merger, purchase of stock or assets or otherwise) by the Company or any of its Subsidiaries of any operating business of any other Person;
(xi) any partnership, joint venture or similar agreement other than the Organizational Documents of the Company;
(xii) any Contract under which the consequences of a default or termination could reasonably be expected to have a Material Adverse Effect on the Company;
(xiii) any Contract providing for capital expenditures in excess of $3,500,000 in the aggregate.
(xiv) any Contract providing for royalty, milestone or similar payments in excess of $300,000 in the aggregate based on the revenues, profits or other financial performance metrics or development or sales milestones of the Company or any of its Subsidiaries, businesses, products or services as applicable; and
(xv) any Affiliate Arrangement.
All Contracts of the types referred to in clauses (i) (including each statement of work, purchase order or other document of a similar nature which would by its terms have been required to be set forth on Section 3.18(a)(i) of the Company Disclosure Schedule but for the exception in the lead-in to this Section 3.18(a)) through (xv) above are referred to herein as “Company Material Contracts.”
(b) Neither the Company nor any Subsidiary of the Company is in material breach of or material default under the terms of any Company Material Contract and, to the knowledge of the Company, as of the Put Option Date, no other party to any Company Material Contract is in material breach of or material default under the terms of any Company Material Contract, and no event has occurred or not occurred through the Company’s or any of its Subsidiaries’ action or inaction or, to the Company’s knowledge, prior to the Put Option Date through the action or inaction of any third party, that with notice or the lapse of time or both would constitute a material breach of or material default or result in the termination of or a right of termination or cancelation thereunder, accelerate the performance or obligations required thereby, or result in the loss of any material benefit under the terms of any Company Material Contract. To the knowledge of the Company, each Company Material Contract (i) is a valid and binding obligation of the Company or the Subsidiary of the Company that is party thereto and of each other party thereto, and (ii) is in full force and effect (subject to the Enforceability Exceptions), in each case of clause (i) and (ii), except as would not be material to the Company and its Subsidiaries, taken as a whole. There are no disputes pending or, to the Company’s knowledge, threatened with respect to any Company Material Contract, and neither the Company nor any of its Subsidiaries has received any written notice of the intention of any other party to a Company Material Contract to terminate for default, convenience or otherwise, any Company Material Contract, in each case, except as would not be material to the Company and its Subsidiaries, taken as a whole.
Section 3.19 Customers and Suppliers.
(a) Neither the Company nor its Subsidiaries have any outstanding material disputes concerning its products and/or services with any customer or distributor listed on Section 3.19(a) of the Company Disclosure Schedule (each, a “Significant Customer”). Neither the Company nor its Subsidiaries has received any written information as of the Put Option Date from any Significant Customer that such customer shall not continue as a customer of the Company, its Subsidiaries or Parent after the Closing or that such customer intends to terminate or materially modify existing Contracts with the Company or its Subsidiaries.
(b) Neither the Company nor its Subsidiaries have any outstanding material dispute concerning products and/or services provided by any supplier who, in the year ended December 31, 2022, was one of the thirty (30) largest suppliers of products and/or services to the Company based on amounts paid or payable in such period (each, a “Significant Supplier”). Each Significant Supplier is listed on Section 3.19(b) of the Company Disclosure Schedule. Neither the Company nor its Subsidiaries has received written information as of the Put Option Date from any Significant Supplier that such supplier shall not continue as a supplier to the Company or its Subsidiaries after the Closing or that such supplier intends to terminate or materially modify existing Contracts with the Company or its Subsidiaries. The Company and each of its Subsidiaries has access, on commercially reasonable terms, to all products and services reasonably necessary to carry on their respective businesses, and neither the Company nor its Subsidiaries has knowledge of any reason why they will not continue to have such access on commercially reasonable terms.
Section 3.20 Finders or Brokers. Neither the Company nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the Transactions who would be entitled to any fee or any commission payable by the Company or a Subsidiary in connection with or upon consummation of the Transactions.
Section 3.21 Data Protection.
(a) The Company and each of its Subsidiaries are and, since January 1, 2020, have been in material compliance with their published privacy policies, contractual obligations relating to data protection and, to the knowledge of the Company and its Subsidiaries, all applicable Data Protection Laws, except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.
(b) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, the Company and each of its Subsidiaries have made all required disclosures to, and obtained any necessary consents from, users, customers, employees, contractors, Governmental Entities and other applicable Persons required by applicable Data Protection Law and have filed any required registrations with the applicable data protection authority.
Section 3.22 Effect of Transactions on Technology Rights. Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the Transactions shall not adversely affect (a) the ownership by the Company or its Subsidiaries of any Company technology that is necessary for the operation of the business of the Company and its Subsidiaries and owned or purported to be owned by the Company or its Subsidiaries or (b) the right of the Company and its Subsidiaries to continue using such Company technology in the operation of the Business on or immediately after the Closing to the same extent as such Company technology is used in the operation of the Business immediately prior to the Closing.
Section 3.23 Insurance. Section 3.23 of the Company Disclosure Schedule contains an accurate list of the Company Insurance Policies maintained by the Company or Webhelp for the benefit of, the Company and its Subsidiaries (excluding insurance coverage relating to employee benefits under employee Benefit Plans) as of the Put Option Date. Each of the material insurance policies and fidelity bonds and all material self-insurance programs and arrangements relating to the business, equipment, properties, employees, officers or directors, assets and operations of the Company and its Subsidiaries (collectively, the “Company Insurance Policies”) is in full force and effect, all premiums due and payable thereon have been paid when due and the Company is in compliance in all material respects with the terms and conditions of such Company Insurance Policies. The Company has not received any written notice regarding any invalidation or cancellation of any Company Insurance Policy that has not been renewed in the ordinary course without any lapse in coverage.
Section 3.24 International Trade Legal Requirements.
(a) Neither the Company nor any officer, director, or controlled Affiliates, nor to the knowledge of the Company and its Subsidiaries, any agent, distributor, or representative of the Company or of any of its controlled Affiliates, have taken any action in such capacity(ies) in violation of, or which may cause the Company to be in violation of, any applicable United States Law governing imports into or exports from the United States in connection with the Company’s products, including without limitation: any executive orders or regulations issued with respect to the Laws referred to in this Section 3.24(a), the Arms Export Control Act (22 U.S.C.A. § 2278), the Export Administration Act (50 U.S.C. App. §§ 2401-2420), the International Traffic in Arms Regulations (22 C.F.R. § 120-130), the Export Administration Regulations (15 C.F.R. § 730 et seq.), the Customs Laws of the United States (19 U.S.C. § 1 et seq.), the International Emergency Economic Powers Act (50 U.S.C. § 1701-1706) and any other applicable export control regulations issued by the agencies listed in Part 730 of the Export Administration Regulations. There has not in the past five

(5) years been a claim or charge made, investigation undertaken, violation found, or settlement of any enforcement action under any of the Laws referred to in this Section 3.24(a) by any Governmental Entity with respect to matters arising under such Laws against the Company or, to the knowledge of the Company and its Subsidiaries, against the agents, distributors, or representative of any of the foregoing in connection with their relationship with the Company. The Company maintains a compliance program appropriate for a business such as the Company and the industry in which it operates.
(b) None of the Company or its Affiliates, or any director, officer, or employee thereof, or, to the knowledge of the Company and its Subsidiaries, any agent or representative of the Company or of any of its Affiliates, has taken or will take any action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment, giving or receipt of money, property, gifts or anything else of value, directly or indirectly, to any government official (including any officer or employee of a government or government-owned or controlled entity or of a public international organization, or any Person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office) (“Government Official”) in order to influence official action, or to any Person in violation of any Bribery Legislation; (i) the Company and its Affiliates have conducted their businesses in compliance with applicable anti-corruption Laws and have instituted and maintained and will continue to maintain policies and procedures reasonably designed to promote and achieve compliance with such Laws and with the representations and warranties contained herein; (ii) the Company will not use, directly or indirectly, the proceeds of the transaction in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any applicable anti-corruption Laws; and (iii) the Company and its Affiliates will make and keep books, records, and accounts, which in reasonable detail, accurately and fairly reflect the transactions and dispositions of its assets.
(c) No employee, consultant, manager, or director of the Company has bribed another Person intending to obtain or retain business or an advantage in the conduct of business of the Company, and the Company has in place adequate procedures designed to prevent employees of the Company from undertaking any such conduct. Neither the Company nor any of its officers, directors, employees, or any other Person affiliated with or acting for or on behalf of the Company or the Business are the subject of any allegation, voluntary disclosure, investigation, prosecution, or other enforcement action related to Bribery Legislation.
(d) To the extent applicable, the operations of the Company are and have been conducted at all times in compliance with all applicable financial recordkeeping and reporting requirements, including those of the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “USA PATRIOT Act”), and the applicable anti-money laundering statutes of jurisdictions where the Company conducts business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental or regulatory agency (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any court or Governmental Entity or arbitrator involving the Company with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of the Company, threatened.
(e) The Company and its Subsidiaries are not, and any director, officer, or employee thereof is not, or, to the knowledge of the Company and its Subsidiaries, any agent, Affiliate or representative of the Company is not, a Person that is, or is owned or controlled by one or more Persons that are:
(i) a Sanctioned Person, or
(ii) located, organized or resident in a Sanctioned Country.
(f) For the past five (5) years, the Company and its Subsidiaries have not engaged in, is not now engaged in, any dealings or transactions with any Person, or in any country or territory, that at the time of the dealing or transaction is or was the subject of Sanction Laws in violation of Sanction Laws.
Section 3.25 Interested Party Transactions. To the knowledge of the Company, none of the officers, directors, employees or stockholders of the Company, its Subsidiaries, nor any immediate family member of an officer, director, employee or stockholder of the Company or its Subsidiaries, has any direct or indirect ownership, participation, royalty or other interest in, or is an officer, director, employee of or consultant or contractor for any firm, partnership, entity or corporation that competes with, or does business with, or has any commercial contractual arrangement with, the Company or its Subsidiaries (except with respect to any interest in less than 5% of the stock of any corporation whose stock is publicly traded). None of said officers, directors, employees or stockholders or any member of their immediate families, is a party to, or to the knowledge of the Company, otherwise directly or indirectly interested in, any commercial Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its assets or properties, or the Company’s Subsidiaries or any of their assets or properties, may be bound or affected. To the knowledge of the Company, none of said officers, directors, employees, stockholders or immediate family members has any interest in any property, real or personal, tangible or intangible (including any Intellectual Property Rights) that is used in, or that relates to, the Business, except for the rights of stockholders under applicable Laws.
Section 3.26 No Other Representations and Warranties. Except for the representations and warranties expressly set forth in this Article III (as qualified by the Company Disclosure Schedule), none of the Company, its Subsidiaries, any of their respective Affiliates or any other Person on behalf of the Company or its Subsidiaries makes any express or implied representation or warranty (and there is and has been no reliance by the Parent, Purchaser or any of their representatives on any such representation or warranty) with respect to the Company, its Subsidiaries or their and their Subsidiaries’ respective businesses or with respect to any other information provided, or made available, to Parent, Purchaser, their Affiliates or representatives in connection with the transactions contemplated hereby, including the accuracy or completeness thereof. Without limiting the foregoing, except for any remedies available under this Agreement with respect to the representations and warranties expressly set forth in this Article III (as qualified by the Company Disclosure Schedule), none of the Company, its Subsidiaries or any other Person will have or be subject to any liability or other obligation to Parent, Purchaser or their Affiliates or representatives or any other Person resulting from the Parent’s, Purchaser’s or their Affiliates’ or representatives’ use of any information, documents, projections, forecasts or other material made available to Parent, Purchaser or their Affiliates or representatives, including any information made available in the electronic data room maintained by the Company for purposes of the Transactions, teasers, marketing materials, consulting reports or materials, confidential information memoranda, management presentations, functional “break-out” discussions, responses to questions submitted on behalf of Parent, Purchaser, or their representatives or in any other form in connection with the Transactions.
ARTICLE IV.

REPRESENTATIONS AND WARRANTIES AS TO SELLERS
Except as set forth in the disclosure schedule delivered by the Sellers to Parent concurrently with the execution of this Agreement (the “Seller Disclosure Schedule”) (provided, that, disclosure in the Seller Disclosure Schedule as to a specific representation or warranty shall qualify any other sections of this Agreement only, to the extent notwithstanding the absence of a specific cross reference, it is reasonably apparent that such disclosure relates to such other sections) each Seller, severally and not jointly, hereby represents and warrants to Parent and Purchaser, solely with respect to itself (and not any other Seller), as of the Put Option Date and the Closing Date (except to the extent that a representation or warranty is made expressly as of a specified date, in which case such representation or warranty shall be deemed to be made only as of such date) as follows:
Section 4.1 Organization and Standing. Such Seller that is an entity (a) is a legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation, (b) has all requisite organizational power and authority to own, operate, use and lease its assets and conduct its business, in each case, as currently conducted and (c) is duly qualified to do business and in good standing (where such concept is recognized) in each jurisdiction in which such qualification is required by applicable Laws, except as has not had, and would not, individually or in the aggregate, reasonably be expected to prevent or materially impair or materially delay the consummation of the Transactions or the ability of such Seller to perform their respective covenants and obligations pursuant to this Agreement.
Section 4.2 No Conflicts. The execution and delivery of this Agreement by such Seller does not, and (assuming the Transaction Approvals are obtained) the consummation of the Transactions contemplated hereby, and compliance with the provisions hereof will not, (i) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, constitute a change of control or default under, or result in termination or give to others any right of termination or cancellation of, or result in the creation of a

Lien (other than Seller Permitted Liens) upon any of the respective properties or assets of such Seller or any of its Subsidiaries pursuant to any material Contract to which such Seller or any of its Subsidiaries is a party or by which it or any of its respective properties or assets is bound, (ii) conflict with or result in any violation of any provision of the Organizational Documents of such Seller or (iii) conflict with or violate any applicable Laws, except, in each case, as would not reasonably be expected to be adverse to impair, prevent or delay the consummation of the transactions contemplated hereby.
Section 4.3 Governmental Consents. No consent of, with or to any Governmental Entity is required to be obtained or made by such Seller in connection with the execution and delivery by such Seller of this Agreement or any other related agreements to which it is (or, at the Closing, will be) a party, or the consummation by such Seller of the transactions contemplated hereby or thereby, other than (a) in connection with or in compliance with the Transaction Approvals, (b) compliance with the applicable requirements of the HSR Act, (c) compliance with, and authorizations, consents, clearances and approvals pursuant to the Antitrust Laws and other Regulatory Laws set forth on Section 4.3 of the Seller Disclosure Schedule, (d) consents that, if not obtained or made, would not reasonably be expected to impair, prevent or delay the consummation of the transactions contemplated hereby, (e) consents not required to be obtained or made until after the Closing or (f) requirements applicable solely as a result of the legal or regulatory status of Parent, Purchaser or any of its Affiliates, or as a result of any other fact that specifically relates to the business or activities in which Parent, Purchaser or any of its Affiliates is engaged or proposes to be engaged (other than the business or activities in which the Company is engaged at any time prior to the Closing).
Section 4.4 Proceedings; Orders. As of the Put Option Date, there are no Proceedings pending or, to the knowledge of such Seller, threatened (a) against or by the Seller affecting any of the Company’s properties or assets (or by or against Seller or any Affiliate thereof and relating to the Company); or (b) against or by the Seller or any Affiliate of Seller that challenges or seeks to prevent, enjoin or otherwise delay the Transactions. To such Seller’s knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Proceeding.
Section 4.5 Authority; Execution and Delivery; Enforceability. Such Seller either (a) is an entity and has full authorization, power and authority or (b) is a natural person and has full legal capacity and authority, in each case, to execute and deliver this Agreement and the other related agreements to which it is (or, at the Closing, will be) a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by such Seller of this Agreement and the other related agreements to which it is (or, at the Closing, will be) a party and the consummation of the Transactions have been duly authorized on the part of such Seller that is an entity. Such Seller has (or, at the Closing, will have) duly executed and delivered this Agreement and the other related agreements to which it is (or, at the Closing, will be) a party, and each of this Agreement and the other related agreements to which it is (or, at the Closing, will be) a party constitutes (or, at the Closing, will constitute) its legal, valid and binding obligation, enforceable against it in accordance with its terms, except to the extent of the Enforceability Exceptions.
Section 4.6 Shares. Such Seller is the sole legal and beneficial owner of the Shares set forth opposite such Seller’s name on Section 4.6 of the Seller Disclosure Schedule, and such Seller has good and marketable title to such Shares, free and clear of all Liens (other than Liens arising under the Organizational Documents of the Company, this Agreement or applicable securities Laws).
Section 4.7 Finders or Brokers. No Seller nor any of its Affiliates, has employed any investment banker, broker or finder in connection with the Transactions who would be entitled to any fee or any commission in connection with or upon consummation of the Transactions.
Section 4.8 Seller Information. None of the information supplied or to be supplied by any OD Seller or any GBL Seller, in each case, with respect to itself for inclusion or incorporation by reference in (a) the Proxy Statement that will be sent to the stockholders of Parent relating to the Parent Stockholders’ Meeting will, at the date it, or any amendment or supplement to it, is mailed or sent to stockholders of Parent and at the time of the Parent Stockholders’ Meeting, and (b) the Registration Statement (as defined below), if required pursuant to Section 6.16(c), that will be filed with the SEC, as of the date of such Registration Statement, or any amendment or supplement to it, is filed with the SEC, will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading (except that no representation or warranty is made by the Sellers regarding such portions thereof that relate expressly to Parent or any of its Subsidiaries, including Purchaser, or to statements made therein based on information supplied by or on behalf of Parent or any of its Subsidiaries (including Purchaser) for inclusion or incorporation by reference therein).
Section 4.9 No Other Representations and Warranties.
(a) Except for the representations and warranties expressly set forth in this Article IV (as qualified by the Seller Disclosure Schedule) or, solely with respect to the Specified Sellers, in Article III (as qualified by the Company Disclosure Schedule), none of the Sellers, any of their respective Affiliates or any other Person on behalf of any Seller makes any express or implied representation or warranty (and there is and has been no reliance by the Parent, Purchaser or any of their representatives on any such representation or warranty) with respect to any other information provided, or made available, to Parent, Purchaser, their Affiliates or representatives in connection with the transactions contemplated hereby, including the accuracy or completeness thereof. Without limiting the foregoing, except for any remedies available under this Agreement with respect to the representations and warranties expressly set forth in this Article IV (as qualified by the Seller Disclosure Schedule) or, solely with respect to the Specified Sellers, in Article III (as qualified by the Company Disclosure Schedule), none of the Sellers or any other Person will have or be subject to any liability or other obligation to Parent, Purchaser or their Affiliates or representatives or any other Person resulting from the Parent’s, Purchaser’s or their Affiliates’ or representatives’ use of any information, documents, projections, forecasts or other material made available to Parent, Purchaser or their Affiliates or representatives, including any information made available in the electronic data room maintained by the Company for purposes of the Transactions, teasers, marketing materials, consulting reports or materials, confidential information memoranda, management presentations, functional “break-out” discussions, responses to questions submitted on behalf of Parent, Purchaser, or their representatives or in any other form in connection with the Transactions.
(b) Each Seller acknowledges and agrees that, other than the representations and warranties of Parent and Purchaser specifically contained in Article V, there are no representations or warranties of Parent or Purchaser or their respective Subsidiaries either expressed or implied with respect to Parent, Purchaser, their Subsidiaries or their and their Subsidiaries’ respective businesses or the transactions contemplated hereby, individually or collectively. Without limiting the foregoing, each Seller acknowledges that such Seller, together with and on behalf of its Affiliates and Representatives, has made its own investigation of Parent and Purchaser and their Subsidiaries and their respective businesses, and, except as provided in Article V, specifically disclaims that it or they are relying upon or have relied upon any such other representations or warranties that may have been made by any Person, and each Seller, together with and on behalf of its Affiliates and Representatives, acknowledges and agrees that Parent, Purchaser and their respective Affiliates have specifically disclaimed and do hereby specifically disclaim any such other representation or warranty made by any Person.
ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER
Except (a) as disclosed in any form, document or report publicly filed with or publicly furnished to the SEC by Parent or any of its Subsidiaries at least two (2) Business Days prior to the date hereof (excluding any disclosures set forth in any “risk factors,” “forward-looking statements” or “market risk” or any similar section, in each case to the extent they are cautionary, predictive or forward-looking in nature) or (b) except as set forth in the disclosure schedule delivered by Parent to the Sellers concurrently with the execution of this Agreement (the “Parent Disclosure Schedule”) (provided, that, disclosure in the Parent Disclosure Schedule as to a specific representation or warranty shall qualify any other sections of this Agreement only, to the extent notwithstanding the absence of a specific cross reference, it is reasonably apparent that such disclosure relates to such other sections), Parent and Purchaser jointly and severally represent and warrant to the Sellers as of the Put Option Date and as of the Closing Date (except to the extent that a representation or warranty is made expressly as of a specified date, in which case such representation or warranty shall be deemed to be made only as of such date), as follows

Section 5.1 Organization.
(a) Parent is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Purchaser is a corporation duly incorporated, validly existing and in good standing under the Laws of Luxembourg. Each of Parent and Purchaser has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted.
(b) Each of Parent’s Subsidiaries is a legal entity duly organized, validly existing and (where such concept is recognized) in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted except where the failure to be in good standing or have such power or authority has not had or would not reasonably be material to Parent and its Subsidiaries taken as a whole. Each of Parent, Purchaser and their Subsidiaries is duly qualified or licensed, and has all necessary governmental approvals, to do business and (where such concept is recognized) is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such approvals, qualification or licensing necessary, except where the failure to be so duly approved, qualified or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(c) Parent has made available to the Company prior to the date of this Agreement a true and complete copy of Parent’s certificate of incorporation and bylaws and Purchaser’s notarial deed of incorporation including bylaws and an extract issued by the Luxembourg Trade and Companies Register (Registre de Commerce et des Sociétés de Luxembourg) (collectively, the “Parent Organizational Documents”), in each case, as amended through the Put Option Date. The Parent Organizational Documents are in full force and effect, and Parent is not in material violation of any of their provisions.
Section 5.2 Corporate Authority Relative to this Agreement; Consents and Approvals; No Violation.
(a) Each of Parent and Purchaser has the requisite corporate power and authority to execute and deliver this Agreement and, subject to the approval of the Parent Share Issuance by a majority of the votes cast by holders of outstanding shares of Parent Common Stock (the “Parent Stockholder Approval”), to consummate the transactions contemplated hereby. The execution, delivery and performance by Parent and Purchaser of this Agreement and the consummation by each of them of the transactions contemplated hereby, have been duly and validly authorized by the Parent Board and the Purchaser Board and adopted and approved by Parent, as the sole stockholder of Purchaser, and except for the Parent Stockholder Approval, no other corporate action or proceedings on the part of Parent or Purchaser, or other vote of Parent’s stockholders, Purchaser’s sole shareholder, are necessary to authorize the execution and delivery by Parent and Purchaser of this Agreement or the consummation of the transactions contemplated hereby. (i) The Parent Board has (A) determined that the Transactions are advisable, fair to and in the best interests of Parent and its stockholders, (B) declared it advisable to enter into this Agreement (C) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, (D) made the Parent Board Recommendation, and (E) directed that the Parent Share Issuance be submitted for consideration by Parent’s stockholders at a meeting thereof, and (ii) the Board of Managers of Purchaser has (A) determined that the Transactions are advisable, fair to and in the best interests of Purchaser and its sole shareholder, (B) approved the Transactions, on the terms and subject to the conditions set forth in this Agreement, and (C) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Purchaser and, assuming this Agreement constitutes the legal, valid and binding agreement of the Sellers, this Agreement constitutes the legal, valid and binding agreement of Parent and Purchaser and is enforceable against Parent and Purchaser in accordance with its terms, except as such enforcement may be subject to the Enforceability Exceptions.
(b) No authorization, consent, order, license, permit or approval of, or registration, declaration, notice or filing with, any Governmental Entity is required to be made or obtained under applicable Law for the consummation by Parent or Purchaser of the Transactions, other than in connection with or in compliance with (i) the filing of the Proxy Statement with the SEC and any amendments or supplements thereto, (ii) the Exchange Act and the rules promulgated thereunder, (iii) the applicable requirements of the HSR Act,

(iv) authorizations, consents, clearances and approvals pursuant to the Antitrust Laws and other Regulatory Laws set forth on Section 7.1(b) of the Company Disclosure Schedule, (v) such filings as may be required by any applicable federal or state securities or “blue sky” Laws, (vi) as may be necessary as a result of any facts or circumstances relating to Company, the Sellers or any of their Affiliates, (vii) consents that, if not obtained or made, would not reasonably be expected to impair, prevent or delay the consummation of the transactions contemplated hereby, (viii) consents not required to be obtained or made until after the Closing or (ix) requirements applicable solely as a result of the legal or regulatory status of the Company, the Sellers or any of their Affiliates, or as a result of any other fact that specifically relates to the business or activities in which Company, the Sellers or any of their Affiliates is engaged or proposes to be engaged (other than the business or activities in which the Company is engaged at any time prior to the Closing), except for such authorizations, consents, orders, licenses, permits, approvals, registrations, declarations, notices and filings that are not required to be made or obtained prior to the consummation of such transactions or that the failure to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(c) The execution and delivery by Parent and Purchaser of this Agreement does not, and (assuming the Transaction Approvals are obtained) the consummation of the Transactions contemplated hereby, and compliance with the provisions hereof will not, (iv) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, constitute a change of control or default under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than Parent Permitted Liens) upon any of the respective properties or assets of Parent, Purchaser or any of their Subsidiaries pursuant to any Contract to which Parent, Purchaser or any their Subsidiaries is a party or by which they or any of their respective properties or assets is bound, except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (v) conflict with or result in any violation of any provision of the Parent Organizational Documents or (vi) conflict with or violate any applicable Laws except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
Section 5.3 Capitalization.
(a) As of the Put Option Date, the authorized capital stock of Parent consists of: (i) 250,000,000 shares of Parent Common Stock authorized, of which 53,506,530 are issued (of which 52,070,012 are issued and outstanding and 1,436,518 are held in treasury) and (ii) 10,000,000 shares of preferred stock of Parent, par value $0.0001 per share, none of which are issued and outstanding. As of the Put Option Date, an aggregate of 2,506,976 shares of Parent Common Stock were reserved for issuance pursuant to any equity awards not yet granted under the Parent Equity Plan. As of the Put Option Date, 351,442 shares of Parent Common Stock were reserved for issuance pursuant to outstanding Parent stock options granted under the Parent Equity Plan, 257,853 shares of Parent Common Stock were reserved for issuance pursuant to outstanding Parent restricted stock units granted under the Parent Equity Plan and 164,820 shares of Parent Common Stock were reserved for issuance pursuant to outstanding Parent performance-based restricted stock units granted under the Parent Equity Plan.
(b) As of the Put Option Date, Parent has not issued or agreed to issue and there is not outstanding any: (i) share of capital stock or other equity or ownership interest; (ii) option, warrant or interest convertible into, redeemable into or exchangeable or exercisable or giving access, directly or indirectly, in any manner whatsoever, to shares of capital stock or other equity or ownership interests; (iii) stock appreciation right, deferred stock, performance stock, phantom stock, restricted stock, compensatory equity, equity-linked or other interest in the ownership or earnings of the Company or any of its Subsidiaries or other equity equivalent or equity-based award or right of any form; or (iv) bond, debenture or other Indebtedness having the right to vote or convertible or exchangeable for securities having the right to vote.
(c) Each outstanding share of capital stock or other equity or ownership interest of Parent is duly authorized, validly issued, fully paid and nonassessable. All of the aforesaid shares or other equity or ownership interests have been offered, sold and delivered by Parent in compliance with all applicable Laws. Except as set forth in Parent’s Organizational Documents, there are no outstanding obligations, by Contract or otherwise, of Parent to issue, sell, transfer, register, deliver or repurchase, redeem or otherwise acquire, or that relate to the holding, voting or disposition of, or that restrict the transfer of, the issued or unissued capital stock or other equity or ownership interests of Parent (including agreements relating to rights of first refusal, co-sale rights or “drag-along” or “tag-along” rights). No shares of capital stock or other equity or ownership interests of Parent have been issued in violation of any rights, agreements, arrangements or commitments under any provision of applicable Law, the Organizational Documents of Parent or any Contract to which Parent is a party or by which Parent is bound.
Section 5.4 Reports and Financial Statements. Parent has timely filed or furnished all forms, documents and reports required to be filed or furnished by it with the SEC since January 1, 2020 (all such forms, documents and reports filed or furnished by Parent since such date, the “Parent SEC Documents”). As of their respective dates or, if amended, as of the date of the last such amendment (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the applicable rules and regulations of the SEC promulgated thereunder, and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of Parent’s Subsidiaries is, or at any time since January 1, 2020 has been, required to file any forms, reports or other documents with the SEC. As of the Put Option Date, none of the Parent SEC Documents is the subject of ongoing SEC review. As of the Put Option Date, there are no inquiries or investigations by the SEC or any Governmental Entity or any internal investigations pending or, to the knowledge of Parent, threatened, in each case regarding any accounting practices or financial statements of Parent or any of its Subsidiaries.
Section 5.5 Internal Controls and Procedures.
(a) Parent has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Parent’s disclosure controls and procedures are designed to ensure that all information required to be disclosed by Parent in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Each of the principal executive officer and the principal financial officer of the Company (or each former principal executive officer and former principal financial officer of the Company) has made all certifications required under Sections 302 and 906 of the Sarbanes Oxley Act. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.
(b) Based on its most recent evaluation of internal controls over financial reporting prior to the date hereof, management of Parent has not disclosed to Parent’s auditors and the audit committee of the Parent Board (i) any significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect Parent’s ability to report financial information or (ii) fraud or allegations of fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting, and each such deficiency, weakness and fraud so disclosed to auditors, if any, has been disclosed to Parent prior to the date hereof.
(c) Since January 1, 2020 through the Put Option Date, none of Parent or any of its Subsidiaries has received any written material complaint, allegation, assertion or claim regarding the financial accounting, internal accounting controls or auditing practices, procedures, methodologies or methods of Parent or any of its Subsidiaries or any material complaint, allegation, assertion or claim from employees of Parent or any of its Subsidiaries regarding questionable financial accounting or auditing matters with respect to Parent or any of its Subsidiaries.
Section 5.6 No Undisclosed Liabilities. As of the Put Option Date, there are no Liabilities of Parent or any of its Subsidiaries of any nature whatsoever (whether accrued, absolute, determined, contingent or otherwise and whether due or to become due) that would be required by GAAP to be reflected on a consolidated balance sheet of Parent and its Subsidiaries for inclusion in a report required to be filed with the SEC, except for (i) Liabilities that are reflected or reserved against on the consolidated balance sheet of Parent and its Subsidiaries included in its Annual Report on Form 10-K for the annual period ended November 30, 2022 (including any notes thereto), (ii) Liabilities arising in connection with the transactions contemplated hereby or in connection with obligations under existing Contracts or applicable Law, (iii) Liabilities incurred in the ordinary course of business since November 30, 2022, (iv) Liabilities that have been discharged or paid in full in the ordinary course of business and (v) Liabilities that are not material to Parent and its Subsidiaries, taken as a whole.
Section 5.7 Litigation. As of the Put Option Date, except as would not reasonably be expected to be material to Parent and its Subsidiaries, taken as a whole, (a) there is no Proceeding to which Parent or any of its Subsidiaries is a party pending or, to the knowledge of Parent, threatened and (b) neither Parent nor any of its Subsidiaries is subject to any outstanding Order.
Section 5.8 Parent and Purchaser Information. None of the information supplied or to be supplied by or on behalf of Parent or any of its Subsidiaries or Purchaser for inclusion in (a) the Proxy Statement that will be sent to the stockholders of Parent relating to the Parent Stockholders’ Meeting, at the date it, or any amendment or supplement to it, is mailed or sent to stockholders of Parent and at the time of the Parent Stockholders’ Meeting, and (b) the Registration Statement (as defined below), if required pursuant to Section 6.16(c), that will be filed with the SEC, as of the date of such Registration Statement, or any amendment or supplement to it, is filed with the SEC, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by Parent or Purchaser with respect to statements made therein based on information supplied by the Company for inclusion or incorporation by reference therein.
Section 5.9 Financing. On or prior to the Put Option Date, Parent has delivered to the Company a true, complete and fully executed copy (i) of an executed commitment letter and (ii) any fee letters related thereto, which, if requested by the Financing Parties, have been provided to the Company with fee amounts and certain other economic terms which would not adversely affect the amount (excluding the impact of original issue discount and upfront or closing fees), conditions or availability of the Financing redacted (in each case, including all exhibits, schedules and annexes thereto in each case, as amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement and the terms thereof, the “Commitment Letter”) from the Financing Parties, pursuant to which, among other things, the Financing Entities have agreed, subject to the terms and conditions thereof, to provide Parent the debt financing in the amounts set forth therein (the debt financing contemplated by the Commitment Letter being referred to as the “Financing”). As of the Put Option Date, (a) the Commitment Letter has not been amended, waived or modified in any respect and, as of the Put Option Date, no such amendment or modification is contemplated (other than as set forth in the fee letter with respect to market flex rights and/or to add, join or otherwise bind additional lenders, arrangers, bookrunners, syndication agents and similar entities who had not executed the Commitment Letter as of the Put Option Date), (b) to the knowledge of Parent, the respective commitments on the terms and subject to the conditions contained in the Commitment Letter have not been withdrawn, terminated or rescinded in any respect and (c) the Commitment Letter is in full force and effect and is a legal, valid and binding obligation of Parent, and, to the knowledge of Parent, the other parties thereto, enforceable against Parent and, to the knowledge of Parent, each of the other parties thereto in accordance with its terms, subject to applicable bankruptcy, insolvency, examinership, fraudulent conveyance, reorganization, liquidation, dissolution, moratorium and similar Laws affecting or relating to creditors’ rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law). As of the Put Option Date, except for the Commitment Letter, to the knowledge of Parent, there are no Contracts related to any portion of the funding of the Financing that would reasonably be expected to affect the availability, conditionality or enforceability or reduce the amount of the Financing, other than as expressly set forth in the Commitment Letter delivered to the Company on or prior to the Put Option Date. As of the Put Option Date, there are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as expressly set forth in the Commitment Letter delivered to the Company prior to the Put Option Date. As of the Put Option Date, no event has occurred which, with or without notice, lapse of time or both, would reasonably be expected to constitute a default or breach on the part of Parent or, to the knowledge of Parent, any other party thereto under the Commitment Letter. As of the Put Option Date, assuming satisfaction of the conditions set forth in Article VII of this Agreement, Parent has no reason to believe that any of the conditions to the Financing contemplated by the Commitment Letter applicable to Parent will not be satisfied. Assuming the Financing is funded in accordance with the Commitment Letter (including giving effect to fee amounts, including original issue discount, upfront or closing fees and any “market flex” rights therein) or any Permanent Financing is funded in lieu thereof, on the Closing Date, Parent will have sufficient funds to pay the Transaction Uses. Parent acknowledges and agrees that it is not a condition to the Closing or to any of its obligations under this Agreement that Parent obtains financing (including the Financing or any Alternative Financing) for, or related to, any of the transactions contemplated by this Agreement.
Section 5.10 Purchaser. Purchaser is a wholly owned subsidiary of Parent. As of the Put Option Date, the share capital of Purchaser consists of EUR 12,000, represented by 12,000 shares having a nominal value of EUR 1 each, all of which are validly issued and outstanding. All of the issued and outstanding shares of Purchaser is, and at the Closing will be, owned by Parent or a direct or indirect wholly owned Subsidiary of Parent. There is no outstanding option, warrant, right or any other agreement pursuant to which any Person other than Parent may acquire any equity securities of Purchaser. Since its date of incorporation, Purchaser has not, and prior to the Closing will not have, carried on any business or conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto and has, and prior to the Closing will have, no assets, Liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Transactions.
Section 5.11 Employee Benefit Plans. With respect to each Benefit Plan that is sponsored, maintained or contributed to by Parent or Purchaser or a Subsidiary there of (a “Purchaser Benefit Plan”) that is subject to Title IV or Section 302 of ERISA or Section 412 of the Code: (i) such Purchaser Benefit Plan satisfies all minimum funding requirements under Sections 412, 430 and 431 of the Code and Sections 302, 303 and 304 of ERISA, whether or not waived; (ii) such Purchaser Benefit Plan is not in “at risk status” within the meaning of Section 430(i) of the Code or Section 303(i) of ERISA; and (iii) the Pension Benefit Guaranty Corporation has not instituted Proceedings to terminate such Purchaser Benefit Plan.
Section 5.12 USRPHC. Parent is not and has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
Section 5.13 Tax Classification. Purchaser is and always has been classified as a corporation for U.S. federal income tax purposes.
Section 5.14 Withholding. Provided that each of the Sellers has provided a timely, duly completed and executed IRS Form W-9 (including certification of not being subject to U.S. backup withholding), or alternatively the applicable version of IRS Form W-8, each of Parent and the Purchaser is not aware of any requirement under applicable Law to deduct or withhold any U.S. federal Taxes with respect to the payment of the Purchase Price (other than with respect to any deemed interest attributable to the issuance of the Earnout Shares) or any other amounts payable pursuant to this Agreement (other than payments of interest or original issue discount under the Sellers’ Note issued by Parent, which payments (and any withholding thereon) shall be governed by the terms of the Sellers’ Note).
Section 5.15 No Other Representations and Warranties; Independent Investigation.
(a) Except for the representations and warranties expressly set forth in this Article V (as qualified by the Parent Disclosure Schedule), none of Parent, Purchaser, any of their respective Affiliates or any other Person on behalf of Parent or Purchaser makes any express or implied representation or warranty (and there is and has been no reliance by the Sellers or any of their representatives on any such representation or warranty) with respect to Parent, Purchaser, their Subsidiaries or their and their Subsidiaries’ respective businesses or with respect to any other information provided, or made available, to the Company, the Sellers of their Affiliates or representatives in connection with the transactions contemplated hereby, including the accuracy or completeness thereof. Without limiting the foregoing, except for any remedies available under this Agreement with respect to the representations and warranties expressly set forth in this Article V (as qualified by the Parent Disclosure Schedule), none of Parent, Purchaser or any other Person will have or be subject to any liability or other obligation to the Company, the Sellers or their Affiliates or representatives or any other Person resulting from the Company’s, the Sellers or their Affiliates’ or representatives’ use of any information, documents, projections, forecasts or other material made available to the Company, the Sellers or their Affiliates or representatives, including any information made available in the electronic data room maintained by Parent for purposes of the Transactions, teasers, marketing materials, consulting reports or materials, confidential information memoranda, management presentations, functional “break-out” discussions, responses to questions submitted on behalf of the Company, the Sellers, or their representatives or in any other form in connection with the Transactions.
(b) Each of Parent and Purchaser acknowledges and agrees that, other than the representations and warranties of the Specified Sellers and Company specifically contained in Article III and of the Sellers specifically contained in Article IV, there are no representations or warranties of the Company or the Sellers or their respective Subsidiaries either expressed or implied with respect to the Company, such Seller, their Subsidiaries or their and their Subsidiaries’ respective businesses or the transactions contemplated hereby, individually or collectively. Without limiting the foregoing, each of Parent and Purchaser acknowledge that Parent and Purchaser, together with and on behalf of their respective Affiliates and Representatives, have made their own investigation of the Sellers and the Company and its Subsidiaries and their respective businesses, and, except as provided in Article III or Article IV, as applicable, specifically disclaims that it or they are relying upon or have relied upon any such other representations or warranties that may have been made by any Person, and each of Parent and Purchaser, together with and on behalf of its Affiliates and Representatives, acknowledges and agrees that the Company, the Sellers and their respective Affiliates have specifically disclaimed and do hereby specifically disclaim any such other representation or warranty made by any Person.
ARTICLE VI.

COVENANTS AND AGREEMENTS
Section 6.1 Conduct of Business.
(a) During the period from the Put Option Date until the earlier of the termination of this Agreement in accordance with its terms and the Closing, except (i) as may be required by applicable Law, (ii) with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), (iii) as contemplated or required by this Agreement, (iv) with respect to any Permitted Action, or (v) as set forth in Section 6.1(a) of the Company Disclosure Schedule, subject to compliance with the restrictions in Section 6.1(b), the Company shall and shall cause each of its Subsidiaries to: (A) conduct its business in the ordinary course and materially consistent with past practice and (B) use commercially reasonable efforts to maintain and preserve intact its business organization.
(b) During the period from the Put Option Date until the earlier of the termination of this Agreement in accordance with its terms and the Closing, except (i) as may be required by applicable Law, (ii) with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), (iii) as contemplated or required by this Agreement, (iv) with respect to any Permitted Action or (v) as set forth in Section 6.1(b) of the Company Disclosure Schedule, the Company and its Subsidiaries shall not:
(A) amend the Organizational Documents of the Company or otherwise take any action to exempt any Person from any provision of the Organizational Documents of the Company;
(B) split, combine or reclassify any capital stock, voting securities or other equity interests of the Company;
(C) sell, contribute, convey or otherwise transfer any of the Transferred Shares except in compliance with the provisions of this Agreement;
(D) make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock, or any other securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock, except for (1) any such transactions solely among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, (2) the acceptance of Shares as payment for the exercise price of Company Options or (3) the acceptance of Shares, or withholding of Shares otherwise deliverable, to satisfy withholding Taxes incurred in connection with the exercise, vesting and/or settlement of Equity Incentive Shares;

(E) grant any Equity Incentive Shares or other equity-based awards or interests, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock;
(F) (1) issue, sell or otherwise permit to become outstanding any additional shares of its capital stock or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants, or other rights of any kind to acquire any shares of its capital stock, except pursuant to the exercise, vesting and/or settlement of Equity Incentive Shares outstanding as of the date hereof, or granted after the date hereof consistent with the terms of this Agreement, in each case in accordance with their terms, or (2) enter into any agreement, understanding or arrangement with respect to the sale or voting of its capital stock or equity interests;
(G) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation or other reorganization, other than the Transactions;
(H) incur, assume, endorse, guarantee or otherwise become liable for or modify in any material respect the terms of any Indebtedness for borrowed money or issue or sell any debt securities or any rights to acquire any debt securities, except for (1) any Indebtedness for borrowed money among the Company and its Subsidiaries or among Subsidiaries of the Company, (2) guarantees by the Company of Indebtedness for borrowed money of Subsidiaries of the Company or guarantees by Subsidiaries of the Company of Indebtedness for borrowed money of the Company or any of its Subsidiaries, which Indebtedness is incurred in compliance with this clause (H) or is outstanding on the date hereof, and (3) additional Indebtedness for borrowed money incurred by the Company or any of its Subsidiaries not to exceed $10,000,000 in aggregate principal amount outstanding, in the case of each of clauses (2) and (3), in the ordinary course of business and consistent with past practice; provided, however, that nothing in this Section 6.1(b)(H) shall limit or restrict any claims or adjustment for Company Leakage in accordance with this Agreement (except as otherwise agreed between the Company and Parent in writing);
(I) other than in accordance with Contracts or agreements in effect on the Put Option Date or in the ordinary course of business, sell, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets having a value in excess of $2,000,000 individually or $5,000,000 in the aggregate to any Person (other than to the Company or a wholly owned Subsidiary of the Company and other than (1) sales of inventory, (2) sales of rental equipment in the ordinary course or obsolete or worthless equipment, or (3) commodity, purchase, sale or hedging agreements that can be terminated upon ninety (90) days or less notice without penalty (which term shall not be construed to include customary settlement costs), and power Contracts, in each case in the ordinary course of business);
(J) acquire any assets (other than acquisitions of assets in the ordinary course of business or transactions of a type described in any other subsection of this Section 6.1(b) that are not prohibited by such subsection) or any other Person or business of any other Person (whether by merger or consolidation, acquisition of stock or assets or by formation of a joint venture or otherwise) or make any investment in any Person, in each case other than a wholly owned Subsidiary of the Company (or any assets thereof), either by purchase of stock or securities, contributions to capital, property transfers or purchase of property or assets of any Person other than a wholly owned Subsidiary of the Company, if such acquisition or investment is in excess of $2,000,000 individually or $5,000,000 in the aggregate;
(K) except as required by any Company Benefit Plan, (1) establish, adopt, materially amend or terminate any material Company Benefit Plan or create or enter into any plan, agreement, program, policy, trust, fund or other arrangement that would be a material Company Benefit Plan if it were in existence as of the date of this Agreement, other than changes made in connection with annual enrollment, (2) increase the compensation (including severance, change-in-control and retention compensation) or benefits of any current or former employees of the Company or its Subsidiaries, except for increases in the ordinary course of business consistent with past practice, (3) pay or award, or commit to pay or award, any new bonuses or new incentive compensation not already committed to as of the date hereof, other than in the ordinary course of business, or (4) accelerate any material rights or benefits under any Company Benefit Plan;

(L) accelerate, terminate or cancel, or waive, release or assign any material term of, or right, obligation or claim under, any Company Material Contract (other than expiration of any such Company Material Contract in accordance with its term) or amend or modify any Company Material Contract in a manner that is materially adverse to the Company or any of its Subsidiaries, in each case other than in the ordinary course;
(M) enter into (1) any Company Lease requiring an annual payment in excess of $1,000,000 or (2) any procurement Contract with continuing obligations for the Company or any of its Subsidiaries which extend more than 12 months from the date of such Contract that is expected to involve amounts to be paid by or obligations of, the Company or any of its Subsidiaries in excess of $1,000,000 in any 12 month period (except, in the case of this clause (2), for agreements of a type described in any other subsection of this Section 6.1(b) that are not prohibited by such subsection);
(N) make any material loans or advances, except for operating leases and extensions of credit terms to customers in the ordinary course of business;
(O) other than in the ordinary course of business, (1) amend any material Tax Return, (2) make, change or revoke any material Tax election, (3) settle or compromise any material Tax claim or assessment by any Governmental Entity for an amount that exceeds (other than by a de minimis amount) the amount reserved on the consolidated balance sheet of the Company and its Subsidiaries, (4) surrender or waive any right to claim a material Tax refund or (5) consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;
(P) other than in the ordinary course of business, settle, compromise or otherwise resolve any Proceedings (excluding any immaterial audit, claim or other proceeding in respect of Taxes) in a manner resulting in liability for, or restrictions on the conduct of business by, the Company or any of its Subsidiaries, other than settlements of, compromises for or resolutions of any Proceedings (1) funded, subject to payment of a deductible, by insurance coverage maintained by the Company or any of its Subsidiaries or (2) for payment of less than $1,000,000 (after taking into account insurance coverage maintained by the Company or any of its Subsidiaries) in the aggregate beyond the amounts reserved on the consolidated financial statements of the Company;
(Q) make or commit to make capital expenditures exceeding $5,000,000 individually;
(R) implement or adopt any material change in its Tax or financial accounting principles or methods, other than as may be required by IFRS or applicable Law;
(S) enter into any Specified Contract;
(T) enter into a material mortgage or pledge of any of its assets or create or suffer to exist any material Lien (other than Company Permitted Liens) thereupon; or
(U) agree to take, or make any commitment to take, any of the foregoing actions that are prohibited pursuant to this Section 6.1(b).
Parent’s approval of any action included in this Section 6.1(a) shall be considered granted within eight (8) days after the Seller Representatives’ notice to Parent requesting such consent in accordance with Section 10.6 unless Parent notifies the Seller Representatives to the contrary during that period, which notifications can be provided via electronic mail without the requirement to comply with clauses (i) or (ii) of Section 10.6(b).
(c) During the period from the Put Option Date until the earlier of the termination of this Agreement in accordance with its terms and the Closing, except (i) as may be required by applicable Law, (ii) with the prior written consent of the Company (which shall not be unreasonably withheld, conditioned or delayed), (iii) as contemplated or required by this Agreement or (iv) as set forth in Section 6.1(c) of the Parent Disclosure Schedule, Parent shall not and shall cause its Subsidiaries or Purchaser not to:
(A) amend the Organizational Documents of Parent if such amendments that would be materially adverse to or cause disproportionate treatment of the Sellers;
(B) make, declare or pay any dividend, or make any other distribution on any shares of its capital stock, or any other securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable or exercisable for any shares of its capital stock, except for (1) Parent’s regular quarterly dividend or (2) any such transactions solely among Parent and its wholly owned Subsidiaries or among Parent’s wholly owned Subsidiaries; or
(C) enter into any merger, consolidation or other business combination transaction or acquire any material assets of any third party (in each case, other than the Transactions and other than any merger, consolidation or other business combination transaction or acquire any material assets of any third party below $500,000,000, individually, or $750,000,000, in the aggregate), which would be reasonably likely to have the effect of materially restraining, prohibiting, preventing or delaying the consummation of the Transactions.
Section 6.2 Access.
(a) For purposes of furthering the transactions contemplated hereby, the Company shall afford Parent and its representatives reasonable access during normal business hours upon reasonable advance notice to the Company, throughout the period from the Put Option Date until the earlier of the termination of this Agreement and the Closing Date, to its and its Subsidiaries’ personnel, properties, Contracts, commitments, books and records and such other information concerning its business, properties and personnel as Parent may reasonably request. Notwithstanding anything to the contrary contained in this Section 6.2(a), any document, correspondence or information or other access provided pursuant to this Section 6.2(a) may be redacted or otherwise limited to the extent required to prevent disclosure of information concerning the valuation of the Company, Parent, Purchaser and the Transactions or other similarly confidential or competitively sensitive information. All access pursuant to this Section 6.2(a) shall be (i) conducted in such a manner as not to interfere unreasonably with the normal operations of the Company or any of its Subsidiaries and (ii) coordinated through the General Counsel of the Company or a designee thereof.
(b) In the event of (i) an occurrence which would make it reasonably likely that any of the conditions set forth in Section 7.2(a), Section 7.2(b) or Section 7.2(c) would not be met, and the Company or the Seller Representatives need such information from Parent to make such determination, at the Company or a Seller Representative’s request, representatives of Parent will meet with the Company and/or the Seller Representatives and provide the Company and the Seller Representatives with information reasonably requested in connection with the foregoing.
(c) Notwithstanding anything to the contrary contained in this Section 6.2, none of the Sellers, the Company nor Parent, as applicable, nor any of their respective Subsidiaries shall be required to provide any access, or make available any document, correspondence or information, if doing so would, in the judgment of its legal counsel, (i) jeopardize the attorney-client privilege of such Seller, the Company or Parent, as applicable, or any of its Subsidiaries, (ii) result in the disclosure of any trade secrets of third parties or (iii) violate any (A) Law or COVID-19 Measures applicable to such Seller, the Company or any of their respective Subsidiaries or the assets, or operation of the business, of the Company or Parent, as applicable, or any of their respective Subsidiaries or (B) confidentiality agreement with a third party to which such Seller, the Company or Parent, as applicable, or any of their respective Subsidiaries is a party as of the date of this Agreement; provided, that in such instances the party withholding access shall provide written notice to the other party stating that it is withholding such access or such information and stating the justification therefor, and shall use commercially reasonable efforts to provide the applicable information in a way that would not violate such Law or such confidentiality agreement, or jeopardize such privilege, or otherwise be restricted by this Section 6.2(c).
(d) Subject to Section 6.12(h), the Parties hereby agree that all information provided to them or their respective representatives in connection with this Agreement and the consummation of the transactions contemplated hereby shall be governed in accordance with the Nondisclosure Agreement, dated as of January 27, 2022, between the Company and Parent (the “Confidentiality Agreement”), which shall continue in full force and effect in accordance with its terms.
Section 6.3 Nasdaq Notification of Listing of Additional Shares. Prior to the Closing, Parent will file a Notification of Listing of Additional Shares (or such other form as may be required by Nasdaq) with Nasdaq with respect to the shares of Parent Common Stock to be issued in connection with the Transactions and those required to be reserved for issuance in connection with the Transactions and shall use commercially reasonable efforts to cause such shares to be approved for listing before the Closing Date.
Section 6.4 Employee Matters.
(a) As soon as reasonably practicable following the Put Option Date, the Company shall use commercially reasonable efforts to (i) provide to Parent a list, effective as of the Put Option Date, of each material U.S. Company Benefit Plan and each material Non-U.S. Company Benefit Plan that was not included on Section 3.10(a) of the Company Disclosure Schedule (other than any individualized agreement based on a form agreement which has been made available to Parent by the Company, or any individual agreement that can be terminated by the Company or any of its Subsidiaries on thirty (30) days’ notice or less) and (ii) deliver or make available to Parent, with respect to each such material U.S. Company Benefit Plan and each material Non-U.S. Company Benefit Plan, to the extent applicable, the documents referenced in the second sentence of Section 3.10.
(b) Without limiting, and in addition to, any requirements under applicable law, national labor agreements, collective labor agreements or contract, for a period of no less than one (1) year following the Closing, Parent shall, or shall cause the Company or their respective Affiliates to, provide each Company Employee (as defined below) with: (i) an annual base salary or wage rate and cash incentive compensation opportunities (including, without limitation, variable pay, bonuses and commissions) that, in each case, are at least substantially comparable in the aggregate to those provided to the Company Employee immediately before the Closing and (ii) employee benefits that are no less favorable in the aggregate than those provided to similarly situated employees of Parent.
(c) Employees of the Company or any of its Subsidiaries who are employed as of immediately prior to the Closing (including any such employee who is on sick leave, military leave, vacation, holiday, short-term or long-term disability, or other similar leave of absence) and who continue their employment with Parent, the Company, or any of their respective Subsidiaries or Affiliates following the Closing are hereinafter referred to as the “Company Employees.” Without limiting, and in addition to, any requirements under applicable law, national labor agreements, collective labor agreements or contract, for all purposes where length of service is relevant under any Benefit Plan of Parent, the Company, or any of their respective Subsidiaries or Affiliates providing benefits to any Company Employee at or after the Closing (collectively, the “New Plans”), each Company Employee shall receive service credit for service with the Company and its Subsidiaries for purposes of eligibility and vesting but not benefits levels or amount to the same extent such service credit was recognized under any Company Benefit Plan in which such Company Employee participated immediately prior to the Closing, except to the extent any such service credit would result in the duplication of benefits. In addition and without limiting the generality of the foregoing: (i) Parent shall use commercially reasonable efforts to cause each Company Employee to be immediately eligible to participate, without any waiting time or satisfaction of any other eligibility requirements, in any and all New Plans to the extent that (A) coverage under such New Plan replaces coverage under any Company Benefit Plan in which such Company Employee participated immediately prior to the Closing (collectively, the “Old Plans”) and (B) such Company Employee has satisfied all waiting time and other eligibility requirements under the Old Plan being replaced by the New Plan and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical, and/or vision benefits to any Company Employee, Parent shall use commercially reasonable efforts to cause (1) all pre-existing condition exclusions, actively-at-work and evidence of insurability requirements of such New Plan to be waived for such Company Employee and his or her covered dependents to the extent such conditions were inapplicable or waived under the comparable Old Plan and (2) any expenses incurred by any Company Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such Company Employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Company Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.
(d) Nothing in this Section 6.4, express or implied, (i) is intended to or shall confer upon any Person (including any Company Employee), other than the Parties, any right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement (including any right to continued employment) or (ii) shall establish, or constitute an amendment, termination, or modification of, or an undertaking to amend, establish, terminate, or modify, any benefit plan, program, agreement, or arrangement including any Company Benefit Plan or New Plan. In addition, nothing in this Section 6.4 limits or subrogates the Parties’ obligations to comply with applicable law, national labor agreements, collective labor agreements or contracts providing for compensation and benefits.
Section 6.5 Lock-Up.
(a) Except as otherwise provided herein and with the exception of the OD Sellers and Frédéric Jousset, each Seller who is a current employee of the Company or its Subsidiaries and who is receiving shares of Parent Common Stock equivalent to an aggregate amount of $250,000 (such shares of Parent Common Stock to be valued at the 10-Day VWAP prior to the Closing Date) or greater at Closing (each, a “Senior Manager” and collectively, the “Senior Management”), agrees as to himself or herself and his or her respective Affiliates, that (i) such Senior Manager shall not Transfer any shares of Parent Common Stock issued to such Senior Manager in connection with the Closing (the “Lock-Up Shares”) prior to the date that is six (6) months following the Closing Date (the “Initial Lock-up Release Date”); (ii) such Senior Manager shall not Transfer more than twenty-five percent (25%) of its Lock-up Shares following the Initial Lock-up Release Date through the date that is twelve (12) months following the Closing Date; and (iii) such Senior Manager shall not Transfer more than seventy-five percent (75%) of its Lock-up Shares following the Closing Date through the date that is eighteen (18) months following the Closing Date (the “Final Lock-up Release Date”) (clauses (i) - (iii), the “Lock-up Restriction”). Beginning on the calendar day following the Final Lock-up Release Date, there shall be no further sale restriction with respect to any Senior Manager on any of their respective Lock-up Shares pursuant to this Section 6.5.
(b) Notwithstanding anything in Section 6.5(a) to the contrary, each Senior Manager may Transfer any or all of its Lock-up Shares at any time (i) to any Affiliate of such Senior Manager; (ii) in any Transfer that has previously been approved by the board of directors of Parent or a duly authorized committee thereof; (iii) in connection with any mortgage, and/or pledge of its Lock-up Shares in respect of one or more bona fide loans or lending transactions (each, a “Permitted Loan”) (provided that such Transfer pursuant to this clause (iii) shall be at no cost to Parent and any Senior Manager who is subject to any pre-clearance and trading policies of Parent must also comply with any additional restrictions on the pledging of Parent Common Stock imposed on such Senior Manager by Parent’s policies); (iv) to a third party for cash solely to the extent that the net proceeds of such sale are solely used to satisfy a margin call (i.e., posted as collateral) or repay a Permitted Loan to the extent necessary to satisfy a bona fide margin call on such Permitted Loan or avoid a bona fide margin call on such Permitted Loan that is reasonably likely to occur (in each case through no fault of such Senior Manager or any of its Affiliates) (provided that none of the Senior Managers may transfer more than 10% of the Parent Common Stock received at Closing pursuant to this clause (iv)) (provided, further, that such Transfer pursuant to this clause (iv) shall be at no cost to the Parent and any Senior Manager who is subject to any pre-clearance and trading policies of the Parent must also comply with any additional restrictions on the pledging of Parent Common Stock imposed on such Senior Manager by the Parent’s policies); (v) distributions of Parent Common Stock to its partners, limited liability company members, equity holders, or shareholders of the applicable Senior Manager or any direct partners, members, or equity holders of such other Senior Manager, any affiliates of such other Senior Manager, or any related investment funds or vehicles controlled or managed by such persons or entities or their respective affiliates; (vi) in the case of an individual, to a member of the individual’s immediate family or to a trust or estate planning vehicle; (vii) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (viii) in the case of an individual, pursuant to a qualified domestic relations order; (ix) in the case of a trust, by distribution to one or more of the permissible beneficiaries of such trust; (x) in the case of an entity, to the partners, members, or equity holders of such shareholder by virtue of the entity’s organizational documents, as amended, upon dissolution of the entity; (xi) to the Parent (including in connection with any self-tender offer made by the Parent); (xii) after commencement by the Parent or one of its significant Subsidiaries (as such term is defined in Rule 12b-2 under the Exchange Act) of bankruptcy, insolvency or other similar proceedings; (xiii) in connection with a liquidation, merger, stock exchange, reorganization, tender offer approved or not recommended against by the board of directors of Parent or a duly authorized committee thereof, or other similar transaction which results in all of the Parent’s stockholders having the right to exchange their shares of Parent Common Stock for cash, securities or other property subsequent to the Closing Date; or (xiv) in the case of an individual, up to 10% of the total Lock-up Shares issued to such Senior Manager on the Closing Date, to a charitable organization (each transferee described in clauses (i), (ii), (v), (vi), (vii), (viii), (ix), and (x), a “Specified Transferee”). Any Specified Transferee of a Senior Manager shall be a third party beneficiary hereunder and shall have the same rights under this Agreement as the applicable Senior Manager and shall be subject to the transfer restrictions set forth in this Section 6.5 with respect to the Lock-Up Shares (in the same form such restrictions applied to the transferor prior to transfer) upon and after acquiring such Lock-Up Shares; provided such transferees have agreed in a writing reasonably acceptable to the Parent to be bound by this Section 6.5 of this Agreement.
(c) Notwithstanding the foregoing, in the event, that the employment of a Senior Manager is terminated by the Company or any Subsidiary (other than in connection with a Voluntary Resignation) the Lock-up Restriction shall cease to apply to such Senior Manager.
(d) The Lock-up Restriction shall not apply to sales of up to 25% of such Senior Manager’s Senior Management Lock-Up Shares solely in connection with paying (i) any Taxes payable by such Senior Manager in connection with the Transactions or the receipt of any other amounts payable pursuant to the Agreement and (ii) any Taxes payable by such Senior Manager in connection with such disposal of Senior Management Lock-Up Shares.
Section 6.6 Regulatory Approvals; Efforts.
(a) As soon as is reasonably practical following the Put Option Date and prior to the Closing, Parent, Purchaser and the Seller Representatives shall, and shall cause their respective Affiliates to, and the Company shall, use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under any applicable Laws to consummate and make effective the Transactions as promptly as practicable (and in any event prior to the End Date), including (i) preparing and filing all forms, registrations and notifications required to be filed to consummate the Transactions, (ii) using reasonable best efforts to satisfy the conditions to consummating the Transactions, (iii) using reasonable best efforts to obtain (and to cooperate with each other in obtaining) any consent, clearance, authorization, expiration or termination of a waiting period, permit, Order or approval of, or waiver or any exemption by, any Governmental Entity (including furnishing all information and documentary material required under the HSR Act as promptly as practicable) required to be obtained or made by Parent, Purchaser, the Company or any of their respective Affiliates or Subsidiaries in connection with the Transactions or the taking of any action contemplated by this Agreement, and (iv) the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement. For the avoidance of doubt, and notwithstanding anything to the contrary contained in this Agreement, and without limiting the generality of the foregoing, Parent and Purchaser shall, and shall cause their respective Subsidiaries and Affiliates to, take any and all steps necessary to eliminate each and every impediment under the HSR Act or any other Regulatory Law that is asserted by any Governmental Entity so as to enable the Parties to consummate the Transactions as promptly as practicable, and in any event prior to the End Date, including, but not limited to, offering, proposing, negotiating, agreeing, committing and effecting, by consent decree, hold separate order or otherwise, (A) to sell, license, divest or dispose of or hold separate any assets, Intellectual Property Rights, businesses or interests of any entity, including Parent, Purchaser, the Company and their respective Subsidiaries and Affiliates; (B) to terminate, amend, create or assign any existing relationships, ventures, other arrangements or contractual rights or obligations of any entity, including Parent, Purchaser, the Company and their respective Subsidiaries and Affiliates; (C) to change or modify any course of conduct regarding future operations of any entity, including Parent, Purchaser, the Company and their respective Subsidiaries and Affiliates; (D) otherwise to take any action that would limit the freedom of action with respect to, or the ability to retain, operate, manage or own one or more businesses, assets or rights of any entity, including Parent, Purchaser, the Company and their respective Subsidiaries and Affiliates, or interests therein; (E) to implement any other change or restructuring of Parent, Purchaser, the Company and their respective Subsidiaries and Affiliates and other actions and non-actions with respect to assets, businesses or interests of Parent, Purchaser, the Company and their respective Subsidiaries and Affiliates; and (F) to agree to, commit to and undertake any other condition, commitment or remedy of any kind, in each case of (A) through (F), in order to obtain any and all consents, clearances, authorizations, expirations or terminations of waiting periods, permits, Orders, approvals, waivers and exemptions from Governmental Entities as promptly as practicable, and in any event prior to the End Date, including offering, proposing, negotiating, agreeing and committing to take any and all actions necessary in order to ensure that (x) no requirement for non-action, a waiver, consent, clearance or approval of any Governmental Entity, (y) no Order in any Proceeding and (z) no other matter relating to any Regulatory Law, would preclude the occurrence of the Closing prior to the End Date; provided, further, that, notwithstanding the foregoing proviso, Parent and Purchaser shall be required to take or offer to take the actions in the foregoing clauses (A), (B), (C), (D), (E) and/or (F) only if such actions (1) are reasonably required to permit the Closing to occur prior to the End Date and (2) would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the financial condition, assets and liabilities (taken together) or business of Parent, Purchaser, the Company and their respective Subsidiaries on a combined basis, after giving effect to the Transactions. For the avoidance of doubt, none of the foregoing obligations, actions or measures in (A)-(F) shall include or bind the Sellers, irrespective of whether the filing, registration or notification is made by the Parent, Purchaser or the Sellers. Parent and Purchaser agree to use reasonable best efforts until the End Date to: (1) oppose and defend against any Proceeding by any Governmental Entity to prevent, enjoin or make illegal the consummation of the Transactions or (2) pursue all avenues of appeal, and seek to overturn, any Order by any Governmental Entity that prevents, enjoins or makes illegal the consummation of the Transactions, including by defending any Proceeding brought by any such Governmental Entity in order to avoid the entry of, or to have vacated, overturned, terminated or appealed, any Order that would otherwise have the effect of preventing or materially delaying the consummation of the Transactions.
(b) Following the Put Option Date, Parent and Purchaser shall keep the Seller Representatives and the Company, and the Company or the Sellers (where applicable), shall keep Parent and Purchaser, apprised of the status of matters relating to the completion of the Transactions and work cooperatively in connection with obtaining all required consents, waiting period expirations or terminations, clearances, authorizations, Orders or approvals of, or any exemptions by, any Governmental Entity in connection with the Transactions, including but not limited to those set forth in Section 7.1(b) of the Company Disclosure Schedule. As soon as practicable following the Put Option Date and prior to the Closing, each Party shall promptly consult with the other Parties to this Agreement with respect to and provide any necessary information and assistance as the other Parties may reasonably request with respect to (and, in the case of correspondence, promptly provide the other Parties (or their counsel) with copies of) all notices, submissions, filings and other communications made by or on behalf of such Party or any of its Affiliates with any Governmental Entity in connection with the Transactions or any other information supplied by or on behalf of such Party or any of its Affiliates to, or correspondence with, a Governmental Entity in connection with this Agreement and the Transactions. Each Party shall promptly inform the other Parties, and if in writing, furnish the other Parties with copies of (or, in the case of oral communications, promptly advise the other Parties orally of) any substantive communication from or to any Governmental Entity regarding the Transactions, and permit the other Parties to review and discuss in advance, and consider in good faith the views of the other Parties in connection with, any proposed communication or submission with any such Governmental Entity. No Party or any of its Affiliates shall participate in any meeting, videoconference or teleconference with any Governmental Entity in connection with this Agreement and the Transactions unless it consults with the other Parties reasonably in advance and, to the extent not prohibited by such Governmental Entity, gives the other parties the opportunity to attend and participate thereat. Notwithstanding the foregoing, Parent, the Company or the Sellers (where applicable) may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 6.6(a) as “Antitrust Counsel Only Material.” Such materials and the information contained therein shall be given only to the outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (Parent, the Company or the Sellers, as the case may be) or its legal counsel. Notwithstanding anything to the contrary contained in this Section 6.6, materials provided pursuant to this Section 6.6 may be redacted (i) to remove references concerning the valuation of the Company and the Transactions, (ii) as necessary to comply with contractual arrangements and (iii) as necessary to address reasonable privilege concerns.
(c) Parent and Purchaser shall, and shall cause their Affiliates to the Company or the Sellers (where applicable) shall, make or file, as promptly as practicable following the Put Option Date, with the appropriate Governmental Entity all filings, forms, registrations and notifications (including drafts, as applicable) required to be filed to consummate the Transactions under any applicable Regulatory Law

(including, for the avoidance of doubt, the Regulatory Clearances), and subsequent to such filings, Parent and Purchaser shall and shall cause their Affiliates to, and the Company and the Company’s Affiliates shall, as promptly as practicable, respond to inquiries from Governmental Entities, or provide any supplemental information that may be requested by Governmental Entities, in connection with filings made with such Governmental Entities. Parent and Purchaser shall, and the Company, GBL Sellers, and OD Sellers shall, file their notification and report forms under the HSR Act no later than ten (10) Business Days after the Put Option Date. In the event that the Parties receive a request for additional information and documentary material pursuant to the HSR Act (a “Second Request”), the Parties will use reasonable best efforts to comply with such Second Request as promptly as practicable, and counsel for both parties will closely cooperate during the entirety of any such Second Request review process. Parent shall pay 50% of, and the Sellers (as a Company Transaction Expense) shall pay 50% of, all filing fees required for all filings, notifications and applications under the HSR Act and other Regulatory Laws in connection with the Transactions, including any filings required by any Seller. Parent and Purchaser shall not, and shall cause their Subsidiaries and Affiliates not to, without the prior written consent of the Seller Representatives, which consent shall not be unreasonably withheld, conditioned or delayed, (i) “pull-and-refile,” pursuant to 16 C.F.R. § 803.12, any filing made under the HSR Act, (ii) agree to extend or restart the waiting, review or investigation period under any Regulatory Law or (iii) offer, negotiate or enter into any commitment or agreement, including any timing agreement, with any Governmental Entity to delay the consummation of, to extend the review or investigation period applicable to, or not to close before a certain date, the Transactions.
(d) If requested by Parent, the Company shall agree to any action contemplated by Section 6.7(a)(A)-(F); provided, that any such agreement or action is conditioned on the consummation of the Transactions. Without limiting the foregoing, the Company and the Company’s Affiliates shall not propose, negotiate, effect or agree to any actions described in Section 6.7(a)(A)-(F) without the prior written consent of Parent.
(e) From the Put Option Date, Parent and Purchaser shall not, and shall not permit any of their Subsidiaries or controlled Affiliates to, acquire or agree to acquire (by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner), any Person or portion thereof, or otherwise acquire or agree to acquire any assets, if the entering into a definitive agreement relating to, or the consummation of, such acquisition, merger or consolidation could reasonably be expected to (i) impose any delay in the obtaining of, or increase the risk of not obtaining prior to the End Date, any consent, clearance, authorization, permit, Order, approval, waiver or exemption from any Governmental Entity necessary to consummate the Transactions or the expiration or termination of any applicable waiting period, (ii) increase the risk of any Governmental Entity entering an Order prohibiting the consummation of the Transactions, (iii) increase the risk of not being able to remove any such Order on appeal or otherwise prior to the End Date or (iv) delay or prevent the consummation of the Transactions prior to the End Date.
Section 6.7 Takeover Statutes. If any Takeover Statute may become, or may purport to be, applicable to this Agreement or the Transactions, Parent shall grant, and the Sellers shall grant or shall cause the Company to grant, such approvals and take such actions as are reasonably necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such Takeover Statute on the Transactions.
Section 6.8 Public Announcements. Parent agrees, and the Sellers agree, that the initial press release to be issued with respect to the execution and delivery of the Put Option Agreement shall be in a form agreed to by the Parent, the Company and Seller Representatives and that the Parent, the Company and Seller Representatives shall consult with each other before issuing any press release or making any public announcement with respect to this Agreement and the Transactions and shall not issue any such press release or make any such public announcement without the prior consent of the other Parties (which shall not be unreasonably withheld, delayed or conditioned); provided, that a party may, without the prior consent of any other Party issue such press release or make such public statement (a) so long as an initial, jointly approved press release has already been issued and such statements are not inconsistent with previous jointly approved statements or (b) (after prior consultation, to the extent practicable in the circumstances and subject to Section 6.19 in all respects) to the extent required by applicable Law or the applicable rules of any stock exchange.

Section 6.9 Indemnification and Insurance.
(a) For not less than six years from and after the Closing Date, the Company shall maintain for the benefit of the directors and officers of the Company and its Subsidiaries, as of the date of the Put Option Date and as of the Closing Date, an insurance and indemnification policy that provides coverage for events occurring prior to the Closing Date (the “D&O Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than the existing policies of the Company and its Subsidiaries or, if substantially equivalent insurance coverage is unavailable, the best available coverage. The Company, prior to Closing, shall be solely responsible to obtain and bind such D&O Insurance prior to the Closing Date. The provisions of the immediately preceding sentence shall be deemed to have been satisfied if prepaid policies have been obtained prior to the Closing Date, which policies provide such directors and officers with coverage for an aggregate period of at least six years from and after the Closing Date with respect to claims arising from facts or events that occurred on or before the Closing Date, including in respect of the Transactions. If such prepaid policies have been obtained prior to the Closing Date, the Company shall maintain such policies in full force and effect, and continue to honor the obligations thereunder. Any premiums or fees related to binding the D&O Insurance up to $300,000 shall be borne by Parent and any remaining amounts shall be paid by Company and included as a Company Transaction Expense.
(b) From and after the Closing, Parent shall, and shall cause the Company to, indemnify, defend and hold harmless, and shall advance expenses as incurred, to the fullest extent permitted under (i) applicable Law, (ii) the Company Organizational Documents and (iii) any Contract of the Company or its Subsidiaries in effect as of the Put Option Date, each present and former director and officer of the Company and its Subsidiaries (in each case, when acting in such capacity) (each, a “Covered Person” and, collectively, the “Covered Persons”) against any costs or expenses (including reasonable attorneys’ fees), judgments, settlements, fines, losses, claims, damages or liabilities incurred in connection with any Proceeding, whenever asserted, arising out of or pertaining to matters existing or occurring at or prior to the Closing, including in connection with this Agreement or the Transactions.
(c) Parent agrees that all rights to exculpation, indemnification and advancement of expenses arising from, relating to, or otherwise in respect of, acts or omissions occurring at or prior to the Closing (including in connection with this Agreement or the Transactions) existing as of the Closing in favor of the current or former directors or officers of the Company or any of its Subsidiaries as provided in its Organizational Documents, shall survive the Closing and shall continue in full force and effect in accordance with their terms. For a period of no less than six years from and after the Closing, Parent shall cause the Company not to, and the Company shall not, amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who immediately before the Closing were current or former directors, officers or employees of the Company or its Subsidiaries; provided, however, that all rights to exculpation, indemnification and advancement of expenses in respect of any Proceeding pending or asserted or any claim made within such period shall continue until the final disposition of such Proceeding.
(d) In the event that either Parent or the Company or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each case, Parent or the Company, as applicable, shall cause proper provision to be made so that such successor or assign shall expressly assume the obligations set forth in this Section 6.9.
(e) The provisions of this Section 6.9 shall survive the consummation of the Closing and continue for the periods specified herein. This Section 6.9 is intended to benefit Covered Persons and any other Person or entity (and their respective heirs, successors and assigns) referenced in this Section 6.9 or indemnified hereunder, each of whom may enforce the provisions of this Section 6.9 (whether or not parties to this Agreement). Each of the Persons referenced in the immediately preceding sentence are intended to be third party beneficiaries of this Section 6.9. The provisions of this Section 6.9 are in addition to and not in substitution for any other rights to indemnification or contribution that any Covered Person may have under the Organizational Documents in effect as of the Put Option Date or in any Contract of the Company and its Subsidiaries as in effect.

Section 6.10 Transaction Litigation. Each Party shall promptly (and in any event, within two (2) Business Days) notify the other Parties in writing of any shareholder litigation or other litigation or Proceedings brought or threatened in writing against it or its directors or executive officers or other representatives relating to this Agreement and/or the other Transactions and shall keep the other Parties informed on a reasonably current basis with respect to the status thereof (including by promptly furnishing to the other Parties and their representatives such information relating to such litigation or proceedings as may be reasonably requested). The Company shall not cease to defend, consent to the entry of any judgment, settle or offer to settle or take any other material action with respect to such litigation or proceeding commenced without the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed).
Section 6.11 Obligations of Purchaser. Following the Put Option Date, Parent shall cause Purchaser to perform its respective obligations under this Agreement and to consummate the Transactions upon the terms and subject to the conditions set forth in this Agreement.
Section 6.12 Financing Matters.
(a) From the Put Option Date, Parent shall, and shall cause its Subsidiaries to, and shall use commercially reasonable efforts to cause their respective directors, officers, employees, agents and advisors to, use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and obtain the Financing or the Permanent Financing in an aggregate amount (together with any other immediately available financial resources of Parent and its Subsidiaries) sufficient to pay the Transaction Uses, including using commercially reasonable efforts to (i) maintain in effect, until the Closing shall occur, the Commitment Letter or, upon the execution and delivery thereof, the definitive agreements related to the Financing or the Permanent Financing (the “Financing Agreements”), as applicable, (ii) comply with the obligations that are set forth in the Commitment Letter and/or the Financing Agreements that are applicable to Parent (insofar as failure to so comply would constitute an unsatisfied condition precedent to obtaining the Financing or the Permanent Financing, as applicable, or give rise to a termination right under the Commitment Letter or the Financing Agreements, as applicable) and satisfy on a timely basis all conditions precedent to obtaining the Financing or the Permanent Financing, as applicable, that are within its control in the Commitment Letter and the Financing Agreements, as applicable, and (iii) to the extent necessary to pay the Transaction Uses, enforce the rights of Parent under the Commitment Letter and the Financing Agreements.
(b) Parent shall keep the Company informed on a reasonably current basis following the Put Option Date of the status of its efforts to arrange the Financing (or Alternative Financing (as defined below)) and the Permanent Financing, and Parent shall provide to the Company copies of all material documents related to the Financing (or Alternative Financing) and the Permanent Financing reasonably requested by the Company. Without limiting the foregoing, Parent shall give the Company prompt written notice upon it obtaining knowledge of (i) any material breach, default, repudiation, cancellation or termination by any party to the Commitment Letter or the Financing Agreements (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any material breach, default, repudiation, cancellation or termination), (ii) any written notice or other written communication from any Financing Party with respect to any actual or threatened breach, default, withdrawal, repudiation, cancellation or termination of the Financing or the Permanent Financing by any of the Financing Parties, (iii) if for any reason Parent believes in good faith that there is (or there is reasonably likely to be) a material dispute or disagreement between or among any parties to the Commitment Letter or any Financing Agreement which would reasonably be expected to prevent, impede or delay the consummation of the transactions contemplated by this Agreement or would make the funding of the Financing or, as applicable, the Permanent Financing, less likely, and (iv) any amendment or modification of, or waiver under, the Commitment Letter or the Financing Agreements. As soon as reasonably practicable, Parent shall provide any information reasonably requested by the Company relating to any circumstance referred to the immediately preceding sentence. Parent shall not, without the prior written consent of the Company, amend, supplement, restate, otherwise modify, replace or terminate, or agree to any waiver under, the Commitment Letter or any Financing Agreement; provided that, notwithstanding anything to the contrary set forth herein, (x) Parent and its Subsidiaries shall have the right from time to time to amend, supplement, restate or otherwise modify, or agree to any waiver under, the Commitment Letter or any Financing Agreement, or to replace and substitute any debt financing in lieu of all or any portion of the Financing, whether with the same or alternative Financing Parties (any such replacement or substitute financing, the “Permanent Financing”), in connection therewith terminate the Commitment Letter or any Financing Agreement, but only so long as such amendment, supplement, restatement, other modification or waiver, or such replacement, substitution or termination, in each case, would not (A) reasonably be expected to prevent, impede, or delay the consummation of the Transactions or delay or impair the availability of the Financing and/or the Permanent Financing in an aggregate amount that (together with any other immediately available financial resources of Parent and its Subsidiaries) is sufficient to pay the Transaction Uses), (B) contain additional or modified (in a manner adverse to Parent) conditions precedent to the funding of the Financing or the Permanent Financing relative to those set forth in the Commitment Letter as in effect as of the Put Option Date, or (C) reasonably be expected to materially and adversely impact the ability of Parent to enforce or cause the enforcement of its rights under the Commitment Letter or the Financing Agreements; provided further that notwithstanding the foregoing, Parent may in any event (i) implement any of the “market flex” provisions exercised by the Financing Parties in accordance with the Commitment Letter as of the Put Option Date and (ii) amend and restate the Commitment Letter or otherwise execute joinder agreements to the Commitment Letter to add lenders, lead arrangers, bookrunners, syndication agents or similar entities. As used in this Section 6.12, the terms “Commitment Letter” and “Financing Agreements” shall mean, respectively, the Commitment Letter and Financing Agreements as amended, supplemented, restated, otherwise modified or waived, or as replaced or substituted, in compliance with this Section 6.12(b), including in respect of any Alternative Financing.
(c) Until the earlier of the Closing and the valid termination of this Agreement in accordance with Article VIII, Parent agrees to use commercially reasonable efforts to take, or cause to be taken, and to cause its representatives to take or cause to be taken, all actions and to do, or cause to be done, all things necessary, advisable and proper in connection with the arrangement, marketing and consummation of the Permanent Financing. In the event any portion of the Financing expires or is terminated or becomes unavailable prior to the Closing, in whole or in part, on the terms and conditions (including any “flex” provisions) contemplated in the Commitment Letter or the Financing Agreements, for any reason (and provided that a Permanent Financing has not been consummated in an aggregate amount that (together with any other immediately available financial resources of Parent and its Subsidiaries) is sufficient to pay the Transaction Uses), (A) Parent shall promptly notify the Company in writing and (B) Parent shall use commercially reasonable efforts to obtain, as promptly as practicable following the occurrence of such event, a new financing commitment from the same or alternative sources for alternative financing (the “Alternative Financing”) in an amount that (together with any other immediately available financial resources of Parent and its Subsidiaries) is sufficient to pay the Transaction Uses, on terms and conditions reasonably acceptable to each of Parent and Company, provided that such terms and conditions shall be deemed acceptable to the Company if such Alternative Financing would not (i) involve terms and conditions that are materially less favorable, in the aggregate, to Parent, (ii) expand the conditions to funding the Financing that are contained in the Commitment Letter in a manner that would reasonably be expected to prevent, impede or delay the consummation of the Transactions and (iii) otherwise reasonably be expected to prevent, impede or delay the consummation of the Transactions contemplated by this Agreement.
(d) Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Section 6.12 or elsewhere in this Agreement shall require, and in no event shall the “commercially reasonable efforts” of Parent or any of its Affiliates be deemed or construed to require, Parent or any such Affiliate to seek or accept the Financing and/or any Permanent Financing on terms materially less favorable in the aggregate than the terms and conditions described in the Commitment Letter (including any “market flex” provisions contained therein) as determined in the reasonable judgment of Parent. Notwithstanding the foregoing, each of Parent and Purchaser acknowledges that this Agreement and the Transactions contemplated hereby are not contingent on Parent’s or Purchaser’s ability to obtain financing (or any Alternative Financing) or any specific term with respect to such financing.

(e) On and prior to the Closing, the Company shall, and shall cause its Subsidiaries to, and shall use commercially reasonable efforts to cause their respective directors, officers, employees, agents and advisors to, use commercially reasonable efforts to cooperate with Parent as reasonably necessary in connection with the arrangement of the Financing, any Alternative Financing or any Permanent Financing as may be reasonably requested by Parent, upon reasonable advance notice, including using commercially reasonable efforts to, upon such request of Parent:
(i) make appropriate officers, accountants or members of the management team (with appropriate seniority and expertise) available for participation at reasonable times and locations mutually agreed in a reasonable number of meetings, lender and investor presentations, conference calls, road show presentations, due diligence sessions, meetings with prospective lenders and investors, and ratings agencies, in each case, to the extent usual and customary for financings of a type similar to the Financing, Alternative Financing or Permanent Financing, as applicable, and reasonably required in connection with the Financing, Alternative Financing or Permanent Financing, as applicable, provided that no such meetings, lender and investor presentations, conference calls, road show presentations, due diligence sessions, meetings or other activities shall be required to be physically in person;
(ii) (A) provide reasonable assistance in the preparation of any reasonable and customary bank information memoranda (including using commercially reasonable efforts to obtain customary authorization letters (solely with respect to the information specific to the Company or any of its Subsidiaries) to be reasonably included in any such bank information memoranda from a senior officer of the Company) or private placement memoranda, rating agency presentations, marketing and/or syndication materials, in each case with respect to the Company and its Subsidiaries and to the extent customary and reasonable, and use commercially reasonable efforts to obtain the consent of and assistance from any of the Company’s auditors or other advisors (including consents of accountants for use of their reports in any materials relating to the Financing), (B) deliver to Parent the Required Information, (C) provide reasonable assistance preparing a customary prospectus, offering memorandum, private placement memorandum or other document to be used in connection with an offering (an “Offering Document”) suitable for use in a customary (electronic) road show relating to debt securities and in customary form for, as applicable, prospectuses used in registered offerings of public debt securities or for offering memoranda used in Rule 144A offerings of debt securities, (D) provide reasonable assistance with the due diligence investigation by the Financing Parties, (E) provide reasonable assistance to Parent in the preparation by Parent of customary pro forma financial statements and projections necessary in connection with the Financing, Alternative Financing and/or the Permanent Financing (it being understood that Parent shall be solely responsible for the preparation of any pro forma financial statements and projections), (F) use commercially reasonable efforts to cause its accountants to cooperate in the provision of any customary “comfort” (including “negative assurance comfort”) in respect of financial information of the Company or any of its Subsidiaries included in any Offering Document, and (G) provide to external counsel of Parent and the Financing Parties, as applicable, customary back-up certificates and factual information to support any legal opinion and/or negative assurance letter that such counsel may be required to deliver in connection with the Financing, Alternative Financing and/or Permanent Financing;
(iii) execute and deliver as of the Closing any guarantee, pledge and security documents, supplemental indentures, currency or interest rate hedging arrangements, other definitive financing documents, or other certificates or documents as required by the Financing Agreements and as may be reasonably requested by Parent, and otherwise reasonably assist in facilitating the pledging of collateral and the granting of security interests in respect of the Financing to the extent required by the Financing Agreements (it being understood that such documents will not take effect until the Closing) (including using commercially reasonable efforts to deliver any original stock certificates and related powers and any original promissory notes and related powers to the extent required by the Financing Agreements);
(iv) assist in the preparation and negotiation and execution and delivery as of the Closing of any definitive financing documents (including any schedules and exhibits thereto) and agreements, documents or certificates that facilitate the creation, perfection or enforcement of liens securing the Financing, Alternative Financing and/or any Permanent Financing as may be reasonably requested by

Parent (including using commercially reasonable efforts to obtain consents of accountants for use of their reports in any materials relating to the Financing, Alternative Financing and/or any Permanent Financing), in each case subject to the occurrence of the Closing;
(v) cause the taking of corporate and other actions by the Company and its Subsidiaries reasonably necessary to permit the satisfaction of the conditions to the funding of the Financing, Alternative Financing and/or any Permanent Financing on the Closing Date, to the extent the satisfaction of such condition requires the cooperation of, or is within the control of, the Company and its Subsidiaries, and permit the proceeds thereof to be available to Purchaser; provided, that no such action of the Company Board or any Subsidiary Board shall be required to be effective prior to the Closing;
(vi) (A) deliver any notice of prepayment or redemption or similar notice or document in respect of repayment, redemption or defeasance of Indebtedness (or termination of commitments) in accordance with the agreements governing such Indebtedness, and (B) obtain customary payoff documentation and such other customary documents reasonably requested by Parent or the Financing Parties relating to the repayment of Payoff Indebtedness and the release of any related Liens (such documentation in this clause (B), collectively, the “Payoff Letters”), provided the Company or its Subsidiaries shall not be required to deliver any notice of prepayment or redemption or similar notice or document in respect of repayment, redemption or defeasance of Indebtedness (or termination of commitments) that is not conditioned on the consummation of the Transactions or that if the Transactions are not consummated results in liability to the Company; and
(vii) provide at least four (4) Business Days prior to the Closing Date (provided that Parent has made such request at least nine (9) days prior to the Closing Date) all material documentation and other information about the Company as is reasonably requested by the Parent to satisfy applicable “beneficial ownership,” “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.
(f) Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall require the Company, any of its Subsidiaries or any of its or their respective directors, officers, employees, agents and advisors to (i) cooperate to the extent such cooperation would interfere unreasonably (in the reasonable judgment of the Company) with the business or operations of the Company or any Subsidiary, (ii) encumber any of the assets of the Company or any Subsidiary or otherwise be an issuer, guarantor or other obligor with respect to the Financing, Alternative Financing or any Permanent Financing prior to the Closing Date, (iii) pay, or commit to pay, any commitment or other fee or make any other payment, in each case, in connection with the Financing, Alternative Financing or any Permanent Financing prior to the Closing Date (unless subject to reimbursement by Parent), (iv) take, or commit to take, any action that would reasonably be expected to conflict with, violate or result in a breach of or default any organizational document of the Company or any Subsidiary, any material Contract or any Law, (v) take, or commit to take, any action to authorize or approve, or execute or deliver any agreement, certificate or other document related to the Financing, Alternative Financing or any Permanent Financing (other than any authorization letter contemplated by Section 6.12(e)(ii)(A)) unless (A) such Person will continue to serve as a director or manager or officer, as the case may be, after the Closing Date and (B) the effectiveness of such authorization or approval or agreement, certificate or other document is expressly made contingent upon the occurrence of the Closing Date, (vi) incur, or commit to incur, or be required to reimburse, or commit to reimburse, any cost, expense, liability or obligation or provide or agree to provide any indemnity, in each case, in connection with the Financing, Alternative Financing or any Permanent Financing prior to the Closing Date, unless expressly made contingent upon the occurrence of the Closing or subject to reimbursement by Parent, (vii) take any action prior to the Closing that could (in the good faith judgment of the Company) subject any director, officer, employee, agent, manager, consultant, advisor or other representative of the Company or any of its Subsidiaries to personal liability, (viii) provide access to or disclose information that the Company determines in good faith could jeopardize any attorney client privilege of, or conflict with any confidentiality obligations binding on, the Company, any Subsidiary or any of Affiliate of any Subsidiary, or (ix) except for the Required Information, deliver any other financial or other information that is not, at the time requested by Parent, able to be generated using commercially reasonable efforts. Any such cooperation shall be provided at Parent’s expense for third-party fees and expenses.
(g) Without limiting any other provision of this Section 6.12, during the period from the Put Option Date to the Closing, Parent and the Company shall, and shall cause their respective Subsidiaries and its and their respective officers, directors, employees and representatives to, cooperate in good faith to implement any mutually acceptable arrangements in connection with Parent’s and the Company’s and their respective Subsidiaries’ existing credit facilities, indentures or other documents governing or relating to indebtedness in connection with the transactions contemplated by this Agreement, including, without limitation, the repayment or termination of indebtedness, in each case, so long as the effectiveness of such arrangements is conditioned upon the consummation of the Closing.
(h) From the Put Option Date, all non-public or otherwise confidential information regarding the Company and its Subsidiaries obtained by Parent or its representatives pursuant to this Section 6.12 or otherwise shall be kept confidential in accordance with the terms of the Confidentiality Agreement. Notwithstanding the preceding sentence or any other provision set forth herein or in any other agreement between Parent and the Company (or their respective Affiliates), the Sellers and the Company agree that (i) Parent and its Subsidiaries may disclose information with respect to the Company and its Subsidiaries with the Financing Entities, and Parent, its Subsidiaries and such Financing Entities may disclose such information with potential financing sources in connection with any marketing efforts for the Financing, Alternative Financing and/or any Permanent Financing or in any Offering Documents referred to in Section 6.12(e)(ii); provided, that the recipients of such information and any other information contemplated to be provided by Parent or any of its Subsidiaries pursuant to this Section 6.12, agree to customary confidentiality arrangements, including “click through” confidentiality agreements and confidentially provisions contained in customary bank books and offering memoranda, (ii) Parent and its Subsidiaries may disclose such information to the extent reasonably required (in the good faith judgment of Parent) to be included in any document or Offering Document referred to in Section 6.12(e)(ii) and (iii) Parent, its Subsidiaries and the Financing Entities may disclose such information to rating agencies, so long as such disclosure is made pursuant to customary arrangements with rating agencies. The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Financing, Alternative Financing and/or any Permanent Financing; provided, that such logos are used solely in a manner that is not intended, or reasonably likely, to harm, disparage or otherwise adversely affect the Company or any of its Subsidiaries or the reputation or goodwill of any of them.
Section 6.13 Company Financial Information. Prior to the Closing, the Company shall use commercially reasonable efforts to deliver to Parent (a) the audited historical consolidated financial statements for the Company for the three fiscal years ended at least 90 days prior to the Closing Date, in a form that complies with the requirements of Schedule 14A as it would apply to the Proxy Statement, Form S-3 as it would apply to the Registration Statement, Item 9.01 of Form 8-K and Rule 3-05 and Article 11 of Regulation S-X of the SEC for a business acquisition of a foreign private issuer (as such term is defined in Rule 405 of Regulation C under the Securities Act and Rule 3b-4 under the Exchange Act) not subject to the reporting requirements of the Exchange Act, including information regarding the Company and its Subsidiaries required for Parent to prepare the pro forma financial information of Parent required thereby, (b) concurrently with the information provided in connection with clause (a), an unqualified report from the Company’s independent accounting firm stating that such historical consolidated financial statements for the Company for such three fiscal years present fairly, in all material respects, the consolidated financial position, as well as the consolidated results of operations and cash flows, of the Company and its Subsidiaries for the periods covered by the such financial statements, in conformity with IFRS, and shall include a statement that the audit was conducted “in accordance with United States generally accepted auditing standards”, and (c) the unaudited historical consolidated financial statements (including the related notes and schedules) for the Company for each fiscal quarter (other than any fourth fiscal quarter) ended at least 45 days prior to the Closing Date, subject to a SAS 100 limited review by the Company’s independent accounting firm to the extent necessary for such auditors to provide customary “comfort” solely in respect of financial information of the Company or any of its Subsidiaries included in any Offering Document as described in Section 6.12(e) and in a form that complies with, if applicable, the requirements of Schedule 14A as it would apply to the Proxy Statement, Form S-3 as it would apply to the Registration Statement, Item 9.01 of

Form 8-K and Rule 3-05 and Article 11 of Regulation S-X of the SEC for a business acquisition of a foreign private issuer (as such term is defined in Rule 405 of Regulation C under the Securities Act and Rule 3b-4 under the Exchange Act) not subject to the reporting requirements of the Exchange Act, including information regarding the Company and its Subsidiaries required for Parent to prepare the pro forma financial information of Parent required thereby (collectively, the “Company Financial Information”). For the avoidance of doubt, any reasonable out-of-pocket costs or expenses incurred in connection with complying with this Section 6.13 outside the ordinary course of business shall not be deemed Company Transaction Expenses.
Section 6.14 Affiliate Arrangements. Prior to the Closing and except as set forth on Section 6.14 of the Company Disclosure Schedule, the Sellers shall terminate or shall cause all transactions, arrangements or Contracts between the Company or any of its Subsidiaries, on the one hand, and any Affiliate of the Company (excluding Subsidiaries) as a counter-party on the other hand (“Affiliate Arrangements”) to be terminated in full without any consideration or further liability to the Company or its Subsidiaries, and the Company shall deliver to Parent evidence of such termination in form and substance reasonably acceptable to Parent.
Section 6.15 Tax Matters.
(a) All transfer, documentary, sales, use, stamp, registration and other such similar Taxes imposed with respect to the Transactions (“Transfer Taxes”) shall be paid by Parent or Purchaser and expressly shall not be a liability of the Company or any of its Subsidiaries or the Sellers. Parent agrees to file in a timely manner all necessary documents (including, all Tax Returns) with respect to all Transfer Taxes. Parent shall provide any requesting Party with evidence reasonably satisfactory to such requesting Party that such Transfer Taxes have been paid. The Parent further agrees, upon reasonable request, to use commercially reasonable efforts to obtain any certificate or other document from any Taxing Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax in connection with the Transactions.
(b) The Company, Parent and the Seller Representatives agree to furnish or cause to be furnished to the other, upon reasonable request, as promptly as practicable, such information and assistance relating to Taxes, including, without limitation, access to books and records, as is reasonably necessary for the filing of all Tax Returns by any Party, the making of any election relating to Taxes, the preparation for any audit by any Taxing Authority and the prosecution or defense of any claim, suit or proceeding relating to any Tax. Such cooperation shall include the retention and (upon the other Party’s reasonable request) the provision (with the right to make copies) of records and information reasonably relevant to any Tax proceeding or audit, making employees reasonably available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder (to the extent such information or explanation is not publicly or otherwise reasonably available).
(c) Parent shall prepare and timely file, or shall cause to be prepared and timely filed, all Tax Returns in respect of the Company or any of its Subsidiaries that relate to taxable periods ending on or before the Closing Date (and the taxable period which includes the Closing Date) but that are required to be filed after the Closing Date. Any such Tax Returns shall be prepared by treating items on such Tax Returns in a manner consistent with the past practices (including with respect to items allocable to the portion of the Straddle Period ending on and including the Closing Date) of the Company and its Subsidiaries, as applicable, with respect to such items, except as required by applicable Law (as determined in good faith consultation with the Seller Representatives).
(d) Without the prior written consent of the Seller Representatives (which consent shall not be unreasonably withheld, conditioned or delayed), in each case to the extent such action would reasonably be expected to increase Taxes for which the Sellers are liable pursuant to this Agreement or otherwise, including as a reduction to the Purchase Price, each of Parent and Purchaser shall not, and shall not permit any of its Affiliates (including, after the Closing, the Company and its Subsidiaries) to (i) make any Tax election with respect to the Company or its Subsidiaries which Tax election would be effective for any taxable period or portion thereof ending on or prior to the Closing Date, (ii) take any action or cause the Company or any of its Subsidiaries to take any action on the Closing Date after the Closing outside of the ordinary course of business, (iii) amend any Tax Return of the Company or any of its Subsidiaries for any taxable period or portion thereof ending on or prior to the Closing Date, (iv) voluntarily approach any Taxing Authority on or after the Closing Date with respect to any Tax position taken by the Company or its

Subsidiaries on a Tax Return solely with respect to a taxable period ending on or before the Closing Date or (v) change any annual Tax accounting period or adopt or change any material Tax accounting method with respect to the Company or its Subsidiaries, in each case, with respect to any taxable period or portion thereof ending on or prior to the Closing Date.
(e) Nothing in this Agreement shall be construed as providing any representation or warranty regarding the U.S. federal income tax treatment of the transfer of the Contributed Shares by Parent to Purchaser as described in the sixth recital of this Agreement. Notwithstanding anything in this Agreement to the contrary, for all U.S. federal income tax purposes the transaction with respect to the Earnout Shares as contemplated by this Agreement shall be treated as (i) Parent having the obligation to pay over the Earnout Shares on behalf of the Purchaser as consideration for the Exchanged Shares due by Purchaser to the Sellers, (ii) the Earnout Shares are issued by Parent and remitted by it on behalf of Purchaser in exchange for the Exchanged Shares as part of a sale or exchange, and (iii) the receipt of the Earnout Shares by the Sellers shall be treated as an increase to the Purchase Price, in each case, to the maximum extent permitted by applicable Law.
(f) Purchaser, Sellers and the Company, as applicable, shall reasonably cooperate in good faith to address the matters set forth in Section 6.15(f) of the Company Disclosure Schedule.
Section 6.16 Preparation of the Proxy Statement and, if required, the Registration Statement; Parent Stockholders’ Meeting.
(a) The Company shall use commercially reasonable efforts to promptly furnish to Parent such data and information relating to it, its respective Subsidiaries, its officers and directors, and the holders of its capital stock, as Parent may reasonably request for the purpose of including such data and information in the Proxy Statement and, if required pursuant to Section 6.16(c), the Registration Statement, and, in each case, any amendments or supplements thereto (including any financial statements required by and prepared and reviewed and audited (if applicable) in accordance with applicable Law and any other financial reports or analysis, including a management’s discussion and analysis, report of auditors, consents, and any other item required by applicable Law), and shall otherwise reasonably assist and cooperate with Parent in connection with the preparation of the Proxy Statement and, if required pursuant to Section 6.16(c), the Registration Statement, provided that no party shall use any such information provided by the Company for any other purpose (other than the inclusion of such information in any filing with the SEC by Parent in connection with the Transactions) without the prior written consent of the other parties (which consent shall not be unreasonably withheld, conditioned or delayed) or if doing so would violate or cause a violation of applicable Law.
(b) Subject to the Company’s compliance with Section 6.16(a), Parent shall prepare and file with the SEC, a mutually acceptable Proxy Statement to be sent to the Parent stockholders relating to the meeting of the Parent’s stockholders held for the purpose of obtaining the Parent Stockholder Approval (as it may be adjourned or postponed as provided below, the “Parent Stockholders’ Meeting”) (such proxy statement, together with any amendments or supplements thereto, the “Proxy Statement”), as soon as reasonably practicable following receipt of the Company Financial Information. As soon as reasonably practicable following receipt of the Company Financial Information, Parent shall, in accordance with applicable Law and the Parent Organizational Documents, set a record date for (including conducting a “broker search” in accordance with Rule 14a-13 of the Exchange Act) to enable such record date to be so set. The record date for and meeting date of the Parent Stockholders’ Meeting shall be selected by Parent after reasonable cooperation with the Company. Parent shall use commercially reasonable efforts to cause the Proxy Statement to comply with the rules and regulations promulgated by the SEC and to respond promptly to any comments of the SEC or its staff. Parent shall use commercially reasonable efforts to cause the commencement of mailing of the definitive Proxy Statement to the stockholders of Parent as promptly as possible, and in no event more than five (5) Business Days after the later of (i) the expiration of the ten (10)-day waiting period provided in Rule 14a-6(a) promulgated under the Exchange Act or (ii) the date on which Parent learns the SEC staff has no further comments on the Proxy Statement. Parent will advise the Company promptly after it receives any request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto or any request by the SEC for additional information, and, without limitation of and in accordance with this Section 6.16, Parent shall prepare promptly any response to such comments or requests. Parent shall promptly file such response and any amendments to the Proxy Statement with the SEC. Parent shall use commercially reasonable efforts to cause all documents that it is responsible for filing with the SEC in connection with the Transactions to comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act. Parent shall give the Company and its counsel a reasonable opportunity to review and comment on the Proxy Statement, including all amendments and supplements thereto, prior to filing such documents with the SEC or disseminating them to Parent’s stockholders and a reasonable opportunity to review and comment on all responses to requests for additional information, and shall consider any comments proposed by the Company in good faith.
(c) If, prior to the Closing Date, the Parties determine that the shares of Parent Common Stock to be issued to the Sellers at Closing, other than Sellers who are “U.S. holders” as such term is defined in Securities Act Rule 800(h), pursuant to the Transactions will be deemed “restricted securities” as such term is defined in Securities Act Rule 144(a)(3), then Parent shall prepare and file with the SEC, subject to applicable Law and the Exchange Act, as soon as reasonably practicable following, but in any event subject to Parent’s reasonable ability to comply with the Regulation S-X financial statements, Parent’s blackout periods, and other applicable Law requirements applicable to such registration statement, and further subject to Parent’s receipt of all information from the holders of the Parent Common Stock to be registered of all information that is required by law to be included in such registration statement, the Closing Date a mutually acceptable shelf registration statement (together with any supplements or amendments thereto, the “Registration Statement”) that covers the Parent Common Stock to be issued to all Sellers at Closing, and, other than such Sellers with registration rights pursuant to the Investor Rights Agreement, on Form S-3 and under Rule 415 under the Securities Act (which shall be an automatic shelf registration statement if Parent is then eligible to file an automatic shelf registration statement) or, if Parent is not then eligible to file on Form S-3, on Form S-1 or any other appropriate form under the Securities Act, or any successor rule that may be adopted by the SEC, subject to such holder timely providing the requisite financial information. Parent shall give the Company and its counsel a reasonable opportunity to review and comment on the Registration Statement, including any amendments or supplements thereto, prior to filing such documents with the SEC, and shall consider any comments proposed by the Company in good faith. Until the earliest of the date that all securities covered by such Registration Statement (i) have been disposed of in accordance with the plan of distribution set forth in such Registration Statement, or (ii) may be sold or transferred or otherwise disposed of pursuant to Rule 144 of the Securities Act, Parent shall use commercially reasonable efforts to keep current and effective such Registration Statement and file such supplements or amendments to such Registration Statement as may be necessary or appropriate to keep such Registration Statement continuously effective and usable for the resale of all Parent Common Stock covered by the Registration Statement. Such Registration Statement when declared effective will comply in all material respects as to form with all applicable requirements of the Securities Act and the Exchange Act and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.
(d) Parent, the Sellers and the Company will ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first filed and at the time of the Parent Stockholders’ Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Closing, any information relating to Parent or the Company, or any of their respective Affiliates, officers or directors, should be discovered by Parent or the Company that should be set forth in an amendment or supplement to the Proxy Statement, so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of Parent.
(e) Parent shall take all action necessary in accordance with applicable Laws and the organizational documents of Parent to duly give notice of, convene and hold the Parent Stockholders’ Meeting as soon as reasonably practicable after the Put Option Date (but in no event later than forty-five (45) days following the mailing date of the definitive Proxy Statement in accordance with Section 6.15(b)), and Parent shall submit to its stockholders the Parent Share Issuance for approval at the Parent Stockholders’ Meeting and shall not submit any other proposal to Parent’s stockholders in connection with the Parent Stockholders’ Meeting (other than a customary proposal regarding adjournment of the Parent Stockholders’ Meeting) without the prior written consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed. Parent shall use commercially reasonable efforts to (A) solicit from the Parent stockholders proxies in favor of the approval of the Parent Share Issuance and (B) use commercially reasonable efforts to obtain the Parent Stockholder Approval, including, unless the Parent Board has validly made a Parent Adverse Recommendation Change in accordance with Section 6.19, communicating to Parent’s stockholders the Parent Board Recommendation and including the Parent Board Recommendation in the Proxy Statement. Notwithstanding anything to the contrary contained in this Agreement, Parent (i) shall be required to adjourn or postpone the Parent Stockholders’ Meeting (A) to the extent necessary to ensure that any supplement or amendment to the Proxy Statement that is required to be filed and disseminated under applicable Law is provided to Parent’s stockholders or (B) if, as of the time for which the Parent Stockholders’ Meeting is scheduled, there are insufficient shares of Parent Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct business at such Parent Stockholders’ Meeting and (ii) may adjourn or postpone the Parent Stockholders’ Meeting if, (A) as of the time for which the Parent Stockholders’ Meeting is scheduled, Parent reasonably determines in good faith that there are insufficient shares of Parent Common Stock represented (either in person or by proxy) to obtain the Parent Stockholder Approval or (B) with the prior written consent of the Company (which shall not be unreasonably withheld, conditioned or delayed); provided, however, that the Parent Stockholders’ Meeting shall not be adjourned or postponed pursuant to (i)(B) or (ii)(A) above, to a date on or after fifteen (15) Business Days prior to the End Date (as defined below). If requested by the Company solely in order to allow additional time for the solicitation of votes in order to obtain the Parent Stockholder Approval or because there are insufficient shares of Parent Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Parent Stockholders’ Meeting, the Parent shall postpone or adjourn the meeting for up to twenty (20) Business Days. Parent shall otherwise keep the Company reasonably informed on a reasonably current basis regarding the status of the solicitation and any material oral or written communications from or to Parent’s stockholders with respect thereto.
Section 6.17 Company Organizational Document Amendment. The Company shall call an extraordinary shareholders’ meeting to be held prior to the Closing to approve the amendment to the article of association of the Company set forth in Section 6.17 of the Company Disclosure Schedule. The GBL Sellers, the OD Sellers and Frédéric Jousset undertake to vote their Shares at such extraordinary shareholders’ meeting in favor of the adoption of such amendment.
Section 6.18 Post-Closing Directors & Officers. The Sellers, Seller Representatives, directors, officers, and any other authorized Person, as applicable, shall use commercially reasonable efforts to deliver resignation letters from those directors and officers of the Company and the Material Subsidiaries designated by Parent in writing at least ten (10) Business Days prior to the Closing, such resignation to be effective upon the Closing.
Section 6.19 No Solicitation; Alternative Transactions.
(a) Except as expressly permitted by this Section 6.19, Parent and Purchaser shall not, and Parent and Purchaser shall cause their Subsidiaries not to, and shall instruct and cause their respective Representatives not to, directly or indirectly, (i) solicit, propose, initiate or knowingly encourage or facilitate any inquiry, proposal or offer with respect to, or the announcement, making or completion of, any Alternative Transaction, or any inquiry proposal or offer that is reasonably likely to lead to any Alternative Transaction, (ii) enter into continue or otherwise engage or participate in any discussions or negotiations regarding, or furnish to any Person (other than the Company, the Sellers or their respective Representatives) any non-public information or data related to an Alternative Transaction or any inquiry, proposal or offer that is reasonably likely to lead to any Alternative Transaction, (iii) unless this Agreement is terminated, enter into any definitive acquisition agreement, merger agreement, share exchange agreement, consolidation agreement, option agreement, joint venture agreement or partnership agreement (including any letter of intent or agreement in principle) relating to any Alternative Transaction (other than a confidentiality agreement on terms that, taken as a whole, are not materially less restrictive to the other party than those contained in the Confidentiality Agreement are to Parent (provided, that no such confidentiality agreement shall be required to include “standstill” provisions) (any agreement satisfying such criteria being an “Acceptable Confidentiality Agreement”) in accordance with this Section 6.19(a)), (iv) grant any waiver amendment or release under any standstill or confidentiality agreement or any Takeover Statute (other than to the extent the Parent Board determines in good faith after consultation with outside counsel) that failure to take any of such actions under clause (iv) would reasonably be expected (after consultation with outside legal counsel) to be inconsistent with its fiduciary duties under applicable Law) or (v) agree, approve, recommend or propose to do any of the foregoing. Each of Parent and Purchaser shall, and shall cause each of their respective Subsidiaries and Representatives to, (A) immediately cease and cause to be terminated all existing negotiations with any Person and its Representatives (other than the Company, the Sellers or any of their Representatives) conducted heretofore with respect to any Alternative Transaction, (B) enforce any confidentiality or standstill agreement or provisions of similar effect (subject to the parenthetical in clause (iv) of this Section 6.19(a)) to which Parent, Purchaser or any of their Subsidiaries is a beneficiary with regard to any Alternative Transaction, and (C) request the prompt return or destruction, to the extent permitted by any confidentiality agreement, of all non-public information or data previously furnished to any such Person and its Representatives with respect to any Alternative Transaction and immediately terminate all physical and electronic data room access previously granted to any such Person, its Subsidiaries or any of their respective Representatives with respect to any Alternative Transaction. Notwithstanding the foregoing, if, at any time following the date of this Agreement and prior to obtaining the Parent Stockholder Approval, (1) Parent receives a bona fide written proposal for an Alternative Transaction that was not the result of a violation of this Section 6.19(a) and (2) the Parent Board determines in good faith (after consultation with outside legal counsel and any other outside advisors Parent and Purchaser determine is reasonably necessary) that such Alternative Transaction constitutes or is reasonably likely to lead to a Superior Proposal and determines in good faith (after consultation with outside legal counsel) that its failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law, then Parent may (and may authorize its Subsidiaries and its Representatives to) (x) furnish non-public information or data with respect to itself and its Subsidiaries to the Person making such Alternative Transaction (and its Representatives) pursuant to an Acceptable Confidentiality Agreement and (y) participate in discussions and negotiations with the Person making such Alternative Transaction (and such Person’s Representatives) regarding such Alternative Transaction.
(b) Except as provided in Section 6.19(c), the Parent Board shall not (i) fail to make or withdraw (or modify or qualify in any manner adverse to the Company or the Sellers or publicly propose to withdraw, modify or qualify in any manner adverse to the Company or the Sellers) the Parent Board Recommendation or the determination of the advisability to its stockholders of the Transactions, (ii) adopt, approve, or publicly recommend, endorse or otherwise declare advisable any Alternative Transaction, (iii) fail to include the Parent Board Recommendation in whole or in part in the Proxy Statement or any filing or amendment or supplement relating thereto, (iv) fail to recommend against any then-pending tender or exchange offer that constitutes an Alternative Transaction within ten (10) Business Days after it is announced or (v) fail, within five (5) Business Days of a request by the Sellers Representatives following the public announcement of an Alternative Transaction (other than an Alternative Transaction that would be subject to clause (iv)), to reaffirm the Parent Board Recommendation, as applicable (each such action set forth in this Section 6.19(b) being referred to herein as an “Parent Adverse Recommendation Change”).
(c) Notwithstanding anything in this Agreement to the contrary, at any time prior to obtaining the Parent Stockholder Approval and following compliance with this Section 6.19(c), the Parent Board may, if it determines in good faith (after consultation with outside counsel) that the failure to do so would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law, make a Parent Adverse Recommendation Change in connection with a Superior Proposal or a Parent Intervening Event; provided, that prior to effecting a Parent Adverse Recommendation Change, (i) Parent shall notify the Seller Representatives in writing, at least five (5) Business Days prior to effecting such Parent Adverse Recommendation Change (the “Notice Period”), of its intention to effect such Parent Adverse Recommendation Change (which notice shall specify in reasonable detail the basis for the Parent Adverse Recommendation Change and, if such Parent Adverse Recommendation Change is based upon receipt of a Superior Proposal, shall, subject to any confidentiality obligations imposed by a confidentiality agreement entered into with a third-party without the Parent knowing at the time of execution of such confidentiality agreement that the third-party intended to discuss an Alternative Transaction, include the material terms and conditions of such Superior Proposal and include copies of the current drafts of all agreements with the counterparty and the party making such Superior Proposal and any other material documents or agreements that relate to such Superior Proposal (it being understood and agreed that such notice or the public disclosure by such party of such notice shall not in and of itself constitute a Parent Adverse Recommendation Change)), (ii) during the Notice Period, Parent shall negotiate with the Seller Representatives in good faith (to the extent the Seller Representatives wish to negotiate) to make such adjustments to the terms and conditions of this Agreement such that failure to make a Parent Adverse Recommendation Change would no longer reasonably be expected to be inconsistent with the fiduciary duties of the Parent Board under applicable Law, and (iii) the Parent Board shall determine, after the close of business on the last day of the Notice Period, in good faith (after consultation with outside counsel and after giving effect to any adjustments proposed by the Seller Representatives in writing during the Notice Period) that failure to make a Parent Adverse Recommendation Change would reasonably be expected to be inconsistent with the fiduciary duties of the Parent Board under applicable Law; provided, however, that in the event of any material change to the material terms of such Superior Proposal, Parent shall, in each case, have delivered to the Seller Representatives an additional notice consistent with that described in clause (i) above and the Notice Period shall have recommenced (in which case such Notice Period shall be for four (4) Business Days instead of five (5) Business Days).
(d) Parent shall promptly (and in any event, within forty-eight (48) hours) notify the Seller Representatives after it or any of its Subsidiaries or any of their respective Representatives has received any Alternative Transaction or inquiry, proposal or offer to enter into or seeking to have discussions or negotiations relating to a possible Alternative Transaction. Such notice to the Seller Representatives shall indicate the identity of the Person making and include the material terms and conditions of such Alternative Transaction, inquiry, proposal or offer (including a complete copy thereof if in writing and any related documents or correspondence). Following the date hereof, Parent shall keep the Seller Representatives reasonably informed orally and in writing on a current basis (and in any event, no later than one (1) Business Day) of any material developments, discussions or negotiations regarding any Alternative Transaction including providing a copy of all material documentation (including drafts) or material correspondence with respect thereto and upon the request of the Seller Representatives shall apprise the Seller Representatives of the status and details of such Alternative Transaction.
(e) Nothing contained in this Section 6.19 shall prohibit Parent or the Parent Board from (i) complying with Rule 14d-9 and Rule 14e-2 of the Exchange Act or issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act or taking and disclosing a position contemplated by Rule 14e-2(a), 14d-9 or Item 1012(a) of Regulation M-A under the Exchange Act; provided, however, that if such disclosure has the effect of withdrawing or adversely modifying the Parent Board Recommendation, such disclosure shall be deemed to be a Parent Adverse Recommendation (for the avoidance of doubt, it being agreed that the issuance by Parent, the Parent Board or any committee thereof of a “stop, look and listen” statement pending disclosure of its position, as contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act shall not constitute a Parent Adverse Recommendation), or (ii) making any disclosure to the stockholders of Parent if, in the good faith judgment of the Parent Board (after consultation with outside counsel), failure to so disclose would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law.
Section 6.20 Personal Property Leases. As soon as reasonably practicable following the Put Option Date, the Company shall use commercially reasonable efforts to provide to Parent a list, effective as of the Put Option Date, of each Personal Property Lease that was not included on Section 3.18(a)(iv) of the Company Disclosure Schedule.
ARTICLE VII

CONDITIONS TO THE TRANSACTIONS
Section 7.1 Conditions to Each Party’s Obligation to Effect the Transactions. The respective obligations of each Party to effect the Transactions shall be subject to the fulfillment (or waiver by the Seller Representatives and Parent, to the extent permissible under applicable Law and provided that such waiver shall only be effective as to the conditions of the waiving party) at or prior to the Closing Date of the following conditions:
(a) The Parent Stockholder Approval shall have been obtained.

(b) All waiting periods (and any extensions thereof), including any in effect pursuant to 16 C.F.R. 803.7, applicable to the Transactions under the HSR Act (including with respect to any filings required by any Sellers, including the GB Sellers and OD Sellers, with respect to their acquisition of Parent Common Stock), and any commitment to, or agreement (including any timing agreement) with, any Governmental Entity to delay the consummation of, or not to consummate before a certain date, the Transactions, shall have expired or been terminated, and all filings, consents, clearances, authorizations and approvals pursuant to the Regulatory Laws set forth on Section 7.1(b) of the Company Disclosure Schedule shall have been obtained or filed or shall have occurred.
(c) No Order by any court, other tribunal of competent jurisdiction or other Governmental Entity shall have been entered and shall continue to be in effect and no Law shall have been adopted that remains in effect or be effective, in each case, that prevents, enjoins, prohibits or makes illegal the consummation of the Transactions (in each case, exclusive of all Regulatory Laws and enforcement actions related thereto).
(d) The shares of Parent Common Stock to be issued in the Transactions shall have been approved for listing on the Nasdaq, subject to official notice of issuance.
Section 7.2 Conditions to Obligation of the Sellers to Effect the Transactions. The obligation of the Sellers to effect the Transactions is further subject to the fulfillment (or waiver by the Seller Representatives, to the extent permissible under applicable Law) at or prior to the Closing Date of the following conditions:
(a) The representations and warranties of Parent and Purchaser (i) contained in Section 5.1(a) (Organizational Matters) and Section 5.2(a) (Corporate Authority Relative to this Agreement) shall be true and correct in all material respects on and as of the Put Option Date and on and as of the Closing Date with the same effect as though made on such date (other than representations and warranties which by their express terms are made solely as of a specified earlier date, which shall be accurate in all material respects as of such specified earlier date); and (ii) otherwise set forth in Article V, without giving effect to any qualifications as to materiality or Parent Material Adverse Effect or other similar qualifications contained therein (provided, however, that the foregoing shall not apply to the portions of any of the representations and warranties set forth in Article V requiring the listing of matters and which are qualified by materiality or similar qualifications), shall be true and correct on and as of the Put Option Date and on and as of the Closing Date with the same effect as though made on such date (other than representations and warranties which by their express terms are made solely as of a specified earlier date, which shall be accurate in all material respects as of such specified earlier date), except as has not had and would not reasonably be expected to have, individually or in the aggregate with all other failures to be true or correct, a Parent Material Adverse Effect.
(b) Parent and Purchaser shall have performed and complied in all material respects with all material covenants required by this Agreement to be performed or complied with by them prior to the Closing Date.
(c) Since the Put Option Date, there shall not have been any Parent Material Adverse Effect or any event, change or effect that would, individually, or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.
(d) (i) Parent shall have delivered to the Seller Representatives a certificate, dated the Closing Date and signed by a duly authorized executive officer of Parent, certifying to the effect that the conditions set forth in Section 7.2(a) through Section 7.2(c) for each of Parent and Purchaser have been satisfied and (ii) Purchaser shall have delivered to the Seller Representatives a certificate, dated the Closing Date and signed by a duly authorized executive officer of Purchaser, certifying to the effect that the conditions set forth in Section 7.2(a) and Section 7.2(b) for Purchaser have been satisfied.
Section 7.3 Conditions to Obligation of Parent and Purchaser to Effect the Transactions. The obligation of Parent and Purchaser to effect the Transactions is further subject to the fulfillment (or the waiver by Parent, to the extent permissible under applicable Law) at or prior to the Closing Date of the following conditions:
(a) (i) The representations and warranties of the Company (A) contained in Sections 3.1(a) (Organizational Matters), 3.4(a) (Corporate Authority Relative to this Agreement), and 3.20 (Finders or Brokers) shall be true and correct in all material respects on and as of the Put Option Date and on and as of the Closing Date with the same effect as though made on such date (other than representations and warranties which by their express terms are made solely as of a specified earlier date, which shall be accurate in all material respects as of such specified earlier date); (B) contained in Sections 3.2(a) (Capital Stock) and Section 3.11(c) (Absence of Certain Changes) shall be true and correct in all respects, except as has not had and would not reasonably be expected to have, individually or in the aggregate with all other failures to be true or correct, a de minimis adverse effect, on and as of the Put Option Date and on and as of the Closing Date with the same effect as though made on such date; and (C) otherwise set forth in Article III, without giving effect to any qualifications as to materiality or Company Material Adverse Effect or other similar qualifications contained therein (provided, however, that the foregoing shall not apply to the portions of any of the representations and warranties set forth in Article III requiring the listing of matters and which are qualified by materiality or similar qualifications), shall be true and correct on and as of the Put Option Date and on and as of the Closing Date with the same effect as though made on such date (other than representations and warranties which by their express terms are made solely as of a specified earlier date, which shall be accurate in all material respects as of such specified earlier date), except as has not had and would not reasonably be expected to have, individually or in the aggregate with all other failures to be true or correct, a Company Material Adverse Effect and (ii) the representations and warranties of the Sellers (A) contained in Sections 4.1 (Organization and Standing), 4.5 (Authority, Execution and Delivery), and Section 4.7 (Finders or Brokers) shall be true and correct in all material respects on and as of the Put Option Date and on and as of the Closing Date with the same effect as though made on such date (other than representations and warranties which by their express terms are made solely as of a specified earlier date, which shall be accurate in all material respects as of such specified earlier date); (B) contained in Section 4.6 (Shares) shall be true and correct in all respects on and as of the Put Option Date and on and as of the Closing Date with the same effect as though made on such date; and (C) otherwise set forth in Article IV, without giving effect to any qualifications as to materiality or Material Adverse Effect or other similar qualifications contained therein (provided, however, that the foregoing shall not apply to the applicable portions of the representations and warranties set forth in Article IV requiring the listing of matters and which are qualified by materiality or similar qualifications), shall be true and correct on and as of the Put Option Date and on and as of the Closing Date with the same effect as though made on such date (other than representations and warranties which by their express terms are made solely as of a specified earlier date, which shall be accurate in all material respects as of such specified earlier date), except as has not had and would not reasonably be expected to have, individually or in the aggregate with all other failures to be true or correct, a Material Adverse Effect on such Seller.
(b) The Sellers and the Company shall have performed and complied in all material respects with all material covenants required by this Agreement to be performed or complied with by it prior to the Closing Date.
(c) Since the Put Option Date, there shall not have been any Company Material Adverse Effect or any event, change or effect that would, individually, or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
(d) The Company shall have delivered to Parent a certificate, dated the Closing Date and signed by a duly authorized executive officer, certifying to the effect that the conditions set forth in Section 7.3(a) through Section 7.3(c) for the Company have been satisfied.
(e) The Sellers shall deliver, substantially concurrently with the Closing, to Purchaser, the updated Company’s shareholders register reflecting the transfer and sale on the Closing Date of the Transferred Shares (except for the Locked Equity Incentive Shares) to the Purchaser in accordance with article 430-3 of the Luxembourg law on commercial companies dated 10 August 1915, as amended.
(f) The Transferred Shares shall represent, together with the Treasury Shares and the Locked Equity Incentive Shares, at least 99.5% of the share capital, financial, and voting rights of the Company on a fully diluted basis.
(g) The Company shall have held an extraordinary shareholders’ meeting to approve the amendment to the article of association of the Company as set forth in Section 6.17 of the Company Disclosure Schedule and such amendment was approved.

ARTICLE VIII.

TERMINATION
Section 8.1 Termination or Abandonment. Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Closing Date, whether before or after the Parent Stockholder Approval:
(a) by the mutual written consent of the Seller Representatives and Parent;
(b) by either the Seller Representatives or Parent, if the Transactions shall not have been consummated on or prior to 5:00 p.m. Eastern Time, on the twelve (12) month anniversary of the Put Option Date (the “End Date”); provided, (i) that if as of the End Date any of the conditions set forth in Section 7.1(b) or Section 7.1(c) (solely to the extent such condition has not been satisfied due to an Order or Law arising under or in connection with any Regulatory Law) shall not have been satisfied or waived, the End Date shall automatically be extended to the fifteen (15) month anniversary of the Put Option Date and (ii) that if as of the End Date (as extended pursuant to clause (b)(i)) the condition set forth in Section 7.1(b) (solely to the extent such condition has not been satisfied with respect to any Additional FDI Regime (as defined in Section 7.1(b) of the Company Disclosure Schedule)) shall not have been satisfied or waived, the End Date shall automatically be extended to the eighteen (18) month anniversary of the Put Option Date and (iii) that if as of the End Date (as extended pursuant to clauses (b)(i) and (b)(ii)) the condition set forth in Section 7.1(b) (solely to the extent such condition has not been satisfied with respect to any Additional FDI Regime (as defined in Section 7.1(b) of the Company Disclosure Schedule)) shall not have been satisfied or waived, the End Date shall automatically be extended to the twenty-one (21) month anniversary of the Put Option Date; provided, further that the End Date may be extended as provided in Section 1.2; provided, further, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to a Party if the failure of the Transactions to be consummated by the End Date shall be due to the material breach by such Party of any representation, warranty, covenant or other agreement of such Party set forth in this Agreement;
(c) by either the Seller Representatives or Parent, if an Order or Law of a Governmental Entity of competent jurisdiction shall have been issued, entered, enacted or promulgated that permanently restrains, enjoins or otherwise prohibits or makes illegal the consummation of the Transactions and such Order or Law shall have become final and nonappealable; provided, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to a Party if such Order or Law resulted from the material breach by such Party of any representation, warranty, covenant or other agreement of such Party set forth in this Agreement;
(d) by either the Seller Representatives or Parent, if the Parent Stockholders’ Meeting (as it may be adjourned or postponed) at which a vote on the Parent Stockholder Approval was taken shall have concluded and the Parent Stockholder Approval shall not have been obtained;
(e) by the Seller Representatives, if Parent or Purchaser shall have breached or there is any inaccuracy in any of its representations or warranties, or shall have breached or failed to perform any of its covenants or other agreements contained in this Agreement, which breach, inaccuracy or failure to perform (i) if it occurred or was continuing to occur on the Closing Date, would result in a failure of a condition set forth in Section 7.2(a), 7.2(b) or 7.2(c) and (ii) is either not curable or is not cured by the earlier of (A) the End Date and (B) the date that is forty-five (45) days following written notice from the Seller Representatives to Parent of such breach, inaccuracy or failure; provided, however, that the Seller Representatives shall not be permitted to terminate this Agreement pursuant to this Section 8.1(e) if there has been any material breach by the Company or the Sellers of their respective material representations, warranties or covenants contained in this Agreement, and such breach shall not have been cured in all material respects if such breach is curable;
(f) by Parent, if the Company or the Sellers shall have breached or there is any inaccuracy in any of their respective representations or warranties, or shall have breached or failed to perform any of their respective covenants or other agreements contained in this Agreement, which breach, inaccuracy or failure to perform (i) if it occurred or was continuing to occur on the Closing Date, would result in a failure of a condition set forth in Section 7.3(a), 7.3(b) or 7.3(c), and (ii) is either not curable or is not cured by the earlier of (A) the End Date and (B) the date that is forty-five (45) days following written notice from Parent to the Seller Representatives of such breach, inaccuracy or failure; provided, however, that Parent shall not be permitted to terminate this Agreement pursuant to this Section 8.1(f) if there has been any material breach by Parent or the Purchaser of their respective material representations, warranties or covenants contained in this Agreement, and such breach shall not have been cured in all material respects if such breach is curable; and
(g) by either the Seller Representatives or Parent, in the event of a Parent Adverse Recommendation Change.
(h) By the Seller Representatives, in the event that Parent willfully and materially breaches Section 6.19.
(i) by Parent, at any time prior to receiving the Parent Stockholder Approval in order to accept a Superior Proposal.
Section 8.2 Effect of Termination. In the event of termination of this Agreement pursuant to Section 8.1, this Agreement shall terminate (except that the Confidentiality Agreement, Section 6.8, Section 8.2, Section 8.3 and Article X shall survive any termination), and there shall be no other Liability on the part of the Company, its Subsidiaries and the Sellers, on the one hand, or Parent or Purchaser, on the other hand, to the other except as provided in Section 8.3; provided, that nothing herein shall relieve any Party from Liability for a Willful Breach of its covenants or agreements set forth in this Agreement or Fraud made with respect to any representation or warranty in this Agreement prior to such termination, in which case the aggrieved Party shall be entitled to all rights and remedies available at Law or in equity.
Section 8.3 Termination Fee and Expense Reimbursement.
(a) If this Agreement is terminated by (i) Seller Representatives or Parent pursuant to Section 8.1(d) (Parent Stockholder No Vote), (ii) Seller Representative or Parent pursuant to Section 8.1(b) (Outside Date) and at the time of such termination the Seller Representatives could have terminated this Agreement pursuant to Section 8.1(h) (Parent Breach of No Solicitation), or (iii) Seller Representatives pursuant to Section 8.1(h) (Parent Breach of No Solicitation), then Parent shall reimburse the Company, in respect of reasonable, out-of-pocket third party expenses actually incurred by the Company and its Affiliates directly related to this Agreement and the transactions contemplated hereby, an amount in cash up to $31,000,000 (the “Parent Expense Reimbursement”) in immediately available funds within two (2) Business Days following such termination. If this Agreement is terminated by Seller Representatives or Parent pursuant to Section 8.1(g) (Parent Adverse Recommendation Change), then Parent shall pay to the Company $110,000,000 (the “Parent Termination Fee”) in immediately available funds within two (2) Business Days of such termination. If this Agreement is terminated pursuant to Section 8.1(i) (Superior Proposal), then Parent must pay to the Company the Parent Termination Fee in immediately available funds prior to or substantially concurrently with such termination. The Parent Expense Reimbursement and the Parent Termination Fee, as applicable, shall constitute the sole and exclusive remedy of the Company and the Sellers against Parent, Purchaser and their respective Affiliates (and, in the case of the Parent Termination Fee, the Financing Entities) for any loss suffered as a result of the failure of the Transactions to be consummated or any loss suffered as a result of any breach of any covenant or obligation in this Agreement, and upon payment of such amounts, none of Parent nor Purchaser (nor, in the case of the Parent Termination Fee, the Financing Entities) nor any of their respective current, former or future stockholders or representatives shall have any further liability or obligation relating to or arising out of this Agreement; provided that, nothing herein shall relieve Parent or Purchaser from Liability for a Willful Breach of its covenants or agreements set forth in this Agreement or for Fraud made with respect to any representation or warranty in this Agreement prior to such termination, in which case the aggrieved party shall be entitled to all rights and remedies available at Law or in equity.
(b) In the event that: (A) an Alternative Transaction is made directly to Parent’s stockholders or is otherwise publicly disclosed or otherwise communicated to senior management of Parent or the Parent Board following the Put Option Date and prior to termination of this Agreement, (B) this Agreement is terminated pursuant to Section 8.1(d) (Parent Stockholder No Vote), Section 8.1(h) (Parent Breach of No Solicitation) or Section 8.1(b) (Outside Date) and at the time of such termination the Seller Representatives could have terminated this Agreement pursuant to Section 8.1(h) (Parent Breach of No Solicitation), and

(C) within twelve (12) months after the date of such termination, Parent or any of its Subsidiaries enters into an agreement in respect of any Alternative Transaction, or recommends or submits an Alternative Transaction to its stockholders for adoption, or a transaction in respect of an Alternative Transaction is consummated which, in each case, need not be the same Alternative Transaction that was made, disclosed or communicated prior to termination hereof (provided, that for purposes of this clause (C), each reference to “20%” in the definition of “Alternative Transaction” shall be deemed to be a reference to “50%”), then, in any such event, Parent shall pay to the Company (or its designee) the Parent Termination Fee. Notwithstanding anything in this agreement to the contrary, in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion. Payment of the Parent Termination Fee pursuant to this Section 8.3(b) shall be made in immediately available funds within two (2) Business Days following the execution of a definitive agreement with respect to, submission to the stockholders of, or consummation of, any transaction contemplated by an Alternative Transaction. Notwithstanding the foregoing, the amount of any Parent Expense Reimbursement payable pursuant to Section 8.3(a) shall reduce, on a dollar-for-dollar basis, the amount of the Parent Termination Fee payable by Parent in any instance where both amounts may otherwise be owed.
(c) Each of the Parties acknowledges that the Parent Termination Fee is not intended to be a penalty but rather is liquidated damages in a reasonable amount that will compensate the Company and the Sellers in the circumstances in which such Parent Termination Fee is due and payable, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision.
(d) Each of the Parties hereto acknowledges that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated hereby, and that, without these agreements, the Company and the Sellers would not enter into this Agreement. Accordingly, if the Parent fails to pay in a timely manner the Parent Expense Reimbursement or the Parent Termination Fee, then Parent shall pay to the Sellers interest on such amount from and including the date payment of such amount was due to but excluding the date of actual payment at the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made plus 3% per annum.
ARTICLE IX.

INDEMNIFICATION
Section 9.1 Survival. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Transactions, except for covenants and agreements that contemplate performance after the Closing Date or otherwise expressly by their terms survive the Closing Date.
Section 9.2 Indemnification. Subject to the terms of this Article IX, from and after the Closing Date, each of the Sellers and holders of Locked Equity Incentive Shares, severally and not jointly, shall hold harmless and repay each Parent Indemnitee, in accordance with such holder’s Pro Rata Portion against any damages which are suffered or incurred by any of the Parent Indemnitees (regardless of whether or not such damages related to any third party claim) and which arise from, directly or indirectly, or as a result of, any of the following:
(a) any inaccuracy or omission in the Payment Schedule, including any claims by any Seller that the Payment Schedule is not in accordance with the Company’s Organizational Documents or the Exit Agreement; provided that each Seller shall only be liable to such Parent Indemnitee, for the amount actually received by such Seller and/or holder of Locked Equity Incentive Shares pursuant to this Agreement;
(b) any claims by any Seller relating to any “drag-along” obligations in the Company’s Organizational Documents, or any claims by any Seller that such “drag-along” obligation is not enforceable;
(c) any reasonable, out-of-pocket and documented fees and expenses incurred by Parent in connection with the transfer of Hold Out Shares to Parent or Purchaser, as applicable, in accordance with Section 2.6(b); or
(d) any Indemnified Leakage Amount; provided that each Seller shall only be liable to such Parent Indemnitee, for the amount of Indemnified Leakage Amount actually received by such Seller and/or holder of Locked Equity Incentive Shares (net of any Tax benefit or other monetary gain for Parent or any of its Subsidiaries, including the Company and its Subsidiaries); provided further that, to the extent any Indemnified Leakage Amount is received by a third-party and not by a Seller or holder of Locked Equity Incentive Shares, the repayment obligation of such Indemnified Leakage Amount shall be borne by all Sellers and holders of Locked Equity Incentive Shares, severally and not jointly, in accordance with such holder’s Pro Rata Portion; provided further that, no repayment claims or disputes for damages resulting from any Company Leakage may be brought after nine (9) months from the Closing Date. Notwithstanding the foregoing, any agreement in respect of which indemnity may be sought under this Section 9.2(d) shall survive the time at which it would otherwise terminate pursuant to this this Section 9.2(d) if a Claim Notice for indemnification in respect of such agreement shall have been duly given in accordance with Section 9.4 prior to such time, in which event such agreement shall survive solely with respect to such claim until the final resolution thereof.
Section 9.3 Limitations. The sum of all damages payable by the Sellers and the holders of Locked Equity Incentive Shares to the Parent Indemnitees pursuant to Section 9.2 shall not exceed the portion of the aggregate Purchase Price actually received by a Seller or the portion of the Aggregate Exit Option Exercise Price actually received by a holder of Locked Equity Incentive Shares pursuant to this Agreement. Notwithstanding anything in this Agreement, nothing herein shall operate to limit the liability of any Seller nor shall restrict Parent Indemnitees from making a claim for Fraud made with respect to any representation or warranty in this Agreement, and all such rights and remedies for claims for Fraud shall be available to Purchaser Indemnitees.
Section 9.4 Claims Procedure.
(a) In order to seek indemnification under this Article IX, Parent or the Parent Indemnitee must provide notice to the Seller Representatives in a writing that (i) describes in reasonable detail the basis of the claim, to the extent then known by Parent or the Parent Indemnitee (including, to the extent then known, the facts underlying each particular claim and an identification of each section of this Agreement pursuant to which indemnification is being sought); (ii) sets forth a description and Parent’s or the Parent Indemnitee’s good faith estimate (based on information then known by Parent or the Parent Indemnitee) of the amount of damages incurred or reasonably expected to be incurred by the Parent Indemnitee and (iii) contains a demand for payment in the amount of such damages (a “Claim Notice”).
(b) Within twenty (20) calendar days after delivery of a Claim Notice, the Seller Representatives shall deliver to Parent a response, in which the Seller Representatives, on behalf of Sellers shall: (i) agree that Parent is entitled to receive all of the Claimed Amount, in which case each Seller shall deliver to Parent an amount in cash equal to its Pro Rata Portion of the Claimed Amount within two (2) Business Days after the later of (x) the delivery of such response by the Seller Representatives or (y) the delivery by Parent to the Seller Representatives of wire instructions for such payment, (ii) agree that the Parent is entitled to receive a portion of the Claimed Amount (the “Agreed Amount”), in which case each Seller shall deliver to Parent an amount in cash equal to the Pro Rata Portion of the Agreed Amount within two (2) Business Days after the later of (x) the delivery of such response by the Seller Representatives or (y) the delivery by Parent or Parent Indemnitee to the Seller Representatives of wire instructions for such payment or (iii) dispute that the Parent is entitled to receive any of the Claimed Amount (such response, a “Response”).
(c) During the 20-day period following the delivery of a Response that reflects a dispute, the Seller Representatives and Parent shall use good faith efforts to resolve the dispute. If the dispute is not resolved within such 20-day period or such longer period of time as may be mutually agreed between the Seller Representatives and Parent, such dispute shall be resolved in accordance with Section 10.3.
(d) The Seller Representatives shall have full power and authority on behalf of the Sellers to take any and all actions on behalf of, execute any and all instruments on behalf of, and execute or waive any and all rights of the Seller, under this Article IX. The Seller Representatives shall have no Liability to any Party, as applicable, for any action taken or omitted on behalf of the Sellers, as applicable, pursuant to this Article IX, nor shall Parent or Purchaser have any Liability for actions of the Seller Representatives.
Section 9.5 Tax Treatment. The Parties hereby agree that any payments made to any Party pursuant to Article IX shall constitute an adjustment of the Purchase Price for Tax purposes and shall be treated as such by the Parties on their Tax Returns to the maximum extent permitted by Law.

ARTICLE X.

MISCELLANEOUS
Section 10.1 Expenses. Except as otherwise provided in this Agreement (including in Section 6.6, Section 6.15(a) and Section 8.3), all fees and expenses incurred in connection with this Agreement and the Transactions contemplated by this Agreement shall be paid by the party incurring or required to incur such fees or expenses, whether or not the Transactions are consummated. For the avoidance of doubt, Company Transaction Expenses shall be included in Company Leakage.
Section 10.2 Counterparts; Effectiveness. This Agreement may be executed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (by telecopy, electronic delivery or otherwise) to the other parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.
Section 10.3 Governing Law; Jurisdiction.
(a) This Agreement, and all claims or causes of action (whether at Law, in contract or in tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.
(b) Each of the Parties irrevocably agrees that any Proceeding arising out of or relating to this Agreement including the negotiation, execution or performance hereof, shall be brought and determined exclusively in the Chancery Court of the State of Delaware or in the event (but only in the event) such courts do not have subject matter jurisdiction over such Proceeding, any other Delaware state court (the “Chosen Courts”). Each of the Parties hereby irrevocably submits with regard to any such Proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the Chosen Courts and agrees that it will not bring any such Proceeding in any court other than the Chosen Courts. Each of the Parties hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any such Proceeding, (A) any claim that it is not personally subject to the jurisdiction of the Chosen Courts, (B) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) to the fullest extent permitted by applicable Law, any claim that (1) the Proceeding in such court is brought in an inconvenient forum, (2) the venue of such Proceeding is improper or (3) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. To the fullest extent permitted by applicable Law, each of the Parties hereby consents to the service of process in accordance with Section 10.6; provided, that nothing herein shall affect the right of any party to serve legal process in any other manner permitted by Law.
Section 10.4 Specific Enforcement. The Parties agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at Law would exist and damages would be difficult to determine, and accordingly (a) the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific performance of the terms hereof, in each case in the Chosen Courts (in the order expressed in Section 10.3(b)), this being in addition to any other remedy to which they are entitled at Law or in equity, (b) the Parties waive any requirement for the securing or posting of any bond in connection with the obtaining of any specific performance or injunctive relief and (c) the Parties will waive, in any action for specific performance, the defense of adequacy of a remedy at Law.

Section 10.5 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING THE FINANCING OR ANY PERMANENT FINANCING).
Section 10.6 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (a) upon personal delivery to the party to be notified; (b) when received when sent by email or facsimile by the party to be notified; provided, that notice given by email or facsimile shall not be effective unless either (i) a duplicate copy of such email or fax notice is promptly given by one of the other methods described in this Section 10.6 or (ii) the receiving party delivers a written confirmation of receipt for such notice either by email or fax or any other method described in this Section 10.6; or (c) when delivered by a courier (with confirmation of delivery); in each case to the party to be notified at the following address:
To Parent or Purchaser:

Concentrix Corporation
39899 Balentine Drive, Suite 235
Newark, CA 94560
Attention:	Jane Fogarty
Email:

with a copy (which shall not constitute notice) to:

Pillsbury Winthrop Shaw Pittman LLP
2550 Hanover Street
Palo Alto, California 94304
Attention:	Allison Leopold Tilley, Esq.
Drew Simon-Rooke, Esq.
Email:	allison@pillsburylaw.com
drew.simonrooke@pillsburylaw.com

To the PoA Seller Representative:

Webhelp SAS
3-5, rue d’Héliopolis
75017 Paris, France
Attention:	Sandrine Asseraf
Email:

To the GBL Seller Representative:

Avenue Marnix 24
1000 Brussels, Belgium
Attention:	Priscilla Maters
Email:

To the Non-PoA Seller Representative:

Sapiens S.à r.l.
19-21, route d’Arlon, L-8009 Strassen
Grand Duchy of Luxembourg
Attention:	Priscilla Maters and Serge Saussoy, Managers
Email:

with a copy (which shall not constitute notice) to:

Kirkland and Ellis LLP
601 Lexington Avenue
New York, New York 10022
Attention:	Sarkis Jebejian
Chelsea N. Darnell
Email:	sarkis.jebejian@kirkland.com
chelsea.darnell@kirkland.com

Gide Loyrette Nouel A.A.R.P.I.
15 rue de Laborde
Paris, France 75008
Attention:	Olivier Diaz
Agathe Delalande
Email:	olivier.diaz@gide.com
agathe.delalande@gide.com

To the Company:

Marnix Lux, S.A.
2, rue Edward Steichen, L-2540 Luxembourg
Attention:	Priscilla Maters and Serge Saussoy, Managers
Email:

with a copy (which shall not constitute notice) to:

Latham & Watkins
45, rue Saint-Dominique
Paris, France 75007
Attention:	Alexander Crosthwaite
Christopher Drewry
Email:	Alexander.Crosthwaite@lw.com
Christopher.Drewry@lw.com
or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated or personally delivered. Any Party to this Agreement may notify any other Party of any changes to the address or any of the other details specified in this Section 10.6; provided, that such notification shall only be effective on the date specified in such notice or five (5) Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.
Section 10.7 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated by any of the Parties without the prior written consent of the other parties; provided, that each of Parent and Purchaser may assign any of their rights hereunder to a wholly owned direct or indirect Subsidiary of Parent without the prior written consent of the Sellers or Seller Representatives (except to the extent such assignment would reasonably be expected to have an adverse Tax impact on the Sellers, in which case the prior written consent of the Seller Representatives shall be required), but no such assignment shall relieve Parent or Purchaser of any of its obligations hereunder; provided further that, (a) each Seller that is an individual may assign any of his or her rights hereunder to another Seller, a trust, family limited partnership or other entity controlled by such individual (including entities formed primarily for estate planning purposes for the primary benefit of the spouse, domestic partner, parent, sibling, child or grandchild of such individual or any other person with whom the individual has a relationship by blood, marriage or adoption not more remote than first cousin) or the spouse, domestic partner, parent, sibling, child or grandchild of such individual or any other person with whom the individual has a relationship by blood, marriage or adoption not more remote than first cousin, in each case, to the extent such Seller transfers his or her Shares to such Person in accordance with this Agreement and the Company’s Organizational Documents, so long as such transfer occurs within ninety (90) days within the Closing Date and is notified by Parent and the Seller Representatives, but no such assignment shall relieve such Seller of any of his or her obligations hereunder, (b) each Seller that is an entity may assign any of his or her rights hereunder to another Seller or to an Affiliate, in each case, to the extent such Seller transfers his or her Shares to such Person in accordance with this Agreement and the Company’s Organizational Documents, but no such assignment shall relieve such Seller of any of its obligations hereunder and (c) Parent may assign any of its rights, but not its obligations, under this Agreement to any of the Financing Parties as collateral security; provided, that no such assignment shall relieve Parent of its obligations hereunder. Subject to the first sentence of this Section 10.7, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and assigns. Any purported assignment not permitted under this Section 10.7 shall be null and void.
Section 10.8 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.
Section 10.9 Entire Agreement. This Agreement together with the exhibits hereto, schedules hereto and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the Parties, or any of them, with respect to the subject matter hereof and thereof, and this Agreement is not intended to grant standing to any Person other than the Parties.
Section 10.10 Amendments; Waivers. At any time prior to the Closing Date, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Seller Representatives, Parent and Purchaser. Notwithstanding the foregoing, no failure or delay by any party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.
Section 10.11 Headings. Headings of the Articles and Sections of this Agreement are for convenience of the Parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
Section 10.12 No Third-Party Beneficiaries. Each of Parent, Purchaser and the Sellers agrees that (a) its representations, warranties, covenants and agreements set forth herein are solely for the benefit of the other Parties, in accordance with and subject to the terms of this Agreement, and (b) this Agreement is not intended to, and does not, confer upon any Person other than the Parties any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. Notwithstanding the foregoing, each director and officer referenced in Section 6.9 shall be an express third-party beneficiary of and shall be entitled to rely upon Section 6.9 and this Section 10.12 and (b) the Financing Entities are express third party beneficiaries of Section 10.15.
Section 10.13 Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context otherwise requires. The word “or” shall not be deemed to be exclusive. The word “extent” and the phrase “to the extent” when used in this Agreement shall mean the degree to which a subject or other thing extends, and such word or phrase shall not mean simply “if.” All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. References in this Agreement to specific Laws or to specific provisions of Laws shall include all rules and regulations promulgated thereunder. Each of the Parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.
Section 10.14 Seller Representatives.
(a) By execution hereof, each PoA Seller irrevocably appoints the PoA Seller Representative, each Non-PoA Seller irrevocably appoints the Non-PoA Seller Representative and each GBL Seller and Frédéric Jousset irrevocably appoints the GBL Seller Representative, in each case, to act as their respective agent and attorney-in-fact for and on behalf of such Seller, as the case may be, regarding any matter under this Agreement or otherwise relating to the transactions contemplated hereby, including: (i) delivering and receiving notices, including service of process, with respect to any matter under this Agreement or any related document; (ii) executing and delivering any and all documents (including any related document other than this Agreement) on behalf of such Sellers and taking any and all such actions as shall be necessary or required to consummate the transactions contemplated hereby; (iii) providing notice of, demanding, pursuing or enforcing, in its discretion, any claim, including specific performance in accordance with Section 10.4, against Purchaser or Parent for a breach of this Agreement; (iv) taking, in its discretion, any and all actions, and delivering and receiving any and all notices hereunder, in respect of or in connection with any claim for damages, including the negotiation, settlement or compromise of any disagreement or dispute with Purchaser or Parent in respect thereof; (v) funding, including by way of deduction, any costs, fees, expenses or other losses or Liabilities incurred by the applicable Seller Representative in the performance of its duties and the negotiation of this Agreement and the transactions contemplated hereby as a Seller Representative for such Seller in accordance with this Section 10.14 and other amounts expressly required or permitted to be paid by such Seller Representatives under this Agreement on behalf of such Sellers; (vi) executing and delivering, on behalf of the applicable Sellers, any Contract, agreement, amendment or other document or certificate, including any settlement agreement or release of claims, to effectuate any of the foregoing or as may otherwise be specifically permitted by this Agreement, any such Contract, agreement, amendment or other document or certificate to have the effect of binding the applicable Sellers as if each such Seller, as applicable, had personally entered into such agreement; (vii) taking all such other actions as such Seller Representative shall deem necessary or appropriate, in its discretion, for the accomplishment of the foregoing; and (viii) engaging such attorneys, accountants, consultants and other Persons as such Seller Representative, in its discretion, deems necessary or appropriate to accomplish any action required or permitted of it hereunder. Notwithstanding the foregoing, all such actions enumerated in (iii) and (iv) shall be made jointly and unanimously by the PoA Seller Representative, the GBL Seller Representative, and the Non-PoA Seller Representative.
(b) The Seller Representatives will not be liable to any Seller for any act taken or omitted to be taken as Seller Representatives, while acting in good faith, and any act taken or omitted to be taken pursuant to the advice of counsel will be conclusive evidence of such good faith. The Seller Representatives shall be authorized by Sellers to rely, and shall be fully protected against Sellers in relying, upon any statements furnished to the Seller Representatives by Sellers, the Company, Purchaser, Parent, or any third party or any other evidence deemed by such Seller Representative to be reliable, and the Seller Representatives shall be authorized by the Sellers to act on the advice of its selected counsel. The Seller Representatives shall be authorized by Sellers in failing or refusing to take any action under this Agreement or any related document or agreement if such Seller Representative shall have received such advice or concurrence as it deems appropriate with respect to such inaction, or if such Seller Representative shall not have been expressly indemnified to its satisfaction against any and all Liability and expense that such Seller Representative may incur by reason of taking or continuing to take any such action.
(c) In the event of the death or incapacity (mental or physical) for more than fourteen (14) days of the PoA Seller Representative, the PoA Sellers holding a majority of the outstanding Equity Interests of the Company immediately prior to Closing shall appoint a successor representative within seven (7) days, who shall serve in such capacity upon such successor representative’s consent (such successor representative, the “PoA Successor Representative”). In the event that no PoA Successor Representative is appointed within seven (7) days pursuant to this Section 10.14(c), GBL shall appoint the PoA Successor Representative. In such event, the PoA Successor Representative shall be deemed to be the “PoA Seller Representative” for all purposes of this Agreement.
(d) In the event of the death or incapacity (mental or physical) for more than fourteen (14) days of the Non-PoA Seller Representative, the Non-PoA Sellers holding a majority of the outstanding Equity Interests of the Company immediately prior to Closing shall appoint a successor representative within seven (7) days, who shall serve in such capacity upon such successor representative’s consent (such successor representative, the “Non-PoA Successor Representative”). In the event that no Non-PoA Successor Representative is appointed within seven (7) days pursuant to this Section 10.14(d) GBL shall appoint the Non-PoA Successor Representative. In such event, the Non-PoA Successor Representative shall be deemed to be the “Non-PoA Seller Representative” for all purposes of this Agreement.
(e) In the event of the death or incapacity (mental or physical) for more than fourteen (14) days of the GBL Seller Representative, GBL shall appoint a successor representative within seven (7) days, who shall serve in such capacity upon such successor representative’s consent (the “GBL Successor Representative”). In such event, the GBL Successor Representative shall be deemed to be the “GBL Seller Representative” for all purposes of this Agreement.
Section 10.15 Financing Entities. Notwithstanding anything in this Agreement to the contrary, the Sellers, the Seller Representatives and the Company (each on behalf of itself, its Subsidiaries and each of its controlled Affiliates) hereby: (a) agrees that any Proceeding, whether in law or in equity, whether in contract or in tort or otherwise, involving the Financing Entities, arising out of or relating to, this Agreement, the Financing, any Alternative Financing, any Permanent Financing or any of the agreements (including any applicable commitment letter) entered into in connection with the Financing, any Alternative Financing, any Permanent Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such Proceeding to the exclusive jurisdiction of such court, (b) agrees that any such Proceeding shall be governed by and construed in accordance with the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), except as otherwise provided in the Commitment Letter or any other applicable commitment letter, agreement or document relating to the Financing, any Alternative Financing or any Permanent Financing, (c) agrees not to bring or support or permit any Seller, the Company or any of its Subsidiaries or its Affiliates to bring or support any Proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Financing Entity in any way arising out of or relating to, this Agreement, the Financing, any Alternative Financing, any Permanent Financing, any commitment letter relating thereto or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any federal or state court in the Borough of Manhattan, New York, New York, (d) agrees that service of process upon the Sellers, the Seller Representatives, the Company, its Subsidiaries and its controlled Affiliates in any such Proceeding shall be effective if notice is given in accordance with Section 10.6, (e) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such Proceeding in any such court, (f) KNOWINGLY, INTENTIONALLY AND VOLUNTARILY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW TRIAL BY JURY IN ANY PROCEEDING BROUGHT AGAINST THE FINANCING ENTITIES IN ANY WAY ARISING OUT OF OR RELATING TO, THIS AGREEMENT, THE FINANCING, ANY ALTERNATIVE FINANCING, ANY PERMANENT FINANCING, ANY COMMITMENT LETTER OR FINANCING AGREEMENT RELATING THERETO OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR THE PERFORMANCE OF

ANY SERVICES THEREUNDER, (g) agrees that none of the Financing Entities will have any liability to any Seller, the Seller Representatives, the Company, its Subsidiaries or any of their respective controlled Affiliates or respective representatives (in each case, for the avoidance of doubt, other than the Parent or its Subsidiaries) relating to or arising out of this Agreement, the Financing, any Alternative Financing, any Permanent Financing, any commitment letter or other agreement relating thereto or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise, other than, for the avoidance of doubt, from and after the Closing Date, under any definitive agreements executed in connection with the Financing (but not, for the avoidance of doubt, under this Agreement) to the extent the Company and/or its Affiliates are party thereto; provided, that, notwithstanding the foregoing, nothing in this Section 10.15(g) shall in any way limit or modify the obligations of any Financing Entity to Parent, under the Commitment Letter, (h) agrees that in no event shall the Company or any of its Affiliates be entitled to seek the remedy of specific performance of this Agreement directly against any Financing Entity; provided that nothing in this Section 10.15(h) shall in any way limit or modify the obligations of any Financing Entity to Parent under the Commitment Letter. and (h) agrees that (and each other party hereto agrees that) the Financing Entities are express third party beneficiaries of, and may enforce, any of the provisions of this Section 10.15, and that such provisions and any definitions used in this Agreement to the extent an amendment, supplement, waiver or other modification of such definitions would modify the substance of such provisions (including definitions of “Financing Entities” and “Financing Parties”) shall not be amended, supplemented, waived or otherwise modified in any way adverse to the Financing Entities without the prior written consent of the Financing Parties.
Section 10.16 Definitions.
(a) Certain Specified Definitions. As used in this Agreement:
“10-Day VWAP” means the volume weighted average price of the shares of Parent Common Stock traded on Nasdaq, or any other national securities exchange on which the shares of Parent Common Stock are then traded (as reported by Bloomberg L.P. under the function “VWAP” or, if not reported therein, in another authoritative source mutually selected by Parent and the Seller Representatives), for the ten (10) Trading Days ending on the first trading day immediately preceding the date of determination of the 10-Day VWAP.
“Affiliates” means, as to any Person, any other Person which, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by Contract or otherwise; provided that, an “Affiliate” of GBL for purposes of this Agreement shall be limited to any Person controlled, directly or indirectly, by GBL and no entity that controls GBL shall be deemed an “Affiliate” of the Company as a result of its control of GBL.
“Aggregate Exit Option Exercise Price” shall mean an amount equal to the Exit Call Option Exercise Price (or Exit Put Option Exercise Price) for all of the Locked Equity Incentive Shares determined in accordance with the terms of the Exit Call Option Agreement (or Exit Put Option Agreement). For the avoidance of doubt, the Parties agree that the Exit Call Option Exercise Price (or Exit Put Option Exercise Price) for a Locked Equity Incentive Share of a given class shall be equal to the gross per share purchase price received by the Other Sellers at Closing for an Acquired Share of the same class.
“Alternative Transaction” means any offer, proposal, written inquiry or indication of interest from any third party relating to any transaction or series of related transactions involving (i) any acquisition or purchase by any Person, directly or indirectly, of 20% or more of any class of outstanding voting or equity securities of Parent or any of its Subsidiaries or any tender offer (including a self-tender) or exchange offer that, if consummated, would result in any Person beneficially owning 20% or more of any class of outstanding voting or equity securities of Parent or any of its Subsidiaries, (ii) any merger, amalgamation, consolidation, share exchange, business combination, joint venture or other similar transaction involving Parent or any of its Subsidiaries, the business of which constitutes 20% or more of the consolidated net revenues, net income or assets of Parent and its Subsidiaries, (iii) any sale, lease, exchange, transfer, license (other than licenses in the ordinary course of business), acquisition or disposition of 20% or more of the consolidated assets of Parent and its Subsidiaries (measured by the fair market value thereof) or (iv) any liquidation, dissolution, recapitalization, extraordinary dividend or other significant corporate reorganization of Parent or any of its Subsidiaries, the business of which constitutes 20% or more of the consolidated net revenues, net income or assets of Parent and its Subsidiaries.
“Antitrust Laws” means the HSR Act, the Federal Trade Commission Act, as amended, the Sherman Act, as amended, the Clayton Act, as amended, and all federal, state, local, municipal, foreign and multinational antitrust, competition, merger control and foreign investment Laws and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, restraint of trade or lessening of competition through merger or acquisition, or to prohibit, restrict or regulate foreign investment and or foreign subsidiaries.
“Benefit Plan” means any compensatory or employee benefit plan, program, agreement or arrangement, including pension, retirement, profit-sharing, deferred compensation, stock option, change in control, retention, equity or equity-based compensation, stock purchase, employee stock ownership, severance pay, vacation, bonus or other incentive plans, medical, retiree medical, vision, dental or other health plans, life insurance plans, and each other material employee benefit plan or fringe benefit plan, including any “employee benefit plan” as that term is defined in Section 3(3) of ERISA, in each case, whether funded or unfunded, or insured or self-insured.
“Bribery Legislation” means all applicable Laws relating to anti-bribery or anti-corruption (governmental or commercial), including Laws that prohibit the corrupt payment, offer, promise or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any public official, commercial entity or any other Person to obtain or retain business or an improper business advantage; such as, without limitation,: the U.S. Foreign Corrupt Practices Act of 1977, as amended from time to time; the UK Bribery Act of 2010 and all national and international Laws enacted to implement the Organization For Economic Co-operation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions.
“Business” means, with respect to the Company, the business of the Company as currently conducted, and, with respect to the Company’s Subsidiaries, the business of the applicable Subsidiary as currently conducted.
“Business Day” means any day other than a Saturday, Sunday or any other day on which commercial banks in San Francisco, California and Luxembourg, Grand Duchy of Luxembourg, are authorized or required by Law to remain closed.
“Change of Control” means the occurrence of any transaction or series of related transactions the result of which is: (x) the acquisition by any Person or “group” (as defined in the Exchange Act) of Persons of direct or indirect beneficial ownership of securities representing 50% or more of the combined voting power of the then outstanding securities of Parent; (y) a merger, consolidation, reorganization or other business combination, however effected, resulting in (i) any Person or “group” (as defined in the Exchange Act) of Persons acquiring at least 50% of the combined voting power of the then outstanding securities of Parent or the surviving Person outstanding immediately after such combination or (ii) members of the board of directors of Parent immediately prior to the merger, consolidation, reorganization or other business combination not constituting at least a majority of the board of directors of the company surviving the combination or, if the surviving corporation is a Subsidiary, the ultimate parent of such Subsidiary (other than, in the case of the foregoing clauses (x) and (y), any transaction in which shares of capital stock of Parent outstanding immediately prior to such transaction continue to represent, or are converted into or exchanged for shares of capital stock or other equity interests that represent, immediately following such transaction, at least a majority, by voting power, of the capital stock or other equity interests, as applicable, of Parent, the surviving or successor company, or any direct or indirect parent entity of Parent or the surviving or successor company, as applicable); or (z) a sale of all or substantially all of the assets of Parent and its Subsidiaries on a consolidated basis (based on the fair market value thereof), except where such sale is to a wholly owned Subsidiary of Parent.
“Claimed Amount” means the amount of any damages incurred or reasonably expected to be incurred by the Parent in connection with a claim for indemnification pursuant to Article IX.

“Code” means the Internal Revenue Code of 1986, as amended.
“Company Benefit Plan” means each Benefit Plan (i) that is maintained by the Company or any of its Subsidiaries for the benefit of any current or former employee, officer or director of the Company or any of its Subsidiaries, or (ii) to which the Company or any of its Subsidiaries contributes or is obligated to contribute or would reasonably be expected to have any Liability, other than (x) a Multiemployer Plan, (y) any plan or program maintained by a Governmental Entity to which the Company or any of its Affiliates contributes pursuant to applicable Law, and (z) any plan or program mandated by applicable Law.
“Company Leakage” means:
(a) any of the following circumstances or any commitment related thereto to the extent that the same occurs after the Locked Box Date (excluded) and on or before Closing (included) (without any double counting) by the Company or any Subsidiary thereof to a Seller and/or a Seller Connected Person (other than the Company or its Subsidiaries), that is not Company Permitted Leakage, and in each case except with respect to Taxes, which are solely and exclusively addressed in clause (viii):
(i) any distribution (including by way of setoff against claims or in kind) of dividends, interim dividends, reserves, premiums, assets, declared, paid or made or any other distribution;
(ii) any payment declared, paid or made (in cash or in kind), or any asset transferred or assigned to, or any liability incurred, assumed, indemnified or guaranteed, including any payments with respect to Indebtedness owed by a Seller or a Seller Connected Person;
(iii) the repurchase, reimbursement or the reduction or redemption of capital;
(iv) the Company Transaction Expenses;
(v) any repayment of a shareholder loan or transfer of cash or assets;
(vi) any Liabilities assumed, indemnified or incurred (including under any guarantee, indemnity or security interest), any loan, credit facility or advance, to the benefit of the Sellers or any Seller Connected Person;
(vii) any agreement to do any of the foregoing; or
(viii) any Tax imposed and allocable to any of the foregoing matters set out in (i) to (vii), other than any VAT which is actually recovered or expected to be recoverable by the Company or any Subsidiary or by any group of which they are members for VAT purposes.
(b) Notwithstanding anything in this Agreement to the contrary, the amount by which Net Debt exceeds Target Net Debt shall be Company Leakage that reduces Purchase Price and shall not be Company Permitted Leakage under any circumstances; provided, for clarity, that any adjustment to the Cash Purchase Price pursuant to this clause (b) shall not be duplicative of any adjustment that would otherwise be required pursuant to the other clauses under this definition of “Company Leakage”. For the avoidance of doubt, calculation of Net Debt shall (i) not include any Taxes and (ii) deduct all Company Leakage set forth in clause (a) above from Net Debt.
“Company Lease” means any lease, sublease, license and other agreement under which the Company or any of its Subsidiaries leases, subleases, licenses, uses or occupies (in each case whether as landlord, tenant, sublandlord, subtenant or by other occupancy arrangement) any real property.
“Company Material Adverse Effect” means a Material Adverse Effect with respect to the Company or its Subsidiaries.
“Company Permitted Leakage” means any of the following when made by the Company or its Subsidiaries:
(i) to pay any compensation, remuneration, salaries, pension contributions, performance or other bonuses or other reimbursements, benefits or expenses due to any employee, corporate officer, director or consultants of the Company or its Subsidiaries in the ordinary course of their employment (excluding for the avoidance of doubt, any transaction bonus triggered by the consummation of the Transaction);

(ii) to pay any directors’ fees and expenses to directors of the Company or its Subsidiaries (excluding directors representing Sapiens) in the ordinary course of their duties;
(iii) to pay, incur or agree to pay any amounts or liability in connection with any matter undertaken by or on behalf of the Company or its Subsidiaries (x) at the written request or with the written agreement of Purchaser or (y) arising from the consummation of the Transaction in accordance with the Agreement or otherwise contemplated for in the Agreement;
(iv) to pay or incur liabilities to Other Sellers who held or hold securities in Subsidiaries of the Company pursuant to arrangements existing as at the Put Option Date;
(v) any Company Leakage specifically consented in writing by Purchaser; provided, that, consent pursuant to Section 6.1(a) or (b) shall not constitute consent to Company Leakage that would be deemed Company Permitted Leakage unless such consent expressly states otherwise;
(vi) as set forth on Section 10.16(a)(i) of the Company Disclosure Schedule
(vii) to pay any Taxes arising or incurred in the ordinary course of business or otherwise in respect of any matters set out in (i) to (vi);
(viii) any irrecoverable VAT incurred in respect of any matters set out in (i) to (viii); and
(ix) to pay any Taxes of the Company and its Subsidiaries or any Taxes under any Tax sharing agreements or similar agreements between the Company and any of its Subsidiaries.
For the avoidance of doubt, any Company Transaction Expenses and the Aggregate Exit Option Exercise Price shall not be considered “Company Permitted Leakage”.
“Company Permitted Lien” means, to the exclusion of any Lien on any securities of the Company or of any Subsidiary, (i) any Lien for Taxes not yet delinquent or that are being contested in good faith by appropriate Proceedings or for which adequate reserves have been established by the Company in accordance with IFRS, (ii) vendors’, mechanics’, materialmen’s, carriers’, workers’, landlords’, repairmen’s, warehousemen’s, construction and other similar Liens (A) with respect to Liabilities that are not yet due and payable or, if due, are not delinquent or (B) that are being contested in good faith by appropriate Proceedings and for which adequate reserves (based on good faith estimates of management) have been set aside for the payment thereof or (C) arising or incurred in the ordinary course and which are not, individually or in the aggregate, material to the business operations of the Company and its Subsidiaries, taken as a whole, and do not materially adversely affect the market value or continued use of the asset encumbered thereby, (iii) Liens imposed or promulgated by applicable Law or any Governmental Entity with respect to real property, including zoning, building or similar restrictions but only to the extent that the Company and its Subsidiaries and their assets are materially in compliance with the same, (iv) pledges or deposits in connection with workers’ compensation, unemployment insurance, and other social security legislation, (v) Liens relating to intercompany borrowings among the Company and its wholly owned Subsidiaries, (vi) utility easements, encroachments, rights of way, imperfections in title, charges, easements, rights of way (whether recorded or unrecorded), restrictions, declarations, covenants, conditions, defects and similar Liens, but not including any monetary Liens, that are imposed by any Governmental Entity having jurisdiction thereon or otherwise are typical for the applicable property type and locality as do not individually or in the aggregate materially interfere with the present occupancy or use or market value of the respective Company Owned Real Property or Company Lease or otherwise materially impair the business operations of the Company and its Subsidiaries, (vii) Liens to be released at or prior to Closing and (viii) Liens that would not reasonably be expected to be material to the Company or its Subsidiaries taken as a whole.
“Company Transaction Expenses” means (i) all third party fees and expenses incurred by or on behalf of the Company at or prior to Closing in connection with the Transactions, the Investor Rights Agreement, the Put Option Agreement, the Sellers’ Note, and any and all other ancillary documents and the transactions contemplated hereby and thereby whether or not billed or accrued (including any fees and expenses of legal counsel, financial advisors, accountants and Tax advisors, investment bankers and brokers of the Company notwithstanding any contingencies for earnouts, escrows, and the like), (ii) any change in control bonus, retention bonus, transaction bonus, severance benefits or payments or similar amounts to be made to any current or former Company service provider at or after the Closing which become payable as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby, but excluding any “double trigger” amounts that become payable as a result of the execution of this Agreement or upon the consummation of the transactions contemplated hereby and one or more additional events, and (iii) the amount of the employer portion of any withholding, payroll, employment or similar Taxes with respect to any amounts taken into account as Company Transaction Expenses under clause (ii).
“Compliant” means, with respect to the Required Information, that (a) such Required Information, taken as a whole, does not include any untrue statement of a material fact or omit to state any material fact necessary in order to make such Required Information, in the light of the circumstances in which it is provided to Parent, not materially misleading, in each case, giving effect to all supplements and updates delivered with respect thereto, (b) no audit opinion or authorization letter with respect to any financial statements (or any portion thereof) contained in the Required Information shall have been withdrawn, (c) such financial statements and financial information are sufficient to permit the Company’s independent accountants to issue customary comfort letters to the Financing Parties, including customary negative assurance comfort and customary change period comfort, upon any relevant notes or other securities pricing date, occurring during the Marketing Period; and (d) unless a new unqualified audit opinion or SAS 100 limited review is delivered or completed, as applicable, with respect to any such Required Information by a nationally recognized independent public accounting firm in Luxembourg, the Company shall not have indicated its intent to restate any historical financial statement (or any portion thereof) contained in the Required Information, unless such restatement has been completed and delivered to Parent or the Company has determined and confirmed in writing to Parent that no restatement shall be required in accordance with IFRS.
“Contract” means any contract, note, bond, mortgage, indenture, deed of trust, license, lease, agreement, arrangement, commitment, side letter, or other instrument or obligation that is legally binding.
“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions, variations or mutations thereof or related or associated epidemics, pandemic or disease outbreaks.
“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or other Law, directive, guidelines or recommendations promulgated by any industry group or any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the CARES Act, Families First Act, the Payroll Tax Executive Order and IRS Notices 2020-22, 2020-65 and 2021-11.
“Excluded Information” means (a) any description of post-Closing capital structure, including descriptions of indebtedness or equity of Parent or any of its affiliates (including the Company and its Subsidiaries on or after the Closing Date), (b) any description of the Financing (including any “description of notes”) or any information customarily provided by a lead arranger, underwriter or initial purchaser in a customary information memorandum, prospectus or offering memorandum for a secured bank financing or debt securities, as applicable, including sections customarily drafted by a lead arranger or an underwriter or initial purchaser, such as those regarding confidentiality, timelines, syndication process, limitations of liability and underwriting or plan of distribution, (c) pro forma financial statements (excluding, for the avoidance of doubt with respect to this clause (c), the historical financial information of the Company and its Subsidiaries required for Parent to prepare the pro forma financial information of Parent described in the definition of Company Financial Information), projections or other prospective information any information regarding any post-Closing or pro forma cost savings, synergies or other pro forma adjustments or any pro forma or projected information and (d) risk factors.
“Environmental Law” means any Law (i) relating to pollution or the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or any exposure to or release of, or the management of (including the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production or disposal of) any Hazardous Materials or (ii) that regulates, imposes liability (including for enforcement, investigatory costs, cleanup, removal or response costs, natural resource damages, contribution, injunctive relief, personal injury or property damage) or establishes standards of care with respect to any of the foregoing.
“Environmental Permit” means any permit, certificate, registration, notice, approval, identification number, license or other authorization required under any applicable Environmental Law.
“Equity Incentive Shares” means the Shares that were granted for free by the Company to the beneficiaries listed in Section 3.2(a) of the Company Disclosure Schedule pursuant to the Equity Plans, whether or not such Shares are actually issued.
“Equity Plans” means those plans set forth on Section 10.16(a)(ii) of the Company Disclosure Schedule.
“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.
“Exit Agreement” means the exit allocation agreement, dated as of the Put Option Date, by and among the Company, the GBL Sellers, the OD Sellers, Frédéric Jousset and the other Sellers party thereto, substantially in the form provided to Parent prior to execution of the Put Option.
“Exit Call Option Agreement” means the exit call option agreement entered into with respect to the Locked Equity Incentive Shares between the Company and the beneficiaries of Locked Equity Incentive Shares listed in Section 3.2(a) of the Company Disclosure Schedule as may be amended in accordance with Section 2.3 and/or Section 10.7.
“Exit Call Option Exercise Price” shall have the meaning ascribed to the term “Call Option Exercise Price” in the Exit Call Option Agreement.
“Exit Put Option Agreement” means the exit put option agreement entered into with respect to the Locked Equity Incentive Shares between the Company and the beneficiaries of Locked Equity Incentive Shares listed in Section 3.2(a) of the Company Disclosure Schedule as may be amended in accordance with Section 2.3 and/or Section 10.7.
“Exit Put Option Exercise Price” shall have the meaning ascribed to the term “Put Option Exercise Price” in the Exit Put Option Agreement.
“Financing Entities” means the Financing Parties and their respective Affiliates and their and their respective Affiliates’ officers, directors, employees, partners, shareholders, managers, members, attorneys, advisors, accountants, consultants, agents and representatives and their respective successors and assigns; provided that neither Parent nor any affiliate of Parent shall be a Financing Party.
“Financing Parties” means the entities that have committed to or commit to provide or have otherwise entered into or enter into agreements in connection with the Financing, any Alternative Financing or any Permanent Financing (including the parties to the Commitment Letter) solely in their capacity as such, or to purchase securities from or place securities or arrange or provide loans to Parent or any of its Subsidiaries in connection with the Financing, any Alternative Financing or any Permanent Financing, solely in their respective capacity as such.
“Fraud” means, with respect to any Party, means the deliberate, intentional or knowing fraud of such Party with respect to a representation made by such Party under the common law of the State of Delaware; provided that, for the avoidance of doubt, deliberate, intentional or knowing fraud does not include any claim for promissory, equitable or constructive fraud or fraud based on a negligence or recklessness standard.
“GAAP” shall mean United States generally accepted accounting principles.

“GBL” means Groupe Bruxelles Lambert SA, a public limited liability company (société anonyme) incorporated under the Laws of Belgium, whose registered office is avenue Marnix 24, B-1000 Brussels, Belgium, registered under the corporate number 0407.040.209.
“Governmental Entity” means: (i) any federal, state, local, foreign or multinational government or any entity or individual exercising executive, legislative, judicial, regulatory, taxing or administrative functions of or pertaining to government; (ii) any public international organization (such as the World Bank, United Nations); and (iii) any department, agency, authority, regulator or instrumentality thereof, including any company, business, enterprise or other entity owned or controlled, in whole or in part, by any government.
“Hazardous Materials” means all substances defined or regulated as hazardous, a pollutant or a contaminant under any Environmental Law, including any regulated pollutant or contaminant (including any constituent, raw material, product or by-product thereof), petroleum or natural gas hydrocarbons or any liquid or fraction thereof, asbestos or asbestos-containing material, polychlorinated biphenyls, any hazardous or solid waste, and any toxic, radioactive, infectious or hazardous substance, material or agent.
“IFRS” means the International Financial Reporting Standards as issued by the International Accounting Standards Board.
“Indebtedness” means, with respect to any Person, without duplication, as of the date of determination: (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all lease obligations of such Person capitalized on the books and records of such Person, (iv) all Indebtedness of others secured by a Lien on property or assets owned or acquired by such Person, whether or not the Indebtedness secured thereby have been assumed, (v) all letters of credit or performance bonds issued for the account of such Person, to the extent drawn upon, and (vi) all guarantees of such Person of any Indebtedness of any other Person other than a wholly owned subsidiary of such Person.
“Indemnified Leakage Amount” means any Leakage Amount that has not been accounted for and reduced from the Closing Cash Payment.
“knowledge” means (i) with respect to Parent and its Subsidiaries, the actual knowledge of the individuals listed in Section 10.16(a)(iii) of the Parent Disclosure Schedule and (ii) with respect to the Company and its Subsidiaries, the actual knowledge of the individuals listed on Section 10.16(a)(iv) of the Company Disclosure Schedule, in both cases after reasonable inquiry.
“Laws” and each, a “Law” means federal, state, local and foreign or multinational laws, statutes, ordinances, rules, regulations, judgments, Orders, injunctions, decrees or agency requirements of Governmental Entities, including any rules and regulations of Nasdaq.
“Leakage Amount” means, with respect to any Company Leakage, the aggregate amount of such Company Leakage, less the amount equal to any Tax benefit for the Company or the relevant Subsidiary (if any) attributable to such Company Leakage but only to the extent such Tax benefit is realized in the year such Company Leakage is incurred or the year following the year in which such Company Leakage is incurred.
“Liability” means any and all debts, liabilities and obligations, whether fixed, contingent or absolute, matured or unmatured, accrued or not accrued, determined or determinable, secured or unsecured, disputed or undisputed, subordinated or unsubordinated, or otherwise.
“Lien” means, in relation to any asset or right, any security interest or guarantee secured on personal property or real estate (including inter alia a pledge, encumbrance, collateral, mortgage or guarantee), any lien, pledge, easement or restrictive covenant, charge, condition, any right restricting possession, exercise, full ownership or free transferability (including inter alia a sale agreement, encumbrance, covenant, condition, restriction, charge, option, non-compete obligation, non-transferability obligation, pre-emptive right, preferential agreement, tag-along right, drag-along right, escrow arrangement, right of retention, right of first refusal, security interest, deed of trust right-of-way, encroachment, occupancy right, community property interest, retention of title clause, claim or demand) or any other restriction of any nature, third party right or obligation of any kind that has a similar purpose or effect, save as specified in the

Shareholders’ Agreement or the Organizational Documents of the Company or a Subsidiary as regards said entity only. For the avoidance of doubt, any license or sublicense of Intellectual Property Rights in the ordinary course of business shall not be deemed to be a “Lien.”
“Locked Box Date” means December 31, 2022.
“Locked Equity Incentive Shares” means the Equity Incentive Shares granted pursuant to the Equity Plans for French beneficiaries which will remain, on the Closing Date, either unissued (en période d’acquisition) or subject to a mandatory holding period (en période de conservation), as detailed in Section 3.2(a) of the Company Disclosure Schedule as amended (as the case may be), in accordance with Section 2.3 and/or Section 10.7.
“Marketing Period” means the seven (7) Business Day period beginning on the day Parent receives the Required Information from the Company; provided that (a) April 7, 2023, July 3, 2023, November 24, 2023 and March 29, 2024 shall not count as a Business Day for purposes of calculating the Marketing Period, (b) if the Marketing Period shall not have been completed on or prior to August 18, 2023, then it shall not commence prior to September 5, 2023 and (c) if the Marketing Period shall not have been completed on or prior to December 22, 2023, then it shall not commence prior to January 2, 2024; provided that the Marketing Period shall end, and shall be deemed to have been satisfied, on any earlier date on which the Financing, any Permanent Financing or any Alternative Financing is funded in an aggregate amount that is sufficient to pay the Transaction Uses. If the Required Information fails to be Compliant at any time during the Marketing Period, the Marketing Period will not be deemed to have commenced and the Marketing Period will commence when the Required Information is again Compliant. If the Company in good faith reasonably believes that it has delivered the Required Information and that the Required Information is Compliant, it may deliver to Parent written notice to that effect, stating when it believes it completed the applicable delivery, in which case the Required Information shall be deemed to have been delivered as of the date specified in such notice, and the Required Information shall be deemed to be Compliant unless Parent in good faith reasonably believes that the Company has not completed delivery of the Required Information or the Required Information is not Compliant and, within three (3) Business Days after receipt of such notice from the Company, Parent specifies in writing to the Company (stating with specificity which Required Information Parent reasonably believes the Company has not delivered or the reason for which the Required Information is not Compliant), following which the Required Information shall be deemed to have been received by Parent as soon as the Company delivers to Parent such specified portion of the Required Information; provided, that such written notice from Parent to the Company will not prejudice the Company’s right to assert that the Required Information was, in fact, delivered and is Compliant.
“Material Adverse Effect” means, with respect to any Person, any effect, change, event, circumstance, condition, occurrence or development that, either individually or in the aggregate, has had a material adverse effect on the business, properties, results of operations or financial condition of such Person and its Subsidiaries taken as a whole (provided, however, that Material Adverse Effect shall not be deemed to include the impact of (A) changes in GAAP, IFRS or applicable regulatory accounting requirements or official interpretations thereof, (B) changes, after the date hereof, in Laws, rules or regulations of general applicability to companies in the industries in which such Person and its Subsidiaries operate, or interpretations thereof by courts or Governmental Entities, (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak or escalation of war, conflict with respect to Ukraine or acts of terrorism) or in economic, market (including equity, credit and debt markets, as well as changes in interest rates) or other general industry-wide conditions affecting the industries in which such Person and its Subsidiaries operates, (D) the announcement, existence or pendency of this Agreement or the transactions contemplated hereby if, as to the Company or its Subsidiaries, arising from the identity of Parent or any of its Affiliates, and if, as to Parent, arising from the identity of Company or any of its Affiliates (provided that this clause (D) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from the execution or announcement of or performance under this Agreement or the consummation of the transactions contemplated hereby), (E) a decline in the trading price of Parent’s Common Stock, or the failure, in and of itself, to meet earnings projections, earnings guidance, budgets, expectations, estimates or internal financial forecasts, but not, in either case, including any underlying causes thereof to the extent not otherwise excluded pursuant to subclauses (A) through (I), (F) disasters (including hurricanes, tornadoes, floods, fires, explosions, earthquakes and weather-related events) or other acts of God, curfews, riots, demonstrations or public disorders or any escalation or worsening thereof after the date hereof (G) any epidemic, pandemic or disease outbreak (including COVID-19) or worsening thereof, including commercially reasonable responses thereto (including the COVID-19 Measures or Permitted Actions); (H) any action taken (or omitted to be taken) by a party or any of its Subsidiaries at the written request of the other party; and (I) any action taken (or omitted to be taken) by a Person or any of its Subsidiaries that is expressly required to be taken (or omitted to be taken) pursuant to this Agreement; except, with respect to subclause (A), (B), (C), (F) or (G) to the extent that the effects of such change are materially disproportionately adverse to the business, properties, results of operations or financial condition of such Person and its Subsidiaries, taken as a whole, as compared to other companies in the industries in which such Person and its Subsidiaries, taken as a whole, operate).
“Material Subsidiaries” means the Subsidiaries of the Company set forth on Section 10.16(a)(v) of the Company Disclosure Schedule. For clarity, the Material Subsidiaries exclude Subsidiaries comprising less than 2% of the Company's earnings before interest, taxes, depreciation and amortization (EBITDA).
“Nasdaq” means the Nasdaq Global Select Market, but if the Nasdaq Global Select Market is no longer the principal U.S. trading market for Parent Common Stock, then “Nasdaq” shall be deemed to mean the principal U.S. national securities exchange registered under the Exchange Act on which Parent Common Stock is then traded.
“Net Debt” has the meaning set forth in the Net Debt Example and Related Definitions attached hereto as Exhibit C.
“Non-PoA Sellers” means the Sellers who do not execute a PoA (as defined in the Put Option Agreement) prior to the Closing (excluding, for the avoidance of doubt, the GBL Sellers and Frédéric Jousset).
“Non-U.S. Company Benefit Plan” means each Company Benefit Plan that is maintained outside the jurisdiction of the United States.
“Order” means any charge, order, writ, injunction, judgment, decree, ruling, determination, directive, award or settlement entered, issued or rendered by any Governmental Entity, whether civil, criminal or administrative.
“Organizational Documents” means, with respect to any Person (other than an individual), (a) the certificate or articles of incorporation, formation or organization, and other similar documents entered into or adopted at any time or filed in connection with the creation, formation or organization of such Person and (b) all by-laws, limited liability company agreements, operating agreements, partnership agreements, voting agreements and similar documents, instruments or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.
“Parent Common Stock” means the common stock of Parent, par value $0.0001 per share.
“Parent Equity Plan” means Parent’s 2020 Stock Incentive Plan.
“Parent Indemnitees” mean the following Persons: (a) Parent; (b) Parent’s current and future Affiliates (including the Purchaser, the Company and each of its Subsidiaries); (c) the respective representatives of the Persons referred to in clauses (a) and (b) above; and (d) the respective successors and assigns of the Persons referred to in clauses (a), (b) and (c) above; provided, however, that the Sellers shall not be deemed to be “Parent Indemnitees.”
“Parent Intervening Event” shall mean a material event or circumstance with respect to Parent or its Subsidiaries that was neither known nor reasonably foreseeable by the Parent Board as of the date of this Agreement (or if known or reasonably foreseeable, the consequences of which were not known or reasonably foreseeable by the Parent Board as of the date of this Agreement), which event or circumstance, or any consequence thereof, becomes known to the Parent Board prior to obtaining the Parent Stockholder Approval; provided, however, that in no event shall any of the following constitute a Parent Intervening Event or be taken into account in determining whether a Parent Intervening Event has occurred: (i) any change in the market price, or change in trading volume, of the capital stock of Parent, (ii) any (A) Alternative Transaction or other merger, consolidation or other business combination transaction involving Parent or its Subsidiaries, (B) sale, lease or other disposition of assets of Parent (including equity interests of any Subsidiary of Parent) or its Subsidiaries, (C) issuance of equity interests of the voting power of Parent, or (D) combination of the foregoing (in each case, excluding the Transactions), (iii) any event or circumstance relating to Sellers, the Company or any of their respective Affiliates, (iv) any event or circumstance resulting from the announcement, pendency or consummation of the Transaction or (v) the fact that Parent or any of its Subsidiaries exceeds or fails to meet internal, analysts’ or other earnings estimates or financial projections or forecasts for any period, or any changes in credit ratings and any changes in any analysts’ recommendations or ratings with respect to Parent or any of its Subsidiaries.
“Parent Lease” means any lease, sublease, license and other agreement under which Parent or any of its Subsidiaries leases, subleases, licenses, uses or occupies (in each case whether as landlord, tenant, sublandlord, subtenant or by other occupancy arrangement), or has the right to use or occupy, now or in the future, any real property.
“Parent Material Adverse Effect” means (x) a Material Adverse Effect with respect to Parent or its Subsidiaries or (y) any effect, change, event, circumstance, condition, occurrence or development that, either individually or in the aggregate, has had or would reasonably be expected to prevent or materially impair or materially delay the consummation of the Transactions or the ability of Parent and Purchaser to perform their respective covenants and obligations pursuant to this Agreement.
“Parent Permitted Lien” means (i) any Lien for Taxes not yet delinquent or that are being contested in good faith by appropriate Proceedings or for which adequate reserves have been established by Parent in accordance with GAAP, (ii) vendors’, mechanics’, materialmen’s, carriers’, workers’, landlords’, repairmen’s, warehousemen’s, construction and other similar Liens (A) with respect to Liabilities that are not yet due and payable or, if due, are not delinquent or (B) that are being contested in good faith by appropriate Proceedings and for which adequate reserves (based on good faith estimates of management) have been set aside for the payment thereof or (C) arising or incurred in the ordinary and usual course of business and which are not, individually or in the aggregate, material to the business operations of Parent and its Subsidiaries and do not materially adversely affect the market value or continued use of the asset encumbered thereby, (iii) Liens imposed or promulgated by applicable Law or any Governmental Entity with respect to real property, including zoning, building or similar restrictions but only to the extent that Parent and its Subsidiaries and their assets are materially in compliance with the same, (iv) pledges or deposits in connection with workers’ compensation, unemployment insurance, and other social security legislation, (v) Liens relating to intercompany borrowings among Parent and its wholly owned Subsidiaries, (vi) utility easements, minor encroachments, rights of way, imperfections in title, charges, easements, rights of way (whether recorded or unrecorded), restrictions, declarations, covenants, conditions, defects and similar Liens, but not including any monetary Liens, that are imposed by any Governmental Entity having jurisdiction thereon or otherwise are typical for the applicable property type and locality as do not individually or in the aggregate materially interfere with the present occupancy or use or market value of the respective Parent Owned Real Property or Parent Lease or otherwise materially impair the business operations of Parent and its Subsidiaries, (vii) Liens to be released at or prior to Closing and (viii) Liens that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
“Payoff Indebtedness” means any Indebtedness outstanding under the Senior Facilities Agreement (as defined in the Company Disclosure Schedule), any outstanding Indebtedness set forth on Section 10.16(a)(vi) of the Company Disclosure Schedule and any other outstanding Indebtedness for borrowed money of the Company and its Subsidiaries identified in the sole discretion of Parent.
“Payment Schedule” means the schedule to be delivered to Purchaser at least four (4) Business Days prior to the anticipated Closing Date setting forth the Company’s good faith estimate of (a) a list of each Seller, (b) the number and class of Shares held by each Seller immediately prior to the Closing, (c) the percentage and amount of the Closing Cash Payment payable to each Seller, (d) the percentage and number of shares of the Closing Share Payment issuable to each Seller, (e) the percentage and number of Earnout Shares, (f) the amount of cash payable to each Seller in lieu of fractional shares of Parent Common Stock pursuant to Section 2.2, (g) each Seller’s e-mail and/or mailing address, to the extent available, and (h) wire instructions for any payment hereunder to be made to such Seller, to the extent available.

“Permitted Action” means any such commercially reasonable action or inaction, whether or not in the ordinary course of business, that the Company reasonably believes is necessary or prudent for the Company or any of its Subsidiaries to take or abstain from taking, in order to carry on and preserve or protect their respective businesses, assets or properties or to protect the health or safety of natural Persons employed by the Company or any of its Subsidiaries, in each case, solely in connection with COVID-19 or the COVID-19 Measures.
“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including a Governmental Entity and any permitted successors and assigns of such person.
“PoA Sellers” means the Sellers who execute a PoA (as defined in the Put Option Agreement) prior to the Closing (excluding, for the avoidance of doubt, the GBL Sellers and Frédéric Jousset).
“Pro Rata Portion” means, with respect to a Seller or holder of Locked Equity Incentive Shares, the quotient obtained by dividing (a) the portion of the Purchase Price to be received at Closing by such Seller or after Closing, upon exercise of the Exit Call Option Agreement or Exit Put Option Agreement, by such holder of Locked Equity Incentive Shares by (b) the Purchase Price to be received at Closing by all the Sellers and after Closing, upon exercise of the Exit Call Option Agreement or Exit Put Option Agreement, by all the holders of Locked Equity Incentive Shares, as set forth on the Payment Schedule.
“Proceeding” means any action, suit, claim, hearing, arbitration, litigation or other proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), in each case, by or before any Governmental Entity.
“Put Option Agreement” means the put option agreement dated March 29, 2023 executed by the Parties pursuant to which Purchaser committed to purchase the Transferred Shares;
“Put Option Date” means March 29, 2023.
“Regulatory Clearances” means the expiration or termination of the waiting period under the HSR Act and the authorizations, consents, clearances and approvals pursuant to the other Regulatory Laws listed on Section 7.1(b) of the Company Disclosure Schedule.
“Regulatory Laws” means any (a) Antitrust Laws or (b) applicable supranational, national, federal, state, county, local or foreign antitrust, competition, financial services, trade regulation, or foreign investment Laws, including but not limited to any Laws that are designed or intended to prohibit, restrict or regulate investments by entities that are deemed a foreign entity or that may pose a threat to national security for purposes of any applicable law or regulation (Laws described in clause (b)).
“representatives” means, with respect to a Person, such Person’s directors, officers, employees, accountants, legal counsel, investment bankers, advisors, agents and other representatives.
“Required Information” means (a) the Company Financial Information, (b) such unaudited historical information solely regarding the Company and its Subsidiaries (which shall not have been subject to any SAS 100 limited review) that is reasonably necessary for Parent to prepare a customary pro forma condensed balance sheet of Parent as of the end of Parent’s most recent fiscal year or interim period included in the Offering Document and a customary pro forma condensed income statement of Parent for Parent’s most recently completed fiscal year and most recent interim period included in the Offering Document, presented to give effect to the Transactions in accordance with Regulation S-X under the Securities Act, and (c) such other financial data solely regarding the Company and its Subsidiaries of the type and form that would be required by Regulation S-X and Regulation S-K under the Securities Act to be included in a registration statement on Form S-3 registering an offering of debt securities by Parent. Notwithstanding anything to the contrary in this definition, nothing will require the Company to provide (or be deemed to require the Company to prepare) any Excluded Information.
“Sanctioned Country” means any of the Crimea, Donetsk or Luhansk regions of Ukraine, Cuba, Iran, North Korea, and Syria.
“Sanctioned Person” means any Person with whom dealings are restricted or prohibited under the Sanctions Laws of the United States, the United Kingdom, the European Union, or the United Nations,

including (i) any Person identified in any list of sanctioned Person maintained by (A) the United States Department of Treasury, Office of Foreign Assets Control, the United States Department of Commerce, Bureau of Industry and Security, or the United States Department of State; (B) Her Majesty’s Treasury of the United Kingdom; (C) any committee of the United Nations Security Council; or (D) the European Union; (ii) any Person located, organized, or resident in, organized in, or a Governmental Entity or government instrumentality of, any Sanctioned Country; and (iii) any Person directly or indirectly 50% or more owned or controlled by, or acting for the benefit or on behalf of, a Person described in clause (i) or (ii).
“Sanctions Laws” means all Laws concerning economic sanctions, including embargoes, export restrictions, the ability to make or receive international payments, the freezing or blocking of assets of a targeted Person, the ability to engage in transactions with specified Persons or countries, or the ability to take an ownership interest in assets of a specified Person or located in a specified country, including any Laws threatening to impose economic sanctions on any Person for engaging in proscribed behavior.
“Securities Act” means the United States Securities Act of 1933, as amended.
“Seller Connected Person” means, in relation to a Seller, (i) any Affiliate thereof, (ii) a manager, employee, associate or agent of that Seller or of any of its Affiliates or (iii) if that Seller is an individual, his//her spouse (by virtue of marriage, civil partnership or cohabitation arrangement) or any relative of that Seller in the first, second or third degree;
“Seller Permitted Lien” means (i) any Lien for Taxes not yet delinquent or that are being contested in good faith by appropriate Proceedings or for which adequate reserves have been established by such Seller in accordance with GAAP or IFRS, as applicable, (ii) vendors’, mechanics’, materialmen’s, carriers’, workers’, landlords’, repairmen’s, warehousemen’s, construction and other similar Liens (A) with respect to Liabilities that are not yet due and payable or, if due, are not delinquent or (B) that are being contested in good faith by appropriate Proceedings and for which adequate reserves (based on good faith estimates of management) have been set aside for the payment thereof or (C) arising or incurred in the ordinary and usual course of business and which are not, individually or in the aggregate, material to the business operations of such Seller and its Subsidiaries and do not materially adversely affect the market value or continued use of the asset encumbered thereby, (iii) Liens imposed or promulgated by applicable Law or any Governmental Entity with respect to real property, including zoning, building or similar restrictions but only to the extent that such Seller and its Subsidiaries and their assets are materially in compliance with the same, (iv) pledges or deposits in connection with workers’ compensation, unemployment insurance, and other social security legislation, (v) Liens relating to intercompany borrowings among such Seller and its wholly owned Subsidiaries, (vi) utility easements, minor encroachments, rights of way, imperfections in title, charges, easements, rights of way (whether recorded or unrecorded), restrictions, declarations, covenants, conditions, defects and similar Liens, but not including any monetary Liens, that are imposed by any Governmental Entity having jurisdiction thereon or otherwise are typical for the applicable property type and locality as do not individually or in the aggregate materially interfere with the present occupancy or use or market value of the respective owned real property or leased real property of such Seller or its Subsidiaries or otherwise materially impair the business operations of such Seller and its Subsidiaries, (vii) Liens to be released at or prior to Closing and (viii) Liens that would not reasonably be expected to have, individually or in the aggregate, be material and adverse to such Seller, taken as a whole.
“Shareholders’ Agreement” means the shareholders’ agreement relating to the Company entered into on November 19, 2019, by and among GBL, certain shareholders of the Company and its Affiliates and certain managers of the Company and its Affiliates, as amended from time to time.
“Shares” means the issued and outstanding shares of the Company.
“Specified Contract” means any Contract (i) with a Significant Customer by which the Company or any of its Subsidiaries is bound that expressly obligates the Company or its Subsidiaries (or following the Closing, Parent or its Subsidiaries) to conduct business with such Significant Customer on an exclusive basis or that contains “most favored nation” or right of first refusal or offer covenants, or (ii) with a customer by which the Company or any of its Subsidiaries is bound that involves payments to the Company or its Subsidiaries of more than $15 million per annum that is on terms substantially less favorable in the aggregate to the Company than the Company’s Contracts with its Significant Customers as of the Put Option Date.
“Specified Sellers” means, collectively, the GBL Sellers, the OD Sellers and Frédéric Jousset.
“Straddle Period” means any taxable period beginning before or on and ending after the Closing Date.
“Subsidiaries” of any party means any corporation, partnership, association, trust or other form of legal entity of which (i) 50% or more of the voting power of the outstanding voting securities are directly or indirectly owned by such party or (ii) such party or any Subsidiary of such party is a general partner.
“Superior Proposal” means any bona fide written unsolicited Alternative Transaction made after the date hereof (with all percentages included in the definition of “Alternative Transaction” increased to 50%) that is expressly conditioned on the termination of this Agreement, which, after consulting with such outside advisors as Parent determines in good faith to be reasonably consistent with its fiduciary duties, is determined by Parent, after taking into account all legal, financial, regulatory and other aspects of the proposal, the Person making the Proposal, all relevant terms and conditions of such Alternative Transaction as Parent reasonably determines any changes to the terms of this Agreement offered by the Seller Representatives in response to such Alternative Transaction, the anticipated timing, conditions and ability of the Person making such Alternative Transaction to consummate the transactions contemplated by such Alternative Transaction (including whether such Person is reasonably likely to have adequate sources of financing or adequate funds to consummate such Alternative Transaction), that, if consummated, such Alternative Proposal would be more favorable to the stockholders of Parent from a financial point of view than the Transactions (including any adjustment to the terms and conditions thereof proposed in writing by the Seller Representatives in response to any such Alternative Transaction).
“Takeover Statutes” mean any “business combination,” “control share acquisition,” “fair price,” “moratorium” or other takeover or anti-takeover statute or similar Law.
“Target Net Debt” means, €1,550,000,000.00; provided that (A) if the Closing occurs on or prior to August 31, 2023, as a result of a Parent Closing Election, Target Net Debt means, €1,600,000,000.00; (B) if the Closing occurs between and inclusive of September 1, 2023 and September 30, 2023, as a result of a Parent Closing Election, Target Net Debt means, €1,580,000,000.00; and (C) if the Closing occurs on or after October 1, 2023 Target Net Debt means, €1,550,000,000.00.
“Tax” or “Taxes” means any and all federal, state, local or foreign taxes imposed by any Taxing Authority, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, VAT, license, withholding, payroll, employment, social security, unemployment, sickness, incapacity, death, retirement, any other obligations with respect to the workplace and mandatory or optional profit-sharing schemes for employees, excise, severance, environmental, stamp, occupation, premium, and property (real or personal) taxes, direct or indirect levy, transfer duty, customs duty, deduction, fee, contribution or other duty, including any and all interest, late-payment interest, surcharge, fines, penalties, additions to Tax or additional amounts imposed by any Governmental Entity with respect thereto.
“Tax Return” means any return, declaration, report or similar filing required to be filed with respect to Taxes, including any information return, claim for refund, amended return, or declaration of estimated Taxes.
“Taxing Authority” means any Governmental Entity responsible for the administration or the imposition of any Tax.
“Trading Day” means any day on which shares of Parent Common Stock are actually traded on the principal securities exchange or securities market on which shares of Parent Common Stock are then traded.
“Transaction Uses” means all amounts required to (i) repay, prepay, refinance, redeem or otherwise satisfy any Indebtedness of Parent, the Company or their respective Subsidiaries contemplated or required to be so repaid, prepaid, refinanced, redeemed or otherwise satisfied in connection with the consummation of the transactions contemplated by this Agreement, (ii) pay all fees and expenses payable by Parent and its Subsidiaries related to or arising out of the consummation of the transactions contemplated by this

Agreement that are required to be paid as of the Closing Date and (iii) pay all other amounts required to be paid by Parent and its Subsidiaries pursuant to or in connection with this Agreement and the transactions contemplated hereby that are required to be paid as of the Closing Date.
“Transfer” means the (a) sale or assignment of, offer to sell, contract or agreement to sell, hypothecation, pledge, grant of any option to purchase or otherwise dispose of or enter into an agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security or (b) entry into any swap, exchange fund or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise.
“Treasury Regulations” means the regulations promulgated from time to time under the Code (including corresponding provisions and succeeding provisions) as in effect for the relevant taxable period.
“Treasury Shares” means the Shares owned by the Company and listed on Section 10.16(a)(vii) of the Company Disclosure Schedule.
“U.S. Company Benefit Plan” means each Company Benefit Plan that is not a Non-U.S. Company Benefit Plan.
“VAT” means (a) any tax imposed in compliance with the council directive of 28 November 2006 on the common system of value added tax; and (b) any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in (a), or elsewhere.
“Voluntary Resignation” means (i) a resignation by a Senior Manager for any reason or, (ii) for any Senior Manager whose employment or similar agreement with the Company includes “good reason” or a similar term, a resignation by such Senior Manager for any reason other than for good reason (or similar term).
“Willful Breach” means, with respect to any material breach of a representation, warranty, agreement or covenant, an action or omission where the breaching party knows such action or omission is a breach of such representation, warranty, agreement or covenant.

(b) The following terms are defined elsewhere in this Agreement, as indicated below:
Term	Section
Acceptable Confidentiality Agreement	Section 6.19(a)
Acquired Shares	Preamble
Affiliate Arrangements	Section 6.14
Agreed Amount	Section 9.4(b)
Agreement	Preamble
Alternative Financing	Section 6.12(c)
Annual Financial Statements	Section 3.5(a)
Anti-Money Laundering Laws	Section 3.24(d)
Antitrust Counsel Only Material	Section 6.6(b)
Business Systems	Section 3.17(a)(i)
Call Option Exercise Price	Section 10.16(a)
Cash Purchase Price	Section 2.1(a)
Chosen Courts	Section 10.3(b)
Claim Notice	Section 9.4(a)
Closing	Section 1.2
Closing Cash Payment	Section 2.1(a)
Closing Date	Section 1.2
Closing Share Payment	Section 2.1(b)
CoC Threshold	Section 2.1(c)(ii)
Collective Bargaining Agreement	Section 3.15(a)
Commitment Letter	Section 5.9
Company	Preamble
Company Board	Section 3.1(d)
Company Disclosure Schedule	Article III
Company Employees	Section 6.4(c)
Company Financial Information	Section 6.13
Company Insurance Policies	Section 3.23
Company Intellectual Property Assets	Section 3.17(a)(ii)
Company Material Contracts	Section 3.18(a)
Company Owned Real Property	Section 3.16
Company Qualified Plan	Section 3.10(c)
Confidentiality Agreement	Section 6.2(d)
Contributed Sellers	Preamble
Contributed Shares	Preamble
Contribution	Preamble
Copyrights	Section 3.17(a)(v)(C)
Covered Person	Section 6.9(b)
D&O Insurance	Section 6.9(a)
Data Protection Laws	Section 3.17(a)(iii)
Earnout Period	Section 2.1(c)(i)
Earnout Registration Thresholds	Section 2.1(c)(vii)
Earnout Shares	Section 2.1(c)(i)
Earnout Threshold	Section 2.1(c)(i)
Employee Seller Representative	Preamble
Employee Successor Representative	Section 10.14(d)
End Date	Section 8.1(b)
Enforceability Exceptions	Section 3.4(a)
Equity Purchase Price	Section 2.1(b)
Estimated Closing Statement	Section 2.3
Exchange Act	Section 3.4(b)

Term	Section
Exchange Agent	Section 2.5(a)
Exchange Agent Agreement	Section 2.5(a)
Exchange Documents	Section 2.5(d)
Exchanged Shares	Preamble
Final Lock-up Release Date	Section 6.5(a)
Financing	Section 5.9
Financing Agreements	Section 6.12(a)
FINPAR V	Preamble
FINPAR VI	Preamble
GBL Seller Representative	Preamble
GBL Sellers	Preamble
GBL Successor Representative	Section 10.14(e)
GDPR	Section 3.17(a)(iv)
Government Official	Section 3.24(b)
Hold Out Seller	Section 2.6(b)
Hold Out Shares	Section 2.6(b)
HSR Act	Section 3.4(b)
Indebtedness	Section 10.16(a)
Initial Lock-up Release Date	Section 6.5(a)
Intellectual Property Rights	Section 3.17(a)(v)
Investor Rights Agreement	Preamble
IRS	Section 3.10(a)
Legal Proceeding	Section 3.12
Liberty Management	Preamble
Lock-up Restriction	Section 6.5(a)
Lock-Up Shares	Section 6.5(a)
Manager Seller Representative	Preamble
Manager Successor Representative	Section 10.14(c)
Marks	Section 3.17(a)(v)(B)
Marnix FPC	Section 3.5(a)
Montana	Preamble
Multiemployer Plan	Section 3.10(e)
New Plans	Section 6.4(c)
Notice Period	Section 6.19(c)
OD Sellers	Preamble
Offering Document	Section 6.12(e)(ii)
Old Plans	Section 6.4(c)
Other Sellers	Preamble
Parent	Preamble
Parent Adverse Recommendation Change	Section 6.19(b)
Parent Board	Preamble
Parent Board Recommendation	Preamble
Parent Disclosure Schedule	Article V
Parent Expense Reimbursement	Section 8.3(a)
Parent Intervening Event	Section 10.16(a)
Parent Organizational Documents	Section 5.1(c)
Parent SEC Documents	Section 5.4
Parent Share Issuance	Preamble
Parent Stockholder Approval	5.2(a)
Parent Stockholders’ Meeting	Section 6.16(b)
Parent Termination Fee	Section 8.3(a)
Party	Preamble

Term	Section
Patents	Section 3.17(a)(v)(A)
Payment Fund	Section 2.5(b)
Payoff Letters	Section 6.12(e)(vi)
Per Share CoC Price	Section 2.1(c)(ii)
Permanent Financing	Section 6.12(c)
Permitted Loan	Section 6.5(b)
Personal Information	Section 3.17(a)(vi)
Personal Property Lease	Section 3.18(a)(iv)
Proxy Statement	Section 6.16(b)
Purchase Price	Section 2.1(b)
Purchaser	Preamble
Purchaser Benefit Plan	Section 5.11
Purchaser Board	Preamble
Put Option Exercise Price	Section 10.16(a)
Released Parties	Section 2.5(g)(iii)
Response	Section 9.4(b)
Sapiens	Preamble
SEC	Section 2.1(c)(vii)
Second Request	Section 6.6(c)
Seller Disclosure Schedule	Article IV
Seller Representatives	Preamble
Sellers	Preamble
Sellers’ Note	Preamble
Senior Management	Section 6.5(a)
Senior Manager	Section 6.5(a)
Significant Customer	Section 3.19(a)
Significant Supplier	Section 3.19(b)
Software	Section 3.17(a)(vii)
Specified Benefit Plan	Section 3.10(a)
Specified Transferee	Section 6.5(b)
Support Agreement	Preamble
Transaction Approvals	Section 3.4(b)
Transactions	Preamble
Transfer Taxes	Section 6.15(a)
Transferred Shares	Preamble
Trojan horse	Section 3.17(e)(ii)
USA PATRIOT Act	Section 3.24(d)
VWAP	Section 10.16(a)
Webhelp	Section 3.1(d)
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered as of the date first above written.
CONCENTRIX CORPORATION

By:	/s/ Andre S. Valentine
Name: Andre S. Valentine
Title: Chief Financial Officer

OSYRIS S.À R.L.

By:	/s/ Andrew Farwig
Name: Andrew Farwig
Title: Manager

MARNIX LUX SA

By:	/s/ Priscilla Maters	/s/ Serge Saussoy
	Name: Priscilla Maters	Serge Saussoy
	Title: Director	Director

SAPIENS S.À R.L.

By:	/s/ Priscilla Maters	/s/ Serge Saussoy
	Name: Priscilla Maters	Serge Saussoy
	Title: Director	Director

FINPAR V SRL

By:	/s/ Priscilla Maters	/s/ Xavier Litkin
	Name: Priscilla Maters	Xavier Litkin
	Title: Director	Director

FINPAR VI SRL

By:	/s/ Priscilla Maters	/s/ Xavier Litkin
	Name: Priscilla Maters	Xavier Litkin
	Title: Director	Director

OLIVIER DUHA

By:	/s/ Sandrine Asseraf
Name: Sandrine Asseraf
Title: Duly Authorized

MONTANA

By:	/s/ Sandrine Asseraf
Name: Sandrine Asseraf
Title: Duly Authorized
[Signature Page to the Share Purchase Agreement]

LIBERTY MANAGEMENT

By:	/s/ Sandrine Asseraf
Name: Sandrine Asseraf
Title: Duly Authorized

FRÉDÉRIC JOUSSET

By:	/s/ Frédéric Jousset
Frédéric Jousset, in his individual capacity

NON-POA SELLER REPRESENTATIVE:

SAPIENS S.À R.L.

By:	/s/ Priscilla Maters	/s/ Serge Saussoy
	Name: Priscilla Maters	Serge Saussoy
	Title: Director	Director

POA SELLER REPRESENTATIVE:

By:	/s/ Sandrine Asseraf
Name: Sandrine Asseraf

GBL SELLER REPRESENTATIVE:

By:	/s/ Priscilla Maters
Name: Priscilla Maters
[Signature Page to the Share Purchase Agreement]

EXHIBIT B

FORM OF SELLERS’ NOTE
* * *
THE TRANSFER, SALE AND ASSIGNMENT OF THIS NOTE ARE SUBJECT TO RESTRICTIONS. NO TRANSFER, SALE OR ASSIGNMENT OF THIS NOTE SHALL BE EFFECTIVE UNLESS MADE IN COMPLIANCE WITH THE PROVISIONS HEREOF AND PROPERLY REFLECTED IN THE REGISTER.
CONCENTRIX CORPORATION
PROMISSORY NOTE
€700,000,000	[•], 2023
This Promissory Note (this “Note”) is entered into as of the date set forth above by and among:
(a) Concentrix Corporation, a Delaware corporation (the “Maker”),
(b) (i) Sapiens S.à r.l., a private limited liability company (société à responsabilité limitée) organized under the Laws of the Grand Duchy of Luxembourg, whose registered office is at 19-21, route d’Arlon, L-8009 Strassen, Grand Duchy of Luxembourg, registered with the Luxembourg Register of Commerce and Companies (Registre de Commerce et des Sociétés, Luxembourg) under number B235895 (“Sapiens”), (ii) FINPAR V, a société à responsabilité limitée organized under the laws of Belgium, whose registered office is 24 avenue Marnix, 1000 Brussels, Belgium, registered under corporate number 0746.527.143 (“FINPAR V”), (iii) FINPAR VI, a société à responsabilité limitée organized under the laws of Belgium, whose registered office is 24 avenue Marnix, 1000 Brussels, Belgium, registered under corporate number 0758.452.601 (“FINPAR VI”, and together with FINPAR V and Sapiens, the “GBL Noteholders”),
(iv) Olivier Duha, (v) Liberty Management, a société à responsabilité limitée, organized under the laws of Belgium, whose registered office is 22, rue Jean-Baptiste Meunier, 1050 Brussels, Belgium, registered under the corporate number 0655.770.082 (“Liberty Management”), (vi) Montana, a société simple, organized under the Laws of Belgium, whose registered office is 22, rue Jean-Baptiste Meunier, 1050 Brussels, Belgium, registered under the corporate number 0786.381.176 (“Montana”, and together with Olivier Duha and Liberty Management, the “OD Noteholders”),
(vii) Frédéric Jousset, and
(viii) each other Person listed on Schedule I (such Persons, the “PoA Noteholders”, together with the GBL Noteholders, the OD Noteholders, Frédéric Jousset, or any registered assign thereof from time to time, collectively, the “Noteholders” and each a “Noteholder”) and
(c) Sandrine Asseraf, as the representative of the PoA Noteholders (the “PoA Seller Representative”)
in order to evidence loans deemed to have been extended by the Noteholders to the Maker in the aggregate principal amount of €700,000,000 for purposes of financing, in part, the acquisition of the Acquired Shares in execution of a delegation of payment by Purchaser to the Maker of the relevant consideration due by Purchaser for the acquisition of the Acquired Shares. Capitalized terms used in this Note shall have the meanings ascribed thereto in Exhibit A attached hereto or, if not so defined therein, the meanings ascribed to such terms in the Purchase Agreement.
FOR VALUE RECEIVED, the Maker hereby promises to pay to the Noteholders, on the second anniversary of the Closing Date (the “Maturity Date”) the outstanding principal amount of this Note, and all accrued and unpaid interest thereon, and to pay interest on such principal amounts as provided in Section 2 hereof. The initial amount owed to each Noteholder as of the date hereof is set forth opposite to the name of such Noteholder on Schedule I. The Maker shall make all cash payments due on this Note by wire transfer in immediately available funds to the Exchange Agent, or other paying agent acceptable to the Maker and the Required Noteholders for payment to each Noteholder, or if not to the Exchange Agent or other paying agent acceptable to the Maker and
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the Required Noteholders, directly to such Noteholder by wire transfer in immediately available funds in accordance with the written instructions provided by such Noteholder to the Maker; provided that all cash payments payable to Frédéric Jousset under this Note shall be paid consistent with Schedule 2.5 of the Parent Disclosure Schedule under the Purchase Agreement.
1. THE NOTE
This Note is the Sellers’ Note issued pursuant to Section 1.1(a) of the Purchase Agreement.
2. INTEREST PROVISIONS
From and including the date hereof through but excluding the Maturity Date, interest on this Note shall accrue on the unpaid principal amount of this Note outstanding from time to time at a rate per annum equal to 2.0% (the “Interest Rate”).
All accrued interest shall be paid on the earlier of (i) the Maturity Date and (ii) the date of any prepayment, redemption or repurchase of all or any portion of the Note (in the case of this clause (ii), solely with respect to accrued and unpaid interest on the principal amount of this Note so prepaid, redeemed or repurchased). All interest hereunder shall be paid in cash in Euros and shall be computed on the basis of a year of 365 or 366 days, as applicable, and in each case shall be payable for the actual number of days elapsed in the relevant calculation period (including the first day but excluding the last day). Notwithstanding any provisions of this Note, in no event shall the amount of interest paid or agreed to be paid by the Maker exceed an amount computed at the highest rate of interest permissible under Law. Any accrued interest not previously paid shall be paid in full, in cash at such time as all remaining unpaid principal on this Note is paid in accordance with this Note.
If any Event of Default (as defined below) has occurred and is continuing, then, for so long as such Event of Default is continuing, to the extent permitted by applicable Law, the Interest Rate shall increase by 2.0% per annum.
3. PAYMENT PROVISIONS
The Maker covenants that so long as this Note is outstanding:
3.1. Payment at Maturity of the Note. On the Maturity Date, or on any accelerated maturity of the Note, the Maker will pay the principal amount of the Note then owing, together with all accrued and unpaid interest thereon and all other amounts due with respect hereto (if any) in cash.
3.2. Optional Redemption. The Maker may at any time and from time to time redeem this Note, in whole or ratably in part, at any time without premium or penalty at a price equal to 100% of the principal amount of the Note so redeemed, together with all accrued and unpaid interest on the principal amount of the Note so redeemed. Any portion of this Note which is redeemed shall not be reissued or reborrowed.
3.3. Notice of Optional Redemption. Notice of each optional redemption of the Note pursuant to Section 3.2 hereof shall be given in accordance with Section 9.1 hereof not fewer than three (3) Business Days before the redemption date, in each case by notice to the Required Noteholders, for further distribution to each Noteholder, which such notice (a) shall be irrevocable but may be conditional to the extent specified by the Maker therein (including, upon the prepayment of indebtedness, the consummation of a specified transaction, or as otherwise specified in such notice) and (b) specifies, (i) the date of redemption, the aggregate principal amount of the Note held by each Noteholder on such date, (ii) the aggregate principal amount of the Note held by such Noteholder of the Note to be redeemed on such date, and (iii) the accrued interest applicable to such redemption. The proceeds of any optional repurchase shall be applied in accordance with Section 3.6.
3.4. Payment of Redemption Price. Upon each optional redemption of the Note, in whole or in part, the Maker will, unless the conditions to redemption set forth therein are not satisfied, pay to the Exchange Agent (or as otherwise specified in the “for value received” paragraph above) in cash the principal amount of the Note to be redeemed as set forth in the notice delivered pursuant to Section 3.3 hereof, together with unpaid interest in respect thereof accrued to and including the redemption date (the “Redemption Price”),
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by wire transfer of immediately available funds to the Exchange Agent. On any redemption date, if requested by the Maker, the holder, custodian or similar Person then in possession of this Note will make a notation on Schedule I reflecting the amount of principal so redeemed.
3.5. Mandatory Repurchases
3.5.1. Upon a Change of Control. Upon the occurrence of a Change of Control, the Maker shall repurchase the outstanding Note in cash, without premium or penalty, at a price equal to 100% of the entire unpaid principal amount of the Note, together with all accrued and unpaid interest thereon through the date of redemption and all other amounts due with respect hereto (if any) in cash (the “Repurchase Price”). The provision of notice and payment of the Repurchase Price pursuant to this Section 3.5 will be conducted in the same manner as the provision of notice and payment of the Redemption Price provided in Sections 3.3 and 3.4 above. The proceeds of any mandatory repurchase shall be applied in accordance with Section 3.6.
3.5.2. Net Cash Proceeds of Note Refinancing. If, after the Closing Date and at any time that the bridge facility contemplated by the Commitment Letter (if funded) has been repaid in full, the Maker actually receives net cash proceeds (for the avoidance of doubt, after retiring any other Indebtedness required by its terms to be repaid, prepaid, refinanced, redeemed or otherwise satisfied with such proceeds, and net of all fees and out-of-pocket expenses incurred by the Maker or any of its subsidiaries in connection with such transaction, including underwriting or issuance discounts, commissions and fees and attorney’s fees, investment banking fees and brokerage, consultant and accounting fees) in excess of $500,000,000 in the aggregate from the issuance of any debt securities or instruments or the incurrence of other debt for borrowed money (including, without limitation, convertible debt securities, debt instruments with warrants or secured or unsecured, senior, non-senior, or subordinated debt instruments, whether in the form of notes, loans, or credit facilities) pursuant to a refinancing transaction whose stated purpose is to refinance all or a portion of this Note, the Maker shall repurchase this Note in cash, in whole or ratably in part, within ten (10) Business Days after receipt of such net cash proceeds, in an amount equal to 100% of any net cash proceeds actually received in such refinancing, not to exceed the amount payable pursuant to this Note.
3.6. Application of Payments. All payments made by the Maker hereunder shall be applied: (a) first, to the payment of all reasonable and documented costs and expenses then due to the Noteholders from the Maker in connection with the collection in respect of this Note following the occurrence and during the continuation of any Event of Default, including, without limitation, all court costs and documented fees and expenses of its agents and legal counsel and any other reasonable and documented costs or expenses incurred in connection with the exercise of any right or remedy hereunder, (b) second, to the payment of the accrued and unpaid interest then due and payable under this Note in connection with any payment, prepayment, redemption or repurchase, as applicable, (c) third, to the payment, prepayment, redemption or repurchase of the principal then due and payable under this Note, as applicable, on the Maturity Date (or the date on which this Note is otherwise redeemed or repurchased pursuant to Section 3.2 or Section 3.5). Any repayment, prepayment, repurchase or redemption of this Note may only be made in connection with the repayment, prepayment, repurchase or redemption of all Noteholders on a pro rata basis based on their respective initial principal amounts specified on Schedule I.
4. REPRESENTATIONS AND WARRANTIES
The Maker hereby represents and warrants to the Noteholders that on and as of the date hereof:
4.1. The Maker is a duly organized, validly existing and in good standing under the Laws of Delaware.
4.2. The Maker is duly authorized to execute, deliver and perform its obligations under this Note. The execution, delivery and performance of this Note, and the performance of the transactions contemplated hereby, including, without limitation, the issuance and repayment of this Note, do not (i) require any consent or approval of any holders of the equity interests of Maker, other than those already obtained; (ii) conflict
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with or violate any provisions of Maker’s certificate of incorporation, its by-laws or any shareholders’ agreement or equivalent, (iii) contravene or conflict with any provision of any material agreement, indenture, instrument, order or decree that is binding upon Maker or its Subsidiaries or (iv) violate or cause a default under any material applicable Law.
4.3. This Note is a legal, valid and binding obligation of Maker, enforceable against Maker in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization or similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law).
4.4. There is no pending or threatened legal proceeding affecting the Maker which materially and adversely affects the legality, validity or enforceability of this Note.
The Maker further acknowledges and agrees that (i) it will derive substantial direct and indirect benefits (financial or otherwise) from consummation of the transactions contemplated by the Purchase Agreement; (ii) desires to induce the Noteholders to enter into the Purchase Agreement; and (iii) has received good and valuable consideration in connection with its entering into this Note.
5. COVENANTS
5.1. The Maker shall not, at any time, renew, amend, extend, or otherwise modify the terms and provisions of any Material Indebtedness nor shall the Maker enter into any other Material Indebtedness (by way of refinancing or otherwise), if such action shall add any direct restrictions on the right of the Maker to make payments on or in respect of this Note.
5.2. As soon as possible and in any event within three (3) Business Days after it becomes aware that a Default or Event of Default has occurred, the Maker shall notify the Required Noteholders in writing of the nature and extent of such Default or Event of Default and the action, if any, it has taken or proposes to take with respect to such Default or Event of Default.
5.3. Maker shall not agree, consent, permit or otherwise undertake to amend or otherwise modify the terms or provisions of its Organizational Documents in a manner that could reasonably be expected to materially and adversely affect Maker’s ability to satisfy its obligations under this Note.
5.4. The Maker shall promptly execute and deliver such further instruments and do or cause to be done such further acts as may be necessary or advisable to carry out the intent and purposes of this Note.
5.5. [Guarantees]1
6. DEFAULTS
6.1. An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:
(a) Maker defaults in the payment of (x) principal, Redemption Price or Repurchase Price (if any) on this Note when the same becomes due and payable or (y) interest on this Note within three (3) Business Days after the same becomes due and payable, in each case, whether at maturity, at a date fixed for payment or prepayment, by declaration or otherwise;
(b) Maker defaults in the performance of any covenant contained in Section 5.1, or Section 5.3 and such other covenant remains uncured for a period of ten (10) days after the earlier of (i) the date that the Maker knows or reasonably should have known of such Default and (ii) the receipt of written notice of such Default from a Noteholder to the Maker;
(c) Maker defaults in the performance of any other covenant or obligation (other than those referred to in clauses (a) and (b) above) contained herein and such other default remains uncured for a
[1]
To the extent the Maker issues Senior Notes (as defined in the Commitment Letter) on or prior to the Closing Date to finance any portion of the Closing Cash Payment or to refinance any portion of the Acquisition Transaction (as defined in the Commitment Letter) after the Closing Date and, in either case, any Subsidiary of the Maker provides guarantees in respect of such Senior Notes, the form of this Note shall be amended so that when it is issued on the Closing Date, it is guaranteed in a manner reasonably acceptable to the Required Noteholders by all such Subsidiary guarantors of the Senior Notes and to make such other amendments to this Note as shall be reasonably necessary to reflect the inclusion of such guarantees on terms no more favorable to the Noteholders than are set forth in the Senior Notes (if any).

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period of thirty (30) days after the earlier of (i) the date that the Maker knows or reasonably should have known of such Default and (ii) the receipt of written notice of such Default from a Noteholder to the Maker;
(d) Maker (i) files, or consents by answer or otherwise to the filing against it of, a petition for relief or Reorganization, (ii) makes an assignment for the benefit of its creditors, (iii) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (iv) is adjudicated as insolvent or to be liquidated or (v) takes corporate or equivalent action for the purpose of any of the foregoing;
(e) a Governmental Authority enters an order appointing, without consent by Maker, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for Reorganization, or any such petition shall be filed against Maker and such petition shall not be dismissed within 60 days;
(f) any representation or warranty made by Maker herein shall have failed to be true and correct in all material respects;
(g) Maker shall challenge or contest, in any action, suit or proceeding, the validity or enforceability of this Note; or
(h) Maker shall (i) default in making any payment of any principal of any Material Indebtedness at the stated final maturity (after giving effect to any applicable grace periods) provided in such Material Indebtedness; or (ii) any other event shall occur or condition exist that results in the acceleration of any Material Indebtedness prior to its stated final maturity2.
6.2. Acceleration. If an Event of Default described in Section 6.1(d) or Section 6.1(e) hereof has occurred, this Note shall automatically become immediately due and payable in full. If any Event of Default (other than an Event of Default described in Section 6.1(d) or Section 6.1(e) hereof) has occurred and is continuing, then upon declaration by any Required Noteholder by written notice to the Maker, this Note shall be immediately due and payable. Upon this Note (or portion thereof) becoming due and payable under this Section 6.2, whether automatically or by declaration, the unpaid principal amount of this Note (or portion thereof), plus all accrued and unpaid interest thereon and all other amounts due with respect thereto (if any) shall all be immediately due and payable without presentment, demand, protest or further notice, all of which are hereby waived. If any Default or Event of Default has occurred and is continuing, and irrespective of whether this Note has become or has been declared immediately due and payable under this Section 6.2, each Noteholder may proceed to protect and enforce their rights by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein, or for an injunction against a violation of any of the terms hereof, or in aid of the exercise of any power granted hereby or by law or otherwise. The Required Noteholders may rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of acceleration. No such rescission shall affect any subsequent Event of Default or impair any right consequent thereto.
7. TRANSFER AND REPLACEMENT OF NOTE
7.1. Restrictions on Transfer of Note. Maker may not sell, assign, transfer, or otherwise dispose of, in whole or in part (a “Transfer”) this Note or any of its rights, liabilities or obligations hereunder without the prior written consent of the Required Noteholders. Neither the PoA Seller Representative, nor any Noteholder (other than Frédéric Jousset and the OD Noteholders who shall be permitted to mortgage, pledge, hypothecate or encumber his interest in this Note in connection with any Indebtedness) may Transfer, mortgage, pledge, hypothecate or encumber this Note or any interest herein in full or in part, without the prior written consent of the Maker; provided, that consent of the Maker shall not be required for any transfer or assignment by a Noteholder (i) to an Affiliate of any Noteholder or (ii) upon the occurrence
[2]
Note to Draft: to be conformed to cross-default/cross-acceleration provisions in the Senior Notes at closing. Scope of bankruptcy and contest EoD with respect to Subsidiaries to be conformed to corresponding provisions in Senior Notes at closing.

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and during the continuance of an Event of Default. No transfer or assignment of this Note shall be effective unless and until recorded in the Register. Any purported transfer of this Note or a portion hereof that does not comply with the provisions of this Section 7.1 shall be null and void and of no effect.
7.2. Replacement of Note. Upon receipt by the Maker from any Required Noteholder of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of this Note, and (a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it, or (b) in the case of mutilation, upon surrender and cancellation thereof, the Maker shall, at its own expense, execute and deliver, in lieu thereof, a new Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.
7.3. Register. The Maker shall establish and maintain a separate register (the “Register”) setting forth the name and address of each Noteholder, the dates and amount of any payment of principal and interest on this Note and the unpaid principal and interest amounts owed to each Noteholder. The entries in the Register shall be conclusive, absent manifest error, and all parties shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a Noteholder. The Maker shall promptly record any assignment permitted or consented to pursuant to Section 7.1 above in the Register. This provision shall be construed so that this Note is at all times maintained in “registered form” within the meaning of the Code and the United States Treasury Regulations promulgated thereunder.
8. AMENDMENT AND WAIVER
8.1. Requirements. This Note may be amended, and the observance of this Note may be waived (either retroactively or prospectively), with (and only with) the written consent of the Maker and the Required Noteholders, or by the Required Noteholders (in the case of a waiver); provided that no such amendment or waiver shall3:
(a) extend the Maturity Date of this Note without the written consent of each Noteholder;
(b) postpone any date scheduled for, or reduce or forgive the amount of, any payment of principal or interest on this Note without the written consent of each Noteholder; or
(c) subordinate the obligations under this Note to any other indebtedness without the written consent of each Noteholder;
(d) change any provision of Section 3.6 or the definition of “Required Noteholders” or any other provision specifying the number of Noteholders required to take any action under this Note without the written consent of each Noteholder.
8.2. Binding Effect, etc. Any amendment or waiver consented to as provided in this Section 8 is binding upon each Noteholder and the Maker without regard to whether this Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Maker, on the one hand, and any Required Noteholder or any Noteholder, on the other hand, nor any delay in exercising any rights hereunder or under this Note shall operate as a waiver of any rights of any Required Noteholder or any Noteholder.
9. MISCELLANEOUS
9.1. Notices. The notice provision in Section 10.6 of the Purchase Agreement is incorporated herein by reference mutatis mutandis.
9.2. WAIVER OF JURY TRIAL. MAKER, THE POA SELLER REPRESENTATIVE AND EACH NOTEHOLDER HEREBY WAIVE THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR
[3]
If this Note becomes guaranteed as of the Closing Date as contemplated in footnote 1, this Section of this form will be updated to include an all Noteholder vote for release of all or substantially all value of guarantees for so long as the Senior Notes are guaranteed; provided such guarantees provided hereunder would automatically fall away if the guarantees under the Senior Notes are at any time released.

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PROCEEDING UNDER OR PURSUANT TO THIS NOTE OR ANY ACTION OR PROCEEDING ARISING OUT OF THE TRANSACTIONS CONTEMPLATED HEREBY, REGARDLESS OF WHETHER MAKER, THE POA SELLER REPRESENTATIVE OR SUCH NOTEHOLDER INITIATES SUCH ACTION OR PROCEEDING.
9.3. Governing Law; Submission to Jurisdiction. The provisions of this Note shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without regard to conflict of laws principles that could cause the law of another jurisdiction to apply. The Maker, the PoA Seller Representative and the Noteholders hereby agree that any legal action or proceeding arising out of or relating to this Note or any agreements or transactions contemplated hereby shall be brought exclusively in a state or federal court in New York, New York and hereby expressly submits to the personal jurisdiction and venue of such court for the purposes thereof and expressly waives any claim of improper venue and any claim that such courts are an inconvenient forum. The Maker, the PoA Seller Representative and the Noteholders hereby irrevocably consent to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the addresses set forth or referred to in Section 10.6 of the Purchase Agreement (with notices to the Maker to be sent as if being sent to the Parent or Purchaser pursuant thereto).
9.4. Successors and Assigns. This Note shall bind Maker and its successors and permitted assigns, and the benefits of this Note shall inure to the benefit of the PoA Seller Representative, each Noteholder and their respective successors and permitted assigns.
9.5. Payments Due on Non-Business Days. Anything in this Note to the contrary notwithstanding, any payment of principal of, or interest on, this Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day, including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day.
9.6. Severability. Any provision of this Note that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction. Upon any determination that any term or other provision of this Note is invalid, illegal or incapable of being enforced, the Maker and the Required Noteholders shall negotiate in good faith to modify this Note so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in a mutually acceptable manner in order that the transactions contemplated hereby are fulfilled as originally contemplated to the fullest extent possible.
9.7. Waiver of Presentment, etc. The Maker hereby waives presentment for payment, demand, notice of nonpayment, diligence, notice of acceptance, notice of dishonor, demand for payment, protest of any dishonor, notice of protest, and protest of this Note and all other notices of any kind in connection with the delivery, acceptance, performance, default, or enforcement of the payment of this Note, and agrees that the Maker’s liability shall be unconditional without regard to the liability of any other person or entity and shall not in any manner be affected by any indulgence, extension of time, renewal, waiver or modification granted or consented to by all the Noteholders or by the Required Noteholders.
9.8. Cost of Collection; Recovery Claim. (a) The Maker unconditionally and irrevocably agrees to pay upon demand any and all reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses of counsel for each Required Noteholder) paid or incurred by the PoA Seller Representative and each other Required Noteholder in collecting any amounts due hereunder, in enforcing the terms of this Note or otherwise incurred by any Noteholder in connection with any Recovery Claim.
(b) Should a claim (a “Recovery Claim”) be made upon any Noteholder at any time for recovery of any amount received by such Noteholder in payment of any or all of the liabilities and should such amount be rescinded or returned by such Noteholder for any reason whatsoever (including, without limitation, the insolvency, bankruptcy, liquidation or reorganization of any Person), or any Noteholder shall otherwise repay all or part of said amount by reason of (a) any judgment, decree or order of any court or administrative body having jurisdiction over such Noteholder or any of its property, or (b) any reasonable settlement or compromise of any such Recovery Claim effected by such Noteholder with the claimant (including the Maker), the Maker shall remain liable to such Noteholder
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for the amount so repaid to the same extent as if such amount had never originally been received by such Noteholder, notwithstanding any termination or cancellation hereof or the return of this instrument to the Maker (and such amounts shall, for the purposes of this Note, be deemed to have continued in existence to the extent of such payment, notwithstanding such application by such Noteholder, and this Note shall continue to be effective or be reinstated, as the case may be, as to such amounts due hereunder).
9.9. No Waiver; Cumulative Remedies. No failure or delay by the PoA Seller Representative or any Noteholder in exercising any right, power or privilege under this Note shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law. No notice to or demand on the Maker in any case shall entitle the Maker to any other or further notice or demand in related or similar circumstances requiring such notice.
9.10. Setoff. All payments to be made hereunder by the Maker to any Noteholder shall be made without offset, setoff or other deduction of any kind.
9.11. No Third Party Beneficiaries. Nothing in this Note shall be deemed or construed to give any Person, other than the Maker, the PoA Seller Representative and the Noteholders, and their respective permitted successors and assigns, any legal or equitable rights hereunder.
9.12. Withholding Rights. The Maker and the Exchange Agent (without duplication) shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Note, any amounts required to be deducted or withheld with respect to the making of such payment under applicable Tax Law and shall timely pay the full amount so deducted or withheld to the relevant Taxing Authority in accordance with applicable Law. If a payor determines that an amount is required to be deducted and withheld with respect to any of the Noteholders or any of their Affiliates, then such payor shall use commercially reasonable efforts to provide the Required Noteholders, as applicable, with reasonable notice of the payor’s intent to deduct and withhold, the legal basis therefor, and reasonably cooperate with the Required Noteholders, as applicable, with respect to (a) the application of the “portfolio interest” exemption under sections 871(h) and 881(c) of the Code and claiming the benefits of such exemption under the Code and (b) claiming the benefits of any income Tax treaty, in each case, to the extent applicable with respect to any payments under this Note, to reduce, minimize, or eliminate such potential deductions and withholdings, including by providing a reasonable opportunity for the payee to provide forms or other evidence that would reduce or exempt such amounts from deduction or withholding. To the extent that any amounts are so deducted, withheld and timely remitted to the appropriate Taxing Authority, such deducted or withheld amounts shall be treated for all purposes of this Note as having been paid to the Noteholder in respect of which such deduction or withholding was made. Notwithstanding anything to the contrary in this Note, none of the Maker nor the Exchange Agent shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Note at a rate in excess of any preferential rate prescribed by any applicable income Tax treaty under applicable Law.
9.13. OID Legend. If this Note is issued with “original issue discount” (within the meaning of section 1273 of the Code) for U.S. federal income tax purposes, it shall also bear the following legend:
THIS DEBT INSTRUMENT IS ISSUED WITH ORIGINAL ISSUE DISCOUNT. THE [•] OF THE ISSUER, AS A REPRESENTATIVE OF THE ISSUER, WILL PROMPTLY MAKE AVAILABLE ON REQUEST TO THE HOLDER OF THIS NOTE THE FOLLOWING INFORMATION: (1) ISSUE PRICE OF THE NOTE, (2) AMOUNT OF ORIGINAL ISSUE DISCOUNT ON THE NOTE, (3) ISSUE DATE OF THE NOTE AND (4) YIELD TO MATURITY OF THE NOTE. THE ADDRESS OF [•] OF THE ISSUER IS [•].
9.14. ENTIRE AGREEMENT. THIS NOTE, TOGETHER WITH THE PURCHASE AGREEMENT, REPRESENTS THE FINAL, ENTIRE AGREEMENT BETWEEN THE PARTIES REGARDING THE SUBJECT MATTER HEREOF AND THEREOF AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.
(The remainder of this page is intentionally left blank.)
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IN WITNESS WHEREOF, the undersigned has caused this Note to be executed by a duly authorized officer as of the date first written above.
CONCENTRIX CORPORATION, as Maker

By
Name:
Title:
[ ], as PoA Seller Representative

By
Name:
Title:
[ ], as Noteholder

By
Name:
Title:
[ ], as a Noteholder

By
Name:
Title:
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EXHIBIT A

DEFINED TERMS
As used herein, the following terms have the respective meanings set forth below:
“Bankruptcy Code” means the provisions of Title 11 of the United States Code or other applicable bankruptcy, insolvency or similar laws of any jurisdiction.
“Beneficial Ownership” shall have the meaning give to such terms in Rules 13d-3 and 13d-5 under the Exchange Act.
“Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks in New York City are required or authorized to be closed.
“Change of Control” means (a) any person or group shall acquire Beneficial Ownership, directly or indirectly, of more than [40]4% of the outstanding voting Equity Interests of the Maker or (b) the direct or indirect sale, lease, transfer, conveyance, exclusive license or other disposition (other than by way of a merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Maker on a consolidated basis with its direct and indirect Subsidiaries (including by the sale of Equity Interests of one or more direct or indirect Subsidiaries of the Maker) other than to one or more direct or indirect Subsidiaries of the Maker. For the avoidance of doubt, neither the entry into the Put Option Agreement, the Purchase Agreement any ancillary documents related thereto, nor or the consummation of the transactions contemplated thereby shall constitute, or be deemed to constitute, a Change of Control.
“Commitment Letter” has the meaning set forth in the Purchase Agreement.
“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
“Event of Default” has the meaning set forth in Section 6.1.
“Equity Interest” means, with respect to any person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or nonvoting), of equity of such person, including, if such person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of property of, such partnership, whether outstanding on the date hereof or issued after the date hereof, but excluding debt securities convertible or exchangeable into such equity.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Governmental Authority” means (a) the government of (i) the United States of America or any State or other political subdivision thereof or (ii) any jurisdiction in which the Maker or any of its Subsidiaries conducts all or any part of its business, or which asserts jurisdiction over any properties of the Maker or any of its Subsidiaries; or (b) any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government, or any arbitrator or arbitral body.
“Indebtedness” has the meaning set forth in the Purchase Agreement.
“Laws” or “Law” has the meaning set forth in the Purchase Agreement.
“Maker” has the meaning set forth in the introductory paragraph of this Note.
“Material Indebtedness” means Indebtedness for borrowed money with an original principal amount of $[250,000,000]5 (or its equivalent in any other currency) or more.
“Maturity Date” has the meaning set forth in the introductory paragraph of this Note.
“Note” has the meaning set forth in Section 1.
[4]	Note to Draft: to be conformed to Change of Control threshold in the Senior Notes (but without any other triggers).
[5]	Note to Draft: to be conformed to Material Indebtedness threshold in the Senior Notes.
B-B-10

“Noteholder” and “Noteholders” have the meaning set forth in the introductory paragraph of this Note.
“Person” means an individual, a corporation, a general partnership, a limited partnership, a limited liability company, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.
“PoA Seller Representative” has the meaning set forth in the Recitals.
“Purchase Agreement” means that certain Share Purchase and Contribution Agreement, dated as of [•], 2023, by and among the Maker, OSYRIS S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated under Laws of the Grand Duchy of Luxembourg, having its registered office at 63-65, rue de Merl, L-2146 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Trade and Companies Register (Registre de Commerce et des Sociétés de Luxembourg) under number B272012 (“Purchaser”), Marnix Lux, a société anonyme incorporated under Laws of the Grand Duchy of Luxembourg, registered with the companies registry with the Luxembourg Register of Commerce and Companies (Registre de Commerce et des Sociétés) under number B236573 (the “Company”), Sapiens S.à r.l., a private limited liability company (société à responsabilité limitée) organized under the Laws of the Grand Duchy of Luxembourg, whose registered office is at 19-21, route d’Arlon, L-8009 Strassen, Grand Duchy of Luxembourg, registered with the Luxembourg Register of Commerce and Companies (Registre de Commerce et des Sociétés) under number B235895, FINPAR V, a société à responsabilité limitée organized under the laws of Belgium, whose registered office is 24 avenue Marnix, 1000 Brussels, Belgium, registered under corporate number 0746.527.143, FINPAR VI, a société à responsabilité limitée organized under the laws of Belgium, whose registered office is 24 avenue Marnix, 1000 Brussels, Belgium, registered under corporate number 0758.452.601, Liberty Management, a société à responsabilité limitée, organized under the laws of Belgium, whose registered office is 22, rue Jean-Baptiste Meunier, 1050 Brussels, Belgium, registered under the corporate number 0655.770.082, Montana, a société simple, organized under the Laws of Belgium, whose registered office is 22, rue Jean-Baptiste Meunier, 1050 Brussels, Belgium, registered under the corporate number 0786.381.176, Olivier Duha, Frédéric Jousset and the other shareholders of the Company identified therein and the PoA Seller Representative.
“Reorganization” means any voluntary or involuntary dissolution, winding-up, liquidation, reorganization by judicial proceedings, bankruptcy, insolvency, receivership or other statutory or common law proceedings, including, without limitation, any proceeding under the Bankruptcy Code or any similar law of any other jurisdiction, involving the Maker6 or any of its properties or the readjustment of the respective liabilities of the Maker or any assignment for the benefit of creditors or any marshaling of the assets or liabilities of the Maker.
“Register” has the meaning set forth in Section 7.3.
“Redemption Price” has the meaning set forth in Section 3.4.
“Repurchase Price” has the meaning set forth in Section 3.5.
“Required Noteholders” means the GBL Noteholders, the OD Noteholders, Frédéric Jousset and the PoA Seller Representative.
“Subsidiary” has the meaning set forth in the Purchase Agreement.
“Voidable Transfer” has the meaning set forth in Section 9.8.
[6]	Note to Draft: to be revised to pick up the Maker and its Subsidiaries if consistent with the terms of the Senior Notes.
B-B-11

Annex C
Execution Version
VOTING AND SUPPORT AGREEMENT
This Voting and Support Agreement (this “Agreement”) is made and entered into as of March 29, 2023 (the “Agreement Date”), by and among Concentrix Corporation, a Delaware corporation (“Parent”), Marnix Lux, a société anonyme incorporated under Laws of the Grand Duchy of Luxembourg, registered with the companies registry with the Luxembourg Register of Commerce and Companies (Registre de Commerce et des Sociétés) under number B236573 (the “Company”), and the stockholders of Parent listed on Schedule A and the signature pages hereto (each, a “Stockholder” and, collectively, the “Stockholders”). Each of Parent, the Company and the Stockholders are sometimes referred to as a “Party.”
RECITALS
A. Concurrently with the execution and delivery of this Agreement, Parent is entering into a Put Option Letter, dated as of the date hereof (as it may be amended, supplemented, restated or otherwise modified from time to time, the “Put Option Letter”) which contemplates the entry by the Company, Parent, OSYRIS S.à r.l., a société anonyme incorporated under Laws of the Grand Duchy of Luxembourg and a direct wholly owned subsidiary of Parent (“Purchaser”) and the shareholders of the Company (the “Sellers”) into a Share Purchase and Contribution Agreement attached thereto (the “Share Purchase and Contribution Agreement”), pursuant to which, among other things, Parent and Purchaser undertake to purchase and acquire from the Sellers the Transferred Shares, which represent, together with the Locked Equity Incentive Shares, 100% of the share capital, financial and voting rights of the Company on a fully diluted basis, on the terms and conditions set forth therein (the “Transactions”) and Parent shall, among other things, issue shares of common stock of Parent, par value $0.0001 per share (“Parent Common Stock”) in connection with the Transactions (the “Parent Share Issuance”).
B. As of the Agreement Date, each Stockholder is the record and/or “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of the number of shares of Parent Common Stock set forth next to such Stockholder’s name on Schedule A hereto, being all of the shares of Parent Common Stock owned of record or beneficially by such Stockholder as of the Agreement Date (with respect to such Stockholder, the “Owned Shares”, and the Owned Shares together with any additional shares of Parent Common Stock that such Stockholder may acquire record and/or beneficial ownership of after the Agreement Date (including pursuant to a stock split, reverse stock split, stock dividend or distribution or any change in Parent Common Stock by reason of any recapitalization, reorganization, combination, reclassification, exchange of shares or similar transaction), such Stockholder’s “Covered Shares”).
C. In connection with the Company’s entry into the Put Option Letter and the subsequent entry into the Share Purchase and Contribution Agreement, each Stockholder has agreed to enter into this Agreement with respect to such Stockholder’s Covered Shares.
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:
1. Definitions. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Share Purchase and Contribution Agreement. When used in this Agreement, the following terms shall have the meanings assigned to them in this Section 1.
1.1. “Expiration Time” shall mean the earliest to occur of (a) the Closing Date, (b) the day following the conclusion of the Parent Stockholders’ Meeting (including any adjournment or postponement thereof), and (c) the valid termination of the Share Purchase and Contribution Agreement in accordance with its terms.
1.2. “Transfer” shall mean (a) any direct or indirect offer, sale, assignment, encumbrance, pledge, hypothecation, disposition, or other transfer (by operation of Law or otherwise), either voluntary or involuntary, or entry into any option or other Contract, arrangement or understanding with respect to any offer, sale, assignment, encumbrance, pledge, hypothecation, disposition or other transfer (by operation of Law or otherwise), of any Covered Shares or any interest in any Covered Shares (in each case other than this Agreement); (b) the deposit of such Covered Shares into a voting trust, the entry into a voting agreement or arrangement (other than this Agreement) with respect to such Covered Shares or the grant of any proxy or power of attorney (other than this Agreement) with respect to such Covered Shares; or (c) any Contract or commitment (whether or not in writing) to take any of the actions referred to in the foregoing clauses (a), or (b) above.
2. Agreement to Not Transfer the Covered Shares; No Inconsistent Arrangements
2.1. No Transfer of Covered Shares. Until the Expiration Time, each Stockholder agrees not to Transfer or cause or permit the Transfer of any of such Stockholder’s Covered Shares, other than with the prior written consent of both the Parent and the Company, or as permitted by Section 2.3. Any Transfer or attempted Transfer of any Covered Shares in violation of this Section 2.1 shall be null and void and of no effect whatsoever.
2.2. No Inconsistent Arrangements. Each Stockholder hereby represents, covenants and agrees that, except for this Agreement, such Stockholder: (a) has not entered into, and shall not enter into at any time while this Agreement remains in effect, any voting agreement or voting trust with respect to its Covered Shares, (b) has not granted, and shall not grant at any time a proxy, consent or power of attorney with respect to its Covered Shares, and (c) has not and shall not, directly or indirectly, take any action that would have the effect of preventing, materially delaying or materially impairing such Stockholder from performing any of its obligations under this Agreement.
2.3. Permitted Transfers. Section 2.1 above shall not prohibit or otherwise restrict a Transfer of Covered Shares by Stockholder: (a) if Stockholder is an individual (i) to any member of Stockholder’s immediate family, or to a trust for the benefit of Stockholder or any member of Stockholder’s immediate family, or otherwise for estate planning purposes, (ii) by will or under the laws of intestacy upon the death of Stockholder or (iii) pursuant to a qualified domestic order; (b) if Stockholder is a limited partnership or limited liability company, to a partner, member or equity holder of Stockholder; or (c) if Stockholder is a corporation, to an affiliate that controls, is controlled by or is under common control with Stockholder; provided, however, that a Transfer referred to in clauses (a) through (c) of this sentence shall be permitted only if (A) all of the representations and warranties in Section 2.2 and Section 6 of this Agreement with respect to Stockholder would be true and correct in all material respects upon such Transfer, subject to necessary adjustment as a result of such Transfer, (B) the transferee agrees in a written document, reasonably satisfactory in form and substance to the Parent and the Company, to be bound by all of the terms of this Agreement, and (C) such transfer occurs no later than three (3) business days prior to the Expiration Time. Notwithstanding the foregoing, a Stockholder shall be permitted to transfer up to 5% of the Shares held by such Stockholder in the aggregate without complying with the foregoing provisions.
3. Agreement to Vote the Covered Shares.
3.1. Voting Agreement. Until the Expiration Time, at every meeting of Parent’s stockholders at which any of the following matters are to be voted on (and at every adjournment or postponement thereof), and on any action or approval of Parent’s stockholders by written consent with respect to any of the following matters, each Stockholder shall vote (including via proxy) all of such Stockholder’s Covered Shares (or cause the holder of record on any applicable record date to vote (including via proxy) all of such Stockholder’s Covered Shares) (a) in favor of the approval of the Share Issuance, any transactions contemplated by the Share Purchase and Contribution Agreement and any other action reasonably requested by the Company in furtherance thereof submitted for the vote or written consent of stockholders of Parent; (b) in favor of any proposal to adjourn a meeting of Parent’s stockholders to solicit additional proxies in favor of the share issuance; and (c) against (1) any action or agreement that to Stockholder’s knowledge would reasonably be expected to result in any of the conditions to Parent’s obligations set forth in Article VII under the Share Purchase and Contribution Agreement not being fulfilled, (2) any Alternative Proposal, or any agreement, transaction or other matter that is intended to, or would reasonably be expected to, impede, interfere with or materially and adversely affect the consummation of the Transactions (clauses (a)(b) and (c), the “Covered Proposals”).

3.2. Quorum. Until the Expiration Time, at every meeting of Parent’s stockholders (and at every adjournment or postponement thereof), each Stockholder shall be represented in person or by proxy at such meeting (or cause the holders of record on any applicable record date to be represented in person or by proxy at such meeting) in order for the Covered Shares to be counted as present for purposes of establishing a quorum.
3.3. Return of Proxy. Each Stockholder shall execute and deliver (or cause the holders of record to execute and deliver), at least two (2) business days prior to the relevant meeting, any proxy card or voting instructions it receives that is sent to stockholders of Parent soliciting proxies with respect to any matter described in Section 3.1, which shall be voted in the manner described in Section 3.1.
4. Waiver of Certain Actions. Each Stockholder hereby agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Parent, the Company, any of their respective Affiliates or successors or any of their respective directors, managers or officers (a) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement or the Share Purchase and Contribution Agreement (including any claim seeking to enjoin or delay the closing of the Transactions) or (b) alleging a breach of any duty of the Board of Directors of Parent in connection with the Share Purchase and Contribution Agreement, this Agreement or the transactions contemplated thereby or hereby.
5. Fiduciary Duties; Legal Obligations. Each Stockholder is entering into this Agreement solely in its capacity as the record holder or beneficial owner of such Stockholder’s Covered Shares. Nothing in this Agreement shall in any way limit or affect any actions taken by any such Stockholder in his or her capacity as a director or officer of Parent or any of its Affiliates or from complying with his or her fiduciary duties or other legal obligations while acting in such capacity as a director or officer of Parent or any of its Affiliates.
6. Representations and Warranties of the Stockholder. Each Stockholder hereby represents and warrants to Parent and the Company that:
6.1. Due Authority. Such Stockholder has the full power and capacity to make, enter into and carry out the terms of this Agreement. If the Stockholder is not a natural person, (a) the Stockholder is duly organized, validly existing and in good standing in accordance with the Laws of its jurisdiction of formation, as applicable and (b) the execution and delivery of this Agreement, the performance of the Stockholder’s obligations hereunder, and the consummation of the transactions contemplated hereby have been validly authorized, and no other consents or authorizations are required to give effect to this Agreement or the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by the Stockholder and constitutes a valid and binding obligation of the Stockholder enforceable against it in accordance with its terms, subject to the Enforceability Exceptions.
6.2. Ownership of the Covered Shares. (a) Such Stockholder is, as of the Agreement Date, the beneficial and record owner of such Stockholder’s Covered Shares, free and clear of any and all Liens, claims, proxies, voting trusts or agreements, options, rights, understandings or arrangements or any other encumbrances or restrictions whatsoever on title, transfer, voting or exercise of any rights of a stockholder in respect of such Covered Shares other than those (i) created by this Agreement, (ii) arising under applicable securities Laws or (iii) as disclosed on Schedule A hereto, and (b) such Stockholder has sole voting power over all of the Covered Shares beneficially owned by the Stockholder. The Stockholder has not entered into any agreement to Transfer any Covered Shares. As of the Agreement Date, the Stockholder does not own, beneficially or of record, any shares of Common Stock or other voting shares of Parent (or any securities convertible, exercisable or exchangeable for, or rights to purchase or acquire, any shares of Common Stock or other voting shares of Parent) other than the Owned Shares.
6.3. No Conflict; Consents.
a. The execution and delivery of this Agreement by the Stockholder does not, and the performance by the Stockholder of its obligations under this Agreement and the compliance by the Stockholder with any provisions hereof does not and will not: (a) conflict with or violate any Laws applicable to the Stockholder, or (b) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the Covered Shares beneficially owned by the Stockholder pursuant to any Contract or obligation to which the Stockholder is a party or by which the Stockholder is subject.
b. No consent, approval, order or authorization of, or registration, declaration or, except as required by the rules and regulations promulgated under the Exchange Act, filing with, any Governmental Entity or any other Person, is required by or with respect to the Stockholder in connection with the execution and delivery of this Agreement or the consummation by them of the transactions contemplated hereby.
6.4. Absence of Litigation. As of the Agreement Date, there is no legal action pending against, or, to the knowledge of the Stockholder, threatened against or affecting the Stockholder that would reasonably be expected to materially impair the ability of the Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.
7. Representations and Warranties of the Company. The Company hereby represents and warrants to Parent and each Stockholder that:
7.1. Due Authority. The Company has the full power and capacity to make, enter into and carry out the terms of this Agreement. The Company is duly organized, validly existing and in good standing in accordance with the Laws of its jurisdiction of formation. The execution and delivery of this Agreement, the performance of the Company’s obligations hereunder, and the consummation of the transactions contemplated hereby has been validly authorized, and no other consents or authorizations are required to give effect to this Agreement or the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding obligation of the Company enforceable against it in accordance with its terms, subject to the Enforceability Exceptions.
7.2. No Conflict; Consents.
a. The execution and delivery of this Agreement by the Company does not, and the performance by the Company of its obligations under this Agreement and the compliance by the Company with the provisions hereof do not and will not: (a) conflict with or violate any Laws applicable to the Company, or (b) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, pursuant to any Contract or obligation to which the Company is a party or by which the Company is subject.
b. No consent, approval, order or authorization of, or registration, declaration or, except as required by the rules and regulations promulgated under the Exchange Act, filing with, any Governmental Entity or any other Person, is required by or with respect to the Company in connection with the execution and delivery of this Agreement or the consummation by the Company of the transactions contemplated hereby.
7.3. Absence of Litigation. As of the Agreement Date, there is no legal action pending against, or, to the knowledge of the Company, threatened against or affecting the Company that would reasonably be expected to materially impair the ability of the Company to perform its obligations hereunder or to consummate the transactions contemplated by the Share Purchase and Contribution Agreement on a timely basis.
8. Representations and Warranties of Parent. Parent hereby represents and warrants to the Company and each Stockholder that:
8.1. Due Authority. Parent has the full power and capacity to make, enter into and carry out the terms of this Agreement. Parent is duly organized, validly existing and in good standing in accordance with the Laws of its jurisdiction of formation. The execution and delivery of this Agreement, the performance of Parent’s obligations hereunder, and the consummation of the transactions contemplated hereby has been validly authorized, and no other consents or authorizations are required to give effect to this Agreement or the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by Parent and constitutes a valid and binding obligation of Parent enforceable against it in accordance with its terms, subject to the Enforceability Exceptions.

8.2. No Conflict; Consents.
a. The execution and delivery of this Agreement by Parent does not, and the performance by Parent of its obligations under this Agreement and the compliance by Parent with the provisions hereof do not and will not: (a) conflict with or violate any Laws applicable to Parent, or (b) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, pursuant to any Contract or obligation to which Parent is a party or by which Parent is subject.
b. No consent, approval, order or authorization of, or registration, declaration or, except as required by the rules and regulations promulgated under the Exchange Act, filing with, any Governmental Entity or any other Person, is required by or with respect to Parent in connection with the execution and delivery of this Agreement or the consummation by Parent of the transactions contemplated hereby.
8.3. Absence of Litigation. As of the Agreement Date, there is no legal action pending against, or, to the knowledge of Parent, threatened against or affecting Parent that would reasonably be expected to materially impair the ability of Parent to perform its obligations hereunder or to consummate the transactions contemplated by the Share Purchase and Contribution Agreement on a timely basis.
9. Miscellaneous.
9.1. Other Agreements. Each Stockholder further agrees that, from and after the date hereof until the Expiration Time, such Stockholder will not, and will not permit any entity under such Stockholder’s control to, (A) solicit proxies or become a “participant” in a “solicitation” (as such terms are defined in Rule 14A under the Exchange Act) in opposition to any Covered Proposal, (B) initiate a stockholders’ vote with respect to an Alternative Proposal, (C) become a member of a “group” (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of Parent with respect to an Alternative Proposal, or (D) discuss with any person, or initiate or respond to a request to initiate discussions with any person, with respect to any Alternative Proposal.
9.2. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent or the Company any direct or indirect ownership or incidence of ownership of or with respect to the Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the Stockholder, and Parent and the Company shall have no authority to direct the Stockholder in the voting or disposition of any of the Covered Shares, except as otherwise provided herein. Certain Adjustments. In the event of a stock split, stock dividend or distribution, or any change in the Parent Common Stock by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, the terms “Parent Common Stock,” and “Covered Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.
9.3. Amendments and Modifications. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by Parent, the Company and the Stockholders.
9.4. Expenses. All costs and expenses incurred by any Party in connection with this Agreement shall be paid by the Party incurring such cost or expense.
9.5. Publicity. Stockholder hereby permits Parent and the Company to include and disclose in the Proxy Statement/Prospectus, and in such other schedules, certificates, applications, agreements, press release or documents as such entities reasonably determine to be necessary or appropriate in connection with the consummation of the Transactions, Stockholder’s identity and ownership of the Covered Shares and the nature of Stockholder’s commitments, arrangements and understandings pursuant to this Agreement.

9.6. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally (notice deemed given upon receipt), by e-mail transmission (notice deemed given upon transmission if the email is sent by 5:00 p.m. Eastern Time or, if after, the day following the date of transmission), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) (notice deemed given upon receipt of proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
a. if to a Stockholder, to the address for notice set forth on Schedule A hereto.
b. if to Parent, to:
Concentrix Corporation
39899 Balentine Drive, Suite 235
Newark, CA 94560
Attention: Jane Fogarty
Email:

with a copy (which shall not constitute notice) to:

Pillsbury Winthrop Shaw Pittman LLP
2550 Hanover Street
Palo Alto, CA 94304
Attention: Allison Leopold Tilley, Drew Simon-Rooke
Email:	allison@pillsburylaw.com
drew.simonrooke@pillsburylaw.com
c. if to the Company, to:
Marnix Lux

Attention: Olivier Duha
Email:

with a copy (which shall not constitute notice) to:

Latham & Watkins
45, rue Saint-Dominique
Paris, France 75007
Attention: Alexander Crosthwaite, Christopher Drewry
Email:	Alexander.Crosthwaite@lw.com
Christopher.Drewry@lw.com

Kirkland and Ellis LLP
601 Lexington Avenue
New York, New York 10022
Attention: Sarkis Jebejian, Chelsea N. Darnell
Email:	sarkis.jebejian@kirkland.com
chelsea.darnell@kirkland.com
9.7. Governing Law; Jurisdiction.
a. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law principles.
b. Each Party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in the Delaware

Court of Chancery and any state appellate court therefrom within the State of Delaware or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal or state court of competent jurisdiction located in the State of Delaware (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party and (iv) agrees that service of process upon such Party in any such action or proceeding will be effective upon personal service or 10 days after notice is given by both email and express courier (with confirmation) as provided by Section 9.6 including a courtesy copy (by email) to all counsel.
9.8. Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.8.
9.9. Documentation and Information. Such Stockholder shall not make any public announcement regarding this Agreement or the transactions contemplated hereby without the prior written consent of both the Company and Parent (such consent not to be unreasonably withheld, conditioned or delayed), except as may be required by applicable Law (provided that reasonable notice of any such disclosure will be provided to the Company and Parent, and such Stockholder will consider in good faith the reasonable comments of the Company and Parent with respect to such disclosure and otherwise cooperate with the Company and Parent in obtaining confidential treatment with respect to such disclosure). Each Stockholder consents to and authorizes the publication and disclosure by Parent and the Company of such Stockholder’s identity and holding of the Covered Shares, and the terms of this Agreement (including, for the avoidance of doubt, the disclosure of this Agreement), in any press release, the Proxy Statement and any other disclosure document required in connection with the Share Purchase and Contribution Agreement and the consummation of the Transactions, and each Stockholder acknowledges that Parent and the Company may, in their sole discretion, file this Agreement or a form hereof with the SEC or any other Governmental Entity or securities exchange. Such Stockholder agrees to promptly give the Company and Parent any information it may reasonably require for the preparation of any such disclosure documents, and such Stockholder agrees to promptly notify the Company and Parent of any required corrections with respect to any information supplied by such Stockholder specifically for use in any such disclosure document, if and to the extent that any such information shall have become false or misleading in any material respect.
9.10. Further Assurances. Each Stockholder agrees, from time to time, at the reasonable request of the Company and without further consideration, to execute and deliver such additional documents and take all such further action as may be reasonable required to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.
9.11. Specific Performance. The Parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and, accordingly, that, prior to the valid termination of this Agreement, the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at Law or in equity. Each of the Parties hereby further waives (a) any defense in any action for specific performance that a remedy at Law would be adequate and (b) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.
9.12. Entire Agreement. This Agreement, including the Schedules hereto, constitutes the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to such subject matter. For the avoidance of doubt, nothing in this Agreement shall be deemed to amend, alter or modify, in any respect, any of the provisions of the Put Option Letter or Share Purchase and Contribution Agreement.
9.13. Interpretation. The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The word “or” shall not be exclusive. References to “the date hereof” shall mean the date of this Agreement.
9.14. Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties hereto (whether by operation of law or otherwise) without the prior written consent of the other Parties (which may be withheld by such other Parties in its sole discretion). Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns. This Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the Parties hereto and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.
9.15. Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.
9.16. Non-survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Closing or the termination of this Agreement.
9.17. Termination. This Agreement shall automatically terminate without further action by any of the Parties hereto and shall have no further force or effect as of the Expiration Time; provided that the provisions of Section 9.4 through 9.8 and Sections 9.11 through 9.19 shall survive any such termination. Notwithstanding the foregoing, termination of this Agreement shall not prevent any Party from seeking any remedies (at Law or in equity) against any other party for that party’s breach of any of the terms of this Agreement prior to the date of termination in accordance with Section 9.11.

9.18. Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.
9.19. Delivery by Facsimile or Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each Party hereto forever waives any such defense.
[Signature page follows]

COMPANY

MARNIX LUX SA

By:	/s/ P. Maters	/s/ S. Saussoy
Name:	P. Maters	S. Saussoy
Title:	Director	Director

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered on the date and year first above written.
PARENT:

CONCENTRIX CORPORATION

By:	/s/ Jane Fogarty
Name:	Jane Fogarty
Title:	EVP, Legal

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered on the date and year first above written.
STOCKHOLDER:

Silver Star Developments Ltd.

By:	/s/ Jhi Wu Ho
Name:	[HO, JHI WU]
Title:	[Director]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered on the date and year first above written.
STOCKHOLDER:

Peer Developments Ltd.

By:	/s/ Tu Shu Wu
Name:	TU SHU WU
Title:	Director

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered on the date and year first above written.
STOCKHOLDER:

MITAC HOLDINGS CORPORATION

By:	/s/ Matthew Feng Chiang
Name:	[MATTHEW FENG CHIANG]
Title:	[Chairman]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered on the date and year first above written.
STOCKHOLDER:

MITAC INTERNATIONAL CORPORATION

By:	/s/ Jhi Wu Ho
Name:	[HO, JHI WU]
Title:	[Director]

Schedule A
Name	Address	Owned Shares*
Silver Star Developments Ltd.	No. 202 Wen Hua 2nd Road, Guishan Dist., Taoyuan City 333412, Taiwan.	302,102
Peer Developments Ltd.	4th Floor, No. 75 Sec. 3, Minsheng East Road, Zhongshan Dist., Taipei City 104, Taiwan.	3,545,840
MITAC HOLDINGS CORPORATION	No. 202 Wen Hua 2nd Road, Guishan Dist., Taoyuan City 333412, Taiwan.	1,977,944
MITAC INTERNATIONAL CORPORATION	No. 202 Wen Hua 2nd Road, Guishan Dist., Taoyuan City 333412, Taiwan.	2,135,489
*
If any additional shares of Common Stock are owned by any of the Stockholders as of the Agreement Date, such shares shall be automatically deemed to be “Owned Shares” notwithstanding the contents of this Schedule A.

Annex D
EXECUTION VERSION
INVESTOR RIGHTS AGREEMENT

by and among

CONCENTRIX CORPORATION

and

THE MAJOR WEBHELP STOCKHOLDERS
named herein

Dated as of March 29, 2023

SCHEDULE A: INITIAL STOCKHOLDERS
EXHIBIT A: REGISTRATION RIGHTS
D-i

INVESTOR RIGHTS AGREEMENT
THIS INVESTOR RIGHTS AGREEMENT (this “Agreement”), dated as of March 29, 2023, is by and among Concentrix Corporation, a Delaware corporation (the “Corporation”), Sapiens S.à r.l., a private limited liability company (société à responsabilité limitée) organized under the Laws of the Grand Duchy of Luxembourg, whose registered office is at 19-21, route d’Arlon, L-8009 Strassen, Grand Duchy of Luxembourg, registered with the Luxembourg Register of Commerce and Companies (Registre de Commerce et des Sociétés) under number B235895 (“Sapiens”), FINPAR V, a société à responsabilité limitée, organized under the Laws of Belgium, whose registered office is at 24 avenue Marnix, 1000 Brussels, Belgium, registered under corporate number 0746.527.143 (“FINPAR V”), FINPAR VI, a société à responsabilité limitée, organized under the laws of Belgium, whose registered office is at 24 avenue Marnix, 1000 Brussels, Belgium, registered under corporate number 0758.452.601 (“FINPAR VI”) (FINPAR VI, together with Sapiens and FINPAR V, the “Initial GBL Holder”), Frédéric Jousset, Olivier Duha, Liberty Management, a société à responsabilité limitée, organized under the laws of Belgium, whose registered office is at 22, rue Jean-Baptiste Meunier, 1050 Brussels, Belgium, registered under the corporate number 0655.770.082 (“Liberty Management”) and Montana, a société simple, organized under the Laws of Belgium, whose registered office is at 22, rue Jean-Baptiste Meunier, 1050 Brussels, Belgium, registered under the corporate number 0786.381.176 (“Montana”) (Montana, together with Frédéric Jousset, Olivier Duha, Liberty Management and the Initial GBL Holder, the “Initial Stockholders”). Each of the Corporation and the Initial Stockholders are sometimes referred to as a “Party”.
WHEREAS, on the date hereof, the Corporation, Marnix Lux, a société anonyme incorporated under Laws of the Grand Duchy of Luxembourg, registered with the companies registry with the Luxembourg Register of Commerce and Companies (Registre de Commerce et des Sociétés) under number B236573 (“Marnix Lux”), and the Initial Stockholders entered into a Put Option Agreement (as may be amended or supplemented from time to time, the “Put Option Agreement”) pursuant to which, among other things, the Corporation has made a binding offer to acquire Marnix Lux pursuant to the form of Share Purchase and Contribution Agreement attached thereto as Schedule A (such agreement, as it may be amended from time to time, the “Share Purchase Agreement”);
WHEREAS, pursuant to and in connection with the closing of the transactions contemplated by the Share Purchase Agreement (the “Closing”), the Initial Stockholders will become the beneficial owners of Common Stock (as defined below);
WHEREAS, the Parties desire to enter into this Agreement to establish certain arrangements with respect to the Common Stock to be beneficially owned by the Initial Stockholders following the Closing, as well as certain corporate governance and other related matters; and
WHEREAS, the Corporation and the Initial Stockholders wish to enter into this Agreement, effective as of the Closing, in accordance with the terms set forth herein.
NOW, THEREFORE, in consideration of the promises and of the mutual consents and obligations hereinafter set forth, the Corporation and the Initial Stockholders hereto hereby agree, severally and not jointly, as follows:
Section 1 Definitions; Interpretation.
(a) Definitions. As used herein, the following terms shall have the following respective meanings:
“Affiliate” means, as to any Person (other than with respect to GBL), any other Person or entity who directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person; provided that, with respect to GBL, the term “Affiliate” means, at any time, a company whose principal activities are (x) (a) investing, reinvesting, owning, holding, managing or trading in shareholdings in other companies and/or in any securities, or proposing to do so and/or (b) engaging in treasury management activities, and (y) which is (i) Groupe Bruxelles Lambert (Groep Brussel Lambert), a société anonyme incorporated under the laws of Belgium (“GBL Parent”), (ii) a company of which GBL Parent beneficially owns, directly, 100% of the outstanding voting shares or other voting securities (a “Direct Subsidiary”) or (iii) a company of which a Direct Subsidiary beneficially owns, directly, 100% of the outstanding voting shares or other voting securities. As used in this definition, the term “control,”

including the correlative terms “controlling,” “controlled by” and “under common control with,” means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise) of a Person.
“Agreement” has the meaning set forth in the Preamble.
“Block Trade” means a block trade, a bought deal or transaction proposed to be marketed on a same-day or overnight basis in a transaction not registered with the SEC.
“Board” means the board of directors of the Corporation.
“Business Day” means any day other than a Saturday, Sunday, or day on which commercial banks in New York City, New York, or San Francisco, California, are authorized by law to close.
“Bylaws” means the Amended and Restated Bylaws of the Corporation, as amended from time to time.
“Change in Control” means the occurrence of any of the following events: (i) there occurs a sale, transfer, conveyance or other disposition of all or substantially all of the consolidated assets of the Corporation; (ii) any Person or Group (in each case excluding the Initial Stockholders), directly or indirectly, obtains beneficial ownership of 50% or more of the outstanding Voting Securities; (iii) the Corporation consummates any merger, consolidation or similar transaction, unless the stockholders of the Corporation immediately prior to the consummation of such transaction continue to hold (in substantially the same proportion as their ownership of the Voting Securities immediately prior to the transaction, other than changes in proportionality as a result of any cash/stock election provided under the terms of the definitive agreement regarding such transaction) more than 50% of the voting power of the outstanding shares of the voting stock of the surviving or resulting entity in such transaction immediately following the consummation of such transaction; or (iv) a majority of the Board is no longer composed of (x) directors who were directors of the Corporation on the date hereof and (y) directors who were nominated for election or elected or appointed to the Board with the approval of a majority of the directors described in subclause (x) together with any incumbent directors previously elected or appointed to the Board in accordance with this subclause (y).
“Charter” means the Amended and Restated Certificate of Incorporation of the Corporation, as amended from time to time.
“Chosen Courts” has the meaning set forth in Section 13(b).
“Code” means Internal Revenue Code of 1986, as amended.
“Common Stock” means the common stock, par value $0.0001 per share, of the Corporation and any other security issued or issuable in respect thereof, or in substitution therefor, in connection with any share subdivision, split, bonus issue, dividend or combination, or any reclassification, recapitalization, merger, amalgamation, consolidation, exchange or other similar reorganization or otherwise, and shall also include any other class of common stock of the Corporation hereafter authorized.
“Compensation Committee” means the Compensation Committee of the Board or its replacement.
“Corporation” has the meaning set forth in the Preamble.
“DGCL” means the Delaware General Corporation Law.
“Executive Committee” means the Executive Committee of the Board or its replacement.
“GBL” means GBL Parent, the Initial GBL Holder and any Affiliate of the Initial GBL Holder to whom the Initial GBL Holder (or one of its permitted transferees) has Transferred shares of Common Stock. For purposes of this Agreement, the Initial GBL Holder and any such transferees shall be treated as a single holder.
“GBL Director” has the meaning set forth in Section 2(a).
“Group” has the meaning set forth in Section 13(d)(3) of the Securities Exchange Act.
“Initial Stockholder” has the meaning set forth in the Preamble.

“Lock-up Shares” means the Common Stock issued to the Initial Stockholders in connection with the Closing.
“Major Webhelp Stockholders” means the Initial Stockholders and GBL.
“Nasdaq” means the Nasdaq Stock Market LLC.
“Nominating and Governance Committee” means the Nominating and Governance Committee of the Board or its replacement.
“Party” has the meaning set forth in the Preamble.
“Person” shall be construed broadly and shall include an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other entity or a governmental entity.
“Rule 144” means Rule 144 promulgated under the Securities Act by the SEC, as such rule may be amended from time to time, or any similar or successor provision then in force.
“Rule 144A” means Rule 144A promulgated under the Securities Act by the SEC, as such rule may be amended from time to time, or any similar or successor provision then in force.
“SEC” means the U.S. Securities and Exchange Commission or any successor governmental agency.
“Securities Act” means the Securities Act of 1933, as amended from time to time, or any successor federal statute, and the rules and regulations of the SEC promulgated thereunder, all as the same shall be in effect at the time.
“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor federal statute, and the rules and regulations of the SEC promulgated thereunder, all as the same shall be in effect at the time.
“Share Purchase Agreement” has the meaning set forth in the Recitals.
“Subsidiary” means, with respect to any Person, any corporation or other entity of which a majority of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or any partnership, association or other business entity of which a majority of the partnership or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, association or other business entity or is or controls the managing director or general partner of such partnership, association or other business entity.
“Tax” or “Taxes” has the meaning ascribed to such term in the Share Purchase Agreement.
“Transfer” means the (a) sale or assignment of, offer to sell, contract or agreement to sell, hypothecation, pledge, grant of any option to purchase or otherwise dispose of or enter into an agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security or (b) entry into any swap, exchange fund or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise.
“Transfer Agent” means Computershare N.A. or any successor transfer agent acting on the Corporation’s behalf, or any other paying agent distributing dividends, distributions or other payments to the Corporation’s Common Stock.
“Voting Securities” means shares of Common Stock and any other securities of the Corporation entitled to vote generally at any annual or special meeting of the Corporation’s stockholders.

Any capitalized term used in any Section of this Agreement that is not defined in this Section 1 shall have the meaning ascribed to it in such other Section.
(b) Interpretation. The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The word “or” shall not be exclusive. References to “the date hereof” shall mean the date of this Agreement. Whenever the context requires, the gender of all words used herein shall include the masculine, feminine and neuter, and the number of all words shall include the singular and plural. For purposes of determining the beneficial ownership of Olivier Duha and Frédéric Jousset, any Common Stock that such Person has transferred to (i) an Affiliate, (ii) any member of such Person’s immediate family or (iii) a trust or estate planning vehicle for the benefit of such Person or their immediate family shall be deemed to be beneficially owned by such Person (and for purposes of this Agreement, and any such transferees shall be treated as a single holder together with the applicable transferor); provided such transferees have agreed in a writing reasonably acceptable to the Corporation to be bound by this Agreement.
Section 2 Board of Directors.
(a) Nomination of Directors.
(i) For so long as GBL and Olivier Duha collectively beneficially own at least 70% of the shares of Common Stock originally issued to the Initial GBL Holder and Olivier Duha at the Closing, GBL shall have the right, but not the obligation, to nominate for election to the Board two (2) directors (each, a “GBL Director”), and for so long as Olivier Duha holds at least 50% of the shares of Common Stock originally issued to Olivier Duha at the Closing, Olivier Duha shall be one of the GBL Directors.
(ii) For so long as GBL and Olivier Duha collectively beneficially own less than 70% but at least 50% of the shares of Common Stock originally issued to the Initial GBL Holder and Olivier Duha at the Closing, GBL shall have the right, but not the obligation, to nominate for election to the Board one (1) GBL Director. If there are two (2) GBL Directors providing services as of the time the collective beneficial ownership of GBL and Olivier Duha drops below 70% of the shares of Common Stock originally issued to the Initial GBL Holder and Olivier Duha at the Closing, one (1) GBL Director will be removed in accordance with Section 2(d).
(iii) If GBL beneficially owns less than 50% of the shares of Common Stock originally issued to the Initial GBL Holder at the Closing, GBL shall have no right to nominate for election to the Board any directors, and any GBL Directors providing services as of the time the beneficial ownership of GBL drops below 50% of the shares of Common Stock originally issued to the Initial GBL Holder at the Closing shall automatically be deemed to have offered his or her resignation from the Board and any committee of the Board with no further action required on the part of GBL, the Board or the Corporation, provided, however, the Board may, in its sole discretion, reject such resignation and invite any GBL Director(s) to continue to act in his or her capacity.
(iv) For so long as GBL is entitled to nominate a director pursuant to Section 2(a)(i) or Section 2(a)(ii), the GBL Director shall have the right to be a member of the Executive Committee, Nominating and Governance Committee and Compensation Committee, subject to applicable law (including applicable committee independence standards of Nasdaq or other applicable stock exchange on which the Corporation is listed).
(v) For so long as Olivier Duha is serving as a GBL Director, he shall have the right to be a member of the Executive Committee.

For the avoidance of doubt, so long as the restrictions set forth in Section 4 apply, GBL shall not be entitled to nominate any directors other than those set forth above. The initial GBL Directors and any replacement GBL Directors shall be reasonably acceptable to the Corporation (such approval not to be unreasonably withheld, delayed or conditioned); provided that the Corporation agrees that (x) Olivier Duha and Nicolas Gheysens are acceptable individuals to serve as the GBL Directors and (y) any executive of GBL with a title of Investment Partner or more senior title shall be an acceptable individual to serve as a GBL Director; and provided further that the Corporation shall have the right to meet with such executive of GBL prior to his or her appointment to the Board and if the Corporation provides a written notice to GBL that, in its reasonable discretion, such executive is not legally qualified to serve on the board of directors of a Delaware corporation listed on Nasdaq or other applicable stock exchange on which the Corporation is listed or not qualified under the Corporation’s governance documents (which governance documents shall apply equally to all members of the Board and shall not be amended, modified or repealed in a manner that is intended to or does disproportionately adversely affect the rights of any GBL Director) to serve on the Board, then such executive shall not be deemed acceptable.
(b) Election of Directors. At the Closing, the Corporation shall take all necessary action to cause the initial GBL Directors to be appointed to the Board and the applicable committees as contemplated by Section 2(a), including by increasing the size of the Board and applicable committees, as necessary. From and after the Closing, for so long as is applicable, the Corporation shall use commercially reasonable efforts to cause all nominees timely nominated pursuant to Section 2(a) to be included in the slate of nominees recommended by the Board to the Corporation’s stockholders for election as directors at each annual meeting of the stockholders of the Corporation (and/or in connection with any election by written consent or at a special meeting of the stockholders of the Corporation), and the Corporation shall take all necessary action within its control to cause the election of each such nominee, including by: including such nominees in the slate of nominees recommended by the Board to the Corporation’s shareholders for election as directors, soliciting proxies in favor of the election of such nominees and using substantially the same level of efforts and providing substantially the same level of support as is used and/or provided for the other director nominees of the Corporation with respect to the applicable annual meeting of stockholders or action by written consent in lieu of such meeting. For the avoidance of doubt, failure of the stockholders of the Corporation to elect any GBL Director to the Board shall not affect the right of the Major Webhelp Stockholders or GBL to nominate directors for election pursuant to Section 2(a) in any future election of directors. Each of GBL and Olivier Duha, individually and not jointly, agrees with the Corporation (and only with the Corporation), that for so long as GBL has the right to nominate a GBL Director and Olivier Duha has the right to serve as a GBL Director, such stockholder shall vote or cause to be voted, whether at a meeting of stockholders or by written consent, all of their respective shares of Common Stock in favor of the slate of nominees recommended by the Board to the Corporation’s stockholders; provided, however that GBL and Olivier Duha shall only be obligated to comply with this last sentence of Section 2(b) if the Corporation has complied with its obligations under this Agreement, including under this Section 2.
(c) Replacement of Directors. In the event that a vacancy is created at any time by the death, disqualification, resignation, removal or failure to be elected by the Corporation stockholders of a GBL Director nominated pursuant to Section 2(a), or designated pursuant to this Section 2(c), to the extent the rights under Section 2(a) remain in effect, GBL shall have the right to designate a replacement to fill any GBL Director vacancy, in each case consistent with the provisions of Section 2(a), and the Board shall take all necessary actions to cause such replacement designee appointed by GBL to be promptly appointed to the Board to fill such vacancy, subject to applicable law.
(d) Removal of Directors. Upon the written request of GBL seeking to remove and/or replace any GBL Director nominated pursuant to Section 2(a), or designated pursuant to Section 2(c), the Corporation shall use commercially reasonable efforts to cooperate with such request, including to promptly call a special meeting of the stockholders of the Corporation; provided, however, that the Corporation shall not be required to call more than one special meeting with respect to the removal of GBL Directors in any twenty-four month period. In the event that GBL and Olivier Duha collectively beneficially own less than 70% of the shares of Common Stock originally issued to the Initial GBL Holder and Olivier Duha at the Closing, GBL shall have the sole discretion to designate the GBL Director who shall resign, and such resignation shall be deemed to be offered to the Board effective automatically with no further action required on the part of GBL, the Board, or the Corporation and GBL shall make such designation within thirty (30) days of GBL and Olivier Duha dropping below such threshold, provided, however, the Board may, in its sole discretion, reject such resignation and invite either or both GBL Director(s) to continue to act in his or her capacity.
(e) Laws and Regulations. Nothing in this Section 2 shall be deemed to require that any party hereto, or any director of the Corporation, act in violation of any applicable provision of law, regulation, legal duty or requirement or stock exchange rule.
(f) Rights and Privileges. Each GBL Director shall be entitled to the same rights, privileges and compensation applicable to all other members of the Board generally or to which all such members of the Board are entitled. In furtherance of the foregoing, the Corporation shall indemnify, exculpate and reimburse fees and expenses of each GBL Director (including by entering into an indemnification agreement in form substantially similar to the Corporation’s form of director indemnification agreement (if any)) and provide each GBL Director with director and officer insurance to the same extent it indemnifies, exculpates, reimburses and provides insurance for the other members of the Board pursuant to the Corporation’s organizational documents or otherwise.
Section 3 Certain Actions.
(a) Subject to the provisions of Section 3(b), the Corporation shall not, and (to the extent applicable) shall not permit any material Subsidiary of the Corporation to amend, modify or repeal any provision of the Charter, the Bylaws or similar organizational documents of the applicable material Subsidiary in a manner that is intended to or does disproportionately adversely affect the rights hereunder of any Major Webhelp Stockholder or which is knowingly in violation of the rights of any Major Webhelp Stockholder pursuant to this Agreement.
(b) The approval rights set forth in Section 3(a) shall terminate:
(i) with respect to Olivier Duha, at such time as Olivier Duha no longer beneficially owns at least 50% of the shares of Common Stock originally issued to him at the Closing; and
(ii) with respect to GBL, at such time as GBL no longer beneficially owns at least 50% of the shares of Common Stock originally issued to the Initial GBL Holder at the Closing.
Section 4 Restricted Activities; Voting.
(a) Each of the Major Webhelp Stockholders, individually and not jointly, agrees with the Corporation (and only with the Corporation), on behalf of itself and its Affiliates, individually and not jointly, not to, directly or indirectly, without the Corporation’s prior written consent:
(i) make any proposal to the board of directors of Corporation, any of Corporation’s Representatives or any of Corporation’s stockholders regarding, or make any public announcement, proposal, or offer (including any “solicitation” of “proxies” as such terms are defined or used in Regulation 14A of the Securities Exchange Act of 1934, as amended) with respect to, or otherwise solicit, seek, or offer to effect (including, for the avoidance of doubt, indirectly by means of communication with the press or media): (1) any business combination, merger, tender offer, exchange offer, or similar transaction involving Corporation or any of its Subsidiaries and the applicable Major Webhelp Stockholder and its Affiliates, (2) any restructuring, recapitalization, liquidation, or similar transaction involving Corporation or any of its subsidiaries, on the one hand, and the applicable Major Webhelp Stockholder and its Affiliates, on the other hand, (3) subject to sub-clause (iv) below, any acquisition of any of Corporation’s loans, debt securities, derivative securities, equity securities or assets, or rights or options to acquire interests in any of Corporation’s loans, debt securities, derivative securities, equity securities, or assets; and (4) any proposal to seek representation on the board of directors of Corporation (other than pursuant to Section 2 of this Agreement) or otherwise seek to control or influence the management, board of directors, or policies of Corporation;
(ii) instigate, encourage, or assist, provide financing for any third party (including forming a “group” (as defined in the Securities Exchange Act, and the rules promulgated thereunder) with any such third party) with respect to any Voting Securities to do, or enter into any discussions or agreements with any third party with respect to, any of the actions set forth in clause (i) above, other than forming, joining or in any way participating in a Group solely between or among the Major Webhelp Stockholders and their Affiliates;
(iii) take any action that would reasonably be expected to require Corporation or any of its Affiliates to make a public announcement regarding any of the actions set forth in clause (a) above;
(iv) acquire or agree to acquire additional Voting Securities, including any securities of the Corporation convertible, exchangeable or exercisable into Voting Securities, other than as a result of any stock split, reverse stock split, stock dividend, extraordinary dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change in Voting Securities which generally affects or is made available to all stockholders of the Corporation (for the avoidance of doubt, neither (A) any issuance by the Corporation of Voting Securities or options, warrants or other rights to acquire Voting Securities (or the exercise thereof) to any GBL Directors as compensation for the membership of the GBL Directors on the Board or of any Earnout Shares contemplated by the Share Purchase Agreement (and no such acquisition of shares shall be counted in determining the rights under Article 2 hereof) nor (B) any increase in the percentage of outstanding Voting Securities of the Corporation owned by any of GBL, Olivier Duha or Frédéric Jousset as a result of any repurchase or acquisition of Voting Securities by the Corporation shall be deemed an acquisition by GBL, Olivier Duha or Frédéric Jousset for purposes of this Section 4(a)(iv)), provided, however, that (i) GBL may acquire or agree to acquire beneficial ownership that does not result in the aggregate percentage ownership of Voting Securities by GBL exceeding the sum of (x) the percentage ownership of Voting Securities received by GBL on the Closing Date, plus (y) an additional 4.69% of the Corporation’s outstanding Voting Securities, (ii) Olivier Duha may acquire or agree to acquire beneficial ownership that does not result in the aggregate percentage ownership of Voting Securities by Olivier Duha exceeding the sum of (x) the percentage ownership of Voting Securities received by Olivier Duha on the Closing Date, plus (y) an additional 0.8% of the Corporation’s outstanding Voting Securities and (iii) Frédéric Jousset may acquire or agree to acquire beneficial ownership that does not result in the aggregate percentage ownership of Voting Securities by Frédéric Jousset exceeding the sum of (x) the percentage ownership of Voting Securities received by Frédéric Jousset on the Closing Date, plus (y) an additional 1.51% of the Corporation’s outstanding Voting Securities;
(v) publicly disclose any intention, plan or arrangement prohibited by the foregoing; or
(vi) knowingly instigate, facilitate, encourage or assist any third party to do any of the foregoing;
provided that this Section 4 shall in no way limit the activities of any director of the Corporation, so long as such activities are undertaken in his or her capacity as a director of the Corporation; provided further that (other than as may be a violation of clauses (i) and (ii) above) the right or ability of the Major Webhelp Stockholders to exercise their respective rights under this Agreement or the exercise by the Major Webhelp Stockholders of their right to vote shall not, in either case, in and of itself, be deemed a breach of this Section 4.
(b) Each of the Major Webhelp Stockholders further agrees it and its Affiliates shall not, without the prior written consent of the Corporation, publicly request the Corporation to amend or waive any provision of this Section 4 (including this sentence) or do so in a manner that would require the Corporation to publicly disclose such request. Notwithstanding anything to the contrary, nothing in this Section 4, shall prohibit the Major Webhelp Stockholders and their Affiliates from communicating privately with the Corporations’ directors, officers or advisors, so long as such communications are not intended to, and would not reasonably be expected to, require any public disclosure of such communications.
(c) This Section 4 shall automatically terminate with respect to the applicable Major Webhelp Stockholder on the first date following the 30th day after such shareholder beneficially owns less than 50% of the shares of Common Stock originally issued to such shareholder at the Closing. Additionally, in the event that (i) the Corporation engages in, enters into or continues any material discussions or negotiations regarding any proposal or offer that constitutes or would reasonably be expected to result in a Change in Control, approves or recommends, or publicly proposes to approve or recommend, any Change in Control, or enters into a definitive agreement providing for a Change in Control; (ii) any Person or Group (other than the applicable Major Webhelp Stockholder) commences a tender offer or exchange offer for securities of the Corporation, which, if consummated, would result in a Change in Control; (iii) the Board resolves publicly to engage in a formal process that is intended to result in a transaction, which, if consummated, would result in a Change in Control; or (iv) a Person or Group (other than the applicable Major Webhelp Stockholder) enters into an agreement or commences a proxy solicitation in which such Person or Group would acquire the ability to elect a majority of the Board, then this Section 4 shall automatically terminate, effective upon the occurrence of such event.
Section 5 Registration Rights.
The Major Webhelp Stockholders and the Corporation shall comply with, and the Major Webhelp Stockholders shall be entitled to the benefits of, the provisions set forth in Exhibit A hereto governing and providing for, among other matters, registration rights with respect to the Common Stock. The Corporation hereby represents and warrants that it is not subject to any registration rights that are superior to, inconsistent with or that in any way violate, conflict with, subordinate, or would prevent the Corporation from performing the rights granted to the Major Webhelp Stockholders hereby. The Corporation shall not, prior to the termination of this Agreement, grant any registration rights that are superior to, inconsistent with or that in any way violate, conflict with, subordinate, or would prevent the Corporation from performing, the rights granted to the Major Webhelp Stockholders pursuant to the provisions set forth in Exhibit A hereto.
Section 6 Lock-Up.
(a) GBL agrees with the Corporation (and only with the Corporation) that (i) it shall not Transfer any Lock-up Shares prior to the date that is six (6) months following the Closing Date (such date, the “Initial Lock-up Release Date”); (ii) it shall not Transfer more than twenty-five percent (25%) of its respective Lock-up Shares following the Initial Lock-up Release Date through the date that is twelve (12) months following the Closing Date; and (iii) it shall not Transfer more than fifty percent (50%) of its respective Lock-up Shares following the Closing Date through the date that is eighteen (18) months following the Closing Date (the “Final Lock-up Release Date”).
(b) Each of Frédéric Jousset and Olivier Duha, individually and not jointly, agrees with the Corporation (and only with the Corporation), as to himself and his respective Affiliates, individually and not jointly, that (i) he shall not Transfer any Lock-up Shares prior to Initial Lock-Up Release Date; (ii) he shall not Transfer more than twenty-five percent (25%) of its respective Lock-up Shares following the Initial Lock-up Release Date through the date that is twelve (12) months following the Closing Date; and (iii) he shall not Transfer more than seventy-five percent (75%) of its respective Lock-up Shares following the Closing Date through the Final Lock-Up Release Date. Beginning on the calendar day following the Final Lock-up Release Date, there shall be no further sale restriction with respect to any Major Webhelp Stockholder on any of their respective Lock-up Shares pursuant to this Section 6 (other than the restrictions in Section 6(e) applicable to GBL).
(c) There shall be no sale restriction with respect to any Person, other than the Major Webhelp Stockholders pursuant to Sections 6(a) and 6(b) and in the Share Purchase Agreement, who will become a beneficial owner of Common Stock pursuant to and in connection with the Closing;
(d) Notwithstanding anything in Sections 6(a), 6(b), or 6(c) or in the Share Purchase Agreement to the contrary, each Major Webhelp Stockholder agrees with the Corporation (and only with the Corporation) that it may Transfer any or all of the Lock-up Shares at any time (a) to any Affiliate of such Major Webhelp Stockholder; (b) in any Transfer that has previously been approved by the Board or a duly authorized committee thereof; (c) in connection with any mortgage, and/or pledge of the Lock-Up Shares in respect of one or more bona fide loans or lending transactions (each, a “Permitted Loan”) (provided that GBL may not transfer more than 10% of the Common Stock GBL received at Closing pursuant to this clause (c)) (provided, further, that such transfer pursuant to this clause (c) shall be at no cost to the Corporation and any Major Webhelp Stockholder who is, as an employee, director or officer of the Corporation, subject to any pre-clearance and trading policies of the Corporation must also comply with any additional restrictions on the pledging of Common Stock imposed on such Holder by the Corporation’s policies as such policies exist as of the date of this Agreement, applicable copies of which have been provided in full to each Major Webhelp Stockholder prior to the date hereof); (d) to a third party for cash solely to the extent that the net proceeds of such sale are solely used to satisfy a margin call (i.e., posted as collateral) or repay a Permitted

Loan to the extent necessary to satisfy a bona fide margin call on such Permitted Loan or avoid a bona fide margin call on such Permitted Loan that is reasonably likely to occur (in each case through no fault of the such Major Webhelp Stockholder or any of its Affiliates) (provided that GBL may not transfer more than 10% of the Common Stock received at Closing pursuant to this clause (d)) (provided, further, that such transfer pursuant to this clause (d) shall be at no cost to the Corporation and any Major Webhelp Stockholder who is subject to any pre-clearance and trading policies of the Corporation must also comply with any additional restrictions on the pledging of Common Stock imposed on such Holder by the Corporation’s policies as such policies exist as of the date of this Agreement, applicable copies of which have been provided in full to each Major Webhelp Stockholder prior to the date hereof); (e) distributions of Common Stock to its partners, limited liability company members, equity holders, or shareholders of the applicable Major Webhelp Stockholders or any direct partners, members, or equity holders of such other Major Webhelp Stockholder, any affiliates of such other Major Webhelp Stockholder, or any related investment funds or vehicles controlled or managed by such persons or entities or their respective affiliates; (f) in the case of an individual, to a member of the individual’s immediate family or to a trust or estate planning vehicle; (g) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (h) in the case of an individual, pursuant to a qualified domestic relations order; (i) in the case of a trust, by distribution to one or more of the permissible beneficiaries of such trust; (j) in the case of an entity, to the partners, members, or equity holders of such shareholder by virtue of the entity’s organizational documents, as amended, upon dissolution of the entity; (k) to the Corporation (including in connection with any self-tender offer made by the Corporation); (l) after commencement by the Corporation or one of its significant Subsidiaries (as such term is defined in Rule 12b-2 under the Securities Exchange Act) of bankruptcy, insolvency or other similar proceedings; (m) in connection with a liquidation, merger, stock exchange, reorganization, tender offer approved or not recommended against by the Board or a duly authorized committee thereof, or other similar transaction which results in all of the Corporation’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property subsequent to the Closing Date; or (n) in the case of an individual, up to 10 % of the total Lock-up Shares issued to such Major Webhelp Stockholder on the Closing Date, to a charitable organization (each transferee described in clauses (a), (b), (e), (f), (g), (h), (i) , and (j), a “Specified Transferee”). The parties acknowledge and agree that any Specified Transferee of a Major Webhelp Stockholder shall be a third party beneficiary hereunder and shall have the same rights under this Agreement as the applicable Major Webhelp Stockholder and shall be subject to the transfer restrictions set forth in this Section 6 with respect to the Lock-Up Shares (in the same form such restrictions applied to the transferor prior to transfer) upon and after acquiring such Lock-Up Shares; provided such transferees have agreed in a writing reasonably acceptable to the Corporation to be bound by this Agreement.
(e) Notwithstanding anything herein to the contrary, from the Initial Lock-up Release Date through the six-month anniversary of the Final Lock-up Release Date, GBL agrees with the Corporation (and only with the Corporation) that it shall not Transfer Lock-up Shares held by it, in an amount of more than 2% of the then outstanding total shares of Common Stock during any rolling 3-month period. Notwithstanding anything to the contrary herein, the restrictions imposed by the prior sentence of this Section 6(e) shall not apply to Transfers pursuant to (i) a Demand Registration in an Underwritten Public Offering or a Shelf Block Trade, in each case, on the terms described in Exhibit A hereto or (ii) a Block Trade.
Section 7 Corporate Opportunities. In recognition and anticipation that (i) certain directors, principals, officers, employees, members, partners and/or other representatives of GBL, or of investment funds or vehicles affiliated with GBL or any of its respective Affiliates may be a GBL Director and, accordingly, serve as a director of the Board, and (ii) GBL and certain of its Affiliates may now engage, may continue to engage, and/or may, in the future, decide to engage, in the same or similar activities or related lines of business as those in which the Corporation or any of its Subsidiaries, directly or indirectly, now engage or may engage and/or other business activities that overlap with, are complementary to or compete with those in which the Corporation or any of its Subsidiaries, directly or indirectly, now engage or may engage, the provisions of this Section 7 are set forth to regulate and define the conduct of certain affairs of the Corporation and its Subsidiaries with respect to certain classes or categories of business opportunities as they may involve GBL or its Affiliates and the powers, rights, duties and liabilities of the Corporation, its Subsidiaries, and their respective directors, officers and stockholders in connection therewith. To the fullest extent permitted by applicable law, the Corporation, on behalf of itself and each of its Subsidiaries, hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity which may be a corporate (or analogous) business opportunity for GBL, any of its Affiliates or the GBL Director (each an “Identified Person”). In the event that any Identified Person acquires knowledge of a potential transaction or other corporate (or analogous) or business opportunity (other than, with respect to any GBL Director, any such opportunity which the Identified Person learned of solely as a result of his or her role as a director of the Board) which may be a corporate (or analogous) or business opportunity for itself, herself or himself and the Corporation or any of its Affiliates, such Identified Person shall have no duty to communicate, offer or otherwise make available such transaction or other corporate (or analogous) or business opportunity to the Corporation or any of its Affiliates and shall not be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any purported fiduciary duty solely by reason of the fact that such Identified Person pursues or acquires such corporate (or analogous) or business opportunity for itself, herself or himself, or offers or directs such corporate (or analogous) or business opportunity to another Person (including any Affiliate of such Identified Person). The Corporation, on behalf of itself and each of its Subsidiaries, (i) acknowledges that the Identified Persons may now own, may continue to own, and from time to time may acquire and own, investments in one or more other entities (each such entity, a “Related Company”) that are direct competitors of, or that otherwise may have interests that do or could conflict with those of, the Corporation, any of its Subsidiaries or any of their respective Affiliates, and (ii) agree that (A) the enjoyment, exercise and enforcement of the rights, interests, privileges, powers and benefits granted or available to the Identified Persons under this Agreement shall not be in any manner reduced, diminished, affected or impaired, and the obligations of the Identified Persons under this Agreement (if any) shall not be in any manner augmented or increased, by reason of any act, circumstance, occurrence or event arising from or in any respect relating to (x) the ownership by an Identified Person of any interest in any Related Company, (y) the affiliation of any Related Company with an Identified Person or (z) any action taken or omitted by any Related Company or an Identified Person in respect of any Related Company, (B) none of the duties imposed on an Identified Person, whether by contract or law, do or shall limit or impair the right of any Identified Person lawfully to compete with the Corporation, any of its Subsidiaries or any of their respective Affiliates as if the Identified Persons were not a party to this Agreement, and (C) the Identified Persons are not and shall not be obligated to disclose to the Corporation, any of its Subsidiaries, any of the Corporation’s stockholders or any of their respective Affiliates any information related to their respective businesses or opportunities, including acquisition opportunities, or to refrain from or in any respect to be restricted in competing against the Corporation, any of its Subsidiaries, any of the Corporation’s stockholders or any of their respective Affiliates in any such business or as to any such opportunities. Notwithstanding anything to the contrary herein, under no circumstances shall (i) an employee of the Corporation or any of its Subsidiaries be deemed to be an Identified Person, and (ii) the Corporation be deemed to have waived or renounced any interest or expectancy of the Corporation in, or in being offered any opportunity to participate in, any corporate, business, or investment opportunity that is presented to an employee of the Corporation or any of its Subsidiaries, irrespective of whether such employee (a) is a director or officer of the Corporation or any of its Subsidiaries or their respective Affiliates or (b) otherwise would be an Identified Person absent being an employee of the Corporation or any of its Subsidiaries. Prior to Closing, GBL shall execute a confidentiality agreement reasonably acceptable to the Corporation, which shall include a prohibition on sharing the Corporation's non-public information with any third parties (including competitors). For the avoidance of doubt, the GBL Directors shall not be deemed to be employees of the Corporation solely as a result of their position on the Board of the Corporation.
Section 8 Rule 144.
The Corporation covenants that so long as the Common Stock is registered pursuant to Section 12(b), Section 12(g) or Section 15(d) of the Securities Exchange Act, it will use reasonable best efforts to file in a timely manner any and all reports required to be filed by it under the Securities Act and the Securities Exchange Act (or, if the Corporation is not required to file such reports, it will use reasonable best efforts to make publicly available such necessary information to comply with, and permit sales pursuant to, Rule 144, Rule 144A or Regulation S under the Securities Act), at all times, all to the extent required from time to time to enable the Major Webhelp Stockholders to sell shares of Common Stock without registration under the Securities Act within the limitation of the exemptions provided by Rule 144, Rule 144A or Regulation S under the Securities Act, as such rules may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC.

Section 9 Corporation Obligations Regarding Transfers.
The Corporation shall instruct the transfer agent to remove any legend, notation or similar designation restricting transferability of the Common Stock from the certificates or book-entries evidencing the Common Stock if such Common Stock (i) is sold or transferred pursuant to an effective registration statement under the Securities Act, (ii) is sold or transferred pursuant to Rule 144 or (iii) is not held by an Affiliate and is eligible for sale under Rule 144 without the requirement that the Corporation has complied with the public reporting requirements of the Securities Exchange Act. Any fees of the Corporation, the transfer agent and Corporation’s counsel associated with the issuance of any legal opinion required by the Corporation’s transfer agent or the removal of such legend shall be borne by the Corporation.
Section 10 Listing. The Corporation shall not take any action, or fail to take any action, that would cause the Common Stock to no longer be listed on the Nasdaq or other applicable stock exchange on which the Corporation is listed.
Section 11 Duration of Agreement.
This Agreement shall terminate automatically upon the dissolution of the Corporation (unless the Corporation (or its successor) continues to exist after such dissolution as a limited liability company or in another form, whether incorporated in Delaware or another jurisdiction). Any Major Webhelp Stockholder who disposes of all of its Common Stock shall automatically cease to be a party to this Agreement and have no further rights or obligations hereunder as a Major Webhelp Stockholder.
Section 12 Severability.
Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.
Section 13 Governing Law; Jurisdiction.
(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law principles.
(b) Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal or state court of competent jurisdiction located in the State of Delaware (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 17.
Section 14 WAIVER OF JURY TRIAL.
EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE

EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 14.
Section 15 Stock Dividends, Etc.
The provisions of this Agreement shall apply to any and all shares of capital stock of the Corporation or any successor or assignee of the Corporation (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for or in substitution for the shares of Stock, by reason of any stock dividend, split, reverse split, combination, recapitalization, reclassification, merger, consolidation or otherwise in such a manner and with such appropriate adjustments as to reflect the intent and meaning of the provisions hereof and so that the rights, privileges, duties and obligations hereunder shall continue with respect to the capital stock of the Corporation as so changed.
Section 16 Benefits of Agreement.
This Agreement shall be binding upon and inure to the benefit of the Corporation and its successors and assigns and each Major Webhelp Stockholder and its permitted assigns, legal representatives, heirs and beneficiaries. Notwithstanding anything to the contrary contained herein, the Major Webhelp Stockholders may assign their rights or obligations, in whole or in part, under this Agreement in accordance with Section 6(b) and Section 6(d), including, for the avoidance of doubt, their rights and obligations pursuant to the provisions of Exhibit A hereto, to one or more of their Affiliates or other Specified Transferees. Except as otherwise expressly provided herein, no Person not a party to this Agreement, as a third-party beneficiary or otherwise, shall be entitled to enforce any rights or remedies under this Agreement.
Section 17 Notices.
For so long as there is at least one (1) GBL Director on the Board, GBL shall, to the extent commercially practicable under the circumstances (as determined in GBL’s sole discretion), use commercially reasonable efforts to provide the Corporation with notice (which may be via email or telephone call) prior to the transfer by GBL of beneficial ownership of any material portion of the Common Stock received by GBL at Closing to any Person, other than transfers that would not have been restricted during the period from the Closing Date until the Final Lock-up Release Date; provided, however, that this sentence shall not impose any conditions on GBL’s ability to transfer Common Stock in accordance with this Agreement. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally (notice deemed given upon receipt), by e-mail transmission (notice deemed given upon transmission if the email is sent by 5:00 p.m. Eastern Time or, if after, the calendar day following the date of transmission), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) (notice deemed given upon receipt of proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
(i)	If to the Corporation, to:

Concentrix Corporation
39899 Balentine Drive, Suite 235
Newark, CA 94560
	Attention:	Jane Fogarty
Email:

With a copy (which shall not constitute notice) to:

Pillsbury Winthrop Shaw Pittman LLP
2550 Hanover Street
Palo Alto, CA 94304-1115
	Attention:	Allison Leopold Tilley
Drew Simon-Rooke
	E-mail:	allison@pillsburylaw.com drew.simonrooke@pillsburylaw.com

(ii)	If to Olivier Duha, to:

Olivier Duha

Email:

With a copy (which shall not constitute notice) to:

Latham & Watkins LLP
45, rue Saint-Dominique
Paris, France 75007
	Attention:	Alexander Crosthwaite
Christopher Drewry
	Email:	Alexander.Crosthwaite@lw.com
Christopher.Drewry@lw.com

(iii)	If to Frédéric Jousset, to:

Frédéric Jousset

Email:

With a copy (which shall not constitute notice) to:

Cabinet Temime
Léon del Forno
	E-mail:	leon.delforno@temime.fr

(iv)	If to GBL, to:

	Attention:	Nicolas Gheysens
Priscilla Maters
Email:

With a copy (which shall not constitute notice) to:

Kirkland and Ellis LLP
601 Lexington Avenue
New York, New York 10022
	Attention:	Sarkis Jebejian
Chelsea N. Darnell

Email:	sarkis.jebejian@kirkland.com
chelsea.darnell@kirkland.com

Gide Loyrette Nouel A.A.R.P.I.
15 rue de Laborde
Paris, France 75008
Attention:	Olivier Diaz
Agathe Delalande
Email:	olivier.diaz@gide.com
agathe.delalande@gide.com
Section 18 Modification; Waiver.
This Agreement may be amended, modified or supplemented only by a written instrument duly executed by (a) the Corporation and (b) the Major Webhelp Stockholders. No course of dealing between the Corporation or its Subsidiaries and the Major Webhelp Stockholders (or any of them) or any delay in exercising any rights hereunder will operate as a waiver of any rights of any party to this Agreement. The failure of any party to enforce any of the provisions of this Agreement will in no way be construed as a waiver of such provisions and will not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.
Section 19 Entire Agreement.
Except as otherwise expressly provided herein, this Agreement constitutes the entire agreement among the parties pertaining to the subject matter hereof and, except for the Share Purchase Agreement, supersedes all prior and contemporaneous agreements and understandings of the parties in connection therewith, from and after the date of this Agreement. Unless otherwise provided herein, any consent required by any Person under this Agreement may be withheld by such Person in such Person’s sole discretion.
Section 20 Counterparts.
This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.
Section 21 Delivery by Facsimile or Electronic Transmission.
This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.
Section 22 Director and Officer Actions.
No director or officer of the Corporation shall be personally liable to the Corporation or any stockholder of the Corporation as a result of any acts or omissions taken under this Agreement in good faith.
Section 23 Several and not Joint.
The rights, obligations, and agreements of the Major Webhelp Stockholders under this Agreement shall be several and not joint.
Section 24 Effectiveness. This Agreement shall become effective upon the Closing and prior thereto shall be of no force or effect. If the Put Option Agreement or the Share Purchase Agreement shall be terminated in accordance with their terms prior to the Closing, this Agreement shall automatically terminate and be of no force or effect.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered on the date and year first above written.
CORPORATION

CONCENTRIX CORPORATION

By:	/s/ Jane Fogarty
Name: Jane Fogarty
Title: EVP, Legal
[Signature Page to Investor Rights Agreement]

INITIAL STOCKHOLDERS:

SAPIENS S.À R.L.

/s/ P. Maters		/s/ S. Saussoy
By:	P. Maters	S. Saussoy
Title:	Manager	Manager
[Signature Page to Investor Rights Agreement]

FINPAR V

/s/ P. Maters		/s/ X. Likin
By:	P. Maters	X. Likin
Title:	Manager	Director
FINPAR VI

/s/ P. Maters		/s/ X. Likin
By:	P. Maters	X. Likin
Title:	Manager	Director
[Signature Page to Investor Rights Agreement]

OLIVIER DUHA

M. OLIVIER DUHA,
in his individual capacity

/s/ Olivier Duha

LIBERTY MANAGEMENT

/s/ Olivier Duha
By:	Olivier Duha
Title:	Gérant

MONTANA

/s/ Olivier Duha
By:	Olivier Duha
Title:	Gérant
[Signature Page to Investor Rights Agreement]

FRÉDÉRIC JOUSSET,
in his individual capacity

/s/ Frédéric Jousset
[Signature Page to Investor Rights Agreement]

Exhibit A

Registration Rights
Section 1. Definitions
(a) Definitions. As used in this Exhibit:
“Adverse Disclosure” means public disclosure of material non-public information that, in the good faith judgment of the Board: (a) would be required to be made in any Registration Statement filed with the SEC by the Corporation so that such Registration Statement, from and after its effective date, does not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; (b) would not be required to be made at such time but for the filing, effectiveness or continued use of such Registration Statement; and (c) the Corporation has a bona fide business purpose for not disclosing publicly.
“Automatic Shelf Registration Statement” means an “Automatic Shelf Registration Statement,” as defined in Rule 405 under the Securities Act.
“Closing Date” has the meaning ascribed to such term in the Share Purchase Agreement.
“Demand Registration” has the meaning ascribed to such term in Section 3(a).
“Demand Registration Request” has the meaning ascribed to such term in Section 3(a).
“Demanding Holders” has the meaning ascribed to such term in Section 3(a).
“Effective Date” has the meaning ascribed to such term in Section 2.
“FINRA” means the Financial Industry Regulatory Authority.
“Initial Notice” has the meaning ascribed to such term in Section 4(a).
“Legal Expense Cap” has the meaning ascribed to such term in Section 1(a).
“Maximum Number of Securities” has the meaning ascribed to such term in Section 4(e).
“Opt-Out Notice” has the meaning ascribed to such term in Section 4(a).
“Other Rights Holders” has the meaning ascribed to such term in Section 4(e).
“Piggyback Registration” has the meaning ascribed to such term in Section 4(a).
“Prospectus” means the prospectus included in any Registration Statement, including any preliminary, final or summary prospectus, and any such prospectus as amended or supplemented by any prospectus supplement, including any such prospectus supplement with respect to the terms of the offering of any portion of the securities covered by a Registration Statement, and by all other amendments and supplements to a prospectus, including post-effective amendments and freewriting prospectuses and in each case including all material incorporated by reference therein.
“Public Offering” means the offer and sale of Registrable Securities for cash pursuant to an effective Registration Statement under the Securities Act (other than a Registration Statement on Form S-4 or Form S-8 or any successor form).
“Registrable Securities” shall mean shares of Common Stock and Earnout Shares (as defined in the Share Purchase Agreement), in each case held by a Major Webhelp Stockholder immediately following the Closing; provided that any Registrable Securities shall cease to be Registrable Securities when (a) a Registration Statement with respect to the sale of such Registrable Securities has been declared effective under the Securities Act and such Registrable Securities have been disposed of in accordance with the plan of distribution set forth in such Registration Statement (other than, for the avoidance of doubt, any transfer to an Affiliate of a Major Webhelp Stockholder, provided such transferred shares remain held by an Affiliate and continue to be Registerable Securities), (b) such Registrable Securities have been disposed of pursuant to Rule 144 or (c) such Registrable Securities shall have been otherwise transferred and new certificates for them not bearing a legend restricting further transfer under the Securities Act shall have been delivered by
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the Corporation; and provided, further, that any securities that have ceased to be Registrable Securities shall not thereafter become Registrable Securities and any security that is issued or distributed in respect of securities that have ceased to be Registrable Securities is not a Registrable Security.
“Registration” means registration under the Securities Act of the offer and sale to the public of any Registrable Securities under a Registration Statement. The terms “register”, “registered” and “registering” shall have correlative meanings.
“Registration Expenses” means (i) all reasonable and documented registration and filing fees, and any other reasonable and documented fees and expenses associated with filings required to be made with the SEC or FINRA; (ii) all reasonable and documented fees and expenses in connection with compliance with any securities or “Blue Sky” laws (including reasonable and documented fees and disbursements of counsel for the underwriters in connection with blue sky qualifications of the Registrable Securities); (iii) all printing, duplicating, word processing, messenger, telephone, facsimile and delivery expenses (including expenses of printing certificates for the Registrable Securities in a form eligible for deposit with The Depository Trust Company and of printing Prospectuses); (iv) all reasonable and documented fees and disbursements of counsel for the Corporation and of all independent certified public accountants or independent auditors of the Corporation and any subsidiaries of the Corporation incurred specifically in connection with such Registration (including the expenses of any special audit and comfort letters required by or incident to such performance); (v) reasonable and documented fees and disbursements of up to a maximum of $100,000 per Registration of one (1) legal counsel for the Major Webhelp Stockholders (such maximum expense amount, the “Legal Expense Cap”); (vii) any reasonable and documented fees and disbursements of underwriters customarily paid by issuers or sellers of securities; (viii) reasonable and documented fees and expenses incurred in connection with the distribution or Transfer of Registrable Securities to or by a Major Webhelp Stockholder or its permitted transferees in connection with a Public Offering, and excluding fees to the legal counsel of the Major Webhelp Stockholders; (ix) all reasonable and documented fees and expenses incurred in connection with the listing of the Registrable Securities on any securities exchange or quotation of the Registrable Securities on any inter-dealer quotation system; (x) all of the Corporation’s internal expenses (including all salaries and expenses of its officers and employees performing legal or accounting duties); and (xi) all costs and expenses of the Corporation related to the “road show” for any Underwritten Public Offering, including the reasonable and documented out-of-pocket expenses of the underwriters, if so requested, in the aggregate up to a maximum of $50,000. For clarity, any fees to legal counsel of the Major Webhelp Stockholders in connection with any of the foregoing, in the aggregate, are subject to the Legal Expense Cap.
“Registration Statement” means a registration statement of the Corporation that covers the resale of any Registrable Securities pursuant to the provisions of this Agreement, filed by, or to be filed by, the Corporation with the SEC under the rules and regulations promulgated under the Securities Act, including the related Prospectus, amendments and supplements to such registration statement, including pre- and post-effective amendments, and all exhibits, financial information and all other material incorporated by reference in such registration statement or Prospectus.
“Requesting Holder” has the meaning ascribed to such term in Section 4(a).
“Seller Affiliates” has the meaning ascribed to such term in Section 6(a).
“Shelf Block Trade” has the meaning ascribed to such term in Section 4(d).
“Shelf Registration Statement” means a “shelf” registration statement of the Corporation that covers the Registrable Securities (and may cover other securities of the Corporation) on Form S-3 and under Rule 415 under the Securities Act or, if the Corporation is not then eligible to file on Form S-3, on Form S-1 or any other appropriate form under the Securities Act, or any successor rule that may be adopted by the SEC, including without limitation any such registration statement filed pursuant to Section 2 or Section 3, and all amendments and supplements to such “shelf” registration statement, including post-effective amendments, in each case, including the Prospectus contained therein, all exhibits thereto and any document incorporated by reference therein.
“Suspension” has the meaning ascribed to such term in Section 5(a).
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“Underwritten Public Offering” means an underwritten Public Offering, including, without limitation, an Underwritten Shelf Takedown and a Shelf Block Trade.
“Underwritten Shelf Takedown” means an Underwritten Public Offering pursuant to an effective Shelf Registration Statement.
“WKSI” means a “well-known seasoned issuer” as defined under Rule 405 of the Securities Act.
(b) Definitions. Any capitalized terms used but not defined herein have the meanings given to such terms in the Agreement.
Section 2. Initial Shelf Registration Statement.
The Corporation will prepare, file (to the extent not previously filed) and use commercially reasonable efforts to cause to become effective no later than the 180th calendar day following the Closing Date (the “Effective Date”), a Shelf Registration Statement (which Shelf Registration Statement shall be an Automatic Shelf Registration Statement if the Corporation is then eligible to file an Automatic Shelf Registration Statement), registering for resale all of the Registrable Securities issued to the Major Webhelp Stockholders on the Closing Date under the Securities Act. The plan of distribution indicated in the Shelf Registration Statement will include all such methods of sale as any Major Webhelp Stockholder may reasonably request in writing at least five Business Days prior to the filing of the Shelf Registration Statement and that can be included in the Shelf Registration Statement under the rules and regulations of the SEC. Until the date that all Registrable Securities cease to be Registrable Securities, the Corporation shall use commercially reasonable efforts to keep current and effective such Shelf Registration Statement and file such supplements or amendments to such Shelf Registration Statement (or file a new Shelf Registration Statement (which Shelf Registration Statement shall be an Automatic Shelf Registration Statement if the Corporation is then eligible to file an Automatic Shelf Registration Statement) when such preceding Shelf Registration Statement expires pursuant to the rules of the SEC) as may be necessary or appropriate to keep such Shelf Registration Statement continuously effective and useable for the resale of all Registrable Securities under the Securities Act. Any Shelf Registration Statement when declared effective (including the documents incorporated therein by reference) will comply in all material respects as to form with all applicable requirements of the Securities Act and the Securities Exchange Act and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.
Section 3. Demand Registration Rights.
(a) Registration Requests. Subject to the provisions of this Section 3, at any time and from time to time after the Final Lock-up Release Date, each of (i) GBL and (ii) the other Major Webhelp Stockholders may make a written request (such request, a “Demand Registration Request” and the Major Webhelp Stockholder(s) submitting such request, the “Demanding Holder(s)”) to the Corporation for Registration of all or part of their Registrable Securities on Form S-3 or any similar short-form registration statement, or, if the Corporation is not then eligible to file on Form S-3, on Form S-1 or any other appropriate form under the Securities Act, including by means of an Underwritten Public Offering. If the Corporation is a WKSI at the time any such Demand Registration Request is submitted to the Corporation or will become one by the time of the filing of such Registration Statement, the Demand Registration Request may specify that such Registration Statement be an Automatic Shelf Registration Statement. Any Demand Registration Request must be for (i) Registrable Securities with an aggregate total offering price reasonably expected to be at least $100 million in the aggregate or (ii) such number of Registrable Securities representing all of such Demanding Holder’s Registrable Securities, and the Major Webhelp Stockholders may make only two Demand Registration Requests in any rolling twelve-month period. Any such Registration pursuant to a Demand Registration Request shall hereinafter be referred to as a “Demand Registration”. The Corporation shall not be obligated to take any action to effect any Demand Registration if a Piggyback Registration or an Underwritten Public Offering was consummated within the preceding ninety (90) calendar days (unless otherwise consented to by the Corporation). All Demand Registration Requests made pursuant to this Section 3 will specify the aggregate amount of Registrable Securities to be registered, the intended methods of disposition thereof and whether the Demand Registration shall be in the form of an Underwritten Public Offering, and if such Underwritten Public Offering shall be in the form of a Shelf Block Trade, the time periods set forth in Section 4(d) shall be applicable. As promptly as reasonably practicable upon receipt of a Demand Registration Request, the Corporation will use commercially reasonable efforts to effect such
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Registration as soon as practicable following such request (subject to any lock-up restrictions) and to the Corporation’s reasonable ability to comply with the Regulation S-X age of financial statement requirements for financial statements to be included in such Registration Statement of the Registrable Securities that the Corporation has been so requested to register, including, without limitation, filing post-effective amendments, amending or supplementing a Shelf Registration Statement, appropriate qualification under applicable blue sky or other state securities laws and appropriate compliance with the applicable regulations promulgated under the Securities Act, subject in all respects to the Corporation’s receipt of all information from the Major Webhelp Stockholders that is required by law to be included in the applicable Registration Statement.
(b) Withdrawal of Demand Registration Requests. Any Major Webhelp Stockholder that has requested its Registrable Securities be included in a Demand Registration pursuant to Section 3(a) may withdraw all or any portion of its Registrable Securities included in a Demand Registration from such Demand Registration upon written notice to the Corporation and the underwriter(s), if applicable, (i) at any time prior to the effectiveness of the Registration Statement filed with the SEC in connection with the Demand Registration, or (ii) if in connection with an Underwritten Public Offering, the execution of the related underwriting agreement. Upon receipt of a notice to such effect with respect to all of the Registrable Securities included in such Demand Registration, the Corporation shall cease all efforts to secure effectiveness of the applicable Demand Registration Statement. The first Registration Request in a rolling twelve-month period which does not result in an effective registration under the Securities Act or a Registration Request that is withdrawn prior to the filing of the requested Registration Statement shall not be counted as a Registration Request for purposes of the Registration Request limits in Section 3(a), provided thereafter, any Registration Request which does not result in an effective registration under the Securities Act or a Registration Request that is withdrawn prior to the filing of the requested Registration Statement shall be counted as a Registration Request for purposes of the Registration Request limits in Section 3(a).
(c) S-3 Eligibility. From and after the date hereof until the termination of the Agreement, the Corporation shall use commercially reasonable efforts to maintain eligibility to be able to file and use a Registration Statement on Form S-3 (or any successor form thereto) within the meaning of Rule 405 under the Securities Act.
(d) Continued Effectiveness. The Corporation shall use commercially reasonable efforts to keep any Registration Statement filed in response to a Demand Registration Request effective until the date on which the Major Webhelp Stockholders dispose of all of their Registrable Securities (including any other Major Webhelp Stockholder) then covered by such Registration Statement (such period of continued effectiveness, the “Effectiveness Period”). Subject to Section 5, the Corporation shall be deemed not to have used commercially reasonable efforts to keep any Registration Statement effective during the Effectiveness Period if the Corporation voluntarily takes any action or voluntarily omits to take any action that would result in any holder of the Registrable Securities covered thereby not being able to offer and sell any Registrable Securities pursuant to such Registration Statement during the Effectiveness Period, unless such action or omission is required by applicable law or is recommended by a regulatory body.
(e) Selection of Underwriters. In the case of an Underwritten Public Offering that is the subject of a Demand Registration Request, the Demanding Holder(s) shall select the underwriter(s) (including the roles thereof); provided that such selection is reasonably acceptable to the Corporation.
Section 4. Piggyback Registration Rights.
(a) Participation. If the Corporation proposes to file a Registration Statement or conduct a Public Offering, whether on its own behalf or in connection with the exercise of any Demand Registration rights by any holder of Common Stock (including any holder of Registrable Securities under this Agreement) possessing such rights (other than (i) a registration relating solely to an employee benefit plan or employee stock plan, a dividend reinvestment plan, or a merger or a consolidation; (ii) a registration incidental to an issuance of debt securities under Rule 144A; (iii) a registration on Form S-4 or any successor form; or (iv) a registration on Form S-8 or any successor form), with respect to an offering (for its own account or otherwise, and including any registration pursuant to Section 2) that includes any Registrable Securities, then the Corporation shall give written notice (the “Initial Notice”) to the Major Webhelp Stockholders at
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least 20 Business Days prior to the date on which the Corporation files the Registration Statement, or, in the case of an Underwritten Public Offering, the anticipated pricing date, and the Major Webhelp Stockholders shall be entitled to include in such Registration Statement, or to sell in such Underwritten Public Offering, such number of Registrable Securities as each Major Webhelp Stockholder may request in writing. The Initial Notice shall offer the Major Webhelp Stockholders the right, subject to Section 3(b) to register (a “Piggyback Registration”) such number of shares of Registrable Securities as each such Major Webhelp Stockholder may request and shall set forth (A) the anticipated effective date of such Registration Statement, or, in the case of an Underwritten Public Offering, the anticipated trade date or pricing date, and (B) the aggregate number of Registrable Securities that is proposed to be included in such Registration Statement. Subject to Section 3(d), the Corporation shall include in such Registration Statement such Registrable Securities for which it has received written requests to register within ten (10) calendar days after the Initial Notice has been given (such holders, “Requesting Holders”). Any Major Webhelp Stockholder may deliver written notice (an “Opt-Out Notice”) to the Corporation requesting that such Major Webhelp Stockholder not receive notice from the Corporation of any proposed Piggyback Registration; provided, however, that such Major Webhelp Stockholder may later revoke any such Opt-Out Notice at any time, and shall have the right to be included in an applicable Piggyback Registration if such written Opt-Out Notice is received by the Corporation at least 15 Business Days prior to the date on which the Corporation files the applicable Registration Statement, or in the case of an Underwritten Public Offering, the anticipated pricing date. Following receipt of an Opt-Out Notice from a Major Webhelp Stockholder (unless subsequently revoked), the Corporation shall not be required to deliver any notice to such Major Webhelp Stockholder pursuant to this Section 4(a) and such Major Webhelp Stockholder (unless such Major Webhelp Stockholder’s Opt-Out Notice is subsequently revoked) shall no longer be entitled to participate in Piggyback Registrations by the Corporation pursuant to this Section 4(a).
(b) Piggyback Registration Withdrawal. Any Major Webhelp Stockholder may withdraw from a Piggyback Registration for any or no reason whatsoever upon written notice to the Corporation and the underwriter(s) of his, her or its intention to withdraw from such Piggyback Registration, provided that such written notice is received by the Corporation at least three (3) Business Days prior to the effectiveness of the Registration Statement filed with the SEC with respect to such Piggyback Registration, or in connection with an Underwritten Public Offering, the execution of the related underwriting agreement.
(c) Corporation Control. Except for a Registration Statement being filed in connection with the exercise of a Demand Registration Request subject to Section 3, the Corporation may decline to file a Registration Statement after giving the Initial Notice, or withdraw any such Registration Statement after filing but prior to the effectiveness of such Registration Statement; provided that the Corporation shall notify each Requesting Holder within five (5) Business Days of the Corporation’s decision to take any such action. Except as provided in Section 3(f)the Corporation shall have sole discretion to select any and all underwriters that may participate in any Underwritten Public Offering.
(d) Shelf Block Trade. If a Major Webhelp Stockholder wishes to engage in a block trade, a bought deal or transaction proposed to be marketed on a same-day or overnight basis off of a Shelf Registration Statement (either through filing an Automatic Shelf Registration Statement or through a take-down from an already existing Shelf Registration Statement) (a “Shelf Block Trade”), then notwithstanding the time periods set forth above, the Major Webhelp Stockholder shall notify the Corporation of the Shelf Block Trade not less than three (3) Business Days prior to the day such offering is to commence. The Corporation shall promptly notify the other Major Webhelp Stockholders which hold Registrable Securities of such Shelf Block Trade and the other Major Webhelp Stockholders must elect whether or not to participate by 11:00 a.m., New York time on the next Business Day and the Corporation shall as expeditiously as possible use its reasonable best efforts to facilitate such offering (which may close as early as two (2) Business Days after the date it commences).
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(e) Underwriters’ Cutback. Notwithstanding the foregoing, if a Registration or Public Offering pursuant to this Section 4 is for an Underwritten Public Offering and the managing underwriter(s), in good faith, advise the Corporation in writing that in their opinion the number of securities requested to be included in such Underwritten Public Offering exceeds the number of securities which may be sold without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of the success of such offering, then the Corporation shall include in such Underwritten Public Offering only that number of Registrable Securities that in the opinion of such underwriter(s) may be sold without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of the success of such offering (such maximum number of such securities, the “Maximum Number of Securities”), and the Registrable Securities that are included in such Underwritten Public Offering shall be allocated as follows:
(i) In the case of an exercise of any Demand Registration pursuant to Section 3 by the Major Webhelp Stockholders or any other holder of Registrable Securities possessing such rights under this Agreement:
(1) first, the Registrable Securities of the Demanding Holders and the Requesting Holders that can be sold without exceeding the Maximum Number of Securities (pro rata on the basis of the total number of Registrable Securities held by such Demanding Holders and Requesting Holders);
(2) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (1), the securities of any other Persons holding contractual registration rights other than pursuant to this Agreement, if any, as nearly as possible on a pro rata basis based on the total amount of securities held by such holders (“Other Rights Holders”); and
(3) third, the securities to be issued and sold by the Corporation in such Registration.
(ii) In the case of a Registration or Public Offering by the Corporation on its own behalf:
(1) first, the securities to be issued and sold by the Corporation in such Registration without exceeding the Maximum Number of Securities;
(2) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (1), the Registrable Securities of the Requesting Holders (if any) (pro rata on the basis of the total number of Registrable Securities held by such Requesting Holders) that can be sold without exceeding the Maximum Number of Securities; and
(3) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (1) and (2), the securities of Other Rights Holders pro rata among the holders thereof on the basis of the number of securities owned by each such holders, if any;
provided that in the case of this clause (e)(ii), the number of Registrable Securities included in the Underwritten Public Offering shall not be reduced below thirty percent (30%) of the total number of securities proposed to be included in such Underwritten Public Offering; and
(iii) In the case of a Registration or Public Offering by the Corporation on behalf of Other Rights Holders:
(1) first, the Registrable Securities of the Requesting Holders that can be sold without exceeding the Maximum Number of Securities (pro rata on the basis of the total number of Registrable Securities held by such Requesting Holders); and
(2) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (1), the securities of Other Rights Holders (if any), pro rata among the holders thereof on the basis of the number of securities owned by each such holders, that can be sold without exceeding the Maximum Number of Securities; and
(3) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (1) and (2), the securities to be issued and sold by the Corporation in such Registration.
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Section 5. General Procedures.
(a) Registration Postponement; Suspension of Sales. If the filing, initial effectiveness or continued use of a Registration Statement at any time would require the Corporation to make an Adverse Disclosure, the Corporation may, upon giving prompt written notice of such action to the Major Webhelp Stockholders, delay the filing or initial effectiveness of, or suspend use of, the Registration Statement (a “Suspension”); provided, however, that the Corporation shall not be permitted to exercise a Suspension more than one (1) time during any twelve (12)-month period (except that the Corporation may use this right more than twice in any twelve (12) month period if the Corporation is exercising such right during the 15-day period prior to the Corporation’s regularly scheduled quarterly earnings announcement date) or for a total period of greater than ninety (90) calendar days in the aggregate in any rolling twelve (12) month period, provided that, to the extent a Suspension is due to ongoing negotiations or discussions regarding a material merger, acquisition, or other similar transaction and the requirements for such Suspension set forth in this sentence continue to be satisfied, the total Suspension period may be exercised for up to one hundred twenty (120) calendar days in the aggregate in any rolling twelve month period; and provided further that the Corporation shall not register any securities for its own account or that of any other stockholder during such ninety (90) calendar day or one hundred twenty (120) calendar day period, as applicable, other than pursuant to a registration relating to the sale or grant of securities to employees or directors of the Corporation or a subsidiary pursuant to a stock option, stock purchase, equity incentive or similar plan or a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities. The Corporation shall immediately notify the Major Webhelp Stockholder in writing upon the termination of any Suspension, amend or supplement the Registration Statement or Prospectus, if necessary, so it does not contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading and furnish to any Major Webhelp Stockholders such numbers of copies of the Registration Statement or Prospectus as so amended or supplemented as such Major Webhelp Stockholder may reasonably request.
(b) Requirements. In connection with the registration and sale of Registrable Securities pursuant to this Agreement, the Corporation will use commercially reasonable efforts to effect the Registration and the sale of such Registrable Securities in accordance with the intended method of disposition thereof, and pursuant thereto the Corporation will:
(i) if the Registration Statement is not automatically effective upon filing, use commercially reasonable efforts to cause such Registration Statement to become effective as promptly as reasonably practicable;
(ii) promptly notify each selling Major Webhelp Stockholder, after the Corporation receives notice thereof, of the time when such Registration Statement has been declared effective or a supplement to any prospectus forming a part of such Registration Statement has been filed;
(iii) after the Registration Statement becomes effective, promptly notify each selling Major Webhelp Stockholder of any request by the SEC that the Corporation amend or supplement such Registration Statement or Prospectus;
(iv) prepare and file with the SEC such amendments and supplements to the Registration Statement and the Prospectus used in connection therewith as may be reasonably necessary to keep the Registration Statement effective during the period set forth in, and subject to the terms and conditions of, this Agreement, and to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by the Registration Statement for the period required to effect the distribution of the Registrable Securities as set forth in this Agreement;
(v) furnish to the selling Major Webhelp Stockholders such numbers of copies of such Registration Statement, each amendment and supplement thereto, each Prospectus (including each preliminary Prospectus and Prospectus supplement) and such other documents as the holder and any underwriter(s) may reasonably request in order to facilitate the disposition of the Registrable Securities;
(vi) use commercially reasonable efforts to register and qualify the Registrable Securities under such other securities or blue-sky laws of such jurisdictions as shall be reasonably requested by the
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selling Major Webhelp Stockholders and any underwriter(s), if required by the law of the relevant jurisdiction, and do any and all other acts and things that may be reasonably necessary to enable the selling Major Webhelp Stockholders and any underwriter(s) to consummate the disposition of the Registrable Securities in such jurisdictions;
(vii) use commercially reasonable efforts to cause all such Registrable Securities to be listed on a national securities exchange or trading system and each securities exchange and trading system (if any) on which similar equity securities issued by the Corporation are then listed;
(viii) in the event of an Underwritten Public Offering, use commercially reasonable efforts to furnish, on the date that shares of Registrable Securities are delivered to the underwriters for sale, (i) an opinion, dated as of such date, of the counsel representing the Corporation for the purposes of such Registration, in form and substance as is customarily given to underwriters by the Corporation in an Underwritten Public Offering, addressed to the underwriters and (ii) a letter dated as of such date, from the independent public accountants of the Corporation, in form and substance as is customarily given by independent public accountants to underwriters in an Underwritten Public Offering, addressed to the underwriters;
(ix) if reasonably requested by the selling Major Webhelp Stockholders, cooperate with the selling Major Webhelp Stockholders and the managing underwriter(s) (if any) to facilitate the timely preparation and delivery of certificates (which shall not bear any restrictive legends unless required under applicable law) representing securities sold under the Registration Statement, and enable such securities to be in such denominations and registered in such names as such Major Webhelp Stockholders or the managing underwriter (if any) may request and keep available and make available to the Corporation’s transfer agent prior to the effectiveness of such Registration Statement a supply of such certificates;
(x) in the event of any Underwritten Public Offering, enter into and perform its obligations under an underwriting agreement, in form and substance as is customarily given by the Corporation to underwriters in an Underwritten Public Offering, with the underwriter(s) of such offering;
(xi) upon execution of confidentiality agreements in form and substance reasonably satisfactory to the Corporation, promptly make available for inspection by the selling Major Webhelp Stockholders, any underwriter(s) participating in any disposition pursuant to such Registration Statement, and any attorney or accountant or other agent retained by any such underwriter or selected by the selling Major Webhelp Stockholder(s), all financial and other records, pertinent corporate documents, and properties of the Corporation reasonably requested, and use commercially reasonable efforts to cause the Corporation’s officers, directors, employees, and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant, or agent, in each case, as necessary or advisable to verify the accuracy of the information in such Registration Statement and to conduct appropriate due diligence in connection therewith;
(xii) promptly notify the selling Major Webhelp Stockholders and any underwriter(s) of the notification to the Corporation by the SEC of its initiation of any proceeding with respect to the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement, and in the event of the issuance of any stop order suspending the effectiveness of such Registration Statement, or of any order suspending or preventing the use of any related Prospectus or suspending the qualification of any Registrable Securities included in such Registration Statement for sale in any jurisdiction, use commercially reasonable efforts to obtain promptly the withdrawal of such order;
(xiii) promptly notify the selling Major Webhelp Stockholders and any underwriter(s) at any time when a Prospectus relating thereto is required to be delivered under the Securities Act of the occurrence of any event as a result of which the Corporation, in its sole discretion, determines that the Prospectus included in the Registration Statement, as then in effect, is reasonably likely to include an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made, and at the request of any Major Webhelp Stockholder promptly prepare and furnish to such Major Webhelp Stockholder a reasonable number of copies of a supplement to or an amendment of such Prospectus, or a revised Prospectus, as may be necessary so that, as thereafter delivered to the
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purchasers of such securities, such Prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made (following receipt of any supplement or amendment to any Prospectus, the selling Major Webhelp Stockholders shall deliver such amended, supplemental or revised Prospectus in connection with any offers or sales of Registrable Securities, and shall not deliver or use any Prospectus not so supplemented, amended or revised);
(xiv) promptly notify the selling Major Webhelp Stockholders and any underwriter(s) of the receipt by the Corporation of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the applicable securities or blue sky laws of any jurisdiction;
(xv) make available to each Major Webhelp Stockholder upon request promptly after the same is prepared and publicly distributed, filed with the SEC, or received by the Corporation, one copy of each Registration Statement and any amendment thereto, any written correspondence between the Corporation and the SEC or the staff of the SEC, or Nasdaq or the staff of Nasdaq, in each case relating to such Registration Statement and such other documents as any Major Webhelp Stockholder or any underwriter may reasonably request in order to facilitate the disposition of the Registrable Securities;
(xvi) in the case of an Underwritten Public Offering, cause the senior executive officers of the Corporation to participate in the customary “road show” presentations that may be reasonably requested by the managing underwriter or underwriters in any such offering and otherwise to facilitate, cooperate with, and participate in each proposed offering contemplated herein and customary selling efforts related thereto;
(xvii) cooperate with each seller of Registrable Securities and each underwriter, if any, participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with FINRA;
(xviii) take no direct or indirect action prohibited by Regulation M under the Securities Exchange Act; provided, that, to the extent that any prohibition is applicable to the Corporation, the Corporation will take all reasonable action to make any such prohibition inapplicable; and
(xix) take such other actions as are reasonably necessary in order to facilitate the disposition of such Registrable Securities.
(c) Participation in Underwritten Public Offerings. No Person may participate in any Underwritten Public Offering hereunder unless such Person agrees to sell such Person’s securities on the basis provided in any customary underwriting arrangements approved by the Corporation and provides the information, completed questionnaires, powers of attorney, customary indemnities, underwriting agreements, and other documents required for such underwriting arrangements.
(d) Expenses. As between the Corporation and the Major Webhelp Stockholders, the Corporation will pay all Registration Expenses; provided that each Major Webhelp Stockholder shall pay all applicable underwriting fees, all Taxes incurred with respect to which legal liability is on such Major Webhelp Stockholder, fees, disbursements, and expenses of its tax and other advisors counsel, including expenses in excess of the Legal Expense Cap, discounts and similar charges (pro rata based on the securities sold). The Corporation shall pay all Taxes incurred with respect to which legal liability is on the Corporation.
(e) Withholding. The Corporation (or the Transfer Agent acting on its behalf) shall be entitled to deduct and withhold from amounts otherwise payable to the Major Webhelp Stockholders in their capacity as beneficial owners of Common Stock (including, for the avoidance of doubt, dividends and other distributions), any amounts required to be deducted or withheld with respect to the making of such payment under applicable Tax law. Before, or within a reasonable period of time after the Closing Date, and thereafter from time to time as the previously furnished form may expire or become incorrect or obsolete, each of the Major Webhelp Stockholders shall furnish to the Corporation or, if directed by the Corporation, to the Transfer Agent acting on the Corporation’s behalf, Internal Revenue Service Form W-9, or alternatively the applicable version of Internal Revenue Service Form W-8, in each case, properly completed and validly executed, certifying (i) that such Major Webhelp Stockholder is a U.S. person for U.S. federal income tax purposes and is not subject to U.S. backup withholding, or (ii) such Major Webhelp
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Stockholder’s entitlement to treaty benefits under an applicable income Tax treaty with the United States, respectively. The Corporation shall not (and shall establish procedures with its Transfer Agent and use its best efforts to cause its Transfer Agent not to) withhold any U.S. withholding Tax in respect of payments or distributions allocable or made to any Major Webhelp Stockholder that is a U.S. person, nor withhold in excess of the lowest rate of U.S. withholding Tax that such Major Webhelp Stockholder that is not a U.S. person is entitled to under an applicable income Tax treaty and the Code, except for U.S. withholding Tax that the Corporation or its paying agent is required to withhold under the Code due to either a change in law or a failure of such Major Webhelp Stockholder to so duly furnish or update a valid Internal Revenue Service Form W-9 (containing the certifications described in clause (i), above), or applicable version of Internal Revenue Service Form W-8.
(f) Furnishing Documents. Except as otherwise reasonably requested by a Major Webhelp Stockholder or an underwriter, the Corporation’s obligation to furnish materials under this Agreement, including, but not limited to, copies of Registration Statements and amendments and supplements thereto, Prospectuses (including any preliminary Prospectuses and Prospectus supplements), correspondences, and other documents as any Major Webhelp Stockholder or underwriter may reasonably request, may be satisfied through the electronic delivery of such materials, including the posting of such materials on EDGAR.
Section 6. Indemnification.
(a) The Corporation agrees to indemnify and reimburse, to the fullest extent permitted by law, each Major Webhelp Stockholder that is a seller of Registrable Securities, and each of its employees, advisors, agents, representatives, partners, officers, and directors, its Affiliates and each Person who controls such Major Webhelp Stockholder (within the meaning of the Securities Act or the Securities Exchange Act) (collectively, the “Seller Affiliates”) (i) against any and all losses, claims, damages, liabilities and expenses, joint or several (including, without limitation, attorneys’ fees and disbursements except as limited by Section 6(c)) based upon, arising out of, or resulting from any untrue or alleged untrue statement of a material fact contained in any Registration Statement or Prospectus or any amendment thereof or supplement thereto, or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading; (ii) against any and all losses, liabilities, claims, damages and expenses whatsoever, as incurred, to the extent of the aggregate amount paid in settlement of any litigation or investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon, arising out of, or resulting from any such untrue statement or omission or alleged untrue statement or omission; and (iii) against any and all costs and expenses (including reasonable fees, charges and disbursements of counsel) as may be reasonably incurred in investigating, preparing or defending against any litigation, investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon, arising out of, related to or resulting from any such untrue statement or omission or alleged untrue statement or omission, or such violation of the Securities Act or Securities Exchange Act, to the extent that any such expense or cost is not paid under subparagraph (i) or (ii) above; except in each case insofar as any such statements are made in reliance upon information furnished to the Corporation in writing by such seller or any Seller Affiliate expressly for use therein. The reimbursements required by this Section 6(a) will be made by periodic payments during the course of the investigation or defense, as and when bills are received or expenses incurred.
(b) In connection with any Registration Statement or Prospectus covering the sale of Registrable Securities in which a Major Webhelp Stockholder that is a seller of Registrable Securities is participating, each such Major Webhelp Stockholder agrees to the fullest extent permitted by law, to indemnify the Corporation and its directors and officers and each Person who controls the Corporation (within the meaning of the Securities Act or the Exchange Act) against any and all losses, claims, damages, liabilities and expenses (including, without limitation, reasonable attorneys’ fees and disbursements except as limited by Section 6(c)) based upon, arising out of, or resulting from any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or Prospectus or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or alleged untrue statement or omission or alleged omission is contained in any information so furnished by such seller or any of its Seller Affiliates in writing expressly for inclusion in the Registration Statement; provided that the obligation to indemnify will be several, not
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joint and several, among such sellers of Registrable Securities, and the liability of each such seller of Registrable Securities will be in proportion to the amount of Registrable Securities registered by them, and, provided, further, that such liability will be limited to the net amount received by such seller from the sale of Registrable Securities pursuant to such Registration Statement.
(c) Any Person entitled to indemnification hereunder will (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to so notify the indemnifying party shall relieve the indemnifying party of its obligations hereunder only to the extent, if at all, that it is actually materially prejudiced by reason of such delay or failure) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party; provided, however, that any Person entitled to indemnification hereunder shall have the right to select and employ separate counsel and to participate in the defense of such claim, but the fees and expenses of such counsel shall be at the expense of such Person unless (A) the indemnifying party has agreed in writing to pay such fees or expenses; (B) the indemnifying party shall have failed to assume the defense of such claim and employ counsel reasonably satisfactory to such Person; or (C) in the reasonable judgment of any such Person, based upon advice of counsel, a conflict of interest may exist between such Person and the indemnifying party with respect to such claims (in which case, if the Person notifies the indemnifying party in writing that such Person elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such claim on behalf of such Person). If such defense is not assumed by the indemnifying party as permitted hereunder, the indemnifying party will not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent will not be unreasonably withheld, conditioned or delayed). If such defense is assumed by the indemnifying party pursuant to the provisions hereof, such indemnifying party shall not settle or otherwise compromise the applicable claim unless (i) such settlement or compromise contains a full and unconditional release of the indemnified party or (ii) the indemnified party otherwise consents in writing (which consent will not be unreasonably withheld, conditioned or delayed). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim will not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified (which shall be chosen by the holders of a majority of Registrable Securities so indemnified) by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party, a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim, in which event the indemnifying party shall be obligated to pay the reasonable fees and disbursements of such additional counsel or counsels.
(d) Each party hereto agrees that, if for any reason the indemnification provisions contemplated by Section 6(a) or Section 6(b) are unavailable to or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities or expenses (or actions in respect thereof) referred to therein, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, liabilities or expenses (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party in connection with the actions which resulted in the losses, claims, damages, liabilities or expenses as well as any other relevant equitable considerations. The relative fault of such indemnifying party and indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by such indemnifying party or indemnified party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 6(d) were determined by pro rata allocation (even if the selling Major Webhelp Stockholders or any underwriters or all of them were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in this Section 6(d). The amount paid or payable by an indemnified party as a result of the losses, claims, damages, liabilities or expenses (or actions in respect thereof) referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such indemnified party in connection with investigating or, except as provided in Section 6(c), defending any such action or claim. Notwithstanding the provisions of this Section 6(d), no Major Webhelp Stockholder shall be required to contribute an amount greater than the dollar amount by which the net proceeds received
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by such Major Webhelp Stockholder with respect to the sale of any Registrable Securities exceeds the amount of damages which such Major Webhelp Stockholder has otherwise been required to pay by reason of any and all untrue or alleged untrue statements of material fact or omissions or alleged omissions of material fact made in any Registration Statement or Prospectus or any amendment thereof or supplement thereto related to such sale of Registrable Securities. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not itself guilty of such fraudulent misrepresentation. The Major Webhelp Stockholders’ obligations in this Section 6(d) to contribute shall be several (and not joint) in proportion to the amount of Registrable Securities registered by them. If indemnification is available under this Section 6, the indemnifying parties shall indemnify each indemnified party to the full extent provided in Section 6(a) and Section 6(b) without regard to the relative fault of said indemnifying party or indemnified party or any other equitable consideration provided for in this Section 6(d) subject, in the case of the Major Webhelp Stockholders, to the limited dollar amounts set forth in Section 6(b).
(e) No indemnifying party shall be liable for any settlement effected without its written consent (which consent may not be unreasonably delayed or withheld). Each indemnifying party agrees that it will not, without the indemnified party’s prior written consent, consent to entry of any judgment or settle or compromise any pending or threatened claim, action or proceeding in respect to which indemnification or contribution may be sought hereunder unless the foregoing contains an unconditional release, in form and substance reasonably satisfactory to the indemnified parties, of the indemnified parties from all liability and obligation arising therefrom.
The indemnification and contribution provided for under this Agreement will remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and will survive the transfer of securities.
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Annex E

March 29, 2023
The Board of Directors
Concentrix Corporation
39899 Balentine Drive
Newark, California 94560
Members of the Board of Directors:
You have requested our opinion as to the fairness, from a financial point of view, to Concentrix Corporation (the “Company”) of the consideration to be paid by the Company and/or OSYRIS S.à r.l., one of its direct, wholly owned subsidiaries (the “Purchaser” and, together with the Company, the “Purchasers”), in the Transaction (as defined below) with Sapiens S.à r.l. (“Sapiens”), FINPAR V, a société à responsabilité limitée (“FINPAR V”), FINPAR VI, a société à responsabilité limitée (“FINPAR VI” and, together with FINPAR V and Sapiens, the “GBL Sellers”), Olivier Duha, Liberty Management, a société à responsabilité limitée (“Liberty Management”), Montana, a société simple (“Montana” and, together with Olivier Duha and Liberty Management, the “OD Sellers”), Frédéric Jousset (together with the GBL Sellers and the OD Sellers, the “Seller Group”) and the other shareholders of the Target set forth on Section 3.2(a) of the Company Disclosure Schedule to the Share Purchase Agreement (together with the Seller Group, the “Sellers”) relating to Marnix Lux SA (the “Target”). Pursuant to the Put Option Agreement (the “Put Option Agreement”), among the Company, the Purchaser, the Target, the Seller Group and Sandrine Asseraf, as the PoA Seller Representative, the Purchasers will commit to undertake the Transaction (as defined below) pursuant to the terms and conditions set forth in the form of Share Purchase and Contribution Agreement attached to the Put Option Agreement (the “Share Purchase Agreement” and, together with the Put Option Agreement, the “Agreements”), among the Company, the Purchaser, the Target, the Sellers, Sandrine Asseraf, as the PoA Seller Representative, Priscilla Maters, as the GBL Seller Representative, and Sapiens, as the Non-PoA Seller Representative. Pursuant to the Agreements, the following will occur (collectively, the “Transaction”):
•	the Purchaser will acquire from the Sellers all of the outstanding capital stock of the Target, consisting of:
•
(a) certain shares of capital stock of the Target (the “Acquired Shares”), which certain Sellers will sell to the Purchaser in exchange for (i) an aggregate amount of cash equal to €500,000,000.00 (the “Closing Cash Payment”) and (ii) a promissory note made by the Company in favor of certain of the Sellers party thereto with an aggregate principal amount of €700,000,000.00 (the “Sellers’ Note” and, together with the Closing Cash Payment, the “Cash Consideration”);

•
(b) certain shares of capital stock of the Target (the “Contributed Shares”), which certain Sellers (the “Contributed Sellers”) will contribute to the Company in exchange for the issuance of 14,861,885 shares (the “Closing Share Payment”) of the Company’s common stock, par value $0.0001 per share (the “Company Common Stock”); and

•
(c) certain shares of capital stock of the Target (the “Exchanged Shares” and, together with the Acquired Shares and the Contributed Shares, the “Transferred Shares”), which certain Sellers will exchange and transfer to the Purchaser in exchange for the right to receive, upon the satisfaction of certain conditions set forth in the Share Purchase Agreement, 750,000 shares of Company Common Stock (the “Company Earnout Shares” and, together with the Closing Share Payment, the “Equity Consideration”; the Equity Consideration, together with the Cash Consideration, the “Consideration”);

We also understand that the Consideration will be subject to adjustment as provided in the Share Purchase Agreement based on the Leakage Amount (as defined in the Share Purchase Agreement) and the Aggregate Exit Option Exercise Price (as defined in the Share Purchase Agreement) as set forth in the Share Purchase Agreement (the “Consideration Adjustment”).

In connection with preparing our opinion, we have (i) reviewed a draft dated March 29, 2023 of the Put Option Agreement; (ii) reviewed a draft dated March 29, 2023 of the Share Purchase Agreement; (iii) reviewed certain publicly available business and financial information concerning the Target and the Company and the industries in which they operate; (iv) compared the proposed financial terms of the Transaction with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration received for such companies; (v) compared the financial and operating performance of the Target and the Company with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Common Stock and certain publicly traded securities of such other companies; (vi) reviewed certain internal financial analyses and forecasts prepared by the managements of the Target and the Company relating to the Target and the Company’s business, as well as the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the Transaction (the “Synergies”); and (vii) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.
In addition, we have held discussions with certain members of the management of the Company with respect to certain aspects of the Transaction, and the past and current business operations of the Target and the Company, the financial condition and future prospects and operations of the Target and the Company, the effects of the Transaction on the financial condition and future prospects of the Company, and certain other matters we believed necessary or appropriate to our inquiry.
In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company or otherwise reviewed by or for us. We have not independently verified any such information or its accuracy or completeness and, pursuant to our engagement letter with the Company, we did not assume any obligation to undertake any such independent verification. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of any Seller, the Target or the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us or derived therefrom, including the Synergies, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Target and the Company to which such analyses or forecasts relate. We express no view as to such analyses or forecasts (including the Synergies) or the assumptions on which they were based. At the direction of the management of the Company, we have assumed that (i) the Company Earnout Shares and the Sellers’ Note have the values provided by the management of the Company; and (ii) the restrictions on the voting and governance rights of the Investors (as defined in the Investor Rights Agreement (as defined in the Share Purchase Agreement)) will have no impact on the value of the portion of the Consideration to be received by the Investors. We have also assumed that the Transaction and the other transactions contemplated by the Agreements will have the tax consequences described in discussions with, and materials furnished to us by, representatives of the Company, and will be consummated as described in the Agreements, and that the definitive Agreements will not differ in any material respects from the drafts thereof furnished to us. We have also assumed that the representations and warranties made by the Company, the Purchaser, the Sellers and the Target in the Agreements and the related agreements are and will be true and correct in all respects material to our analysis, and that the Consideration Adjustment will not result in any adjustment to the Consideration that is material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Target or the Company or on the contemplated benefits of the Transaction.
Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be paid by the Purchasers in the proposed Transaction and we express no opinion as to (i) the fairness of the Consideration to the holders of any class of securities, creditors or other constituencies of the Company, (ii) the allocation of the aggregate Consideration as between the Sellers or (iii) as to the underlying decision by the Company to engage in the Transaction. We also do not express any opinion as to the Investor Rights Agreement or any voting, governance or other rights of the Contributed Sellers, whether pursuant thereto, pursuant to the other documentation to be entered into in connection with the Transaction, or otherwise (and have not taken any such rights into account in our analysis), the Exit Call Option Agreement, the Exit Put Option Agreement or the Exit Agreement (each, as defined in the Share Purchase Agreement). Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Consideration to be paid by the Purchasers in the Transaction or with respect to the fairness of any such compensation. We are expressing no opinion herein as to the price at which the Company Common Stock or the Company Earnout Shares will trade at any future time.
We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Transaction is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. Please be advised that during the two years preceding the date of this letter, neither we nor our affiliates have had any material financial advisory or other material commercial or investment banking relationships with the Company, MiTAC Holdings Corp. (“MiTAC”), a significant shareholder of the Company, or the Target. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with TD SYNNEX Corporation (“TD SYNNEX”), the parent company of the Company prior to its spin-off in December 2020, for which we and such affiliates have received customary compensation. Such services during such period have included acting as a co-manager on a bond issuance in August 2021 and participating in a credit facility in April 2021. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with certain portfolio companies of Groupe Bruxelles Lambert (“GBL”), the indirect majority shareholder of the Target, for which we and such affiliates have received customary compensation. Such services during such period have included providing debt syndication, equity underwriting and financial advisory services to portfolio companies of GBL unrelated to the Transaction. Our commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of certain portfolio companies of GBL for which it receives customary compensation and other financial benefits. In addition, we and our affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of each of the Company, TD SYNNEX, MiTAC and GBL. We anticipate that we and our affiliates will arrange and/or provide financing to the Company in connection with the Transaction for customary compensation. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of the Company for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities or other financial instruments.
On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the consideration to be paid by the Purchasers in the proposed Transaction is fair, from a financial point of view, to the Company.
The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities LLC. This letter is provided to the Board of Directors of the Company (in its capacity as such) in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.
Very truly yours,

/s/ J.P. MORGAN SECURITIES LLC

J.P. MORGAN SECURITIES LLC

CONCENTRIX™

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CONCENTRIX CORPORATION

The Board of Directors recommends you vote FOR Proposals 1 and 2:

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V19978-S69048

CONCENTRIX CORPORATION
Special Meeting of Stockholders
[•], 2023, 10:00 a.m. ET
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Chris Caldwell, Jane Fogarty and Andre Valentine, or any of them, as proxies, each with the power to appoint their substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of CONCENTRIX CORPORATION that the stockholder(s) is/are entitled to vote at the Special Meeting of Stockholders to be held at 10:00 a.m. ET on [•], 2023, virtually at www.virtualshareholdermeeting.com/CNXC2023SM, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side